Filed pursuant to Rule 424(b)(3)
Registration No. 333-234095

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

November 15, 2019

Dear Hess Midstream Partners LP Unitholder:

Pursuant to a Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Restructuring Agreement”), the board of directors (the “HESM Board”) of Hess Midstream Partners GP LLC, as the general partner of the general partner of Hess Midstream Partners LP (“HESM”), and its conflicts committee consisting entirely of independent directors unanimously approved the restructuring (the “Restructuring”) of HESM and its subsidiaries through a series of transactions (the “Transactions”). As a result of the Restructuring, Hess Midstream LP, a limited partnership that has elected to be taxed as a corporation for U.S. federal income tax purposes (“New HESM”), will acquire control of HESM and replace HESM as its publicly traded successor. Each HESM Common Unit issued and outstanding immediately before the effective time of the Merger (as defined below), other than HESM Common Units held by New HESM or the Existing Sponsors (defined below), HIP GP LLC (defined below) and certain of their respective affiliates, shall convert into the right to receive one Class A share representing a limited partner interest in New HESM (each, a “New HESM Class A Share”) entitling the holder to both economic and voting rights in New HESM. HESM and New HESM are currently indirectly controlled by Hess Infrastructure Partners GP LLC (“HIP GP LLC”), the general partner of Hess Infrastructure Partners LP (“HIP”). HIP is a joint venture between Hess Investments North Dakota LLC (“HINDL”) and GIP II Blue Holding Partnership, L.P. (“GIP” and together with HINDL, the “Existing Sponsors”) and currently owns an 80% economic interest in certain of HESM’s existing assets (the “Joint Interest Assets”) and a 100% interest in certain other businesses, including a produced water gathering and disposal business owned by Hess Water Services Holdings LLC (“Hess Water Services”).

Prior to the Restructuring:

(a)

HIP owns 80% of the Joint Interest Assets, 100% of Hess Water Services and 100% of Hess Midstream Partners GP LP (“MLP GP LP”), which holds all of HESM’s outstanding incentive distribution rights (the “HESM IDRs”) and the general partner interest in HESM (the “HESM GP Interest”), and controls HESM;

(b)	HESM owns 20% of the Joint Interest Assets and 100% of Hess Mentor Storage Holdings LLC (“Mentor Holdings”); and

(c)

the Existing Sponsors directly own HIP and an aggregate of 10,282,654 common units representing limited partner interests in HESM (“HESM Common Units”) and 27,279,654 subordinated units representing limited partner interests in HESM (“HESM Subordinated Units”).

Upon consummation of the Restructuring:

(a)	HESM will own 100% of the Joint Interest Assets, Hess Water Services and MLP GP LP, which will continue to hold all of the HESM IDRs and the HESM GP Interest;

(b)

the Existing Sponsors will (i) directly hold 266,416,928 Class B units representing limited partner interests in HESM (“HESM Class B Units”), and (ii) indirectly own 100% of the ownership interests in Hess Midstream GP LP, general partner of New HESM (“New HESM GP LP”), which will hold 898,000 New HESM Class A Shares and 266,416,928 Class B shares representing limited partner interests in New HESM (“New HESM Class B Shares”);

(c)	the New HESM Class A Shares are expected to trade on the New York Stock Exchange (“NYSE”) under the symbol “HESM”;

(d)	HESM will be the operating company of New HESM (in such capacity, “OpCo”);

(e)	New HESM will hold a 6.32% controlling interest in OpCo and the Existing Sponsors will hold a 93.68% economic interest in OpCo;

(f)

the limited partners of HESM prior to the Restructuring, other than the Existing Sponsors and their respective affiliates (such holders, the “Public Limited Partners”), will hold a 6.0% voting interest and a 95.0% economic interest in New HESM (which represents an indirect 6.0% economic interest in HESM); and

(g)

the Existing Sponsors and their respective affiliates will hold a 94.0% voting interest and a 5.0% economic interest in New HESM and will receive a one-time aggregate cash distribution of approximately $549.3 million (the “Sponsor Distribution”).

On October 3, 2019, the conflicts committee of the HESM Board and the HESM Board each unanimously approved the Restructuring (including the Restructuring Agreement, the Merger Agreement and the transactions contemplated thereby). A copy of the Restructuring Agreement is included with the attached prospectus as Annex A.

The accompanying prospectus will provide you with information regarding the Restructuring, including details about the Merger. We urge you to read the accompanying prospectus carefully.

The Restructuring involves risks, some of which may be significant, and its completion is subject to several conditions that either must be satisfied or waived. We discuss these risks and conditions in greater detail in the accompanying prospectus and urge you to read the entire prospectus, including the sections entitled “Risk Factors—Risks Relating to the Restructuring” beginning on page 25 and “The Restructuring Agreement—Conditions to the Restructuring” beginning on page 84.

Under applicable securities regulations, the Restructuring may not be completed until 20 business days after the attached prospectus has been made available to holders of the HESM Common Units. Therefore, the Restructuring may not be completed until that time has elapsed, and therefore, the earliest possible date on which the Restructuring can be completed is December 16, 2019, subject to the satisfaction or waiver of all other conditions to the Restructuring contained in the Restructuring Agreement described in the enclosed document. We are not asking you for a proxy and you are requested not to send us a proxy.

Thank you for your continued support.

Sincerely,
John B. Hess
Chairman of the Board of Directors and Chief Executive Officer Hess Midstream Partners GP LLC, as general partner of Hess Midstream Partners GP LP, as general partner of Hess Midstream Partners LP

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated November 15, 2019 and is first being made available to the holders of HESM Common Units on or about November 15, 2019.

ADDITIONAL INFORMATION

The accompanying document is a prospectus of New HESM relating to the conversion of HESM Common Units into New HESM Class A Shares in connection with the Merger. This prospectus “incorporates by reference” important business and financial information about HESM from documents that are not included in or delivered with this prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this prospectus and how you may obtain it, see “Where You Can Find More Information” on page 182. You also may obtain any of the documents incorporated by reference into this prospectus from the Securities and Exchange Commission (the “SEC”) through the SEC’s internet web site at www.sec.gov. Documents of HESM are also available from HESM, without charge, excluding any exhibits to those documents that are not specifically incorporated by referenced as an exhibit to this prospectus. Holders of HESM Common Units may request a copy of these documents in writing or by telephone by contacting below:

Investor Relations

1185 Avenue of the Americas

New York, NY 10036

Attention: Jennifer Gordon

Phone: (212) 536-8244

If you would like to request any documents, please do so by December 15, 2019. See “Where You Can Find More Information” in the accompanying prospectus for further information regarding how you may obtain additional information.

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by New HESM (File No. 333-234095), constitutes a prospectus of New HESM under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the New HESM Class A Shares to be issued to certain holders of HESM Common Units that held such units as of immediately prior to the effective time of the Merger that will be exchanged for New HESM Class A Shares immediately following the Closing (“HESM Common Unitholders”).

New HESM has supplied all information contained or incorporated by reference herein relating to New HESM, and HESM has supplied all information contained or incorporated by reference herein relating to HESM. HESM and New HESM have both contributed to the information relating to the Restructuring contained in this prospectus.

New HESM and HESM have not authorized anyone to provide you with information that is different from that contained or incorporated by reference herein. This prospectus is dated November 15, 2019, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document.

HESM Common Units are currently traded on the NYSE under the symbol “HESM” and, following the completion of the Restructuring, it is expected that the New HESM Class A Shares will be traded on the NYSE under the same “HESM” symbol.

ANNEXES

i

CERTAIN DEFINED TERMS

All references to “we,” “us” and “our” refer to New HESM after the consummation of the Restructuring, and to HESM prior to the consummation of the Restructuring, unless otherwise indicated or the context otherwise requires. The following frequently used terms have the meanings set forth below for purposes of this prospectus, unless the context otherwise indicates:

•	“Amended Employee Secondment Agreement” means the Amended and Restated Employee Secondment Agreement to be entered into on the Closing Date.

•	“Amended HESM Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of HESM to be entered into on the Closing Date.

•	“Amended Omnibus Agreement” the Amended and Restated Omnibus Agreement to be entered into on the Closing Date.

•	“Amended Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into on the Closing Date.

•

“Ancillary Agreements” means: (i) the Third Amended and Restated Agreement of Limited Partnership of HIP; (ii) the Third Amended and Restated Limited Liability Company Agreement of MLP GP LLC; (iii) the Fourth Amended and Restated Agreement of Limited Partnership of MLP GP LP; (iv) the Amended and Restated Omnibus Agreement; (v) the Amended and Restated Employee Secondment Agreement; and (vi) the Amended and Restated Registration Rights Agreement, in each case, to be entered into on the Closing Date.

•	“Certificate of Merger” means the certificate of merger evidencing the Merger to be filed with the Secretary of State of the State of Delaware.

•	“Closing” means the closing of the Transactions.

•	“Closing Date” means the date upon which the Closing occurs.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Combined HESM Units” means the Contributed Units together with the HESM Common Units exchanged for the HIP GP Interest.

•	“Conflicts Committee” means the conflicts committee of the HESM Board.

•	“Contributed HIP Interest” means the 0.1% limited partner interest in HIP contributed by HINDL to HIP Holdings.

•	“Contributed Units” means the HINDL Contributed Units and the GIP Contributed Units, collectively.

•	“Conversion” means the conversion of HESM Common Units into New HESM Class A Shares.

•	“Converted HESM Common Units” means the limited liability company interests in MergerSub converted into HESM Common Units pursuant to the Restructuring Agreement.

•	“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

•	“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

•	“Effective Time” means the time at which the Transactions are effected.

•	“Employee Secondment Agreement” means that certain Employee Secondment Agreement, dated as of April 10, 2017, and as amended on the Closing Date.

•	“Existing HIP Notes” means the 5.625% Senior Notes due February 15, 2026 issued by HIP outstanding prior to the Restructuring.

•

“Existing Public HESM Units” means each HESM Common Unit issued and outstanding as of immediately prior to the effective time of the Merger (other than any HESM Common Units held by the Existing Sponsors or their respective affiliates as of immediately prior to the effective time of the Merger).

•	“Existing Sponsors” means, collectively, HINDL and GIP.

•

“Financing Transactions” means the refinancing of any or all indebtedness issued by HIP pursuant to the HIP Credit Agreement and HIP Indenture as reasonably requested by HESM pursuant to the Restructuring Agreement.

•	“GIP” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership.

•	“HESM” means Hess Midstream Partners LP, a Delaware limited partnership, and following the Effective Time, HESM will change its name to “Hess Midstream Operations LP.”

•	“HESM Board” means the board of directors of MLP GP LLC.

•	“HESM Class A Unit” means a Class A unit representing a limited partner interest in HESM.

•	“HESM Class B Unit” means a Class B unit representing a limited partner interest in HESM.

•	“HESM Common Unit” means a common unit representing a limited partner interest in HESM.

•	“HESM Common Unitholders” means the holders of HESM Common Units as of immediately prior to the effective time of the Merger that will own New HESM Class A Shares immediately following the Closing.

•	“HESM Entities” means, collectively, HESM and its Subsidiaries.

•	“HESM GP Interest” means the general partner interest in HESM.

•	“HESM IDR” means an incentive distribution right representing a limited partner interest in HESM.

•	“HESM Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of HESM, dated as of April 10, 2017.

•	“HESM Subordinated Unit” means a subordinated unit representing a limited partner interest in HESM.

•	“HESM Units” means, collectively, HESM Class A Units and HESM Class B Units.

•	“Hess” means Hess Corporation, a Delaware corporation.

•

“Hess Entities” means Hess and any person controlled, directly or indirectly, by Hess, in each case, other than a public company group member or HIP GP, collectively; and “Hess Entity” means any of the Hess Entities, individually.

•	“HINDL” means Hess Investments North Dakota LLC, a Delaware limited liability company.

•	“HIP” means Hess Infrastructure Partners LP, a Delaware limited partnership.

•

“HIP Cash Amount” means an amount equal to the sum of (a) the aggregate cash and cash equivalents of HIP and its wholly owned Subsidiaries as of the close of business on the business day immediately preceding the Closing Date, minus (b) the HIP Surplus Amount, if any, plus (c) the HIP Shortfall Amount, if any.

•

“HIP Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2015, as amended and restated, dated as of November 10, 2017, among HIP, the guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

•	“HIP Entities” means, prior to the Effective Time and collectively, HIP, HIP Holdings and each of the Subsidiaries of HIP (other than the HESM Entities).

•	“HIP GP Interest” means the non-economic general partner interest in HIP

•	“HIP GP LLC” Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of HIP.

•	“HIP Holdings” means Hess Infrastructure Holdings LLC, a Delaware limited liability company.

•	“HIP Holdings Interests” means 100% of the issued and outstanding limited liability company interests in HIP Holdings to be contributed by HINDL to HESM.

•

“HIP Indenture” means that certain indenture, dated as of November 22, 2017, by and among HIP, Hess Infrastructure Partners Finance Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended by the First Supplemental Indenture, dated as of November 1, 2019.

•	“HIP LP Interests” means the issued and outstanding limited partner interests in HIP.

•	“HIP Parties” means, collectively, the Existing Sponsors, HIP and HIP GP LLC.

•	“HIP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of HIP, dated as of July 1, 2015.

•	“HIP Period” means the period commencing on the first day of the calendar quarter in which the Closing occurs through the business day immediately preceding the Closing Date.

•

“HIP Shortfall Amount” means the amount, if any, by which (a) the aggregate amount of capital expenditures made by HIP and its wholly owned Subsidiaries during the HIP Period exceeds (b) the aggregate amount of cash from operations of HIP and its wholly owned Subsidiaries during the HIP Period, excluding any cash from operations attributable to the HESM GP Interest and the HESM IDRs, during the HIP Period.

•

“HIP Surplus Amount” means the amount, if any, by which (a) the aggregate amount of cash from operations of HIP and its wholly owned Subsidiaries during the HIP Period, excluding any cash from operations attributable to the HESM GP Interest and the HESM IDRs, during the HIP Period, exceeds (b) the aggregate amount of capital expenditures made by HIP and its wholly owned Subsidiaries during the HIP Period.

•	“HIP Water Services” means Hess Water Services Holdings LLC, a Delaware limited liability company.

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

•	“LTIP” means the Hess Midstream Partners LP 2017 Long-Term Incentive Plan.

•	“Merger” means the merger of MergerSub with and into HESM, with HESM surviving the merger.

•	“Merger Agreement” means the agreement and plan of merger, dated as of October 3, 2019, by and among MergerSub, New HESM, HESM, MLP GP LP, HIP GP LLC and New HESM GP LP.

•	“MergerSub” means Hess Midstream New Ventures II LLC, a Delaware limited liability company.

•	“MLP GP LP” means Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of HESM.

•	“MLP GP LLC” means Hess Midstream Partners GP LLC, a Delaware limited liability company and the general partner of MLP GP LP.

•	“New Debt Amount” means an amount in cash equal to $900,000,000.

•	“New HESM” means Hess Midstream LP, a Delaware limited partnership.

•	“New HESM Board” means the board of directors of New HESM GP LLC.

•	“New HESM Class A Share” means a Class A Share representing a limited partner interest in New HESM.

•	“New HESM Class B Share” means a Class B Share representing a limited partner interest in New HESM.

•	“New HESM GP Interest” means the general partner interest in New HESM.

•	“New HESM GP LLC” means Hess Midstream GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP.

•	“New HESM GP LP” means Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM.

•	“New HESM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of New HESM.

•	“New HESM Phantom Share” means a phantom unit denominated in New HESM Class A Shares, which upon vesting represents the right to receive one New HESM Class A Share or an equivalent amount of cash.

•	“NYSE” means the New York Stock Exchange.

•	“Omnibus Agreement” means that certain Omnibus Agreement, dated as of April 10, 2017 and as amended prior to the Effective Time.

•	“OpCo” means Hess Midstream Operations LP, formerly known as Hess Midstream Partners LP prior to the Restructuring, in its capacity as the operating company of New HESM.

•	“Operating Assets” means, collectively, the Operating Partnerships and Hess Mentor Storage Holdings LLC.

•

“Operating Partnerships” means, collectively, Hess North Dakota Pipelines Operations LP, a Delaware limited partnership, Hess TGP Operations LP, a Delaware limited partnership, and Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership.

•	“Phantom Units” has the meaning set forth in the LTIP.

•	“Predecessor” means Hess Midstream Partners LP Predecessor, HESM’s predecessor for accounting purposes.

•

“Refinanced HIP Debt Amount” means an amount necessary to repay or discharge all indebtedness outstanding under the HIP Credit Agreement (including with respect to HIP’s revolving credit facility and Term Loan A due 2022) as of the close of business on the business day immediately preceding the Closing Date.

•	“Restructuring” means the restructuring of HESM and its subsidiaries through the Transactions.

•	“Restructuring Agreement” means that certain Partnership Restructuring Agreement, dated as of October 3, 2019.

•

“Restructuring Consideration” means 17,062,655 New HESM Class A Shares that will, after completion of the Transactions, represent a 95.0% economic interest in New HESM (representing a 6.0% indirect economic interest in HESM) and a 6.0% voting interest in New HESM.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

•

“Sponsor Distribution” means an amount equal to (a) the New Debt Amount, plus (b) the HIP Cash Amount, less (c) the Refinanced HIP Debt Amount, as such amount may be adjusted pursuant to the terms of the Restructuring Agreement.

v

•	“Subsidiaries” has the meaning set forth in the HESM Partnership Agreement.

•	“Transaction Documents” means, collectively, the Restructuring Agreement, the New HESM Partnership Agreement, the Merger Agreement, the Amended HESM Partnership Agreement and the Ancillary Agreements.

•	“Transactions” means the transactions contemplated by the Restructuring Agreement, including the Merger.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The following section provides brief answers to certain questions that you may have regarding the Restructuring Agreement and the Restructuring. Please note that this section does not address all issues that may be important to you as a HESM Common Unitholder. Accordingly, you should carefully read this entire prospectus, including each of the annexes, and the documents that have been incorporated by reference into this prospectus.

Q:	Why am I receiving this prospectus?

A:	This prospectus is being provided to you as a prospectus of New HESM relating to the New HESM Class A Shares to be issued in connection with the Merger (as defined below).

Q:	What is the Merger?

A:

In connection with the Restructuring, HESM, MLP GP LP, New HESM, New HESM GP LP, HIP GP LLC and MergerSub have entered into a Merger Agreement pursuant to which MergerSub will merge with and into HESM (the “Merger”), with HESM surviving the Merger. The Merger is one step in a series of transactions (the “Transactions”) to effect the Restructuring.

Q:	Why are HESM and New HESM proposing the Restructuring?

A:

HESM and New HESM believe that the Restructuring will benefit both the HESM Common Unitholders and New HESM shareholders for various reasons. For a discussion of those reasons, please see “The Restructuring—Reasons for the Restructuring” and “The Restructuring—Recommendation of the Conflicts Committee.”

Q:	What will HESM Common Unitholders receive in the Restructuring?

A:

HESM Common Unitholders will be entitled to receive one New HESM Class A Share for each HESM Common Unit they own immediately prior to the effective time of the Merger. HESM Common Units are currently traded on the NYSE under the symbol “HESM” and, following the completion of the Restructuring, it is expected that the New HESM Class A Shares will be traded on the NYSE under the same “HESM” symbol. The Existing Sponsors and their affiliates will retain 10,282,654 HESM Common Units and 26,381,656 HESM Subordinated Units, each of which will be converted into one HESM Class B Unit following the Closing.

Q:	What are the anticipated U.S. federal income tax consequences of the Merger to HESM Common Unitholders?

A:

The Merger, taken together with certain other transactions contemplated by the Restructuring Agreement, is intended and expected to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code. In general, assuming the Merger and these other transactions taken together qualify for nonrecognition under Section 351 of the Code, a HESM Common Unitholder is not expected to recognize gain or loss for U.S. federal income tax purposes upon the exchange of HESM Common Units for New HESM Class A Shares pursuant to the Merger, except to the extent that the amount of liabilities allocated to such HESM Common Unitholder immediately prior to the Merger exceeds such HESM

Common Unitholder’s basis in its HESM Common Units exchanged pursuant to the Merger. A HESM Common Unitholder is generally expected to have a tax basis in its New HESM Class A Shares equal to its tax basis in its HESM Common Units immediately prior to the Merger and a holding period in its New HESM Class A Shares that includes its holding period in its common units surrendered in exchange therefor. The tax consequences of the Merger to each HESM Common Unitholder will depend on such HESM Common Unitholder’s specific circumstances, and each HESM Common Unitholder should consult its own tax advisor as to the tax consequences of the Merger to them. See “Material United States Federal Income Tax Consequences of the Merger to U.S. Holders of HESM Common Units.”

Q:	How will the Restructuring occur?

A:	• Pursuant to the Restructuring Agreement, on the Closing Date:

•	HINDL will contribute:

•	a 0.1% limited partner interest in HIP to HIP Holdings and 448,999 HESM Subordinated Units (the “HINDL Contributed Units”) to HIP GP LLC; and

•

100% of the issued and outstanding limited liability company interests in HIP Holdings and a 49.9% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution.

•	GIP will contribute:

•	448,999 HESM Subordinated Units (the “GIP Contributed Units”) to HIP GP LLC; and

•	a 50% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution.

•	HIP GP LLC will:

•	transfer the HINDL Contributed Units and the GIP Contributed Units to New HESM GP LP; and

•	contribute 100% of the issued and outstanding non-economic general partner interest in HIP to New HESM GP LP.

•	New HESM GP LP will transfer:

•	the general partner interest in HIP to HESM in exchange for two HESM Common Units (together with the HINDL Contributed Units and the GIP Contributed Units, the “Combined HESM Units”); and

•	the Combined HESM Units to New HESM in exchange for 898,000 New HESM Class A Shares.

•	Pursuant to the terms of the Merger Agreement, at the Effective Time:

•	MergerSub will merge with and into HESM, with HESM surviving the merger;

•	the limited liability company interests in MergerSub issued and outstanding immediately prior to the effective time of the Merger will be converted into 17,062,655 HESM Common Units;

•

each HESM Common Unit issued and outstanding immediately prior to the Effective Time (other than any HESM Common Units held by the Existing Sponsors, HIP, HIP GP LLC and certain of their affiliates immediately prior to the Effective Time of the Merger) will be converted into the right to receive one New HESM Class A Share; and

•

each issued and outstanding Phantom Unit immediately prior to the Effective Time, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a New HESM Phantom Share, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

•	Pursuant to the Restructuring Agreement and certain of the other Transaction Documents:

•	each HESM Common Unit held by the Existing Sponsors or any HIP Entity immediately following the Merger will be converted into one HESM Class B Unit;

•	each HESM Subordinated Unit held by New HESM as of immediately following the Merger will be converted into one HESM Class A Unit;

•	each HESM Subordinated Unit held by the Existing Sponsors immediately following the Merger will be converted into one HESM Class B Unit;

•	each HESM Common Unit held by New HESM immediately following the Merger will be converted into one HESM Class A Unit; and

•

the HESM Partnership Agreement will be amended and restated to provide for, among other things, the recapitalization of HESM and the conversion, in connection with such recapitalization, of certain HESM Common Units and the HESM Subordinated Units as described below under “The Restructuring Agreement—Effect on HESM Common Units and HESM Subordinated Units”

Q:	What percentage of outstanding New HESM Class A Shares will the Public Limited Partners own after the consummation of the Restructuring?

A:

If the Restructuring is successfully consummated, based on the number of HESM Common Units outstanding as of October 2, 2019 and the number of New HESM Class A Shares that will be issued in connection with the Restructuring, the New HESM Class A Shares that the Public Limited Partners will receive in connection with the Restructuring will collectively represent approximately 95% of the outstanding New HESM Class A Shares following completion of the Restructuring. Based on New HESM’s expected 6.32% controlling interest in OpCo, the Public Limited Partners will own an indirect 6.0% economic interest in OpCo following the Effective Time.

Q:	What cash distributions will be made to the Public Limited Partners in connection with the Restructuring?

A:

No cash distributions will be made to the Public Limited Partners in connection with the Restructuring. HESM is expected to maintain its current cash distribution policy prior to consummation of the Restructuring. After the consummation of the Restructuring, New HESM is expected to maintain a similar cash distribution policy. See “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders—Distributions of Available Cash.”

Q:	Do HESM Common Unitholders have to take any further action to approve the Restructuring, the Merger, the Transactions or the issuance of either HESM Units or New HESM Class A Shares?

A:

No. HESM has already received the required approvals from its general partner. Pursuant to Section 15.1 of the HESM Partnership Agreement, MLP GP LP, in its capacity as the general partner of HESM, (i) has determined, in connection with the recent enactment of federal income tax legislation, that the HESM Common Units held by persons who are not affiliates of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation for U.S. federal (and applicable state and local) income tax purposes and (ii) approved the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, and the Transactions.

Additionally, the Conflicts Committee has (i) received an opinion of Intrepid Partners, LLC (“Intrepid”), the financial advisor to the Conflicts Committee, that the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions is fair, from a financial point of view, to the Public Limited Partners, (ii) approved, and recommended the full board of directors of our general partner approve, the Transactions (including the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, and the transaction contemplated thereby) and such approval constituted “Special Approval” (as such term is defined in the HESM Partnership Agreement) for all purposes of the HESM Partnership Agreement and (iii) recommended to the HESM Board that it approve the Transactions (including the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, and the transaction contemplated thereby).

Q:	Are HESM Common Unitholders entitled to appraisal rights?

A:	No. HESM Common Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the HESM Partnership Agreement or the Merger Agreement.

See “The Restructuring—No Appraisal or Dissenters’ Rights.”

Q:	Are there any conditions to the consummation of the Restructuring?

A:

Yes. Consummation of the Merger is subject to the satisfaction or waiver of certain conditions that are contained in the Restructuring Agreement. These include: (i) no injunctions or restraints preventing the consummation of any of the Transactions; (ii) the registration statement of which this prospectus forms a part shall have been declared effective by the SEC; (iii) any consent or approval of any governmental authority required to be obtained pursuant to any applicable antitrust law shall have been duly obtained and all terminations or expirations of waiting periods imposed by any governmental authority necessary for the consummation of the Restructuring shall have occurred; (iv) the New HESM Class A Shares shall have been approved for listing on the NYSE; and (v) other customary conditions.

See “The Restructuring Agreement—Conditions to the Restructuring” beginning on page 84.

Q:	When will the Restructuring be completed?

A:	We expect to complete the Restructuring in the fourth quarter of 2019, subject to satisfaction of the closing conditions.

Q:	Are there risks associated with the Restructuring?

A:

Yes. You should read the section entitled “Risk Factors” beginning on page 25 carefully and in its entirety. You should also read the risk factors set forth in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference and subsequent reports filed by HESM with the SEC and incorporated by reference herein.

Q:	What if the proposed Restructuring is not consummated?

A:

It is possible that the proposed Restructuring will not be consummated. The Restructuring will not be consummated if all closing conditions are not satisfied or waived. If the Restructuring is not consummated,

HESM will remain a publicly traded limited partnership. In addition, the failure to consummate the Restructuring may adversely impact HESM’s business going forward. See “Risk Factors.” Whether or not the Restructuring is consummated, HESM will pay significant costs and expenses incurred in connection with the Restructuring.

Q:	Should I send in my HESM Common Unit certificate now?

A:

No. Holders of HESM Common Units in certificated form (a “Certificate”) should not send in their Certificates or any other materials at this time. After the effective time of the Merger, an exchange agent selected by New HESM, with HESM’s prior approval (the “Exchange Agent”), will mail to each holder of record holding a Certificate a customary letter of transmittal (a “Letter of Transmittal”) and instructions for surrendering the Certificates in exchange for New HESM Class A Shares. Upon surrender of Certificates for cancellation to the Exchange Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates will receive New HESM Class A Shares in book-entry form.

See “The Restructuring Agreement—Surrender of Certificates; Book-Entry Shares” beginning on page 76.

Q:	Where can I find more information about HESM and New HESM?

A:

You can find more information about HESM in the section entitled “Information About HESM” beginning on page 132 and “Information About New HESM” on page 134 and as described under “Where You Can Find More Information” beginning on page 182.

Q:	What will happen to my Phantom Units in the Restructuring?

A:

New HESM will assume HESM’s equity-incentive-related plan and applicable award agreements, which includes the Hess Midstream Partners LP 2017 Long-Term Incentive Plan, which we refer to as the LTIP. Each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a New HESM Phantom Share, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger, and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

Q:	Who can answer my questions?

A:	HESM Common Unitholders may call HESM Investor Relations at (212) 536-8244 if they have further questions or if they would like additional copies, without charge, of this prospectus.

SUMMARY

This section, together with the section titled “Questions and Answers About the Restructuring” immediately preceding this section, provides a summary of the material terms of the Restructuring. These sections highlight selected information contained in this prospectus and may not include all the information that is important to you. To better understand the Restructuring, and the risks associated with the Restructuring, and for a more complete description of the legal terms of the Restructuring, you should carefully read this entire prospectus and the other documents referred to, or incorporated by reference, in this prospectus. In addition, see “Where You Can Find More Information.”

This document constitutes a prospectus of New HESM relating to the conversion of HESM Common Units into New HESM Class A Shares in connection with the Merger.

The Companies (see page 132)

Hess Midstream Partners LP (HESM)

HESM is a fee-based, growth oriented traditional master limited partnership formed by HIP, a midstream joint venture with a 50% ownership interest held by HINDL and a 50% ownership interest held by GIP, to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party customers. Following the Effective Time, HESM will be renamed “Hess Midstream Operations LP.”

The principal executive office of HESM is located at 1501 McKinney Street, Houston, Texas 77010, and its telephone number at that address is (713) 496-4200.

Hess Midstream LP (New HESM)

New HESM is currently an indirect, wholly owned subsidiary of HIP GP LLC. New HESM was formed by HIP GP LLC and New HESM GP LP solely in contemplation of the Restructuring, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Restructuring Agreement. Its principal executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and its telephone number at that address is (713) 496-4200.

Hess Midstream New Ventures II LLC (MergerSub)

MergerSub is currently a direct, wholly owned subsidiary of New HESM. MergerSub was formed by New HESM solely in contemplation of the Restructuring, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Merger Agreement. Its principal executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and its telephone number at that address is (713) 496-4200.

The Restructuring and the Restructuring Agreement (see pages 42 and 75)

The Restructuring consists of a series of Transactions resulting in (a) New HESM, a limited partnership that has elected to be taxed as a corporation for U.S. federal income tax purposes, acquiring control of HESM and succeeding HESM as a publicly traded entity and (b) HESM acquiring all of the partnership interests of HIP, resulting in HESM’s ownership, directly or indirectly, of 100% of the Joint Interest Assets, HIP’s produced water gathering and disposal business and all of the HESM IDRs and the HESM GP Interest.

The New Credit Agreement

Prior to the Restructuring, indebtedness at HESM consists of a senior secured revolving credit facility with $300 million in borrowing capacity, of which $11 million was drawn as of September 30, 2019. Indebtedness at

HIP consists of the Existing HIP Notes, a senior secured revolving credit facility with $600 million in borrowing capacity under which $165 million was drawn as of September 30, 2019 and a senior secured term loan facility under which $190 million was outstanding as of September 30, 2019. For a discussion of New HESM’s indebtedness on a pro forma basis giving effect to the refinancing of HIP and HESM’s existing indebtedness, see the section entitled “New HESM Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-2.

Upon consummation of the Restructuring, it is anticipated that HESM will enter into a new credit agreement (the “New Credit Agreement”) with certain lenders that would allow for (i) a $1.0 billion senior secured revolving credit facility (the “New Revolving Credit Facility”) and (ii) a new secured term loan facility in the amount of $400 million (the “New Term Loan A Facility”). After giving effect to the Restructuring and the Financing Transactions, we expect to have approximately $71 million of borrowings outstanding under the New Revolving Credit Facility, including $60.0 million of new borrowings and $11.0 million of HESM revolver balance outstanding at September 30, 2019. We expect that the proceeds of the New Revolving Credit Facility and the New Term Loan A Facility will be used to consummate the Financing Transactions, fund a portion of the Sponsor Distribution and to fund operating activities and capital expenditures of HESM and its restricted subsidiaries.

The Exchange Offer by HESM

HESM is offering eligible holders of Existing HIP Notes the opportunity to exchange (the “Exchange Offer”) the outstanding Existing HIP Notes for up to $800 million aggregate principal amount of 5.625% Senior Notes due February 15, 2026 issued by HESM (the “Exchange Notes”), conditioned on, among other things, the substantially concurrent consummation of the Restructuring. Concurrently with the Exchange Offer, HIP is soliciting consents (the “Consent Solicitation”) from eligible holders of the Existing HIP Notes to amend (the “Proposed Amendments”) the indenture, dated November 22, 2017, governing the Existing HIP Notes (the “HIP Indenture”). As of October 18, 2019, approximately $795 million aggregate principal amount of Existing HIP Notes, representing approximately 99.32% of the aggregate principal amount of Existing HIP Notes outstanding, has been validly tendered pursuant to the Exchange Offer and corresponding consents have been delivered pursuant to the Consent Solicitation. Because noteholders representing greater than a majority in aggregate principal amount of Existing HIP Notes delivered consents in the Consent Solicitation, HIP executed a first supplemental indenture giving effect to the Proposed Amendments, which will become operative at the settlement of the Exchange Offer subject to the satisfaction of certain conditions.

The HESM New Notes

Additionally, prior to the consummation of the Restructuring, HESM intends to issue $500 million aggregate principal amount of new unsecured senior notes (the “HESM New Notes”) in a private placement. The HESM New Notes will rank equally with the Exchange Notes. Proceeds from the sale of the HESM New Notes will be used, in part, to repay or discharge all indebtedness outstanding under the HIP Credit Agreement and to fund the Sponsor Distribution. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, the HESM New Notes.

Contributions of Certain Units and Interests

Pursuant to the terms of the Restructuring Agreement, at or prior to the Effective Time, the parties to the Restructuring Agreement will cause all of the following to occur:

•	HINDL will contribute:

•	a 0.1% limited partner interest in HIP to HIP Holdings;

•	448,999 HESM Subordinated Units (the “HINDL Contributed Units”) to HIP GP LLC, which will transfer such HINDL Contributed Units to New HESM GP LP; and

•

100% of the issued and outstanding limited liability company interests in HIP Holdings and a 49.9% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution at the Closing.

•	GIP will contribute:

•	448,999 HESM Subordinated Units (the “GIP Contributed Units”) to HIP GP LLC, which will transfer such GIP Contributed Units to New HESM GP LP; and

•	a 50% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution at the Closing.

•

HIP GP LLC will contribute 100% of the issued and outstanding non-economic general partner interest in HIP to New HESM GP LP, which will transfer such general partner interest to HESM in exchange for two HESM Common Units (together with the HINDL Contributed Units and the GIP Contributed Units, the “Combined HESM Units”). New HESM GP LP will transfer the Combined HESM Units to New HESM in exchange for 898,000 Class A Shares.

The Merger

In connection with the Restructuring Agreement, each of HESM, MLP GP LP, New HESM, New HESM GP LP, HIP GP LLC and MergerSub will enter into the Merger Agreement pursuant to which MergerSub will merge with and into HESM, with HESM surviving.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:

•	MergerSub will merge with and into HESM, with HESM surviving the merger;

•	the limited liability company interests in MergerSub issued and outstanding immediately prior to the effective time of the Merger will be converted into 17,062,655 HESM Common Units;

•	each Existing Public HESM Unit will be converted into the right to receive one New HESM Class A Share; and

•

each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a New HESM Phantom Share, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

Additional Transactions Contemplated by the Restructuring Agreement

•	each HESM Common Unit held by New HESM immediately following the Merger will be converted into one HESM Class A Unit;

•	each HESM Common Unit held by the Existing Sponsors immediately following the Merger will be converted into one HESM Class B Unit;

•	each HESM Subordinated Unit held by New HESM issued and outstanding immediately following the Merger will be converted into one HESM Class A Unit;

•	each HESM Subordinated Unit held by the Existing Sponsors immediately following the Merger will be converted into one HESM Class B Unit;

•	New HESM GP LP will purchase, for a cash amount equal to $0.0001 per New HESM Class B Share, one New HESM Class B Share for each HESM Class B Unit held by the Existing Sponsors following the Closing;

•

the Amended Omnibus Agreement, the Amended Registration Rights Agreement and the Amended Secondment Agreement will be entered into as described in “Certain Relationships and Related Party Transactions—Agreements Entered Into in Connection with the Restructuring”; and

•

in connection with the transactions contemplated by the Restructuring Agreement, certain parties to the Restructuring Agreement agreed to enter into, amend or amend and restate, as applicable, certain partnership and limited liability company agreements or other related party agreements, as set forth in the Restructuring Agreement.

As a result of the Restructuring, (i) HIP Holdings will be admitted as a limited partner of HIP; (ii) HESM will own, directly or indirectly, the non-economic general partner interest and all of the issued and outstanding limited partner interests in HIP and will be admitted as the general partner and a limited partner of HIP; (iii) HESM will own, directly or indirectly, all of the limited liability company interests in HIP Holdings and will be admitted as a member of HIP Holdings; (iv) New HESM will hold 17,960,655 HESM Class A Units and will be admitted as a limited partner of HESM; (v) New HESM GP LP will hold 898,000 New HESM Class A Shares and 266,416,928 New HESM Class B Shares and will be admitted as a limited partner of New HESM; (vi) each recipient of New HESM Class A Shares received in exchange for HESM Common Units held by such recipient immediately prior to the effective time of the Merger will be admitted as a limited partner of New HESM; (vii) HIP GP LLC will cease to be a limited partner of New HESM; (viii) the Existing Sponsors will each cease to be a limited partner of HIP and (ix) HINDL will cease to be a member of HIP Holdings.

Listing of New HESM Class A Shares (see page 74); Name Change of HESM (see page 73)

Pursuant to the Restructuring Agreement, it is a condition to each party’s obligations to effect the Restructuring that the New HESM Class A Shares issuable pursuant to the Transaction Documents shall have been approved for listing on the NYSE, subject to official notice of issuance. New HESM intends to apply to list the New HESM Class A Shares on the NYSE under the symbol “HESM.”

Immediately following the completion of the Restructuring, the name of HESM will change to “Hess Midstream Operations LP”.

Opinion of Intrepid as Financial Advisor to the Conflicts Committee (see page 58)

The Conflicts Committee engaged Intrepid to act as its financial advisor in connection with the Restructuring. On October 3, 2019, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions is fair, from a financial point of view, to the Public Limited Partners.

The full text of Intrepid’s written opinion, dated October 3, 2019, which sets forth, among other things, assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Intrepid, is attached as Annex C to this prospectus and is incorporated by reference herein. The summary of Intrepid’s opinion set forth in this prospectus is qualified in its entirety by reference to the full text of the opinion. Holders of HESM Common Units are encouraged to read the opinion and the description carefully and in their entirety. Intrepid provided its opinion for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Restructuring and the Transactions.

Intrepid’s opinion was necessarily based upon information made available to Intrepid as of (or prior to, as indicated) October 3, 2019 and financial, economic, market and other conditions as they existed and could be evaluated by Intrepid on that date. Intrepid has no obligation to, and will not, update, revise or reaffirm its opinion based on developments, circumstances or events occurring, or information made available to it, after October 3, 2019.

For additional information, see the section titled “The Restructuring—Opinion of Intrepid as Financial Advisor to the Conflicts Committee” beginning on page 58 and Annex C.

Post-Restructuring Governance and Management (see page 168)

New HESM will be managed by the directors and officers of New HESM GP LLC, the general partner of New HESM GP LP, which is the general partner of New HESM. Following the Restructuring, substantially all of the current executive officers and members of the board of directors of HESM GP LLC will continue as executive officers or directors, as applicable, of New HESM GP LLC, and two additional directors will be appointed to the board of directors.

Treatment of the LTIP and outstanding Phantom Units in the Restructuring (see page 73)

New HESM will assume the LTIP and each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead will be converted into a phantom unit denominated in New HESM Class A Shares, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger, and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

Accounting Treatment (see page 73)

All of the HESM Entities, HIP Entities, New HESM and their respective general partners are considered entities under common control before and after the effect of the Restructuring. Accordingly, the transactions contemplated by the Restructuring Agreement, including the Merger, are treated for accounting purposes as a reorganization of entities under common control and will be recorded at the historic carrying values of the assets, liabilities and equity interests of the parties to the Restructuring.

Regulatory Approvals (see page 74)

The completion of the Restructuring is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Restructuring cannot be completed until the parties have submitted premerger notification and report forms to the FTC and the DOJ, and the applicable waiting period has expired or has been terminated. The HSR filings were submitted on October 28, 2019 and early termination of the waiting period was granted on November 8, 2019.

No Appraisal or Dissenters’ Rights (see page 74)

HESM Common Unitholders do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights or dissenters’ rights under the HESM Partnership Agreement or the Merger Agreement.

Risk Factors (see page 25)

An investment in New HESM Class A Shares is subject to all of the risks associated with an investment in HESM Common Units, as well as a number of additional risks, including risks related to the Restructuring. The following list of risk factors is not exhaustive. See the information in the section captioned “Risk Factors” beginning on page 25 of this prospectus for a more thorough description of these and other risks. You should also read the risk factors set forth in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference herein and subsequent reports filed by HESM with the SEC and incorporated by reference herein.

•

The Restructuring is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all, and may be terminated. Failure to complete the Restructuring, or significant delays in completing the Restructuring, could negatively affect HESM’s and HIP’s businesses and financial results and the price of the Existing Public HESM Units or, following the consummation of the Restructuring, the business and financial results of New HESM and the price of the New HESM Class A Shares.

•	Even if HESM and HIP complete the Restructuring, New HESM may fail to realize the anticipated benefits of the Restructuring.

•

New HESM GP LP and the Existing Sponsors may sell New HESM Class A Shares in the public or private markets, and such sales could have an adverse impact on the trading price of the New HESM Class A Shares.

•

Certain executive officers and directors of MLP GP LLC have interests in the Restructuring that are different from, or in addition to, the interests they may have as unitholders, which could have influenced their decision to support or approve the Restructuring.

•

The fairness opinion rendered to the Conflicts Committee by Intrepid was necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Intrepid as of, the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Conflicts Committee has not obtained or requested, and does not expect to obtain or request, an updated fairness opinion from Intrepid reflecting changes in circumstances that may have occurred since the signing of the Restructuring Agreement.

•

The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be an indication of New HESM’s financial condition or results of operations following the Restructuring.

•	The financial projections provided to the Conflicts Committee regarding the business and operations of HESM and New HESM may not prove to be reflective of actual future results.

•	The New HESM Class A Shares to be received by the holders of Existing Public HESM Units as a result of the Restructuring have different rights than the Existing Public HESM Units.

•	HESM and HIP expect to incur substantial transaction-related costs in connection with the Restructuring and the Financing Transactions.

•	HESM, HIP and New HESM may be subject to litigation related to the Restructuring.

•

A downgrade in New HESM’s credit ratings relative to HIP’s credit rating following the Restructuring could impact New HESM’s access to capital and costs of doing business, and independent third parties will assign New HESM’s credit ratings.

•

New HESM GP LP and its affiliates, including the Existing Sponsors, have conflicts of interest with New HESM and limited fiduciary duties to New HESM and New HESM’s shareholders, and they may favor their own interests to New HESM’s detriment and that of New HESM’s shareholders. Additionally, New HESM has no control over the business decisions and operations of the Existing Sponsors, and none of the Existing Sponsors is under any obligation to adopt a business strategy that favors New HESM.

•	The New HESM Partnership Agreement requires that New HESM distribute all of its available cash, which could limit its ability to grow and make acquisitions.

•

The New HESM partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by New HESM shareholders, which would limit such unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

•

Affiliates of New HESM GP LP, including the Existing Sponsors, may compete with New HESM, and neither New HESM GP LP nor its affiliates have any obligation to present business opportunities to New HESM.

•	The New HESM Partnership Agreement replaces New HESM GP LP’s fiduciary duties to holders of New HESM Shares with contractual standards governing its duties.

•	Holders of New HESM Class A Shares have very limited voting rights and, even if they are dissatisfied, they cannot initially remove New HESM GP LP without its consent.

•	New HESM’s general partner interest or the control of New HESM’s general partner may be transferred to a third party without New HESM shareholder consent.

•	New HESM’s general partner has a limited call right that may require the New HESM shareholders to sell their common shares at an undesirable time or price.

•	The New HESM Partnership Agreement restricts the remedies available to holders of New HESM shares for actions taken by New HESM GP LP that might otherwise constitute breaches of fiduciary duty.

•	Certain directors and executive officers of New HESM may have interests that differ in certain respects from the New HESM shareholders.

•	The market price of the New HESM Class A Shares may fluctuate significantly after the Restructuring.

•

New HESM may issue an unlimited number of additional equity interests without New HESM shareholder approval, including equity with preferences senior to the Class A Shares, which would dilute shareholder interests.

•	The NYSE does not require a publicly traded limited partnership like New HESM to comply with certain of its corporate governance requirements.

•

The New HESM Partnership Agreement will provide that New HESM shareholders irrevocably waive the right to trial by jury in any claim, suit, action or proceeding under either state or federal laws, including any claim under U.S. federal securities laws, which could result in less favorable outcomes to the New HESM shareholders in any such action.

•

Hess Water Services’ operations are subject to risks and operational hazards, some of which may result in business interruptions and shutdowns of its operations. If a significant accident or event occurs that results in a business interruption or shut down for which HESM is not adequately insured, New HESM’s operations and financial results could be materially and adversely affected.

•

If Hess does not maintain its drilling activities, or if HESM does not pursue third-party customer contracts, the demand for Hess Water Services’ produced water disposal services could be reduced, which could have a material adverse effect on New HESM’s results of operations, cash flow and ability to make distributions to its shareholders.

•	Delays or restrictions in obtaining permits by HIP for HIP’s water handling operations or by HIP’s customers for their operations could impair HIP’s business.

•

In the future HESM may face increased obligations relating to the closing of its produced water facilities and may be required to provide an increased level of financial assurance to guaranty the appropriate closure activities occur for its produced water facility.

Interests of Certain Persons in the Restructuring (see page 72)

HESM’s executive officers and directors have interests in the Restructuring that may be different from, or in addition to, the interests of HESM Common Unitholders generally. The members of the Conflicts Committee and the HESM Board were aware of and considered these interests, among other matters, when they approved the Restructuring Agreement and the Merger Agreement. These interests are described in more detail in the section entitled “The Restructuring—Interests of Certain Persons in the Restructuring” beginning on page 72.

Directors and executive officers of HESM and their respective affiliates collectively hold 69.8% of the total voting power of all outstanding HESM Common Units and HESM Subordinated Units entitled to vote on matters brought before HESM unitholders.

The approval of the Restructuring Agreement and the consummation of the Transactions by HESM does not require the affirmative vote or consent of HESM unitholders.

Comparison of Rights of HESM Common Unitholders and New HESM Shareholders (see page 88)

HESM unitholders receiving New HESM Class A Shares in connection with the Merger will have different rights once they become shareholders of New HESM due to differences between the governing documents of HESM and New HESM. These differences are described in more detail under “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders” beginning on page 88.

ORGANIZATIONAL STRUCTURE

Organizational Structure Before the Restructuring (see page 42)

The following chart summarizes our corporate structure as of October 2, 2019:

Organizational Structure After Giving Effect to the Restructuring (see page 42)

The following chart summarizes our corporate structure on a pro forma basis, after giving effect to the Restructuring:

Hess Investments North Dakota LLC
GIP II Blue Holding Partnership. L.P.
50% Ownership Interest
50% Ownership Interest
Hess Infrastructure Partners GP LLC
100% Ownership Interest
Hess Midstream GP LLC
0% GP Interest
Hess Midstream GP LP
Public
0% New HESM GP Interest
898,000 New HESM Class A Shares
266,416,928 New HESM Class B Shares
17,062,655 New HESM Class A Shares
Hess Midstream LP
(NYSE: HESM)
(New HESM)
133,208,464 HESM Class B Units
133,208,464 HESM Class B Units
17,960,655 HESM Class A Units
Hess Midstream Operations LP(1)
(OpCo)
HESM GP Interest
HESM IDRs
Hess Infrastructure Partners Holdings LLC
0.1% Interest
Hess Infrastructure Partners LP(2)
Hess Mentor Storage Holdings LLC
100% Interest
Hess Mentor Storage LLC
Operating Company GPs(3)
20% economic
51% voting interest
100% Interest
100% Interest
100% Interest
100% Interest
80% economic
49% voting interest
Hess Midstream Partners GP LLC
Hess Infrastructure Partners Finance Corporation
Hess Water Services Holdings LLC
Operating Companies(4)
0% GP Interest
Hess Midstream Partners GP LP(5)

(1) Issuer of Exchange Notes and borrower under the New Revolving Credit Facility and New Term Loan A Facility
(2) Issuer of Existing HIP Notes
(3) Includes Hess North Dakota Pipelines GP LLC, Hess TGP GP LLC and Hess North Dakota Export Logistics GP LLC
(4) Includes Gathering Opco, HTGP Opco and Logistics Opco
(5) Hess Midstream GP LP owns the HESM GP Interest and HESM IDRs.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HESM

The following table presents summary selected historical consolidated financial and operating data for HESM for the periods and as of the dates indicated. The summary selected historical consolidated financial and operating data of HESM reflects the consolidated operations of HESM and its subsidiaries and reflects a noncontrolling interest adjustment for the 80% economic interest retained by HIP prior to the consummation of the Restructuring in the operating companies that comprise the midstream joint venture. The summary selected historical consolidated financial and operating data set forth below does not give effect to the Restructuring.

The summary selected historical consolidated financial data for each of the years ended December 31, 2018 and 2017 and as of December 31, 2018 and 2017 have been derived from HESM’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The summary selected historical consolidated financial data for the year ended December 31, 2016 have been derived from the audited consolidated financial statements of HESM’s predecessor for accounting purposes, Hess Midstream Partners LP Predecessor, and related notes included in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The summary selected historical consolidated financial data for the year ended December 31, 2015 have been derived from the audited consolidated financial statements of HESM’s predecessor for accounting purposes, Hess Midstream Partners LP Predecessor, and related notes which are not included or incorporated by reference into this document. The summary selected historical consolidated financial data as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 have been derived from HESM’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, which has been incorporated by reference herein.

The information set forth below is not necessarily indicative of future results and should be read together with other information contained in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein, which are incorporated by reference herein.

	For the nine months ended September 30,		For the year ended December 31,
	2019	2018	2018	2017	2016	2015
(in millions, except as noted)	(unaudited)				Predecessor
Consolidated Statement of Operations Selected data:
Revenues and other income	$542.4	$491.2	$662.4	$565.8	$509.8	$565.1
Net income	286.6	280.4	372.3	284.8	204.9	193.0
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017	54.0	53.6	70.8	41.2	—	—
Per unit data:
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017 per common unit (basic and diluted)	$0.93	$0.96	$1.27	$0.75	$—	$—
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017 per subordinated unit (basic and diluted)	$0.93	$0.96	$1.27	$0.75	$—	$—
Cash distributions declared per limited partner unit	$1.1915	$1.0360	$1.4061	$0.9028	$—	$—
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$3.5	$34.6	$20.3	$47.2	$0.3	$—
Property, plant and equipment, net	2,823.1	2,630.5	2,664.1	2,520.5	2,518.6	2,291.7
Total assets	3,005.3	2,805.4	2,819.7	2,635.1	2,574.7	2,355.5
Total liabilities	148.3	117.8	108.8	79.8	336.3	258.0
Total debt	11.0	—	—	—	—	—
Consolidated Statements of Cash Flows Selected data:
Operating activities	$392.2	$367.4	$493.6	$399.9	$387.3	$434.5
Investing activities	$(278.4)	$(231.2)	$(302.9)	$(136.4)	$(263.6)	$(361.8)
Financing activities	$(130.6)	$(148.8)	$(217.6)	$(216.6)	$(123.7)	$(72.4)
Other financial measures:
Adjusted EBITDA(1)	$389.8	$372.2	$496.6	$399.3	$306.0	$281.0
Adjusted EBITDA attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017(1)	$75.8	$72.7	$96.7	$59.3	$—	$—
Distributable cash flow attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017(1)	$73.7	$72.0	$96.0	$58.7	$—	$—
Capital expenditures:
Maintenance(2)	$3.2	$4.9	$6.9	$18.8	$8.0	$18.5
Expansion(2)	$189.5	$194.0	$257.8	$94.4	$256.9	$274.3
Operating volumes:
Gas gathering (MMcf/d)	259	246	248	213	202	214
Crude oil gathering (MBbl/d)	113	84	89	64	57	39
Gas processing (MMcf/d)	244	231	233	200	188	194
Crude terminals (MBbl/d)	125	95	101	69	59	73
NGL loading (MBbl/d)	15	14	14	12	13	13

(1)

For a definition of Adjusted EBITDA and distributable cash flow and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “—Non-GAAP Financial Measures.”

(2)

Represents capital expenditures attributable to 100% of the operations of Hess North Dakota Pipelines Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”), Hess North Dakota Export Logistics LP (“Logistics Opco”) and Mentor Holdings.

Non-GAAP Financial Measures

HESM defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non-cash, non-recurring items, if applicable. HESM defines Adjusted EBITDA attributable to HESM as Adjusted EBITDA less Adjusted EBITDA attributable HIP’s retained interests in the Joint Interest Assets. HESM uses distributable cash flow to analyze its liquidity and performance. HESM defines distributable cash flow as Adjusted EBITDA attributable to Hess Midstream Partners LP less cash paid for interest and maintenance capital expenditures. Distributable cash flow does not reflect changes in working capital balances. HESM has not quantified distributable cash flow for periods prior to HESM’s initial public offering on April 10, 2017.

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•

our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and net cash provided by (used in) operating activities, respectively. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to GAAP net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), income (loss) from operations and net cash provided by (used in) operating activities. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated.

	For the nine months ended September 30,		For the year ended December 31,
	2019	2018	2018	2017	2016	2015
(in millions)					Predecessor
Reconciliation of Adjusted EBITDA attributable to Hess Midstream Partners LP and distributable cash flow attributable to Hess Midstream Partners LP to net income:
Net income	$286.6	$280.4	$372.3	$284.8	$204.9	$193.0
Plus:
Depreciation expense	101.1	90.8	123.0	113.1	99.7	86.1
Proportional share of equity affiliates’ depreciation	0.5	—	—	—	—	—
Interest expense, net	1.6	1.0	1.3	1.4	1.4	1.9

Adjusted EBITDA	389.8	372.2	496.6	399.3	$306.0	$281.0

Less:
Adjusted EBITDA prior to the IPO on April 10, 2017	—	—	—	97.8
Adjusted EBITDA attributable to noncontrolling interest(1)	314.0	299.5	399.9	242.2

Adjusted EBITDA attributable to Hess Midstream Partners LP	$75.8	$72.7	$96.7	$59.3

Less:
Cash interest paid(2)	1.1	0.2	—	0.6
Maintenance capital expenditures(3)	1.0	0.5	0.7	—

Distributable cash flow attributable to Hess Midstream Partners LP	$73.7	$72.0	$96.0	$58.7

Reconciliation of Adjusted EBITDA attributable to Hess Midstream Partners LP and distributable cash flow attributable to Hess Midstream Partners LP to net cash provided by operating activities:
Net cash provided by operating activities	$392.2	$367.4	$493.6	$399.9
Changes in assets and liabilities	(3.0)	5.3	3.6	(1.2)
Amortization of deferred financing costs	(0.9)	(0.8)	(1.0)	(0.6)
Unit-based compensation	(1.1)	(0.7)	(0.9)	(0.2)
Proportional share of equity affiliates’ depreciation	0.5	—	—	—
Interest expense, net	1.6	1.0	1.3	1.4
Earnings from equity investments	0.5	—	—	—

Adjusted EBITDA	389.8	372.2	496.6	399.3
Less:
Adjusted EBITDA prior to the IPO on April 10, 2017	—	—	—	97.8
Adjusted EBITDA attributable to noncontrolling interest(1)	314.0	299.5	399.9	242.2

Adjusted EBITDA attributable to Hess Midstream Partners LP	$75.8	$72.7	$96.7	$59.3

Less:
Cash interest paid(2)	1.1	0.2	—	0.6
Maintenance capital expenditures(3)	1.0	0.5	0.7	—

Distributable cash flow attributable to Hess Midstream Partners LP	$73.7	$72.0	$96.0	$58.7

(1)	Reflects HIP’s 80% noncontrolling economic interest in Gathering Opco, HTGP Opco and Logistics Opco.
(2)	During the year ended December 31, 2018, cash interest paid was largely offset by interest income received.
(3)

Under HESM’s contribution agreement entered into in connection with HESM’s IPO, HIP agreed to bear the full costs we incurred for maintenance capital expenditures during the year ended December 31, 2017.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HIP

The following table presents summary selected historical consolidated financial and operating data of HIP for the periods and as of the dates indicated. The summary selected historical consolidated financial and operating data of HIP reflects the consolidated operations of HIP and its subsidiaries and reflects a noncontrolling interest adjustment for HINDL, GIP and public unitholders’ direct economic interest in HESM. The summary selected historical consolidated financial and operating data set forth below does not give effect to the Restructuring.

The summary selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from HIP’s audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The summary selected historical consolidated financial data as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 have been derived from HIP’s unaudited consolidated financial statements and related notes, which are included elsewhere in this prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the historical consolidated financial statements of HIP and the accompanying notes, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HIP,” and the consolidated financial statements and related notes therein.

	For the nine months ended September 30,		For the year ended December 31,
	2019	2018	2018	2017	2016
(in millions, except as noted)	(unaudited)
Consolidated Statement of Operations Selected data:
Revenues and other income	$594.8	$526.8	$712.7	$579.5	$510.0
Net income	$242.6	$246.6	$325.5	$242.0	$81.6
Net income attributable to Hess Infrastructure Partners LP	$191.6	$188.3	$249.6	$219.4	$121.9
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$7.1	$395.0	$109.3	$355.7	$1.7
Property, plant and equipment, net	2,937.8	2,701.4	2,735.3	2,588.6	2,593.9
Total assets	3,140.6	3,250.3	2,991.2	3,022.4	2,659.1
Total liabilities	1,309.4	1,108.3	1,115.1	1,070.1	849.2
Total debt(3)	1,155.0	1,000.0	997.5	1,000.0	738.0
Consolidated Statements of Cash Flows Data:
Operating activities	$334.4	$332.4	$466.9	$336.5	$247.5
Investing activities	$(386.0)	$(234.6)	$(307.6)	$(131.4)	$(268.6)
Financing activities	$(50.6)	$(58.5)	$(405.7)	$148.9	$19.5
Other financial data:
Adjusted EBITDA(1)	392.3	379.6	$505.1	$379.6	$272.8
Adjusted EBITDA attributable to Hess Infrastructure Partners	318.9	299.8	$400.1	$336.2	$310.3
Capital expenditures(2)	208.8	204.4	271.3	118.3	272.8
Operating volumes:
Gas gathering (MMcf/d)	259	246	248	213	202
Crude oil gathering (MBbl/d)	113	84	89	64	57
Gas processing (MMcf/d)	244	231	233	200	188
Crude terminals (MBbl/d)	125	95	101	69	59
NGL loading (MBbl/d)	15	14	14	12	13
Water gathering (MBbl/d)	38	23	25	16	—

(1)

For a definition of Adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HIP” included in this prospectus beginning on page 150.

(2)	Represents capital expenditures attributable to 100% of the operations of Gathering Opco, HTGP Opco, Logistics Opco, Mentor Holdings and Hess Water Services.
(3)	Total debt is shown prior to any discounts or debt issuance costs.

SUMMARY SELECTED UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

The following summary selected unaudited pro forma condensed combined balance sheet data gives effect to the Restructuring as if it had occurred on September 30, 2019, while the unaudited pro forma condensed combined statement of operations data for the years ended December 31, 2018, 2017 and 2016 and the nine months ended September 30, 2019 is presented as if the Restructuring had occurred on January 1, 2016. The following summary selected unaudited pro forma condensed combined financial statements has been prepared for illustrative purposes only and is not necessarily indicative of what New HESM’s financial position or results of operations actually would have been had the Restructuring occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25 and the risk factors set forth in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 incorporated by reference herein and subsequent reports filed by HESM with the SEC and incorporated by reference herein. The following summary selected unaudited pro forma condensed combined financial statements should be read in conjunction with the section titled “New HESM Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-2 and the related notes.

	For the nine months ended September 30, 2019	For the year ended December 31,
		2018	2017	2016
	(In millions, except per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Total revenues and other income	$594.8	$712.7	$579.5	$510.0
Net income (loss)	$211.2	$278.9	$162.5	$(1.6)
Net income (loss) attributable to New HESM	$10.2	$13.5	$6.5	$(0.1)
Earnings per New HESM Class A share, basic	$0.57	$0.75	$0.36	$(0.01)
Earnings per New HESM Class A share, diluted	$0.56	$0.75	$0.36	$(0.01)
Adjusted EBITDA(1)	$396.0	$505.1	$379.6	$272.8
Distributable cash flow(1)	$324.4	$412.8	$269.6	$173.0

As of September 30, 2019
(In millions)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$3.5
Total assets	$3,191.1
Long term debt(2)	$1,771.0
Total partners’ capital	$1,305.7

	For the nine months ended September 30, 2019	For the year ended December 31,
		2018	2017	2016
Operating volumes:
Gas gathering (MMcf/d)	259	248	213	202
Crude oil gathering (MBbl/d)	113	89	64	57
Gas processing (MMcf/d)	244	233	200	188
Crude terminals (MBbl/d)	125	101	69	59
NGL loading (MBbl/d)	15	14	12	13
Water gathering (MBbl/d)	38	25	16	—

(1)	For a definition of Adjusted EBITDA and distributable cash flow, see “—Non-GAAP Financial Measures.”
(2)	Total debt is shown prior to any discounts or debt issuance costs.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income (loss), the most directly comparable GAAP financial measure, on a pro forma basis assuming a Closing Date of January 1, 2016, for each of the periods indicated.

	For the nine months ended September 30, 2019	For the year ended December 31,
		2018	2017	2016
(In millions)
Reconciliation of pro forma Adjusted EBITDA to pro forma net income:
Net income	$211.2	$278.9	$162.5	$(1.6)
Plus:
Depreciation expense	105.0	126.9	116.5	105.8
Interest expense, net	76.0	95.5	101.3	101.9
Provision for income taxes	3.3	4.4	4.0	—
Proportional share of equity affiliates’ depreciation	0.5	—	—	—
Impairment loss	—	—	—	66.7
Less:
Gain on sales of property, plant and equipment	—	0.6	4.7	—

Adjusted EBITDA	$396.0	$505.1	$379.6	$272.8

Interest expense, net, excluding amortization of debt issuance costs	68.4	85.4	91.2	91.8
Maintenance capital expenditures	3.2	6.9	18.8	8.0

Distributable cash flow	$324.4	$412.8	$269.6	$173.0

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38 and the risk factors and other information set forth in HESM’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports filed by HESM with the SEC, each of which are incorporated by reference herein, you should carefully consider the following risk factors with respect to the Restructuring and the New HESM Class  A Shares.

Risks Relating to the Restructuring

The Restructuring is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all, and may be terminated. Failure to complete the Restructuring, or significant delays in completing the Restructuring, could negatively affect HESM’s and HIP’s businesses and financial results and the price of the Existing Public HESM Units or, following the consummation of the Restructuring, the business and financial results of New HESM and the price of the New HESM Class A Shares.

The consummation of the Restructuring is subject to a number of conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Restructuring not being consummated. The consummation of the Restructuring is not assured and is subject to risks, including the risk that certain conditions to the Restructuring, including the receipt of certain regulatory approvals, are not satisfied. In addition, the Restructuring Agreement may be terminated including by, among other reasons, mutual written agreement of HESM and the Existing Sponsors at any time. See “The Restructuring Agreement—Conditions to the Restructuring” and “—Grounds for Termination.”

If the Restructuring is not completed, or if there are significant delays in completing the Restructuring, HESM’s and HIP’s businesses and financial results and the trading price of the Existing Public HESM Units could be negatively affected or, following the consummation of the Restructuring, New HESM’s business and financial results and the price of the New HESM Class A Shares could be negatively affected, and the parties will be subject to several risks, including the following:

•

there may be negative reactions from the financial markets due to the fact that the current price of the Existing Public HESM Units may reflect a market assumption that the Restructuring will be completed; and

•	the attention of management will have been diverted to the Restructuring rather than operations and pursuit of other opportunities that could have been beneficial.

Even if HESM and HIP complete the Restructuring, New HESM may fail to realize the anticipated benefits of the Restructuring.

The success of the Restructuring will depend, in part, on New HESM’s ability to realize the anticipated benefits from electing to be taxed as a corporation, combining HESM’s and HIP’s businesses and consummating the other transactions contemplated by the Restructuring Agreement. The anticipated benefits of the Restructuring may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that HESM does not currently foresee. Some of the assumptions that HESM has made with respect to the Restructuring may turn out to be inaccurate.

New HESM GP LP and the Existing Sponsors may sell New HESM Class A Shares in the public or private markets, and such sales could have an adverse impact on the trading price of the New HESM Class A Shares.

Upon the consummation of the Restructuring, New HESM GP LP will hold 898,000 New HESM Class A Shares. In addition, following the Restructuring, the Existing Sponsors will collectively hold 266,416,928 New

HESM Class B Shares, which may be exchanged for New HESM Class A Shares. Additionally, in connection with the Restructuring, the Existing Sponsors will be entering into the Amended Registration Rights Agreement, pursuant to which New HESM has agreed to register the sale of New HESM Class A Shares received by the Existing Sponsors and certain of their affiliates received in exchange for HESM Class B Units and HESM Class B Shares pursuant to the HESM Partnership Agreement. See “Certain Relationships and Related Party Transactions—Agreements Entered Into in Connection with the Restructuring—Amended Registration Rights Agreement.” The sale of these New HESM Class A Shares in the public or private markets could have an adverse impact on the price of the New HESM Class A Shares or on any trading market that may develop.

Certain executive officers and directors of HESM GP LLC have interests in the Restructuring that are different from, or in addition to, the interests they may have as unitholders, which could have influenced their decision to support or approve the Restructuring.

Certain executive officers and directors of the HESM Board are parties to agreements or participants in other arrangements that give them interests in the Restructuring that may be different from, or be in addition to, your interests as a unitholder. These different interests are described in “The Restructuring—Interests of Certain Persons in the Restructuring.”

The fairness opinion rendered to the Conflicts Committee by Intrepid was necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Intrepid as of, the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Conflicts Committee has not obtained or requested, and does not expect to obtain or request, an updated fairness opinion from Intrepid reflecting changes in circumstances that may have occurred since the signing of the Restructuring Agreement.

The fairness opinion rendered to the Conflicts Committee by Intrepid was provided for the information and assistance of the Conflicts Committee in connection with, and at the time of, its consideration of the Transactions and the Restructuring Agreement. The opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and financial forecasts and other information made available to Intrepid as of, the date of its opinion, which may have changed, or may change, after the date such information was prepared or after the date of the opinion. Changes in the operations and prospects of New HESM, general market, monetary, economic and other conditions and other factors that may be beyond the control of New HESM, and on which the fairness opinion was based, may have altered the value of New HESM or the prices of HESM Common Units since the date of the opinion, or may alter such values and prices by the time the Transactions are completed. The opinion does not speak as of any date other than the date of such opinion. See “The Restructuring Agreement—Opinion of Intrepid as Financial Advisor to the Conflicts Committee.”

The financial projections prepared by HIP regarding HESM and New HESM may not prove to be reflective of actual future results.

In connection with the Transactions, HIP prepared and considered, among other things, internal financial forecasts for the business and operations of HESM and New HESM. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of New HESM’s businesses to achieve projected results could have a material adverse effect on the trading price of the New HESM Class A Units, as well as New HESM’s financial position and ability to maintain or increase its distributions following the Transactions. See “The Restructuring—Unaudited Projected Financial Information.”

The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be an indication of New HESM’s financial condition or results of operations following the Restructuring.

The unaudited pro forma financial information contained in this prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of New HESM following the Restructuring. The actual financial condition and results of operations of New HESM following the Restructuring may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of New HESM following the Restructuring. Any potential decline in the financial condition or results of operations of New HESM following the Restructuring may cause significant variations in the price of New HESM Class A Shares after consummation of the Restructuring. See “New HESM Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-2.

The New HESM Class A Shares to be received by the holders of Existing Public HESM Units as a result of the Restructuring have different rights than the Existing Public HESM Units.

Following consummation of the Restructuring, Public Limited Partners will no longer hold Existing Public HESM Units, but will instead hold New HESM Class A Shares. There are differences between the rights of holders of Existing Public HESM Units and the rights of holders of New HESM Class A Shares. The rights associated with the New HESM Class A Shares will be governed by the New HESM Partnership Agreement, which will differ in a number of respects from the existing Partnership Agreement. See “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders.”

HESM and HIP expect to incur substantial transaction-related costs in connection with the Restructuring and the Financing Transactions.

HESM and HIP expect to incur, in the aggregate, approximately $60.0 million in expenses in connection with completing the Restructuring and the Financing Transactions, including fees paid to legal, financial and accounting advisors, filing fees and printing costs, and other fees and expenses, certain of which will be due and payable even if the Restructuring is not consummated.

HESM, HIP and New HESM may be subject to litigation related to the Restructuring.

HESM may be subject to litigation related to the Restructuring. HESM cannot predict the outcome of any lawsuits, nor can it predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation concerning the Restructuring could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in HESM’s favor, could be substantial and such litigation could distract HESM from pursuing the consummation of the Restructuring and could have a negative impact on HESM’s financial condition and results of operations.

A downgrade in New HESM’s credit ratings relative to HIP’s credit rating following the Restructuring could impact New HESM’s access to capital and costs of doing business, and independent third parties will assign New HESM’s credit ratings.

Following the Restructuring, New HESM will have more debt outstanding on a consolidated basis than HESM has prior to the Restructuring, and the Restructuring may cause rating agencies to reevaluate New HESM’s ratings. A downgrade of New HESM’s credit ratings might increase New HESM’s cost of borrowing and could require New HESM to post collateral with third parties, negatively impacting its available liquidity. New HESM’s ability to access the capital markets could also be limited by a downgrade of its credit ratings and other disruptions. Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and New HESM cannot assure that it will maintain its current credit ratings.

Risks Relating to an Investment in New HESM

New HESM GP LP and its affiliates, including the Existing Sponsors, have conflicts of interest with New HESM and limited fiduciary duties to New HESM and New HESM’s shareholders, and they may favor their own interests to New HESM’s detriment and that of New HESM’s shareholders. Additionally, New HESM has no control over the business decisions and operations of the Existing Sponsors, and none of the Existing Sponsors is under any obligation to adopt a business strategy that favors New HESM.

The Existing Sponsors indirectly own and control New HESM GP LP. Although New HESM GP LP has a duty to manage New HESM in a manner that is in the best interests of New HESM and its shareholders, New HESM’s directors and officers also have a duty to manage New HESM GP LP in a manner that is in the best interests of its owner, HIP GP LLC, which is owned by the Existing Sponsors. Conflicts of interest may arise between the Existing Sponsors and their respective affiliates, including New HESM GP LP, on the one hand, and New HESM and New HESM’s shareholders, on the other hand. In resolving these conflicts, New HESM GP LP may favor its own interests and the interests of its affiliates, including the Existing Sponsors, over the interests of New HESM shareholders. These conflicts include, among others, the following situations:

•

neither the New HESM Partnership Agreement nor any other agreement requires the Existing Sponsors to pursue a business strategy that favors New HESM or utilizes New HESM’s assets, which could involve decisions by Hess to increase or decrease production, shut down or reconfigure its assets, pursue and grow particular markets or undertake acquisition opportunities for itself. Hess’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Hess;

•

the New HESM Partnership Agreement replaces the fiduciary duties that would otherwise be owed by New HESM GP LP with contractual standards governing its duties, limiting New HESM GP LP’s liabilities and restricting the remedies available to the shareholders of New HESM for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, New HESM GP LP has the power and authority to conduct New HESM’s business without shareholder approval;

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New HESM GP LP determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to the shareholders of New HESM;

•	New HESM GP LP determines which costs incurred by it are reimbursable by New HESM;

•	New HESM GP LP may cause New HESM to borrow funds in order to permit the payment of cash distributions;

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the New HESM Partnership Agreement does not restrict New HESM GP LP from causing New HESM to pay it or its affiliates for any services rendered to New HESM or entering into additional contractual arrangements with any of these entities on behalf of New HESM;

•	New HESM GP LP intends to limit its liability regarding New HESM’s contractual and other obligations;

•	New HESM GP LP may exercise its right to call and purchase all of New HESM’s shares not owned by it and its affiliates if it and its affiliates own sufficient shares to exercise the call right;

•	New HESM GP LP controls the enforcement of obligations owed to New HESM by New HESM GP LP and its affiliates, including the commercial agreements between New HESM and Hess; and

•	New HESM GP LP decides whether to retain separate counsel, accountants or others to perform services for New HESM.

In addition, although certain actions, such as a merger or dissolution of New HESM, require the approval of a majority of the New HESM Shares outstanding, New HESM GP LP can take such actions without approval of the unaffiliated shareholders because the owners of New HESM GP LP control a majority of the New HESM Shares.

Under the terms of the New HESM Partnership Agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to New HESM GP LP or any of its affiliates, including the Existing Sponsors, HIP GP LLC or the executive officers and directors of New HESM. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for New HESM will not have any duty to communicate or offer such opportunity to New HESM. Any such person or entity will not be liable to New HESM or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to New HESM. This may create actual and potential conflicts of interest between New HESM and affiliates of New HESM GP LP and result in less than favorable treatment of New HESM and its shareholders.

The New HESM Partnership Agreement requires that New HESM distribute all of its available cash, which could limit its ability to grow and make acquisitions.

The New HESM Partnership Agreement requires that New HESM distribute all of its available cash to New HESM shareholders. As a result, New HESM expects to rely primarily upon external financing sources, including borrowings under its revolving credit facility and the issuance of debt and equity securities, to fund acquisitions and expansion capital expenditures. Therefore, to the extent New HESM is unable to finance its growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, because New HESM will distribute all of its available cash, its growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent New HESM issues additional shares in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional shares may increase the risk that it will be unable to maintain or increase its per share distribution level. There are no limitations in the New HESM Partnership Agreement on New HESM’s ability to issue additional shares, including shares ranking senior to New HESM Class A Shares as to distributions or in liquidation or that have special voting rights and other rights, and New HESM shareholders will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such additional shares. The incurrence of additional commercial borrowings or other debt to finance the growth strategy of New HESM would result in increased interest expense, which, in turn, may reduce the amount of cash that it has available to distribute to its shareholders.

The New HESM Partnership Agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by New HESM shareholders, which would limit such unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

The New HESM Partnership Agreement will provide, that, with certain limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to the New HESM Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the New HESM Partnership Agreement or the duties, obligations or liabilities among partners or of partners to New HESM, or the rights or powers of, or restrictions on, the partners or New HESM), (2) brought in a derivative manner on behalf of New HESM, (3) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of New HESM or New HESM GP LP, or owed by New HESM GP LP, to New HESM or its partners, (4) asserting a claim arising pursuant to any provision of the Delaware Act or (5) asserting a claim governed by the internal affairs doctrine. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in New HESM Class A Shares is deemed to have received notice of and consented to the foregoing provisions. Although we believe this choice of forum provision benefits New HESM by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New HESM and its general partner’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents has been challenged in legal proceedings and it is possible that in connection with any action a court could find the choice of forum provisions contained in the New HESM Partnership Agreement to be inapplicable or unenforceable in such action. If a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New HESM may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and our ability to make cash distributions to its unitholders.

Affiliates of New HESM GP LP, including the Existing Sponsors, may compete with New HESM, and neither New HESM GP LP nor its affiliates have any obligation to present business opportunities to New HESM.

Neither the New HESM Partnership Agreement nor the Amended HESM Partnership Agreement prohibit the Existing Sponsors or any other affiliates of New HESM GP LP from owning assets or engaging in businesses that compete directly or indirectly with New HESM. Under the terms of the New HESM Partnership Agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to New HESM GP LP or any of its affiliates, including the Existing Sponsors and New HESM’s executive officers and directors. Any such entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for New HESM will not have any duty to communicate or offer such opportunity to New HESM. Consequently, the Existing Sponsors and other affiliates of New HESM GP LP, including HIP GP LLC, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer New HESM the opportunity to purchase any of those assets. As a result, competition from the Existing Sponsors and other affiliates of New HESM GP LP could materially and adversely impact New HESM’s results of operations and distributable cash flow.

The New HESM Partnership Agreement replaces New HESM GP LP’s fiduciary duties to holders of New HESM Shares with contractual standards governing its duties.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. As permitted by Delaware law, the New HESM Partnership Agreement contains provisions that eliminate the fiduciary standards to which New HESM GP LP would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, the New HESM Partnership Agreement permits New HESM GP LP to make a number of decisions in its individual capacity, as opposed to in its capacity as New HESM GP LP, free of any duties to New HESM and its shareholders other than the implied contractual covenant of good faith and fair dealing. This provision entitles New HESM GP LP to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, New HESM or its affiliates or its limited partners. By purchasing a New HESM Class A Share, a shareholder is treated as having consented to the provisions in the New HESM Partnership Agreement, including the provisions discussed above.

Holders of New HESM Class A Shares have very limited voting rights and, even if they are dissatisfied, they cannot initially remove New HESM GP LP without its consent.

Unlike the holders of common stock in a corporation, New HESM shareholders have only limited voting rights on matters affecting New HESM’s business and, therefore, limited ability to influence management’s decisions regarding New HESM’s business. For example, unlike holders of stock in a public corporation, New

HESM shareholders will not have “say-on-pay” advisory voting rights. New HESM shareholders did not elect New HESM’s general partner and will not elect any of the members of New HESM’s board of directors and will have no right to elect New HESM’s general partner or any of the members of New HESM’s board of directors on an annual or other continuing basis. New HESM’s board of directors is chosen by HIP GP LLC, which is controlled by New HESM’s Existing Sponsors. Furthermore, if the New HESM shareholders are dissatisfied with the performance of New HESM’s general partner, they have little ability to remove New HESM’s general partner. As a result of these limitations, the price at which the New HESM Class A Shares trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

New HESM shareholders are not able to remove New HESM’s general partner without its consent because New HESM’s general partner and its affiliates own sufficient New HESM Shares to be able to prevent its removal. In addition, New HESM’s general partner may only be removed for cause. “Cause” is narrowly defined under the New HESM Partnership Agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as New HESM’s general partner. Cause does not include most cases of charges of poor management of the business. Even if cause for removal exists, the vote of the holders of at least 66 2/3% of all outstanding New HESM Shares voting together as a single class is required to remove New HESM’s general partner. As of the closing of the Restructuring, New HESM’s general partner and its affiliates will collectively own 94% of the outstanding New HESM Shares.

Furthermore, New HESM shareholders’ voting rights are further restricted by the New HESM Partnership Agreement provision providing that any shares held by a person that owns 20% or more of any class of shares then outstanding, other than New HESM’s general partner, its affiliates, their transferees, and persons who acquired such shares with the prior approval of New HESM’s board of directors, cannot vote on any matter.

New HESM’s partnership agreement also contains provisions limiting the ability of New HESM shareholders to call meetings or to acquire information about New HESM’s operations, as well as other provisions limiting the New HESM shareholders’ ability to influence the manner or direction of management.

New HESM’s general partner interest or the control of New HESM’s general partner may be transferred to a third party without New HESM shareholder consent.

New HESM’s general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the New HESM shareholders. Furthermore, there is no restriction in New HESM’s partnership agreement on the ability of HIP GP LLC to transfer all of the partnership interests in New HESM’s general partner, or all of the membership interests in New HESM GP LLC, the general partner of New HESM’s general partner, to a third party. The new owner of New HESM’s general partner or New HESM GP LLC would then be in a position to replace New HESM’s board of directors and officers with its own choices. As a result, we could lose the provision of certain operational support and administrative services by Hess and its affiliates and New HESM’s license to use certain Hess trademarks.

New HESM’s general partner has a limited call right that may require New HESM shareholders to sell their New HESM Class A Shares at an undesirable time or price.

If at any time our general partner and its affiliates own more than a designated percentage of the issued and outstanding limited partner interests of any class, New HESM GP LP will have the right, but not the obligation, which it may assign to any of its affiliates or to New HESM, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons at a price not less than their then-current market price. This designated percentage is equal to (i) 80% with respect to all classes of limited partner interests other than New HESM Class A Shares and (ii) as of the consummation of the Restructuring, 97% of the Class A Shares and Class B Shares taken together with respect to New HESM Class A Shares, which percentage with respect to New HESM Class A Shares shall gradually be adjusted downward in connection with decreases to the percentage of the limited partner interests held by our general partner and its affiliates. Generally, the designated percentage will be three to five percent greater than the percentage of the limited partner interests owned by the general partner and its affiliates, until they own 75% of the limited partner interests, at which time the designated percentage will be set at 80%. As a result, New HESM shareholders may be required to sell their New HESM Class A Shares at an undesirable time or price and may not receive any return on their investment. New HESM shareholders may also incur a tax liability upon a sale of their New HESM Class A Shares. For purposes of this calculation, the New HESM Class B Shares will be considered collectively with the New HESM Class A Shares as a single class. Upon the consummation of the Restructuring, our general partner and its affiliates will own approximately 94% of the New HESM Class B Shares and the New HESM Class A Shares, considered as a single class. See “Information About New HESM—Amendment of the New HESM Partnership Agreement”

The New HESM Partnership Agreement restricts the remedies available to holders of New HESM Shares for actions taken by New HESM GP LP that might otherwise constitute breaches of fiduciary duty.

The New HESM Partnership Agreement contains provisions that restrict the remedies available to unitholders for actions taken by New HESM GP LP that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, the New HESM Partnership Agreement:

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provides that whenever New HESM GP LP makes a determination or takes, or declines to take, any other action in its capacity as New HESM GP LP, New HESM GP LP is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of New HESM, and will not be subject to any other or different standard imposed by the New HESM Partnership Agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that New HESM GP LP will not have any liability to New HESM or its shareholders for decisions made in its capacity as a general partner so long as it acted in good faith;

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provides that New HESM GP LP and New HESM’s officers and directors will not be liable for monetary damages to New HESM or its limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that New HESM GP LP or New HESM’s officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that New HESM GP LP will not be in breach of its obligations under the New HESM Partnership Agreement or its fiduciary duties to New HESM or its limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, the New HESM Partnership Agreement. In connection with a situation involving a transaction with an affiliate or a conflict of interest, the New HESM Partnership Agreement provides that any determination by New HESM GP LP must be made in good faith, and that the conflicts committee of New HESM and the New HESM Board are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The market price of the New HESM Class A Shares may fluctuate significantly after the Restructuring.

Upon completion of the Restructuring, holders of Existing Public HESM Units will become holders of New HESM Class A Shares. The market price of the New HESM Class A Shares may fluctuate significantly following completion of the Restructuring and holders of Existing Public HESM Units could lose some or all of the value of their investment in New HESM Class A Shares. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the New HESM Class A Shares, regardless of New HESM’s actual operating performance.

New HESM may issue an unlimited number of additional equity interests without New HESM shareholder approval, including equity with preferences senior to the New HESM Class A Shares, which would dilute shareholder interests.

Under our New HESM Partnership Agreement, New HESM may, at any time, issue an unlimited number of general partner interests or limited partner interests of any type without the approval of New HESM shareholders, and New HESM shareholders will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our New HESM Partnership Agreement on New HESM’s ability to issue equity securities that rank equal or senior to the New HESM Class A Shares as to distributions or in liquidation or that have special voting rights and other rights.

The issuance by us of additional the New HESM Class A Shares or other equity securities of equal or senior rank will have the following effects:

•	New HESM shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each New HESM Class A Share may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding New HESM Class A Share may be diminished; and

•	the market price of our common shares may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of New HESM’s general partner:

•	management of our business may no longer reside solely with New HESM’s current general partner; and

•	affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us.

The NYSE does not require a publicly traded limited partnership like New HESM to comply with certain of its corporate governance requirements.

We intend to apply to list the New HESM Class A Shares on the NYSE. Because New HESM will be a publicly traded limited partnership, the NYSE will not require New HESM to have a majority of independent directors on its board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional New HESM Class A Shares or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules that apply to a corporation. Accordingly, unitholders of New HESM will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

New HESM will be treated as a corporation for U.S. federal income tax purposes and our cash available for distribution to our unitholders may be substantially reduced.

As a result of the Restructuring, New HESM will be subject to tax as a corporation. Distributions on New HESM Shares will be treated as distributions on corporate stock for U.S. federal income tax purposes and taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits). Because an entity-level tax is imposed on New HESM due to its status as a corporation for U.S. federal income tax purposes, distributable cash flow may be substantially reduced by any tax liabilities.

Restrictions in the terms of New HESM’s consolidated indebtedness could adversely affect New HESM’s business, financial condition, results of operations and ability to make quarterly cash distributions.

Upon consummation of the Restructuring, we expect New HESM to have a significant amount of consolidated indebtedness, consisting of HESM’s $1.0 billion New Revolving Credit Facility, $400 million New Term Loan A Facility, up to $800 million of Exchange Notes, $500 million of HESM New Notes and any Existing HIP Notes not tendered in the Exchange Offer. We expect the terms of New HESM’s consolidated indebtedness will limit New HESM’s ability to conduct its business, including its ability to:

•	incur certain liens or permit them to exist;

•	transfer, sell or otherwise dispose of certain assets;

•	merge or consolidate with another company;

•	make certain loans and investments;

•	incur or guarantee additional debt;

•	enter into certain types of transactions with affiliates;

•	redeem or repurchase units or make distributions under certain circumstances; and

•	enter into certain restrictive agreements and certain derivative contracts.

New HESM’s consolidated indebtedness will also contain covenants requiring it to maintain certain financial ratios. New HESM’s ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that New HESM will meet any such ratios or tests.

The consummation of the Exchange Offer and any offer of HESM New Notes will be subject to customary conditions and may not be consummated on the expected terms or at all. New HESM expects for HESM to enter into the New Revolving Credit Facility and the New Term Loan A Facility upon the consummation of the Restructuring, but the terms of such agreements are subject to ongoing negotiations. There can be no assurance that New HESM will enter into the New Revolving Credit Facility or the New Term Loan A Facility.

The New HESM Partnership Agreement will provide that New HESM shareholders irrevocably waive the right to trial by jury in any claim, suit, action or proceeding under either state or federal laws, including any claim under U.S. federal securities laws, which could result in less favorable outcomes to the New HESM shareholders in any such action.

The New HESM Partnership Agreement will provide that New HESM shareholders, including those who become New HESM shareholders by purchasing New HESM Shares in secondary transactions, irrevocably waive the right to trial by jury for any claims, suits, actions or proceedings (1) arising out of or relating in any way to the New HESM Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the New HESM Partnership Agreement or the duties, obligations or liabilities among New HESM’s partners, or obligations or liabilities of New HESM’s partners to New HESM, or the rights or powers of, or restrictions on, New HESM’s partners or New HESM), (2) brought in a derivative manner on New HESM’s behalf, (3) asserting a claim of breach of a duty owed by any of New HESM’s, or the General Partner’s, directors, officers, or other employees, or owed by the General Partner, to New HESM or New HESM’s partners, (4) asserting a claim against New HESM arising pursuant to any provision of the Delaware Act or (5) asserting a claim against New HESM governed by the internal affairs doctrine, in each case pursuant to either state or federal laws, including U.S. federal securities law. Regardless, such waiver of the right to trial by jury does not impact the ability of a New HESM shareholder to make a claim under either federal or state law.

The waiver of the right to a jury trial is not intended to be deemed a waiver by any New HESM shareholder with respect to New HESM’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. If New HESM or one of the New HESM shareholders opposed a jury trial demand based on the waiver, the applicable court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable state and federal laws. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the New HESM Partnership Agreement.

If a New HESM shareholder brings a claim in connection with matters arising under the New HESM Partnership Agreement, including claims under U.S. federal securities laws, such New HESM shareholder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits. If a lawsuit is brought by a New HESM shareholder under the New HESM Partnership Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in a different outcome than a trial by jury, including results that could be less favorable to the New HESM shareholder(s) bringing such lawsuit.

Risks Relating to HIP’s Business

Following the consummation of the Restructuring, HESM will continue to own all of its existing assets, as well as all of the assets and operations of HIP. Prior to the Restructuring, HIP owns, directly or indirectly, an 80% economic interest in the Joint Interest Assets and 100% of each of MLP GP LLC and MLP GP LP, which manage the day-to-day operations of HESM and 100% of Hess Water Services, which owns and operates approximately 250 miles of produced water pipelines in gathering systems located primarily in Williams and Mountrail Counties, North Dakota. HIP’s businesses are, and, following the consummation of the Restructuring, New HESM’s businesses will be, subject to the risks associated with the underlying assets and business of HESM as described in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 as well as the risk factors described below relating to Hess Water Services.

Hess Water Services’ operations are subject to risks and operational hazards, some of which may result in business interruptions and shutdowns of its operations. If a significant accident or event occurs that results in a business interruption or shut down for which New HESM is not adequately insured, New HESM’s operations and financial results could be materially and adversely affected.

Hess Water Services’ operations are subject to all of the risks and operational hazards inherent in gathering and disposing of produced water, including:

•	catastrophic events, including tornados, seismic activity such as earthquakes, lightning strikes, fires and floods; vandalism and acts of terror;

•	failure of third-party pipelines, pumps, equipment or machinery;

•	ruptures, spills or other unauthorized releases in or from produced water gathering pipelines and disposal facilities (and associated environmental remediation costs);

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maintenance, repairs, mechanical or structural failures at its or Hess’s facilities or at third party facilities on which its or Hess’s operations are dependent, including electrical shortages, power disruptions and power grid failures;

•	explosion, breakage, loss of power or accidents to machinery, tanks or facilities;

•	disruption or failure of information technology systems and network infrastructure due to various causes, including unauthorized access or attack;

•	malfunctions in automated control systems at our produced water assets or facilities;

•	curtailments of operations due to severe seasonal weather;

•	governmental mandates, compliance, inspection, restrictions or laws and regulations;

•	protests, riots, strikes, lockouts or other industrial disturbances; and

•	other hazards.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage, as well as business interruptions or shutdowns of the water services facilities. Any such event or unplanned shutdown could have a material adverse effect on New HESM’s business, financial condition and results of operations. In addition, Hess’s Bakken production operations, on which the water services operations are substantially dependent, are subject to similar operational hazards and risks inherent in producing crude oil and natural gas. A serious accident at the water services facilities or at Hess’s facilities could result in serious injury or death to our employees or contractors or those of Hess or its affiliates and could expose us to significant liability for personal injury claims and reputational risk. HIP does not have, and New HESM will not have, any control over the operations at Hess’s Bakken operations or their associated facilities.

HIP does not, and New HESM will not, maintain insurance coverage against all potential losses and could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. HIP carries insurance coverage for certain property damage and third-party liabilities, which includes sudden and accidental pollution liabilities. HIP is also insured under certain of Hess’s liability policies and is subject to Hess’s policy limits under these policies. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on HIP’s, or following the Closing, New HESM’s, business, financial condition and results of operations.

If Hess does not maintain its drilling activities, or if HIP does not pursue third-party customer contracts, the demand for HIP’s produced water disposal services could be reduced, which could have a material adverse effect on New HESM’s results of operations, cash flow and ability to make distributions to the New HESM shareholders.

The produced water disposal services HIP provides to Hess and any other customers assist in their drilling activities. If Hess does not maintain its drilling activities, its demand for HIP’s produced water disposal services will be reduced regardless of whether HIP continues to provide other midstream services for their production. If the demand for HIP’s produced water disposal services declines for this or any other reason, New HESM’s financial condition and results of operations could be adversely affected.

Delays or restrictions in obtaining permits by HIP for HIP’s water handling operations or by HIP’s customers for their operations could impair HIP’s business.

HIP’s water handling operations and the operations of HIP’s customers require permits from one or more governmental agencies in order to construct new disposal wells, perform drilling and completion activities, and construct water gathering and transportation pipelines and other water handling facilities. Such permits are typically issued by state agencies, but federal and local governmental permits may also be required. The requirements for such permits vary depending on the location where such activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, the conditions that may be imposed in connection with the granting of the permit and whether the permit may be terminated. Additionally, some of HIP’s customers’ drilling and completion activities may in the future take place on federal land or Native American lands, requiring leases and other approvals from the federal government or Native American tribes to conduct such drilling and completion activities. Under certain circumstances, federal agencies or tribal authorities may cancel proposed leases and refuse to grant or delay required approvals. Therefore, HIP’s customers’ operations may be interrupted or suspended for varying lengths of time, causing a loss of revenue to HIP and adversely affecting HIP’s results of operations.

In the future HIP may face increased obligations relating to the closing of HIP’s produced water facilities and may be required to provide an increased level of financial assurance to guaranty the appropriate closure activities occur for its produced water facility.

Obtaining a permit to own or operate produced water facilities generally requires HIP to establish performance bonds, letters of credit or other forms of financial assurance to address clean-up and closure obligations. As HIP acquires additional produced water facilities or expands its existing produced water facilities, these obligations will increase. Additionally, in the future, regulatory agencies may require HIP to increase the amount of its closure bonds at existing produced facilities. Actual costs could exceed HIP’s current expectations, as a result of, among other things, federal, state or local government regulatory action, increased costs charged by service providers that assist in closing produced facilities and additional environmental remediation requirements. The obligation to satisfy increased regulatory requirements associated with HIP’s produced and produced water facilities could result in an increase of its operating costs and adversely affect HIP’s financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains various forward-looking statements which represent our expectations or beliefs concerning future events, including, without limitation, our future operating and financial performance, our ability to comply with the covenants in the agreements governing our indebtedness and the availability of capital. Statements expressing expectations and projections with respect to future matters and the Restructuring and the results of the Restructuring are forward-looking statements within the meaning of federal securities laws. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables that could impact our future performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance. There can be no assurance, however, that management’s expectations will necessarily come to pass. Actual future events and performance may differ materially from the expectations reflected in our forward-looking statements. We do not intend, nor do we undertake any duty, to update any forward-looking statements.

A wide range of factors could materially affect future developments and performance, including but not limited to:

•	the risk that the parties may not be able to satisfy all of the conditions to the completion of the Restructuring in a timely manner or at all;

•

the possibility that New HESM, HESM and HIP will incur significant transaction and other costs in connection with the Restructuring, which may be in excess of those anticipated by New HESM, HESM or HIP;

•	the risk that HESM and New HESM may fail to realize the benefits expected from the Restructuring;

•	the risk related to any unforeseen liability of HESM, New HESM or HIP;

•	the risk of any changes in general economic, market or business conditions, or changes in the economic or financial condition of HESM and HIP;

•	the risks to HESM’s or HIP’s operating results and businesses generally; and

•

other risks described under the caption “Risk Factors” in this prospectus and in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q incorporated by reference to this prospectus.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and total capitalization as of September 30, 2019 on (i) an actual basis for HESM, (ii) an actual basis for HIP and (iii) a pro forma basis giving effect to the Transactions as if the Transactions had occurred as of such date. You should read this table in conjunction with the information contained in “Risk Factors” and “Hess Midstream LP Unaudited Pro Forma Condensed Combined Financial Statements” included in this prospectus and the financial statements and notes thereto included or incorporated in this prospectus.

	As of September 30, 2019(1)
	Historical HESM	Historical HIP	Pro Forma
(in millions)	(unaudited)
Cash and cash equivalents	$3.5	$7.1	$3.5

Debt
Current maturities of long-term debt	—	15.0	—
Long-term debt(2)	11.0	1,140.0	1,771.0

Total debt	$11.0	$1,155.0	$1,771.0

Partners’ capital
Partners’ capital—Hess	—	595.3	—
Partners’ capital—GIP	—	744.5	—
Common unitholders—public (17,062,655 units issued and outstanding as of September 30, 2019)	354.2	—	—
Common unitholders—affiliate (10,282,654 units issued and outstanding as of September 30, 2019)	37.5	—	—
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding as of September 30, 2019)	99.2	—	—
General partner	15.5	—	—
Class A shares (17,960,655 shares issued and outstanding on a pro forma basis)	—	—	157.5
Class B shares (266,416,928 shares issued and outstanding on a pro forma basis)	—	—	—
Noncontrolling interest	2,350.6	490.8	1,147.6
Accumulated other comprehensive income	—	0.6	0.6

Total partners’ capital	$2,857.0	$1,831.2	$1,305.7

(1)	For illustrative purposes only assuming a closing date for the Restructuring of September 30, 2019.
(2)	Total debt is shown prior to any discounts or debt issuance costs.

COMPARATIVE HISTORICAL AND PRO FORMA PER UNIT DATA

The following table presents HESM’s historical and pro forma per unit data for the nine months ended September 30, 2019 and the years ended December 31, 2018, 2017 and 2016. The pro forma per unit data for the nine months ended September 30, 2019 and the years ended December 31, 2018, 2017 and 2016 is presented as if the Transactions had been completed on January 1, 2016. Except for the historical information for the years ended December 31, 2018 and 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of HESM, filed with the SEC, and incorporated by reference in this prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled “New HESM Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-2. The per unit information is not applicable to HESM’s historical data for the year ended December 31, 2016 since HESM did not have any units outstanding prior to its IPO on April 10, 2017.

The historical book value per unit is computed by dividing partners’ capital attributable to holders holding HESM Common Units and HESM Subordinated Units by the number of HESM Common Units and HESM Subordinated Units outstanding at the end of the period. The pro forma earnings per New HESM Class A Share is computed by dividing the pro forma earnings by the pro forma weighted average number of New HESM Class A Shares outstanding. The pro forma book value per New HESM Class A Share is computed by dividing pro forma partners’ capital attributable to holders of New HESM Class A Shares by the pro forma number of New HESM Class A Shares outstanding at the end of the period. The pro forma book value per Class A share of New HESM is computed as if the Transactions had been completed on September 30, 2019.

There is currently no public market for New HESM Class A Shares; however, in connection with the closing of the Restructuring, New HESM intends to list the New HESM Class A Shares for trading on the NYSE under the symbol “HESM”. Following the completion of the Transactions, New HESM’s primary asset and source of cash flow will initially be the HESM Class A Units that it owns.

	Nine months ended September 30, 2019	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016
HESM—Historical
Historical per HESM Common Unit
Net income per HESM Common Unit, basic and diluted	$0.93	$1.27	$0.75	N/A
Distributions per HESM Common Unit declared for the period	$1.1915	$1.4061	$0.9028	N/A
Book value per HESM Common Unit	$9.0	$9.2	$9.3	N/A
New HESM—Pro Forma
Pro forma per New HESM Class A Share
Net income per New HESM Class A Share, basic	$0.57	$0.75	$0.36	$(0.01)
Net income per New HESM Class A Share, diluted	$0.56	$0.75	$0.36	$(0.01)
Distributions per New HESM Class A Share declared for the period	$1.1915	$1.4061	$0.9028	N/A
Book value per New HESM Class A Share	$8.8	N/A	N/A	N/A

MARKET PRICE AND DISTRIBUTION INFORMATION

Market Price Information

HESM Common Units are listed on the NYSE under the symbol “HESM.” The high and low trading prices for the HESM Common Units as of October 3, 2019, the last trading day immediately before the public announcement of the Restructuring, were $19.20 and $19.63.

There is currently no public market for New HESM Class A Shares; however, in connection with the closing of the Restructuring, New HESM intends to list the New HESM Class A Shares for trading on the NYSE under the symbol “HESM”.

As of November 13, 2019, the last date before the date of this prospectus for which it was practicable to obtain this information, there were 27,345,309 HESM Common Units outstanding and 3 holders of record of HESM Common Units.

The following table sets forth the closing sale price per HESM Common Unit on October 3, 2019, the last trading day before the public announcement of the Restructuring, and on November 13, 2019, the last practicable trading day prior to the date of this prospectus.

HESM Common Unit Closing Price
October 3, 2019	$19.54
November 13, 2019	$20.73

Distributions

The HESM Partnership Agreement requires that, within 45 days after the end of each quarter, HESM distribute all available cash to unitholders of record on the applicable record date. The following table details the distributions declared and/or paid for the periods presented:

Period	Record Date	Distribution Date	Distribution per Common and Subordinated Unit
April 10, 2017 to June 30, 2017	August 4, 2017	August 14, 2017	$0.2703
Third Quarter 2017	November 3, 2017	November 13, 2017	$0.3107
Fourth Quarter 2017	February 2, 2018	February 13, 2018	$0.3218
First Quarter 2018	May 4, 2018	May 14, 2018	$0.3333
Second Quarter 2018	August 2, 2018	August 13, 2018	$0.3452
Third Quarter 2018	November 5, 2018	November 13, 2018	$0.3575
Fourth Quarter 2018	February 4, 2019	February 13, 2019	$0.3701
First Quarter 2019	May 3, 2019	May 14, 2019	$0.3833
Second Quarter 2019	August 5, 2019	August 13, 2019	$0.3970
Third Quarter 2019	November 4, 2019	November 13, 2019	$0.4112

THE RESTRUCTURING

Overview

The Restructuring consists of a series of Transactions resulting in (a) New HESM, a limited partnership that has elected to be taxed as a corporation for U.S. federal income tax purposes, acquiring control of HESM and succeeding HESM as a publicly traded entity and (b) HESM acquiring all of the partnership interests of HIP, resulting in HESM’s ownership, directly or indirectly, of 100% of the Joint Interest Assets, HIP’s produced water gathering and disposal business and all of the HESM IDRs and the HESM GP Interest. The Transactions will consist of the following principal steps:

•	First, HINDL and GIP will contribute certain units and interests in HESM to New HESM.

•

Second, Hess Midstream New Ventures II LLC (“MergerSub”), a direct, wholly owned subsidiary of New HESM, will merge (the “Merger”) with and into HESM, with HESM surviving the merger and continuing under the name “Hess Midstream Operations LP,” and the limited liability company interests of MergerSub shall convert into 17,062,655 HESM Common Units.

•

Third, each HESM Common Unit issued and outstanding immediately before the effective time of the Merger, other than those held by New HESM or the Existing Sponsors, HIP GP LLC and certain of their respective affiliates, shall convert into the right to receive one Class A share representing a limited partner interest in New HESM (each, a “New HESM Class A Share”) entitling the holder to both economic and voting rights in New HESM.

•

Fourth, Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), will purchase, for a cash amount equal to $0.0001 per share, one Class B share representing a limited partner interest in New HESM (a “New HESM Class B Share”) for each HESM Class B Unit held by the Existing Sponsors following the Closing, with the New HESM Class B Shares entitling the holders to voting rights in New HESM.

•

Fifth, New HESM will receive two additional HESM Common Units and 897,998 HESM Subordinated Units, representing, collectively with the 17,062,655 HESM Common Units received in the second step, an approximately 6.32% limited partner interest in HESM.

•

Sixth, HESM will receive 100% of the issued and outstanding partnership interests in HIP, resulting in HESM owning, directly or indirectly, 100% of the Joint Interest Assets, HIP’s produced water gathering and disposal business and, indirectly, all of the outstanding HESM IDRs.

•

Seventh, the existing limited partnership agreement of HESM will be amended and restated to provide for, or reflect, among other things: (i) the conversion of each HESM Common Unit owned by New HESM into one Class A Unit representing a limited partner interest in HESM (a “HESM Class A Unit”), (ii) the conversion of each HESM Common Unit owned by the Existing Sponsors into a Class B unit representing a limited partner interest in HESM (a “HESM Class B Unit”), (iii) each HESM Subordinated Unit held by New HESM as of immediately following the Merger into a HESM Class A Units and (iv) each HESM Subordinated Unit held by the Existing Sponsors immediately following the Merger will be converted into one HESM Class B Unit.

For a more complete description of the transaction steps, please see the Restructuring Agreement, which is attached as Annex A to this prospectus.

Background of the Restructuring

The following chronology summarizes the key meetings and events that led to the execution of the Restructuring Agreement, which contemplates the Merger and the other Transactions. The following chronology does not purport to document every conversation among the HESM Board or the Conflicts Committee.

In April 2018, representatives of HINDL and GIP, as the owners of HESM Common Units and HESM Subordinated Units and indirect owners of MLP GP LP, contacted representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) for information regarding recent midstream transactions and Goldman Sachs’ perspectives on the decreasing investor preferences for traditional master limited partnership (“MLP”) structures. Goldman Sachs noted that, among other factors, the Tax Cuts and Jobs Act of 2017, which took effect on January 1, 2018, had reduced the benefit of the MLP pass-through structure by reducing the U.S. federal corporate income tax rate from 35% to 21%. As a result of the Tax Cuts and Jobs Act and other factors, including a ruling by the U.S. Federal Regulatory Commission disallowing MLPs from receiving certain income tax allowances, investor interest in MLPs decreased substantially. Goldman Sachs noted that, over the trailing one-year period ending May 3, 2018, the Alerian MLP Index, a leading gauge of energy MLPs, declined by approximately 19% while the S&P 500 Energy Index increased by approximately 9%. Goldman Sachs noted that negative market trends had contributed to recent midstream MLP restructurings, with several midstream MLPs electing to eliminate their incentive distributions rights and/or convert into corporations for income tax purposes, state law purposes or both.

In May 2018, representatives of Goldman Sachs met with representatives of each of HINDL and GIP to discuss decreased investor preferences for traditional MLP structures and recent midstream MLP restructuring and recapitalization transactions.

In August and September 2018, representatives of HINDL and GIP each again met with representatives of Goldman Sachs to discuss potential restructuring alternatives in light of reduced investor preferences for typical MLP structures. Representatives of Goldman Sachs presented a general market update as well as possible restructuring alternatives that included an elimination of the HESM IDRs, a contribution to HESM of HIP’s retained interests in the Joint Interest Assets and a conversion of HESM into an entity taxable as a corporation for U.S. federal income tax purposes. In September 2018, HINDL and GIP engaged Latham & Watkins LLP (“Latham”) as their respective legal advisor with respect to their consideration of various restructuring alternatives.

During the fourth quarter of 2018 and the first quarter of 2019, representatives of HINDL and GIP each continued to meet with representatives of Goldman Sachs and Latham regarding a number of alternative restructuring transactions, including the elimination of the HESM IDRs, a contribution to HESM of HIP’s retained interests in the Joint Interest Assets and a conversion of HESM into a taxable entity.

In February 2019, representatives of HINDL and GIP each contacted J.P. Morgan to engage J.P. Morgan as an advisor in connection with the evaluation of alternative restructuring transactions, including the evaluation of various financing transactions that were being evaluated in connection with such alternative restructuring transactions.

From February 28 to March 1, 2019, Mr. Jonathan C. Stein, Chief Financial Officer of HESM and Chief Risk Officer of Hess, acting on behalf of HINDL, and Mr. William J. Brilliant, a director of MLP GP LLC and a Partner of GIP, acting on behalf of GIP, contacted each of Mr. Stephen J.J. Letwin, Mr. John P. Reddy and Mr. David W. Niemiec, the independent members of the HESM Board, and indicated that HINDL and GIP were considering a wide range of restructuring alternatives in order to increase the investor pool for HESM’s equity interests and strengthen HESM’s position as a midstream energy company. On these calls, Mr. Stein and Mr. Brilliant indicated that HINDL and GIP had not yet committed to pursue any transaction and were still evaluating a wide range of alternative restructuring transactions, and that the HESM Board may be presented with a specific proposal at a later time. Mr. Stein and Mr. Brilliant further indicated that the HESM Board would likely constitute the Conflicts Committee to review any such alternative restructuring transactions that may be proposed.

On March 7, 2019, the HESM Board met at a regularly scheduled meeting. At the meeting, the HESM Board discussed the market environment for publicly traded partnerships and midstream companies, including the impact of recent U.S. federal tax legislation on companies and investor dissatisfaction with traditional MLP structures. The HESM Board also discussed a potential restructuring of HESM that could include the conversion of HESM into an entity taxable as a corporation for U.S. federal income tax purposes pursuant to Section 15.1 of the HESM Partnership Agreement, the restructuring of the HESM IDRs and the HESM GP Interest and the contribution to HESM of HIP’s retained interests in the Joint Interest Assets as well as its interests in Hess Water Services. The HESM Board determined that potential conflicts of interest may exist among or between MLP GP LLC and its affiliates, on the one hand, and HESM and the Public Limited Partners, on the other hand, with respect to any proposed restructuring transactions, and the HESM Board appointed the Conflicts Committee, comprising Mr. Letwin, Mr. Niemiec and Mr. Reddy, to evaluate any potential conflicts in connection with any proposed restructuring transactions. The HESM Board further appointed Mr. Letwin to serve as chairman of the Conflicts Committee. The HESM Board also authorized the Conflicts Committee to obtain legal counsel, financial advisors and other consultants and advisors that the committee deemed necessary or appropriate to assist it in its evaluation and review of any potential conflicts in connection with any proposed restructuring transactions.

Following the appointment of the Conflicts Committee, Mr. Letwin, on behalf of the Conflicts Committee, contacted representatives of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) to discuss engaging Gibson Dunn as counsel to represent the Conflicts Committee in considering any proposed transactions, including a potential restructuring transaction of HESM. The Conflicts Committee engaged Gibson Dunn because of Gibson Dunn’s and its lawyers’ knowledge, expertise and experience with respect to public merger and acquisition and restructuring transactions, MLP transactions, U.S. federal income tax law and tax structuring, and conflicts committee engagements, as well as the Conflicts Committee’s prior experience with Gibson Dunn. The Conflicts Committee executed an engagement letter with Gibson Dunn on March 13, 2019. Gibson Dunn performed a due diligence review confirming the independence of the members of the Conflicts Committee and satisfaction of the requirements to serve on the Conflicts Committee under the HESM Partnership Agreement.

On March 25, 2019, the Conflicts Committee held an in-person meeting during which representatives of Gibson Dunn explained the Conflicts Committee’s role and duties in, and best practices for, carrying out its review and evaluation of one or more potential restructuring transactions. During the meeting, the Conflicts Committee engaged in discussion and expressed its desire to engage a financial advisor to assist the Conflicts Committee with its review.

During the week of March 25, 2019, the Conflicts Committee and Gibson Dunn held telephonic and in-person meetings with potential financial advisors regarding their experience and qualifications. During this time, Gibson Dunn sought and received detailed information from the financial advisor candidates regarding their prior and potential future engagements with HINDL and GIP or any of their respective affiliates.

On March 28 and March 29, 2019, the Conflicts Committee held telephonic meetings with representatives of Gibson Dunn. The Conflicts Committee discussed the recent interviews with potential advisors and evaluated relative strengths of the potential financial advisors and the independence of each potential advisor. The Conflicts Committee noted the impressive nature of the presentation prepared by Intrepid, which detailed Intrepid’s and its professionals’ experience and qualifications, including with respect to public mergers and acquisitions, MLPs, incentive distribution right exchange transactions and the energy industry generally. Representatives of Intrepid disclosed that Intrepid had previously been engaged by Global Infrastructure Management, LLC to provide investment banking services in 2017 and 2018 and discussed the details of those engagements with Gibson Dunn and the Conflicts Committee, and Gibson Dunn sought and received additional information regarding these matters. Following discussion and consultation with counsel, the Conflicts Committee determined that those prior relationships would not inhibit Intrepid’s ability to serve as financial advisor to the Conflicts Committee. The Conflicts Committee unanimously determined that Intrepid had the requisite expertise to provide high quality advice to the Conflicts Committee and determined to engage Intrepid as its financial advisor, subject to negotiation of a mutually acceptable fee arrangement and engagement letter.

On April 22, 2019, the HESM Board adopted a resolution by written consent delegating to the Conflicts Committee the power and authority to: (i) to review, evaluate and negotiate, on behalf of HESM and the Public Limited Partners, the terms and conditions of a proposed reorganization transaction involving HESM that would result in (A) HESM continuing as a subsidiary of a newly formed publicly traded entity taxed as a corporation, (B) the Public Limited Partners owning economic interests in the newly formed publicly traded entity, (C) affiliates of MLP GP LLC owning economic interests in HESM and non-economic voting interests in the newly formed entity, which together would be exchangeable for economic interests in the newly formed entity, (D) the HESM IDRs and the HESM GP Interest being canceled and/or otherwise restructured and (E) affiliates of MLP GP LLC contributing certain assets to HESM (clauses (A) through (E), collectively, the “Proposed Transaction”); and (ii) evaluate the Proposed Transaction for the purpose of determining whether to approve, and whether or not to recommend that the HESM Board approve, the Proposed Transaction by “Special Approval” (pursuant to Section 7.9(a) of the HESM Partnership Agreement).

On April 22, 2019, the Conflicts Committee held a telephonic meeting with members of Gibson Dunn and Intrepid. During the meeting, representatives of Intrepid provided an overview of recent telephonic discussions between representatives of Intrepid and Goldman Sachs regarding an upcoming meeting on April 23, 2019, at which HINDL and GIP planned to present their proposal to the Conflicts Committee. The Conflicts Committee noted its desire to carefully discuss and review such proposal and highlighted the importance of Intrepid’s performing an independent financial analysis thereof.

On April 23, 2019, representatives of HINDL and GIP and representatives of Goldman Sachs, J.P. Morgan and Latham held a meeting with the Conflicts Committee and representatives of Intrepid and Gibson Dunn, during which HINDL and GIP and their respective advisors presented the proposed terms of the Proposed Transaction (the “Initial Proposal”), including that (i) New HESM would be formed and would elect to be taxed as a corporation for U.S. federal income tax purposes, (ii) HESM would merge with New HESM in the Merger, pursuant to which HESM Common Units held by the Public Limited Partners would be exchanged for New HESM Class A Shares, (iii) HINDL and GIP would each contribute 100% of their respective outstanding equity interests in HIP to HESM, (iv) the HESM IDRs and the HESM GP Interest would be restructured, (v) HINDL and GIP would each retain a 47.25% direct economic interest in HESM and would receive all of the New HESM Class B Shares, which together would be exchangeable for New HESM Class A Shares, and (vi) the Public Limited Partners would own New HESM Class A Shares representing, in the aggregate, a 5.5% indirect economic interest in HESM.

Later on April 23, 2019, the Conflicts Committee held a separate meeting with representatives of Intrepid and Gibson Dunn to discuss the Initial Proposal and to outline the process for the Conflicts Committee’s consideration of the Initial Proposal, including Intrepid’s financial analysis and evaluation.

On April 26, 2019, the Conflicts Committee entered into an engagement letter with Intrepid.

From May 2 to May 25, 2019, the Conflicts Committee held five in-person and telephonic meetings with representatives of Gibson Dunn and Intrepid to discuss the terms of the Initial Proposal. Over the course of those meetings, representatives of Intrepid presented their analysis of the financial terms of the Initial Proposal, including the Public Limited Partners’ New HESM Class A Shares representing, in the aggregate, a 5.5% indirect economic interest in HESM, and the financial due diligence sessions with HESM management, Goldman Sachs and J.P. Morgan. During presentations to the Conflicts Committee, Intrepid provided, among other things: (i) a review of HESM and New HESM’s market positioning across a variety of qualitative and quantitative measures, (ii) a detailed review of HESM and New HESM’s financial projections and cost of service/rate redetermination model, both as provided by HESM management and HINDL and GIP, (iii) preliminary valuation analyses (including discounted cash flow and comparable public company analyses) (iv) a relative equity exchange analysis, (v) accretion/dilution analyses, and (vi) an overview of HESM’s trading performance. During the presentations, the Conflicts Committee asked, and representatives of Intrepid answered, numerous questions with respect to Intrepid’s financial analysis. The Conflicts Committee and Intrepid discussed the view that the

Proposed Transaction should be evaluated as an integrated whole, as opposed to a valuation of individual elements. Additionally, during these meetings, the members of the Conflicts Committee also discussed maintaining the status quo of HESM, and such discussions continued throughout the process leading to the Conflicts Committee granting “Special Approval” with respect to the Proposed Transaction.

On May 6, 2019, Gibson Dunn, on behalf of the Conflicts Committee, provided Latham with an initial due diligence request relating to the assets and operations of HIP and the structure of the Proposed Transaction.

On May 17, 2019, the Conflicts Committee and representatives of HINDL and GIP held a due diligence session with representatives of Goldman Sachs and Intrepid attending in person and representatives of J.P. Morgan, Gibson Dunn and Latham joining by telephone.

On May 25, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. During the meeting, representatives of Intrepid provided an overview of the previously-held due diligence session with representatives of HINDL and GIP. In connection with preparation of a counterproposal to the Initial Proposal, the Conflicts Committee also discussed Intrepid’s updated financial analysis of the Initial Proposal with a focus on the Public Limited Partners’ indirect ownership interest in HESM following the Proposed Transaction. The Conflicts Committee raised the potential tax consequences of the Proposed Transaction to the Public Limited Partners and reiterated that the Proposed Transaction should be evaluated as an integrated whole. Representatives of Intrepid noted that, as previously discussed, the Public Limited Partners’ 5.5% indirect economic interest in HESM outlined in the Initial Proposal was not unreasonable based on Intrepid’s preliminary valuation analysis. However, Intrepid and the Conflicts Committee discussed certain external factors that could impact the range of trading outcomes for the New HESM Class A Shares following the consummation of the Proposed Transaction, which could justify an increased level of economic ownership for the Public Limited Partners. Members of the Conflicts Committee asked several questions relating to the financial analysis and the governance structure of New HESM to which representatives of Intrepid and Gibson Dunn responded. Following discussions, representatives of Intrepid suggested consideration of a counterproposal incorporating an increased indirect economic interest in HESM to the Public Limited Partners. The participants agreed to consider the issue and reconvene on May 28, 2019 to further discuss the terms of the Conflicts Committee’s potential counterproposal.

On May 28, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. Representatives of Intrepid discussed the potential talking points that Intrepid planned to deliver to Goldman Sachs and J.P. Morgan following the delivery of the Conflicts Committee’s counterproposal letter. The members of the Conflicts Committee then discussed the terms of the Conflicts Committee’s counterproposal. Specifically, the Conflicts Committee discussed proposing an increase to the Public Limited Partners’ indirect economic interest in HESM noting that, based on the analysis presented by Intrepid, an increase to 7.0% would be more than reasonable to address the previously discussed external factors that could impact the range of trading outcomes for the New HESM Class A Shares following the consummation of the Proposed Transaction. The Conflicts Committee also determined that the counterproposal should require public announcement of New HESM’s expected annual distribution growth rate and projected Adjusted EBITDA within a certain range, as such figures were key components underlying the valuation of the transaction for the Public Limited Partners. The Conflicts Committee then requested that Gibson Dunn prepare a draft of the counterproposal letter. The Conflicts Committee reviewed and provided input on the counterproposal letter prior to its execution.

Later on May 28, 2019, the Conflicts Committee delivered a letter (the “May Letter”) to HINDL and GIP containing the Conflicts Committee’s response to the Initial Proposal. In the May Letter, the Conflicts Committee indicated that it was prepared to move forward with negotiating definitive documentation with respect to the Proposed Transaction on the terms set forth in the Initial Proposal with certain modifications, including that, immediately following the consummation of the Proposed Transaction, the Public Limited Partners would own New HESM Class A Shares representing, in the aggregate, an indirect 7.0% economic interest in HESM, and that HESM would publicly announce New HESM’s expected annual distribution growth rate and projected Adjusted EBITDA within a certain range.

Later on May 28, 2019, following discussions with representatives of HINDL and GIP, representatives of Goldman Sachs and J.P. Morgan had conversations with representatives of Intrepid regarding the terms and structure of the Initial Proposal, as well as the Conflicts Committee’s counterproposal. Representatives of Goldman Sachs and J.P. Morgan noted that they disagreed with the proposal that the Public Limited Partners receive a 7.0% indirect economic interest in HESM, as outlined in the May Letter, and requested a meeting with the Conflicts Committee and its advisors the following week to discuss the counterproposal outlined in the May Letter.

On May 29, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid to discuss the feedback received by Intrepid from representatives of Goldman Sachs and J.P. Morgan. During the meeting, representatives of Intrepid noted that Goldman Sachs and J.P. Morgan disagreed with the proposal that Public Limited Partners receive a 7.0% indirect economic interest in HESM, as outlined in the May Letter.

On June 3, 2019, Gibson Dunn, on behalf of the Conflicts Committee, provided Latham with a supplemental due diligence request.

On June 6, 2019, representatives of HINDL and GIP held a meeting with the Conflicts Committee, which was also attended by representatives of Intrepid, Gibson Dunn, Goldman Sachs, J.P. Morgan and Latham, to discuss the terms of the Conflicts Committee’s counterproposal reflected in the May Letter. Representatives of Intrepid provided an overview of its valuation approach and financial analysis with respect to the Proposed Transaction.

Later on June 6, 2019, the Conflicts Committee held a meeting with representatives of Intrepid and Gibson Dunn regarding the feedback from HINDL and GIP to the May Letter and additional financial analysis to be performed by Intrepid relating to, among other things, the trading performance of HESM and selected peers since the May Letter and selected valuation metrics.

On June 11, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. During the meeting, representatives of Intrepid presented materials prepared by Intrepid that included a comparison of the Initial Proposal versus the counterproposal and a comparison of midstream corporate structures, including traditional MLPs, Up-Cs and c-corporations, as well as the benefits and considerations of each structure. The parties then discussed whether the Conflicts Committee should provide a revised counterproposal at this time. Mr. Letwin, on behalf of the Conflicts Committee, proposed that the Conflicts Committee not respond with a formal counteroffer until the Existing Sponsors offered a counterproposal to which the Conflicts Committee could respond. Following discussions, Mr. Letwin requested that Intrepid share certain materials supporting the Conflicts Committee’s requests for increasing the proposed economic interest of the Public Limited Partners with Goldman Sachs and J.P. Morgan.

On June 13, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. Representatives of Intrepid described their discussions with Goldman Sachs and J.P. Morgan regarding the supporting materials that were shared. Representatives of Intrepid noted that representatives of Goldman Sachs communicated that HINDL and GIP planned to deliver to the Conflicts Committee a response to the May Letter.

On June 24, 2019, Mr. Stein and Mr. Brilliant spoke by telephone with Mr. Letwin and indicated that each of HINDL and GIP would be willing to consummate a Proposed Transaction in which the Public Limited Partners would receive a number of Class A Shares in New HESM representing, in the aggregate, an indirect 5.6% economic interest in HESM. Later that same day, HINDL and GIP delivered a letter to the Conflicts Committee reflecting the terms of the revised proposal (the “June Letter”).

On June 28, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid to discuss the June Letter and Intrepid’s financial analysis relating thereto. Representatives of

Intrepid discussed the trading performance of the HESM Common Units since June 24, 2019, and outlined various methodologies used by Intrepid in evaluating the June Letter, including: (i) preliminary valuation analyses (including discounted cash flow and comparable public company analyses) (ii) a relative equity exchange analysis, (iii) accretion/dilution analyses and (iv) various sensitivity analyses. The Conflicts Committee requested that Intrepid share certain of its evaluation materials with Goldman Sachs and J.P. Morgan. The Conflicts Committee decided that a telephone conference between Mr. Letwin, Mr. Stein and Mr. Brilliant would be requested for the following week. Gibson Dunn and Intrepid were charged with drafting talking points with respect to a counterproposal to the June Letter for Mr. Letwin.

On July 2, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid to discuss the draft counterproposal talking points prepared by Gibson Dunn and Intrepid. The Conflicts Committee provided feedback regarding the terms of the talking points and evaluated, among other things, the positives and negatives of various potential responses to the June Letter. After the meeting, a revised draft of the talking points was circulated for further comment and approval by the Conflicts Committee.

On July 4, 2019, Mr. Letwin communicated by e-mail with Mr. Stein and Mr. Brilliant and requested a telephone call with HINDL and GIP to provide initial feedback based on the Conflicts Committee’s review of the June Letter.

On July 9, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. During the meeting, Mr. Letwin, on behalf of the Conflicts Committee, requested that representatives of Gibson Dunn and Intrepid prepare a counterproposal letter incorporating certain terms included in the talking points.

On July 10, 2019, Mr. Letwin spoke by telephone with Mr. Stein and Mr. Brilliant and indicated that, subject to certain assumptions, the Conflicts Committee would be willing to move forward with negotiating definitive documentation with respect to a Proposed Transaction in which the Public Limited Partners would receive a number of New HESM Class A Shares representing, in the aggregate, an indirect economic interest in New HESM of between 5.7% and 6.0%, with the specific percentage subject to certain conditions, including the announcement by New HESM of New HESM’s expected annual distribution growth rate, projected Adjusted EBITDA within a certain range, and the completion of due diligence by the Conflicts Committee and its advisors. Later that same day, the Conflicts Committee delivered a letter to HINDL and GIP reflecting the terms of the counterproposal (the “July 10 Letter”).

On July 15, 2019, Mr. Stein spoke by telephone with Mr. Letwin and indicated that HINDL and GIP would discuss the proposal reflected in the July 10 Letter with their respective advisors.

On July 17, 2019, Gibson Dunn, on behalf of the Conflicts Committee, provided Latham with an additional supplemental due diligence request.

On July 26, 2019, Mr. Stein and Mr. Brilliant spoke by telephone with Mr. Letwin and indicated that HINDL and GIP would be willing to consummate a Proposed Transaction in which the Public Limited Partners would receive a number of Class A Shares in New HESM representing, in the aggregate, an indirect 6.0% economic interest in HESM (the “Amended Proposal”), subject to New HESM announcing a commitment to maintain HESM’s expected distribution growth rate and projected Adjusted EBITDA within a different range. Later that same day, HINDL and GIP delivered a letter to the Conflicts Committee reflecting the terms of the Amended Proposal.

On July 30, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid to discuss the Amended Proposal. Intrepid presented its updated financial analysis of the trading performance of HESM and its selected peers. In the course of the discussions, members of the Conflicts Committee noted that (i) the agreement for New HESM to announce a commitment to maintain HESM’s expected distribution growth rate and projected Adjusted EBITDA was expected to strengthen New HESM’s relative positioning versus its prospective peers and (ii) the 6.0% economic interest in HESM that would be received by the Public Limited Partners in connection with the Proposed Transaction was a significant improvement to the 5.5% economic interest in HESM as set forth in the Initial Proposal. Mr. Letwin, on behalf of the Conflicts Committee, requested that representatives of Gibson Dunn and Intrepid prepare a letter accepting the terms of the Amended Proposal, subject to the negotiation of definitive documentation and completion of due diligence. Representatives of Gibson Dunn then outlined the upcoming legal documentation and negotiation process.

On July 30, 2019, the Conflicts Committee delivered a letter (the “July 30 Letter”) to the Existing Sponsors containing the Conflicts Committee’s response to the Amended Proposal. In the July 30 Letter, the Conflicts Committee indicated that it was in agreement with the terms of the Amended Proposal that would result in the ownership by the Public Limited Partners of a number of New HESM Class A Shares representing, in the aggregate, an indirect 6.0% economic interest in HESM, subject to the completion of due diligence by the Conflicts Committee and its advisors and the finalization of definitive documentation with respect to the Proposed Transaction.

On July 31, 2019, Latham provided Gibson Dunn with initial drafts of the Restructuring Agreement and the Merger Agreement.

On August 1, 2019, Mr. Stein and Mr. Brilliant spoke by telephone with Mr. Letwin and indicated that HINDL and GIP were pleased to have reached preliminary agreement in principle on the material economic terms of the Proposed Transaction and were looking forward to working with Mr. Letwin and the rest of the Conflicts Committee to reach an agreement on all other remaining terms and finalize definitive documentation with respect to the Proposed Transaction.

On August 8, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn. Representatives of Gibson Dunn first provided the Conflicts Committee with an overview of the terms of the initial drafts of the transaction agreements. Following the discussions, the Conflicts Committee directed Gibson Dunn to prepare revised drafts of the Restructuring Agreement and Merger Agreement reflecting the revisions discussed with the Conflicts Committee.

On August 12, 2019, Gibson Dunn provided Latham with revised drafts of the Restructuring Agreement and the Merger Agreement, including among other things, the addition of certain representations, warranties and covenants, including an interim operating covenant, as well as revisions to the proposed termination rights of the parties thereto.

On August 13, 2019, Gibson Dunn, on behalf of the Conflicts Committee, provided Latham with an additional supplemental due diligence request.

On August 22, 2019, Latham provided Gibson Dunn with revised drafts of the Restructuring Agreement and the Merger Agreement, including revisions to, among other things, certain representations, warranties, interim covenants and termination rights of the parties thereto.

On August 23, 2019, representatives of Goldman Sachs and J.P. Morgan spoke by telephone with representatives of Intrepid in order to discuss certain assumptions included in the HESM management projections provided to Intrepid and the Conflicts Committee.

On August 29, 2019, Latham provided Gibson Dunn with an initial draft of the New HESM Partnership Agreement.

On August 30, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn. The focus of the meeting was to discuss the revised drafts of the Restructuring Agreement and the Merger

Agreement, including revisions to, among other things, certain representations, warranties, indemnification rights and termination rights of the parties thereto. The Conflicts Committee asked several questions which Gibson Dunn responded to. In addition, representatives of Gibson Dunn provided an overview of the status of the transaction documents.

On September 5, 2019, Latham provided Gibson Dunn with initial drafts of the Amended HESM Partnership Agreement, Amended Omnibus Agreement, Amended Secondment Agreement and Amended Registration Rights Agreement.

On September 6, 2019, the HESM Board held a regularly scheduled meeting in New York City, New York. During the board meeting, Mr. Stein presented a proposed timeline for completing the negotiation of definitive documentation and publicly announcing the Proposed Transaction.

On September 9, 2019, Gibson Dunn provided Latham with revised drafts of the Restructuring Agreement and the Merger Agreement, including revisions to, among other things, certain representations, warranties and interim covenants.

On September 9 and 10, 2019, the Conflicts Committee held telephonic conferences with representatives of Gibson Dunn to further discuss the issues raised in the transaction documents, including indemnification rights. Mr. Letwin directed Gibson Dunn to prepare for the Conflicts Committee an outline of the various arguments in favor of increased indemnity protections for HESM in the transaction documents.

On September 10, 2019, Mr. Letwin communicated by e-mail with Mr. Stein that the Conflicts Committee, in reviewing the draft Amended Omnibus Agreement, disagreed with the proposed elimination of certain of the existing indemnities provided by HIP in favor of HESM that currently existed under the Omnibus Agreement. Mr. Letwin noted that, while the Conflicts Committee understood that HIP was being contributed to HESM, and will become a wholly owned subsidiary of HESM as a result of the Proposed Transaction, the Conflicts Committee was requesting that HINDL and GIP agree to indemnify HESM with respect to the assets that were contributed to HESM in connection with its initial public offering, as well as any liabilities that may arise from HIP’s ownership and operation of Hess Water Services and its assets as well as other contributed assets.

On September 12, 2019, Mr. Stein spoke by telephone with Mr. Letwin and provided the rationale for the proposed elimination of HIP’s existing indemnification obligations under the draft Amended Omnibus Agreement. Later that same day, Mr. Stein communicated by e-mail with Mr. Letwin, Mr. Niemiec and Mr. Reddy and summarized the rationale for the proposed elimination of the indemnification obligations.

On September 13, 2019, Latham provided Gibson Dunn with an initial draft registration statement on Form S-4 with respect to the Proposed Transaction (the “Form S-4”).

On September 16 and 17, 2019, representatives of Gibson Dunn and Latham held telephone conferences to review and discuss the drafts of the New HESM Partnership Agreement, the Amended HESM Partnership Agreement, the Amended Omnibus Agreement, the Amended Secondment Agreement and the Amended Registration Rights Agreement.

On September 17, 2019, Mr. Stein spoke by telephone with Mr. Letwin, Mr. Niemiec and Mr. Reddy regarding the indemnification provisions of the Amended Omnibus Agreement as well as possible timing for the execution of definitive documents and announcement of the Proposed Transaction.

On September 19, 2019, Gibson Dunn provided Latham with revised drafts of the New HESM Partnership Agreement and the Amended HESM Partnership Agreement.

On September 23, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn to discuss the status of the legal documentation. Representatives of Gibson Dunn provided an overview of the outstanding issues in the Restructuring Agreement, Merger Agreement, New HESM Partnership Agreement, Amended HESM Partnership Agreement, Amended Omnibus Agreement, Amended Employee Secondment Agreement and Amended Registration Rights Agreement. Members of the Conflicts Committee discussed, among other things, the outstanding indemnity issue and the right of New HESM GP LP to purchase all outstanding New HESM Class A Shares in the event that New HESM GP LP and its affiliates at any time owned more than an agreed percentage of the issued and outstanding New HESM Class A Shares and New HESM Class B Shares, taken as a single class (the “call right”). Following discussions, the Conflicts Committee directed Gibson Dunn to conduct certain analysis relating to the call right and to discuss certain remaining issues directly with Latham.

On September 24, 2019, Mr. Stein spoke by telephone with Mr. Letwin regarding the outstanding business issues, which included the indemnity issue and the call right threshold. Following those discussions, Mr. Stein sent an email to Mr. Letwin outlining proposals with respect to the outstanding business issues (the “September E-mail”).

On September 26, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn. The Conflicts Committee discussed the proposals received in the September E-mail regarding the indemnity issue and the call right threshold.

On September 26, 2019, Latham provided Gibson Dunn with a revised draft of the Restructuring Agreement.

Later on the morning of September 26, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn and Intrepid. During the meeting, the participants formulated a counterproposal regarding the call right. In addition, representatives of Gibson Dunn discussed the content of the Form S-4 and Gibson Dunn’s proposed disclosures to be included in the Form S-4, including a section describing the Conflicts Committee’s evaluation and recommendation with respect to the Potential Transaction. The members of the Conflicts Committee provided feedback to Gibson Dunn, which was incorporated into a revised draft of the Form S-4.

Later on September 26, 2019, representatives of Gibson Dunn held a telephone conference with representatives of Latham to discuss the Conflicts Committee’s proposal regarding the business issues outlined in the September E-mail.

On September 27, 2019, representatives of HINDL, GIP and Latham discussed the business issues outlined in the September E-mail. Later that same day, representatives of Gibson Dunn held a telephone conference with representatives of Latham to discuss the business issues, and Latham described a revised proposal relating to the indemnity issue and the call right threshold. Following discussions, Gibson Dunn prepared an e-mail to the Conflicts Committee outlining the terms of the revised proposal.

On September 28, 2019, Latham provided Gibson Dunn with a revised draft of the Omnibus Agreement.

On September 29, 2019, following correspondence and discussion with the Conflicts Committee, representatives of Gibson Dunn provided to Latham the Conflicts Committee’s counterproposal regarding the indemnity issue and the call right threshold.

Later on September 29, 2019, Mr. Stein spoke by telephone with Mr. Letwin to discuss the revised indemnity proposal shared by Gibson Dunn earlier that day to increase the cap on environmental indemnity in order to provide the Public Limited Partners with the same level of protection as currently provided to HESM under the existing documents. Mr. Stein noted that HINDL and GIP would discuss the revised indemnity proposal with their respective advisors.

On September 30, 2019, the Conflicts Committee held a telephonic meeting with representatives of Gibson Dunn to discuss the revised drafts of the Restructuring Agreement and Omnibus Agreement. Representatives of Gibson Dunn outlined the scope of the revised indemnity proposal. The members of the Conflicts Committee asked several questions relating to the differences in indemnity protections between the existing documents and the revised drafts of the transaction documents to which Gibson Dunn responded.

On September 30, 2019, Latham provided Gibson Dunn with drafts of the press release and investor presentation related to the Proposed Transaction.

On October 1 and October 2, 2019, the Conflicts Committee held two telephonic meetings with representatives of Gibson Dunn and Intrepid. During the meetings, the Conflicts Committee and its advisors discussed the remaining open negotiation points in the Transaction Documents and the Conflicts Committee provided feedback on the press release and investor presentation. Following discussions, Mr. Letwin directed Gibson Dunn to prepare revised drafts of the Transaction Documents, press release and investor presentation incorporating the Conflicts Committee’s feedback.

From October 1 to October 3, 2019, Latham and Gibson Dunn exchanged comments to the Restructuring Agreement, the Omnibus Agreement and the other Transaction Documents. Following discussions with HINDL and GIP, on October 2, 2019, Latham provided Gibson Dunn with draft disclosure schedules and revised drafts of the Transaction Documents, and Latham and Gibson Dunn negotiated final terms, including a proposal with respect to the outstanding indemnity issue.

On October 3, 2019, the Conflicts Committee held a telephonic meeting with representatives of Intrepid and Gibson Dunn to review and discuss the Proposed Transaction. Representatives of Gibson Dunn discussed the Proposed Transaction, the legal documentation and related matters, the Conflicts Committee’s process and duties in connection with the Proposed Transaction, and other matters deemed appropriate or requested by the Conflicts Committee. Representatives of Intrepid discussed Intrepid’s financial analyses of the Proposed Transaction. Following the presentation and responses to questions from the Conflicts Committee, Intrepid rendered its oral fairness opinion, subsequently confirmed in writing, that, as of October 3, 2019 and based upon and subject to the factors and assumptions set forth in the written opinion, the Restructuring Consideration to be received by the Public Limited Partners upon consummation of the Transactions is fair, from a financial point of view, to the Public Limited Partners.

After further discussion with the representatives of Intrepid and Gibson Dunn, the Conflicts Committee, acting in good faith, unanimously determined that the Transaction is advisable on the terms set forth in the transaction documents and provided “Special Approval” of the Transaction for all purposes under the HESM Partnership Agreement, and recommended that the HESM Board approve the Restructuring Agreement, the Merger Agreement and the Transactions.

Later on October 3, 2019, the HESM Board held a telephonic meeting. Upon receipt of the recommendation of the Conflicts Committee and after discussion, the HESM Board unanimously determined that the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, and the transactions contemplated thereby, including the Merger, are in the best interests of HESM, and approved the Restructuring Agreement, the Merger Agreement and the other Transaction Documents to which HESM or any of its subsidiaries is a party and the Transactions.

Later that same day, the parties executed the Restructuring Agreement and the Merger Agreement.

On the morning of October 4, 2019, HESM issued a press release announcing the Transactions.

Reasons for the Restructuring

Pursuant to Section 15.1 of the HESM Partnership Agreement, MLP GP LP, in its capacity as the general partner of HESM, has determined, in connection with the recent enactment of federal income tax legislation, that

HESM Common Units held by persons who are not affiliates (as such term is defined by the HESM Partnership Agreement) of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation for U.S. federal (or applicable state and local) income tax purposes whose sole asset is the partnership interests in HESM and that the primary purpose (as such phrase is used in Section 14.3(f) of the HESM Partnership Agreement) of the Merger is to effectuate the provisions of Section 15.1 of the HESM Partnership Agreement. The HESM Board, as the board of directors of the general partner of MLP GP LP (acting with the Special Approval (as such term is defined in the HESM Partnership Agreement) of the Conflicts Committee) has unanimously determined that the Restructuring other Transactions, including the Merger, are in the best interests of HESM and approved the Restructuring other Transactions, including the Merger, and the execution, delivery and performance of the Restructuring Agreement, the Merger Agreement and the other Transaction Documents.

In reaching its determinations described above, the HESM Board consulted with HESM’s senior management and outside legal counsel and financial advisors. These consultations included discussions regarding HESM’s strategic business plan, HESM’s past and current business operations and financial condition and performance, HESM’s future prospects, other potential strategic alternatives that may be available to HESM and the potential Restructuring. The HESM Board considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Restructuring to HESM and its unitholders. Certain material factors considered by the HESM Board, in addition to the matters described above under “—Background of the Restructuring,” are summarized below (which are not listed in any relative order of importance).

In determining that the Restructuring and the other Transactions, including the Merger, are in the best interests of HESM, and in reaching its decision to approve the Restructuring and the other Transactions, including the Merger, and the execution, delivery and performance of the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, the HESM Board considered a variety of factors that the HESM Board believed weighed favorably toward the Restructuring, including the following material factors:

Corporate Tax Structure: New HESM will elect to be taxed as a corporation for U.S. federal income tax purposes in connection with the Restructuring. Taking into account the recent changes in corporate and partnership taxation due to tax reform, the HESM Board believes a corporate tax structure will increase the appeal of our equity to investors, including those for whom certain kinds of pass-through income or the receipt of an IRS Form 1065 Schedule K-1 can be problematic. In addition, the HESM Board believes that current and future investors will prefer our post-Restructuring organizational structure as there will be no incentive distribution rights in New HESM and the New HESM GP Interests will be non-economic management interests. We believe these characteristics will reflect the preferences of our current and future investor base and will drive greater value for holders of our equity over time.

Lower Cost of Capital: The HESM Board believes that the Restructuring, including the increased scale of operating assets at HESM and the elimination of incentive distribution rights and economic general partner interest at the public company level, will increase our access to, and lower our cost of, capital. We believe that such improvements will enhance our ability to fund greater growth efforts and improve our credit profile and better enable us to maintain a desired level of liquidity.

The HESM Board also considered the following factors in addition to the benefits described above:

•

the post-Restructuring organizational structure of New HESM is believed to provide visible growth in cash flows without the necessity of future drop-down acquisitions, which is expected to provide New HESM with additional financial flexibility;

•	the Restructuring is generally not expected to be taxable to holders of HESM Common Units;

•	overall investment in pass-through entities has decreased over the past several years, in part because of recent changes in tax legislation; and

•	the post-Restructuring organizational structure will provide increased scale, as HESM will own a 100% interest in all of the Joint Interest Assets, as well as Hess Water Services.

The foregoing discussion of the information and factors considered by the HESM Board is not intended to be exhaustive, but includes material factors the HESM Board considered. In view of the variety of factors considered in connection with its evaluation of the Restructuring and the complexity of these matters, the HESM Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and approving the transactions. In addition, each of the members of the HESM Board may have given differing weights to different factors. Overall, the HESM Board believed that the positive factors supporting the Restructuring and the transactions contemplated thereby, including the Merger, outweighed the negative factors considered by the HESM Board.

The explanation of the reasoning of the HESM Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Recommendation of the Conflicts Committee

The Conflicts Committee consists of three directors who satisfy the requirements set forth in the HESM Partnership Agreement for service on a conflicts committee: Stephen J.J. Letwin (Chairman), David W. Niemiec and John P. Reddy. The HESM Board authorized the Conflicts Committee to (i) review and evaluate any potential conflict of interests among or between MLP GP LLC and its affiliates, on the one hand, and the Public Limited Partners, on the other hand, arising in connection with the Restructuring and the Transactions, (ii) review and evaluate the terms and conditions of the Restructuring and the Transactions on behalf of HESM and the Public Limited Partners, (iii) negotiate on behalf of HESM and the Public Limited Partners any terms of the Restructuring and the Transactions as it may deem necessary or appropriate, in its sole discretion, (iv) determine whether the Restructuring and the Transactions are in the best interests of HESM, and (v) determine whether to approve or not to approve, and whether to recommend that the HESM Board approve or not approve, as applicable, the Restructuring and the Transactions, with any such approval and related recommendation of the Conflicts Committee constituting “Special Approval” for all purposes under the HESM Partnership Agreement, including Section 7.9(b) thereof.

The Conflicts Committee retained Gibson, Dunn & Crutcher LLP as its legal counsel and Intrepid Partners, LLC as its financial advisor. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of the Restructuring and the transactions contemplated thereby, including with respect to withholding “Special Approval” and maintaining the status quo. The Conflicts Committee engaged in an extensive review of the proposed transactions and conducted negotiations with the Existing Sponsors and their respective representatives with respect to the Restructuring Agreement, the Merger Agreement and the other Transaction Documents. Throughout the negotiations until October 3, 2019, when the Restructuring and the Transactions were approved, the Conflicts Committee considered not only such transactions as proposed by the Existing Sponsors, but also modifications thereto and the possibility of maintaining the status quo. In determining to approve the Restructuring and the Transactions, the Conflicts Committee considered the factors described below.

On October 3, 2019, the Conflicts Committee unanimously in good faith (i) determined that the Restructuring and the Transactions (including the Transaction Documents) are in the best interests of HESM and the Public Limited Partners, (ii) approved the Restructuring and the Transactions on the terms set forth in the Transaction Documents, and (iii) recommended to the HESM Board that the HESM Board approve the Restructuring and the Transactions on the terms set forth in the Transaction Documents. The Conflicts Committee’s approval constitutes “Special Approval” for all purposes under the HESM Partnership Agreement.

Later on October 3, 2019, upon receiving the recommendation of the Conflicts Committee and a report of, among other things, its reasons for recommending approval of the Transactions, the HESM Board unanimously determined that the Restructuring Agreement, the Merger Agreement and the other Transaction Documents, and the Transactions, including the Merger, are in the best interests of HESM, and approved the Restructuring Agreement, the Merger Agreement and the other Transaction Documents and the Transactions.

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the HESM Board (not necessarily presented in order of relative importance):

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New HESM’s tax status as a corporation following the Restructuring provides a number of benefits relative to HESM’s current structure, including (i) potential improvement in trading liquidity, (ii) simplified tax structure by the elimination of K-1 tax reporting requirements and (iii) access to a larger and broader set of potential investors as compared to MLPs as certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations.

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The Restructuring results in a simplified organizational structure with the potential to achieve lower cost of capital over time facilitated through the elimination of the economic impact of the HESMs GP Interest and the HESM IDRs.

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The Conflicts Committee’s belief that the additional equity interests in its existing business and the new asset base that will be contributed to New HESM as part of the Restructuring creates an attractive midstream platform that has greater scale than HESM, has peer-leading EBITDA growth, and is positioned to deliver long-term value to the equity holders of New HESM.

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The Conflicts Committee’s belief that, as a result of the Restructuring, New HESM will not be reliant on the Existing Sponsors’ contributing assets to HESM in order to grow distributions over time, which would have required HESM to raise additional capital in a currently challenging market.

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The Conflicts Committee’s belief that New HESM will have enhanced financial flexibility, with leverage capacity no longer reserved for funding of dropdowns and no external equity funding required to finance dropdown growth.

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The Conflicts Committee’s belief that New HESM will be well positioned financially to support continued organic and inorganic growth initiatives with a self-funding model, stronger coverage relative to HESM, a leverage profile superior to peer averages and the ability to maintain a desired level of liquidity.

•	The Conflicts Committee’s belief that New HESM will be well positioned to take advantage of (i) high-quality sponsorship, (ii) favorable operational contract terms and (iii) organic growth prospects.

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The Conflicts Committee’s belief that New HESM will be well positioned to potentially achieve improved valuation over time as compared to HESM based on an assessment of the historical trading performance of New HESM’s comparable peer companies.

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Based on the projections provided by HESM management and analysis performed by Intrepid, the Conflicts Committee’s belief that the Restructuring will be accretive to the Public Limited Partners on a distributable cash flow per share basis beginning in 2020 and beyond.

•	New HESM’s commitment to maintain HESM’s expected distribution growth rate.

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New HESM’s financing plan that will result in approximately 3.0x leverage and indebtedness at New HESM and its subsidiaries of approximately $1.7 billion of long-term indebtedness, consisting of $800 million of existing HIP senior notes that will be assumed by HESM and $900 million of new indebtedness in addition to any net indebtedness attributable to HESM at the time of closing of the Restructuring and aggregate transaction and financing fees.

•	The valuation analyses of HESM and New HESM prepared by Intrepid and reviewed and discussed with the Conflicts Committee, including, among other things, a discounted cash flow analysis, a peer group trading analysis and the impact to distributable cash flow and distributions attributable to the Public Limited Partners over time.

•

The delivery of an opinion by Intrepid to the Conflicts Committee on October 3, 2019, to the effect that, as of that date and based upon and subject to the assumptions, qualifications, limitations and other matters considered relevant by Intrepid as set forth in its written opinion, the Restructuring Consideration to be received by the Public Limited Partners upon consummation of the Restructuring is fair, from a financial point of view, to the Public Limited Partners.

•	The Public Limited Partners are not expected to recognize taxable income as a result of the public merger.

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The Public Limited Partners will receive an indirect 6.0% economic interest in HESM (a much larger entity following the Restructuring), which constitutes an improvement over the Existing Sponsors’ initial proposal of 5.5%.

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The Conflicts Committee’s belief that the consideration to be received by the Public Limited Partners represents the greatest amount of consideration to the Public Limited Partners that the Existing Sponsors would have been willing to accept at the time of the Conflicts Committee’s determination and approval.

•	Certain terms of the Restructuring Agreement, principally:

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the pre-closing operating covenants of HIP and its subsidiaries, which provide protection to the Public Limited Partners by restricting HIP’s ability to take certain actions prior to the closing of the Restructuring that could reduce the value of the assets of HIP; and

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prior to the Restructuring, the prohibition of the HESM Board and the Existing Sponsors, without the consent of a majority of the then-existing members of the Conflicts Committee, from eliminating the Conflicts Committee, or revoking or diminishing the authority of the Conflicts Committee or removing or causing the removal of any member of the HESM Board who is a member of the Conflicts Committee either as a director or as a member of such committee other than for cause.

In addition, the Conflicts Committee also considered a number of factors relating to the procedural safeguards involved in the evaluation of the Restructuring and negotiation of the Transaction Documents, including those discussed below (not necessarily presented in order of relative importance):

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Each of the members of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee set forth in the HESM Partnership Agreement, including the requirement that each such member of the Conflicts Committee be independent.

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In connection with the consideration of the Restructuring, the Conflicts Committee retained its own independent financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, and HESM’s industry specifically, as well as substantial experience advising publicly traded MLPs and other companies with respect to transactions similar to the Restructuring.

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The Conflicts Committee and its advisors had access to diligence information, materials and personnel deemed necessary to conduct their review and evaluation of the proposed Restructuring and the New HESM organizational structure.

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The terms and conditions of the Transaction Documents and the Restructuring were determined through arm’s-length negotiations between the Conflicts Committee, the Existing Sponsors and their respective representatives and advisors.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals (not necessarily presented in order of relative importance):

•	The Public Limited Partners are not entitled to appraisal rights under the Restructuring Agreement, the Merger Agreement, the HESM Partnership Agreement or Delaware law.

•

The Conflicts Committee did not conduct an auction process or other solicitation of interest from third parties for the acquisition of HESM or of the HESM Common Units held by the public, although such auction process or other solicitation of interest from third parties would have been impractical without the agreement of the Existing Sponsors, who own a majority of HESM.

•	There is risk that the potential benefits sought in the Restructuring, including those reflected in the financial projections prepared by HESM management, might not be fully realized.

•

There is risk that the Restructuring might not be completed in a timely manner, or that the Transactions might not be consummated at all as a result of a failure to satisfy the conditions contained in the Restructuring Agreement, and a failure to complete the Restructuring could negatively affect the trading price of HESM Common Units.

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The Public Limited Partners will be forgoing the potential benefits that would be realized by remaining unitholders of HESM on a standalone basis, including the receipt of distributions on a pre-tax basis and subject to a single layer of taxation.

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After the Restructuring, the New HESM Class A Shares held by the Public Limited Partners will be subject to the call right, initially exercisable by New HESM GP LP if it and its affiliates acquire an additional 3% of the issued and outstanding New HESM Shares.

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The value of the New HESM Class A Shares may be negatively impacted by the limited public float of New HESM and any potential overhang due to a perception of potential forthcoming secondary sales by the Existing Sponsors.

•	Litigation may occur in connection with the Restructuring and such litigation may increase costs and result in a diversion of management focus.

•

The Existing Sponsors and certain members of HESM and New HESM management and the HESM Board may have interests in the Restructuring that are in addition to, or different from, the interests of the Public Limited Partners.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Restructuring and the transactions contemplated thereby and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Restructuring and the transactions contemplated thereby outweighed the negative factors it considered.

MLP GP LLC, MLP GP LP, the Conflicts Committee and the HESM Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to the Public Limited Partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the HESM Partnership Agreement. Under the HESM Partnership Agreement, whenever MLP GP LP, in its capacity as the general partner of HESM, its affiliates, the HESM Board or any committee thereof (including the Conflicts Committee) makes a determination or takes or declines to take any other action, such entity or person must make such determination or take or decline to take such other action in “good faith”, and such entity or person is not subject to any fiduciary duty or other duty or obligation or any other or different standard under applicable law. Under the HESM Partnership Agreement, in order for a determination or the taking or declining to take an action to be in “good faith,” the person making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of HESM. In making such determination or taking or declining to take such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to HESM. Under the HESM Partnership Agreement, any determination, action or omission by MLP GP LP, its affiliates, the HESM Board or the applicable committee thereof (including the Conflicts Committee) will for all purposes be presumed to have been in “good faith.” Nothing in this prospectus or the actions or determinations of the MLP GP LP, its affiliates, the HESM Board or the Conflicts Committee described in this prospectus should be read to mean that any of these entities or persons assumed any obligations to HESM or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the HESM Partnership Agreement.

Opinion of Intrepid as Financial Advisor to the Conflicts Committee

The Conflicts Committee engaged Intrepid to act as its financial advisor in connection with the Restructuring. As part of that engagement, the Conflicts Committee requested that Intrepid evaluate the fairness, from a financial point of view, to the Public Limited Partners of the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions. On October 3, 2019, Intrepid delivered to the Conflicts Committee its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, that the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions is fair, from a financial point of view, to the Public Limited Partners.

The full text of Intrepid’s written opinion, dated October 3, 2019, which sets forth, among other things, assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Intrepid, is attached as Annex C to this prospectus and is incorporated herein by reference. The Conflicts Committee encourages you to read Intrepid’s opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

Intrepid provided its opinion for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the Restructuring and the Transactions. Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and had been evaluated as of, October 3, 2019. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after October 3, 2019. Intrepid’s opinion did not express any opinion as to the prices at which (i) the HESM Common Units will trade at any time following the announcement of the Transactions or (ii) the New HESM Class A Shares will trade at any time following the consummation of the Transactions. Intrepid’s opinion should not be viewed as providing any assurance that the market value of the New HESM Class A Shares to be held by the Public Limited Partners after the consummation of the Transactions will be in excess of the market value of the HESM Common Units owned by such Public Limited Partners at any time prior to announcement or consummation of the Transactions.

In connection with rendering its opinion, Intrepid has, among other things:

•	reviewed the HESM Partnership Agreement and drafts of the Transaction Documents (received October 2, 2019);

•	reviewed certain presentations and restructuring proposals to the Conflicts Committee from the Existing Sponsors and certain counter proposals from the Conflicts Committee;

•	reviewed certain publicly available information relating to HESM that Intrepid deemed relevant, including HESM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018,

Quarterly Reports on Form 10-Q for the three months ended March 31, 2019 and June 30, 2019 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

•	reviewed internal analysis and detailed transaction steps of the Transactions prepared by management and the Existing Sponsors;

•

reviewed HESM’s business plan with management and the Existing Sponsors, including a detailed review of (i) Hess’ upstream position and development plans with respect to the Bakken Shale, (ii) HESM’s systems and operations, (iii) HESM’s commercial contract structure and (iv) Hess Water Services’ business and operations;

•	reviewed certain non-public projected financial and tax data and related assumptions of HESM and New HESM as prepared and furnished to us by management and the Existing Sponsors;

•

discussed past and current operations and operational projections of HESM and New HESM with management and the Existing Sponsors (including their views on the risks and uncertainties of achieving the projections set forth in the forecasts provided);

•	conducted certain sensitivity analyses on management’s financial projections and discussed such analyses with the Conflicts Committee;

•

conducted due diligence with management and the Existing Sponsors on the cost of service / rate redetermination model for contractual arrangements between HESM and Hess, as provided by the Existing Sponsors;

•	reviewed a taxation model provided by management and discussed the expected entity level tax impact of the Transactions on New HESM with tax counsel to the Conflicts Committee;

•	discussed the strategic rationale for, and potential benefits of, the proposed Transactions with the Conflicts Committee;

•	performed discounted cash flow analyses based on forecasts and other data provided by management;

•

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to HESM and New HESM;

•	reviewed and analyzed trading liquidity metrics, trading performance, valuation metrics and investor base considerations across midstream entities with various corporate structures; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing the opinion expressed therein.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by Intrepid, and it has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management and the Existing Sponsors that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans of HESM, New HESM, Hess and Hess Water Services that were provided to Intrepid, Intrepid relied, with the Conflicts Committee’s consent, upon the assurances of management and the Existing Sponsors that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management and the Existing Sponsors as to the future performance of HESM and New HESM, under the assumptions reflected therein. Intrepid expressed no view as to financial and tax forecasts or any judgments, estimates or assumptions on which they are based.

Intrepid further relied, with the consent of the Conflicts Committee, upon the assessments of management and the Existing Sponsors as to (i) the potential impact on HESM and New HESM of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of HESM and New HESM of the proposed Transactions and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of HESM and New HESM. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of HESM or Hess Water Services and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor was Intrepid furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the Conflicts Committee) that the representations and warranties of each party contained in the Transaction Documents are true and correct, and that each party will perform all of the undertakings and agreements required to be performed by it under the Transaction Documents without any waiver or modification of any material terms or conditions contained therein. Intrepid assumed that the final executed and delivered versions of all documents that it reviewed in draft form conformed in all material respects to the most recent drafts it reviewed. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases, including under the Amended HESM Partnership Agreement and any agreement or contract to which HESM is a party will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transactions or materially reduce the benefits of the Transactions to HESM. Intrepid assumed that the business of each of HESM and the other parties to the Transactions will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that HESM and the Conflicts Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Transactions.

Intrepid was not asked to pass upon, and did not express any opinion with respect to, any matter other than whether the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions is fair, from a financial point of view, to the Public Limited Partners. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Transactions or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transactions and the undertakings of HESM, New HESM or the Existing Sponsors. Intrepid’s opinion does not address the relative merits of the Transactions as compared to any other transaction or business strategy in which HESM might engage or the merits of the underlying decision by HESM Board to engage in the Transactions and enter into the Transaction Documents. Intrepid expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Restructuring or class of such persons, relative to the Restructuring Consideration or otherwise. Further, the Conflicts Committee did not authorize Intrepid to solicit, and Intrepid did not solicit, any indications of interest from any third party with respect to alternative transaction(s).

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

Summary of Material Financial Analyses

The following is a summary of the material comparative and financial analyses that Intrepid presented to the Conflicts Committee in connection with delivering its opinion on October 3, 2019.

The following summary does not purport to be a complete description of the comparative and financial analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.

The comparative and financial analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the comparative and financial analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.

Comparable Public Company Trading Analysis

HESM

Intrepid reviewed and compared certain financial information, metrics, ratios, yields and market multiples of HESM to those of the following publicly-traded midstream entities:

Midstream entities with gathering and processing assets:

•	Crestwood Equity Partners LP

•	DCP Midstream, LP

•	Enable Midstream Partners, LP

•	EnLink Midstream, LLC

•	Western Midstream Partners, LP

Midstream partnerships with historic and potential future drop-down transactions:

•	BP Midstream Partners LP

•	CNX Midstream Partners LP

•	Noble Midstream Partners LP

•	Oasis Midstream Partners LP

•	Phillips 66 Partners LP

•	Shell Midstream Partners, L.P.

These companies are referred to in this section as the “HESM selected comparable companies.” Intrepid performed the comparable public company trading analysis based on data derived from public company filings and disclosures, publicly available disclosure statements and broker research estimates. Although none of the HESM selected comparable companies is directly comparable to HESM, the companies included were selected because they are midstream companies with operations, asset profiles, financial profiles, service profiles, geographic exposures and entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of HESM. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Restructuring and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of HESM and the HESM selected comparable companies also are relevant.

Intrepid also calculated and compared various financial multiples and ratios based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates using applicable market data as of September 30, 2019, including:

•	LP Distribution Yield, which is calculated as limited partner cash distributions per unit divided by limited partner equity value per unit;

•

LP Distributable Cash Flow Yield, which is calculated as limited partner distributable cash flow per unit divided by limited partner equity value per unit. Distributable cash flow (“DCF”) is calculated as EBITDA less maintenance capital expenditures, less interest expense, less distribution on preferred units, less state and local taxes and other cash flow adjustments (each company’s definition of EBITDA and DCF may vary). LP distributable cash flow is calculated as DCF less the DCF allocation to the economic general partner interest and the IDRs, as applicable.

The mean and median financial multiples and ratios of the HESM selected comparable companies are set forth below.

Overall HESM Selected Comparable Companies	Mean	Median
LP Distribution Yield (Last Quarter Annualized)	10.0%	10.6%
LP Distribution Yield (2019E)	10.1%	10.8%
LP Distribution Yield (Next Twelve Months)	10.5%	11.0%
LP Distribution Yield (2020E)	11.0%	11.2%
LP DCF Yield (2019E)	12.8%	13.5%
LP DCF Yield (2020E)	13.6%	13.6%
LP DCF Yield (2021E)	14.6%	14.8%

Midstream Entities with Gathering and Processing Assets	Mean	Median
LP Distribution Yield (Last Quarter Annualized)	10.5%	11.0%
LP Distribution Yield (2019E)	10.5%	10.9%
LP Distribution Yield (Next Twelve Months)	10.7%	11.0%
LP Distribution Yield (2020E)	10.8%	11.2%
LP DCF Yield (2019E)	13.6%	13.7%
LP DCF Yield (2020E)	14.2%	13.8%
LP DCF Yield (2021E)	14.9%	14.5%

Midstream Partnerships with Historic and Potential Future Dropdowns	Mean	Median
LP Distribution Yield (Last Quarter Annualized)	9.5%	9.8%
LP Distribution Yield (2019E)	9.7%	9.8%
LP Distribution Yield (Next Twelve Months)	10.4%	10.7%
LP Distribution Yield (2020E)	11.0%	11.3%
LP DCF Yield (2019E)	12.2%	12.2%
LP DCF Yield (2020E)	13.2%	13.0%
LP DCF Yield (2021E)	14.4%	14.9%

Applying these yields to the various metrics, Intrepid observed an implied equity value ranging from approximately $15 to $20 per HESM Common Unit (which equates to approximately $252 million to $346 million in implied equity value owned by the Public Limited Partners).

New HESM

Intrepid reviewed and compared certain financial information, metrics, ratios, yields and market multiples of New HESM to those of the following publicly-traded midstream entities:

Midstream master limited partnerships:

•	BP Midstream Partners LP

•	Crestwood Equity Partners LP

•	DCP Midstream, LP

•	Enable Midstream Partners, LP

•	EQM Midstream Partners, LP

•	Magellan Midstream Partners, L.P.

•	Phillips 66 Partners LP

•	Shell Midstream Partners, L.P.

•	Western Midstream Partners, LP

Midstream limited liability company taxed as a corporation for federal income tax purposes:

•	EnLink Midstream, LLC

Midstream corporations:

•	Antero Midstream Corporation

•	Equitrans Midstream Corporation

•	ONEOK, Inc.

•	Targa Resources Corp.

•	The Williams Companies, Inc.

These companies are referred to in this section as the “New HESM selected comparable companies.” Intrepid performed the comparable public company trading analysis based on data derived from public company filings and disclosures, publicly available disclosures and broker research estimates. Although none of the New HESM selected comparable companies is directly comparable to New HESM, the companies included were selected because they are midstream companies with operations, asset profiles, financial profiles, service profiles, geographic exposure and entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of New HESM. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Restructuring and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of New HESM and the New HESM selected comparable companies also are relevant.

Intrepid also calculated and compared various financial multiples and ratios based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates, using applicable market data as of September 30, 2019, including those referenced above and EV / EBITDA, which is calculated as enterprise value divided by EBITDA (as projected by broker research analysts)(each company’s definition of EBITDA may vary).

The mean and median financial multiples and ratios of the New HESM selected comparable companies are set forth below.

Overall New HESM Selected Comparable Companies	Mean		Median
EV / EBITDA (2019E)	10.9	x	10.8	x
EV / EBITDA (Next Twelve Months)	10.4	x	10.2	x
EV / EBITDA (2020E)	9.7	x	9.7	x
EV / EBITDA (2021E)	8.9	x	9.1	x
LP Distribution Yield (Last Quarter Annualized)	9.7%		9.1%
LP Distribution Yield (2019E)	9.7%		9.1%
LP Distribution Yield (Next Twelve Months)	10.0%		9.6%
LP Distribution Yield (2020E)	10.2%		10.1%
LP DCF Yield (2019E)	11.7%		11.4%
LP DCF Yield (2020E)	12.4%		12.4%
LP DCF Yield (2021E)	13.5%		14.3%

Midstream MLPs	Mean		Median
EV / EBITDA (2019E)	11.0	x	10.8	x
EV / EBITDA (Next Twelve Months)	10.7	x	10.2	x
EV / EBITDA (2020E)	10.0	x	9.7	x
EV / EBITDA (2021E)	9.1	x	9.1	x
LP Distribution Yield (Last Quarter Annualized)	9.2%		8.9%
LP Distribution Yield (2019E)	9.2%		8.9%
LP Distribution Yield (Next Twelve Months)	9.5%		9.6%
LP Distribution Yield (2020E)	9.7%		10.1%
LP DCF Yield (2019E)	11.2%		11.4%
LP DCF Yield (2020E)	11.7%		12.4%
LP DCF Yield (2021E)	12.9%		14.3%

Midstream LLC Taxed as a Corporation
EV / EBITDA (2019E)	9.2	x
EV / EBITDA (Next Twelve Months)	8.9	x
EV / EBITDA (2020E)	8.8	x
EV / EBITDA (2021E)	8.6	x
LP Distribution Yield (Last Quarter Annualized)	13.3%
LP Distribution Yield (2019E)	13.3%
LP Distribution Yield (Next Twelve Months)	13.6%
LP Distribution Yield (2020E)	13.8%
LP DCF Yield (2019E)	17.5%
LP DCF Yield (2020E)	18.0%
LP DCF Yield (2021E)	18.1%

Midstream Corporations	Mean		Median
EV / EBITDA (2019E)	11.0	x	10.8	x
EV / EBITDA (Next Twelve Months)	10.2	x	10.6	x
EV / EBITDA (2020E)	9.4	x	10.2	x
EV / EBITDA (2021E)	8.7	x	8.8	x
LP Distribution Yield (Last Quarter Annualized)	9.8%		9.1%
LP Distribution Yield (2019E)	9.8%		9.1%
LP Distribution Yield (Next Twelve Months)	10.1%		9.1%
LP Distribution Yield (2020E)	10.4%		9.1%
LP DCF Yield (2019E)	11.3%		10.6%
LP DCF Yield (2020E)	12.6%		10.8%
LP DCF Yield (2021E)	13.6%		11.5%

Based on its analysis of these calculations, Intrepid observed an implied equity value of New HESM ranging from $4,193 million to $8,674 million.

Discounted Cash Flow Analysis

For each of HESM and New HESM, Intrepid performed discounted cash flow analyses, which were designed to provide an indication of the present value of (i) each partnership’s cash flows, as estimated by management through 2024, and (ii) an assumed terminal value.

HESM

Intrepid performed discounted cash flow analyses to calculate the estimated present value, as of June 30, 2019, of: (i) (A) the limited partner distributable cash flows HESM is projected to generate and (B) the limited partner cash distributions HESM is projected to declare and pay, in each case, on a per unit basis and for the five and a half year period beginning with the six months ending December 31, 2019, based on projections prepared by management, and (ii) an assumed terminal unit value.

Using an estimated cost of equity for HESM ranging from 8.5% to 10.5%, Intrepid discounted: (i) (A) HESM’s projected limited partner distributable cash flow, and (B) a range of illustrative terminal unit values, calculated by applying a range of limited partner distributable cash flow yields of 10.0% to 12.5% to terminal year limited partner distributable cash flow and (ii) (A) HESM’s projected limited partner cash distributions, and (B) a range of illustrative terminal unit values, calculated by applying a range of limited partner cash distribution yields of 9.0% to 11.0% to terminal year limited partner cash distribution. Intrepid derived such cost of equity range by application of the Capital Asset Pricing Model (“CAPM”) and such terminal yield ranges using its professional judgment and experience, taking into account, among other things, an analysis of HESM and its peers.

The following table presents the results of these analyses for implied unit price and equity value to Public Limited Partners.

	Implied Unit Price per HESM Common Unit		Implied Public Limited Partners’ Equity Value (in millions)
	Low	High	Low	High
Present Value of Projected Limited Partner Distributable Cash Flow	$25	$31	$419	$521
Present Value of Projected Limited Partner Cash Distributions	$25	$30	$419	$518

New HESM

For purposes of this analysis, “unlevered free cash flow” is calculated as EBITDA less maintenance capital expenditures, cash taxes and growth capital expenditures. Intrepid performed discounted cash flow analyses to calculate the estimated present value, as of June 30, 2019, of: (i) (A) the unlevered free cash flow and (B) the distributable cash flow per share that New HESM is projected to generate, in each case, for the five and a half year period beginning with the six months ending December 31, 2019, based on projections prepared by management, and (ii) an assumed terminal enterprise value or share price, as applicable.

Using an estimated weighted average cost of capital ranging from 6.5% to 7.75%, Intrepid discounted: (i) New HESM’s estimated unlevered free cash flow, and (ii) a range of illustrative terminal enterprise values, calculated by applying a range of terminal EBITDA multiples of 10.0x to 12.0x to terminal year EBITDA. Intrepid derived such weighted average cost of capital range by application of the CAPM and such terminal multiple range using its professional judgment and experience, taking into account, among other things, an analysis of New HESM and its peers. Intrepid then subtracted the net debt attributable to New HESM upon the closing of the Transactions to arrive at the implied equity value for New HESM.

Additionally, using the cost of equity as implied by the range of weighted average cost of capital, Intrepid discounted (i) New HESM’s estimated distributable cash flow per share, and (ii) a range of illustrative terminal share prices, calculated by applying a range of terminal distributable cash flow yields of 9.75% to 11.75% to terminal year distributable cash flow per share. Intrepid derived such terminal yield range using its professional judgment and experience, taking into account, among other things, an analysis of New HESM and its peers. Intrepid multiplied the implied equity value per share by the shares outstanding upon the closing of the Transactions to compute the implied equity value for New HESM.

The following table presents the results of these analyses.

	Implied Enterprise Value / Implied New HESM Share Price (in millions or per share, as applicable)		Implied Equity Value (in millions)
	Low	High	Low	High
Present Value of Projected Unlevered Free Cash Flow	$9,865	$11,861	$8,120	$10,116
Present Value of Projected Distributable Cash Flow	$31	$37	$8,761	$10,652

Relative Equity Exchange Analysis

Intrepid used the financial information described above to analyze the implied Public Limited Partners’ indirect economic interest in HESM post-Restructuring, calculated by dividing (i) the implied Public Limited Partners’ Equity Value in HESM prior to Restructuring by (ii) the implied New HESM equity value.

The following table presents the results of this analysis.

	Implied Public Limited Partners’ Equity Value in HESM Prior to Restructuring (in millions)			Implied New HESM Equity Value (in millions)			Implied Public Limited Partners’ Indirect Economic Interest in HESM Post-Restructuring
	Low	Mid	High	Low	Mid	High	Low	Mid	High
Comparable Public Company Trading Analysis	$252	$299	$346	$4,193	$6,434	$8,674	6.0%	4.6%	4.0%
Discounted Cash Flow Analysis	$419	$470	$521	$8,120	$9,386	$10,652	5.2%	5.0%	4.9%

Pro Forma Effects of the Restructuring on Distributable Cash Flow

As a supplement to the valuation analyses described above, Intrepid prepared illustrative analyses of the pro forma financial impact of the Restructuring on distributable cash flow attributable to the Public Limited Partners based on financial projections for HESM and New HESM prepared by management. For the second half of 2019 and for each of the calendar years ending December 31, 2020 through 2024, Intrepid compared the distributable cash flow allocated to the Public Limited Partners prior to Restructuring to the distributable cash flow allocated to the Public Limited Partners (giving effect to the Restructuring).

The following table presents the results of this analysis.

	2H 2019E	2020E	2021E	2022E	2023E	2024E	Total 2H 2019E – 2024E
New HESM - Distributable Cash Flow allocated to the Public Limited Partners – in millions of Dollars	$16	$39	$52	$58	$60	$60	$286
Accretion / (Dilution) – in millions of Dollars	$(0)	$4	$11	$13	$9	$8	$45
Accretion / (Dilution) – as a percentage	(1)%	11%	28%	29%	17%	15%	19%

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole.

Intrepid prepared these analyses exclusively for the purposes of providing its opinion to the Conflicts Committee as to the fairness to the Public Limited Partners, from a financial point of view, of the Restructuring Consideration to be received by the Public Limited Partners upon the consummation of the Transactions. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. None of HESM, Intrepid or any other person assumes responsibility if future results are materially different from those forecast because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the persons involved in the Transactions and their advisors.

The Restructuring Consideration was determined through arm’s-length negotiations between the Conflicts Committee and the Sponsors and was approved by the Conflicts Committee and the HESM Board. Intrepid provided advice to the Conflicts Committee during these negotiations. Intrepid did not, however, recommend any specific consideration to or indicate that any specific consideration constituted the only appropriate consideration for the Transactions.

As described above in the section titled “The Restructuring—Reasons for the Restructuring,” Intrepid’s opinion to the Conflicts Committee was only one of many factors taken into consideration by the Conflicts Committee and should not be viewed as determinative of the views of the Conflicts Committee in approving the Restructuring. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the delivery of its fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex C to this prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of HESM, New HESM, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Transaction Documents, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Transaction Documents for the accounts of Intrepid and its affiliates and employees and their customers. As of October 3, 2019, Intrepid did not hold any interest in HESM.

Intrepid acted exclusively as financial advisor to the Conflicts Committee in connection with an evaluation of the Transactions and will receive customary fees for its services. The engagement letter between the Conflicts Committee and Intrepid provides for a transaction fee of $2,750,000, of which $1,375,000 became payable upon the public announcement of the Transactions, and the remainder of which is contingent upon consummation of the Transactions, and a fee of $1,000,000 upon Intrepid’s rendering its opinion, regardless of the conclusion reached therein. In addition, HESM agreed to reimburse Intrepid for its reasonable out of pocket expenses (including legal fees, expenses, and disbursements) subject to certain limitations, and MLP GP LLC and HESM have agreed to indemnify Intrepid and related persons against certain liabilities and expenses arising out of its engagement. In the past, Intrepid has provided certain investment banking services to GIP and its affiliates, for which Intrepid has received compensation, including, in the past two years, having acted as financial advisor to Global Infrastructure Management, LLC in 2017 and 2018. In the ordinary course of Intrepid’s business, Intrepid and its affiliates may invest in debt and/or equity of HESM and/or New HESM. Additionally, in the future, Intrepid may provide certain investment banking services to the Existing Sponsors, MLP GP LLC, HESM, New HESM and/or their affiliates, for which Intrepid may receive compensation.

The Conflicts Committee selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with restructuring transactions, mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Conflicts Committee selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment community, experience in transactions similar to the transactions described in the Transaction Documents and independence with respect to the Restructuring.

Unaudited Projected Financial Information

In connection with evaluation of the Transactions, HESM management and the Sponsors prepared and provided to the HESM Board and the Conflicts Committee certain internal unaudited financial forecasts (the “Financial Projections”) for the business and operations of HESM and New HESM with respect to 2019 through 2024. While HESM has historically released annual guidance from time to time, HESM does not, as a matter of course, disclose its full, long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of HESM’s business and competitive markets in which it operates. The Financial Projections were used by the HESM Board and the Conflicts Committee for the purpose of evaluating the Transactions. The Financial Projections also were provided to Intrepid for its use and reliance in connection with its financial analyses and opinions described in the sections entitled “—Opinion of

Intrepid as Financial Advisor to the Conflicts Committee.” The Financial Projections were dated September 4, 2019, and were based on the information available to HESM management and the Sponsors as of the date of such projections and speak only as of such date, and the Financial Projections have not been updated and will not be updated since such date.

As discussed in more detail under “—Interests of Certain Persons in the Restructuring,” there will be significant overlap between the management teams of HESM and New HESM, and there will be significant overlap in the assets and businesses underlying each of HESM and New HESM’s financial performance given that, upon consummation of the Restructuring, (i) HESM will directly or indirectly own 100% of the New HESM Assets and (ii) New HESM will control HESM and own an approximate 6.32% economic interest in HESM. Accordingly, much of the prospective financial information of New HESM is derived directly from the prospective financial information of HESM.

The Financial Projections were prepared utilizing standalone projected financial information for HESM on a consolidated basis based on preliminary budgeting and forecast information. In the case of the projections related to New HESM pro forma for the Restructuring, models were adjusted to account for assumed equity and cash consideration related to the Restructuring and the inclusion of Hess Water Services, which is not included in HESM’s consolidated results. The reports of the independent registered public accounting firm for HESM and HIP included in or incorporated by reference into this prospectus relate solely to the historical audited financial information of HESM and HIP, respectively. Such reports do not extend to the Financial Projections and should not be read to do so.

The Financial Projections and the prospective financial information contained therein were not prepared with a view toward public disclosure or with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In the view of HESM management and the Sponsors, the Financial Projections were prepared on a reasonable basis, reflected the best available estimates and judgments based on the facts and circumstances existing at the time such projections were prepared, and presented, to the best of the knowledge and belief of HESM management and the Sponsors, the expected course of action and the expected future financial performance of (i) each of HESM and Hess Water Services on a stand-alone basis if the Transactions were not consummated and (ii) New HESM, giving effect to the Transactions. However, this information is subject to significant economic, competitive, industry and other uncertainties, is not fact, may not be achieved in full, within projected time frames or at all and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the Financial Projections. Accordingly, the Financial Projections, which were utilized by Intrepid for purposes of its financial analyses and opinions, may not be realized.

The Financial Projections and the prospective financial information contained therein included in this prospectus have been prepared by, and are the responsibility of, HESM and New HESM. Neither HESM’s nor New HESM’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections and the prospective financial information contained therein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table sets forth a summary of the Financial Projections for HESM, on a standalone basis, and New HESM, on a pro forma basis giving effect to the Transactions for the twelve months ending June 30, 2020 and for the year ending December 31, 2020 through the year ending December 31, 2024:

	Twelve months ending June 30, 2020 (Estimated)	2020E	2021E	2022E	2023E	2024E
HESM Status Quo Adjusted EBITDA(1)	$125	$141	$174	$279	$623	$1,011
HESM Status Quo Distributions Per Unit	$1.73	$1.86	$2.14	$2.46	$2.83	$2.86
HESM Status Quo Distributable Cash Flow(1)	$121	$137	$170	$252	$510	$830
New HESM Pro Forma Adjusted EBITDA(1)	$666	$750	$926	$989	$1,014	$1,011
New HESM Pro Forma Dividends Per Share	$1.73	$1.86	$2.14	$2.46	$2.83	$3.24
New HESM Pro Forma Distributable Cash Flow(1)	$546	$617	$767	$819	$836	$830
(1)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. For a discussion of how such terms are defined and used, please see “Summary Selected Historical Consolidated Financial and Operating Data of HESM— Non-GAAP Financial Measures.”

The Financial Projections and the prospective financial information contained therein are based on various assumptions, including the following principal assumptions:

•	operating and financial assumptions for HESM status quo financial information, including;

•	HESM will continue as a standalone entity;

•

HESM crude oil, natural gas and NGL volumes, operating expenses and capital expenditures primarily based on the Hess development plan that was presented to HESM at year-end 2018 and consistent with Hess’s 2019 nominations thereunder (the “Current Development Plan”);

•

annual tariff recalculations, contractual escalators and minimum volume commitments under HESM’s existing commercial agreements will be consistent with the Current Development Plan (including Hess’s nominations thereunder);

•	HESM will maintain a targeted 15% annual growth rate in distributions through 2023;

•	HESM will increase its consolidated leverage ratio of 3.0x through the execution and funding of drop-downs with additional debt; and

•

no acquisitions or dropdown transactions from HIP or its affiliates until 2022, with any dropdown transactions funded with a mix of debt and equity issuances while maintaining HESM’s targeted distribution growth rate and leverage ratio;

•	operating and financial assumptions for New HESM pro forma financial information, including;

•	New HESM crude oil, natural gas and NGL volumes, operating expenses and capital expenditures primarily based on the Current Development Plan (including Hess’s nominations thereunder);

•

annual tariff recalculations, contractual escalators and minimum volume commitments under HESM’s existing commercial agreements will be consistent with the Current Development Plan (including Hess’s nominations thereunder);

•	New HESM will maintain HESM’s targeted 15% annual growth rate in distributions through 2023;

•	New HESM will maintain a consolidated target leverage ratio of 3.0x, with any excess capacity available for equity repurchases from existing shareholders; and

•	produced water gathering and disposal volumes, revenue, operating expenses and capital expenditures consistent with the Current Development Plan.

The estimates and assumptions underlying the Financial Projections and the prospective financial information are inherently uncertain and are beyond the control of HESM and New HESM, and the risk of inaccuracy increases with the length of the forecast period. Important factors that may affect actual results and cause the Financial Projections not to be achieved include, among other things, the matters described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 25, respectively. The Financial Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Financial Projections. Accordingly, there can be no assurance that the forecasted results included in the Financial Projections will be realized and neither HESM nor New HESM undertakes any obligation to update or revise the Financial Projections.

The inclusion of the Financial Projections in this prospectus should not be regarded as an indication that any of HESM, New HESM or their respective officers, directors, partners, affiliates, advisors or other representatives considered the prospective financial information included therein to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of HESM, New HESM or any of their respective officers, directors, partners, affiliates, advisors or other representatives can give you any assurance that actual results will not differ from the projected results. Neither HESM nor New HESM undertakes any obligation to update or otherwise revise or reconcile the projected financial information to reflect circumstances existing after the date the Financial Projections were generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or for any other reason. Neither HESM nor New HESM intends to make publicly available any update or other revision to the Financial Projections or the prospective financial information included therein, except as required by applicable securities laws. Neither HESM nor New HESM makes any representation to any HESM Common Unitholders, New HESM shareholders or any other person regarding HESM’s or New HESM’s performance compared to the information contained in the Financial Projections or that projected results will be achieved. The summary of the Financial Projections included above is being provided solely because it was made available to the HESM Board, the Conflicts Committee and Intrepid in connection with the Transactions.

Financing Transactions

The New Credit Agreement

Prior to the Restructuring, indebtedness at HESM consists of a senior secured revolving credit facility with $300 million in borrowing capacity, of which $11 million was drawn as of September 30, 2019. Indebtedness at HIP consists of the Existing HIP Notes, a senior secured revolving credit facility with $600 million in borrowing capacity under which $165 million was drawn as of September 30, 2019 and a senior secured term loan facility under which $190 million was outstanding as of September 30, 2019. For a discussion of New HESM’s indebtedness on a pro forma basis giving effect to the refinancing of existing indebtedness, see the section entitled “Summary Selected Unaudited Pro Forma Financial and Operating Data” beginning on page 23.

Upon consummation of the Restructuring, HESM expects to enter into the New Credit Agreement with certain lenders which allows for (i) a $1.0 billion senior secured New Revolving Credit Facility and (ii) a senior secured New Term Loan A Facility in the amount of $400 million. After giving effect to the Restructuring and the Financing Transactions, we expect to have approximately $71 million of borrowings outstanding under the New Revolving Credit Facility, including $60.0 million of new borrowings and $11.0 million of HESM revolver balance outstanding at September 30, 2019. We expect that the proceeds of the New Revolving Credit Facility and the New Term Loan A Facility will be used to consummate the Financing Transactions, fund a portion of the Sponsor Distribution and to fund operating activities and capital expenditures of HESM and its restricted subsidiaries.

The Exchange Offer by HESM

HESM is offering eligible holders of Existing HIP Notes the opportunity to exchange (the “Exchange Offer”) the outstanding Existing HIP Notes for up to $800 million aggregate principal amount of 5.625% Senior Notes due February 15, 2026 issued by HESM (the “Exchange Notes”), conditioned on, among other things, the substantially concurrent consummation of the Restructuring. Concurrently with the Exchange Offer, HIP is soliciting consents (the “Consent Solicitation”) from eligible holders of the Existing HIP Notes to amend (the “Proposed Amendments”) the indenture, dated November 22, 2017, governing the Existing HIP Notes (the “HIP Indenture”). As of October 18, 2019, approximately $795 million aggregate principal amount of Existing HIP Notes, representing approximately 99.32% of the aggregate principal amount of Existing HIP Notes outstanding, has been validly tendered pursuant to the Exchange Offer and corresponding consents have been delivered pursuant to the Consent Solicitation. Because noteholders representing greater than a majority in aggregate principal amount of Existing HIP Notes delivered consents in the Consent Solicitation, HIP executed a first supplemental indenture giving effect to the Proposed Amendments, which will become operative at the settlement of the Exchange Offer subject to the satisfaction of certain conditions.

The HESM New Notes

Additionally, prior to the consummation of the Restructuring, HESM intends to issue $500 million aggregate principal amount of new unsecured senior notes (the “HESM New Notes”). The HESM New Notes will rank equally with the Exchange Notes. Proceeds from the sale of HESM New Notes will be used, in part, to repay or discharge all indebtedness outstanding under the HIP Credit Agreement and to fund the Sponsor Distribution and for general partnership purposes.

Anticipated Sources and Uses of Cash

The below table reflects the anticipated sources of cash from the incurrence of new debt, including the issuance of the HESM New Notes and the uses of such cash in connection with the Restructuring and the Financing Transactions.

(in millions)
Sources		Uses
Incurrence of new debt	$960.0	Sponsor Distribution	$548.6
Issuance of Exchange Notes	800.0	Exchange of Existing HIP Notes	800.0
HIP Cash	3.6	Repayment of historical outstanding borrowings	355.0
		Transaction costs and debt origination fees	60.0

Total sources	$1,763.6	Total uses	$1,763.6

Interests of Certain Persons in the Restructuring

HESM Common Unitholders should be aware that certain HESM directors and executive officers may be deemed to have interests in the Restructuring that are in addition to, or different from, the interests of other HESM Common Unitholders. The HESM Board and Conflicts Committee were aware of these interests and considered them, among other matters, in approving the Restructuring and the Restructuring Agreement.

Interests of Directors and Executive Officers of HESM in the Restructuring

Aside from their interests as unitholders of HESM, HESM’s directors and executive officers have interests in the Restructuring that are different from, or in addition to, the interests of holders of HESM Common Units generally. The members of the Conflicts Committee were aware of and considered these interests, among other matters, in approving the Restructuring and the transactions contemplated thereby, including the Merger. See “—Background of the Restructuring.” These interests are described in more detail below.

Continuing Board and Management Positions

New HESM will be managed by the directors and officers of New HESM GP LLC, the general partner of New HESM GP LP, which will be the general partner of New HESM. Following the Restructuring, substantially all of the current executive officers and members of the board of directors of HESM GP LLC will continue as executive officers or directors, as applicable, of New HESM GP LLC and two additional directors will be appointed to the board of directors. The executive officers and directors of HESM are not currently employees of HESM and will not be employees of New HESM upon consummation of the Restructuring. See “Post-Restructuring Governance and Management.”

No Severance Payments

No executive officer of HESM or New HESM is entitled to or will receive any severance payments in connection with the Restructuring.

Treatment of Equity-Based Awards

Under the Merger Agreement, each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a phantom unit denominated in New HESM Class A Shares, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

Indemnification

The HESM Partnership Agreement provides that the directors and officers of HESM will be indemnified and held harmless by HESM from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any director or officer may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a director or officer of HESM. The New HESM Partnership Agreement will provide the same indemnification for New HESM directors and officers after the Restructuring as current directors and officers of HESM receive under the HESM Partnership Agreement.

Name Following the Restructuring

Upon completion of the Restructuring, Hess Midstream Partners LP will change its name to “Hess Midstream Operations LP”.

Accounting Treatment

All of the HESM Entities, HIP Entities, New HESM and their respective general partners are considered entities under common control before and after the effect of the Restructuring. Accordingly, the transactions contemplated by the Restructuring Agreement, including the Merger, are treated for accounting purposes as a reorganization of entities under common control and will be recorded at the historic carrying values of the assets, liabilities and equity interests of the parties to the Restructuring.

Regulatory Approvals

Antitrust Review

The completion of the Restructuring is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Restructuring cannot be completed until the parties have submitted premerger notification and report forms to the FTC and the DOJ, and the applicable waiting period has expired or has been terminated. The expiration or termination of the applicable waiting period is a condition to the parties’ obligation to consummate the Restructuring. The HSR filings were submitted on October 28, 2019 and early termination of the waiting period was granted on November 8, 2019.

Securities and Exchange Commission

In connection with the issuance of New HESM Class A Shares, New HESM must file a registration statement with the SEC under the Exchange Act and have that registration statement declared effective by the SEC prior to the consummation of the Restructuring. New HESM has filed a registration statement on Form S-4 with the SEC, of which this prospectus forms a part. The effectiveness of the registration statement of which this prospectus form a part of is a condition to the parties’ obligation to consummate the Restructuring.

Listing of New HESM Class A Shares on the NYSE

We intend to apply to list the New HESM Class A Shares on the NYSE under the symbol “HESM.” The approval for listing the New HESM Class A Shares on the NYSE is a condition to the parties’ obligation to consummate the Restructuring.

Governance of New HESM Following the Restructuring

New HESM is managed by the directors and officers of New HESM GP LLC, the general partner of New HESM GP LP, which is the general partner of New HESM. Following the Restructuring, substantially all of the current executive officers and members of the board of directors of HESM GP LLC will continue as executive officers or directors, as applicable, of New HESM GP LLC and two additional directors will be appointed to the board of directors.

No Appraisal or Dissenters’ Rights

HESM Common Unitholders do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights or dissenters’ rights under the HESM Partnership Agreement or the Merger Agreement.

No Approval Required from HESM Common Unitholders

The approval and adoption of the Restructuring Agreement, the Merger Agreement and the Merger by HESM does not require the affirmative vote or consent of HESM Common Unitholders.

THE RESTRUCTURING AGREEMENT

The following section is a summary of the material terms of the Restructuring Agreement. The following description of the Restructuring Agreement is subject to, and qualified in its entirety by reference to, the Restructuring Agreement, which is included as Annex A to this prospectus and incorporated by reference in this prospectus. This summary may not contain all of the information about the Restructuring Agreement that may be important to you. We urge you to read the Restructuring Agreement carefully and in its entirety.

The Transactions

Contributions of Certain Units and Interests

Pursuant to the terms of the Restructuring Agreement, at or prior to the Effective Time, the parties to the Restructuring Agreement will cause all of the following to occur:

•	HINDL will contribute:

•	a 0.1% limited partner interest in HIP to HIP Holdings;

•	448,999 HESM Subordinated Units (the “HINDL Contributed Units”) to HIP GP LLC, which will transfer such HINDL Contributed Units to New HESM GP LP; and

•

100% of the issued and outstanding limited liability company interests in HIP Holdings and a 49.9% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution at the Closing.

•	GIP will contribute:

•	448,999 HESM Subordinated Units (the “GIP Contributed Units”) to HIP GP LLC, which will transfer such GIP Contributed Units to New HESM GP LP; and

•	a 50% limited partner interest in HIP to HESM in exchange for 114,876,309 HESM Common Units and the right to receive 50% of the Sponsor Distribution at the Closing.

•

HIP GP LLC will contribute 100% of the issued and outstanding non-economic general partner interest in HIP to New HESM GP LP, which will transfer such general partner interest to HESM in exchange for two HESM Common Units (together with the HINDL Contributed Units and the GIP Contributed Units, the “Combined HESM Units”). New HESM GP LP will transfer the Combined HESM Units to New HESM in exchange for 898,000 Class A Shares.

The Merger

Pursuant to the Restructuring Agreement, each of New HESM, HESM and MergerSub have entered into the Merger Agreement, pursuant to which MergerSub will merge with and into HESM, with HESM surviving.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:

•	MergerSub will merge with and into HESM, with HESM surviving the merger;

•	the limited liability company interests in MergerSub issued and outstanding immediately prior to the effective time of the Merger will be converted into 17,062,655 Converted HESM Common Units;

•	each Existing Public HESM Unit will be converted into the right to receive one New HESM Class A Share; and

•

each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a New HESM Phantom Share, with the number of New HESM

Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

Surrender of Certificates; Book-Entry Shares

Holders of Certificates should not send in their certificates or any other materials at this time. Pursuant to the Merger Agreement and after the effective time of the Merger, New HESM will cause the Exchange Agent to mail to each holder of record of Public Unitholder HESM Units holding a Certificate a Letter of Transmittal and instructions for surrendering the Certificates in exchange for New HESM Class A Shares. Upon surrender of Certificates for cancellation to the Exchange Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates will receive New HESM Class A Shares in book-entry form for which such HESM Common Units have been converted and cash in the amount of (after giving effect to any required tax withholdings) any unpaid distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement.

If any Certificate has been lost, stolen or destroyed, the Exchange Agent will issue the New HESM Class A Shares issuable in exchange therefor and any unpaid distributions that would be payable or deliverable in respect thereof pursuant to the Merger Agreement after the holder claiming such Certificate to be lost, stolen or destroyed makes an affidavit of that fact, and, if required by New HESM, the posting by such holder of a bond in such reasonable amount as New HESM may direct as indemnity against any claim that may be made against HESM or New HESM with respect to such Certificate.

Any holder of book-entry shares whose HESM Common Units are converted into the right to receive New HESM Class A Shares at the Effective Time will not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the New HESM Class A Shares that such holder is entitled to receive. In lieu thereof, each such holder will, upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive in exchange New HESM Class A Shares in book-entry form for which such HESM Common Units have been converted and cash in the amount of (after giving effect to any required tax withholdings) any unpaid distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement. Payment of such New HESM Class A Shares and distributions with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered.

Additional Transactions Contemplated by the Restructuring Agreement

•	New HESM GP LP will purchase, for a cash amount equal to $0.0001 per New HESM Class B Share, one New HESM Class B Share for each HESM Class B Unit held by the Existing Sponsors following the Closing;

•	each HESM Common Unit and HESM Subordinated Unit held by New HESM immediately following the Merger will be converted into one HESM Class A Unit;

•	each HESM Common Unit held by the Existing Sponsors immediately following the Merger will be converted into one HESM Class B Unit;

•	each HESM Subordinated Unit held by the Existing Sponsors issued and outstanding immediately following the Merger will be converted into one HESM Class B Unit;

•

the Amended Omnibus Agreement, Amended Registration Rights Agreement and the Amended Secondment Agreement will be entered into as described in “Certain Relationships and Related Party Transactions—Agreements Entered Into in Connection with the Restructuring”; and

•

in connection with the transactions contemplated by the Restructuring Agreement, certain parties to the Restructuring Agreement agreed to enter into, amend or amend and restate, as applicable, certain other company agreements, partnership agreements or other related party agreements, as set forth in the Restructuring Agreement.

As a result of the Restructuring, (i) HIP Holdings will be admitted as a limited partner of HIP, (ii) HESM will own, directly or indirectly, the non-economic general partner interest and all of the issued and outstanding limited partner interests in HIP and will be admitted as the general partner and a limited partner of HIP; (iii) HESM will own, directly or indirectly, all of the limited liability company interests in HIP Holdings and will be admitted as a member of HIP Holdings, (iv) New HESM will hold 17,960,655 HESM Class A Units and will be admitted as a limited partner of HESM; (v) New HESM GP LP will hold 898,000 New HESM Class A Shares and 266,416,928 New HESM Class B Shares and will be admitted as a limited partner of New HESM; (vi) each recipient of converted New HESM Class A Shares (other than the Existing Public HESM Units) held by such recipient immediately prior to the effective time of the Merger will be admitted as a limited partner of New HESM, (vii) HIP GP LLC will cease to be a limited partner of New HESM, (viii) the Existing Sponsors will each cease to be limited partners of HIP and (ix) HINDL will cease to be a member of HIP Holdings.

Effect on HESM Common Units and HESM Subordinated Units

Pursuant to the Merger Agreement, at the effective time of the Merger, each HESM Common Unit (other than any HESM Common Units held by the Existing Sponsors or the HIP Entities immediately prior to the effective time of the Merger) will convert into the right to receive one New HESM Class A Share. See above under “—The Merger” for additional information.

Pursuant to the Amended and Restated HESM Partnership Agreement, immediately following the Merger, (i) each HESM Common Unit held by New HESM immediately following the Merger will convert into one HESM Class A Unit, (ii) each HESM Common Unit held by the Existing Sponsors or any HIP Entity immediately following the Merger will convert into one HESM Class B Unit and (iii) each HESM Subordinated Unit held by New HESM immediately following the Merger will convert into one HESM Class A Unit and (iv) each HESM Subordinated Unit held by the Existing Sponsors following the Merger will convert into one HESM Class B Unit.

No Appraisal Rights

No dissenters’ rights or appraisal rights are or will be available to the HESM Common Unitholders in connection with the Merger or the other transactions contemplated by the Restructuring Agreement or the Merger Agreement.

Exchange Agent

At or prior to the effective time of the Merger, New HESM will deposit or cause to be deposited with an exchange agent selected by New HESM, with HESM’s prior approval, to serve as the exchange agent (the “Exchange Agent”) for the benefit of the holders of public unitholder HESM Common Units, an aggregate number of New HESM Class A Shares to be issued in uncertificated form or book-entry form. In addition, New HESM will deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the effective time of the Merger, any distributions, if any, to which the holders of Public Unitholder HESM Units may be entitled pursuant to the Merger Agreement with both a record and payment date after the effective time of the Merger and prior to the surrender of such Public Unitholder HESM Unit pursuant to the terms of the Merger Agreement (such number of New HESM Class A Shares and the amount of any distributions deposited with the Exchange Agent, collectively, the “Exchange Fund”). The Exchange Fund will not be used for any purpose other than a purpose expressly provided for in the Merger Agreement. The cash portion of the Exchange Fund will be invested by the Exchange Agent as reasonably directed by New HESM, with any resulting interest or income becoming part of the Exchange Fund.

Distributions

All New HESM Class A Shares to be issued in connection with the Merger will be deemed issued and outstanding as of the effective time of the Merger, and whenever a distribution is declared by New HESM in respect of the New HESM Class A Shares, the record date for which is at or after the effective time of the Merger, such declaration shall include distributions in respect of all New HESM Class A Shares issuable pursuant to the Merger Agreement. No distributions in respect of the New HESM Class A Shares will be paid to any holder of any unsurrendered Public Unitholder HESM Units until the Certificate (or affidavit of loss in lieu of the Certificate) or book-entry share is surrendered for exchange. Subject to the effect of escheat, tax or other applicable laws, following such surrender, there will be issued and/or paid to the holder of record of the New HESM Class A Shares issued in the conversion of Public Unitholder HESM Units in accordance with the Merger Agreement, without interest, (i) at the time of such surrender, the distributions in respect of New HESM Class A Shares with a record date at or after the effective time of the Merger and payment date prior to or on the date of surrender, and (ii) at the appropriate payment date, the distributions payable with respect to such New HESM Class A Shares with a record date at or after the effective time of the Merger but with a payment date subsequent to the date of surrender.

Termination of Exchange Fund

Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any New HESM Class A Shares) that remains unclaimed twelve months after the effective time of the Merger will be delivered to New HESM. Any holder of Public Unitholder HESM Units who has not complied with the provisions of the Merger Agreement will look only to New HESM for delivery of the New HESM Class A Shares issuable as consideration therefor and payment of any distributions in respect thereof payable and/or issuable pursuant to the terms of the Merger Agreement, in each case, without any interest thereon.

None of HESM, New HESM, the Exchange Agent or any other person will be liable to any former holder of Public Unitholder HESM Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or book-entry share has not been surrendered prior to the date on which the New HESM Class A Shares issuable as consideration therefor would escheat to or become the property of any governmental authority, such New HESM Class A Shares issuable as consideration therefor and the cash, if any, to be paid in respect of such Certificate or book-entry share pursuant to the Merger Agreement will, to the extent permitted by applicable law, immediately prior to such time become the property of New HESM, free and clear of all claims or interest of any person previously entitled thereto.

Withholding

Each of New HESM, HESM and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in New HESM Class A Shares). To the extent that amounts are so withheld by New HESM, HESM or the Exchange Agent, as the case may be, such withheld amounts (a) will be timely remitted by New HESM, HESM or the Exchange Agent, as applicable, to the applicable governmental authority, and (b) will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such withholding was made. If withholding is taken in New HESM Class A Shares, New HESM, HESM or the Exchange Agent will be treated as having sold such New HESM Class A Shares for an amount of cash equal to the fair market value of such New HESM Class A Shares at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

Board of Directors of New HESM Following the Merger

At Closing, the HIP Parties will, and will cause HESM to, take all actions necessary so that Messrs. John B. Hess (Chairman), John P. Rielly, Gregory P. Hill, Michael R. Turner, William J. Brilliant, Scott E. Telesz,

Matthew C. Harris, David W. Niemiec, John P. Reddy and Stephen J. J. Letwin, will be the directors of New HESM upon the Effective Time and will serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Representations and Warranties

The Restructuring Agreement contains certain representations and warranties of (i) HIP and HIP GP LLC on their behalf and on behalf of the other HIP Entities, (ii) each Existing Sponsor on its own behalf and (iii) HESM on its own behalf and on behalf of the other HESM Entities. The representations and warranties in the Restructuring Agreement do not survive the Effective Time.

The representations and warranties that each of HIP, HIP GP LLC and HESM made relate to themselves and their respective controlled businesses, and include, among other things, representations and warranties with respect to the following:

•	legal organization, existence and good standing;

•	capitalization and ownership;

•	power and authority to execute and deliver the Restructuring Agreement and to consummate the transactions contemplated by the Restructuring Agreement;

•	the authorization, execution and enforceability of each Transaction Document and the Transactions, as applicable;

•	the absence of defaults, breaches and other conflicts caused by entering into the Restructuring Agreement and completing the Transactions;

•	the absence of brokers other than those noted therein;

•	the absence of certain changes prior to the effective date of the Restructuring;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	good and valid title to, and sufficiency of, its respective assets;

•	the absence of litigation;

•	compliance with laws and legal proceedings;

•	the validity of material contracts to which it is a party and the absence of breach or default thereunder; and

•	tax matters.

The representations and warranties that each Existing Sponsor made relate to, among other things, the following:

•	legal organization, existence and good standing;

•	capitalization and ownership;

•	power and authority to execute and deliver the Restructuring Agreement and to consummate the transactions contemplated by the Restructuring Agreement;

•	the authorization, execution and enforceability of each Transaction Document and the Transactions, as applicable;

•	the absence of defaults, breaches and other conflicts caused by entering into the Restructuring Agreement and completing the Transactions;

•	the absence of brokers other than those noted therein;

•	the absence of required governmental consents and approvals, other than those noted therein;

•	the absence of litigation; and

•	compliance with laws and legal proceedings.

Many of the representations and warranties in the Restructuring Agreement provide that such representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not, in the aggregate, be material to the representing party and its subsidiaries, as a whole.

Covenants

The parties made the covenants described below:

Conduct of Business Pending the Effective Time

Each HIP Entity has agreed that during the period from the date of the Restructuring Agreement until the earlier of the Effective Time or the termination of the Restructuring Agreement, unless with the prior written consent of HESM or as otherwise required by applicable law or the applicable entities’ governing documents or expressly contemplated or permitted by the Restructuring Agreement or the disclosure schedules attached thereto, each HIP Entity will: (a) conduct its respective business in the ordinary course of business consistent with past practice, (b) use commercially reasonable efforts to preserve intact its respective business organizations and the goodwill of those having business relationships with it, (c) use commercially reasonable efforts to keep in full force and effect all material permits and insurance policies maintained by it, other than changes to such policies made in the ordinary course of business, and (d) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of its respective material contracts.

Subject to certain exceptions set forth in the Restructuring Agreement and the disclosure schedules delivered by HIP and HIP GP LLC on their behalf and on behalf of the other HIP Entities in connection with the Restructuring Agreement, unless HESM consents in writing (which consent will not be unreasonably withheld, delayed or conditioned), none of the HIP Entities will:

•	adopt or propose any change to any of the their organizational documents;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any of their equity securities, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

•

declare, set aside or pay any distributions in respect of any of their equity securities or split, combine or reclassify any of their equity securities, other than distributions to their respective equity holders in accordance with their respective organizational documents;

•

settle, propose to settle or compromise any action before a governmental authority if such settlement, proposed settlement or compromise (i) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 in the aggregate (together with all other settlements or compromises after the date of the Restructuring Agreement), net of any amounts covered by insurance that the HIP Entities expect to be promptly paid by the applicable insurer, (ii) that imposes any material equitable or non-monetary relief, penalty or restriction on any HIP Entity or (iii) that would reasonably be expected to affect the rights or defenses available to any HIP Entity in any related or similar claims that, individually or in the aggregate, are material to the HIP Entities, taken as a whole;

•

recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (i) prevent or materially impede or delay the ability of the parties to the Restructuring Agreement to satisfy any of the conditions to, or the consummation of, the transactions set forth therein or (B) adversely affect in a material way the rights of holders of the securities of any party to the Restructuring Agreement;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel or abandon or otherwise dispose of any of their material assets, product lines or businesses, including any of their equity interests, except (i) in connection with goods or services provided in the ordinary course of business and sales of obsolete assets, or (ii) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;

•

except in the ordinary course or in connection with the refinancing transactions related to the Restructuring or transactions between or among the HIP Entities and/or the HESM Entities, (i) incur, assume or guarantee any indebtedness for borrowed money, (ii) issue, assume or guarantee any debt securities, (iii) grant any option, warrant or right to purchase any debt securities, or (iv) issue any securities convertible into or exchangeable for any debt securities of others, other than any such actions contemplated in (i) through (iv), as would not, taken together, result in the incurrence or guarantee of indebtedness or issuance of debt securities with a value in excess of $1,000,000 in the aggregate;

•	make any change to any of their accounting policies or procedures, except as required by changes after the date of the Restructuring Agreement in accordance with GAAP;

•

(i) change any material method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material liability for taxes, (iv) file any materially amended tax return, (v) enter into any written agreement with any governmental authority with respect to taxes, (vi) surrender any right to claim a refund for taxes, (vii) consent to an extension of the statute of limitations applicable to any tax claim or assessment, or (viii) take any action or fail to take any action that would reasonably be expected to cause any HIP Entity (other than HIP Holdings and Hess Infrastructure Partners Finance Corporation) to be treated, for U.S. federal income tax purposes, as a corporation; or

•	agree, authorize or commit to do any of the foregoing.

Preparation of Registration Statement

In connection with the preparation and filing of this prospectus and the registration statement of which this prospectus forms a part, each of the HIP Parties and the HESM Entities has agreed to use its reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing, ensure that the registration statement and this prospectus complies in all material respects with the applicable provisions of the Exchange Act and/or the Securities Act, and keep the registration statement effective for so long as necessary to complete the Transactions.

Regulatory Approvals

Each of HESM and the HIP Parties have agreed to use their respective reasonable best efforts to file, as promptly as practicable, the notification and report forms required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act, the parties will use their respective reasonable best efforts to respond to such request as promptly as practicable or as otherwise agreed by the parties, and counsel for the parties will closely cooperate during the entirety of any such request review process.

Exchange Listing; Delisting

On or prior to the Effective Time, the HIP Parties will use reasonable best efforts to cause the New HESM Class A Shares to be issued pursuant to the Restructuring Agreement and the Merger Agreement and to be approved for listing on the NYSE, subject to official notice of issuance.

Prior to the Effective Time, upon the HIP Parties’ request, HESM will use reasonable best efforts to cause the delisting of HESM Common Units from the NYSE and the termination of HESM’s registration under the Exchange Act as soon as practicable following the Effective Time, with New HESM becoming the successor registrant.

Directors and Officers

At or prior to Closing, the HIP Parties will, and will cause New HESM GP LLC to, take all actions necessary so that Messrs. John B. Hess (Chairman), John P. Rielly, Gregory P. Hill, Michael R. Turner, William J. Brilliant, Scott E. Telesz, Matthew C. Harris, David W. Niemiec, John P. Reddy and Stephen J. J. Letwin will be the directors of New HESM as of the Effective Time and shall serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Litigation

In the event that any unitholder litigation related to the Restructuring Agreement, Merger Agreement or the transactions contemplated thereby is brought, or to HESM’s knowledge, threatened in writing, against HESM and/or the members of the HESM Board prior to the Effective Time, HESM will promptly notify the HIP Parties of any such litigation and will keep the HIP Parties reasonably informed with respect to the status.

Efforts

Each of the parties has agreed to cooperate and use its commercially reasonable efforts (unless another standard is expressly required under the Restructuring Agreement) to take all actions and to cooperate with each other party in doing, all things necessary to consummate the Restructuring and to satisfy the respective closing conditions. In addition, no party will take any action that would reasonably be expected to materially impede or delay the Restructuring, including the satisfaction of the respective closing conditions.

Financing Transactions

The parties will use commercially reasonable efforts prior to the Closing to refinance all indebtedness issued by HIP pursuant to the HIP Credit Agreement and HIP Indenture as reasonably requested by HESM. The refinancing of such indebtedness does not constitute a condition to the consummation of the Restructuring and concurrent HESM New Notes offering.

Indemnification; Directors’ and Officers’ Insurance

The Restructuring Agreement provides that New HESM, New HESM GP LP and New HESM GP LLC will honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Restructuring Agreement) in favor of persons who are or have been directors and officers of HESM, MLP GP LP and MLP GP LLC prior to the Effective Time as provided in the organizational documents of HESM, MLP GP LP and MLP GP LLC. New HESM, New HESM GP LP and New HESM GP LLC (or their successor entities) will for a period of six years following the Effective Time, ensure that their organizational documents contain provisions substantially no less advantageous regarding the indemnification, elimination of liability, advancement of expenses and exculpation of their present and former directors and officers (among others) than are set forth in the organizational documents of HESM, MLP GP LP and MLP GP LLC as of the date of the Restructuring Agreement.

In addition, for a period of at least six years from and after the Effective Time, New HESM, New HESM GP LP and New HESM GP LLC will maintain for the benefit of the directors and officers of HESM, MLP GP LP and MLP GP LLC as of the Effective Time, an insurance and indemnification policy covering events occurring prior to the Effective Time that is not less favorable than the existing policies of HESM, MLP GP LP and MLP GP LLC or, if such substantially equivalent insurance coverage is unavailable, the best coverage that is reasonably available, so long as the annual cost of such coverage does not exceed 300% of the current annual premium paid by HESM, MLP GP LP and MLP GP LLC for such purpose; provided, that if the cost of such insurance coverage exceeds such amount, New HESM, New HESM GP LP and New HESM GP LLC will obtain a policy with the greatest coverage available for a cost not exceeding such amount. As an alternative, prior to the Effective Time, New HESM, New HESM GP LP and New HESM GP LLC may purchase, at their election, a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by the directors and officers of HESM, MLP GP LP and MLP GP LLC as of the Effective Time; provided that New HESM, New HESM GP LP and New HESM GP LLC will not spend more than an amount equal to 300% of the current annual premiums paid by HESM, MLP GP LP and MLP GP LLC for such purpose.

Tax Treatment

For U.S. federal income tax purposes (and any applicable state and local income and franchise tax purposes), the parties agreed to report (i) the Merger, (ii) the purchase of New HESM Class B Shares by New HESM GP LP and (iii) the contribution of certain HESM Common Units, HESM Subordinated Units and HIP GP Interests to New HESM as a transaction qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code unless required to do otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code. Each party agrees to take no action, which alone, or in combination with the actions of others, reasonably could be expected to prevent such transactions from qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code.

Conflicts Committee

Prior to the effective time of the Restructuring, the HESM Board and the Existing Sponsors will not, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any member of the HESM Board who is a member of the Conflicts Committee either as a director or as a member of such committee, unless such removal is for cause.

Dividends and Distributions

Until the effective time of the Restructuring, New HESM and HESM shall coordinate regarding the declaration of any dividends or distributions in respect of HESM Common Units and New HESM Class A Shares to provide that holders of HESM Common Units do not receive, for any quarter, distributions both in respect of HESM Common Units and in dividends respect of New HESM Class A Shares that they receive in exchange for HESM Common Units in the Merger, but that they shall receive for any such quarter either: distributions in respect of HESM Common Units, or (dividends in respect of New HESM Class A Shares). Notwithstanding the foregoing, in the event the Closing is expected to occur prior to the date on which HESM would customarily pay a cash distribution to the holders of HESM Common Units in respect of the most recently ended fiscal quarter, HESM shall use commercially reasonable efforts (including with respect to the declaration of a record date and a payment date in accordance with all Applicable Laws and securities exchange rules and regulations) to pay a cash distribution to its unitholders in respect of such most recently ended fiscal quarter prior to the Closing.

After the date of Restructuring Agreement until the earlier of the Effective Time and the termination of the Restructuring Agreement, HESM shall cause each of the Operating Partnerships to distribute to its respective equityholders, no later than 45 days following the end of each fiscal quarter, an amount equal to 100% of its respective cash and cash equivalents as of the end of the immediately preceding fiscal quarter (each, an “LTP Distribution”), with each such LTP Distribution payable to such equityholders pro rata based on their respective economic ownership interests in such Operating Partnership and HESM shall not otherwise permit any of the

Operating Partnerships to make dividends or distributions to their respective equityholders in respect of any period.

Conditions to the Restructuring

The obligations of each of the parties to consummate the Restructuring will be subject to the fulfilment of the following conditions, or, to the extent permitted by applicable law, a written waiver by each of HESM and HIP on or prior to the Effective Time:

•

no order issued by any governmental authority or other legal restraint or prohibition that prevents the transactions contemplated in the Restructuring Agreement, or declares such transactions unlawful or would cause such transactions to be rescinded, will be in effect;

•

the registration statement of which this prospectus forms a part will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect and no proceedings for that purpose will have been initiated or threatened by the SEC (unless subsequently withdrawn);

•

any governmental consent or approval required to be obtained pursuant to any applicable antitrust law will have been duly obtained and will be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental authority necessary for the consummation of the transactions contemplated by the Restructuring Agreement will have occurred;

•	the New HESM Class A Shares issuable pursuant to the Restructuring Agreement will have been approved for listing on the NYSE, subject to official notice of issuance; and

•	other customary conditions.

There can be no assurance as to when, or if, all of the conditions to the Restructuring can or will be satisfied or waived by the applicable party. As of the date of this prospectus, no party has any reason to believe that the remaining conditions to the Restructuring Agreement will not be satisfied.

Closing and Effective Time

Unless the Restructuring Agreement is terminated as described below under “—Grounds for Termination,” the Closing will occur as soon as practicable after the satisfaction or waiver of each of the conditions described above under “—Conditions to the Restructuring.”

On the Closing Date, the parties will execute and file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective upon filing the Certificate of Merger or at such later time specified in the Certificate of Merger, and the remaining Transactions will become effective at the time or times and in the order set forth in the Restructuring Agreement.

Grounds for Termination

The Restructuring Agreement may be terminated by a party to the Restructuring Agreement at any time before the Effective Time:

•	by mutual written consent of HESM and the Existing Sponsors;

•	by either HESM or one of the Existing Sponsors, if the Closing has not occurred before March 31, 2020; or

•

by either HESM or one of the Existing Sponsors, if the other party has committed a breach of or failed to perform any representation, warranty, covenant or agreement made by such other party in a manner that would prevent the applicable condition(s) to closing from being satisfied (and such breach or failure is not curable within 45 days), provided that the party seeking to terminate is not itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements in a manner that would prevent the applicable condition(s) to closing from being satisfied.

Effect of Termination

In the event of any termination of the Restructuring Agreement, it will become void and have no effect, and there will be no liability thereunder on the part of any party, or any party’s affiliates, subsidiaries, directors, officers or employees to any other party, parties or any other person.

DESCRIPTION OF NEW HESM CLASS A SHARES AND CLASS B SHARES

The following description of the material terms of the New HESM Class A Shares is not complete and is qualified in its entirety by reference to the New HESM Partnership Agreement that will be in effect at the effective time of the Merger.

New HESM Class A Shares

New HESM Class A Shares will entitle the holders to participate in partnership distributions and to exercise the rights and privileges available to limited partners under the New HESM Partnership Agreement. For a description of the rights and privileges of holders of New HESM Class A Shares under the New HESM Partnership Agreement, including voting rights and the rights and preferences of holders of New HESM Class A Shares in and to New HESM’s distributions, please read “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders“ and “Information About New HESM—Description of New HESM Partnership Agreement.”

New HESM Class B Shares

For a description of the rights and preferences of holders of New HESM Class B Shares in and to New HESM’s distributions, the rights and privileges of holders of New HESM Class B Shares under the New HESM Partnership Agreement, including voting rights, please read “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders“ and “Information About New HESM—Description of New HESM Partnership Agreement.”

Redemption Right

Pursuant to the New HESM Partnership Agreement and the Amended HESM Partnership Agreement, each holder of HESM Class B Units and New HESM Class B Shares will be able to tender its HESM Class B Units and an equal number of its New HESM Class B Shares (one such HESM Class B Unit and one such New HESM Class B Share, together, a “Redeemed Security,” and collectively, the “Redeemed Securities”) for redemption to HESM. Each holder of HESM Class B Units and New HESM Class B Shares will have the right to receive a number of New HESM Class A Shares equal to the number of Redeemed Securities. In addition, New HESM will have the right, but not the obligation, to directly purchase all or a portion of such Redeemed Securities for a number of New HESM Class A Shares equal to the number of Redeemed Securities New HESM elects to purchase. In the event of a redemption by HESM for New HESM Class A Shares, (i) New HESM will contribute newly issued New HESM Class A Shares to HESM in order for HESM to redeem the applicable HESM Class B Units, (ii) New HESM will cancel the applicable New HESM Class B Shares and (iii) HESM will issue the same number of HESM Class A Units to New HESM.

Jury Trial Waiver

The New HESM Partnership Agreement provides that, to the extent permitted by law, holders of New HESM Shares waive the right to a jury trial of any claim they may have against us arising out of or relating to the New HESM Shares or the New HESM Partnership Agreement, including any claim under the U.S. federal securities laws. If New HESM opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law. See “Risk Factors—Risks Relating to an Investment in New HESM—The New HESM Partnership Agreement will provide that New HESM shareholders irrevocably waive the right to trial by jury in any claim, suit, action or proceeding under either state or federal laws, including any claim under U.S. federal securities laws, which could result in less favorable outcomes to the New HESM shareholders in any such action.”

Transfer Agent and Registrar

The transfer agent and registrar for the New HESM Class A Shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is P.O. Box 505000 Louisville, Kentucky 40233-5000.

Transfer of New HESM Class A Shares and New HESM Class B Shares

By transfer of New HESM Class A Shares or New HESM Class B Shares in accordance with the New HESM Partnership Agreement, each transferee of New HESM Class A or New HESM Class B Shares will be admitted as a unitholder of New HESM when such transfer and admission is reflected in New HESM’s register and such transferee becomes the record holder of the limited partner interests so transferred. Additionally, each transferee of shares:

•	makes the consents, acknowledgements and waivers contained in the New HESM Partnership Agreement, all with or without execution of the New HESM Partnership Agreement by such transferee;

•	agrees to be bound by the terms and conditions of, and is deemed to have agreed to be bound, the New HESM Partnership Agreement; and

•	represents that the transferee has the capacity, power and authority to enter into the New HESM Partnership Agreement.

New HESM Class A and Class B Shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the New HESM Partnership for the transferred shares.

New York Stock Exchange Listing

We intend to apply to list the New HESM Class A Shares on the NYSE under the symbol “HESM.”

Deregistration and Delisting of HESM Common Units

Prior to the Effective Time, upon the HIP Parties’ request, HESM will take all commercially reasonable actions to cause the delisting of HESM Common Units from the NYSE and the termination of HESM’s registration under the Exchange Act as soon as practicable following the Effective Time, with New HESM becoming the successor registrant of HESM.

COMPARISON OF RIGHTS OF HESM COMMON UNITHOLDERS AND NEW HESM SHAREHOLDERS

The rights of HESM Common Unitholders are currently governed by the Amended and Restated Certificate of Limited Partnership of HESM (the “HESM certificate of limited partnership”), HESM Partnership Agreement and by the DRULPA.

After the Merger, assuming it is completed, the rights of holders of New HESM Class A Shares, will be governed by New HESM’s Certificate of Limited Partnership (the “New HESM certificate of limited partnership”), the New HESM Partnership Agreement and by the DRULPA. Set forth below is a discussion of the material differences between the rights of a holder of HESM’s Common Units, on the one hand, and the rights of a holder of New HESM Class A Shares on the other hand. Terms used in this section that are not defined elsewhere have the meanings assigned to them in the HESM Partnership Agreement or New HESM Partnership Agreement, as applicable.

HESM	NEW HESM
PURPOSE AND TERM OF EXISTENCE

HESM’s stated purpose is to engage directly or indirectly in any business activity that is approved by the general partner and to lawfully exercise all rights and powers conferred upon HESM pursuant to any agreement relating to such business activity and to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to it’s a group member; provided, however, that the general partner may not cause HESM to engage in any business activity that it determines would be reasonably likely to cause HESM to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

HESM’s partnership term shall continue until the dissolution of the HESM in accordance with the terms of the HESM Partnership Agreement. The existence of HESM as a separate legal entity shall continue until the cancellation of the HESM certificate of limited partnership as provided in the DRULPA.

New HESM’s stated purpose is to engage in any lawful business activities that are approved by New HESM GP LP and that lawfully may be conducted by a limited partnership organized pursuant to the DRULPA.

New HESM’s partnership term will continue until the dissolution of New HESM in accordance with the terms of the New HESM Partnership Agreement. The existence of New HESM as a separate legal entity will continue until the cancellation of the New HESM certificate of limited partnership as provided in the DRULPA.

OUTSTANDING UNITS AND PARTNERSHIP INTERESTS
As of November 13, 2019, in addition to the HESM Subordinated Units, HESM IDRs and general partner interest, HESM had 27,345,309 HESM Common Units issued and outstanding. As of November 13, 2019, no other classes of partnership interests were outstanding.	As of the consummation of the Restructuring, New HESM will have 17,960,655 New HESM Class A Shares and 266,416,928 New HESM Class B Shares issued and outstanding. As of the consummation of the Restructuring, no other classes of company interests will be outstanding.

HESM	NEW HESM
ISSUANCE OF ADDITIONAL SECURITIES

HESM may issue additional partnership interests and derivative partnership interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as the general partner shall determine, all without the approval of any limited partners. Each additional partnership interest authorized to be issued by HESM may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests), as shall be fixed by the general partner, including (i) the right to share in partnership profits and losses or items thereof; (ii) the right to share in partnership distributions; (iii) the rights upon dissolution and liquidation of HESM; (iv) whether, and the terms and conditions upon which, HESM may or shall be required to redeem HESM interest; (v) whether such partnership interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each partnership interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such partnership interest; and (viii) the right, if any, of each such partnership interest to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such partnership interest. The general partner will take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of partnership interests and derivative partnership interests, including HESM Common Units issued in connection with the deferred issuance, (ii) the conversion of the combined interest into units, (iii) the issuance of HESM Common Units, (iv) reflecting admission of such additional limited partners in HESM register as the record holders of such limited partner interests and (v) all additional issuances of partnership interests and derivative partnership interests. The general partner will determine the relative rights, powers and duties of the holders of the HESM Common Units or other partnership interests or derivative partnership interests being so issued. In accordance with Delaware law and the provisions of the HESM Partnership Agreement, MLP GP LP may also issue additional partnership securities that have special voting rights to which the HESM Common Units are not entitled.

No fractional HESM Common Units will be issued.

New HESM may issue additional New HESM shares and derivative company interests for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as the general partner shall determine, all without the approval of the New HESM limited partners; provided, however, that New HESM shall not issue any Class A Shares unless New HESM contributes the net cash proceeds or other consideration received therefrom to HESM in exchange for an equivalent number of HESM Class A Units. Any such additional company interests may be senior to the New HESM Class A and Class B Shares. Notwithstanding the foregoing, the Company may issue Class A Shares (i) pursuant to HESM Class B Unit redemptions or exchanges, (ii) pursuant to employee benefit plans, (iii) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares pursuant to splits and combinations, or (iv) pursuant to the Restructuring Agreement, the Plan of Merger and closing date transactions and contributions, as described elsewhere in the partnership agreement. Each additional company interest authorized to be issued by New HESM may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of company interests), as shall be fixed by the general partner, including (i) the right to share in partnership profits and losses or items thereof; (ii) the right to share in partnership distributions; (iii) the rights upon dissolution and liquidation of New HESM; (iv) whether, and the terms and conditions upon which, New HESM may or shall be required to redeem the New HESM interest; (v) whether such company interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each company interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such company interest; and (viii) the right, if any, of each such company interest to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such company interest. The general partner will take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of company

HESM	NEW HESM

interests and derivative company interests pursuant to the Restructuring Agreement, the Plan of merger, closing date transactions and contributions or this section, (ii) the conversion of the combined interest into shares, (iii) reflecting admission of such additional limited partners in New HESM register as the record holders of such limited partner interests and (iv) all additional issuances of company interests and derivative company interests. The general partner will determine the relative rights, powers and duties of the holders of the shares or other company interests or derivative company interests being so issued. It is possible that New HESM will fund acquisitions through the issuance of additional New HESM Class A Shares. Holders of any additional New HESM Class A Shares will be entitled to share equally with the then-existing New HESM Class A Shareholders in distributions of available cash. In addition, the issuance of additional New HESM Class A shares may dilute the value of the interests of the then-existing New HESM Class A Shareholders in New HESM’s net assets. If at any time New HESM GP LP, HINDL, GIP or any other record holder of one or more New HESM Class B Shares does not hold an equal number of New HESM Class B Shares and HESM Class B Units, New HESM will issue additional New HESM Class B Shares or cancel New HESM Class B Shares, as applicable, such that the number of New HESM Class B Shares held by such holder and its affiliates is equal to the number of HESM Class B Units held by such holder and its affiliates. In accordance with Delaware law and the provisions of the New HESM Partnership Agreement, New HESM GP LP may also issue additional partnership securities that have special voting rights to which the New HESM Class A and Class B Shares are not entitled.

No fractional New HESM shares will be issued.

REDEMPTION OF NEW HESM CLASS B SHARES
Not applicable.	If any holder of HESM Class B Units and New HESM Class B Shares exercises its right pursuant to the Amended HESM Partnership Agreement to have its HESM Class B Units redeemed by HESM in accordance with the terms set forth in the Amended HESM Partnership Agreement, then simultaneous with the payment of New HESM Class A Shares as consideration to such holder by HESM (in the case of a redemption) or New HESM (in the case of an

HESM	NEW HESM
election by New HESM pursuant to the HESM Partnership Agreement to effect a direct exchange with such holder), New HESM will cancel for no consideration a number of New HESM Class B Shares registered in the name of the redeeming or exchanging holder equal to the number of HESM Class B Units held by such holder that are redeemed or exchanged in such redemption or exchange transaction.
CONVERSION OF HESM SUBORDINATED UNITS
All of the HESM Subordinated Units will convert into HESM Common Units on a one-for-one basis on the expiration of the subordination period.	Not applicable.
RESET OF INCENTIVE DISTRIBUTION RIGHTS
At any time when there are no HESM Subordinated Units outstanding and HESM has made distributions in a specific manner as set forth in the HESM Partnership Agreement, the holder of the incentive distribution rights (or, if there is more than one holder of the incentive distribution rights, the holders of a majority in interest of the incentive distribution rights) will have the right to make an election to cause the minimum quarterly distribution and the target distributions to be reset in accordance with the terms of the HESM Partnership Agreement and, in connection therewith, the holder or holders of the incentive distribution rights will become entitled to receive their respective proportionate share of a number of HESM Common Units as calculated pursuant to the terms of the HESM Partnership Agreement.	Not applicable.
DISTRIBUTIONS OF AVAILABLE CASH

Within 45 days following the end of each quarter, HESM will distribute all of its available cash with respect to such quarter to the partners as of the record date selected by the general partner.

Available cash is defined in the HESM Partnership Agreement and generally means, with respect to any quarter ending prior to the liquidation date:

•  The sum of:

•  all cash and cash equivalents of HESM and its subsidiaries (or HESM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter; and

Within 45 days following the end of each quarter, New HESM will distribute all of its available cash with respect to such quarter to the record holders of New HESM Class A Shares, pro rata, as of the record date selected by the general partner. Except for splits and combinations as contemplated by the New HESM Partnership Agreement, no distribution shall be made under any circumstances in respect of any Class B Shares or the general partner interest.

HESM	NEW HESM

•  if the general partner so determines, all or any portion of additional cash and cash equivalents of HESM and its subsidiaries (or HESM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) (A) on hand on the date of determination of available cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter or (B) available to be borrowed as a working capital borrowing as of the date of determination of available cash with respect to such quarter (even if not actually borrowed until the date on which the distribution of available cash with respect to such quarter is paid); less

•  the amount of any cash reserves established by the general partner (or HESM’s proportionate share of cash reserves in the case of subsidiaries that are not wholly owned) to:

•  provide for the proper conduct of the business of HESM (including cash reserves for future capital expenditures and for anticipated future credit needs of HESM) subsequent to such quarter;

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any group member is a party or by which it is bound or its assets are subject; or

•  provide funds for distributions as described below in respect of any one or more of the next four quarters.

The general partner may not establish cash reserves pursuant to the foregoing if the effect of such cash reserves would be that HESM is unable to distribute the minimum quarterly distribution on all HESM Common Units, plus any cumulative arrearages on all HESM Common Units, with respect to such quarter; provided further, that disbursements made by a group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of available cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash within such quarter if the general partner so determines. Notwithstanding the foregoing, “available cash” with respect to the quarter in which the

Available cash is defined in the New HESM Partnership Agreement and generally means, with respect to any quarter ending prior to the liquidation date:

•  The sum of:

•  all cash and cash equivalents of New HESM and its subsidiaries (or New HESM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter; and

•  if the general partner so determines, all or any portion of additional cash and cash equivalents of New HESM (or New HESM’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) (A) on hand on the date of determination of available cash with respect to such quarter resulting from working capital borrowings made subsequent to the end of such quarter or (B) available to be borrowed as a working capital borrowing as of the date of determination of available cash with respect to such quarter (even if not actually borrowed until the date on which the distribution of available cash with respect to such quarter is paid); less

•  the amount of any cash reserves established by the general partner (or New HESM’s proportionate share of cash reserves in the case of subsidiaries that are not wholly owned) to:

•  provide for the proper conduct of the business of New HESM (including cash reserves for future capital expenditures and for anticipated future credit needs of New HESM) subsequent to such quarter;

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any group member is a party or by which it is bound or its assets are subject; or

•  provide funds for distributions as described below in respect of any one or more of the next four quarters;

HESM	NEW HESM

liquidation date occurs and any subsequent quarter shall equal zero.

The general partner may treat taxes paid by HESM on behalf of, or amounts withheld with respect to, all or less than all of the partners, as a distribution of available cash to such partners, as determined appropriate under the circumstances by the general partner.

Available cash with respect to any quarter within the subordination period that is deemed to be operating surplus pursuant to the foregoing shall be distributed as follows, except as otherwise required in respect of additional partnership interests or derivative partnership interests issued pursuant to the foregoing: (i) first, (x) to the general partner in accordance with its percentage interest and (y) to the holders of HESM Common Units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the minimum quarterly distribution for such quarter; (ii) second, (x) to the general partner in accordance with its percentage interest and (y) to the holders of HESM Common Units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the cumulative outstanding arrearages on the HESM Common Units; (iii) third, (x) to the general partner in accordance with its percentage interest and (y) to the holders of HESM Subordinated Units, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each HESM Subordinated Unit then outstanding an amount equal to the minimum quarterly distribution for such quarter; (iv) fourth, to the general partner and all unitholders, pro rata, until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the first target distribution over the minimum quarterly distribution for such quarter; (v) fifth, (A) to the general partner in accordance with its percentage interest, (B) 13% to the holders of the HESM IDRs, pro rata, and (C) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the second target distribution over the first target distribution for such quarter; (vi) sixth, (A) to the general partner in accordance with its percentage interest, (B) 23% to the provided that the general partner may not establish cash reserves pursuant to the foregoing if the effect of such cash reserves would be that New HESM is unable to distribute the minimum quarterly distribution on all Class A Shares, with respect to such quarter; provided further, that disbursements made by a group member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of available cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash within such quarter if the general partner so determines. Notwithstanding the foregoing, “available cash” with respect to the quarter in which the liquidation date occurs and any subsequent quarter shall equal zero.

HESM	NEW HESM

holders of the HESM IDRs, pro rata, and (C) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each unit then outstanding an amount equal to the excess of the third target distribution over the second target distribution for such quarter; and (vii) thereafter, (A) to the general partner in accordance with its percentage interest, (B) 48% to the holders of the HESM IDRs, pro rata, and (C) to all unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii); provided, however, that if the minimum quarterly distribution, the first target distribution, the second target distribution and the third target distribution have been reduced to zero pursuant to the foregoing, the distribution of available cash that is deemed to be operating surplus with respect to any quarter will be made solely in accordance with clause (vii) of this paragraph.

Available cash with respect to any quarter after the Subordination Period that is deemed to be operating surplus pursuant to the foregoing shall be distributed as follows, except as otherwise required in respect of additional partnership interests issued pursuant to the foregoing: (i) first, to the general partner and all HESM Common Unitholders, pro rata, until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the minimum quarterly distribution for such quarter; (ii) second, to the general partner and all HESM Common Unitholders, pro rata, until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the excess of the first target distribution over the minimum quarterly distribution for such quarter; (iii) third, (A) to the general partner in accordance with its percentage interest, (B) 13% to the holders of the HESM IDRs, pro rata, and (C) to all HESM Common Unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the excess of the second target distribution over the first target distribution for such quarter; (iv) fourth, (A) to the general partner in accordance with its percentage interest, (B) 23% to the holders of the HESM IDRs, pro rata, and (C) to all HESM Common Unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been

HESM	NEW HESM

distributed in respect of each HESM Common Unit then outstanding an amount equal to the excess of the third target distribution over the second target distribution for such quarter; and (v) thereafter, (A) to the general partner in accordance with its percentage interest, (B) 48% to the holders of the HESM IDRs, pro rata, and (C) to all HESM Common Unitholders, pro rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v); provided, however, that if the minimum quarterly distribution, the first target distribution, the second target distribution and the third target distribution have been reduced to zero pursuant to the foregoing, the distribution of available cash that is deemed to be operating surplus with respect to any quarter will be made solely in accordance with clause (v) of this paragraph.

Available cash that is deemed to be capital surplus pursuant to the foregoing shall be distributed, unless foregoing requires otherwise, to the general partner and the unitholders, pro rata, until a hypothetical holder of a HESM Common Unit acquired on the Closing Date has received with respect to such HESM Common Unit distributions of available cash that are deemed to be capital surplus in an aggregate amount equal to the initial unit price. Available cash that is deemed to be capital surplus shall then be distributed (A) to the general partner in accordance with its percentage interest and (B) to all unitholders, pro rata, a percentage equal to 100% less the general partner’s percentage interest, until there has been distributed in respect of each HESM Common Unit then outstanding an amount equal to the cumulative arrearages on the HESM Common Units. Thereafter, all available cash shall be distributed as if it were operating surplus and shall be distributed in accordance with the foregoing.

The minimum quarterly distribution, target distributions, HESM Common Unit arrearages and cumulative HESM Common Unit arrearages will be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in HESM Common Units or otherwise) of HESM Common Units or other partnership interests in accordance with the foregoing. In the event of a distribution of available cash that is deemed to be from capital surplus, the then applicable minimum quarterly distribution and target distributions shall be adjusted proportionately downward in the same proportion that the distribution had to the fair market value of the

HESM	NEW HESM
HESM Common Units immediately prior to the announcement of the distribution. If the HESM Common Units are publicly traded on a national securities exchange, then the fair market value will be the current market price before the ex-dividend date, and if the HESM Common Units are not publicly traded, then the fair market value for the purposes of the immediately preceding sentence will be determined by the HESM Board. The minimum quarterly distribution, first target distribution, second target distribution and third target distribution, shall also be subject to adjustment pursuant to the foregoing.
DISTRIBUTIONS ON INCENTIVE DISTRIBUTION RIGHTS
If distributions of available cash to the HESM Common Unitholders and MLP GP LP (and, during the subordinate period, the HESM Subordinated Unitholders) meet certain target levels, the percentage of quarterly distribution of available cash to MLP GP LP will increase by 13%, 23% and 48%, with the percentage to the HESM Common Unitholders decreasing by the same percentage, pursuant to the terms of the incentive distribution rights held by MLP GP LP.	Not applicable.
CHARACTERIZATION OF DISTRIBUTIONS OF AVAILABLE CASH

Distributions of available cash to unitholders are characterized as either being paid from “operating surplus” or “capital surplus.”

All available cash distributed by HESM on any date from any source shall be deemed to be operating surplus until the sum of all amounts of available cash theretofore distributed by HESM to the partners equals the operating surplus from the Closing Date through the close of the immediately preceding quarter. Any remaining amounts of available cash distributed by HESM on such date shall, except as otherwise provided in the foregoing, be deemed to be capital surplus. Distributions and redemption payments, if any, by HESM shall be subject to the DRULPA, notwithstanding any other provision of the HESM Partnership Agreement.

Not applicable.
LIQUIDATION
Upon dissolution of HESM, the general partner (or in the event of withdrawal of the general partner, the holders of a HESM Common Unit majority) will select	Upon dissolution of New HESM, the general partner (or in the event of withdrawal of the general partner, the holders of a New HESM Common Unit majority)

HESM	NEW HESM

one or more persons to act as liquidator. The liquidator shall proceed to dispose of the assets of HESM, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the liquidator, subject to the DRULPA and the following:

The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partner or partners may agree. If any property is distributed in kind, the partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other partners. The liquidator may defer liquidation or distribution of HESM’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of HESM’s assets would be impractical or would cause undue loss to the partners. The liquidator may distribute HESM’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Liabilities of HESM include amounts owed to the liquidator as compensation for serving in such capacity and amounts to partners otherwise than in respect of their distribution rights. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the liquidator will either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

All property and all cash in excess of that required to satisfy liabilities as provided in the foregoing will be distributed to the partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments (other than those made by reason of distributions pursuant to the foregoing) for the taxable period of HESM during which the liquidation of HESM occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

will select one or more persons to act as liquidator. The liquidator shall proceed to dispose of the assets of New HESM, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the liquidator, subject to the DRULPA and the following:

The assets may be disposed of by public or private sale or by distribution in kind to one or more partners on such terms as the liquidator and such partner or partners may agree. If any property is distributed in kind, the partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other partners. The liquidator may defer liquidation or distribution of New HESM’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of New HESM’s assets would be impractical or would cause undue loss to the partners. The liquidator may distribute New HESM’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Liabilities of New HESM include amounts owed to the liquidator as compensation for serving in such capacity and amounts to partners otherwise than in respect of their distribution rights. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the liquidator will either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve will be distributed as additional liquidation proceeds.

All property and all cash in excess of that required to satisfy liabilities as provided in the foregoing will be distributed to all record holders of Class A Shares, pro rata, and such distribution will be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

MERGER, CONSOLIDATION OR CONVERSION
HESM may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses,	New HESM may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or

HESM	NEW HESM

including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger, consolidation or conversion, as the case may be.

A merger, consolidation or conversion of HESM requires the prior consent of the general partner; provided, however, that, to the fullest extent permitted by law, the general partner shall have no duty or obligation to consent to any merger, consolidation or conversion of HESM and may decline to do so free of any duty or obligation whatsoever to HESM or any limited partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by the HESM Partnership Agreement, any other agreement contemplated thereby or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in determining whether to consent to any merger, consolidation or conversion of HESM shall be permitted to do so in its sole and absolute discretion.

If the general partner shall determine to consent to the merger or consolidation, the general partner shall approve the merger agreement, which shall set forth: (i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate; (ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation; (iii) the terms and conditions of the proposed merger or consolidation; (iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the surviving business entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the surviving business entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger, consolidation or conversion, as the case may be.

A merger, consolidation or conversion of New HESM requires the prior consent of the general partner; provided, however, that, to the fullest extent permitted by law, the general partner shall have no duty or obligation to consent to any merger, consolidation or conversion of New HESM and may decline to do so free of any duty or obligation whatsoever to New HESM or any limited partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by the New HESM Partnership Agreement, any other agreement contemplated thereby or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in determining whether to consent to any merger, consolidation or conversion of New HESM shall be permitted to do so in its sole and absolute discretion.

If the general partner shall determine to consent to the merger or consolidation, the general partner shall approve the merger agreement, which shall set forth: (i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate; (ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation; (iii) the terms and conditions of the proposed merger or consolidation; (iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the surviving business entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or

HESM	NEW HESM

equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the surviving business entity), or evidences thereof, are to be delivered; (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the surviving business entity to be effected by such merger or consolidation; (vi) the effective time of the merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the merger agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and (vii) such other provisions with respect to the proposed merger or consolidation that the general partner determines to be necessary or appropriate.

If the general partner shall determine to consent to the conversion, the general partner shall approve the plan of conversion, which shall set forth: (i) the name of the converting entity and the converted entity; (ii) a statement that HESM is continuing its existence in the organizational form of the converted entity; (iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized; (iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity; (v) in an attachment or exhibit, the certificate of limited partnership of HESM; (vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity; (vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the plan of conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate other entity (other than the surviving business entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the surviving business entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the surviving business entity), or evidences thereof, are to be delivered; (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the surviving business entity to be effected by such merger or consolidation; (vi) the effective time of the merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the merger agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and (vii) such other provisions with respect to the proposed merger or consolidation that the general partner determines to be necessary or appropriate.

Except as provided in the foregoing, the general partner, upon its approval of the merger agreement or the plan of conversion, as the case may be, shall direct that the merger agreement or the plan of conversion, as applicable, be submitted to a vote of limited partners, whether at a special meeting or by written consent. A copy or a summary of the merger agreement or the plan of conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

Except as provided in the foregoing, the merger agreement or plan of conversion, as the case may be,

HESM	NEW HESM

of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and (viii) such other provisions with respect to the proposed conversion that the general partner determines to be necessary or appropriate.

Except as provided in the foregoing, the general partner, upon its approval of the merger agreement or the plan of conversion, as the case may be, shall direct that the merger agreement or the plan of conversion, as applicable, be submitted to a vote of limited partners, whether at a special meeting or by written consent. A copy or a summary of the merger agreement or the plan of conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

Except as provided in the foregoing, the merger agreement or plan of conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a HESM Common Unit majority unless the merger agreement or plan of conversion, as the case may be, effects an amendment to any provision of the HESM Partnership Agreement that, if contained in an amendment to the HESM Partnership Agreement, would require for its approval the vote or consent of a greater percentage of the outstanding HESM Common Units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement or the plan of conversion, as the case may be.

Except as provided in the foregoing, after such approval by vote or consent of the limited partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to the foregoing, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the merger agreement or plan of conversion, as the case may be.

Notwithstanding the foregoing, the general partner is permitted, without limited partner approval, to convert HESM or any group member into a new limited liability entity, to merge HESM or any group member into, or convey all of HESM’s assets to, another limited liability entity that shall be newly formed and shall have no shall be approved upon receiving the affirmative vote or consent of the holders of a New HESM share majority unless the merger agreement or plan of conversion, as the case may be, effects an amendment to any provision of the New HESM Partnership Agreement that, if contained in an amendment to the New HESM Partnership Agreement, would require for its approval the vote or consent of a greater percentage of the outstanding New HESM shares or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement or the plan of conversion, as the case may be.

Except as provided in the foregoing, after such approval by vote or consent of the limited partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to the foregoing, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the merger agreement or plan of conversion, as the case may be.

Notwithstanding the foregoing, the general partner is permitted, without limited partner approval, to convert New HESM or any group member into a new limited liability entity, to merge New HESM or any group member into, or convey all of New HESM’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from New HESM or other group member if (i) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any limited partner as compared to its limited liability under the DRULPA, (ii) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of New HESM into another limited liability entity and (iii) the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

Notwithstanding the foregoing, the general partner is further permitted, without limited partner approval,

HESM	NEW HESM

assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from HESM or other group member if (i) the general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any limited partner as compared to its limited liability under the DRULPA or cause HESM to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of HESM into another limited liability entity and (iii) the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

Notwithstanding the foregoing, the general partner is further permitted, without limited partner approval, to merge or consolidate HESM with or into another limited liability entity if (i) the general partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any limited partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the DRULPA or cause HESM to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to the HESM Partnership Agreement, other than any amendments that could be adopted pursuant to the foregoing, (iii) HESM is the surviving business entity in such merger or consolidation, (iv) each HESM Common Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical HESM Common Unit after the effective date of the merger or consolidation, and (v) the number of partnership interests to be issued by HESM in such merger or consolidation does not exceed 20% of HESM interests (other than HESM IDRs) outstanding immediately prior to the effective date of such merger or consolidation.

to merge or consolidate New HESM with or into another limited liability entity if (i) the general partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any limited partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the DRULPA, (ii) the merger or consolidation would not result in an amendment to the New HESM Partnership Agreement, other than any amendments that could be adopted pursuant to the foregoing, (iii) New HESM is the surviving business entity in such merger or consolidation, (iv) each New HESM share outstanding immediately prior to the effective date of the merger or consolidation is to be an identical New HESM share after the effective date of the merger or consolidation, and (v) the number of company interests to be issued by New HESM in such merger or consolidation does not exceed 20% of New HESM interests outstanding immediately prior to the effective date of such merger or consolidation.

Pursuant to the DRULPA, an agreement of merger or consolidation approved in accordance with the foregoing may (i) effect any amendment to the New HESM Partnership Agreement or (ii) effect the adoption of a new partnership agreement for New HESM if it is the surviving business entity. Any such amendment or adoption made pursuant to the foregoing will be effective at the effective time or date of the merger or consolidation.

Upon the required approval by the general partner and the New HESM shareholders of a merger agreement or the plan of conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, will be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the DRULPA or other applicable law.

At the effective time of the merger or consolidation: (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of

HESM	NEW HESM

Notwithstanding anything else contained in the HESM Partnership Agreement, the general partner is further permitted, without limited partner approval, to convert or otherwise reorganize HESM into a new limited liability entity, or to merge HESM with or into, or convey all of HESM’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations immediately prior to such conversion, merger, reorganization or conveyance if (i) the general partner has determined that the conversion, merger, reorganization or conveyance would not result in the loss of limited liability of any limited partner (if that jurisdiction is not Delaware) as compared to such limited partner’s limited liability under the DRULPA, and (ii) the primary purpose of the conversion, merger, reorganization or conveyance is to effectuate the foregoing.

Pursuant to the DRULPA, an agreement of merger or consolidation approved in accordance with the foregoing may (i) effect any amendment to the HESM Partnership Agreement or (ii) effect the adoption of a new partnership agreement for HESM if it is the surviving business entity. Any such amendment or adoption made pursuant to the foregoing will be effective at the effective time or date of the merger or consolidation.

Upon the required approval by the general partner and the HESM Common Unitholders of a merger agreement or the plan of conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, will be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the DRULPA or other applicable law.

At the effective time of the merger or consolidation: (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, will be vested in the surviving business entity and after the merger or consolidation will be the property of the surviving business entity to the extent they were of each constituent business entity; (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities will not revert and is not in any way impaired because of the merger or those business entities, will be vested in the surviving business entity and after the merger or consolidation will be the property of the surviving business entity to the extent they were of each constituent business entity; (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities will not revert and is not in any way impaired because of the merger or consolidation; (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities will be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities will attach to the surviving business entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

At the effective time of the conversion: (i) New HESM will continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form; (ii) all rights, title, and interests to all real estate and other property owned by New HESM will continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon; (iii) all liabilities and obligations of New HESM will continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion; (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of New HESM in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur; (v) a proceeding pending by or against New HESM or by or against any of partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and (vi) New HESM interests that are to be converted into company interests, shares, evidences of ownership or other securities in the converted entity as provided in the plan of conversion will be so converted, and partners will be entitled only to the rights provided in the plan of conversion.

HESM	NEW HESM

consolidation; (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities will be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities will attach to the surviving business entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

At the effective time of the conversion: (i) HESM will continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form; (ii) all rights, title, and interests to all real estate and other property owned by HESM will continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon; (iii) all liabilities and obligations of HESM will continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion; (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of HESM in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur; (v) a proceeding pending by or against HESM or by or against any of partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and (vi) HESM interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the plan of conversion will be so converted, and partners will be entitled only to the rights provided in the plan of conversion.

SALE OF ALL OR SUBSTANTIALLY ALL ASSETS
The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the assets of HESM and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of HESM’s subsidiaries) without the approval of holders of a HESM Common Unit majority. However, the general partner	The general partner generally may not sell, exchange or otherwise dispose of all or substantially all of the assets of New HESM and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of New HESM’s subsidiaries) without the approval of holders of a New HESM

HESM	NEW HESM
may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of HESM, and may sell any or all assets of HESM and its subsidiaries in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.	shareholder majority. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of New HESM, and may sell any or all assets of New HESM in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance.
DELEGATION OF CONTROL OF HESM
Not applicable.	New HESM GP LP has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to perform any action in connection with New HESM’s participation in the management of HESM pursuant to the delegation of control provisions or as an owner of HESM Class A Units. However, New HESM GP LP will obtain approval of a majority of New HESM shareholders for (i) any matter for which such approval is required pursuant to the delegation of control provisions and (ii) any proposed amendment to, or alteration or repeal of, the delegation of control provisions if such proposed amendment, alteration or repeal would (A) reduce the time for any notice to which the limited partners of HESM would be entitled, (B) adversely affect New HESM or the HESM Class A Units as compared to other classes of limited partner interests in New HESM in any material respect (except pursuant to an amendment to the HESM Partnership Agreement that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of company interests or derivative company interests issued pursuant to the terms of the HESM Partnership Agreement or (ii) the HESM general partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of company interests or derivative company interests pursuant to the terms of the New HESM Partnership Agreement), provided that no amendment that is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or facilitate the trading of the New HESM Class A Shares or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the New HESM Class A Shares are or will be listed or admitted to trading or any amendment that is necessary or appropriate in connection with splits or combinations pursuant to the HESM Partnership

HESM	NEW HESM
Agreement, shall be deemed to have a material adverse effect on the powers, preferences or rights of the New HESM shareholders.
TRANSFER OF GENERAL PARTNER INTEREST

Prior to June 30, 2027, the general partner will not transfer all or any part of its general partner interest to a person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding HESM Common Units (excluding HESM Common Units owned by the general partner and its affiliates) or (ii) is of all, but not less than all, of its general partner interest to (A) an Affiliate of the general partner (other than an individual) or (B) another person (other than an individual) in connection with the merger or consolidation of the general partner with or into such other person or the transfer by the general partner of all or substantially all of its assets to such other person.

On or after June 30, 2027, the general partner may transfer all or any part of its general partner interest without the approval of any limited partner or any other person. Notwithstanding the foregoing, no transfer by the general partner of all or any part of its general partner interest to another person will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner under the HESM Partnership Agreement and to be bound by the provisions of the HESM Partnership Agreement, (ii) except in connection with action taken by the general partner under the foregoing, HESM receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner under

Prior to June 30, 2027, New HESM GP LP will not transfer all or any part of its general partner interest to a person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding New HESM shares (excluding New HESM shares owned by New HESM GP LP and its affiliates), voting as a single class, or (ii) is of all, but not less than all, of its general partner interest to (A) an affiliate of New HESM GP LP (other than an individual) or (B) another person (other than an individual) in connection with the merger or consolidation of New HESM GP with or into such other person or the transfer by New HESM GP LP of all or substantially all of its assets to such other person.

On or after June 30, 2027, New HESM GP LP may transfer all or any part of its general partner interest without the approval of any limited partner or any other person. Notwithstanding the foregoing, no transfer by the general partner of all or any part of its general partner interest to another person will be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner under the HESM Partnership Agreement and to be bound by the provisions of the HESM Partnership Agreement, (ii) the company receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner under the DRULPA the DRULPA or cause HESM to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes

(to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of HESM or membership interest owned by the general partner as the general partner or managing member, if any, of each other group member. In the case of a transfer pursuant to and in compliance with the foregoing, the transferee or successor (as the case may be) will, subject to compliance with the terms of the foregoing, be admitted to HESM as the general partner effective immediately prior to the transfer of the general partner interest, and the business of HESM will continue without dissolution.

and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of New HESM or membership interest owned by the general partner as the general partner or managing member, if any, of each other group member. In the case of a transfer pursuant to and in compliance with the foregoing, the transferee or successor (as the case may be) will, subject to compliance with the terms of the foregoing, be admitted to New HESM as the general partner effective immediately prior to the transfer of the general partner interest, and the business of New HESM will continue without dissolution.

HESM	NEW HESM
TRANSFER OF INCENTIVE DISTRIBUTION RIGHTS
At any time, MLP GP LP may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the holders of HESM units.	Not applicable.
WITHDRAWAL OF GENERAL PARTNER
The general partner will be deemed to have withdrawn from HESM upon the occurrence of any one of the following events: (i) the general partner voluntarily withdraws from HESM by giving written notice to the other partners; (ii) the general partner transfers all of its general partner interest pursuant to the foregoing; (iii) the general partner is removed pursuant to the foregoing; (iv) the general partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the general partner in a proceeding of the type described in clauses (A) through (C) of clause (iv) of this paragraph; or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the general partner or of all or any substantial part of its properties; (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the general partner; or (vi) (A) if the general partner is a corporation, a certificate of dissolution or its equivalent is filed for the general partner, or 90 days expire after the date of notice to the general partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the general partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the general partner; (C) if the general partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the general partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the general partner. If an Event of Withdrawal occurs, the withdrawing general partner will give notice to the limited partners within 30 days after such occurrence. The partners agree that only the Events	The general partner will be deemed to have withdrawn from New HESM upon the occurrence of any one of the following events: (i) the general partner voluntarily withdraws from New HESM by giving written notice to the other partners; (ii) the general partner transfers all of its general partner interest pursuant to the foregoing; (iii) the general partner is removed pursuant to the foregoing; (iv) the general partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the general partner in a proceeding of the type described in clauses (A) through (C) of clause (iv) of this paragraph; or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the general partner or of all or any substantial part of its properties; (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the general partner; or (vi) (A) if the general partner is a corporation, a certificate of dissolution or its equivalent is filed for the general partner, or 90 days expire after the date of notice to the general partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the general partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the general partner; (C) if the general partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the general partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the general partner. If an

HESM	NEW HESM
of Withdrawal described in the foregoing will result in the withdrawal of the general partner from HESM. Withdrawal of the general partner from HESM upon the occurrence of an Event of Withdrawal will not constitute a breach of the HESM Partnership Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on June 30, 2027 the general partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by HESM Common Unitholders holding at least a majority of the outstanding HESM Common Units (excluding HESM Common Units owned by the general partner and its affiliates) and the general partner delivers to HESM an opinion of counsel that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the DRULPA of any limited partner or, except in connection with action taken by the general partner under the foregoing, cause any group member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on June 30, 2027 the general partner voluntarily withdraws by giving at least 90 days’ advance notice to the HESM Common Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the general partner ceases to be the general partner pursuant to clause (ii) of the foregoing or is removed pursuant to the foregoing; or (iv) notwithstanding clause (i) of this sentence, at any time that the general partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one person and its affiliates (other than the general partner and its affiliates) own beneficially or of record or control at least 50% of the outstanding HESM Common Units. The withdrawal of the general partner from HESM upon the occurrence of an event of withdrawal will also constitute the withdrawal of the general partner as general partner or managing member, if any, to the extent applicable, of the other group members. If the general partner gives a notice of withdrawal pursuant to clause (i) of the foregoing, the holders of a HESM Common Unit majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The	Event of Withdrawal occurs, the withdrawing general partner will give notice to the limited partners within 30 days after such occurrence. The partners agree that only the Events of Withdrawal described in the foregoing will result in the withdrawal of the general partner from New HESM. Withdrawal of the general partner from New HESM upon the occurrence of an Event of Withdrawal will not constitute a breach of the New HESM Partnership Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on June 30, 2027 the general partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by New HESM shareholders holding at least a majority of the outstanding New HESM shares (excluding New HESM shares owned by the general partner and its affiliates), voting as a single class, and the general partner delivers to New HESM an opinion of counsel that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability under the DRULPA of any limited partner; (ii) at any time after 12:00 midnight, Eastern Time, on June 30, 2027 the general partner voluntarily withdraws by giving at least 90 days’ advance notice to the New HESM shareholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the general partner ceases to be the general partner pursuant to clause (ii) of the foregoing or is removed pursuant to the foregoing; or (iv) notwithstanding clause (i) of this sentence, at any time that the general partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one person and its affiliates (other than the general partner and its affiliates) own beneficially or of record or control at least 50% of the outstanding New HESM shares. The withdrawal of the general partner from New HESM upon the occurrence of an event of withdrawal will also constitute the withdrawal of the general partner as general partner or managing member, if any, to the extent applicable, of the other group members. If the general partner gives a notice of withdrawal pursuant to clause (i) of the foregoing, the holders of a New HESM share majority, may, prior to the effective date of such withdrawal, elect a

HESM	NEW HESM
person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If, prior to the effective date of the general partner’s withdrawal, a successor is not elected by the HESM Common Unitholders as provided herein or HESM does not receive a withdrawal opinion of counsel, HESM will be dissolved in accordance with the foregoing unless the business of HESM is continued pursuant to the foregoing. Any successor general partner elected in accordance with the terms of this paragraph will be subject to the provisions of the foregoing.	successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If, prior to the effective date of the general partner’s withdrawal, a successor is not elected by the New HESM shareholders as provided herein or New HESM does not receive a withdrawal opinion of counsel, New HESM will be dissolved in accordance with the foregoing unless the business of New HESM is continued pursuant to the foregoing. Any successor general partner elected in accordance with the terms of this paragraph will be subject to the provisions of the foregoing.
REMOVAL OF GENERAL PARTNER
The general partner may not be removed unless such removal is both (i) for cause and (ii) approved by the HESM Common Unitholders holding at least 66 2/3% of the outstanding HESM Common Units (including HESM Common Units held by the general partner and its affiliates) voting as a single class. Any such action by such holders for removal of the general partner must also provide for the election of a successor general partner by the HESM Common Unitholders holding a majority of the outstanding HESM Common Units voting as a separate class, and Unitholders holding a majority of the outstanding HESM Subordinated Units (if any HESM Subordinated Units are then outstanding) voting as a separate class including, in each case, HESM Common Units held by the general partner and its affiliates. Such removal will be effective immediately following the admission of a successor general partner pursuant to the foregoing. The removal of the general partner will also automatically constitute the removal of the general partner as general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If a person is elected as a successor general partner in accordance with the terms of this paragraph, such person will, upon admission pursuant to the foregoing, automatically become a successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. The right of the holders of outstanding HESM Common Units to remove the general partner will not exist or be exercised unless HESM has received an opinion opining as to the matters covered by a	The general partner may not be removed unless such removal is both (i) for cause and (ii) approved by the New HESM shareholders holding at least 66 2/3% of the outstanding New HESM shares (including New HESM shares held by the general partner and its affiliates) voting as a single class. Any such action by such holders for removal of the general partner must also provide for the election of a successor general partner by the New HESM shareholders holding a majority of the outstanding New HESM shares, voting as a single class, including New HESM shares held by the general partner and its affiliates. Such removal will be effective immediately following the admission of a successor general partner pursuant to the foregoing. The removal of the general partner will also automatically constitute the removal of the general partner as general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. If a person is elected as a successor general partner in accordance with the terms of this paragraph, such person will, upon admission pursuant to the foregoing, automatically become a successor general partner or managing member, to the extent applicable, of the other group members of which the general partner is a general partner or a managing member. The right of the holders of outstanding New HESM shares to remove the general partner will not exist or be exercised unless New HESM has received an opinion opining as to the matters covered by a withdrawal opinion of counsel. Any successor general partner elected in

HESM	NEW HESM
withdrawal opinion of counsel. Any successor general partner elected in accordance with the terms of this paragraph will be subject to the foregoing.	accordance with the terms of this paragraph will be subject to the foregoing.
LIMITED CALL RIGHT
If at any time HESM GP LP and its affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, HESM GP LP will have the right, which it may assign in whole or in part to its affiliates, to purchase all, but not less than all, of then outstanding limited partner interests held by unaffiliated persons. The purchase price in the event of a purchase under these provisions would be the greater of: (1) the current market price of the limited partner interests of the class as of the date three days before the date that notice is mailed and (2) the highest price paid by HESM GP LP or any of its affiliates of such class during the 90-day period preceding the date that notice is mailed.

If at any time New HESM GP LP and its affiliates own more than the Designated Percentage of the then-issued and outstanding limited partner interests of any class (for purposes of which, New HESM Shares will be considered limited partner interests of a single class), New HESM GP LP will have the right, which it may assign in whole or in part to any of its affiliates or to New HESM, to purchase all, but not less than all, of the then outstanding limited partner interests of such class held by unaffiliated persons. The purchase price in the event of a purchase under these provisions would be the greater of: (1) the current market price of the limited partner interests of the class as of the date three days before the date that notice is mailed and (2) the highest price paid by HESM GP LP or any of its affiliates of such class during the 90-day period preceding the date that notice is mailed.

“Designated Percentage” means (a) 80% with respect to all classes other than the New HESM Class A Shares and (b) 97% with respect to the New HESM Class A Shares as of the Closing Date. From and after the Closing Date, if the percentage of the total New HESM Class A Shares held by New HESM GP LP and its affiliates (considering the New HESM Class A Shares together with the New HESM Class B Shares) (“GP Percentage”) is:

•  less than 94% but equal to or greater than 87%, then, until the first date that the GP Percentage is less than 87%, the designated percentage will equal the sum of the lowest GP Percentage as of any date following the Closing Date plus 3%;

•  less than 87% but greater than 85%, then, until the first date that the GP Percentage is less than 85%, the Designated Percentage will be 90%;

• less than 85% but equal to or greater than 75%, then, until the first date that the GP Percentage is less than 75%, the Designated Percentage shall be the sum of

HESM	NEW HESM
the lowest GP Percentage as of any date following the Closing Date plus 5%; and • less than 75%, then, thereafter, the Designated Percentage will be 80%.
LIMITED PREEMPTIVE RIGHT
Except as provided in the foregoing, or as otherwise provided in a separate agreement by HESM, no person will have any preemptive, preferential or other similar right with respect to the issuance of any partnership interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of partnership interests in connection with the initial public offering, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership interests from HESM whenever, and on the same terms that, HESM issues partnership interests to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership interests.	Except as provided in the foregoing, or as otherwise provided in a separate agreement by New HESM, no person will have any preemptive, preferential or other similar right with respect to the issuance of any company interest, whether unissued, held in the treasury or hereafter created. The general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase company interests from New HESM whenever, and on the same terms that, New HESM issues company interests to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such company interests.
AMENDMENT OF THE PARTNERSHIP AGREEMENT

Each limited partner agrees that the general partner, without the approval of any limited partner, may amend any provision of the HESM Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

•  a change in the name of HESM, the location of the principal place of business of HESM, the registered agent of HESM or the registered office of HESM;

•  admission, substitution, withdrawal or removal of partners in accordance with the HESM Partnership Agreement;

•  a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification of HESM as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the group members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

Each limited partner agrees that the general partner, without the approval of any limited partner, may amend any provision of the New HESM Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

•  a change in the name of New HESM, the location of the principal place of business of New HESM, the registered agent of New HESM or the registered office of New HESM;

•  admission, substitution, withdrawal or removal of partners in accordance with the New HESM Partnership Agreement;

•  a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification of HESM as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

•  a change that the general partner determines, (i) does not adversely affect the limited partners considered as a whole or any particular class of

HESM	NEW HESM

•  a change that the general partner determines, (i) does not adversely affect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests in any material respect (except as permitted by subsection (g) of this paragraph), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (B) facilitate the trading of the HESM Common Units (including the division of any class or classes of outstanding HESM Common Units into different classes to facilitate uniformity of tax consequences within such classes of HESM Common Units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the HESM Common Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the general partner pursuant to the foregoing or (iv) is required to effect the intent expressed in the IPO registration statement or the intent of the provisions of the HESM Partnership Agreement or is otherwise contemplated by the HESM Partnership Agreement;

•  a change in the fiscal year or taxable year of HESM and any other changes that the general partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of HESM including, if the general partner will so determine, a change in the definition of “quarter” and the dates on which distributions are to be made by HESM;

•  an amendment that is necessary, in the opinion of counsel, to prevent HESM, or the general partner or its (or, if the general partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

company interests as compared to other classes of company interests in any material respect (except as permitted by subsection (g) of this paragraph), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (B) facilitate the trading of the New HESM shares or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the New HESM shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the general partner pursuant to the foregoing or (iv) is required to effect the intent of the provisions of the New HESM Partnership Agreement or is otherwise contemplated by the New HESM Partnership Agreement;

•  a change in the fiscal year or taxable year of New HESM and any other changes that the general partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of New HESM including, if the general partner will so determine, a change in the definition of “quarter” and the dates on which distributions are to be made by New HESM;

•  an amendment that is necessary, in the opinion of counsel, to prevent New HESM, or the general partner or its (or, if the general partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of company interests or derivative company interests issued pursuant to the foregoing or (ii) the general partner determines to be necessary or appropriate or

HESM	NEW HESM

•  an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of partnership interests or derivative partnership interests issued pursuant to the foregoing or (ii) the general partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of partnership interests or derivative partnership interests pursuant to the foregoing;

•  any amendment expressly permitted in the HESM Partnership Agreement to be made by the general partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with the foregoing;

•  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by HESM of, or investment by HESM in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by HESM of activities permitted by the terms of the HESM Partnership Agreement;

•  an amendment that the general partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to the foregoing; or

•  any other amendments substantially similar to the foregoing.

Amendments to the HESM Partnership Agreement may be proposed only by the general partner. To the fullest extent permitted by law, the general partner will have no duty or obligation to propose or approve any amendment to the HESM Partnership Agreement and may decline to do so free of any duty or obligation whatsoever to HESM, any limited partner or any other person bound by the HESM Partnership Agreement, and, in declining to propose or approve an amendment to the HESM Partnership Agreement, to the fullest extent permitted by law, will not be required to act in good faith or pursuant to any other standard imposed by the HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in determining whether to propose or approve any advisable in connection with the authorization or issuance of any class or series of company interests or derivative company interests pursuant to the foregoing;

•  any amendment expressly permitted in the New HESM Partnership Agreement to be made by the general partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with the foregoing;

•  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by New HESM of, or investment by New HESM in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by New HESM of activities permitted by the terms of the New HESM Partnership Agreement;

•  an amendment that the general partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to the foregoing; or

•  any other amendments substantially similar to the foregoing.

Amendments to the New HESM Partnership Agreement may be proposed only by the general partner. To the fullest extent permitted by law, the general partner will have no duty or obligation to propose or approve any amendment to the New HESM Partnership Agreement and may decline to do so free of any duty or obligation whatsoever to New HESM, any limited partner or any other person bound by the New HESM Partnership Agreement, and, in declining to propose or approve an amendment to the New HESM Partnership Agreement, to the fullest extent permitted by law, will not be required to act in good faith or pursuant to any other standard imposed by the New HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in determining whether to propose or approve any amendment to the New HESM Partnership Agreement will be permitted to do so in its sole and

HESM	NEW HESM

amendment to the HESM Partnership Agreement will be permitted to do so in its sole and absolute discretion. An amendment to the HESM Partnership Agreement will be effective upon its approval by the general partner and, except as otherwise provided in the foregoing, the holders of a HESM Common Unit majority, unless a greater or different percentage of outstanding HESM Common Units is required under the HESM Partnership Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding HESM Common Units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the general partner will seek the written approval of the requisite percentage of outstanding HESM Common Units or call a meeting of the HESM Common Unitholders to consider and vote on such proposed amendment. The general partner will notify all record holders upon final adoption of any amendments. The general partner will be deemed to have notified all record holders as required by this paragraph if it has posted or made accessible such amendment through HESM’s or the Commission’s website.

No provision of the HESM Partnership Agreement that establishes a percentage of outstanding HESM Common Units required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of, in the case of any provision of the HESM Partnership Agreement other than the foregoing, reducing such percentage or, in the case of the foregoing, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding HESM Common Units whose aggregate outstanding HESM Common Units constitute, in the case of a reduction as described herein, not less than the voting requirement sought to be reduced, in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding HESM Common Units, or, in the case of an increase in the percentage to call a special meeting of the limited partners, not less than a majority of the outstanding HESM Common Units.

No amendment to the HESM Partnership Agreement may enlarge the obligations of any limited partner without its consent, unless such will be deemed to have occurred as a result of an amendment approved pursuant to the foregoing or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way absolute discretion. An amendment to the New HESM Partnership Agreement will be effective upon its approval by the general partner and, except as otherwise provided in the foregoing, the holders of a New HESM share majority, unless a greater or different percentage of outstanding New HESM shares is required under the New HESM Partnership Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding New HESM shares will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the general partner will seek the written approval of the requisite percentage of outstanding New HESM shares or call a meeting of the New HESM shareholders to consider and vote on such proposed amendment. The general partner will notify all record holders upon final adoption of any amendments. The general partner will be deemed to have notified all record holders as required by this paragraph if it has posted or made accessible such amendment through New HESM’s or the Commission’s website.

No provision of the New HESM Partnership Agreement that establishes a percentage of outstanding New HESM shares required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of, in the case of any provision of the New HESM Partnership Agreement other than the foregoing, reducing such percentage or, in the case of the foregoing, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding New HESM shares whose aggregate outstanding New HESM shares constitute, in the case of a reduction as described herein, not less than the voting requirement sought to be reduced, in the case of an increase in the percentage required to remove the general partner, not less than 90% of the outstanding New HESM shares, or, in the case of an increase in the percentage to call a special meeting of the limited partners, not less than a majority of the outstanding New HESM shares.

No amendment to the New HESM Partnership Agreement may enlarge the obligations of any limited partner without its consent, unless such will be deemed to have occurred as a result of an amendment approved pursuant to the foregoing or enlarge the obligations of, restrict in any way any

HESM	NEW HESM

the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without the general partner’s consent, which consent may be given or withheld at its option.

Except as provided in the foregoing, and without limitation of the general partner’s authority to adopt amendments to the HESM Partnership Agreement without the approval of any limited partners as contemplated in the foregoing, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

No amendments will become effective without the approval of the holders of at least 90% of the outstanding HESM Common Units voting as a single class unless HESM obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable partnership law of the state under whose laws HESM is organized.

Except for the amendments to be adopted solely by the general partner, the provisions of the HESM Partnership Agreement preventing the amendments having the effects described in any of the clauses above will only be amended with the approval of the holders of at least 90% of the outstanding HESM Common Units.

action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without the general partner’s consent, which consent may be given or withheld at its option.

Except as provided in the foregoing, and without limitation of the general partner’s authority to adopt amendments to the New HESM Partnership Agreement without the approval of any limited partners as contemplated in the foregoing, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

No amendments will become effective without the approval of the holders of at least 90% of the outstanding New HESM shares voting as a single class unless New HESM obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable partnership law of the state under whose laws New HESM is organized.

Except for the amendments to be adopted solely by the general partner, the provisions of the New HESM Partnership Agreement preventing the amendments having the effects described in any of the clauses above will only be amended with the approval of the holders of at least 90% of the outstanding New HESM shares.

DISSOLUTION OF THE PARTNERSHIP

HESM will dissolve, and its affairs will be wound up, upon the occurrence of any of the following:

•     an event of withdrawal of the general partner as provided in the foregoing, unless a successor is elected and a withdrawal opinion of counsel is received as provided in the foregoing and such successor is admitted to HESM pursuant to the foregoing;

•  an election to dissolve HESM by the general partner that is approved by the holders of a HESM Common Unit majority;

•  the entry of a decree of judicial dissolution of HESM pursuant to the provisions of the DRULPA; or

New HESM will be dissolved, and its affairs will be wound up, upon the occurrence of any of the following:

•     the withdrawal or removal of New HESM GP LP as the general partner or any other event that results in New HESM GP LP ceasing to be the general partner (other than by reason of a transfer of the general partner interest in accordance with the New HESM Partnership Agreement or withdrawal or removal following approval and admission of a successor);

•  an election to dissolve New HESM by New HESM GP LP that is approved by the holders of a New HESM share majority;

HESM	NEW HESM
• at any time there are no limited partners, unless HESM is continued without dissolution in accordance with the DRULPA.

•  the entry of a decree of judicial dissolution of New HESM pursuant to the provisions of the DRULPA; or

•  at any time there are no limited partners, unless New HESM is continued without dissolution in accordance with the DRULPA.

Upon dissolution pursuant to the first bullet above, the holders of a majority of the outstanding New HESM shares may also elect, within specific time limitations, to continue the business on the same terms and conditions described in the New HESM Partnership Agreement by appointing and approving a successor general partner, subject to New HESM’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner upon the exercise of such right to continue.

MANAGEMENT
The general partner will conduct, direct and manage all activities of HESM. Except as otherwise expressly provided in the HESM Partnership Agreement, all management powers over the business and affairs of HESM will be exclusively vested in the general partner, and no limited partner, in its capacity as such, will have any management power over the business and affairs of HESM. The general partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of HESM.	New HESM GP LP will conduct, direct and manage all activities of New HESM. Except as otherwise expressly provided in the New HESM Partnership Agreement, all management powers over the business and affairs of New HESM will be exclusively vested in New HESM GP LP, and no limited partner, in its capacity as such, will have any management power over the business and affairs of New HESM. New HESM GP LP has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of New HESM.
CHANGE OF CONTROL PROVISIONS

The HESM Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management.

Generally, if any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any outstanding units of any class, the units owned by such person or group cannot be voted on any matter and will not be considered outstanding for purposes of calculating required votes, determining the presence of a quorum for other similar purposes under the HESM Partnership Agreement. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its

The New HESM Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove New HESM GP LP or otherwise change management.

Generally, if any person or group other than New HESM GP LP and its affiliates acquires beneficial ownership of 20% or more of any outstanding New HESM shares of any class, the New HESM shares owned by such person or group cannot be voted on any matter will not be considered outstanding for purposes of calculating required votes, determining the presence of a quorum for other similar purposes under the New HESM Partnership Agreement. This loss of voting rights does not apply to any person or

HESM	NEW HESM

affiliates (other than HESM) and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the HESM Board.

The HESM Partnership Agreement limits the ability of unitholders to call meetings of the limited partners or to acquire information about HESM’s operations in addition to other provisions limiting the unitholders’ ability to influence the manner or direction of management.

group that acquires the New HESM shares from New HESM GP LP or its affiliates (other than New HESM) and any transferees of that person or group approved by general partner or to any person or group who acquires the New HESM shares with the prior approval of the New HESM Board.

The New HESM Partnership Agreement limits the ability of New HESM shareholders to call meetings of the limited partners or to acquire information about New HESM’s operations in addition to other provisions limiting the New HESM shareholders’ ability to influence the manner or direction of management.

MEETINGS, VOTING
Special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding HESM Common Units of the class or classes for which a meeting is proposed. limited partners will call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of HESM Common Units for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from limited partners or within such greater time as may be reasonably necessary for HESM to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner will send or cause to be sent a notice of the meeting to the limited partners. A meeting will be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given. limited partners will not be permitted to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of HESM so as to jeopardize the limited partners’ limited liability under the DRULPA or the law of any other state in which HESM is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it will be deemed null and void to the extent necessary so as not to jeopardize the limited partners’ limited liability under the DRULPA or the law	Special meetings of the limited partners may be called by the general partner or by limited partners owning 20% or more of the total number of outstanding New HESM shares of the class or classes voting together for which a meeting is proposed. Limited partners will call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of shares for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from limited partners or within such greater time as may be reasonably necessary for New HESM to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner will send or cause to be sent a notice of the meeting to the limited partners. A meeting will be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given. Limited partners will not be permitted to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of New HESM so as to jeopardize the limited partners’ limited liability under the DRULPA or the law of any other state in which New HESM is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it will be

HESM	NEW HESM
of any other state in which HESM is qualified to do business.	deemed null and void to the extent necessary so as not to jeopardize the limited partners’ limited liability under the DRULPA or the law of any other state in which New HESM is qualified to do business.
TRANSFER OF LIMITED PARTNER INTERESTS

The general partner will not recognize any transfer of limited partner interests evidenced by Certificates until the Certificates evidencing such limited partner interests are duly endorsed and surrendered for registration of transfer. Upon the receipt by the general partner of a duly endorsed Certificate or, in the case of uncertificated limited partner interests for which a transfer agent has been appointed, the transfer agent of proper transfer instructions from the record holder of uncertificated limited partner interests, such transfer will be recorded in HESM register. By acceptance of any limited partner interests pursuant to a transfer, each transferee of a limited partner interest (including any nominee, agent or representative acquiring such limited partner interests for the account of another person or) (i) will be admitted to HESM as a limited partner with respect to the limited partner interests so transferred to such person when any such transfer or admission is reflected in HESM register and such person becomes the record holder of the limited partner interests so transferred, (ii) will become bound, and will be deemed to have agreed to be bound, by the terms of the HESM Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the HESM Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the HESM Partnership Agreement, all with or without execution of the HESM Partnership Agreement by such person.

The transfer of any limited partner interests and the admission of any new limited partner will not constitute an amendment to the HESM Partnership Agreement. The general partner and its affiliates will have the right at any time to transfer their HESM Subordinated Units and HESM Common Units (whether issued upon conversion of the HESM Subordinated Units or otherwise) to one or more persons.

The general partner will not recognize any transfer of limited partner interests evidenced by Certificates until the Certificates evidencing such limited partner interests are duly endorsed and surrendered for registration of transfer. Upon the receipt by the general partner of a duly endorsed Certificate or, in the case of uncertificated limited partner interests for which a transfer agent has been appointed, the transfer agent of proper transfer instructions from the record holder of uncertificated limited partner interests, such transfer will be recorded in HESM register. By acceptance of any limited partner interests pursuant to a transfer, each transferee of a limited partner interest (including any nominee, agent or representative acquiring such limited partner interests for the account of another person) (i) will be admitted to HESM as a limited partner with respect to the limited partner interests so transferred to such person when any such transfer or admission is reflected in HESM register and such person becomes the record holder of the limited partner interests so transferred, (ii) will become bound, and will be deemed to have agreed to be bound, by the terms of the HESM Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the HESM Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the HESM Partnership Agreement, all with or without execution of the HESM Partnership Agreement by such person. The transfer of any limited partner interests and the admission of any new limited partner will not constitute an amendment to the HESM Partnership Agreement. Subject to the foregoing, the New HESM shares are freely transferable. No holder of New HESM Class B Shares may transfer any of its New HESM Class B Shares to any person (other than New HESM) without the consent of the general partner, except that, without the approval of any partner or any other person, (i) any such holder may transfer one or more New HESM Class B Shares to any person so long as such holder simultaneously transfers to such person an equal number of HESM Class B Units in

HESM	NEW HESM
accordance with the HESM partnership agreement and (ii) the general partner and its affiliates may transfer any or all of their respective New HESM Class B Shares to (A) any holder of HESM Class B Units, so long as, following such transfer, such holder holds an equal number of HESM Class B Units and New HESM Class B Shares or (B) HIP GP LLC.
ELECTION TO BE TAXABLE AS A CORPORATION
Not applicable.	New HESM has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(c) effective as of the date of its formation.
CONTRACTUAL DUTIES; CONFLICTS OF INTEREST

Whenever the general partner makes a determination or takes or declines to take any action, or any affiliate of the general partner causes the general partner to do so, in its capacity as the general partner of HESM as opposed to in its individual capacity, whether under the HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in the HESM Partnership Agreement, or the determination, action or omission has been approved as provided below, the general partner, or such affiliate causing it to do so, will make such determination or take or decline to take such action in good faith.

Whenever the HESM Board, any committee of the HESM Board (including the Conflicts Committee) or any affiliate of the general partner makes a determination or takes or declines to take any action, whether under the HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in the HESM Partnership Agreement or the determination, action or omission has been approved, the HESM Board, any committee of the HESM Board (including the Conflicts Committee) or any affiliate of the general partner will make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in the HESM Partnership Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the general

Whenever the general partner makes a determination or takes or declines to take any action, or any affiliate of the general partner causes the general partner to do so, in its capacity as the general partner of New HESM as opposed to in its individual capacity, whether under the New HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in the New HESM Partnership Agreement, or the determination, action or omission has been approved as provided below, the general partner, or such affiliate causing it to do so, will make such determination or take or decline to take such action in good faith.

Whenever the New HESM Board, any committee of the New HESM Board (including the conflicts committee) or any affiliate of the general partner makes a determination or takes or declines to take any action, whether under the New HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in the New HESM Partnership Agreement, the New HESM Board, any committee of the New HESM Board (including the conflicts committee) or any affiliate of the general partner will make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in the New HESM

HESM	NEW HESM

partner, the HESM Board, any committee of the HESM Board (including the Conflicts Committee) and any affiliate of the general partner, and no such person will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under the HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, or under the DRULPA or any other law, rule or regulation or at equity. Any such determination, action or omission by the general partner, the HESM Board or any committee thereof (including the Conflicts Committee) or any affiliate of the general partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of HESM, any limited partner or any other person who acquires an interest in a partnership interest or any other person who is bound by the HESM Partnership Agreement challenging such determination, action or omission, the person bringing or prosecuting such proceeding will have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of the HESM Partnership Agreement, the person or persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of HESM. In making such determination or taking or declining to take such other action, such person or persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to HESM.

Unless a lesser standard is otherwise provided in the HESM Partnership Agreement or any group member agreement, whenever a potential conflict of interest exists or arises between the general partner or any of its affiliates, on the one hand, and HESM, any group member or any Partner, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of the HESM Partnership Agreement, any group member agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is

•  approved by Special Approval or

Partnership Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the general partner, the New HESM Board, any committee of the New HESM Board (including the conflicts committee) and any affiliate of the general partner, and no such person will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under the New HESM Partnership Agreement, any group member agreement or any other agreement contemplated hereby or otherwise, or under the DRULPA or any other law, rule or regulation or at equity. Any such determination, action or omission by the general partner, the New HESM Board or any committee thereof (including the conflicts committee) or any affiliate of the general partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of New HESM, any limited partner or any other person who acquires an interest in a company interest or any other person who is bound by the New HESM Partnership Agreement challenging such determination, action or omission, the person bringing or prosecuting such proceeding will have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of the New HESM Partnership Agreement, the person or persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of New HESM. In making such determination or taking or declining to take such other action, such person or persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to New HESM.

Unless a lesser standard is otherwise provided in the New HESM Partnership Agreement or any group member agreement, whenever a potential conflict of interest exists or arises between the general partner or any of its affiliates, on the one hand, and New HESM, any group member or any partner, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such

HESM	NEW HESM

•  approved by the vote of a majority of the outstanding HESM Common Units (excluding HESM Common Units owned by the general partner and its affiliates).

The general partner will be authorized but not required in connection with its resolution of such conflict of interest to seek special approval or HESM Common Unitholders’ approval of such resolution, and the general partner may also adopt a resolution or course of action that has not received Special Approval or HESM Common Unitholders’ approval. If the general partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either of the preceding bullets, then any such resolution or course of action will be governed by the foregoing. Whenever the general partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for special approval, to seek HESM Common Unitholders’ approval or to adopt a resolution or course of action that has not received Special Approval or HESM Common Unitholders’ approval, then the general partner will be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to HESM or any limited partner, and the general partner will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by the HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in making such determination will be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, or if the HESM Board determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it will be presumed that, in making its determination, the HESM Board acted in good faith. In any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or HESM or by or on behalf of any person who acquires an interest in a partnership interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the HESM Board that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the person bringing or conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of the HESM Partnership Agreement, any group member agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is

•  approved by a majority of the members of the New HESM conflicts committee acting in good faith (“Special Approval”) or

•  approved by the vote of a majority of the outstanding New HESM shares (excluding New HESM shares owned by the general partner and its affiliates), voting as a single class.

The general partner will be authorized but not required in connection with its resolution of such conflict of interest to seek special approval or New HESM shareholder approval of such resolution, and the general partner may also adopt a resolution or course of action that has not received special approval or New HESM shareholder approval. If the general partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either of the preceding bullets, then any such resolution or course of action will be governed by the foregoing. Whenever the general partner makes a determination to refer any potential conflict of interest to the conflicts committee for special approval, to seek New HESM shareholders approval or to adopt a resolution or course of action that has not received special approval or New HESM shareholders approval, then the general partner will be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to New HESM or any limited partner, and the general partner will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by the New HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity, and the general partner in making such determination will be permitted to do so in its sole and absolute discretion. If special approval is sought, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, or if the New HESM Board determines that a director satisfies

HESM	NEW HESM

prosecuting such proceeding will have the burden of overcoming the presumption that the Conflicts Committee or the HESM Board, as applicable, acted in good faith.

Whenever the general partner makes a determination or takes or declines to take any action, or any affiliate of the general partner causes the general partner to do so, in its individual capacity as opposed to in its capacity as the general partner of HESM, whether under the HESM Partnership Agreement, any group member agreement or any other agreement contemplated under the HESM Partnership Agreement or otherwise, then (i) the general partner, or such affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to HESM, any limited partner, any other person who acquires an interest in a partnership interest or any other person who is bound by the HESM Partnership Agreement, (ii) the general partner, or such affiliate causing it to do so, will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by the HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity and (iii) the person or persons making such determination or taking or declining to take such action will be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in the HESM Partnership Agreement, they indicate that the general partner is acting in its individual capacity. For the avoidance of doubt, whenever the general partner votes or transfers its partnership interests, or refrains from voting or transferring its partnership interests, it will be acting in its individual capacity.

The general partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or will be determined by its members, if the general partner is a limited liability company, stockholders, if the general partner is a corporation, or the members or stockholders of the general partner’s general partner, if the general partner is a general or limited partnership.

the eligibility requirements to be a member of the conflicts committee, then it will be presumed that, in making its determination, the New HESM Board acted in good faith. In any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or New HESM or by or on behalf of any person who acquires an interest in a company interest challenging any action or decision by the conflicts committee with respect to any matter referred to the conflicts committee for special approval, or challenging any determination by the New HESM Board that a director satisfies the eligibility requirements to be a member of the conflicts committee, the person bringing or prosecuting such proceeding will have the burden of overcoming the presumption that the conflicts committee or the New HESM Board, as applicable, acted in good faith.

Notwithstanding anything to the contrary in the above or any duty otherwise existing at law or equity, the conflicts of interest with respect to New HESM described in this S-4 Registration Statement are approved by all partners and shall not constitute a breach of this agreement or any such duty.

Whenever the general partner makes a determination or takes or declines to take any action, or any affiliate of the general partner causes the general partner to do so, in its individual capacity as opposed to in its capacity as the general partner of New HESM, whether under the New HESM Partnership Agreement, any group member agreement or any other agreement contemplated under the New HESM Partnership Agreement or otherwise, then (i) the general partner, or such affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to New HESM, any limited partner, any other person who acquires an interest in a company interest or any other person who is bound by the New HESM Partnership Agreement, (ii) the general partner, or such affiliate causing it to do so, will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by the New HESM Partnership Agreement, any group member agreement, any other agreement contemplated hereby or otherwise or under the DRULPA or any other law, rule or regulation or at equity and (iii) the person or

HESM	NEW HESM

Notwithstanding anything to the contrary in the HESM Partnership Agreement, the general partner and its affiliates will have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of HESM other than in the ordinary course of business or (ii) permit any group member to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the general partner or any of its affiliates to enter into such contracts will, in each case, be at its option.

The limited partners, any other person who acquires an interest in a partnership interest and any other person bound by the HESM Partnership Agreement hereby authorize the general partner, on behalf of HESM as a general partner or member of a group member, to approve actions by the general partner or member of such group member similar to those actions permitted to be taken by the general partner pursuant to the foregoing. For the avoidance of doubt, whenever the HESM Board, any member of the HESM Board, any committee of the HESM Board (including the Conflicts Committee) and any member of any such committee, the officers of the general partner or any affiliates of the general partner (including any person making a determination or acting for or on behalf of such affiliate of the general partner) make a determination on behalf of or recommendation to the general partner, or cause the general partner to take or omit to take any action, whether in the general partner’s capacity as the general partner or in its individual capacity, the standards of care applicable to the general partner will apply to such persons, and such persons will be entitled to all benefits and rights (but not the obligations) of the general partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to HESM, any of its partners or any other person who acquires an interest in a partnership interest or any other person bound by the HESM Partnership Agreement, and the protections and presumptions set forth in the HESM Partnership Agreement.

persons making such determination or taking or declining to take such action will be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in the New HESM Partnership Agreement, they indicate that the general partner is acting in its individual capacity. For the avoidance of doubt, whenever the general partner votes or transfers its company interests, or refrains from voting or transferring its company interests, it will be acting in its individual capacity.

The general partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or will be determined by its members, if the general partner is a limited liability company, stockholders, if the general partner is a corporation, or the members or stockholders of the general partner’s general partner, if the general partner is a general or limited partnership.

Notwithstanding anything to the contrary in the New HESM Partnership Agreement, the general partner and its affiliates will have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of New HESM other than in the ordinary course of business or (ii) permit any group member to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the general partner or any of its affiliates to enter into such contracts will, in each case, be at its option.

The limited partners, any other person who acquires an interest in a company interest and any other person bound by the New HESM Partnership Agreement hereby authorize the general partner, on behalf of New HESM as a general partner or member of a group member, to approve actions by the general partner or member of such group member similar to those actions permitted to be taken by the general partner pursuant to the foregoing. For the avoidance of doubt, whenever the New HESM Board, any member of the New HESM Board, any committee of the New HESM Board (including the conflicts committee) and any member of any such committee,

HESM	NEW HESM
the officers of the general partner or any affiliates of the general partner (including any person making a determination or acting for or on behalf of such affiliate of the general partner) make a determination on behalf of or recommendation to the general partner, or cause the general partner to take or omit to take any action, whether in the general partner’s capacity as the general partner or in its individual capacity, the standards of care applicable to the general partner will apply to such persons, and such persons will be entitled to all benefits and rights (but not the obligations) of the general partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to New HESM, any of its partners or any other person who acquires an interest in a company interest or any other person bound by the New HESM Partnership Agreement, and the protections and presumptions set forth in the New HESM Partnership Agreement.

EXCLUSIVE FORUM

Any claims, suits, actions or proceedings (A) arising out of or relating in any way to the HESM Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the HESM Partnership Agreement or the duties, obligations or liabilities among HESM Common Unitholders or of HESM Common Unitholders to HESM, or the rights or powers of, or restrictions on, HESM Common Unitholders or HESM), (B) brought in a derivative manner on behalf of HESM, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of HESM or the general partner (or, if the general partner is a limited partnership, of the general partner of the general partner), or owed by the general partner, to HESM or HESM Common Unitholders, (D) asserting a claim arising pursuant to any provision of the DRULPA or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware.	Any claims, suits, actions or proceedings (A) arising out of or relating in any way to the New HESM Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the New HESM Partnership Agreement or the duties, obligations or liabilities among New HESM shareholders or of New HESM shareholders to New HESM, or the rights or powers of, or restrictions on, New HESM shareholders or New HESM), (B) brought in a derivative manner on behalf of New HESM, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of New HESM or the general partner (or, if the general partner is a limited partnership, of the general partner of the general partner), or owed by the general partner, to New HESM or New HESM shareholders, (D) asserting a claim arising pursuant to any provision of the DRULPA or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF NEW HESM

Existing HESM Revolving Credit Facility

On March 15, 2017, HESM entered into a four-year, $300.0 million senior secured revolving credit facility that became available to it upon the closing of its initial public offering on April 10, 2017. HESM has the option to extend the revolving credit facility for two additional one-year terms and to increase the overall capacity of the revolving credit facility by up to an additional $100.0 million, subject to, among other things, the consent of the lenders. The credit facility can be used for borrowings and letters of credit to fund operating activities and capital expenditures of HESM.

Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on the HESM’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). Facility fees accrue at 0.275% per annum and are paid quarterly. If HESM obtains credit ratings, pricing levels will be based on its credit ratings in effect from time to time. HESM is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters (5.0 to 1.0 during the specified period following certain acquisitions). The credit facility is secured by first priority perfected liens on substantially all of the directly owned assets of HESM and its wholly owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions.

At the consummation of the Restructuring, HESM intends to terminate the existing revolving credit facility and enter into the New Credit Agreement.

Existing HIP Credit Agreement

On July 1, 2015, HIP entered into a credit agreement which governs its senior secured revolving credit facility (“HIP Revolving Credit Facility”) and its senior secured term loan facility (“HIP Term Loan Facility,” and together with the HIP Revolving Credit Facility, the “HIP Credit Facilities”). On November 10, 2017, HIP entered into an amendment to its credit agreement (“HIP Amended Credit Agreement”) under which the HIP Term Loan Facility was decreased to $200 million and the commitments under the HIP Revolving Credit Facility were increased to $600 million. The HIP Credit Facilities will mature five years after the effective date of the HIP Amended Credit Agreement. HIP has the option to extend the HIP Credit Facilities for two additional one-year terms and to increase the commitments under the HIP Credit Facilities by up to an additional $450 million, subject to, among other things, the consent of the lenders. Both the HIP Term Loan Facility and the HIP Revolving Credit Facility are secured by first priority perfected liens on substantially all of HIP’s and HIP’s wholly owned subsidiaries directly owned assets, including equity interests in HIP’s wholly and non-wholly owned subsidiaries, subject to certain customary exclusions, and guaranteed by all of HIP’s wholly owned material subsidiaries.

Borrowings on the HIP Credit Facilities bears interest based on variable rates. Eurodollar loans bear interest at LIBOR plus an applicable margin ranging from 1.550% to 2.500% for term loans and 1.275% to 2.000% for revolving loans based on our leverage ratio, which is calculated as Consolidated Total Debt to Consolidated EBITDA (each as defined in the HIP Amended Credit Agreement). Likewise, extended base rate loans bear interest at the Alternate Base Rate (as defined in the HIP Amended Credit Agreement) plus an applicable margin based on our leverage ratio ranging from 0.550% to 1.500% for term loans and 0.275% to 1.000% for revolving loans. Facility fees range from 0.275% to 0.500% per annum based on HIP’s leverage ratio and are paid quarterly. If HIP achieves an “investment grade” credit rating, which means a rating of Baa3 or better from Moody’s or BBB- or better from S&P, pricing levels will be based on our credit ratings in effect from time to time. The HIP Amended Credit Agreement includes a secured leverage ratio test not to exceed 3.75 to 1.00 for so long as the HIP Credit Facilities remain secured.

At the consummation of the Restructuring, HESM intends to terminate the HIP Credit Facilities and enter into the New Credit Agreement.

New Credit Agreement

Upon consummation of the Restructuring, we expect HESM will enter into the New Credit Agreement with certain lenders which allows for (i) the New Revolving Credit Facility and (ii) the New Term Loan A Facility. After giving effect to the Restructuring and the Financing Transactions, we expect to have approximately $71 million of borrowings outstanding under the New Revolving Credit Facility, including $60.0 million of new borrowings and $11.0 million of HESM revolver balance outstanding at September 30, 2019. We expect that the proceeds of the New Revolving Credit Facility and the New Term Loan A Facility will be used to consummate the Financing Transactions, fund a portion of the Sponsor Distribution and to fund operating activities and capital expenditures of HESM and its restricted subsidiaries.

Exchange Offer by HESM

HESM is offering eligible holders of Existing HIP Notes the opportunity to exchange (the “Exchange Offer”) the outstanding Existing HIP Notes for up to $800 million aggregate principal amount of 5.625% Senior Notes due February 15, 2026 issued by HESM (the “Exchange Notes”), conditioned on, among other things, the substantially concurrent consummation of the Restructuring. Concurrently with the Exchange Offer, HIP is soliciting consents (the “Consent Solicitation”) from eligible holders of the Existing HIP Notes to amend (the “Proposed Amendments”) the indenture, dated November 22, 2017, governing the Existing HIP Notes (the “HIP Indenture”). As of October 18, 2019, approximately $795 million aggregate principal amount of Existing HIP Notes, representing approximately 99.32% of the aggregate principal amount of Existing HIP Notes outstanding, has been validly tendered pursuant to the Exchange Offer and corresponding consents have been delivered pursuant to the Consent Solicitation. Because noteholders representing greater than a majority in aggregate principal amount of Existing HIP Notes delivered consents in the Consent Solicitation, HIP executed a first supplemental indenture giving effect to the Proposed Amendments, which will become operative at the settlement of the Exchange Offer subject to the satisfaction of certain conditions.

HESM New Notes

Prior to the consummation of the Restructuring, HESM intends to issue $500 million aggregate principal amount of new unsecured senior notes (the “HESM New Notes”) in a private placement. The HESM New Notes will rank equally with the Exchange Notes. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, the HESM New Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF NEW HESM CLASS A SHARES

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of New HESM Class A Shares issued pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of New HESM Class A Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of New HESM Class A Shares.

This discussion is limited to Non-U.S. Holders that hold their New HESM Class A Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons holding their HESM Common Units, or will hold their New HESM Class A Shares, as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons who were deemed to sell their HESM Common Units, or will be deemed to sell their New HESM Class A Shares, under the constructive sale provisions of the Code;

•	persons who hold or received their HESM Common Units, or will hold their New HESM Class A Shares, pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to New HESM Class A Shares being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds New HESM Class A Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding New HESM Class A Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NEW HESM CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of New HESM Class A Shares that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on New HESM Class A Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from New HESM’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its New HESM Class A Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of New HESM Class A Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of New HESM Class A Shares unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	New HESM Class A Shares constitute U.S. real property interests (“USRPIs”) by reason of New HESM’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain realized by a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe New HESM is and will continue to be a USRPHC. The determination of whether New HESM is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets. If New HESM is or becomes a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of New HESM Class A Shares will not be subject to U.S. federal income tax if the New HESM Class A Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of the New HESM Class A Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on New HESM Class A Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on New HESM Class A Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of New HESM Class A Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of New HESM Class A Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, New HESM Class A Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on New HESM Class A Shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective recipients of New HESM Class A Shares should consult their tax advisors regarding the potential application of withholding under FATCA to their acquisition, ownership and disposition of New HESM Class A Shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF HESM COMMON UNITS

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder of HESM Common Units. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger to a U.S. Holder of HESM Common Units.

This discussion is limited to U.S. Holders that hold their HESM Common Units as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons who hold their HESM Common Units as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies and real estate investment trusts;

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•	tax-exempt and governmental organizations;

•	persons who were deemed to sell their HESM Common Units under the constructive sale provisions of the Code;

•	persons who hold or received their HESM Common Units pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to HESM Common Units being taken into account in an applicable financial statement; and

•	persons whose functional currency is not the U.S. dollar.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of HESM Common Units that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds HESM Common Units, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding HESM Common Units and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Subject to the discussion below regarding control of New HESM immediately after the Merger, the Merger, taken together with certain other transactions contemplated by the Restructuring Agreement, should qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code, and a U.S. Holder of HESM Common Units that receives New HESM Class A Shares in the Merger:

•

should not recognize gain or loss upon the exchange of HESM Common Units for New HESM Class A Shares in the Merger, except to the extent that the amount of liabilities allocated to such U.S. Holder immediately prior to the Merger exceeds such U.S. Holder’s basis in its HESM Common Units exchanged pursuant to the Merger;

•

should have a tax basis in its New HESM Class A Shares equal to its tax basis in its HESM Common Units immediately prior to the Merger, decreased by its share of HESM’s liabilities immediately prior to the Merger and increased by any gain recognized in the Merger; and

•	should have a holding period in its New HESM Class A Shares that includes its holding period in its HESM Common Units surrendered in exchange therefor.

The Merger, taken together with certain other transactions contemplated by the Restructuring Agreement, should qualify as an exchange described in Section 351 of the Code, with the resulting consequences described above, if New HESM GP LP and the HESM Common Unitholders who receive New HESM Class A Shares pursuant to the Merger are in control (within the meaning of Section 368(c) of the Code) of New HESM immediately after the Merger. “Control” for purposes of Section 368(c) of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. New HESM GP LP and the HESM Common Unitholders who receive New HESM Class A Shares pursuant to the Merger should acquire control of New HESM within the meaning of Section 368(c) of the Code pursuant to the Merger and the other transactions contemplated by the Restructuring Agreement. However, if the parties to these transaction take any steps that would cause them to lose control of New HESM immediately after the Merger within the meaning of Section 368(c) of the Code as interpreted by applicable case law and IRS guidance, the Merger, taken together with certain other transactions contemplated by the Restructuring Agreement, would not satisfy the requirements of Section 351 of the Code, and the exchange of HESM Common Units for New HESM Class A Shares in the Merger would be a taxable transaction to U.S. Holders of HESM Common Units.

INFORMATION ABOUT HESM

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. A description of the business of HESM, including the Operating Assets, can be found in the HESM Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 11, 2019, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 182 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Overview

HESM is a fee-based, growth-oriented, traditional master limited partnership formed by Hess in 2014 to own, operate, develop and acquire a diverse set of midstream assets and provide fee-based services to Hess and third-party customers. In 2015, Hess contributed certain of its existing midstream assets to HIP, a midstream energy joint venture in which GIP purchased a 50% ownership interest. HIP contributed all of HESM’s initial assets to HESM upon the closing of its initial public offering (“IPO”) in April 2017. HESM owns a 20% controlling economic interest in the contributed operating companies, while HIP owns the remaining 80% economic interest, except for Mentor Holdings, in which HESM owns a 100% economic interest (collectively, the “Operating Assets”). We refer to such jointly owned operating companies as the Operating Partnerships.

HESM’s assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which are collectively referred to as the Bakken in this prospectus. The Bakken is one of the most prolific crude oil producing basins in North America. Hess has stated that it intends to use HESM as the primary midstream vehicle to support the growth of its Bakken production assets and grow its midstream business. HESM generates substantially all its revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs; and storing and terminaling propane.

IPO

On April 10, 2017, HESM completed its IPO of 16,997,000 HESM Common Units, which included 2,217,000 HESM Common Units issued pursuant to the exercise of the underwriters’ over-allotment option, representing a 30.5% limited partner interest in HESM at a price to the public of $23.00 per unit. HESM Common Units are currently traded on the NYSE under the symbol “HESM.”

In connection with the IPO, HIP received 10,282,654 HESM Common Units and 27,279,654 HESM Subordinated Units, representing an aggregate 67.5% limited partner interest in HESM, all of the HESM IDRs, the HESM GP Interest and an aggregate cash distribution of approximately $350.6 million. HIP subsequently distributed all of the HESM Common Units, HESM Subordinated Units and $349.5 million of cash proceeds to Hess and GIP.

Operating Segments

HESM conducts its business through three operating segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Gathering

HESM’s gathering segment includes Gathering Opco, which owns the following assets:

•	Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third-party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant, and third-party pipeline facilities. The system also includes the Hawkeye Gas Facility.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota, connecting Hess and third-party owned or operated wells to the Ramberg Terminal Facility, the Tioga Rail Terminal and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility.

Processing and Storage

HESM’s processing and storage segment includes HTGP Opco, and Mentor Holdings, which own the following assets, respectively:

•	Tioga Gas Plant. A natural gas processing and fractionation plant located in Tioga, North Dakota.

•

Equity Investment in Little Missouri 4 Joint Venture. A 50% equity method investment in Little Missouri 4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

Terminaling and Export

HESM’s terminaling and export segment includes Logistics Opco, which owns each of the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

•	Tioga Rail Terminal. A crude oil and NGL rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and HESM’s crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars constructed to the most recent DOT-117 safety standards, which HESM operates as unit trains consisting of approximately 100 to 110 crude oil rail cars.

•

Johnson’s Corner Header System. An approximately six-mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third-party interstate pipeline systems.

INFORMATION ABOUT NEW HESM

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Overview

New HESM is a wholly owned subsidiary of HIP GP LLC. New HESM was formed by HIP GP LLC and New HESM GP LP solely in contemplation of the Restructuring, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Restructuring Agreement. Its principal executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and its telephone number at that address is (713) 496-4200.

Business of New HESM

Upon consummation of the Restructuring, (i) HESM will indirectly own 100% of the Operating Assets and the water handling business currently held by HIP (“Hess Water Services” and, together with the Operating Assets, the “New HESM Assets”) and (ii) New HESM will control HESM and own an approximate 6.32% economic interest in HESM, resulting in the Public Limited Partners owning a 6.0% interest in the New HESM Assets.

Operating Assets

See “Information About HESM” for an overview of HESM. A description of the business of HESM, including the Operating Assets, can be found in the HESM Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 182.

Hess Water Services

Overview

Hess Water Services provides produced water services in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota, which are collectively referred to as the Bakken in this prospectus. The Bakken is one of the most prolific crude oil producing basins in North America. Hydrocarbon deposits are saturated with water in most oil and gas formations. Following the completion of a well, water, oil and gas are produced and then separated into individual streams. In connection with a well’s initial production, the produced water also includes “flowback water,” which consists of water and completion fluids injected during the hydraulic fracturing process. Hess Water Services generates substantially all its revenues by charging fees for transporting and disposing of produced water from oil and gas wells into water handling facilities owned by us or third parties.

Assets and Operations

The assets constituting Hess Water Services were acquired by HIP in two transactions in 2019. On March 1, 2019, HIP acquired Hess’s existing Bakken water services business for cash consideration of $225.0 million. On March 22, 2019, HIP acquired Summit Midstream Partners’ Tioga Gathering System water gathering assets for cash consideration of $28.2 million, with the potential for an additional $3.2 million of contingent payments in future periods subject to certain future performance metrics.

Hess Water Services include transportation of produced water from the wellsite by pipeline gathering systems or by third-party trucking to water handling facilities for disposal. Just over 500,000 net acres are currently dedicated to us under long-term, fee-based agreements with Hess. Hess Water Services owns and operates approximately 250 miles of produced water pipelines in gathering systems located primarily in Williams and Mountrail Counties, North Dakota. Hess Water Services also transports produced water to 12 water handling and disposal facilities operated by third-parties which have a combined permitted disposal capacity of 167.5 MBbl/d. In addition, as contemplated under the water services agreements entered into with certain subsidiaries of Hess, Hess Water Services plans to acquire or construct disposal wells and other water handling facilities in the future.

Commercial Agreements with Hess

Hess Water Services has entered into water services agreements effective January 1, 2019 with certain subsidiaries of Hess pursuant to which Hess Water Services provides produced water gathering and disposal services to such subsidiaries at an agreed-upon fee per barrel of water delivered each month to Hess Water Services. The subsidiaries of Hess party to the water services agreements are obligated to provide Hess Water Services with minimum volumes of water and all of their produced water produced from specified oil and gas properties. These agreements also include inflation escalators and, with respect to the gathering services, fee recalculation mechanisms that allow fees to be adjusted annually. The initial term for the water services agreements is 14 years which may be extended by another 10 years at the option of Hess Water Services. Thereafter, the water services agreements will renew for successive yearly periods unless terminated by Hess Water Services or the subsidiary of Hess party to such agreement. See “Certain Relationships and Related Party Transactions—Commercial Agreements” for more information.

Environmental and Occupational Health and Safety Matters

Our produced water handling operations and the operations of our customers are subject to numerous federal, state and local environmental laws and regulations relating to worker health and safety, the discharge of materials and environmental protection. These laws and regulations may, among other things, require the acquisition of permits for regulated activities; govern the amounts and types of substances that may be released into the environment in connection with our operations; regulate the way we handle or dispose of wastes; limit or prohibit our or our customers’ activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and impose specific standards addressing worker protections. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly and difficult. The violation of these laws and regulations may result in the denial or revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution. In addition, spills or other releases of regulated substances, including such spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws and regulations. Under certain of such laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. We may not be able to recover some or any of these costs from insurance.

We believe that we are in substantial compliance with current applicable environmental and occupational health and safety laws and regulations. Further, we do not anticipate that compliance with existing environmental and occupational health and safety laws and regulations will have a material effect on our water handling operations. Changes in environmental laws and regulations occur frequently, and it is possible that developments such as the adoption of stricter environmental laws, regulations and enforcement policies could result in additional costs or liabilities that we cannot currently quantify. Moreover, changes in environmental laws could limit our customers’ businesses or encourage our customers to handle and dispose of oil and gas wastes in other ways, which, in either case, could reduce the demand for our services and adversely impact our business.

Many of the more stringent environmental and occupation health and safety laws and regulations to which our water handling business is subject are discussed in the HESM Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus. The following is a summary of additional laws and regulations applicable to our water handling business.

Our underground injection operations are subject to the Safe Drinking Water Act (“SDWA”), as well as analogous state laws and regulations. Under the SDWA, the EPA established the Underground Injection Control, or UIC, program, which established the minimum program requirements for state and local programs regulating underground injection activities. The UIC program includes requirements for permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require us to obtain a permit from the applicable regulatory agencies to construct and operate our underground injection wells. We believe that we have obtained the necessary permits from these agencies for our underground injection wells and that we are in substantial compliance with permit conditions and state rules.

Although we monitor the injection process of our wells, any leakage from the subsurface portions of the injection wells could cause degradation of groundwater resources, potentially resulting in suspension of our UIC permit, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third-parties for property damages and personal injuries. Also, some states have considered laws mandating the recycling of flowback and produced water. We do not currently provide produced water recycling or reuse services.

Some experts have concluded that the injection of produced water into certain underground formations may trigger seismic activity. In March 2016, the U.S. Geological Survey identified six states with the most significant potential for hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. In response to these concerns, federal and some state agencies are investigating whether such wells have caused increased seismic activity. Also, regulators in some states, including Texas and Oklahoma, have adopted, and other states are considering adopting, additional requirements related to seismic safety, including the permitting of disposal wells or otherwise to assess any relationship between seismicity and the use of such wells, which has resulted in some states restricting, suspending or shutting down the use of such injection wells. Additional legislation or regulation relating to induced seismicity could lead to operational delays or increased operating costs. Another consequence of seismic events may be lawsuits alleging that disposal well operations have caused damage to neighboring properties or otherwise violated federal, state or local rules regulating waste disposal, which may result in changes to regulations by which our permits are issued. These developments could result in additional regulation and restrictions on disposal and greater opposition to, and litigation concerning, oil and natural gas activities utilizing injection wells for waste disposal.

HESM as OpCo

Upon consummation of the Restructuring, HESM will be the operating company of New HESM (in such capacity, “OpCo”) and New HESM’s only cash-generating asset will consist of 17,960,655 HESM Class A Units. Therefore, our cash flow and resulting ability to make distributions will be completely dependent on the ability of OpCo to make distributions. Subject to applicable law and any contractual restrictions to which OpCo may be subject, we will control whether and when OpCo makes any distributions. Other than the Existing Sponsors’ right to receive their respective portion of the Sponsor Distribution, all distributions paid by OpCo will be made pro rata in respect of all HESM Units outstanding at the time of distribution. The actual amount of cash that OpCo will have available for distribution will primarily depend on the amount of cash OpCo generates from the New HESM Assets. For a description of factors that may impact our results and OpCo’s results, please read “Cautionary Statement Regarding Forward-Looking Statements.”

HESM Units

After the consummation of the Restructuring, OpCo will have 284,377,583 total HESM Units outstanding. New HESM will own 17,960,655 HESM Class A Units and the Existing Sponsors will own 266,416,928 HESM Class B Units. Each HESM Unit will be entitled to receive cash distributions to the extent OpCo makes distributions. HESM Units will not accrue arrearages. OpCo’s limited partnership agreement requires OpCo to make distributions, if any, to all record holders of HESM Units, pro rata. See “Certain Relationships and Related Party Transactions—Amended HESM Partnership Agreement” for more information.

Description of New HESM Partnership Agreement

The following is a summary of the material provisions of the New HESM Partnership Agreement. The form of the New HESM Partnership Agreement is included in this prospectus. We will provide prospective investors with a copy of the New HESM Partnership Agreement upon request at no charge.

Provisions of the New HESM Partnership Agreement relating to the transfer of New HESM Class A and Class B Shares (collectively, “New HESM Shares”) are summarized elsewhere in this prospectus. See “Description of New HESM Class A and Class B Shares—Transfer of New HESM Class A and New HESM Class B Shares.”

Organization and Duration

New HESM was organized on September 27, 2019, and will have a perpetual existence unless terminated pursuant to the terms of the New HESM Partnership Agreement.

Purpose

New HESM’s purpose under the New HESM Partnership Agreement is limited to any business activity that is approved by New HESM GP LP, the general partner of New HESM (in such capacity, the “General Partner”), and that lawfully may be conducted by a limited partnership organized under Delaware law. New HESM is expressly permitted to make capital contributions or loans to its subsidiaries and their respective affiliates that are controlled by New HESM or its subsidiaries (collectively, the “Partnership Group” and, each a “Partnership Group Member”) to accomplish New HESM’s purpose.

Although the General Partner has the ability to cause New HESM and New HESM’s subsidiaries to engage in activities other than the business of directly or indirectly owning, operating, developing and acquiring midstream logistics assets, the General Partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to New HESM or the limited partners, including any duty to act in the best interests of New HESM or New HESM’s limited partners, other than the implied contractual covenant of good faith and fair dealing. The General Partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out New HESM’s purposes and to conduct New HESM’s business.

Capital Contributions

The holders of New HESM Shares are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the shareholder vote required for the matters specified below. Matters that require the approval of a “share majority” require the approval of at least a majority of the issued and outstanding New HESM Class A Shares and New HESM Class B Shares, voting together as a single class. In voting their shares, the General Partner and its affiliates will have no duty or obligation whatsoever to New HESM or the limited partners, including any duty to act in the best interests of New HESM or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional shares	No approval rights.

Amendment of New HESM Partnership Agreement	Certain amendments may be made by the general partner without the approval of the other holders of New HESM Shares. Other amendments generally require the approval of a share majority. See “—Amendment of New HESM Partnership Agreement.”

Merger of New HESM or the sale of all or substantially all of the assets of New HESM	Share majority. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of New HESM	Share majority. See “—Termination and Dissolution.”

Continuation of New HESM’s business upon dissolution	Share majority. See “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, a share majority, excluding New HESM Shares held by the General Partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2027, in a manner which would cause a dissolution of New HESM. See “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	The General Partner may be removed only for cause. Not less than 66 2/3% of the issued and outstanding New HESM Shares, voting as a single class, including New HESM Shares held by the General Partner and its affiliates, is required to remove the General Partner. See “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	The General Partner may transfer all, but not less than all, of its general partner interest in New HESM without a vote of the holders of New HESM Shares to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding New HESM Shares, excluding such shares held by the General Partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2027. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in the General Partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”

Voting Rights of New HESM Class B Shares

Each holder of a New HESM Class B Share will be entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of the partners of New HESM on a pro rata basis as, and treating such persons for all such purposes as if they are, shareholders holding New HESM Class A Shares. The affirmative vote of the holders of a majority of the voting power of all New HESM Class B Shares voting separately as a class will be required to alter, amend or repeal such voting rights of New HESM Class B Shares or to adopt any provision of the Partnership Agreement inconsistent with such rights.

Limited Liability

Assuming that a limited partner does not participate in the control of New HESM’s business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of the New HESM Partnership Agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to New HESM for its New HESM Class A or Class B Shares plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace the General Partner;

•	to approve some amendments to the New HESM Partnership Agreement; or

•	to take other action under the New HESM Partnership Agreement;

constituted “participation in the control” of New HESM’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for New HESM’s obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with New HESM who reasonably believe that a limited partner is a general partner. Neither the New HESM Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Following the closing, subsidiaries of HESM and New HESM conduct business in several states and HESM and New HESM may have subsidiaries that conduct business in other states in the future. Maintenance of HESM and New HESM’s limited liability as a member or limited partner of their subsidiaries, as applicable, may require compliance with legal requirements in the jurisdictions in which their subsidiaries conduct business, including qualifying their subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of New HESM’s ownership interests in its operating subsidiaries or otherwise, it were determined that New HESM was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the New HESM Partnership Agreement, or to take other action under the New HESM Partnership Agreement constituted “participation in the control” of New HESM’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for New HESM’s obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. New HESM will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

New HESM is authorized to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by the General Partner without the approval of the holders of New HESM Shares; provided, however, that New HESM may not issue any New HESM Class A Shares unless it contributes the net cash proceeds or other consideration received from the issuance of such New HESM Class A Shares to HESM in exchange for an equivalent number of HESM Class A Units.

It is possible that New HESM will fund acquisitions through the issuance of additional New HESM Class A Shares, New HESM Class B Shares or other partnership interests. Holders of any additional shares (other than New HESM Class B Shares) issued by New HESM will be entitled to share equally with the then-existing holders of New HESM Class A Shares in New HESM’s distributions of available cash. In addition, the issuance of additional New HESM Shares or other partnership interests may dilute the value of the interests of the then-existing holders of New HESM Class A Shares in New HESM’s net assets.

In accordance with Delaware law and the provisions of the New HESM Partnership Agreement, New HESM may also issue additional partnership interests that, as determined by the General Partner, may have special voting rights to which the New HESM Class A or New HESM Class B Shares are not entitled. In addition, the New HESM Partnership Agreement does not prohibit the issuance by New HESM’s subsidiaries of equity interests, which may effectively rank senior to the New HESM Class A or New HESM Class B Shares.

If at any time, the General Partner, HINDL, GIP or any other record holder of one or more New HESM Class B Shares does not hold (including its affiliates) an equal number of New HESM Class B Shares and HESM Class B Units, New HESM will issue additional New HESM Class B Shares to such holder or cancel New HESM Class B Shares held by such holder, as applicable, so that the number of New HESM Class B Shares directly or indirectly held by such holder and its affiliates is equal to the number of HESM Class B Units directly or indirectly held by such holder and its affiliates.

The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase shares or other partnership interests whenever, and on the same terms that, New HESM issue those interests to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by New HESM Shares, that existed immediately prior to each issuance. The other holders of shares will not have preemptive rights to acquire additional New HESM Class A or Class B Shares or other partnership interests.

In addition, pursuant to the HESM Agreement, each holder of HESM Class B Units and New HESM Class B Shares will be able to tender its HESM Class B Units and New HESM Class B Shares for redemption to HESM. In exchange, such holder of HESM Class B Units and New HESM Class B Shares will be granted the right to receive a number of the New HESM Class A Shares equal to the number of HESM Class B Units included in the Redeemed Securities. See “Description of New HESM Class A Shares and Class B Shares—Class B Shares—Redemption Right.”

Amendment of the New HESM Partnership Agreement

General

Amendments to the New HESM Partnership Agreement may be proposed only by the General Partner. However, the General Partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to New HESM or New HESM’s limited partners, including any duty to act in the best interests of New HESM or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of New HESM Shares required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a share majority.

Prohibited amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by New HESM to the General Partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of the New HESM Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding New HESM Shares, voting together as a single class (including shares owned by the General Partner and its affiliates). Upon the completion of Restructuring, the General Partner and its affiliates will own 94% of New HESM’s total outstanding New HESM Shares on an aggregate basis.

No shareholder approval

The General Partner may generally make amendments to the New HESM Partnership Agreement without the approval of any limited partner to reflect:

•	a change in New HESM’s name, the location of New HESM’s principal office, New HESM’s registered agent or New HESM’s registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the New HESM Partnership Agreement;

•

a change that the General Partner determines to be necessary or appropriate to qualify or continue New HESM’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

•

an amendment that is necessary, in the opinion of New HESM’s counsel, to prevent New HESM or the General Partner or New HESM’s directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in the New HESM Partnership Agreement to be made by the General Partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of the New HESM Partnership Agreement;

•

any amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by New HESM of, or New HESM’s investment in, any corporation, partnership or other entity, in connection with New HESM’s conduct of activities permitted by the New HESM Partnership Agreement;

•	a change in New HESM’s fiscal year or taxable year and any other changes that the General Partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, the General Partner may make amendments to the New HESM Partnership Agreement without the approval of any limited partner if the General Partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of shares under the provisions of the New HESM Partnership Agreement; or

•

are required to effect the intent expressed in this prospectus or the intent of the provisions of the New HESM Partnership Agreement or are otherwise contemplated by the New HESM Partnership Agreement.

Opinion of counsel and shareholder approval

For amendments of the type not requiring shareholder approval, the General Partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the New HESM Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding New HESM Shares voting as a single class unless New HESM first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of shares required to take any action, other than to remove the General Partner or call a meeting of shareholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of shares required to remove the General Partner must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than 90% of outstanding shares. Any amendment that would increase the percentage of shares required to call a meeting of shareholders must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute at least a majority of the outstanding shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of New HESM requires the prior consent of the General Partner. However, the General Partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to New HESM or the limited partners, including any duty to act in the best interest of New HESM or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, the New HESM Partnership Agreement generally prohibits the General Partner, without the prior approval of the holders of a share majority, from causing New HESM to, among other things, sell, exchange or otherwise dispose of all or substantially all of New HESM’s assets in a single transaction or a series of related transactions. The General Partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of New HESM’s assets without that approval. The General Partner may also sell any or all of New HESM’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the General Partner may consummate any merger with another limited liability entity without the prior approval of the shareholders if New HESM are the surviving entity in the transaction, the General Partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the New HESM Partnership Agreement requiring shareholder approval, each of New HESM’s shares will be an identical share of New HESM following the transaction and the partnership interests to be issued by New HESM in such merger do not exceed 20% of New HESM’s outstanding partnership interests immediately prior to the transaction.

Termination and Dissolution

New HESM will continue as a limited partnership until dissolved and terminated under the New HESM Partnership Agreement. New HESM will dissolve upon:

•

the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its general partner interest in accordance with the New HESM Partnership Agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of the General Partner to dissolve New HESM if approved by the holders of shares representing a share majority;

•	the entry of a decree of judicial dissolution of New HESM; or

•	there being no limited partners, unless New HESM are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a share majority may also elect, within specific time limitations, to continue New HESM’s business on the same terms and conditions described in the New HESM Partnership Agreement by appointing as a successor general partner an entity approved by the holders of shares representing a share majority, subject to New HESM’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon New HESM’s dissolution, unless New HESM is continued as a new limited partnership, the liquidator authorized to wind up New HESM’s affairs will, acting with all of the powers of the General Partner that are necessary or appropriate to, liquidate New HESM’s assets and apply the proceeds of the liquidation as described in “Comparison of Rights of HESM Common Unitholders and New HESM Shareholders—Liquidation.” The liquidator may defer liquidation or distribution of New HESM’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to New HESM’s partners.

Withdrawal or Removal of the General Partner

Except as described below, the General Partner has agreed not to withdraw voluntarily as the General Partner prior to June 30, 2027, without obtaining the approval of the holders of at least a majority of the outstanding shares, excluding shares held by the General Partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2027, the General Partner may withdraw as general partner without first obtaining approval of any shareholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the New HESM Partnership Agreement. Notwithstanding the information above, the General Partner may withdraw without shareholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding shares are held or controlled by one person and its affiliates other than the General Partner and its affiliates. In addition, the New HESM Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interest in New HESM without the approval of the holders of New HESM Shares. See “—Transfer of General Partner Interest.”

Upon voluntary withdrawal of the General Partner by giving notice to the other partners, the holders of a share majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, New HESM will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a share majority agree to continue New HESM’s business by appointing a successor general partner. See “—Termination and Dissolution.”

The General Partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of New HESM’s outstanding, voting together as a single class, including shares held by the General Partner and its affiliates, and New HESM receive an opinion of counsel regarding limited liability. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares, voting together as a single class. The ownership of more than 33 1/3% of the outstanding shares by the General Partner and its affiliates would give them the practical ability to prevent the General Partner’s removal. At the closing of the Restructuring, the General Partner and its affiliates will own 94% of New HESM’s total outstanding shares on an aggregate basis.

In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the New HESM Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into shares pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, New HESM will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for New HESM’s benefit.

Transfer of General Partner Interest

Except for transfer by the General Partner of all, but not less than all, of its general partner interest to (1) an affiliate of the General Partner (other than an individual), or (2) another entity as part of the merger or consolidation of the General Partner with or into such entity or the transfer by the General Partner of all or substantially all of its assets to such entity, the General Partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2027, without the approval of the holders of at least a majority of the outstanding shares, excluding shares held by the General Partner and its affiliates, voting as a single class. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of the General Partner, agree to be bound by the provisions of the New HESM Partnership Agreement, and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in the General Partner

At any time, HIP and its affiliates may sell or transfer all or part of their interest in the General Partner to an affiliate or third party without the approval of New HESM’s shareholders.

Transfer of New HESM Class B Shares

No holder of New HESM Class B Shares may transfer any of its New HESM Class B Shares to any person other than New HESM without the consent of the General Partner, except that such holder may transfer one or more New HESM Class B Shares to any person so long as an equal number of HESM Class B Units are simultaneously transferred by such holder to such person pursuant to the HESM Partnership Agreement. However, the General Partner and its affiliates may transfer any or all of its New HESM Class B Shares to any person without the approval of any limited partner of New HESM or any other person.

Change of Management Provisions

The New HESM Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hess Midstream Partners GP LP as the General Partner or otherwise change New HESM’s management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from the General Partner or its affiliates and any transferees of that person or group who are notified by the General Partner that they will not lose their voting rights or to any person or group who acquires the shares with the prior approval of New HESM’s board of directors. See “—Withdrawal or Removal of the General Partner.”

Limited Call Right

If at any time the General Partner and its affiliates own more than a certain designated percentage (as described below) of the then-issued and outstanding limited partner interests of any class (for purposes of which, New HESM Class A Shares and New HESM Class B Shares will be considered limited partner interests of a single class), the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to New HESM, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10, but not more than 60, days’ written notice.

The designated percentage for all classes of limited partner interests other than New HESM Class A Shares will be 80%, and the designated percentage for New HESM Class A Shares as of the Closing Date will be equal to 97%. From and after the Closing Date, if the percentage of the New HESM Class A Shares held by the General Partner and its affiliates (considering the New HESM Class A Shares and together with the New HESM Class B Shares as a single class) (“GP Percentage”) is:

•

less than 94% but equal to or greater than 87%, then, until the first date that the GP Percentage is less than 87%, the designated percentage will equal the sum of the lowest GP Percentage as of any date following the Closing Date plus 3%;

•	less than 87% but greater than 85%, then, until the first date that the GP Percentage is less than 85%, the designated percentage will be 90%;

•

less than 85% but equal to or greater than 75%, then, until the first date that the GP Percentage is less than 75%, the designated percentage shall be the sum of the lowest GP Percentage as of any date following the Closing Date plus 5%; and

•	less than 75%, then, thereafter, the designated percentage will be 80%.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either the General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with the New HESM Partnership Agreement as of the date three business days before the date the notice is mailed.

As a result of the General Partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a shareholder may anticipate the market price to be in the future. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of shares then outstanding, holders of shares on the record date will be entitled to notice of, and to vote at, meetings of New HESM’s limited partners and to act upon matters for which approvals may be solicited.

The General Partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Any action that is required or permitted to be taken by shareholders may be taken either at a meeting of the shareholders or, if authorized by the General Partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of shares that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the shareholders may be called by the General Partner or by shareholders owning at least 20% of the outstanding shares of the class for which a meeting is proposed. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. The general partner interest does not entitle the General Partner to any vote other than its rights as general partner under the New HESM Partnership Agreement, will not be entitled to vote on any action required or permitted to be taken by the shareholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a share has a vote according to its percentage interest in New HESM, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” However, if at any time any person or group, other than the General Partner and its affiliates, a direct transferee of the General Partner and its affiliates or a transferee of such direct transferee who is notified by the General Partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. New HESM Class B Shares will vote together with New HESM Class B Shares as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under the New HESM Partnership Agreement will be delivered to the record holder by New HESM or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with the New HESM Partnership Agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in New HESM’s register. Except as described under “—Limited Liability,” the shares will be fully paid, and shareholders will not be required to make additional contributions.

Indemnification

Under the New HESM Partnership Agreement, in most circumstances, New HESM will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of New HESM or New HESM’s subsidiaries, an affiliate of New HESM or New HESM’s subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to New HESM or any of New HESM’s subsidiaries at the request of the General Partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary or custodial services; and

•

any person designated by the General Partner because such person’s status, service or relationship expose such person to potential claims or suits relating to New HESM’s or New HESM’s subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of New HESM’s assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to New HESM to enable New HESM to effectuate, indemnification. New HESM will purchase insurance against liabilities asserted against and expenses incurred by persons for New HESM’s activities, regardless of whether it would have the power to indemnify the person against such liabilities under the New HESM Partnership Agreement.

Reimbursement of Expenses

The New HESM Partnership Agreement requires New HESM to reimburse the General Partner for all direct and indirect expenses it incurs or payments it makes on New HESM’s behalf and all other expenses allocable to New HESM or otherwise incurred by the General Partner in connection with operating New HESM’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for New HESM or on New HESM’s behalf and expenses allocated to the General Partner by its affiliates. The General Partner is entitled to determine in good faith the expenses that are allocable to New HESM. The expenses for which New HESM are required to reimburse the General Partner are not subject to any caps or other limits. See “Certain Relationships and Related Party Transactions—Agreements Entered Into in Connection with the Restructuring—Amended Omnibus Agreement.”

Books and Reports

The General Partner is required to keep appropriate books of New HESM’s business at New HESM’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, New HESM’s fiscal year is the calendar year.

New HESM will mail or make available to record holders of shares, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by New HESM’s independent public accountants. Except for New HESM’s fourth quarter, New HESM will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Books and Records

The New HESM Partnership Agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of the New HESM Partnership Agreement and New HESM’s certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of New HESM’s business and financial condition.

The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner determines is not in New HESM’s best interests or that New HESM are required by law or by agreements with third parties to keep confidential. The New HESM Partnership Agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under the New HESM Partnership Agreement, New HESM has agreed to register for resale under the Securities Act and applicable state securities laws any New HESM Class A Shares or other partnership interests proposed to be sold by the General Partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. New HESM is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. See “Certain Relationships and Related Party Transactions—Agreements Entered Into in Connection with the Restructuring—Amended Registration Rights Agreement.”

Applicable Law; Jury Trial Waiver and Exclusive Forum

The New HESM Partnership Agreement is governed by Delaware law.

The New HESM Partnership Agreement will provide that New HESM shareholders shall waive the right to a jury trial of, and that the Court of Chancery of the State of Delaware shall be the exclusive forum for, any claims, suits, actions or proceedings (1) arising out of or relating in any way to the New HESM Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the New HESM Partnership Agreement or the duties, obligations or liabilities among New HESM’s partners, or obligations or liabilities of New HESM’s partners to New HESM, or the rights or powers of, or restrictions on, New HESM’s partners or New HESM), (2) brought in a derivative manner on New HESM’s behalf, (3) asserting a claim of breach of a duty owed by any of New HESM’s, or the General Partner’s, directors, officers, or other employees, or owed by the General Partner, to New HESM or New HESM’s partners, (4) asserting a claim against New HESM arising pursuant to any provision of the Delaware Act or (5) asserting a claim against New HESM governed by the internal affairs doctrine. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although New HESM believes this provision benefits New HESM by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against New HESM’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the New HESM Partnership Agreement to be inapplicable or unenforceable in such action.

By purchasing a New HESM Class A or Class B Share, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HIP

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the unaudited consolidated financial statements and accompanying footnotes of Hess Infrastructure Partners LP and in conjunction with the audited consolidated financial statements and accompanying footnotes of Hess Infrastructure Partners LP included in this prospectus.

Unless the context otherwise requires, references in this section to (i) “we,” “us,” “our” or like terms, refer to Hess Infrastructure Partners LP (“HIP LP” or the “Partnership”) and its subsidiaries, (ii) “Hess” refers collectively to Hess Corporation and its subsidiaries, other than us; (iii) “GIP” refers to GIP II Blue Holding Partnership, LP, which owns interests in us, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, LP.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below.

Overview

We are a 50/50 joint venture between Hess and GIP formed to own, operate, develop and acquire a diverse set of midstream assets to provide fee-based services to Hess and third-party customers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we refer to collectively as the Bakken.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in its subsidiary, Hess Midstream Partners LP (“Hess Midstream Partners”), for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”) (collectively, the “Joint Interest Assets”) to Hess Midstream Partners.

On January 25, 2018, the Partnership entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day (MMcf/d) gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, the Partnership acquired Hess’s existing Bakken water services business (“Hess Water Services”) for cash consideration of $225.0 million.

On March 22, 2019, the Partnership acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System for cash consideration of $89.2 million, with the potential for an additional $10.0 million of contingent payments in future periods subject to certain future performance metrics.

On April 25, 2019, we announced plans to expand natural gas processing capacity at TGP by 150 MMcf/d for total processing capacity of 400 MMcf/d for expected capital expenditures of approximately $150 million, to be in service by mid-2021.

On October 4, 2019, Hess Midstream Partners announced execution of a definitive agreement to acquire the Partnership, including our 80% interest in the Joint Interest Assets, 100% interest in the water services business and outstanding economic general partner interest and incentive distribution rights in Hess Midstream Partners.

As consideration for the contribution of Hess and GIP’s ownership interests in the Partnership, Hess Midstream Partners will assume approximately $1.15 billion of our existing debt, will issue approximately 230 million limited partner units in Hess Midstream Partners and pay a cash consideration of approximately $550 million to Hess and GIP collectively.

Under the proposed transaction, Hess Midstream Partners’ organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, Hess Midstream Partners will own 100% of the underlying assets and be consolidated under Hess Midstream LP. Hess Midstream Partners’ existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each Hess Midstream Partners common unit they own. Hess and GIP’s ownership will be primarily through class B units of Hess Midstream Partners that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under the Partnership’s credit facilities will be retired and Hess Midstream Partners will assume approximately $800 million of the Partnership’s outstanding notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued Hess Midstream Partners senior notes. On October 4, 2019, Hess Midstream Partners announced that it has commenced the offer to exchange the Partnership’s notes for new notes to be issued by Hess Midstream Partners and, on October 21, 2019, Hess Midstream Partners announced that 99.32% of the aggregate principal amount of the Partnership’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer as of the early tender date. Hess Midstream Partners expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, Hess Midstream Partners expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by the board of directors of Hess Midstream Partners GP LLC, the general partner of the general partner of Hess Midstream Partners, and a conflicts committee thereof comprised of independent directors. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions and receipt of regulatory approvals. The transaction is expected to be treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. Furthermore, following the closing of the transaction, historical financial statements of Hess Midstream Partners will be retrospectively recast to include the historical results of the Partnership.

Our assets and operations are organized into the following three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Third Quarter Results

Significant financial and operating highlights for the third quarter of 2019 included:

•	Net income of $87.4 million, of which $69.6 million is attributable to the Partnership;

•	Net cash provided by operating activities of $83.4 million;

•	Adjusted EBITDA of $136.3 million, of which $111.1 million is attributable to the Partnership;

•	Little Missouri 4 gas processing plant placed in service;

•

Compared with prior-year quarter, throughput volumes increased by 67% for water gathering, 34% for crude oil gathering, 31% for crude oil terminaling, 8% for gas gathering, and 7% for gas processing driven by Hess’s growing production and ramp-up of the Little Missouri 4 gas processing plant.

For additional information regarding our non-GAAP financial measures, see “How We Evaluate Our Operations” below.

How We Generate Revenues

We generate substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs; storing and terminaling propane; and gathering and disposing of produced water. We have entered into long-term, fee-based commercial agreements with Hess dated effective January 1, 2014 for oil and gas services agreements, and effective January 1, 2019 for water services agreements. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

Except for the water services agreements and except for a certain gathering sub-system, as described below, each of our commercial agreements with Hess has an initial 10-year term and we have the unilateral right to renew each of these agreements for one additional 10-year term. Initial term for the water services agreements is 14 years and the secondary term is 10 years. In September 2018, we amended our gas gathering and gas processing and fractionation agreements to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. The amended and restated gas gathering agreement also extends the initial term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year initial term and decreases the secondary term for that gathering sub-system by 5 years to provide for a 5-year secondary term. These agreements include dedications covering substantially all of Hess’s existing and future owned or controlled production in the Bakken, minimum volume commitments, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth, as well as downside risk protection. In particular, Hess’s minimum volume commitments under our commercial agreements provide minimum levels of cash flows and the fee recalculation mechanisms under the agreements allow fees to be adjusted annually to provide us with cash flow stability. Our revenues also include revenues from third-party volumes contracted with Hess and delivered to us under these commercial agreements with Hess, as well as pass-through third-party rail transportation costs, produced water trucking and disposal costs and electricity fees for which we recognize revenues in an amount equal to the costs. Together with Hess, we are pursuing strategic relationships with third-party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our operating results and profitability. These metrics include (i) volumes, (ii) operating and maintenance expenses, and (iii) Adjusted EBITDA.

Volumes

The amount of revenues we generate primarily depends on the volumes of crude oil, natural gas, NGLs and produced water that we handle at our gathering, processing, terminaling, and storage facilities. These volumes are affected primarily by the supply of and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets, including changes in crude oil prices, which may further affect volumes delivered by Hess. Although Hess has committed to minimum volumes under our commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity of, or add additional capacity to, our existing assets, and optimize our existing assets;

•	identify and execute expansion projects, and capture incremental throughput volumes from Hess and third parties for these expanded facilities;

•	increase throughput volumes at our Ramberg Terminal Facility, Tioga Rail Terminal and the Johnson’s Corner Header System by interconnecting with new or existing third-party gathering pipelines; and

•	increase throughput volumes at TGP by interconnecting with new or existing third-party gathering pipelines.

Operating and Maintenance Expenses

Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of costs charged to us under our omnibus agreement and employee secondment agreement, third-party contractor costs, utility costs, insurance premiums, third-party service provider costs, related property taxes and other non-income taxes and maintenance expenses, such as expenditures to repair, refurbish and replace storage facilities and to maintain equipment reliability, integrity and safety. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of substantial expenses, such as gas plant turnarounds.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non-cash, non-recurring items, if applicable. We define Adjusted EBITDA attributable to Hess Infrastructure Partners as Adjusted EBITDA less Adjusted EBITDA attributable to our noncontrolling interests in our Joint Interest Assets.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to those of other companies in the midstream business, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered as alternatives to GAAP net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of Adjusted EBITDA attributable to Hess Infrastructure Partners LP to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018(1)	2018(1)	2017(1)	2016(1)
(in millions)
Reconciliation of Adjusted EBITDA attributable to Hess Infrastructure Partners LP to net income:
Net income	$242.6	$246.6	$325.5	$242.0	$81.6
Plus:
Depreciation expense	105.0	93.5	126.9	116.5	105.8
Proportional share of equity affiliates’ depreciation	0.5	—	—	—	—
Interest expense, net	44.2	40.1	53.3	25.8	18.7
Impairment loss	—	—	—	—	66.7
Less:
Gain on sale of property, plant and equipment	—	0.6	0.6	4.7	—

Adjusted EBITDA	392.3	379.6	505.1	379.6	272.8

Less:
Adjusted EBITDA attributable to net parent investment	1.0	8.6	10.5	(14.4)	(37.5)
Adjusted EBITDA attributable to noncontrolling interest	72.4	71.2	94.5	57.8	—

Adjusted EBITDA attributable to Hess Infrastructure Partners LP(2)	$318.9	$299.8	$400.1	$336.2	$310.3

Reconciliation of Adjusted EBITDA attributable to Hess Infrastructure Partners LP to net cash provided by (used in) operating activities:
Net cash provided by operating activities	$334.4	$332.4	$466.9	$336.5	$247.5
Changes in assets and liabilities	12.9	11.2	(9.6)	19.6	10.0
(Gain) loss on interest rate swaps	0.6	0.2	(5.0)	(3.8)	(3.4)
(Income) loss from equity investments	0.5	—	—	—	—
(Increase) decrease in capitalized interest	4.1	—	—	—	—
Amortization of deferred financing costs	(3.8)	(3.6)	(0.9)	(0.2)	—
Unit-based compensation	(1.1)	(0.7)	0.4	1.7	—
Interest expense, net	44.2	40.1	53.3	25.8	18.7
Proportional share of equity affiliates’ depreciation	0.5	—

Adjusted EBITDA	392.3	379.6	505.1	379.6	272.8

Less:
Adjusted EBITDA attributable to net parent investment	1.0	8.6	10.5	(14.4)	(37.5)
Adjusted EBITDA attributable to noncontrolling interest	72.4	71.2	94.5	57.8	—

Adjusted EBITDA attributable to Hess Infrastructure Partners LP(2)	$318.9	$299.8	$400.1	$336.2	$310.3

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.
(2)

Represents Adjusted EBITDA attributable to HIP LP’s 80% direct interest in the Joint Interest Assets and 2% indirect interest in Hess Midstream Partners through the Hess Midstream Partners’ general partner subsequent to Hess Midstream Partners’ IPO.

Results of Operations

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Results of operations for the nine months ended September 30, 2019 and 2018 are presented below. Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

For the Nine Months Ended September 30, 2019	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
Revenues
Affiliate services	$298.0	$207.8	$88.7	$—	$594.5
Other income	—	0.2	0.1	—	0.3

Total revenues	298.0	208.0	88.8	—	594.8

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	99.2	47.5	37.4	—	184.1
Depreciation expense	59.5	33.5	12.0	—	105.0
General and administrative expenses	6.8	3.3	0.6	8.7	19.4

Total costs and expenses	165.5	84.3	50.0	8.7	308.5

Income (loss) from operations	132.5	123.7	38.8	(8.7)	286.3
Interest expense, net	—	—	—	44.2	44.2
Income from equity investments	—	0.5	—	—	0.5

Net income (loss)	$132.5	$124.2	$38.8	$(52.9)	$242.6
Less: net income attributable to net parent investment	0.4	—	—	—	0.4
Less: net income (loss) attributable to noncontrolling interest	25.3	24.9	7.6	(7.2)	50.6

Net income (loss) attributable to Hess Infrastructure Partners LP	$106.8	$99.3	$31.2	$(45.7)	$191.6

Throughput volumes
Gas gathering (MMcf/d)(1)	259				259
Crude oil gathering (MBbl/d)(2)	113				113
Gas processing (MMcf/d)(1)		244			244
Crude oil terminaling (MBbl/d)(2)			125		125
NGL loading (MBbl/d)(2)			15		15
Water gathering (MBbl/d)(2)	38				38

(1)	Million cubic feet per day
(2)	Thousand barrels per day

For the Nine Months Ended September 30, 2018	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
Revenues
Affiliate services	$278.6	$186.4	$61.2	$—	$526.2
Other income	—	—	0.6	—	0.6

Total revenues	278.6	186.4	61.8	—	526.8

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	72.2	40.7	25.0	—	137.9
Depreciation expense	48.9	32.8	11.8	—	93.5
General and administrative expenses	3.0	1.9	0.2	4.2	9.3

Total costs and expenses	124.1	75.4	37.0	4.2	240.7

Income (loss) from operations	154.5	111.0	24.8	(4.2)	286.1
Interest expense, net	—	—	—	40.1	40.1
Gain on sale of property, plant and equipment	—	—	—	0.6	0.6

Net income (loss)	$154.5	$111.0	$24.8	$(43.7)	$246.6
Less: net income attributable to net parent investment	5.9	—	—	—	5.9
Less: net income (loss) attributable to noncontrolling interest	29.1	22.4	4.8	(3.9)	52.4

Net income (loss) attributable to Hess Infrastructure Partners LP	$119.5	$88.6	$20.0	$(39.8)	$188.3

Throughput volumes
Gas gathering (MMcf/d)(1)	246				246
Crude oil gathering (MBbl/d)(2)	84				84
Gas processing (MMcf/d)(1)		231			231
Crude oil terminaling (MBbl/d)(2)			95		95
NGL loading (MBbl/d)(2)			14		14
Water gathering (MBbl/d)(2)	23				23

(1)	Million cubic feet per day
(2)	Thousand barrels per day

Gathering

Revenues and other income increased $19.4 million in the first nine months of 2019 compared to the first nine months of 2018, of which $14.4 million is attributable to higher third-party water trucking pass-through revenue and $2.4 million is attributable to higher water gathering volumes. For oil and gas gathering, minimum volume commitments for 2018 were higher compared to 2019 based on higher historical nominations. While gathering throughput volumes increased in the first nine months of 2019 compared to the first nine months of 2018, we remained below the minimum volume commitment levels in both periods. As a result, oil and gas gathering revenues increased $2.6 million, of which $4.4 million is attributable to higher tariff rates compared to the same period last year and $2.2 million higher electricity pass-through revenue, offset by $4.0 million attributable to lower minimum volume commitment levels. Operating and maintenance expenses increased $27.0 million, of which $15.3 million is attributable to higher third-party water trucking pass-through costs and other operating expenses for water gathering assets, $7.7 million is attributable to higher maintenance activity on our expanded infrastructure, $2.2 million is attributable to electricity costs due to additional compressors coming online, and $1.8 million is attributable to higher property taxes due to additional assets acquired and placed into service. Depreciation expense increased $10.6 million due to gathering assets acquired from Summit Midstream Partners, LP at the end of the first quarter of 2019 and other new assets being brought into service. General and administrative expenses increased $3.8 million primarily attributable to higher charges from Hess under our omnibus and employee secondment agreements.

Processing and Storage

Revenues and other income increased $21.6 million in the first nine months of 2019 compared to the first nine months of 2018, of which $10.7 million is attributable to higher tariff rates and $9.6 million is attributable to higher volumes, driven by increased utilization of available capacity at TGP and the LM4 ramp-up. The remaining $1.3 million of the increase is attributable to higher pass-through electricity fees and other income. Operating and maintenance expenses increased $6.8 million, of which $4.9 million is attributable to higher maintenance activity, including initial work on the TGP turnaround, which is planned for 2020, $1.0 million is attributable to electricity costs, and $0.9 million is attributable to LM4 processing fees. The increase in general and administrative expenses of $1.4 million is primarily attributable to higher charges from Hess under our omnibus and employee secondment agreements. The dollar change in depreciation expense was insignificant compared to the same period last year.

Terminaling and Export

Revenues and other income increased $27.0 million in the first nine months of 2019 compared to the first nine months of 2018, of which $12.0 million is attributable to higher rail transportation pass-through revenues. In addition, $10.1 million of the increase is attributable to higher crude oil throughput volumes at our terminals, driven by growing Hess production and additional third-party volumes contracted with Hess and delivered to us, and $7.6 million of the increase is attributable to higher tariff rates in 2019 compared to 2018. Other income increased $0.5 million. These increases were partially offset by $3.2 million attributable to lower NGL loading shortfall fees. Operating and maintenance expenses increased $12.4 million, primarily attributable to higher rail transportation pass-through costs. The dollar change in depreciation expense and general and administrative expenses was insignificant compared to the same period last year.

Interest and Other

General and administrative expenses increased $4.5 million mainly attributable to higher professional fees. Interest expense, net of interest income, increased $4.1 million in the first nine months of 2019 compared to the first nine months of 2018 primarily driven by borrowings on our revolving credit facilities.

Annual Results

Results of operations for the year ended December 31, 2018, 2017 and 2016 are presented below. Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

For the Year Ended December 31, 2018	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
Revenues and other income
Affiliate services	$375.2	$251.4	$85.4	$—	$712.0
Other income	—	—	0.7	—	0.7

Total revenues and other income	375.2	251.4	86.1	—	712.7

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	103.5	56.1	33.9	—	193.5
Depreciation expense	67.2	43.9	15.8	—	126.9
General and administrative expenses	4.9	2.6	0.3	6.3	14.1

Total costs and expenses	175.6	102.6	50.0	6.3	334.5

Income (loss) from operations	199.6	148.8	36.1	(6.3)	378.2
Interest expense, net	—	—	—	53.3	53.3
Gain on sale of property, plant and equipment	—	—	—	0.6	0.6

Net income (loss)	199.6	148.8	36.1	(59.0)	325.5

Less: net income (loss) attributable to net parent investment	6.6	—	—	—	6.6
Less: net income (loss) attributable to noncontrolling interest	37.9	30.0	7.0	(5.6)	69.3

Net income (loss) attributable to Hess Infrastructure Partners LP	$155.1	$118.8	$29.1	$(53.4)	$249.6

Throughput volumes
Gas gathering (MMcf/d)(1)	248				248
Crude oil gathering (MBbl/d)(2)	89				89
Gas processing (MMcf/d)(1)		233			233
Crude terminals (MBbl/d)(2)			101		101
NGL loading (MBbl/d)(2)			14		14
Water gathering (MBbl/d)(2)	25				25

(1)	Million cubic feet per day
(2)	Thousand barrels per day

For the Year Ended December 31, 2017	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
Revenues and other income
Affiliate services	$285.5	$227.3	$66.7	$—	$579.5

Total revenues and other income	285.5	227.3	66.7	—	579.5

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	91.2	58.5	36.3	—	186.0
Depreciation expense	57.8	43.6	15.1	—	116.5
General and administrative expenses	4.4	1.4	0.9	7.2	13.9

Total costs and expenses	153.4	103.5	52.3	7.2	316.4

Income (loss) from operations	132.1	123.8	14.4	(7.2)	263.1
Interest expense, net	—	—	—	25.8	25.8
Gain on sale of property, plant and equipment	—	—	—	4.7	4.7

Net income (loss)	132.1	123.8	14.4	(28.3)	242.0

Less: net income (loss) attributable to net parent investment	(17.8)	—	—	—	(17.8)
Less: net income (loss) attributable to noncontrolling interest	22.7	18.5	2.4	(3.2)	40.4

Net income (loss) attributable to Hess Infrastructure Partners LP	$127.2	$105.3	$12.0	$(25.1)	$219.4

Throughput volumes
Gas gathering (MMcf/d)(1)	213				213
Crude oil gathering (MBbl/d)(2)	64				64
Gas processing (MMcf/d)(1)		200			200
Crude terminals (MBbl/d)(2)			69		69
NGL loading (MBbl/d)(2)			12		12
Water gathering (MBbl/d)(2)	16				16

(1)	Million cubic feet per day
(2)	Thousand barrels per day

For the Year Ended December 31, 2016	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
Revenues and other income
Affiliate services	$212.8	$196.7	$100.3	$0.2	$510.0

Total revenues and other income	212.8	196.7	100.3	0.2	510.0

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	105.2	58.2	66.5	(10.1)	219.8
Depreciation expense	42.7	44.0	15.8	3.3	105.8
Impairment loss	—	—	—	66.7	66.7
General and administrative expenses	8.3	1.8	1.3	6.0	17.4

Total costs and expenses	156.2	104.0	83.6	65.9	409.7

Income (loss) from operations	56.6	92.7	16.7	(65.7)	100.3
Interest expense, net	—	—	—	18.7	18.7

Net income (loss)	56.6	92.7	16.7	(84.4)	81.6

Less: net income (loss) attributable to net parent investment	(40.3)	—	—	—	(40.3)

Net income (loss) attributable to Hess Infrastructure Partners LP	$96.9	$92.7	$16.7	$(84.4)	$121.9

Throughput volumes
Gas gathering (MMcf/d)(1)	202				202
Crude oil gathering (MBbl/d)(2)	57				57
Gas processing (MMcf/d)(1)		188			188
Crude terminals (MBbl/d)(2)			59		59
NGL loading (MBbl/d)(2)			13		13

(1)	Million cubic feet per day
(2)	Thousand barrels per day

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Gathering

Revenues increased $89.7 million in 2018 compared to 2017, of which $36.4 million is attributable to higher produced water trucking and disposal pass-through revenues and produced water gathering volumes driven by growing Hess production. In addition, $28.3 million is attributable to higher gas gathering and compression volumes driven by growing Hess production and additional third-party volumes contracted with Hess and delivered to us, and $20.4 million of the increase is attributable to higher crude oil gathering volumes also driven by growing Hess production and increased minimum volume commitments. The remaining $4.6 million of the increase is attributable to higher crude oil gathering tariff rates and pass-through electricity fees. Operating and maintenance expenses increased $12.3 million primarily attributable to higher produced water trucking and disposal costs driven by growing Hess production. Depreciation expense increased $9.4 million primarily due to a full year of depreciation of the Hawkeye Oil and Gas Facilities in 2018 compared to 2017 and additional new assets being brought into service in 2018. The change in general and administrative expenses was insignificant year over year.

Processing and Storage

Revenues increased $24.1 million in 2018 compared to 2017, of which $21.9 million of the increase is attributable to higher volumes processed through the Tioga Gas Plant, driven by growing Hess production and additional third-party volumes contracted with Hess and delivered to us. The remaining $2.2 million of the increase is primarily attributable to higher pass-through electricity fees in 2018 compared to 2017. Operating and maintenance expenses decreased $2.4 million primarily attributable to lower charges from Hess under our Omnibus Agreement and Employee Secondment Agreement. General and administrative expenses increased $1.2 million primarily attributable to professional fees related to the LM4 transaction. Depreciation expense remained relatively flat year over year.

Terminaling and Export

Revenues increased $19.4 million in 2018 compared to 2017, of which $11.7 million is attributable to higher crude oil throughput volumes at our terminals, driven by completion of the Johnson’s Corner Header System in the second half of 2017, growing Hess production and increased third-party volumes contracted with Hess and delivered to us. In addition, $5.4 million of the increase is attributable to higher tariff rates in 2018 compared to 2017, $1.9 million is attributable to higher NGL volumes and $0.7 million of the increase is attributable to other income. These increases were partially offset by $0.3 million lower rail transportation pass-through revenue. Operating and maintenance expenses decreased $2.4 million primarily attributable to lower charges from Hess under our Omnibus Agreement and Employee Secondment Agreement. The change in Depreciation expense and general and administrative expenses was insignificant year over year.

Interest and Other

General and administrative expenses decreased $0.9 million in 2018 compared to 2017, of which $1.8 million is attributable to fees incurred in 2017 related to Hess Midstream Partners IPO and issuance of fixed-rate senior notes, and $1.3 million of the decrease is attributable to rail car storage fees incurred in 2017. These decreases were partially offset by $2.2 million increase in Hess Midstream Partners public company costs as a result of being a public company for the full year 2018 when compared to 2017. Interest expense, net of interest income increased $27.5 million, driven by the issuance of fixed-rate senior notes in the fourth quarter of 2017. In 2018, we sold the remaining 105 older specification rail cars and recognized a gain of $0.6 million. As of December 31, 2018, we do not have any older specification rail cars in our fleet.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Gathering

Revenues increased $72.7 million in 2017 compared to 2016, of which $26.5 million of the increase is attributable to higher shortfall fees related to minimum volume commitments recognized in revenue in 2017 and $19.2 million is attributable to higher tariff rates and pass-through electricity fees in 2017 compared to 2016. In addition, $13.9 million of the increase is attributable to produced water gathering revenue in 2017 compared to no produced water gathering revenue in 2016. Furthermore, $9.0 million of the increase is attributable to higher gas gathering and compression volumes, driven by the completion of the Hawkeye Gas Facility in 2017, and additional third-party volumes contracted with Hess and delivered to us. The remaining increase in revenue of $4.1 million is attributable to higher crude oil gathering volumes through more well connects and commissioning of the Hawkeye Oil Facility. Operating and maintenance expenses decreased $14.0 million, of which $8.9 million is attributable to lower produced water trucking and disposal costs driven by lower production in high water cut areas. In addition, $4.5 million of the decrease is attributable to lower allocations to us from Hess and $3.3 million of the decrease is attributable to lower maintenance activity, partially offset by $2.7 million attributable to higher property tax and insurance expense for new assets in service. Depreciation expense increased $15.1 million primarily due to the Hawkeye Gas Facility, Hawkeye Oil Facility and other gathering assets being brought into service in 2017. General and administrative expenses decreased $3.9 million primarily due to lower allocations to us from Hess.

Processing and Storage

Revenues increased $30.6 million in 2017 compared to 2016, of which $11.1 million of the increase is attributable to higher volumes processed through the Tioga Gas Plant, driven by the completion of the Hawkeye Gas Facility in 2017 and additional third-party volumes contracted with Hess and delivered to us and $10.6 million is attributable to higher tariff rates and pass-through electricity fees in 2017 compared to 2016. In addition, $8.2 million of the increase is attributable to higher shortfall fees related to minimum volume commitments recognized in revenue in 2017. The remaining increase in revenue of $0.7 million is attributable to higher NGL loading volumes. Operating and maintenance expenses, depreciation expense and general and administrative expenses remained relatively flat year over year.

Terminaling and Export

Revenues decreased $33.6 million in 2017 compared to 2016, of which $18.0 million of the decrease is attributable to lower tariff rates in 2017 compared to 2016 and $14.7 million is attributable to reduced use of rail transportation and, as a result, lower rail transportation pass-through revenues. In addition, $9.5 million of the decrease is attributable to lower shortfall fees related to minimum volume commitments recognized revenue in 2017 compared to 2016 due to a reset of the minimum volume commitments at the end of 2016 as a result of restructuring of our terminal and export services agreement. These decreases were offset by $8.6 million attributable to higher throughput volumes at our terminals, driven by the completion of the Johnson’s Corner Header System project and increased third party volumes contracted with Hess and delivered to us. Operating and maintenance expenses decreased $30.2 million of which $14.7 million is attributable to lower rail transportation costs due to lower rail export volumes, $10.3 million is attributable to cancellation of the lease agreement for the older specification rail cars at the end of 2016, $3.7 million primarily attributable to lower rail car repair and crude loading costs, and $1.5 million attributable to lower allocations to us from Hess. Depreciation expense and general and administrative expenses remained relatively flat year over year.

Interest and Other

Changes in operating and maintenance expenses relate to the older specification rail cars, for which the lease agreement between Logistics Opco and Hess Tank Cars LLC was cancelled at the end of 2016. In addition, we impaired the older specification rail cars at the end of 2016 to their salvage value and stopped recording depreciation on them. In 2017, we sold 851 of the 956 older specification rail cars and recognized a gain of $4.7 million. General and administrative expenses increased $1.2 million primarily related to Hess Midstream Partners’ incremental expenses as a result of being a separate publicly traded partnership. Interest expense, net increased $7.1 million, driven by the issuance of fixed-rate senior notes and increased utilization on our credit facilities, partially offset by $1.7 million gain on interest rate swaps and $0.6 million interest income.

Other Factors Expected to Significantly Affect Our Future Results

We currently generate substantially all of our revenues under fee-based commercial agreements with Hess, including third parties contracted with affiliates of Hess. These contracts promote cash flow stability and minimize our direct exposure to commodity price fluctuations, since we generally do not own any of the crude oil, natural gas, or NGLs that we handle and do not engage in the trading of crude oil, natural gas, or NGLs. However, commodity price fluctuations indirectly influence our activities and results of operations over the long term, since they can affect production rates and investments by Hess and third parties in the development of new crude oil and natural gas reserves. As a result of the decline in crude oil prices beginning in late 2014, Hess reduced its rig count to two rigs in the Bakken during 2016. During this time, minimum volume commitments provided minimum levels of cash flows and the fee recalculation mechanisms under the agreements supported cash flow stability. During 2017, Hess increased its rig count in the Bakken to four rigs and increased its rig count to six rigs in the second half of 2018. The throughput volumes at our facilities depend primarily on the volumes of crude oil and natural gas produced by Hess in the Bakken, which, in turn, is ultimately dependent on Hess’s exploration and production margins. Exploration and production margins depend on the price of crude oil, natural gas, and NGLs. These prices are volatile and influenced by numerous factors beyond our or Hess’s control, including the domestic and global supply of and demand for crude oil, natural gas and NGLs. The commodities trading markets, as well as global and regional supply and demand factors, may also influence the selling prices of crude oil, natural gas and NGLs. Furthermore, our ability to execute our growth strategy in the Bakken will depend on crude oil and natural gas production in that area, which is also affected by the supply of and demand for crude oil and natural gas.

Capital Resources and Liquidity

We expect our ongoing sources of liquidity to include:

•	cash on hand;

•	cash generated from operations;

•	borrowings under our revolving credit facilities;

•	issuances of debt securities; and

•	issuances of additional equity securities.

We believe that cash generated from these sources will be sufficient to meet our operating requirements, our planned short-term capital expenditures, debt service requirements, our cash distributions, future internal growth projects or potential acquisitions.

The HESM Partnership Agreement requires that we distribute all of HESM’s available cash to its unitholders. On October 24, 2019, we declared a quarterly cash distribution of $0.4112 per HESM Common Unit and HESM Subordinated Unit, payable on November 13, 2019 to unitholders of record as of the close of business on November 4, 2019.

Fixed-Rate Senior Notes

In November 2017, we issued $800.0 million of 5.625% fixed-rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of the Partnership, serves as co-issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi-annually on February 15 and August 15. The Partnership used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At September 30, 2019, the Partnership had $800.0 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600.0 million 5-year revolving credit facility and a drawn $200.0 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund the Partnership’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of the Partnership’s wholly owned subsidiaries and secured by first-priority perfected liens on substantially all of the Partnership’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At September 30, 2019, borrowings of $165.0 million were outstanding under the Partnership’s revolving credit facility, and borrowings of $190.0 million, excluding deferred issuance costs, were outstanding under the Partnership’s Term Loan A facility.

Borrowings under the five-year Term Loan A facility generally bear interest at the London Interbank Offered Rate “LIBOR” plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five-year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If we obtain an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require the Partnership to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of September 30, 2019, we were in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four-year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of September 30, 2019, we were in compliance with all covenants. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly-owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. At September 30, 2019, borrowings of $11.0 million were outstanding under this facility.

Cash Flows

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Operating Activities. Cash flows provided by operating activities increased $2.0 million for the first nine months of 2019 compared to the same period in 2018. The change in operating cash flows resulted from an increase in revenues and other income of $68.0 million, offset by an increase in expenses, other than depreciation, amortization, unit-based compensation, and other non-cash gains and losses of $64.3 million and a decrease in cash used from changes in working capital of $1.7 million.

Investing Activities. Cash flows used in investing activities increased $151.4 million for the first nine months of 2019 compared to the same period in 2018. The increase in investing cash outflows resulted from our acquisition of Summit Midstream Partners’ Tioga Gathering System for $89.2 million, net of cash acquired, our acquisition of Hess Water Services for $68.9 million, an increase in payments for capital expenditures of $26.0 million and a decrease in proceeds from sale of property, plant and equipment of $1.6 million, offset by a decrease in payments for equity investments of $34.3 million.

Financing Activities. Cash flows used in financing activities decreased $7.9 million for the first nine months of 2019 compared to the same period in 2018 due to net debt proceeds of $169.5 million, net of any changes in financing costs, partially offset by a net increase in capital distributions to Hess, noncontrolling interest and other of $161.6 million.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Operating Activities. Cash flows provided by operating activities increased $130.4 million in 2018 compared to 2017. The change in operating cash flows resulted from an increase in revenues and other income of $133.2 million and an increase in cash provided by changes in working capital of $29.2 million, offset by an increase in expenses, other than depreciation, amortization, unit-based compensation, and other non-cash gains and losses of $32.0 million.

Investing Activities. Cash flows used in investing activities increased $176.2 million in 2018 compared to 2017, primarily due to an increase in payments for capital expenditures of $97.7 million, our investment in the LM4 joint venture of $67.3 million, and lower proceeds from sale of property, plant and equipment of $11.2 million.

Financing Activities. Cash flows used in financing activities increased $554.6 million in 2018 compared to 2017. In 2018, total distributions to Hess, GIP, and Hess Midstream Partners’ unitholders totaled $402.2 million. We also repaid $2.5 million of the Term Loan and paid $1.0 million financing costs related to our fixed-rate senior notes. In 2017, net cash proceeds driven by the use of our credit facilities and debt restructuring activities were $243.0 million, net proceeds retained from the Hess Midstream Partners’ IPO were $10.0 million, offset by distributions to Hess, GIP and Hess Midstream Partners’ unitholders of $104.1 million.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Operating Activities. Cash flows provided by operating activities increased $89.0 million in 2017 compared to 2016 due to an increase in revenues of $69.5 million and a decrease in expenses, other than depreciation, amortization, gain on sale of property, plant and equipment, gain on interest rate swaps, and unit-based compensation, of $29.1 million, offset by cash used from changes in working capital of $9.6 million.

Investing Activities. Cash flows used in investing activities decreased $137.2 million in 2017 compared to 2016, due to a decrease in capital expenditures and timing of payments primarily related to projects in our gathering business, offset by $12.8 million in proceeds from sale of property, plant and equipment.

Financing Activities. Cash flows provided by financing activities increased $129.4 million in 2017 compared to 2016 driven by the changes in use of our credit facilities and debt restructuring activities of $215.0 million and net proceeds retained from the Hess Midstream Partners’ IPO of $10 million, partially offset by an increase in distributions to our partners and Hess Midstream Partners’ unitholders of $82.7 million and a decrease in other contributions of $12.9 million.

Capital Expenditures

The following table reconciles capital expenditures on an accrual basis to additions to property, plant and equipment on a cash basis:

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2019	2018	2018	2017	2016
Total capital expenditures	$208.8	$204.4	$271.3	$118.3	$272.8
(Increase) decrease in related liabilities	(13.9)	(35.5)	(29.4)	25.9	(4.2)

Additions to property, plant and equipment	$194.9	$168.9	$241.9	$144.2	$268.6

Capital expenditures are primarily attributable to expansion of our gathering system and compression capacity to support Hess and third-party growth, and engineering, procurement, civil construction and fabrication activities for the planned expansion of the Tioga Gas Plant. Additionally, in the first nine months of 2019, we acquired Hess Water Services for cash consideration of $225.0 million, of which $68.9 million was recognized as additions to property, plant, and equipment and $156.1 million was recognized as a distribution to Hess. We also acquired Summit Midstream Partners’ Tioga Gathering System for cash consideration of $89.2 million, with the potential for an additional $10 million of contingent payments in future periods subject to certain future performance metrics.

Contractual Obligations

A summary of our contractual obligations as of December 31, 2018 is as follows:

(in millions)	Total	2019	2020	2021	2022	2023 and thereafter
Fixed-rate senior notes	$800.0	$—	$—	$—	$—	$800.0
Term Loan A facility	197.5	11.3	15.0	16.2	155.0	—
Operating leases	0.5	0.2	0.2	0.1	—	—
Purchase obligations	12.7	12.7	—	—	—	—

Total	$1,010.7	$24.2	$15.2	$16.3	$155.0	$800.0

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical Accounting Policies and Estimates

Accounting policies and estimates affect the recognition of assets and liabilities in our consolidated balance sheets and revenues and expenses in our consolidated statements of operations. The accounting methods used can affect net income, partners’ capital and various financial statement ratios. However, the accounting methods generally do not change cash flows or liquidity. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation, subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and other projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred. The determination of cost componentization and related estimated useful lives is a significant element in arriving at the results of operations. The estimates affect depreciation expense in our accompanying consolidated statements of operations and balance sheets.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. No impairments of long-lived assets were recorded during the periods included in the accompanying consolidated financial statements. The determination of impairments could be a significant element in arriving at the results of operations. Impairment charges would impact total costs and expenses and net Property, Plant & Equipment in our accompanying consolidated statements of operations and balance sheets.

Depreciation Expense

We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. Depreciation lives related to our significant assets primarily range between 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, and impact our future calculation of depreciation. The determination of estimated useful lives is a significant element in arriving at depreciation expense. The estimates affect depreciation expense and cost componentization in our accompanying consolidated statements of operations and balance sheets.

Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Damages or penalties may be sought from us in some matters for which the likelihood of loss may be probable or possible but the amount of loss is not currently estimable. Costs that relate to an existing condition caused by past operations are expensed. Contingent liabilities are recorded when probable and reasonably estimable. On the basis of existing information, we believe that the resolution of any such matters, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations. Estimates related to contingencies affect operating expenses in our accompanying consolidated statements of operations and liabilities in our balance sheets.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We generally do not take ownership of the crude oil, natural gas or NGLs that we currently gather, process, terminal, store or transport for our customers. We generate substantially all of our revenues by charging fees under long-term commercial agreements with Hess with minimum volume commitments. Hess bears the risks associated with fluctuating commodity prices and we have minimal direct exposure to commodity prices.

Any debt that we incur under our Term Loan A and revolving credit facilities bears interest at a variable rate, which exposes us to interest rate risk. We do not currently have in place any derivative instruments to hedge any exposure to variable interest rates.

POST-RESTRUCTURING GOVERNANCE AND MANAGEMENT

New HESM will be managed by the directors and officers of New HESM GP LLC, the general partner of New HESM GP LP, which will be the general partner of New HESM. Following the Restructuring, substantially all of the current executive officers and members of the board of directors of HESM GP LLC will continue as executive officers or directors, as applicable, of New HESM GP LLC and two additional directors will be appointed to the board of directors.

Management of New HESM

Because New HESM’s general partner is a limited partnership, New HESM is managed by the directors and executive officers of its general partner, New HESM GP LLC, a wholly owned subsidiary of HIP GP LLC. New HESM shareholders are not entitled to elect the New HESM general partner, New HESM GP LLC, or the directors on its board of directors, or directly or indirectly participate in its management or operations. Hess and GIP each have the right to nominate certain individuals to serve on the New HESM Board. Because New HESM’s general partner is wholly owned by HIP GP LLC, HIP GP LLC has the right to elect New HESM’s entire board of directors, including the independent directors, following their nomination by Hess and GIP.

Neither New HESM nor its subsidiaries have any employees. New HESM GP LLC, as the general partner of New HESM’s general partner, has the sole responsibility for providing the employees and other personnel necessary to conduct New HESM’s operations. All of the employees that conduct New HESM’s business are employed by affiliates of New HESM’s general partner, but we sometimes refer to these individuals in this prospectus as New HESM’s employees.

Directors, Director Nominees and Executive Officers of New HESM GP LLC

Directors will be elected by HIP GP LLC and will hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers will be appointed by, and will serve at the discretion of, the New HESM Board. The members of the board of directors of MLP GP LLC and two additional persons will be the members of the board of directors of New HESM GP LLC. The following table shows information for the directors, director nominees and executive officers of New HESM GP LLC.

Name	Age	Position with New HESM GP LLC
John B. Hess	64	Chairman of the Board of Directors and Chief Executive Officer

John A. Gatling	45	President and Chief Operating Officer

Jonathan C. Stein	49	Chief Financial Officer

Timothy B. Goodell	61	General Counsel and Secretary

John P. Rielly	56	Director and Vice President

Gregory P. Hill	57	Director

Michael R. Turner	60	Director

William J. Brilliant	43	Director Nominee

Scott E. Telesz	52	Director Nominee

Matthew C. Harris	58	Director Nominee

David W. Niemiec	69	Director Nominee

John P. Reddy	66	Director Nominee

Stephen J. J. Letwin	63	Director Nominee

John B. Hess. John B. Hess was appointed as Chairman of the New HESM Board in September 2019 and has served as Chief Executive Officer of New HESM GP LLC since September 2019. Mr. Hess has served as Chairman of the HESM Board since September 2014 and as Chief Executive Officer of MLP GP LLC since July 2014. Mr. Hess has served as Chief Executive Officer of Hess since 1995. Mr. Hess joined Hess in May 1977 and was elected a director in November 1978. He served as Chairman of the Board and Chief Executive Officer of Hess from 1995 until 2013. Mr. Hess has been a member of the board of directors of KKR & Co. Inc. (formerly KKR & Co. L.P.), since 2011 and of Dow Chemical Company from 2006 until 2013. New HESM believes that Mr. Hess’s extensive experience in the energy industry, including his more than 40-year career with Hess and his extensive leadership experience in his roles as Chief Executive Officer and Chairman of the Board of Hess, makes him well qualified to serve as Chairman of the New HESM Board.

John A. Gatling. John A. Gatling was appointed President and Chief Operating Officer of New HESM GP LLC in September 2019. Mr. Gatling has served as Chief Operating Officer of MLP GP LLC since December 2015 and as Chief Operating Officer of HIP since December 2015. Mr. Gatling is also the head of Hess’s Midstream Business and leads Hess’s Onshore Infrastructure, Commercial, Land, Supply Chain and Finance functions. In addition, Mr. Gatling has served as Director of Operational Excellence and Strategic Business Planning for Hess since 2012. Prior to his current roles, Mr. Gatling served as the Senior Manager of Global Production Strategic Planning and Performance Management at Hess from 2010 until 2012. Prior to joining Hess in 2010, Mr. Gatling spent 14 years with Aera Energy, a joint venture affiliate of Shell and ExxonMobil, where he provided leadership for operational excellence, execution of projects, strategic planning and commercial.

Jonathan C. Stein. Jonathan C. Stein was appointed Chief Financial Officer of New HESM GP LLC in September 2019. Mr. Stein has served as Chief Financial Officer of MLP GP LLC since July 2014 and as Chief Financial Officer of HIP since its formation. Mr. Stein continues his role as Vice President, Chief Risk Officer of Hess which he has held since June 2004. In such capacity, he is responsible for Hess’s Corporate Financial Forecasting process, Hess’s Midstream segment financial reporting, derivative disclosure and accounting policy and is a member of Hess’s disclosure review committee. Prior to his current roles, Mr. Stein served as Corporate Risk Manager at Hess. Prior to joining Hess in 2001, Mr. Stein was a consultant with Ernst & Young LLP’s Risk Management and Regulatory Practice, where he assisted financial services and energy trading clients in establishing their risk management infrastructure. Mr. Stein is on the Board of Trustees of the Global Association of Risk Professionals and is a Certified Management Accountant.

Timothy B. Goodell. Timothy B. Goodell was appointed General Counsel and Secretary of New HESM GP LLC in September 2019. Mr. Goodell has served as General Counsel and Secretary of MLP GP LLC since July 2014, as Senior Vice President and General Counsel of Hess since January 2009 and as Corporate Secretary of Hess since September 2016. Prior to joining Hess in 2009, Mr. Goodell served as a partner at the law firm of White & Case LLP, where his practice concentrated in the areas of mergers and acquisitions and securities, as well as general corporate and corporate governance matters.

John P. Rielly. John P. Rielly was appointed a Director of the New HESM Board and Vice President of New HESM GP LLC in September 2019. Mr. Rielly has served as a Vice President of MLP GP LLC since July 2014 and a member of our board of directors since September 2014. Mr. Rielly has served as Senior Vice President and Chief Financial Officer of Hess since April 2004. Mr. Rielly has also served as Vice President and Controller of Hess from May 2001 to April 2004. Prior to joining Hess, Mr. Rielly was a partner at Ernst & Young LLP. New HESM believes that Mr. Rielly’s extensive experience, particularly his knowledge of industry accounting and financial practices gained during his employment at Hess and Ernst & Young LLP, makes him well qualified to serve as a member of the New HESM Board.

Gregory P. Hill. Gregory P. Hill was appointed a director of the New HESM Board in September 2019. Mr. Hill has served a member of the HESM Board since September 2014, as. Chief Operating Officer of Hess since May 2014 and as President, Exploration and Production of Hess since January 2009. In addition, Mr. Hill served on the board of directors of Hess from 2009 to 2013. Prior to joining Hess in 2009, Mr. Hill spent 25 years at Shell, where he performed a variety of operations, engineering, technical and business leadership roles in Asia-Pacific, Europe and the United States, including Executive Vice President—Exploration and Production of Singapore-based Shell Asia Pacific from 2006 to 2008 while also serving as Chairman of Shell’s Global Production Leadership Team. New HESM believes that Mr. Hill’s extensive experience in the energy industry, particularly his experience in operations and strategic planning, makes him well qualified to serve as a member of the New HESM Board.

Michael R. Turner. Michael R. Turner was appointed a director of the New HESM Board in September 2019. Mr. Turner has served as Chairman of the HIP GP LLC board of directors and Chief Executive Officer of HIP GP LLC since July 2015. He has served as Senior Vice President, Global Production for Hess since 2017 and is responsible for the Hess’s onshore and offshore producing assets around the world. Prior to this position, he was Senior Vice President, Onshore, at Hess. Prior to joining Hess in 2009, Mr. Turner spent 28 years with Shell in a variety of production leadership positions around the world. Mr. Turner has not served as a director of MLP GP LLC. New HESM believes that Mr. Turner’s extensive executive, financial and industry experience makes him well qualified to serve as a member of the New HESM Board.

William J. Brilliant. We expect that William J. Brilliant will become a member of the New HESM Board at the closing of the Restructuring. Mr. Brilliant has served as a member of the HESM Board since December 2015. Mr. Brilliant is currently a Partner of GIP and focuses on North American energy investments. Mr. Brilliant is a member of GIP’s Investment and Operating Committees. He has served as a member of GIP’s investment team since May 2007 and led GIP’s investment in HIP. Prior to joining GIP, Mr. Brilliant was an investment banker in the Global Financial Sponsors Group at Lehman Brothers from 2005 to 2007, providing M&A and financial advisory to investment funds throughout their investment cycle. Mr. Brilliant has been a director of the managing member of EnLink Midstream, LLC and the general partner of EnLink Midstream Partners LP, since July 2018 and previously served as a director of the general partner of Access Midstream Partners L.P. from June 2012 until July 2014. New HESM believes that Mr. Brilliant’s energy industry background, particularly his expertise in mergers and acquisitions, brings important experience and skill to the New HESM Board.

Scott E. Telesz. We expect that Scott E. Telesz will become a member of the New HESM Board at the closing of the Restructuring. Mr. Telesz has served as a member of the HESM Board since December 2018. Mr. Telesz is currently a Partner of GIP and has over 25 years of experience in the manufacturing industry. Prior to joining GIP in August 2018, Mr. Telesz spent 8 years as an executive at Praxair, an industrial gas manufacturing company, most recently as executive vice president in charge of Praxair’s U.S. atmospheric gases businesses, Canada and surface technologies from 2014 until May 2018. Before joining Praxair, Mr. Telesz spent 12 years at GE/SABIC where he ran various electrical products and plastics businesses. New HESM believes that Mr. Telesz’s extensive experience, particularly the leadership skills he developed while serving in several executive positions, brings important experience and skill to the New HESM Board.

Matthew C. Harris. We expect that Matthew C. Harris will become a member of the New HESM Board at the closing of the Restructuring. Mr. Harris has served as a member of the HIP GP LLC board of directors since July 2015. Mr. Harris is a Founding Partner of GIP and serves as a member of its Investment, Operating and Portfolio Valuation Committees. Mr. Harris has been intimately involved in GIP’s investment, management and strategic activities since its formation in 2006. Prior to the formation of GIP in 2006, Mr. Harris was a Managing Director in the Investment Banking Division at Credit Suisse and Co-Head of the Global Energy Group and Head of the EMEA Emerging Markets Group. Prior to his tenure at Credit Suisse, he was a senior member of the Mergers and Acquisitions Group at Kidder Peabody & Co. Incorporated. He is a member of the Board of Directors of Freeport LNG, LLC, EnLink Midstream, LLC and previously served as a director of the general partner of Access Midstream Partners L.P. from January 2010 through December 2013. Mr. Harris has not served as a director of MLP GP LLC. New HESM believes that Mr. Harris’s extensive executive, financial and industry experience makes him well qualified to serve as a member of the New HESM Board.

David W. Niemiec. We expect that David W. Niemiec will become a member of the New HESM Board at the closing of the Restructuring. Mr. Niemiec has served as a member of the HESM Board since April 2017.

Mr. Niemiec is a private equity investor and has served as an advisor to, and previously a managing director of, Saratoga Partners since 1998. Prior to his affiliation with Saratoga, Mr. Niemiec was Vice Chairman of the investment banking firm Dillon, Read & Co. Inc., where he also served as Chief Financial Officer from 1982 to 1997. Mr. Niemiec is a director or trustee of several mutual funds in the Franklin Templeton Investments family. Mr. Niemiec previously served as director of Emeritus Corporation from 1999 to 2010 and OSI Pharmaceuticals from 2006 to 2010. New HESM believes that Mr. Niemiec’s extensive financial and investment experience makes him well qualified to serve as a member of the New HESM Board.

John P. Reddy. We expect that John P. Reddy will become a member of the New HESM Board at the closing of the Restructuring. Mr. Reddy has served as a member of the HESM Board since June 2017. Mr. Reddy has over 20 years of experience in senior financial roles at public companies in the midstream energy sector. Mr. Reddy most recently served as Chief Financial Officer of Spectra Energy Corporation, an owner and operator of pipeline and midstream energy assets, from 2009 to 2017, and Chief Financial Officer of its sponsored master limited partnership, Spectra Energy Partners. Prior to that, he served as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation and in various financial roles with Pacific Enterprises Corporation. Mr. Reddy currently serves on the board of directors of Overseas Shipholding Group Inc., and previously was a member of the board of directors of DCP Midstream, LLC from 2009 until 2017, and Paragon Offshore Plc from July 2014 until July 2017. New HESM believes that Mr. Reddy’s extensive financial and industry experience makes him well qualified to serve as a member of the New HESM Board.

Stephen J.J. Letwin. We expect that Stephen J.J. Letwin will become a member of the New HESM Board at the closing of the Restructuring. Mr. Letwin has served as a member of the HESM Board since February 2018. Mr. Letwin has over 30 years of experience in senior operating and financial roles in the midstream energy and resources sectors. Mr. Letwin has been the President and Chief Executive Officer of IAMGOLD Corporation since November 2010. Prior to joining IAMGOLD, Mr. Letwin served in senior management roles at Enbridge, Inc., from 1999 through September 2010, most recently as Executive Vice President, Gas Transportation & International, from May 2006 to September 2010, where he was responsible for Enbridge’s natural gas operations and prior to that as Managing Director of Enbridge Energy Partners. Mr. Letwin previously spent 12 years in senior management roles at TransCanada Pipelines Limited, Numac Energy Inc., and Encor Energy Partners. Mr. Letwin currently serves on the board of directors of IAMGOLD and as Chairman of the board of directors of ONEnergy Inc., and previously was a member of the board of directors of Precision Drilling Corporation from 2006 until 2018. New HESM believes that Mr. Letwin’s extensive executive, financial and industry experience makes him well qualified to serve as a member of the New HESM Board.

Director Independence

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a publicly traded limited partnership like New HESM to have a majority of independent directors on the New HESM Board or to establish a compensation or a nominating and corporate governance committee. Consistent with the practice of HESM, New HESM does not currently intend to establish a compensation or a nominating and corporate governance committee. Accordingly, New HESM shareholders will not have the same protections afforded to equity holders of companies that are subject to all of the corporate governance requirements of the NYSE. New HESM will be, however, required to have an audit committee of at least three members, and all of the New HESM audit committee members are required to satisfy the independence and experience standards established by the NYSE and the Exchange Act. HESM currently has three independent directors who satisfy such independence and experience standards who are expected to continue as directors of the New HESM Board after the consummation of the Restructuring.

Committees of the Board of Directors

The New HESM Board will have a standing audit committee and may have a conflicts committee and such other committees as the New HESM Board shall determine from time to time.

Audit Committee

The audit committee of the HESM Board is currently comprised of three directors, each of whom satisfy the independence and experience standards established by the NYSE and the Exchange Act and all are “audit committee financial experts” as this term is defined by applicable SEC rules. The current members of the HESM Board audit committee are Messrs. Niemiec, Reddy and Letwin, and Mr. Niemiec serves as the chair of the committee. The members of the audit committee of the HESM Board are expected to continue as members of the audit committee of the New HESM Board after the consummation of the Restructuring. The New HESM audit committee will assist the New HESM Board in its oversight of the integrity of New HESM’s financial statements and New HESM’s compliance with legal and regulatory requirements and corporate policies and controls. The New HESM audit committee will have the sole authority to retain and terminate New HESM’s independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by New HESM’s independent registered public accounting firm. The New HESM audit committee will also be responsible for confirming the independence and objectivity of New HESM’s independent registered public accounting firm. New HESM’s independent registered public accounting firm will be given unrestricted access to New HESM’s audit committee. Following the Restructuring, the charter of the New HESM audit committee will be available on the New HESM website (www.hessmidstream.com) under the “Company” tab.

While the New HESM audit committee will oversee New HESM’s financial reporting process on behalf of the New HESM Board, management will have the primary responsibility for preparing the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee will review and discuss with management the audited financial statements contained in this information statement.

Conflicts Committee

The New HESM Board will have the ability to establish, from time to time, a conflicts committee under New HESM’s Partnership Agreement. If established, at least two members of the board of directors will serve on any conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of the New HESM Partnership Agreement. The board of directors will determine whether to refer a matter to a conflicts committee on a case by case basis. The members of any conflicts committee may not be officers or employees of New HESM GP LP or directors, officers or employees of its affiliates (including the Existing Sponsors) and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of any conflicts committee may not own any interest in New HESM GP LLC or any of its affiliates or any interest in New HESM or its subsidiaries other than Class A Shares or awards under New HESM’s long-term incentive plan. If New HESM GP LLC seeks approval from a conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or New HESM challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Board Leadership Structure

The chief executive officer of New HESM GP LLC will serve as the chairman of the New HESM Board. The New HESM Board will have no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of New HESM GP LLC, which permits the same person to hold both offices. Members of the New HESM Board are elected by HIP GP LLC. Accordingly, unlike holders of common stock in a corporation, New HESM shareholders have only limited voting rights on matters affecting New HESM’s business or governance, subject in all cases to any specific shareholder rights contained in the New HESM Partnership Agreement.

Executive Sessions

Independent directors will generally meet in executive sessions after each regularly scheduled board meeting. We expect Mr. Niemiec, the Chairman of the audit committee, will preside at these sessions.

Board Role in Risk Oversight

The New HESM Board will have primary responsibility for assessing the major risks facing New HESM and the options for their mitigation. The New HESM audit committee will assist the New HESM Board in its risk oversight responsibilities by reviewing the policies that management will implement to monitor such exposures, including New HESM’s financial risk exposures, and the implementation and effectiveness of New HESM’s compliance programs.

Interested Party Communications

Any shareholder or interested party who wishes to communicate with members of the New HESM Board or with non-management directors will be able to do so by writing to them in care of the General Counsel and Secretary at Hess Midstream Partners LP, 1501 McKinney Street, Houston, Texas 77010. Such communications should specify the intended recipient or recipients.

Code of Business Conduct and Ethics

New HESM will adopt a Code of Business Conduct and Ethics for directors and employees designed to help directors and employees resolve ethical issues in an increasingly complex business environment. The New HESM Code of Business Conduct and Ethics will apply to all directors and employees, including the Chief Executive Officer and the Chief Financial Officer. Following the Restructuring, the New HESM Code of Business Conduct and Ethics will be available on the New HESM website (www.hessmidstream.com) under the “Company” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires directors and executive officers of New HESM GP LLC, and persons who own more than 10% of a registered class of New HESM equity securities, to file reports of ownership and changes in ownership of New HESM Class A Shares with the SEC and the NYSE, and to furnish New HESM with copies of the forms they file. To HESM’s knowledge, based solely upon a review of the copies of such reports furnished to HESM and written representations of HESM officers and directors, during the year ended December 31, 2018, all Section 16(a) reports applicable to HESM officers and directors were filed on a timely basis.

EXECUTIVE COMPENSATION OF HESM AND NEW HESM

HESM

Neither HESM nor HESM GP LLC employ any of the persons who serve as executive officers of HESM GP LLC and are responsible for managing their business. HESM is managed by HESM GP LLC, the executive officers of which are employees of Hess. The executive officers of HESM GP LLC perform responsibilities for both HESM and for Hess and its affiliates unrelated to our business. Because HESM’s executive officers are employed by Hess, compensation of HESM’s executive officers is set and paid by Hess under its compensation programs. HESM’s general partner, HESM GP LP, and HESM GP LLC have entered into an Employee Secondment Agreement (the “Employee Secondment Agreement”) with Hess and certain of its subsidiaries pursuant to which, among other matters, Hess and its subsidiaries make available to HESM GP LP and HESM GP LLC the services of the employees who serve as HESM’s executive officers in exchange for a fee. Information concerning the historical compensation paid to executive officers of HESM and its directors, including the Employee Secondment Agreement and the fee paid thereunder, is contained in HESM’s Annual Report on Form 10-K for the year ended December 31, 2018, under the heading “Executive Compensation” and is incorporated herein by reference.

New HESM

New HESM did not have any executive officers or directors during the year ended December 31, 2018 and, accordingly, has not included any compensation and other benefits information with respect to that or prior periods. Following the Restructuring, neither New HESM nor New HESM GP LLC will employ any of the persons who serve as executive officers of New HESM GP LLC and are responsible for managing our business. New HESM is managed by New HESM GP LLC, the executive officers of which are employees of Hess. The executive officers of New HESM GP LLC will perform responsibilities for both New HESM and for Hess and its affiliates unrelated to our business. Because New HESM’s executive officers are employed by Hess, compensation of New HESM’s executive officers is set and paid by Hess under its compensation programs.

In connection with the Restructuring, HESM, HESM GP LP, HESM GP LLC, New HESM, New HESM’s general partner, New HESM GP LP, New HESM GP LLC, Hess and certain of its affiliates will enter into an amendment to the Employee Secondment Agreement to provide for, among other matters, Hess and its subsidiaries to make available to New HESM GP LP and New HESM GP LLC the services of the employees who serve as New HESM’s executive officers and have historically served as HESM’s executive officer. For additional information regarding the amendment to the Employee Secondment Agreement, see “Certain Relationships and Related Party Transactions—Agreements Entered into in Connection with the Restructuring—Amended Employee Secondment Agreement.”

LTIP

New HESM will assume HESM’s equity-incentive-related plan and applicable award agreements, which includes the LTIP. Each issued and outstanding Phantom Unit immediately prior to the effective time of the Merger, whether vested or unvested, will cease to represent a phantom unit denominated in HESM Common Units and instead be converted into a New HESM Phantom Share, with the number of New HESM Class A Shares subject to each New HESM Phantom Share equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the effective time of the Merger and each New HESM Phantom Share will continue to be subject to the same terms and conditions as applied to the corresponding Phantom Unit immediately prior to the effective time of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Existing Sponsors’ Interests in the Restructuring

Prior to the Restructuring,

•	HIP owns 80% of the Joint Interest Assets, 100% of Hess Water Services and 100% of MLP GP LP which holds all of the HESM IDRs and the HESM GP Interest and controls HESM;

•	HESM owns 20% of the Joint Interest Assets and 100% of Mentor Holdings; and

•	the Existing Sponsors directly own HIP and an aggregate of 10,282,654 HESM Common Units and 27,279,654 HESM Subordinated Units.

Upon consummation of the Restructuring,

•

HESM will own 100% of the interests in HIP, resulting in HESM owning 100% of the Joint Interest Assets, Hess Water Services and MLP GP LP, which holds all of the HESM IDRs and the HESM GP Interest; and

•

the Existing Sponsors will (i) directly hold 266,416,928 HESM Class B Shares, (ii) indirectly own New HESM GP LP which will hold 898,000 HESM Class A Units and 266,416,928 New HESM Class B Shares and (iii) have the right to receive the Sponsor Distributions.

See “The Restructuring” and the “The Restructuring Agreement” for a description of the Restructuring and the Restructuring Agreement.

Distributions and Payments to the Existing Sponsors and Their Affiliates

The following information summarizes the distributions and payments, made or to be made, by New HESM and HESM to New HESM GP LP, its general partner, and its affiliates, including the Existing Sponsors, in connection with ongoing operation and liquidation of New HESM and HESM.

Distributions to the Existing Sponsors and to New HESM GP LP and its Affiliates.

New HESM will generally make cash distributions to holders of New HESM Class A Shares pro rata, including New HESM GP LP, its general partner, as holder of an aggregate of 898,000 New HESM Class A Shares. HESM will generally make cash distributions to holders of HESM Units, including to the Existing Sponsors as holders of an aggregate of 266,416,928 HESM Class B Units, pro rata.

Payments to New HESM GP LP and its affiliates.

Under the New HESM Partnership Agreement, HESM is required to reimburse New HESM GP LP, as its general partner, and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our Amended Omnibus Agreement and Amended Employee Secondment Agreement, New HESM GP LP determines the amount of these expenses and such determinations must be made in good faith under the terms of the New HESM Partnership Agreement. Under our Amended Omnibus Agreement, HESM will reimburse Hess for expenses incurred by Hess and its affiliates in providing certain operational support and administrative services to us. These reimbursable expenses include an allocable portion of the expenses incurred by Hess in providing services to us based on our proportionate share of operating expenses, capital expenditures and employee compensation, including salaries, bonuses, benefits costs, office space and related support costs and equity compensation. HESM will also reimburse Hess for any additional out-of-pocket costs and expenses incurred by Hess and its affiliates in providing services to us. The costs and expenses for which HESM is required to reimburse our general partner and its affiliates are not subject to any caps or other limits.

Under the Amended Employee Secondment Agreement, Hess will second to New HESM GP LLC certain personnel who serve strategic functions in support of our operations, and New HESM GP LLC pays, and HESM will reimburse New HESM GP LLC for, a secondment fee to Hess.

Withdrawal or Removal of New HESM’s General Partner

If New HESM’s general partner withdraws or is removed, its New HESM GP Interest will either be sold to the new general partner for cash or converted into New HESM Class A Shares, in each case for an amount equal to the fair market value of those interests.

Agreements Entered Into in Connection with the Restructuring

Partnership Restructuring Agreement

See “The Restructuring Agreement” for a description of the terms of the Restructuring Agreement.

Merger Agreement

In connection with the Restructuring, we will enter into the Merger Agreement with HESM, MLP GP LP, New HESM, New HESM GP LP, HIP GP LLC and MergerSub, pursuant to which MergerSub will merge with and into HESM, with HESM surviving the Merger. After the completion of the Merger, the certificate of formation and the limited liability company agreement of HESM in effect immediately prior to the Effective Time will be the certificate of formation (except to the extent the limited liability company agreement is amended by the certificate of merger) and the limited liability company agreement of the surviving entity, in each case, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date and time as specified in the certificate of merger. See “The Restructuring Agreement—Closing and Effective Time” for a description of the Closing.

Effect of the Merger; Merger Consideration

See “The Restructuring Agreement—The Transactions—The Merger” for a description of the effect of the Merger and merger consideration.

Amended Omnibus Agreement

In connection with the Restructuring, we will amend and restate HESM’s omnibus agreement by entering into the Amended Omnibus Agreement under which OpCo will pay Hess on a monthly basis an amount equal to the total allocable costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess and its subsidiaries to the extent such employees and outside personnel perform operational and administrative services for us in support of our directly and indirectly owned assets, plus a specified percentage markup of such amount depending on the type of service provided, as well as an allocable share of direct costs of providing these services. The Existing Sponsors will be obligated to reimburse New HESM for certain matters, claims and losses arising from the ownership of assets, including certain environmental and tax liabilities, rights of way and real property losses. The Amended Omnibus Agreement also provides for HESM to indemnify HIP GP LLC and the Hess Entities for certain matters and claims arising after the consummation of the Restructuring.

Amended Employee Secondment Agreement

In connection with the Restructuring, we will amend and restate HESM’s secondment agreement by entering into Amended Employee Secondment Agreement with Hess and an affiliate of Hess pursuant to which

Hess will second certain personnel to New HESM GP LLC to provide services with respect to our direct and indirect assets and operations, including executive oversight, business and corporate development, shareholder and investor relations, communications and public relations, routine and emergency maintenance and repair services, routine operational services, routine administrative services, construction services, and such other operational, commercial and business services that are necessary to develop and execute our business strategy.

On a monthly basis, New HESM GP LLC will pay a secondment fee to Hess that is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its affiliates in connection with employing the seconded employees to the extent such total costs are attributable to the provision of services with respect to our direct and indirect assets and operations. Hess determines in good faith the percentage of the costs that are attributable to the services provided by the seconded employees based on Hess’s then-current corporate transfer pricing policies, as generally applied in a non-discriminatory manner, or based on such other reasonable cost allocation methodology as Hess shall determine. We will reimburse New HESM GP LLC for the cost of the secondment fee payable by New HESM GP LLC under the Amended Employee Secondment Agreement.

Amended Registration Rights Agreement

In connection with the Restructuring, we will amend and restate HESM’s registration rights agreement by entering into the Amended Registration Rights Agreement with Hess and GIP pursuant to which we granted each of Hess and GIP and certain of their affiliates certain demand and “piggyback” registration rights. Under the Amended Registration Rights Agreement, each of Hess and GIP and certain of their affiliates generally has the right to require us to file a registration statement for the public sale of all of the Class A Shares received, pursuant to the HESM Partnership Agreement, in exchange for HESM Class B Units and New HESM Class B Shares owned by them. In addition, if we sell any New HESM Class A Shares in a registered underwritten offering, each of Hess and GIP and certain of their affiliates will have the right, subject to specified limitations, to include their New HESM Class A Shares in that offering.

We will generally pay all expenses relating to any demand or piggyback registration, except for underwriters or brokers’ commission or discounts and expenses of counsel or advisors to the selling holders of registrable securities.

Amended HESM Partnership Agreement

The following is a summary of the material provisions of the Amended HESM Partnership Agreement. The Amended HESM Partnership Agreement is included in this prospectus as Exhibit C to the Restructuring Agreement which is included in Annex A to this prospectus.

Delegation of Control

MLP GP LP delegates to New HESM, to the fullest extent permitted under Delaware law, all of its power and authority, as the general partner of HESM, to manage and control the business and affairs of HESM, and New HESM will be deemed to be the delegate for all purposes of the Amended HESM Partnership Agreement, subject to MLP GP LP’s right to approve certain specified actions.

Organization and Duration

HESM was formed in 2014 and will have a perpetual existence unless terminated under the terms of the Amended HESM Partnership Agreement.

Transfer of General Partner Interests

MLP GP LP may not transfer all or any part of its general partner interest in HESM to a person unless such transfer (i) has been approved by MLP GP LP with the approval of the Conflicts Committee and a majority of

HESM Class A Units and HESM Class B units, voting as a single class, or (ii) is of all, but not less than all, of its general partner interest in HESM to a wholly owned affiliate of HESM or another person (other than an individual) or its affiliates in connection with the merger or consolidation of HESM with or into such other person or the transfer by HESM of all or substantially all of its assets to such other person.

Transfer of Incentive Distribution Rights

MLP GP LP may not transfer all or any part of its HESM IDRs to a person unless such transfer has been approved by MLP GP LP with the approval of the Conflicts Committee.

Transfer of Limited Partner Interests

No limited partner may transfer all or any portion of its limited partner interests to a competitor of HESM, any of the affiliates of HESM or any non-transferring partner(s) without (i) in the event of a transfer to a competitor of HESM (other than the non-transferring partner(s)), approval of a majority of the then outstanding equity interests, voting as a single class, and of the non-transferring partner(s) holding HESM Class B Units and (ii) in the event of a transfer to a competitor of the non-transferring partner(s), without the prior written approval of the non-transferring partner(s) holding HESM Class B Units.

Redemption of HESM Class B Units

Each holder of HESM Class B Units and New HESM Class B Shares will be able to tender the Redeemed Securities for redemption to HESM. See “Description of New HESM Class A Shares and Class B Shares—Class B Shares—Redemption Right.”

Redemption, Repurchase or Forfeiture of Class A Shares

If, at any time, any New HESM Class A Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any equity plan, automatically or by means of another arrangement) by New HESM, then, substantially simultaneous with and conditioned upon such redemption, repurchase or acquisition of New HESM Class A Shares, HESM will redeem a number of HESM Class A Units held by New HESM equal to the number of New HESM Class A Shares so redeemed, repurchased or acquired upon the same terms and for no additional consideration.

Right of First Offer

Any transfer of HESM Class B Units by a limited partner of HESM or any transfer by a limited partner (other than New HESM) constituting a change in control under the Amended HESM Partnership Agreement, except for a transfer as a result of a redemption of such HESM Class B Units pursuant to the redemption right described above in “—Redemption of HESM Class B Units” or a transfer to an affiliate of such limited partner, is subject to the right of first offer of the other limited partners of HESM.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Restructuring Agreement, Merger Agreement, Amended HESM Partnership Agreement, Amended Registration Rights Agreement, Amended Omnibus Agreement and Amended Employee Secondment Agreement and which are included as Exhibits 2.1, 2.2, 3.3, 4.3, 10.3 and 10.4, respectively, to this prospectus and incorporated by reference in this prospectus.

Commercial Agreements

HESM Commercial Agreements

We have entered into long-term, fee-based commercial agreements with Hess, each of which has an initial 10-year term (except for a certain gathering subsystem, for which the initial term of the gas gathering agreement is 15 years) and is dated effective January 1, 2014. We have the unilateral right to extend each commercial agreement for one additional 10-year term (except for a certain gathering subsystem, for which the additional term of the gas gathering agreement is 5 years). These agreements include dedications covering substantially all of Hess’s existing and future owned or controlled production in the Bakken, minimum volume commitments, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth, as well as downside risk protection.

Under these commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs. These commercial agreements are currently the source of substantially all of our revenue.

HESM Compressed Natural Gas Agreement

We have entered into a 9-year compressed natural gas agreement with Hess under which Hess delivers residue gas to us at the inlet of our CNG terminal at the Tioga Gas Plant, and we receive and compress the residue gas and deliver CNG to the tailgate of the CNG terminal for Hess. Hess pays us a fee per Mcf of CNG we deliver to Hess each month. Our compressed natural gas agreement is dated effective January 1, 2015.

Water Services Agreements

Effective January 1, 2019, Hess Water Services has entered into two 14-year water services agreements with an affiliate of Hess (the “Hess Affiliate”) pursuant to which Hess Water Services provides produced water transport, including gathering, and disposal services to such subsidiary at an agreed-upon fee per barrel of water delivered each month to Hess Water Services, subject to inflation escalators. One of the water services agreements covers volumes produced north of the Missouri River (the “NOR Agreement”) and the other agreement covers volumes produced south of the Missouri River (the “SOR Agreement”). Both water services agreements require the Hess Affiliate to deliver to Hess Water Services all produced water that is produced from the Bakken and Three Forks formations on oil and gas properties located in specified dedication areas north and south of the Missouri River in North Dakota, subject to customary exclusions, reservations and conflicting dedications. Additionally, the NOR Agreement requires the Hess Affiliate to provide minimum volumes, calculated on a quarterly basis, of salt water for gathering and disposal. The minimum volume commitments consist of 100% of the Hess Affiliate’s nominations during the first three years of the agreements and 80% of its nominations thereafter.

Under the NOR Agreement, there is also a gathering service fee recalculation mechanism, at the option of either the Hess Affiliate or Hess Water Services. Under the recalculation mechanism, gathering service fees may be adjusted annually to account for actual throughput and capital expenditures and for updated estimates of future cumulative throughput volumes and capital and operating expenditures. The initial term for the water services agreements is 14 years, which may be extended by another 10 years at the option of Hess Water Services. Thereafter, the water services agreements will renew for successive yearly periods unless terminated by Hess Water Services or the Hess Affiliate.

Procedures for Review, Approval and Ratification of Related Person Transactions

In connection with the Restructuring, the New HESM Board will adopt the same related party transactions policy and Code of Business Conduct and Ethics that HESM has in place. A description of HESM’s related party transaction policy and Code of Business Conduct and Ethics can be found in the HESM Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 11, 2019, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the New HESM Class A Shares to be issued in connection with the Merger and being offered hereby and the U.S. federal income tax consequences of the Merger will be passed upon for New HESM by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements appearing in Hess Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hess Infrastructure Partners LP at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

HESM files annual, quarterly and current reports and other information with the SEC under the Exchange Act. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including HESM, who file electronically with the SEC. The address of that site is www.sec.gov. The reports and other information filed by HESM with the SEC are also available at its internet website, www.hessmidstream.com. Information on this internet website is not part of this prospectus.

New HESM has filed a registration statement on Form S-4 to register with the SEC the offering of the New HESM Class A Shares to be issued to certain unitholders in connection with the Restructuring. This prospectus is a part of that registration statement and constitutes a prospectus of New HESM in addition to being an information statement of HESM. As allowed by SEC rules, this prospectus does not contain all the information you can find in New HESM’s registration statement or the exhibits to the registration statement.

In addition, the SEC allows HESM and New HESM to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus as described below. This prospectus also contains summaries of certain provisions contained in some of the HESM documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus.

HESM’s Filings (SEC File No. 001-38050)

•	Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on March 11, 2019);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 (filed with the SEC on May 6, 2019, August 7, 2019 and November 7, 2019, respectively); and

•	Current Reports on Form 8-K filed with the SEC on October 4, 2019, October 21, 2019 and November 1, 2019.

In addition, HESM and New HESM hereby incorporate by reference any future filings either of them makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing and prior to the earlier of the Effective Time and the termination of the Partnership Restructuring Agreement. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or New HESM will provide you with copies of these documents, without charge, upon written or oral request to:

Investor Relations

1185 Avenue of the Americas

New York, NY 10036

Attention: Jennifer Gordon

Phone: (212) 536-8244

In the event of conflicting information in this prospectus in comparison to any document incorporated by reference into this prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated November 15, 2019. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of such incorporated document. New HESM’s mailing of this prospectus to HESM Common Unitholders will not create any implication to the contrary.

This document contains a description of the representations and warranties that each of the HIP Entities, the Existing Sponsors and the HESM Entities made to the other in the Restructuring Agreement. Representations and warranties made by the HIP Entities, the Existing Sponsors the HESM Entities and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the Restructuring Agreement and the contracts and other documents that are attached to or filed as exhibits to this document or are incorporated by reference into this document should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

HESS INFRASTRUCTURE PARTNERS LP FINANCIAL STATEMENTS:

HESS MIDSTREAM LP UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019	F-3
Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2019 and the Years Ended December 31, 2018, 2017 and 2016	F-4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-8

HESS INFRASTRUCTURE PARTNERS LP UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2019 (unaudited) and December 31, 2018	F-12
Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2019 and 2018	F-13
Unaudited Consolidated Statements of Comprehensive Income for the Three and Nine Months Ended September 30, 2019 and 2018	F-14
Unaudited Consolidated Statements of Partners’ Capital for the Three and Nine Months Ended September 30, 2019 and 2018	F-15
Unaudited Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2019 and 2018	F-17
Notes to Unaudited Consolidated Financial Statements	F-18

HESS INFRASTRUCTURE PARTNERS LP CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors	F-33
Consolidated Balance Sheets as of December 31, 2018 and 2017	F-34
Consolidated Statements of Operations for the Years ended December 31, 2018, 2017 and 2016	F-35
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2018, 2017 and 2016	F-36
Consolidated Statements of Partners’ Capital for the Years Ended December 31, 2018, 2017 and 2016	F-37
Consolidated Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016	F-38
Notes to Consolidated Financial Statements	F-39

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined balance sheet as of September 30, 2019 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for each of the years in the three-year period ended December 31, 2018 (together with the notes to the unaudited pro forma condensed combined financial statements, the “unaudited pro forma condensed combined financial statements”) of Hess Midstream LP (“New HESM,” “we,” “us” or “our”) give effect to the transactions contemplated by the Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Partnership Restructuring Agreement”), and certain related financing transactions (the “Financing Transactions”), each as discussed further below (together, the “Transactions”).

The unaudited pro forma condensed combined financial statements have been derived from (i) the unaudited consolidated financial statements of Hess Midstream Partners LP (“HESM” or “MLP”) as of and for the nine months ended September 30, 2019, (ii) the unaudited consolidated financial statements of Hess Infrastructure Partners LP (“HIP”) as of and for the nine months ended September 30, 2019, (iii) the audited consolidated statements of operations of HESM for each of the years in the three-year period ended December 31, 2018 and (iv) the audited consolidated statements of operations of HIP for each of the years in the three-year period ended December 31, 2018.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in HESM’s annual report on Form 10-K for the year ended December 31, 2018, the audited consolidated financial statements and related notes thereto of HIP for each of the years in the three-year period ended December 31, 2018 included elsewhere in this prospectus, the unaudited consolidated financial statements and related notes included in HESM’s quarterly report on Form 10-Q for the quarter ended September 30, 2019, the unaudited consolidated financial statements and related notes thereto of HIP for the nine months ended September 30, 2019 included elsewhere in this prospectus, and other information relating to HESM and HIP contained in or incorporated by reference into this prospectus. See the section titled “Where You Can Find More Information” beginning on page 182 of this prospectus.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions used to prepare these unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting the significant effects of the contemplated Transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

The unaudited pro forma condensed combined financial statements give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. HIP consolidated HESM during the historical periods presented and there were no intercompany balances between HIP and HESM. Therefore, we derived the following unaudited pro forma condensed combined financial statements by applying pro forma adjustments to the historical consolidated financial statements of HIP, and the historical financial statements for HESM are presented for information purposes only. The Transactions are treated for accounting purposes as a reorganization of entities under common control and are recorded at the historic carrying values of the assets, liabilities and equity interests of the parties to the Transactions.

The pro forma adjustments have been prepared as if the Transactions had taken place on September 30, 2019 in the case of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2016 in the case of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if we had consummated the Transactions on the dates indicated, or the results that will be obtained in the future.

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	September 30, 2019
(in millions)	Hess Midstream Partners LP(1)	Hess Infrastructure Partners LP(2)	Pro forma Adjustments			Pro forma New HESM
Assets
Cash and cash equivalents	$3.5	$7.1	$(3.6)	(c)		$3.5
Accounts receivable—affiliate:
From contracts with customers	68.2	75.8	—			75.8
Other receivables	0.1	0.1	—			0.1
Other current assets	7.4	7.7	—			7.7

Total current assets	79.2	90.7	(3.6)			87.1
Equity Investments	100.8	104.9	—			104.9
Property, plant and equipment, net	2,823.1	2,937.8	—			2,937.8
Long-term receivable—affiliate	—	1.2	—			1.2
Deferred income taxes	—	—	43.1	(d)		43.1
Other noncurrent assets	2.2	6.0	11.0	(e)		17.0

Total assets	$3,005.3	$3,140.6	$50.5			$3,191.1

Liabilities						—
Accounts payable—trade	$17.7	$22.8	$—			$22.8
Accounts payable—affiliate	47.6	44.5	—			44.5
Accrued liabilities	54.5	69.3	—			69.3
Current maturities of long-term debt	—	15.0	(15.0)	(f)		—
Other current liabilities	6.6	6.6	—			6.6

Total current liabilities	126.4	158.2	(15.0)			143.2
Long-term debt	11.0	1,136.6	591.0	(f)		1,727.6
Other noncurrent liabilities	10.9	14.6	—			14.6

Total liabilities	148.3	1,309.4	576.0			1,885.4
Partners’ capital
Common unitholders—public (17,062,655 units issued and outstanding at September 30, 2019)	354.2	—	—			—
Common unitholders—affiliate (10,282,654 units issued and outstanding at September 30, 2019)	37.5	—	—			—
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding at September 30, 2019)	99.2	—	—			—
General partner	15.5	—	—			—

Total historical partners’ capital	506.4	1,339.8	(1,339.8)	(a	)	—
Class A shares (17,960,655 shares issued and outstanding at September 30, 2019 on a pro forma basis)	—	—	157.5	(b	)	157.5
Class B shares (266,416,928 shares issued and outstanding at September 30, 2019 on a pro forma basis)	—	—	—	(b	)	—
Noncontrolling interest	2,350.6	490.8	(490.8)	(a	)	1,147.6
			1,147.6	(b	)
Accumulated other comprehensive income	—	0.6	—			0.6

Total partners’ capital	2,857.0	1,831.2	(525.5)			1,305.7

Total liabilities and partners’ capital	$3,005.3	$3,140.6	$50.5			$3,191.1

(1)	Presented for information purposes. See Note 1.
(2)	Pro forma adjustments were applied to Hess Infrastructure Partners’ historical financial statements. See Note 1.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2019
(in millions, except per-unit amounts)	Hess Midstream Partners LP(1)	Hess Infrastructure Partners LP(2)	Pro forma adjustments		Pro forma New HESM
Revenues and other income
Affiliate services	$542.1	$594.5	$—		$594.5
Other income	0.3	0.3	—		0.3

Total revenues and other income	542.4	594.8	—		594.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	142.0	184.1	—		184.1
Depreciation expense	101.1	105.0	—		105.0
General and administrative expenses	11.6	19.4	(3.7)	(g)	15.7

Total costs and expenses	254.7	308.5	(3.7)		304.8

Income from operations	287.7	286.3	3.7		290.0
Earnings from equity investments	0.5	0.5	—		0.5
Interest expense, net	1.6	44.2	31.8	(h)	76.0

Income before income taxes	286.6	242.6	(28.1)		214.5

Provision (benefit) for income taxes	—	—	3.3	(i)	3.3

Net income	286.6	242.6	(31.4)		211.2
Less: Net income attributable to net parent investment	—	0.4	(0.4)	(a)	—
Less: Net income attributable to noncontrolling interest	232.6	50.6	150.4	(j)	201.0

Net income attributable to the Partnership	54.0	191.6	(181.4)		10.2

Less: General partner’s interest in net income attributable to the Partnership	3.1	—	—		—

Limited partners’ interest in net income attributable to the Partnership	$50.9	$191.6	$(181.4)		$10.2

Net income per common unit/share:
Basic	$0.93				$0.57
Diluted	$0.93				$0.56
Weighted average number of units/shares outstanding:
Basic	54.6		(36.6)	(k)	18.0
Diluted	54.7		(36.6)	(k)	18.1

(1)	Presented for information purposes. See Note 1.
(2)	Pro forma adjustments were applied to Hess Infrastructure Partners’ historical financial statements. See Note 1.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2018
(in millions, except per-unit amounts)	Hess Midstream Partners LP(1)	Hess Infrastructure Partners LP(2)	Pro forma adjustments		Pro forma New HESM
Revenues and other income
Affiliate services	$661.7	$712.0	$—		$712.0
Other income	0.7	0.7	—		0.7

Total revenues and other income	662.4	712.7	—		712.7
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	154.3	193.5	—		193.5
Depreciation expense	123.0	126.9	—		126.9
General and administrative expenses	11.5	14.1	—		14.1

Total costs and expenses	288.8	334.5	—		334.5

Income from operations	373.6	378.2	—		378.2
Interest expense, net	1.3	53.3	42.2	(h)	95.5
Gain on sale of property, plant and equipment	—	0.6	—		0.6

Income before income taxes	372.3	325.5	(42.2)		283.3

Provision (benefit) for income taxes	—	—	4.4	(i)	4.4

Net income	372.3	325.5	(46.6)		278.9
Less: Net income attributable to net parent investment	—	6.6	(6.6)	(a)	—
Less: Net income attributable to noncontrolling interest	301.5	69.3	196.1	(j)	265.4

Net income attributable to the Partnership	70.8	249.6	(236.1)		13.5

Less: General partner’s interest in net income attributable to the Partnership	1.7	—	—		—

Limited partners’ interest in net income attributable to the Partnership	$69.1	$249.6	$(236.1)		$13.5

Net income per common unit/share:
Basic	$1.27				$0.75
Diluted	$1.27				$0.75
Weighted average number of units/shares outstanding:
Basic	54.6		(36.6)	(k)	18.0
Diluted	54.7		(36.6)	(k)	18.1

(1)	Presented for information purposes. See Note 1.
(2)	Pro forma adjustments were applied to Hess Infrastructure Partners’ historical financial statements. See Note 1.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2017
(in millions, except per-unit amounts)	Hess Midstream Partners LP(1)	Hess Infrastructure Partners LP(2)	Pro forma adjustments		Pro forma New HESM
Revenues and other income
Affiliate services	$565.6	$579.5	$—		$579.5
Other income	0.2	—	—		—

Total revenues and other income	565.8	579.5	—		579.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	158.4	186.0	—		186.0
Depreciation expense	113.1	116.5	—		116.5
General and administrative expenses	8.1	13.9	—		13.9

Total costs and expenses	279.6	316.4	—		316.4

Income from operations	286.2	263.1	—		263.1
Interest expense, net	1.4	25.8	75.5	(h)	101.3
Gain on sale of property, plant and equipment	—	4.7	—		4.7

Income before income taxes	284.8	242.0	(75.5)		166.5

Provision (benefit) for income taxes	—	—	4.0	(i)	4.0

Net income	284.8	242.0	(79.5)		162.5
Less: Net income attributable to net parent investment	68.2	(17.8)	17.8	(a)	—
Less: Net income attributable to noncontrolling interest	175.4	40.4	115.6	(j)	156.0

Net income attributable to the Partnership	41.2	219.4	(212.9)		6.5

Less: General partner’s interest in net income attributable to the Partnership	0.8	—	—		—

Limited partners’ interest in net income attributable to the Partnership	$40.4	$219.4	$(212.9)		$6.5

Net income per common unit/share:
Basic	$0.75				$0.36
Diluted	$0.75				$0.36
Weighted average number of units/shares outstanding:
Basic	53.8		(35.8)	(k)	18.0
Diluted	53.8		(35.8)	(k)	18.0

(1)	Presented for information purposes. See Note 1.
(2)	Pro forma adjustments were applied to Hess Infrastructure Partners’ historical financial statements. See Note 1.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NEW HESM

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2016
(in millions, except per-unit amounts)	Hess Midstream Partners LP(1)	Hess Infrastructure Partners LP(2)	Pro forma adjustments			Pro forma New HESM
Revenues and other income
Affiliate services	$509.8	$510.0	$—			$510.0
Other income	—	—	—			—

Total revenues and other income	509.8	510.0	—			510.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	193.4	219.8	—			219.8
Depreciation expense	99.7	105.8	—			105.8
Impairment loss	—	66.7	—			66.7
General and administrative expenses	10.4	17.4	—			17.4

Total costs and expenses	303.5	409.7	—			409.7

Income from operations	206.3	100.3	—			100.3
Interest expense, net	1.4	18.7	83.2	(h)		101.9

Income (loss) before income taxes	204.9	81.6	(83.2)			(1.6)

Provision (benefit) for income taxes	—	—	—	(i)		—

Net income (loss)	204.9	81.6	(83.2)			(1.6)
Less: Net income (loss) attributable to net parent investment	—	(40.3)	40.3	(a	)	—
Less: Net income (loss) attributable to noncontrolling interest	—	—	(1.5)	(j	)	(1.5)

Net income (loss) attributable to the Partnership	$204.9	$121.9	$(122.0)			$(0.1)

Net income (loss) per common unit/share:
Basic	*					$(0.01)
Diluted	*					$(0.01)
Weighted average number of units/shares outstanding:
Basic	*		18.0	(k)		18.0
Diluted	*		18.0	(k)		18.0

*	Hess Midstream Partners LP had no shares outstanding until its public offering in April 2017.
(1)	Presented for information purposes. See Note 1.
(2)	Pro forma adjustments were applied to Hess Infrastructure Partners’ historical financial statements. See Note 1.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NEW HESM

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared as if the Transactions had occurred on September 30, 2019 in the case of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2016 in the case of the unaudited pro forma condensed combined statements of operations. As discussed further in the notes to unaudited pro forma condensed combined financial statements, the Transactions include:

•

the formation of Hess Midstream GP LP and New HESM by Hess Infrastructure Partners GP LLC, which is owned 50/50 by affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners (“GIP”), each under the laws of the State of Delaware. New HESM elected to be treated as a corporation for federal income tax purposes effective on the day of formation;

•	the merger of HESM with and into Hess Midstream New Ventures II LLC, a wholly owned subsidiary of New HESM, with HESM surviving;

•

the issuance of one Class A share (economic and voting) of New HESM (“New HESM Class A Share”) to HESM’s public unitholders in exchange for each outstanding common unit of HESM (“HESM Common Unit”) held by such public unitholders immediately prior to the merger;

•	the issuance of 266,416,928 Class B shares (voting only) of New HESM (“New HESM Class B Shares”) to New HESM GP LP for consideration of $0.0001 per share, or $26,642 in total;

•

the contribution by affiliates of Hess and GIP of (i) the non-economic general partner interest in HIP and each of Hess’ and GIP’s 50% interests in HIP, which in turn owns (A) the 2% general partner interest in HESM, (B) the HESM IDRs, (C) 80% noncontrolling economic interests in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”), and (D) 100% economic interest in Hess Water Services, to HESM and (ii) 897,998 HESM Subordinated Units and two HESM Common Units to New HESM in exchange for 898,000 New HESM Class A Shares;

•

the contribution by affiliates of Hess and GIP of the limited partner interests in HIP to HESM in exchange for 229,752,618 HESM Common Units, with Hess and GIP receiving 114,876,309 HESM Common Units each;

•

the exchange of outstanding HIP’s and Hess Infrastructure Partners Finance Corporation’s $800.0 million 5.625% Senior Notes due 2026 for $800.0 million 5.625% senior notes issued by HESM, and the issuance of $500.0 million aggregate principal amount of new senior notes due 2027 by HESM;

•

the refinancing of HIP’s $200.0 million Term Loan A facility and $600.0 million of revolving credit facility and HESM’s $300.0 million of revolving credit facility with a new $400.0 million Term Loan A and $1.0 billion revolving credit facility;

•	the payment of cash consideration estimated to be approximately $548.6 million at September 30, 2019 from debt proceeds and cash on hand distributed 50% to each of Hess and GIP; and;

•	the delegation of control of HESM by MLP GP LP, as the general partner of HESM, to New HESM.

As a result of the above Transactions, New HESM will own an approximate 6.32% controlling economic interest in HESM and will consolidate HESM, which will qualify as a variable interest entity in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). New HESM will have no independent assets or operations, other than its controlling economic interest in HESM. Hess and GIP will each own an approximate 46.84% noncontrolling economic interest in HESM. HESM will also indirectly own 100% of the economic interest in all of the operating companies, including Gathering Opco, HTGP Opco, Logistics Opco, Hess Mentor Storage Holdings LLC and Hess Water Services.

NEW HESM

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Prior to the effect of the Transactions, HIP consolidated the activities of HESM, which qualified as a variable interest entity under U.S. GAAP, and there were no remaining intercompany balances between HIP and HESM after consolidation into HIP. Therefore, we applied pro forma adjustments to the historical consolidated financial statements of HIP, and the historical financial statements for HESM are presented for information purposes only. The Transactions are treated for accounting purposes as equity transactions among entities under common control and are recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the Transactions. There is no historical activity with respect to New HESM, and accordingly, no adjustments were required with respect to this entity in the unaudited pro forma condensed combined financial statements.

No effect was given to the conversion of phantom unit awards outstanding under HESM’s long-term incentive plan, which awards will each be converted into a phantom unit denominated in New HESM Class A Shares, with substantially the same terms and conditions (including with respect to vesting).

Note 2. Pro Forma Adjustments and Assumptions

The pro forma adjustments and assumptions are as follows:

(a)

Reflects the elimination of historical partners’ capital and noncontrolling interest and their reclassification to New HESM’s Class A shares, Class B shares and noncontrolling interest. Also reflects the elimination of historical net income attributable to net parent investment associated with Hess’ historical investment in Hess Water Services.

(b)	The table below summarizes the pro forma adjustments to total partners’ capital based on the expected ownership percentage in New HESM at the date of the Transactions.

(in millions)
Historical partners’ capital	$1,339.8
Historical noncontrolling interest	490.8
Recognition of deferred income tax	43.1
Distribution to Sponsors	(548.6)
Transaction costs(1)	(20.0)

Pro forma capitalization	$1,305.1

Allocation of pro forma capitalization:
Class A shares (17,960,655 shares issued and outstanding at September 30, 2019 on a pro forma combined basis)	$157.5
Class B shares (266,416,928 shares issued and outstanding at September 30, 2019 on a pro forma combined basis)	—
Noncontrolling interest	1,147.6

Pro forma capitalization	$1,305.1

(1)

Reflects estimated transaction costs directly attributable to the Transactions. The transaction costs include fees related to financial advisory, legal and other professional services, and other costs related to the Transactions.

NEW HESM

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(c)	Reflects the following adjustments to cash, assuming the transaction were to close on September 30, 2019:

(in millions)
Sources		Uses
Incurrence of new borrowings	$960.0	Payment of cash consideration from debt proceeds and cash on hand	$548.6
HIP’s cash on hand	3.6	Repayment of historical outstanding borrowings	355.0
		Transaction costs	20.0
		Debt origination fees	40.0

Total sources	$963.6	Total uses	$963.6

(d)

Reflects recognition of the estimated deferred tax asset as a result of New HESM electing to be a taxable entity. The deferred tax asset is primarily associated with the difference in the U.S. GAAP and tax carrying value of New HESM’s investment in HESM.

(e)

Reflects $11.0 million of origination fees associated with entering into a new $1.0 billion revolving credit facility in connection with the Transactions. We expect that $71.0 million of the revolving credit facility will be drawn at closing, including $60.0 million of new borrowings and $11.0 million of HESM revolver balance outstanding at September 30, 2019.

(f)	Reflects the issuance of $500.0 million senior notes by HESM and refinancing of the credit facilities as following:

(in millions)	Repayment of Historical Debt	Incurrence of New Debt	Net Pro Forma Adjustments
Exchanged notes	$(800.0)	$800.0	—
Fixed-rate senior notes	—	500.0	500.0
Term Loan A facility	(190.0)	400.0	210.0
Revolving credit facility	(165.0)	60.0	(105.0)
Less: origination fees	—	(29.0)	(29.0)

Total debt	$(1,155.0)	$1,731.0	$576.0

(g)	Reflects the elimination of nonrecurring transaction costs incurred during the nine-month period ended September 30, 2019, of $3.7 million that are directly related to the Transactions.

(h)	Reflects the adjustments to interest expense related to the refinanced credit facilities as discussed in footnote (f) and the removal of interest expenses related to our historical credit facilities:

(in millions)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
Interest expense(1)	$66.6	$88.8	$88.8	$88.8
Facility fees(2)	2.3	3.0	3.0	3.0
Amortization of debt origination fees	7.6	10.1	10.1	10.1

Pro forma interest expense	76.5	101.9	101.9	101.9
Less: historical interest expense	(44.7)	(59.7)	(26.4)	(18.7)

Pro forma interest expense adjustment	$31.8	$42.2	$75.5	$83.2

NEW HESM

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)

The interest rates on Term Loan A and revolving credit facilities assumed for purposes of preparing this pro forma financial information are 3.45% and 3.15%, respectively. These rates comprise the one-month LIBOR rate of 1.77% as of November 1, 2019, plus certain margins. A 1/8% increase in interest rates would result in a change in interest expense of approximately $0.3 million for the nine months ended September 30, 2019 and for each of the years in the three-year period ended December 31, 2018. The interest rate on $500 million senior notes assumed for purposes of preparing this pro forma financial information is 5.5%; however, the actual rate may differ from the pro forma rate.

(2)

Represents the 0.3% annual facility fees based on the terms of our revolving credit facility associated with the total capacity on our new 5-year, $1.0 billion revolving credit facility. We expect that $71.0 million of the revolving credit facility will be drawn at closing, including $60.0 million of new borrowings and $11.0 million of HESM revolver balance outstanding at September 30, 2019.

(i)

Reflects the impact of income taxes resulting from the Transactions based on the estimated effective rate reflecting blended federal and state statutory tax rate, but excluding income associated with noncontrolling interests which is not taxable to New HESM, of 2.4% for the years ended December 31, 2017 and 2016 and 1.6% for the year ended December 31, 2018 and the nine months ended September 30, 2019.

(j)	Reflects Hess’ and GIP’s 93.68% noncontrolling economic interest in HESM.

(k)

Reflects the issuance of 17,062,655 and 898,000 Class A shares of New HESM to public unitholders and New HESM GP LP, respectively, in exchange for HESM’s units outstanding prior to the Transactions. Units outstanding prior to the effect of the Transactions include 17,062,655 public units and 37,562,308 affiliate units. Shares outstanding subsequent to the effect of the Transactions include a total of 17,960,655 Class A shares. The calculation of the weighted average shares outstanding for basic and diluted net income per share assumes that these Class A shares were issued on January 1, 2016 and were outstanding for the entire period presented. The calculation of diluted net income per share includes historical weighted average phantom unit awards outstanding under HESM’s long-term incentive plan, which are assumed to be converted to Class A shares upon their vesting.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018(1)
(in millions)	(unaudited)
Assets
Cash and cash equivalents	$7.1	$109.3
Accounts receivable—affiliate:
From contracts with customers	75.8	67.3
Other receivables	0.1	0.5
Other current assets	7.7	3.3

Total current assets	90.7	180.4

Equity investments	104.9	67.3
Property, plant and equipment, net	2,937.8	2,735.3
Long-term receivable—affiliate	1.2	1.3
Other noncurrent assets	6.0	6.9

Total assets	$3,140.6	$2,991.2

Liabilities
Accounts payable—trade	$22.8	$18.6
Accounts payable—affiliate	44.5	15.8
Accrued liabilities	69.3	85.6
Current maturities of long-term debt	15.0	11.3
Other current liabilities	6.6	6.8

Total current liabilities	158.2	138.1

Long-term debt	1,136.6	969.8
Other noncurrent liabilities	14.6	7.2

Total liabilities	1,309.4	1,115.1

Partners’ capital—Hess Corporation	595.3	655.5
Partners’ capital—GIP	744.5	648.8
Noncontrolling interest	490.8	502.1
Accumulated other comprehensive income	0.6	1.2
Net parent investment	—	68.5

Total partners’ capital	1,831.2	1,876.1

Total liabilities and partners’ capital	$3,140.6	$2,991.2

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(1)	2019	2018(1)
(in millions)
Revenues
Affiliate services	$214.9	$183.6	$594.5	$526.2
Other income	—	0.2	0.3	0.6

Total revenues	214.9	183.8	594.8	526.8

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	71.9	50.2	184.1	137.9
Depreciation expense	36.0	31.5	105.0	93.5
General and administrative expenses	7.7	3.1	19.4	9.3

Total costs and expenses	115.6	84.8	308.5	240.7

Income from operations	99.3	99.0	286.3	286.1
Interest expense, net	12.4	12.9	44.2	40.1
Earnings from equity investments	0.5	—	0.5	—
Gain on sale of property, plant and equipment	—	—	—	0.6

Net income	87.4	86.1	242.6	246.6
Less: Net income attributable to net parent investment	—	2.4	0.4	5.9
Less: Net income attributable to noncontrolling interest	17.8	18.3	50.6	52.4

Net income attributable to Hess Infrastructure Partners LP	$69.6	$65.4	$191.6	$188.3

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018(1)	2019	2018(1)
(in millions)
Net income	$87.4	$86.1	$242.6	$246.6
Effect of hedge (gains) losses reclassifed to income	(0.2)	(0.1)	(0.6)	(0.2)

Total other comprehensive income (loss)	(0.2)	(0.1)	(0.6)	(0.2)

Comprehensive income	87.2	86.0	242.0	246.4
Less: Comprehensive income attributable to net parent investment	—	2.4	0.4	5.9
Less: Comprehensive income attributable to noncontrolling interest	17.8	18.3	50.6	52.4

Comprehensive income attributable to Hess Infrastructure Partners LP	$69.4	$65.3	$191.0	$188.1

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

	Hess Corporation	GIP	Non- Controlling Interest	Accumulated Other Comprehensive Income	Net Parent Investment(1)	Total(1)
(in millions)
Balance, December 31, 2018	$655.5	$648.8	$502.1	$1.2	$68.5	$1,876.1
Net income	31.7	31.6	17.1	—	0.4	80.8
Unit-based compensation	—	—	0.3	—	—	0.3
Other comprehensive income (loss)	—	—	—	(0.2)	—	(0.2)
Distributions to noncontrolling interest	—	—	(20.2)	—	—	(20.2)
Acquisition of Hess Water Services	(156.1)	—	—	—	(68.9)	(225.0)

Balance, March 31, 2019	$531.1	$680.4	$499.3	$1.0	$—	$1,711.8

Net income	29.4	29.3	15.7	—	—	74.4
Unit-based compensation	—	—	0.3	—	—	0.3
Other comprehensive income (loss)	—	—	—	(0.2)	—	(0.2)
Distributions to noncontrolling interest	—	—	(21.0)	—	—	(21.0)

Balance, June 30, 2019	$560.5	$709.7	$494.3	$0.8	$—	$1,765.3

Net income	34.8	34.8	17.8		—	87.4
Unit-based compensation	—	—	0.5	—	—	0.5
Other comprehensive income (loss)	—	—	—	(0.2)	—	(0.2)
Distributions to noncontrolling interest	—	—	(21.8)	—	—	(21.8)

Balance, September 30, 2019	$595.3	$744.5	$490.8	$0.6	$—	$1,831.2

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

(UNAUDITED)

	Hess Corporation	GIP	Non- Controlling Interest	Accumulated Other Comprehensive Income	Net Parent Investment(1)	Total(1)
(in millions)
Balance, December 31, 2017	$687.1	$689.6	$506.0	$1.6	$68.0	$1,952.3
Net income	29.7	29.8	16.7	—	1.5	77.7
Unit-based compensation	—	—	0.1	—	—	0.1
Distributions to noncontrolling interest	—	—	(17.5)	—		(17.5)
Other contributions from (distributions to) parent, net	—	—	—	—	(1.9)	(1.9)

Balance, March 31, 2018	$716.8	$719.4	$505.3	$1.6	$67.6	$2,010.7

Net income	31.7	31.7	17.4	—	2.0	82.8
Unit-based compensation	—	—	0.3	—	—	0.3
Other comprehensive income (loss)	—	—	—	(0.1)	—	(0.1)
Distributions to noncontrolling interest	—	—	(18.2)	—		(18.2)
Other contributions from (distributions to) parent, net	—	—	—	—	(0.3)	(0.3)

Balance, June 30, 2018	$748.5	$751.1	$504.8	$1.5	$69.3	$2,075.2

Net income	32.7	32.7	18.3	—	2.4	86.1
Unit-based compensation	—	—	0.3	—	—	0.3
Other comprehensive income (loss)	—	—	—	(0.1)	—	(0.1)
Distributions to noncontrolling interest	—	—	(19.0)	—		(19.0)
Other contributions from (distributions to) parent, net	—	—		—	(0.6)	(0.6)

Balance, September 30, 2018	$781.2	$783.8	$504.4	$1.4	$71.1	$2,142.0

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2019	2018(1)
(in millions)
Cash flows from operating activities
Net income	$242.6	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	105.0	93.5
(Gain) loss on sale of property, plant and equipment	—	(0.6)
(Gain) loss on interest rate swaps	(0.6)	(0.2)
Earnings from equity investments	(0.5)	—
(Increase) decrease in capitalized interest	(4.1)	—
Amortization of deferred financing costs	3.8	3.6
Unit-based compensation	1.1	0.7
Changes in assets and liabilities:
Accounts receivable—affiliate	(7.6)	(10.3)
Other current and noncurrent assets	(4.7)	(0.9)
Accounts payable—trade	3.7	—
Accounts payable—affiliate	(1.5)	(3.4)
Accrued liabilities	—	5.6
Other current and noncurrent liabilities	(2.8)	(2.2)

Net cash provided by (used in) operating activities	334.4	332.4

Cash flows from investing activities
Payments for equity investments	(33.0)	(67.3)
Acquisitions from Hess	(68.9)	—
Acquisitions from third parties, net of cash acquired	(89.2)	—
Proceeds from sale of property, plant and equipment	—	1.6
Additions to property, plant and equipment	(194.9)	(168.9)

Net cash provided by (used in) investing activities	(386.0)	(234.6)

Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	176.0	—
Repayments of bank borrowings—term loan	(7.5)	—
Capital distributions to Hess associated with acquisitions	(156.1)	—
Financing costs	—	(1.0)
Distributions to noncontrolling interest	(63.0)	(54.7)
Other contributions from (distributions to) partners	—	(2.8)

Net cash provided by (used in) financing activities	(50.6)	(58.5)

Net increase (decrease) in cash and cash equivalents	(102.2)	39.3
Cash and cash equivalents at beginning of period	109.3	355.7

Cash and cash equivalents at end of period	$7.1	$395.0

(1)	Prior period information has been retrospectively adjusted for the acquisition of Hess Water Services.

See accompanying notes to unaudited consolidated financial statements.

Prior period financial information has been retrospectively adjusted for the acquisition of Hess Water Services.

Note 1. Description of Business

Hess Infrastructure Partners LP (“HIP” or the “Partnership”) is a 50/50 joint venture between Hess Corporation (“Hess”) and GIP II Blue Holding Partnership, LP (“GIP”) formed to own, operate, develop and acquire a diverse set of midstream assets to provide fee-based services to Hess and third-party customers.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in its subsidiary, Hess Midstream Partners LP (“Hess Midstream Partners”), for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”) (collectively, the “Joint Interest Assets”) to Hess Midstream Partners.

On January 25, 2018, the Partnership entered into a 50/50 joint venture with Targa Resources Corp. (“Targa”) to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, the Partnership acquired Hess’s existing Bakken water services business (“Hess Water Services”). See Note 3, Acquisitions.

On March 22, 2019, the Partnership acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System. See Note 3, Acquisitions.

On October 4, 2019, Hess Midstream Partners announced a proposed transaction, including acquisition of the Partnership, incentive distribution rights simplification and conversion to an “Up-C” corporate structure. See Note 15, Subsequent Events.

Our assets and operations are organized into the following three segments: (1) gathering, (2) processing and storage and (3) terminaling and export (see Note 13, Segments).

The terms “we,” “our” and “us” as used in the footnotes refer collectively to HIP LP unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Note 2. Basis of Presentation

Presentation. The consolidated financial statements included in this report reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our consolidated financial position at September 30, 2019 and December 31, 2018, the consolidated results of operations for the three and nine months ended September 30, 2019 and 2018, and consolidated cash flows for the nine months ended September 30, 2019 and 2018. The unaudited results of operations for the interim periods reported are not necessarily indicative of the results to be expected for the full year.

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim reporting. Accordingly, certain notes or other financial information that are normally required by U.S. GAAP have been condensed or omitted from these interim consolidated financial statements. These statements, therefore, should be read in conjunction with the Partnership’s annual audited consolidated financial statements and related notes for the year ended December 31, 2018.

The acquisition of Hess Water Services from Hess was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of March 1, 2019 were retrospectively recast to include the financial results of Hess Water Services.

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our consolidated statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our consolidated statement of cash flows.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. Through September 30, 2019, we contributed $100.3 million of cash for our gross interest in LM4 and capitalized $4.1 million of interest expense associated with our investment in LM4. Difference in the basis of the investment and the underlying net asset value of the equity investee is amortized into net income over the remaining useful lives of the underlying assets. Earnings from equity investments represent our proportionate share of net income generated by the equity investee.

Net Parent Investment. In the accompanying consolidated financial statements, Net parent investment represents Hess’s historical investment in Hess Water Services, the accumulated net earnings through the date when we obtained control of Hess Water Services, and the net effect of transactions between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Water Services is included in Net parent investment.

Income Taxes. We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense. Each partner is subject to income taxes on its share of the Partnership’s earnings.

Summary of Significant Accounting Policies

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases, as a new Accounting Standards Codification (“ASC”) Topic, ASC 842. We adopted ASC 842 on January 1, 2019 using the modified retrospective method. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 were not affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. As a result, no cumulative effect adjustment to Partners’ capital was recognized.

Leases. We determine if an arrangement is a lease at inception. Operating lease right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease right-of-use asset includes any initial direct costs and excludes lease incentives received. The lease term used in measurement of our lease obligations may include periods covered by an option to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Partnership has elected not to recognize lease assets and lease liabilities for leases with a term of 12 months or less for all classes of underlying assets. Our lease agreements may include lease and non-lease components, which are generally accounted for separately.

As of September 30, 2019, we had $0.8 million of operating lease right-of-use assets included within other noncurrent assets on our consolidated balance sheet. Operating lease liabilities were $0.2 million and $0.6 million included within other current liabilities and other noncurrent liabilities, respectively, on our consolidated balance sheet. As of September 30, 2019, we did not have any finance leases.

Note 3. Acquisitions

Tioga System Acquisition

On March 22, 2019, the Partnership acquired 100% of the membership interest in Tioga Midstream Partners LLC from Summit Midstream Partners, LP that owns oil, gas, and water gathering assets (the “Tioga System Acquisition”). The transaction was accounted for as an asset acquisition. The Tioga System, located in Williams County in western North Dakota, is complementary to the Partnership’s infrastructure, and is currently delivering volumes into the Partnership’s gathering system.

The Partnership paid $89.2 million in cash at closing, net of cash acquired, and recognized a contingent liability for additional potential payments of $10 million in future periods subject to certain performance metrics. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility.

The acquired Tioga System is included in our gathering segment (see Note 13, Segments).

Hess Water Services Acquisition

On March 1, 2019, the Partnership acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, we acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	$(1.2)
Asset retirement obligations	$(0.7)

Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value. We recognized $156.1 million of consideration in excess of the book value of net assets acquired as a capital distribution to Hess.

Hess Water Services is included in our gathering segment (see Note 13, Segments).

Retrospective Adjusted Information Tables

The following tables present our financial position, results of operations and cash flows giving effect to the acquisition of Hess Water Services. The results of Hess Water Services prior to the effective date of the acquisition are included in “Hess Water Services” and the consolidated results are included in “Consolidated Results” within the tables below. Hess Water Services did not have any items of other comprehensive income during the periods presented.

Consolidated Balance Sheet

	December 31, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$109.3	$—	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.5	—	0.5
Other current assets	3.3	—	3.3

Total current assets	175.3	5.1	180.4

Equity Investments	67.3	—	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	1.3	—	1.3
Other noncurrent assets	6.9	—	6.9

Total assets	$2,914.9	$76.3	$2,991.2

Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	—	15.8
Accrued liabilities	81.8	3.8	85.6
Current maturities of long-term debt	11.3	—	11.3
Other current liabilities	6.8	—	6.8

Total current liabilities	131.0	7.1	138.1

Long-term debt	969.8	—	969.8
Other noncurrent liabilities	6.5	0.7	7.2

Total liabilities	1,107.3	7.8	1,115.1

Partners’ capital—Hess Corporation	655.5	—	655.5
Partners’ capital—GIP	648.8	—	648.8
Noncontrolling interest	502.1	—	502.1
Accumulated other comprehensive income	1.2	—	1.2
Net parent investment	—	68.5	68.5

Total partners’ capital	1,807.6	68.5	1,876.1

Total liabilities and partners’ capital	$2,914.9	$76.3	$2,991.2

(1)	As previously reported.
(2)	The financial position of Hess Water Services as of December 31, 2018.

Consolidated Statements of Operations

	Three Months Ended September 30, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$169.3	$14.3	$183.6
Other income	0.2	—	0.2

Total revenues and other income	169.5	14.3	183.8

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	39.4	10.8	50.2
Depreciation expense	30.6	0.9	31.5
General and administrative expenses	2.9	0.2	3.1

Total costs and expenses	72.9	11.9	84.8

Income from operations	96.6	2.4	99.0
Interest expense, net	12.9	—	12.9

Net income	83.7	2.4	86.1

Less: Net income (loss) attributable to net parent investment	—	2.4	2.4
Less: Net income attributable to noncontrolling interest	18.3	—	18.3

Net income attributable to Hess Infrastructure Partners LP	$65.4	$—	$65.4

(1)	As previously reported.
(2)	Results of Hess Water Services for the three months ended September 30, 2018.

	Nine Months Ended September 30, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$490.6	$35.6	$526.2
Other income	0.6	—	0.6

Total revenues and other income	491.2	35.6	526.8

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	111.1	26.8	137.9
Depreciation expense	90.8	2.7	93.5
General and administrative expenses	9.1	0.2	9.3

Total costs and expenses	211.0	29.7	240.7

Income from operations	280.2	5.9	286.1
Interest expense, net	40.1	—	40.1
Gain on sale of property, plant and equipment	0.6	—	0.6

Net income	240.7	5.9	246.6

Less: Net income (loss) attributable to net parent investment	—	5.9	5.9
Less: Net income attributable to noncontrolling interest	52.4	—	52.4

Net income attributable to Hess Infrastructure Partners LP	$188.3	$—	$188.3

(1)	As previously reported.
(2)	Results of Hess Water Services for the nine months ended September 30, 2018.

Consolidated Statement of Cash Flows

	Nine Months Ended September 30, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$240.7	$5.9	$246.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	90.8	2.7	93.5
(Gain) loss on sale of property, plant and equipment	(0.6)	—	(0.6)
(Gain) loss on interest rate swaps	(0.2)	—	(0.2)
Amortization of deferred financing costs	3.6	—	3.6
Unit-based compensation	0.7	—	0.7
Changes in assets and liabilities:		—
Accounts receivable—affiliate	(6.7)	(3.6)	(10.3)
Other current and noncurrent assets	(1.0)	0.1	(0.9)
Accounts payable—trade	0.3	(0.3)	—
Accounts payable—affiliate	(3.4)	—	(3.4)
Accrued liabilities	3.0	2.6	5.6
Other current and noncurrent liabilities	(2.7)	0.5	(2.2)

Net cash provided by (used in) operating activities	324.5	7.9	332.4

Cash flows from investing activities
Payments for equity investments	(67.3)	—	(67.3)
Proceeds from sale of property, plant and equipment	1.6	—	1.6
Additions to property, plant and equipment	(163.9)	(5.0)	(168.9)

Net cash provided by (used in) investing activities	(229.6)	(5.0)	(234.6)

Cash flows from financing activities
Financing costs	(1.0)	—	(1.0)
Distributions to noncontrolling interest	(54.6)	—	(54.7)
Other contributions from (distributions to) partners	—	(2.8)	(2.8)

Net cash provided by (used in) financing activities	(55.6)	(2.8)	(58.5)

Net increase (decrease) in cash and cash equivalents	39.3	—	39.3
Cash and cash equivalents at beginning of period	355.7	—	355.7

Cash and cash equivalents at end of period	$395.0	$—	$395.0

(1)	As previously reported.
(2)	Cash flows of Hess Water Services for the nine months ended September 30, 2018.

Note 4. Hess Midstream Partners LP

We consolidate the activities of Hess Midstream Partners, which is qualified as a variable interest entity (“VIE”) under U.S. GAAP. We have concluded that we are the primary beneficiary of the VIE, as defined in the accounting standards, since we have power, through our 100% ownership of Hess Midstream Partners’ general partner, to direct those activities that most significantly impact the economic performance of Hess Midstream Partners. The conclusion was based on a qualitative analysis that considered the governance structure, the voting rights established between the members which provide us the ability to control the operations of Hess Midstream Partners, and the absence of substantive kick-out rights or substantive participating rights of limited partners over the general partner.

Hess Midstream Partners has a $300 million senior secured syndicated revolving credit facility, which became available for utilization at completion of the IPO (see Note 8, Debt and Interest Expense). Outstanding borrowings under this credit facility are non-recourse to HIP LP.

Note 5. Related Party Transactions

Commercial Agreements

Effective January 1, 2014, we entered into (i) gas gathering, (ii) crude oil gathering, (iii) gas processing and fractionation, (iv) storage services, and (v) terminal and export services fee-based commercial agreements with certain subsidiaries of Hess. Effective January 1, 2019, in connection with the Hess Water Services Acquisition, we entered into long-term fee-based water services agreements with certain subsidiaries of Hess. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and produced water disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606, Revenue from Contracts with Customers. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled.

In September 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess pays us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed (or to be processed) at LM4 and TGP. Except for the water services agreements and except for a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10-year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10-year term (“Secondary Term”). Initial Term for the water services agreements is 14 years and the Secondary Term is 10 years. The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, incorporates the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the three and nine months ended September 30, 2019 and 2018, approximately 100% of our revenues were attributable to our fee-based commercial agreements with Hess, including revenues from third-party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third-party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the three and nine months ended September 30, 2019, we earned $3.0 million and $6.5 million, respectively of minimum volume shortfall fee payments, compared with $11.5 million and $40.9 million for the three and nine months ended September 30, 2018, respectively. In addition, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $12.0 million and $24.1 million, respectively of reimbursements from Hess related to third-party rail transportation costs, compared with $4.5 million and $12.1 million for the three and nine months ended September 30, 2018, respectively. Furthermore, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $14.5 million and $40.2 million, respectively of reimbursements from Hess related to third-party produced water trucking and disposal costs, compared with $10.5 million and $25.9 million, for the three and nine months ended September 30, 2018, respectively. Finally, during the three and nine months ended September 30, 2019, we recognized, as part of affiliate revenues, $8.3 million and $23.2 million, respectively of reimbursements from Hess related to electricity fees, compared with $6.7 million and $20.1 million, for the three and nine months ended September 30, 2018, respectively. The related third-party rail transportation, produced water trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying unaudited consolidated statements of operations.

Revenue from contracts with customers on a disaggregated basis was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Oil and gas gathering services	$86.4	$82.6	$245.6	$243.0
Water gathering and disposal services	19.5	14.3	52.4	35.6
Processing and storage services	74.0	65.2	207.8	186.4
Terminaling and export services	35.0	21.5	88.7	61.2

Total revenues from contracts with customers	214.9	183.6	594.5	526.2

Other income	—	0.2	0.3	0.6

Total revenues	$214.9	$183.8	$594.8	$526.8

Omnibus and Employee Secondment Agreements

Under our omnibus and employee secondment agreements, Hess provides substantial operational and administrative services to us in support of our assets and operations. For the three and nine months ended September 30, 2019 and 2018, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Operating and maintenance expenses	$13.4	$12.4	$36.3	$35.5
General and administrative expenses	3.7	1.9	10.5	5.1

Total	$17.1	$14.3	$46.8	$40.6

LM4 Agreements

Separately from our commercial agreements with Hess, effective January 24, 2018, we entered into a gas processing agreement with LM4 under which we deliver natural gas to LM4, and LM4 processes and redelivers certain volumes of residue gas and NGLs resulting from such processing services. The agreement has a 16-year initial term, after which it is automatically renewed for subsequent one-year terms unless terminated by either party. Under this agreement, we pay a processing fee per Mcf of natural gas and reimburse LM4 for our proportionate share of electricity costs. We are entitled to 50% of the available processing capacity of the LM4 gas processing plant. Should Targa not use all of the remaining processing capacity at the plant on any day, such unutilized portion of the available capacity will be available for our use. Regardless of the actual portion of the plant available capacity utilized by each joint venture member during a given period, under the LM4 amended and restated limited liability company agreement, profits and losses of the LM4 joint venture are allocated 50/50 between Targa and us. LM4 was placed in service in the third quarter of 2019.

During the three months ended September 30, 2019, we incurred $0.9 million of expenses under the LM4 gas processing agreement, which are included in Operating and maintenance expenses in the accompanying consolidated statements of operations. In addition, during the three months ended September 30, 2019, we recognized $0.5 million of earnings from equity investments, as presented in our accompanying consolidated statements of operations.

Note 6. Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	September 30, 2019	December 31, 2018
Gathering assets
Pipelines	22 years	$1,293.4	$1,098.1
Compressors, pumping stations, and terminals	22 to 25 years	656.1	558.9
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	188.2	185.5
Logistics facilities and railcars	20 to 25 years	385.5	385.8
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.2	11.4
Construction-in-progress	N/A	171.0	158.5

Total property, plant and equipment		3,795.4	3,488.2
Accumulated depreciation		(857.6)	(752.9)

Property, plant and equipment, net		$2,937.8	$2,735.3

Note 7. Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	September 30, 2019	December 31, 2018
Accrued capital expenditures	$36.1	$52.4
Accrued interest	5.7	16.9
Other accruals	27.5	16.3

Total	$69.3	$85.6

Note 8. Debt and Interest Expense

Fixed-Rate Senior Notes

In November 2017, we issued $800.0 million of 5.625% fixed-rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of the Partnership, serves as co-issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi-annually on February 15 and August 15. The Partnership used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At September 30, 2019, the Partnership had $800.0 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600.0 million 5-year revolving credit facility and a drawn $200.0 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund the Partnership’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of the Partnership’s wholly owned subsidiaries and secured by first-priority perfected liens on substantially all of the Partnership’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At September 30, 2019, borrowings of $165.0 million were outstanding under the Partnership’s revolving credit facility, and borrowings of $190.0 million, excluding deferred issuance costs, were outstanding under the Partnership’s Term Loan A facility.

Borrowings under the five-year Term Loan A facility generally bear interest at the London Interbank Offered Rate “LIBOR” plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five-year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If we obtain an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require the Partnership to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of September 30, 2019, we were in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four-year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit agreement). If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of September 30, 2019, we were in compliance with all covenants. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly-owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. At September 30, 2019, borrowings of $11.0 million were outstanding under this facility.

On October 4, 2019, Hess Midstream Partners announced that, in conjunction with the proposed transaction, including acquisition of the Partnership, incentive distribution rights simplification and conversion into an “Up-C” corporate structure, our credit facilities will be retired, and Hess Midstream Partners will assume approximately $800 million of outstanding Hess Infrastructure Partners notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued Hess Midstream Partners senior notes. In addition, Hess Midstream Partners expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction. See Note 15, Subsequent Events.

Fair Value Measurement

The carrying value of the amounts under the revolving credit facilities and the Term Loan A facility at September 30, 2019 and 2018 approximated their fair value. At September 30, 2019, outstanding amounts under the fixed-rate senior notes with a carrying value of $788.4 million had a fair value of approximately $836.9 million, based on Level 2 inputs in the fair value measurement hierarchy.

Note 9. Cash Distributions

The following table details the distributions declared and/or paid for the periods presented. Hess Midstream Partners’ distributions are paid in the quarter following the end of each respective quarterly period.

(in millions) Type of Distributions	Period	Distributions to Hess Corporation	Distributions to GIP	Distributions to Noncontrolling Interest	Total Distributions
Hess Midstream Partners Quarterly Distributions	First Quarter 2018	$—	$—	$18.2	$18.2
Hess Midstream Partners Quarterly Distributions	Second Quarter 2018	$—	$—	$18.8	$18.8
Hess Midstream Partners Quarterly Distributions	Third Quarter 2018	$—	$—	$19.5	$19.5
HIP LP Distributions	Fourth Quarter 2018	$160.0	$162.0	$—	$322.0
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2018	$—	$—	$20.2	$20.2
Hess Midstream Partners Quarterly Distributions	First Quarter 2019	$—	$—	$21.0	$21.0
Hess Midstream Partners Quarterly Distributions	Second Quarter 2019	$—	$—	$21.7	$21.7
Hess Midstream Partners Quarterly Distributions	Third Quarter 2019(1)	$—	$—	$22.5	$22.5

(1)	For more information, see Note 15, Subsequent Events.

Note 10. Unit-Based Compensation

In 2017, Hess Midstream Partners adopted the Hess Midstream Partners LP 2017 Long-Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of Hess Midstream Partners’ general partner or its affiliates, and any individuals who perform services for Hess Midstream Partners. The LTIP provides Hess Midstream Partners with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

Under the LTIP, Hess Midstream Partners granted awards of phantom units with distribution equivalent rights to certain officers, employees and directors. These phantom units and distribution equivalent rights vest ratably over a three-year period for officers and employees, and vest after one year for directors. Cash distributions on the phantom units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of Hess Midstream Partners’ common units on the grant date.

Unit-based award activity for the nine months ended September 30, 2019 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2018	114,237	$21.06
Granted	74,528	22.76
Forfeited	(290)	23.00
Vested	(48,278)	21.15

Outstanding and unvested units at September 30, 2019	140,197	$21.93

As of September 30, 2019, $2.2 million of compensation cost related to unvested phantom units awarded under the LTIP remains to be recognized over an expected weighted-average period of 1.9 years.

Note 11. Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the three and nine months ended September 30, 2019 and 2018.

Note 12. Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of September 30, 2019, our reserves for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities were $0.1 million and $2.8 million, respectively, compared with $0.6 million and $2.0 million, respectively, as of December 31, 2018.

Legal Proceedings

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

As of September 30, 2019 and December 31, 2018, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Lease Obligations

From time to time, we enter into certain lease contracts in connection with ongoing business activities. As of September 30, 2019, we have future minimum lease payments of $0.2 million for the year ended December 31, 2019 and $0.6 million of minimum lease payments for the years thereafter.

Note 13. Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as net income (loss) before net interest expense, income tax (benefit), depreciation and amortization and our proportional share of depreciation of our equity affiliates, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non-cash, non-recurring items, if applicable.

The following tables reflect certain financial data for each reportable segment:

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Three Months Ended September 30, 2019
Revenues and other income	$105.9	$74.0	$35.0	$—	$214.9
Net income (loss)	46.5	42.8	14.3	(16.2)	87.4
Net income (loss) attributable to Hess Infrastructure Partners LP	37.6	34.2	11.5	(13.7)	69.6
Depreciation expense	20.8	11.2	4.0	—	36.0
Proportional share of equity affiliates’ depreciation	—	0.5	—	—	0.5
Interest expense, net	—	—	—	12.4	12.4
Adjusted EBITDA	67.3	54.5	18.3	(3.8)	136.3
Capital expenditures	96.7	15.0	0.4	—	112.1

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Three Months Ended September 30, 2018
Revenues and other income	$96.9	$65.2	$21.7	$—	$183.8
Net income (loss)	52.3	39.6	8.3	(14.1)	86.1
Net income (loss) attributable to Hess Infrastructure Partners LP	40.1	31.7	6.7	(13.1)	65.4
Depreciation expense	16.5	11.0	4.0	—	31.5
Interest expense, net	—	—	—	12.9	12.9
Adjusted EBITDA	68.8	50.6	12.3	(1.2)	130.5
Capital expenditures	81.8	0.5	1.1	—	83.4

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Nine Months Ended September 30, 2019
Revenues and other income	$298.0	$208.0	$88.8	$—	$594.8
Net income (loss)	132.5	124.2	38.8	(52.9)	242.6
Net income (loss) attributable to Hess Infrastructure Partners LP	106.8	99.3	31.2	(45.7)	191.6
Depreciation expense	59.5	33.5	12.0	—	105.0
Proportional share of equity affiliates’ depreciation	—	0.5	—	—	0.5
Interest expense, net	—	—	—	44.2	44.2
Adjusted EBITDA	192.0	158.2	50.8	(8.7)	392.3
Capital expenditures	284.2	23.7	0.1	—	308.0

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Nine Months Ended September 30, 2018
Revenues and other income	$278.6	$186.4	$61.8	$—	$526.8
Net income (loss)	154.5	111.0	24.8	(43.7)	246.6
Net income (loss) attributable to Hess Infrastructure Partners LP	119.5	88.6	20.0	(39.8)	188.3
Depreciation expense	48.9	32.8	11.8	—	93.5
Interest expense, net	—	—	—	40.1	40.1
Gain on sale of property, plant and equipment	—	—	—	0.6	0.6
Adjusted EBITDA	203.4	143.8	36.6	(4.2)	379.6
Capital expenditures	193.2	7.9	3.3	—	204.4

Total assets for the reportable segments are as follows:

	September 30, 2019	December 31, 2018
(in millions)
Gathering	$1,771.8	$1,544.0
Processing and Storage	1,037.9	1,008.6
Terminaling and Export	312.9	320.2
Interest and Other	18.0	118.4

Total assets	$3,140.6	$2,991.2

Note 14. Income Taxes

We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense. Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1, 2019 Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized. All of the income before income taxes for the periods presented was earned in the United States.

Hess Water Services is in a three-year cumulative loss at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As such, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services, which results in a 0% effective tax rate and zero net deferred tax assets presented on the balance sheet.

Note 15. Subsequent Events

We have evaluated subsequent events through November 8, 2019, the date the accompanying consolidated financial statements were available to be issued, and determined the following subsequent events:

On October 24, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.4112 per common and subordinated unit for the quarter ended September 30, 2019, an increase of 15% compared with the quarter ended September 30, 2018. The distribution will be payable on November 13, 2019, to unitholders of record as of the close of business on November 4, 2019.

On October 4, 2019, Hess Midstream Partners announced execution of a definitive agreement to acquire the Partnership, including our 80% interest in the Joint Interest Assets, 100% interest in the water services business and outstanding economic general partner interest and incentive distribution rights in Hess Midstream Partners. As consideration for the contribution of Hess and GIP’s ownership interests in the Partnership, Hess Midstream Partners will assume approximately $1.15 billion of our existing debt, will issue approximately 230 million limited partner units in Hess Midstream Partners and pay a cash consideration of approximately $550 million to Hess and GIP collectively.

Under the proposed transaction, Hess Midstream Partners’ organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, Hess Midstream Partners will own 100% of the underlying assets and be consolidated under Hess Midstream LP. Hess Midstream Partners’ existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each Hess Midstream Partners common unit they own. Hess and GIP’s ownership will be primarily through class B units of Hess Midstream Partners that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under the Partnership’s credit facilities will be retired and Hess Midstream Partners will assume approximately $800 million of the Partnership’s outstanding notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued Hess Midstream Partners senior notes. On October 4, 2019, Hess Midstream Partners announced that it has commenced the offer to exchange the Partnership’s notes for new notes to be issued by Hess Midstream Partners and, on October 21, 2019, Hess Midstream Partners announced that 99.32% of the aggregate principal amount of the Partnership’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer as of the early tender date. Hess Midstream Partners expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, Hess Midstream Partners expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by Hess Midstream Partners’ Board and by a conflicts committee of Hess Midstream Partners’ Board comprised of independent directors. The transaction is expected to close in the fourth quarter of 2019, subject to customary closing conditions and receipt of regulatory approvals. The transaction is expected to be treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. Furthermore, following the closing of the transaction, historical financial statements of Hess Midstream Partners will be retrospectively recast to include the historical results of the Partnership.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

Hess Infrastructure Partners LP

We have audited the accompanying consolidated financial statements of Hess Infrastructure Partners LP (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hess Infrastructure Partners LP at December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, TX

October 4, 2019

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED BALANCE SHEETS

	December 31, 2018(1)	December 31, 2017(1)
(in millions)
Assets
Cash and cash equivalents	$109.3	$355.7
Accounts receivable—affiliate:
From contracts with customers	67.3	61.4
Other receivables	0.5	0.1
Other current assets	3.3	6.0

Total current assets	180.4	423.2

Equity Investments	67.3	—
Property, plant and equipment, net	2,735.3	2,588.6
Long-term receivable—affiliate	1.3	1.5
Other noncurrent assets	6.9	9.1

Total assets	$2,991.2	$3,022.4

Liabilities
Accounts payable—trade	$18.6	$14.6
Accounts payable—affiliate	15.8	22.2
Accrued liabilities	85.6	40.3
Current maturities of long-term debt	11.3	2.5
Other current liabilities	6.8	7.0

Total current liabilities	138.1	86.6

Long-term debt	969.8	977.9
Other noncurrent liabilities	7.2	5.6

Total liabilities	1,115.1	1,070.1

Partners’ capital—Hess Corporation	655.5	687.1
Partners’ capital—GIP	648.8	689.6
Noncontrolling interest	502.1	506.0
Accumulated other comprehensive income	1.2	1.6
Net parent investment	68.5	68.0

Total partners’ capital	1,876.1	1,952.3

Total liabilities and partners’ capital	$2,991.2	$3,022.4

(1)	The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018(1)	2017(1)	2016(1)
(in millions)
Revenues and other income
Affiliate services	$712.0	$579.5	$510.0
Other income	0.7	—	—

Total revenues and other income	712.7	579.5	510.0

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	193.5	186.0	219.8
Depreciation expense	126.9	116.5	105.8
Impairment loss	—	—	66.7
General and administrative expenses	14.1	13.9	17.4

Total costs and expenses	334.5	316.4	409.7

Income from operations	378.2	263.1	100.3
Interest expense, net	53.3	25.8	18.7
Gain on sale of property, plant and equipment	0.6	4.7	—

Net income	325.5	242.0	81.6

Less: Net income (loss) attributable to net parent investment	6.6	(17.8)	(40.3)
Less: Net income attributable to noncontrolling interest	69.3	40.4	—

Net income attributable to Hess Infrastructure Partners LP	$249.6	$219.4	$121.9

(1)	The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018(1)	2017(1)	2016(1)
(in millions)
Net income	$325.5	$242.0	$81.6
Other comprehensive income
Changes in fair value of cash flow hedges	—	3.3	—
Effect of hedge (gains) losses reclassified to income	(0.4)	(1.7)	—

Total other comprehensive income	(0.4)	1.6	—

Comprehensive income	325.1	243.6	81.6
Less: Comprehensive income (loss) attributable to net parent Investment	6.6	(17.8)	(40.3)
Less: Comprehensive income attributable to noncontrolling interest	69.3	40.4	—

Comprehensive income attributable to Hess Infrastructure Partners LP	$249.2	$221.0	$121.9

(1)	The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	Hess Corporation	GIP	Non- Controlling Interest	Accumulated Other Comprehensive Income	Net Parent Investment(1)	Total(1)
(in millions)
Balance, December 31, 2015	$787.7	$787.7	$—	$—	60.9	$1,636.3
Net income (loss)	67.6	54.3	—	—	(40.3)	81.6
Contributions from partners	50.3	50.4	—	—	—	100.7
Distributions to partners	(26.1)	(22.9)	—	—	—	(49.0)
Other contributions (distributions)	—	—	—	—	40.3	40.3

Balance, December 31, 2016	$879.5	$869.5	$—	$—	$60.9	$1,809.9

Contribution of net assets to Hess Midstream Partners LP	(245.9)	(245.9)	491.8	—	—	—
Proceeds from issuance of Hess Midstream Partners LP units	—	—	365.5	—	—	365.5
Distributions of proceeds from Hess Midstream Partners LP IPO	—	—	(349.5)	—	—	(349.5)
Hess Midstream Partners LP offering costs	—	—	(10.7)	—	—	(10.7)
Net income (loss)	105.5	113.9	40.4	—	(17.8)	242.0
Other comprehensive income (loss)	—	—	—	1.6	—	1.6
Unit-based compensation	—	—	0.2	—	—	0.2
Distributions to partners and noncontrolling interest	(52.1)	(47.9)	(31.7)	—	—	(131.7)
Other contributions (distributions)	0.1	—	—	—	24.9	25.0

Balance, December 31, 2017	$687.1	$689.6	$506.0	$1.6	$68.0	$1,952.3

Net income (loss)	128.4	121.2	69.3	—	6.6	325.5
Other comprehensive income (loss)	—	—	—	(0.4)	—	(0.4)
Unit-based compensation			0.9		—	0.9
Distributions to partners and noncontrolling interest	(160.0)	(162.0)	(74.1)	—	—	(396.1)
Other contributions (distributions)	—	—	—	—	(6.1)	(6.1)

Balance, December 31, 2018	$655.5	$648.8	$502.1	$1.2	$68.5	$1,876.1

(1)	The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

HESS INFRASTRUCTURE PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018(1)	2017(1)	2016(1)
(in millions)
Cash flows from operating activities
Net income	$325.5	$242.0	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	126.9	116.5	105.8
Impairment	—	—	66.7
(Gain) loss on sale of property, plant and equipment	(0.6)	(4.7)	—
(Gain) loss on interest rate swaps	(0.4)	(1.7)	—
Amortization of deferred financing costs	5.0	3.8	3.4
Unit-based compensation	0.9	0.2	—
Changes in assets and liabilities:
Accounts receivable—affiliate	(6.3)	(16.9)	3.4
Other current and noncurrent assets	1.9	1.2	1.7
Accounts payable—trade	4.0	(16.7)	(10.5)
Accounts payable—affiliate	(6.4)	7.5	(3.8)
Accrued liabilities	17.3	3.2	2.7
Other current and noncurrent liabilities	(0.9)	2.1	(3.5)

Net cash provided by (used in) operating activities	466.9	336.5	247.5

Cash flows from investing activities
Payments for equity investments	(67.3)	—	—
Proceeds from sale of property, plant and equipment	1.6	12.8	—
Additions to property, plant and equipment	(241.9)	(144.2)	(268.6)

Net cash provided by (used in) investing activities	(307.6)	(131.4)	(268.6)

Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	—	(153.0)	43.0
Repayments of bank borrowings—term loan	(2.5)	(385.0)	(15.0)
Proceeds from issuance of fixed-rate senior notes	—	800.0	—
Financing costs	(1.0)	(22.9)	—
Proceeds from issuance of common units of Hess Midstream Partners LP, net of underwriters’ discounts	—	365.5	—
Cash offering costs	—	(2.1)	—
Distributions to partners	(322.0)	(100.0)	(49.0)
Distributions to noncontrolling interest	(74.1)	(381.2)	—
Other contributions from (distributions to) partners	(6.1)	27.6	40.5

Net cash provided by (used in) financing activities	(405.7)	148.9	19.5

Net increase (decrease) in cash and cash equivalents	(246.4)	354.0	(1.6)
Cash and cash equivalents at beginning of period	355.7	1.7	3.3

Cash and cash equivalents at end of period	$109.3	$355.7	$1.7

Supplemental disclosures of non-cash investing and financing activities:
(Increase) decrease in accrued capital expenditures	(29.4)	25.9	(4.2)
Removal of historical capitalized offering costs	—	8.6	—
Contribution of property, plant and equipment	—	—	97.0
Other non-cash contributions from (distributions to) partners	—	—	3.5

(1)	The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

See accompanying notes to consolidated financial statements.

The financial information presented has been retrospectively adjusted for acquisitions of businesses under common control. See Note 1.

Note 1. Description of Business

Description of Business. Hess Infrastructure Partners LP (“HIP LP” or the “Partnership”) is a 50/50 joint venture between Hess Corporation (“Hess”) and GIP II Blue Holding Partnership, LP (“GIP”) formed to own, operate, develop and acquire a diverse set of midstream assets to provide fee-based services to Hess and third-party customers. The partnership was initially formed by Hess on May 21, 2015, as a Delaware limited partnership.

Initial Public Offering of Hess Midstream Partners LP. On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, representing 30.5% limited partner interests in its subsidiary, Hess Midstream Partners LP (“Hess Midstream Partners”), for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP LP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”), (collectively, the “Contributed Businesses”) to Hess Midstream Partners. In exchange for the Contributed Businesses, Hess Infrastructure Partners received:

•	10,282,654 common units and 27,279,654 subordinated units, representing an aggregate 67.5% limited partner interest in the Partnership;

•	All of the Partnership’s incentive distribution rights;

•	A 2% general partner interest in the Partnership, and

•	An aggregate cash distribution of approximately $350.6 million.

Hess Infrastructure Partners subsequently distributed all of the common units, subordinated units and $349.5 million of cash proceeds to Hess and GIP.

LM4 Joint Venture. On January 25, 2018, the Partnership entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). The Partnership’s 50% interest in the joint venture is held through HTGP Opco, in which Hess Midstream Partners owns a 20% controlling economic interest and HIP LP owns the remaining 80% economic interest. In July 2019, the operator, Targa Resources Corp., completed construction of LM4 and introduced first gas into the plant.

On March 1, 2019, the Partnership acquired Hess’s existing Bakken water services business (“Hess Water Services”). The acquisition of Hess Water Services from Hess was accounted for as an acquisition of a business under common control. Accordingly, our consolidated financial statements prior to the acquisition date of March 1, 2019 were retrospectively recast to include the financial results of Hess Water Services. See Note 3, Acquisitions.

Our assets and operations are organized into the following three segments: (1) gathering, (2) processing and storage and (3) terminaling and export (see Note 14, Segments).

The terms “we,” “our” and “us” as used in the footnotes refer collectively to HIP LP unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Note 2. Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation. The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries on a consolidated basis. We consolidate the accounts of entities over which we have a controlling financial interest through our ownership of the general partner or the majority voting interests of the entity. All intercompany transactions and balances within the Partnership have been eliminated.

Use of Estimates. We prepare our consolidated financial statements in conformity with the U.S. generally accepted accounting principles (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our consolidated statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our consolidated statement of cash flows.

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less when acquired.

Accounts Receivable. We record affiliate accounts receivable upon performance of services to affiliated companies. Generally, we receive payments from affiliated companies on a monthly basis, shortly after performance of services. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2018 and 2017.

Property, Plant and Equipment. Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

Capitalization of Interest. Interest charges from borrowings are capitalized on material projects using the weighted average cost of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is depreciated over the useful lives of the assets in the same manner as the depreciation of the underlying assets.

Impairment of Long-Lived Assets. We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between the fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. See Note 7, Impairment.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. As of December 31, 2018, we contributed $67.3 million of cash for our gross interest in LM4. We do not have a basis difference between the amount at which the investment is carried and the amount of underlying equity in net assets of the investee.

Deferred Financing Costs. We capitalize debt issuance costs and fees incurred related to the procurement of our fixed-rate senior notes and other credit facilities. We amortize such costs as additional interest expense over the lives of our credit agreements using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs related to our revolving credit facility are presented in Other noncurrent assets (2018—$6.9 million, 2017—$9.1 million) and unamortized deferred financing costs related to our fixed-rate senior notes and our term loan are presented as a direct reduction to the Long-term debt (2018—$16.5 million, 2017—$19.6 million) in the accompanying consolidated balance sheets.

Asset Retirement Obligations. We record legal obligations to remove and dismantle long-lived assets. We recognize a liability for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred if the liability can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. Accretion expense is included in Depreciation expense in the consolidated statement of operations. We have not incurred significant asset retirement obligations.

Net Parent Investment. In the accompanying consolidated balance sheets, Net parent investment represents Hess’s historical investment in Hess Water Services, the accumulated net earnings through the date when we obtained control of Hess Water Services, and the net effect of transactions between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Water Services is included in Net parent investment.

Revenue Recognition—Contracts with Customers. We earn substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs, gathering and disposing produced water, and storing and terminaling propane. We do not own or take title to the volumes that we handle. Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee-based commercial agreements with certain subsidiaries of Hess. In 2018 and partial year 2017, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement.

Our responsibilities to provide each of the above services for each year under each of the commercial agreements are considered separate, distinct performance obligations. We recognize revenues for each performance obligation under our commercial agreements over-time as services are rendered using the output method, measured using the amount of volumes serviced during the period. The minimum volume commitments are subject to fluctuation based on nominations covering substantially all of Hess’s production and projected third-party volumes that will be purchased in the Bakken. As the minimum volume commitments are subject to fluctuation, and these commercial agreements contain fee inflation escalators and fee recalculation mechanisms, substantially all of the transaction price, as this term is defined in ASC 606, is variable at inception of each of the commercial agreements. As the variability is resolved prior to the recognition of revenue, we do not apply a constraint to the transaction price at the inception of the commercial agreements. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled. There are no significant financing components in any of our commercial agreements.

The minimum volumes that Hess provides to our assets under our commercial agreements include dedicated production covering substantially all of Hess’s existing and future owned or controlled production in the Bakken and projected third-party volumes owned or controlled by Hess through dedicated third-party contracts. If Hess delivers volumes less than the applicable minimum volume commitments under our commercial agreements during any quarter, Hess is obligated to pay us a shortfall fee equal to the volume deficiency multiplied by the related gathering, processing and/or terminaling fee, as applicable. Our responsibility to stand-ready to service a minimum volume over each quarterly commitment period represents a separate, distinct performance obligation. Currently, and for the remainder of the Initial Term of each commercial agreement as described in Note 5 below, volume deficiencies are measured quarterly and recognized as revenue in the same period, as any associated shortfall payments are not subject to future reduction or offset. During the Secondary Term of each commercial agreement as described in Note 5 below, Hess will be entitled to receive a credit, calculated in barrels or Mcf, as applicable, with respect to the amount of any shortfall fee paid by Hess, which will initially be reported in deferred revenue. Hess may apply such credit against the fees payable for any volumes delivered to us under the applicable agreement in excess of Hess’ nominated volumes up to four quarters after such credit is earned. Unused credits by Hess will be recognized as revenue when they expire after four quarters. However, Hess will not be entitled to receive any such credit with respect to crude oil terminaling services under our terminal and export services agreement.

Our revenues also included pass-through third-party rail transportation costs, produced water trucking and disposal costs, and electricity fees for which we recognize revenues in an amount equal to the costs.

Depreciation Expense. We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. Depreciation lives range from 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Unit-Based Compensation. Unit-based compensation issued to the officers, directors and employees is recorded at grant-date fair value. Expense is recognized on a straight-line basis over the vesting period of the award and is included in General and administrative expenses in the accompanying consolidated statements of operations. Forfeitures are recognized as they occur.

Income Taxes. We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense. Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1, 2019, Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized.

Environmental and Legal Contingencies. We accrue and expense environmental costs on an undiscounted basis to remediate existing conditions related to past operations when the future costs are probable and reasonably estimable.

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

Fair Value Measurements. We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the level of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability within the fair value measurement hierarchy is based on the lowest level of input significant to its fair value.

There were no nonrecurring fair value measurements during the years ended December 31, 2018 and 2017. We had short-term financial instruments, primarily cash and cash equivalents, accounts receivable and accounts payable, for which the carrying value approximated their fair value as of December 31, 2018 and 2017.

We had nonrecurring fair value measurements related to impairment of our older specification rail cars during the year ended December 31, 2016. See Note 7, Impairment.

Derivatives. We may utilize derivative instruments for financial risk management activities. In these activities, we may use futures, forwards, options and swaps, individually or in combination, to mitigate our exposure to fluctuations in interest rates.

All derivative instruments are recorded at fair value in our consolidated balance sheet. Our policy for recognizing the changes in fair value of derivatives varies based on the designation of the derivative. The changes in fair value of derivatives that are not designated as hedges are recognized in earnings. Derivatives may be designated as hedges of expected future cash flows or forecasted transactions (cash flow hedges). The effective portion of changes in fair value of derivatives that are designated as cash flow hedges is recorded as a component of other comprehensive income (loss) while the ineffective portion of the changes in fair value is recorded in earnings. Amounts included in Accumulated other comprehensive income (loss) for cash flow hedges are reclassified into earnings in the same period that the hedged item is recognized in earnings.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, as a new Accounting Standards Codification (ASC) Topic, ASC 606. We adopted ASC 606 as of January 1, 2018 using the modified retrospective method that requires application of the new standard prospectively from the date of adoption. The adoption of ASC 606 did not have a material impact on the timing or amount of revenue recognition for our uncompleted contracts at January 1, 2018 based on the requirements of the standard and, as a result, no cumulative effect adjustment was required to be recorded to our partners’ capital balance as of January 1, 2018. Accounts receivable from contracts with customers are presented separately in the consolidated balance sheet with the prior year balance recast to conform to the current period presentation.

In February 2016, the FASB issued ASU 2016 02, Leases, as a new ASC Topic, ASC 842. The new standard supersedes ASC 840 and will require the recognition of right-of-use assets and lease liabilities for all leases with lease terms greater than one year, including leases currently treated as operating leases under ASC 840. ASC 842 is effective for us beginning in the first quarter of 2019, with early adoption permitted. We have elected to adopt ASC 842 on January 1, 2019 using the modified retrospective method which allows application of the new standard prospectively from the date of adoption with a cumulative effect adjustment, if any, recorded to partners’ capital at the date of adoption. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 will not be affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. We have completed our implementation plan to adopt ASC 842, but we continue to monitor standard setting activity and our internal controls to comply with the accounting and disclosure requirements. Implementation of the new standard on January 1, 2019 is not expected to have a material impact on our consolidated financial statements.

Note 3. Acquisitions

Hess Water Services Acquisition

On March 1, 2018, the Partnership acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. The Partnership funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, we acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	$(1.2)
Asset retirement obligations	$(0.7)

Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value and retrospectively recast.

Hess Water Services is included in our gathering segment (see Note 14, Segments).

Retrospective Adjusted Information Tables

The following tables present our financial position, results of operations and cash flows giving effect to the acquisition of Hess Water Services. The results of Hess Water Services prior to the effective date of the acquisition are included in “Hess Water Services” and the consolidated results are included in “Consolidated Results” within the tables below. Hess Water Services did not have any items of other comprehensive income during the periods presented.

Consolidated Balance Sheets

	December 31, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$109.3	$—	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.5	—	0.5
Other current assets	3.3	—	3.3

Total current assets	175.3	5.1	180.4

Equity Investments	67.3	—	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	1.3	—	1.3
Other noncurrent assets	6.9	—	6.9

Total assets	$2,914.9	$76.3	$2,991.2

Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	—	15.8
Accrued liabilities	81.8	3.8	85.6
Current maturities of long-term debt	11.3	—	11.3
Other current liabilities	6.8	—	6.8

Total current liabilities	131.0	7.1	138.1

Long-term debt	969.8	—	969.8
Other noncurrent liabilities	6.5	0.7	7.2

Total liabilities	1,107.3	7.8	1,115.1

Partners’ capital—Hess Corporation	655.5	—	655.5
Partners’ capital—GIP	648.8	—	648.8
Noncontrolling interest	502.1	—	502.1
Accumulated other comprehensive income	1.2	—	1.2
Net parent investment	—	68.5	68.5

Total partners’ capital	1,807.6	68.5	1,876.1

Total liabilities and partners’ capital	$2,914.9	$76.3	$2,991.2

(1)	As previously reported.
(2)	The financial position of Hess Water Services as of December 31, 2018.

	December 31, 2017
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Assets
Cash and cash equivalents	$355.7	$—	$355.7
Accounts receivable—affiliate:
From contracts with customers	58.5	2.9	61.4
Other receivables	0.1	—	0.1
Other current assets	6.0	—	6.0

Total current assets	420.3	2.9	423.2

Equity Investments		—	—
Property, plant and equipment, net	2,520.5	68.1	2,588.6
Long-term receivable—affiliate	1.5	—	1.5
Other noncurrent assets	9.1	—	9.1

Total assets	$2,951.4	$71.0	$3,022.4

Liabilities
Accounts payable—trade	$12.6	$2.0	$14.6
Accounts payable—affiliate	22.2	—	22.2
Accrued liabilities	39.5	0.8	40.3
Current maturities of long-term debt	2.5	—	2.5
Other current liabilities	7.0	—	7.0

Total current liabilities	83.8	2.8	86.6

Long-term debt	977.9	—	977.9
Other noncurrent liabilities	5.4	0.2	5.6

Total liabilities	1,067.1	3.0	1,070.1

Partners’ capital—Hess Corporation	687.1	—	687.1
Partners’ capital—GIP	689.6	—	689.6
Noncontrolling interest	506.0	—	506.0
Accumulated other comprehensive income	1.6	—	1.6
Net parent investment	—	68.0	68.0

Total partners’ capital	1,884.3	68.0	1,952.3

Total liabilities and partners’ capital	$2,951.4	$71.0	$3,022.4

(1)	As previously reported.
(2)	The financial position of Hess Water Services as of December 31, 2017.

Consolidated Statements of Operations

	Year Ended December 31, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$661.7	$50.3	$712.0
Other income	0.7	—	0.7

Total revenues and other income	662.4	50.3	712.7

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	154.3	39.2	193.5
Depreciation expense	123.0	3.9	126.9
General and administrative expenses	13.5	0.6	14.1

Total costs and expenses	290.8	43.7	334.5

Income from operations	371.6	6.6	378.2
Interest expense, net	53.3	—	53.3
Gain on sale of property, plant and equipment	0.6	—	0.6

Net income	318.9	6.6	325.5

Less: Net income (loss) attributable to net parent investment	—	6.6	6.6
Less: Net income attributable to noncontrolling interest	69.3	—	69.3

Net income attributable to Hess Infrastructure Partners LP	$249.6	$—	$249.6

(1)	As previously reported.
(2)	Results of Hess Water Services from January 1, 2018 through December 31, 2018.

	Year Ended December 31, 2017
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$565.6	$13.9	$579.5
Other income	—	—	—

Total revenues and other income	565.6	13.9	579.5

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	158.4	27.6	186.0
Depreciation expense	113.1	3.4	116.5
General and administrative expenses	13.2	0.7	13.9

Total costs and expenses	284.7	31.7	316.4

Income from operations	280.9	(17.8)	263.1
Interest expense, net	25.8	—	25.8
Gain on sale of property, plant and equipment	4.7	—	4.7

Net income	259.8	(17.8)	242.0

Less: Net income (loss) attributable to net parent investment	—	(17.8)	(17.8)
Less: Net income attributable to noncontrolling interest	40.4	—	40.4

Net income attributable to Hess Infrastructure Partners LP	$219.4	$—	$219.4

(1)	As previously reported.
(2)	Results of Hess Water Services from January 1, 2017 through December 31, 2017.

	Year Ended December 31, 2016
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Revenues and other income
Affiliate services	$510.0	$—	$510.0
Other income	—	—	—

Total revenues and other income	510.0	—	510.0

Costs and expenses			—
Operating and maintenance expenses (exclusive of depreciation shown separately below)	183.3	36.5	219.8
Depreciation expense	103.0	2.8	105.8
Impairment loss	66.7	—	66.7
General and administrative expenses	16.4	1.0	17.4

Total costs and expenses	369.4	40.3	409.7

Income from operations	140.6	(40.3)	100.3
Interest expense, net	18.7	—	18.7

Net income	121.9	(40.3)	81.6

Less: Net income (loss) attributable to net parent investment	—	(40.3)	(40.3)

Net income attributable to Hess Infrastructure Partners LP	$121.9	$—	$121.9

(1)	As previously reported.
(2)	Results of Hess Water Services from January 1, 2016 through December 31, 2016.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2018
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$318.9	$6.6	$325.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	123.0	3.9	126.9
(Gain) loss on sale of property, plant and equipment	(0.6)	—	(0.6)
(Gain) loss on interest rate swaps	(0.4)	—	(0.4)
Amortization of deferred financing costs	5.0	—	5.0
Unit-based compensation	0.9	—	0.9
Changes in assets and liabilities:
Accounts receivable—affiliate	(4.1)	(2.2)	(6.3)
Other current and noncurrent assets	1.9	—	1.9
Accounts payable—trade	2.7	1.3	4.0
Accounts payable—affiliate	(6.4)	—	(6.4)
Accrued liabilities	14.6	2.7	17.3
Other current and noncurrent liabilities	(1.0)	0.1	(0.9)

Net cash provided by (used in) operating activities	454.5	12.4	466.9

Cash flows from investing activities
Payments for equity investments	(67.3)	—	(67.3)
Proceeds from sale of property, plant and equipment	1.6	—	1.6
Additions to property, plant and equipment	(235.6)	(6.3)	(241.9)

Net cash provided by (used in) investing activities	(301.3)	(6.3)	(307.6)

Cash flows from financing activities
Repayments of bank borrowings—term loan	(2.5)	—	(2.5)
Financing costs	(1.0)	—	(1.0)
Distributions to partners	(322.0)	—	(322.0)
Distributions to noncontrolling interest	(74.1)	—	(74.1)
Other contributions from (distributions to) partners	—	(6.1)	(6.1)

Net cash provided by (used in) financing activities	(399.6)	(6.1)	(405.7)

Net increase (decrease) in cash and cash equivalents	(246.4)	—	(246.4)
Cash and cash equivalents at beginning of period	355.7	—	355.7

Cash and cash equivalents at end of period	$109.3	$—	$109.3

(1)	As previously reported.
(2)	Cash flows of Hess Water Services from January 1, 2018 through December 31, 2018.

	Year Ended December 31, 2017
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$259.8	$(17.8)	$242.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	113.1	3.4	116.5
(Gain) loss on sale of property, plant and equipment	(4.7)	—	(4.7)
(Gain) loss on interest rate swaps	(1.7)	—	(1.7)
Amortization of deferred financing costs	3.8	—	3.8
Unit-based compensation	0.2	—	0.2
Changes in assets and liabilities:
Accounts receivable—affiliate	(14.0)	(2.9)	(16.9)
Other current and noncurrent assets	1.2	—	1.2
Accounts payable—trade	(16.6)	(0.1)	(16.7)
Accounts payable—affiliate	7.5	—	7.5
Accrued liabilities	2.8	0.4	3.2
Other current and noncurrent liabilities	2.2	(0.1)	2.1

Net cash provided by (used in) operating activities	353.6	(17.1)	336.5

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	12.8	—	12.8
Additions to property, plant and equipment	(136.4)	(7.8)	(144.2)

Net cash provided by (used in) investing activities	(123.6)	(7.8)	(131.4)

Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	(153.0)	—	(153.0)
Repayments of bank borrowings—term loan	(385.0)	—	(385.0)
Proceeds from issuance of fixed-rate senior notes	800.0	—	800.0
Financing costs	(22.9)	—	(22.9)
Proceeds from issuance of common units of Hess Midstream Partners LP, net of underwriters’ discounts	365.5	—	365.5
Cash offering costs	(2.1)	—	(2.1)
Distributions to partners	(100.0)	—	(100.0)
Distributions to noncontrolling interest	(381.2)	—	(381.2)
Other contributions from (distributions to) partners	2.7	24.9	27.6

Net cash provided by (used in) financing activities	124.0	24.9	148.9

Net increase (decrease) in cash and cash equivalents	354.0	—	354.0
Cash and cash equivalents at beginning of period	1.7	—	1.7

Cash and cash equivalents at end of period	$355.7	$—	$355.7

(1)	As previously reported.
(2)	Cash flows of Hess Water Services from January 1, 2017 through December 31, 2017.

	Year Ended December 31, 2016
	Hess Infrastructure Partners LP(1)	Hess Water Services(2)	Consolidated Results
(in millions)
Cash flows from operating activities
Net income	$121.9	$(40.3)	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	103.0	2.8	105.8
Impairment Loss	66.7		66.7
Amortization of deferred financing costs	3.4	—	3.4
Changes in assets and liabilities:
Accounts receivable—affiliate	3.4	—	3.4
Other current and noncurrent assets	1.7	—	1.7
Accounts payable—trade	(12.6)	2.1	(10.5)
Accounts payable—affiliate	(3.8)	—	(3.8)
Accrued liabilities	2.5	0.2	2.7
Other current and noncurrent liabilities	(3.6)	0.1	(3.5)

Net cash provided by (used in) operating activities	282.6	(35.1)	247.5

Cash flows from investing activities
Additions to property, plant and equipment	(263.4)	(5.2)	(268.6)

Net cash provided by (used in) investing activities	(263.4)	(5.2)	(268.6)

Cash flows from financing activities
Proceeds from (repayments of) bank borrowings—revolver	43.0	—	43.0
Repayments of bank borrowings—term loan	(15.0)	—	(15.0)
Distributions to partners	(49.0)	—	(49.0)
Other contributions from (distributions to) partners	0.2	40.3	40.5

Net cash provided by (used in) financing activities	(20.8)	40.3	19.5

Net increase (decrease) in cash and cash equivalents	(1.6)	—	(1.6)
Cash and cash equivalents at beginning of period	3.3	—	3.3

Cash and cash equivalents at end of period	$1.7	$—	$1.7

(1)	As previously reported.
(2)	Cash flows of Hess Water Services from January 1, 2016 through December 31, 2016.

Note 4. Hess Midstream Partners LP

We consolidate the activities of Hess Midstream Partners, which are comprised of oil and gas gathering, processing and storage, and terminaling and export services. Hess Midstream Partners is qualified as a variable interest entity (“VIE”) under U.S. GAAP. We have concluded that we are the primary beneficiary of the VIE, as defined in the accounting standards, since we have power, through our 100% ownership of Hess Midstream Partners’ general partner, to direct those activities that most significantly impact the economic performance of Hess Midstream Partners. The conclusion was based on a qualitative analysis that considered the governance structure, the voting rights established between the members which provide us the ability to control the operations of Hess Midstream Partners, and the absence of substantive kick-out rights or substantive participating rights of limited partners over the general partner.

Hess Midstream Partners has a $300 million senior secured syndicated revolving credit facility, which became available for utilization at completion of the IPO (see Note 9, Debt and Interest Expense). Outstanding borrowings under this credit facility are non-recourse to HIP LP. As of December 31, 2018, this revolving credit facility was undrawn.

Note 5. Related Party Transactions

We are part of the consolidated operations of Hess, and substantially all of our revenues as shown on the accompanying consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 were derived from transactions with Hess and its affiliates, although we plan to provide our services to third parties in the future. Hess also provides substantial operational and administrative services to us in support of our assets and operations.

Commercial Agreements

Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee-based commercial agreements with certain subsidiaries of Hess. In addition, for the years ended December 31, 2018 and 2017, Hess Water Services had documented intercompany arrangements with a subsidiary of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement. As a result, Hess Water Services recognized costs but did not record associated revenues for its operations during the year ended December 31, 2016.

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and produced water disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually.

On September 17, 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess will pay us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed at LM4 and Tioga Gas Plant. Except with regard to a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10-year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10-year term (“Secondary Term”). The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, will incorporate the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the years ended December 31, 2018, 2017 and 2016, approximately 100% of our revenues were attributable to our fee-based commercial agreements with Hess, including revenues from third-party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third-party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the year ended December 31, 2018, we earned $47.5 million of minimum volume shortfall fee payments (2017: $61.6 million, 2016: $36.5 million). In addition, during the year ended December 31, 2018, we recognized, as part of the affiliate revenues, $16.8 million of reimbursements from Hess related to third-party rail transportation costs (2017: $17.0 million, 2016: $31.7 million). Furthermore, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $36.5 million of reimbursements from Hess related to third-party produced water trucking and disposal costs (2017: $5.1 million, 2016: zero). Finally, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $27.2 million of reimbursements from Hess related to electricity fees (2017: $24.9 million, 2016: $24.1 million). The related third-party rail transportation costs, produced water trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying consolidated statements of operations.

Revenue from contracts with customers on a disaggregated basis was as follows:

	Year Ended December 31,
(in millions)	2018	2017	2016
Oil and gas gathering services	$324.9	$271.6	$212.8
Water gathering and disposal services	50.3	13.9	—
Processing and storage services	251.4	227.3	196.7
Terminaling and export services	85.4	66.7	100.3

Total revenues from contracts with customers	712.0	579.5	509.8

Other income	0.7	—	0.2

Total revenues	$712.7	$579.5	$510.0

Omnibus and Employee Secondment Agreements

We entered into an Omnibus Agreement with Hess under which we pay Hess on a monthly basis an amount equal to the total allocable costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess and its subsidiaries to the extent such employees and outside personnel perform operational and administrative services for us in support of our assets, plus a specified percentage markup of such amount depending on the type of service provided, as well as an allocable share of direct costs of providing these services.

We also entered into an Employee Secondment Agreement with Hess under which certain employees of Hess are seconded to our general partner to provide services with respect to our assets and operations, including executive oversight, business and corporate development, unitholder and investor relations, communications and public relations, routine and emergency maintenance and repair services, routine operational services, routine administrative services, construction services, and such other operational, commercial and business services that are necessary to develop and execute the Partnership’s business strategy. On a monthly basis, we pay a secondment fee to Hess that is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its affiliates in connection with employing the seconded employees to the extent such total costs are attributable to the provision of services with respect to the Partnership’s assets and operations.

For the years ended December 31, 2018, 2017 and 2016, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Year Ended December 31,
(in millions)	2018	2017	2016
Operating and maintenance expenses	$50.2	$57.3	$63.2
General and administrative expenses	7.8	6.7	11.4

Total	$58.0	$64.0	$74.6

Prepaid Forward Purchase and Sales Agreement

Prior to the commencement of the joint venture operations, certain of our subsidiaries entered into a Prepaid Forward Purchase and Sales Agreement with Hess in which we received a contractual right to receive 550 crude oil rail cars for an estimated purchase price of $104.1 million. In connection with this agreement, Hess contributed to us $104.1 million, which was subsequently used to prepay the contract for the purchase of the crude oil rail cars from Hess. During the year ended December 31, 2016 we recognized $54.1 million in Property, plant and equipment and in partners’ capital contributions, respectively, in connection with this agreement. As of December 31, 2016, we had received all 550 crude oil rail cars.

Other Related Party Transactions

During the year ended December 31, 2016, Hess contributed to us additional gathering assets for $42.9 million that were recognized in Property, plant and equipment and in partners’ capital contributions, respectively. This contribution did not have any impact on Hess’s ownership interest in us.

Note 6. Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	December 31, 2018	December 31, 2017
Gathering assets
Pipelines	22 years	$1,098.1	$976.9
Compressors, pumping stations, and terminals	22 to 25 years	558.9	536.1
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	185.5	158.4
Logistics facilities and railcars	20 to 25 years	385.8	371.1
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.4	9.3
Construction-in-progress	N/A	158.5	73.0

Total property, plant and equipment		3,488.2	3,214.8
Accumulated depreciation		(752.9)	(626.2)

Property, plant and equipment, net		$2,735.3	$2,588.6

Note 7. Impairment

No impairments of long-lived assets were recorded during the years ended December 31, 2018 and 2017. In 2016, we recorded an impairment charge of $66.7 million to impair older specification rail cars based on estimated salvage values, which approximate fair value and represent a Level 3 fair value measurement as defined under accounting standards. In 2017, we sold 851 of 956 of these older specification rail cars for proceeds of $12.8 million, which resulted in a gain of $4.7 million. In 2018, we sold the remaining older specification rail cars for proceeds of $1.6 million, which resulted in a gain of $0.6 million. The older specification rail cars are reported under Interest and Other (see Note 14, Segments).

Note 8. Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	December 31, 2018	December 31, 2017
Accrued capital expenditures	$52.4	$23.0
Accrued interest	16.9	4.8
Other accruals	16.3	12.5

Total	$85.6	$40.3

Other current liabilities of $6.8 million represent payables for property and sales and use taxes.

Note 9. Debt and Interest Expense

Long-term debt excluding deferred financing costs is as follows:

(in millions)	December 31, 2018	December 31, 2017
Fixed-rate senior notes	$800.0	$800.0
Term Loan A facility	197.5	200.0

Total debt	997.5	1,000.0
Less: current maturities of long-term debt	11.3	2.5

Total long-term debt	$986.2	$997.5

As of December 31, 2018, the maturity profile of total debt, excluding deferred financing costs, was as follows:

(in millions)	Total	2019	2020	2021	2022	2023 and thereafter
Fixed-rate senior notes	$800.0	$—	$—	$—	$—	$800.0
Term Loan A facility	197.5	11.3	15.0	16.2	155.0	—

Total debt (excluding interest)	$997.5	$11.3	$15.0	$16.2	$155.0	$800.0

Fixed-Rate Senior Notes

In November 2017, we issued $800.0 million of 5.625% fixed-rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of the Partnership, serves as co-issuer of the notes, and the notes are guaranteed by certain subsidiaries of the Partnership. Interest is payable semi-annually on February 15 and August 15. The Partnership used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At December 31, 2018, the Partnership had $800 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600 million 5-year revolving credit facility and a drawn $200 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund the Partnership’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of the Partnership’s wholly owned subsidiaries and secured by first-priority perfected liens on substantially all of the Partnership’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At December 31, 2018, the Partnership’s revolving credit facility was undrawn, and borrowings of $197.5 million, excluding deferred issuance costs, were outstanding under the Partnership’s Term Loan A facility.

Borrowings under the five-year Term Loan A facility generally bear interest at the London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five-year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). If we obtain an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require the Partnership to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of December 31, 2018, we were in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, Hess Midstream Partners entered into a four-year, $300.0 million senior secured revolving credit facility that became available to us upon the closing of Hess Midstream Partners’ IPO on April 10, 2017. The credit facility can be used for borrowings and letters of credit to fund operating activities and capital expenditures of Hess Midstream Partners. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on Hess Midstream Partners’ leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit facility). Facility fees accrue at 0.275% per annum and are paid quarterly. If Hess Midstream Partners obtains credit ratings, pricing levels will be based on Hess Midstream Partners’ credit ratings in effect from time to time. Hess Midstream Partners is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of December 31, 2018, the revolving credit facility remained undrawn. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of Hess Midstream Partners and its wholly-owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions.

Fair Value Measurement

The carrying value of the amounts under the Term Loan A facility at each year end approximated their fair value. At December 31, 2018, outstanding amounts under the fixed-rate senior notes with a carrying value of $787.1 million had a fair value of approximately $779.9 million, based on Level 2 inputs in the fair value measurement hierarchy. At December 31, 2017, outstanding amounts under the fixed-rate senior notes with a carrying value of $784.9 million had a fair value of approximately $827.2 million, based on Level 2 inputs in the fair value measurement hierarchy.

Interest Paid

The total amount of interest paid on all credit facilities, including facility fees, during the year ended December 31, 2018 was $42.7 million (2017: $18.8 million, 2016: $15.8 million).

Note 10. Partners’ Capital

The partners’ capital accounts of HIP consist of 50% limited partner interests, each held directly by Hess and GIP. Our general partner is Hess Infrastructure Partners GP LLC that has a non-economic interest in us and is not entitled to any cash distributions or net income (loss) allocations, nor is it required to make any capital contributions to the Partnership.

Net Income (Loss) Allocations

Pursuant to our partnership agreement, net income (loss) is allocated to our limited partners pro rata based on their respective percentage interests in the Partnership. However, to the extent there are positive or negative variances greater than 5% between the operating expense estimates as used in determination of tariffs under the tariff arrangements and actual operating and maintenance expenses with respect to any calendar year, such variances are allocated to the limited partner interest held by Hess with an equal and offsetting amount allocated to the limited partner interest held by GIP, before the allocation of the remaining net income loss pro rata amongst all limited partner interests. For the year ended December 31, 2018, net income allocations included $3.6 million of such operating expense variances allocated to Hess and $(3.6) million allocated to GIP, respectively, as reflected in the accompanying consolidated statements of changes in partners’ capital (2017: $(4.2) million and $4.2 million, respectively; 2016: $6.6 million and $(6.6) million, respectively).

Cash Distributions

Pursuant to HIP LP and Hess Midstream Partners’ partnership agreements, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in the partnership agreements) to the limited partners of record on the applicable date. The following table details the distributions paid during the years ended December 31, 2018, 2017 and 2016:

(in millions) Type of Distributions	Period	Distributions to Hess Corporation	Distributions to GIP	Distributions to Noncontrolling Interest	Total Distributions
HIP LP Distributions	Third Quarter 2016	$26.1	$22.9	$—	$49.0
HIP LP Special Partner Distributions	Second Quarter 2017	$—	$—	$349.5	$349.5
HIP LP Distributions	Second Quarter 2017	$27.1	$22.9	$—	$50.0
Hess Midstream Partners Quarterly Distributions	Second Quarter 2017(1)	$—	$—	$14.8	$14.8
HIP LP Distributions	Third Quarter 2017	$25.0	$25.0	$—	$50.0
Hess Midstream Partners Quarterly Distributions	Third Quarter 2017	$—	$—	$16.9	$16.9
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2017	$—	$—	$17.5	$17.5
Hess Midstream Partners Quarterly Distributions	First Quarter 2018	$—	$—	$18.2	$18.2
Hess Midstream Partners Quarterly Distributions	Second Quarter 2018	$—	$—	$18.8	$18.8
Hess Midstream Partners Quarterly Distributions	Third Quarter 2018	$—	$—	$19.5	$19.5
HIP LP Distributions	Fourth Quarter 2018	$160.0	$162.0	$—	$322.0
Hess Midstream Partners Quarterly Distributions	Fourth Quarter 2018(2)	$—	$—	$20.2	$20.2

(1)

The distribution for the second quarter 2017 was prorated from the closing of the Partnership’s IPO on April 10, 2017 and equated to the minimum quarterly distribution of $0.3000 per unit on a full quarter basis.

(2)	For more information, see Note 16, Subsequent Events.

Note 11. Unit-Based Compensation

In connection with its IPO, Hess Midstream Partners adopted the Hess Midstream Partners LP 2017 Long-Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of Hess Midstream Partners’ general partner or its affiliates, and any individuals who perform services for Hess Midstream Partners. The LTIP provides Hess Midstream Partners with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

Under the LTIP, Hess Midstream Partners granted awards of Phantom Units with distribution equivalent rights to certain officers, employees and directors. These Phantom Units and distribution equivalent rights vest ratably over a three-year period for officers and employees, and vest after one year for directors. Each Phantom Unit represents the right to receive one of our common units upon vesting (or an equivalent amount of cash). Cash distributions on the Phantom Units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of Hess Midstream Partners’ common units on the grant date.

Unit-based award activity for the year ended December 31, 2018 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2017	44,127	$22.85
Granted	90,594	20.51
Forfeited	(3,107)	21.73
Vested	(17,377)	22.63

Outstanding and unvested units at December 31, 2018	114,237	$21.06

(in millions)	2018		2017		2016
Fair value of units granted	$	1.9	$	1.0		*
Fair value of units vested	$	0.4	$	—		*

*	Information is not applicable for the period prior to Hess Midstream Partners’ IPO on April 10, 2017.

During the year ended December 31, 2018, we recognized compensation expense related to the outstanding awards of $0.9 million (2017: $0.2 million, 2016: zero). As of December 31, 2018, $1.6 million of compensation cost related to our unvested Phantom Units awarded under the LTIP remains to be recognized over an expected weighted-average period of 1.9 years.

Note 12. Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the years ended December 31, 2018, 2017 and 2016.

Note 13. Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of December 31, 2018, our reserve for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities was $0.6 million and $2.0 million, respectively. As of December 31, 2017, we had $1.0 million and $2.4 million, respectively.

Legal Proceedings

As of December 31, 2018 and 2017, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Lease and Purchase Obligations

We enter into certain lease and purchase commitments in connection with ongoing business activities. As of December 31, 2018, we have future minimum lease payments of $0.2 million for the year ended December 31, 2019 and $0.3 million for the years thereafter. In addition, as of December 31, 2018, we have unconditional purchase commitments of $12.7 million for the year ending December 31, 2019 and none for the years thereafter.

Note 14. Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as earnings before interest, income tax, depreciation and amortization, as further adjusted for other non-cash, non-recurring items, if applicable.

Gathering. Our gathering segment consists of the following assets:

•

Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third-party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant and third-party pipeline facilities. The system also includes the Hawkeye Gas Facility, which was placed into service during the first quarter of 2017.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams, and Mountrail Counties, North Dakota, connecting Hess and third-party owned or operated wells to the Ramberg Terminal Facility and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility that was placed into service during the fourth quarter of 2017.

•	Produced Water Gathering and Disposal. A produced water gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota.

Processing and Storage. Our processing and storage segment consists of the following assets:

•	Tioga Gas Plant (TGP). A natural gas processing and fractionation plant located in Tioga, North Dakota.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

•

Equity Investment in Little Missouri 4 (LM4) Joint Venture. A 50% equity method investment in LM4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota, which was still under construction as of December 31, 2018.

Terminaling and Export. Our terminaling and export segment consists of the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

•

Tioga Rail Terminal. A crude oil and natural gas liquids (“NGL”) rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars, constructed to the most recent DOT-117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

•

Johnson’s Corner Header System. An approximately six-mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third-party interstate pipeline systems. The Johnson’s Corner Header System commenced operations in the third quarter of 2017.

The following tables reflect certain financial data for each reportable segment. The acquisition of Hess Water Services caused a change in composition of reportable segments and, as a result, the corresponding items of segment information for earlier periods have been restated:

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2018
Revenues and other income	$375.2	$251.4	$86.1	$—	$712.7
Net income (loss)	199.6	148.8	36.1	(59.0)	325.5
Net income (loss) attributable to Hess Infrastructure Partners LP	155.1	118.8	29.1	(53.4)	249.6
Depreciation expense	67.2	43.9	15.8	—	126.9
Interest expense, net	—	—	—	53.3	53.3
Gain on sale of property, plant and equipment	—	—	—	0.6	0.6
Adjusted EBITDA	266.8	192.7	51.9	(6.3)	505.1
Capital expenditures	257.0	10.0	4.3	—	271.3

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2017
Revenues and other income	$285.5	$227.3	$66.7	$—	$579.5
Net income (loss)	132.1	123.8	14.4	(28.3)	242.0
Net income (loss) attributable to Hess Infrastructure Partners LP	127.2	105.3	12.0	(25.1)	219.4
Depreciation expense	57.8	43.6	15.1	—	116.5
Interest expense, net	—	—	—	25.8	25.8
Gain on sale of property, plant and equipment	—	—	—	4.7	4.7
Adjusted EBITDA	189.9	167.4	29.5	(7.2)	379.6
Capital expenditures	77.8	15.9	24.6	—	118.3

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Hess Infrastructure Partners LP
(in millions)
For the Year Ended December 31, 2016
Revenues and other income	$212.8	$196.7	$100.3	$0.2	$510.0
Net income (loss)	56.6	92.7	16.7	(84.4)	81.6
Net income (loss) attributable to Hess Infrastructure Partners LP	96.9	92.7	16.7	(84.4)	121.9
Depreciation expense	42.7	44.0	15.8	3.3	105.8
Impairment loss	—	—	—	66.7	66.7
Interest expense, net	—	—	—	18.7	18.7
Adjusted EBITDA	99.3	136.7	32.5	4.3	272.8
Capital expenditures	216.2	35.4	21.2	—	272.8

Total assets for the reportable segments are as follows:

	December 31, 2018	December 31, 2017
(in millions)
Gathering	$1,544.0	$1,351.5
Processing and Storage(1)	1,008.6	972.6
Terminaling and Export	320.2	330.1
Interest and Other	118.4	368.2

Total assets	$2,991.2	$3,022.4

(1)	Includes $67.3 million of investment in equity method investees

Note 15. Financial Risk Management Activities

In the normal course of our business, we are exposed to market risks related to changes in interest rates. Financial risk management activities include transactions designed to reduce risk by reducing our exposure to interest rate movements. Interest rate swaps may be used to convert interest payments on certain long-term debt from floating to fixed rates.

As of December 31, 2018 and 2017, there were no outstanding interest rate swaps designated as cash flow hedges. During 2017, we entered into interest rate swaps with gross notional amounts totaling $552.5 million to convert interest payments on certain long-term debt from floating to fixed rates before settling these instruments as part of the refinancing that occurred later in the year. See Note 9, Debt and Interest Expense. In 2017, the change in fair value of interest rate swaps was an increase to assets of $3.3 million and the cash settlement was $3.1 million. At December 31, 2018, deferred income in Accumulated other comprehensive income in connection with the settled instruments was $1.2 million, of which $0.8 million will be reclassified into earnings during the next 12 months.

Note 16. Income Taxes

We are not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we do not provide for income tax benefit or expense. Each partner is subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, we acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it was a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the periods following March 1, 2019, Hess Water Services is not taxable itself and is not part of a separate taxable entity; therefore, no income tax provision is recognized. All of the income before income taxes for the years presented was earned in the United States.

The difference between the effective income tax rate and the U.S. statutory rate is reconciled below:

	Year Ended December 31,
	2018	2017	2016
U.S. statutory rate	21.0%	35.0%	35.0%
State income taxes, net of federal income tax	3.7	2.6	2.6
Change in enacted tax laws	—	(25.7)	—
Valuation allowance	(24.7)	(11.9)	(37.6)

Effective rate	—%	—%	—%

The components of deferred tax assets and liabilities for Hess Water Services are as follows:

	December 31,
	2018	2017
(in millions)
Deferred tax liabilities
Property, plant and equipment	$10.7	$9.5

Total deferred tax liabilities	10.7	9.5

Deferred tax assets
Net operating loss carryforwards	16.9	17.5
Asset retirement obligations	0.2	0.1

Total deferred tax assets	17.1	17.6
Valuation allowance	(6.4)	(8.1)

Total deferred tax assets, net of valuation allowance	10.7	9.5

Net deferred tax assets (liabilities)	$—	$—

The net accounting losses and deferred tax position presented in the table above represent the results of Hess Water Services as if it were a stand-alone entity since 2016. The related activity was included in Hess’s federal and state income tax returns and the related attributes are not available on income tax filings of HIP LP and it partners. Hess Water Services is in a three-year cumulative loss position at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As a result, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services.

Note 17. Subsequent Events

We have evaluated subsequent events through October 4, 2019, the date the accompanying consolidated financial statements were available to be issued, and determined the following subsequent events:

On January 24, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3701 per common and subordinated unit for the quarter ended December 31, 2018, an increase of 15% compared with the quarter ended December 31, 2017. The distribution was paid on February 13, 2019 to unitholders of record as of the close of business on February 4, 2019.

On March 1, 2019, HIP LP acquired Hess’s existing Bakken water services business for $225 million in cash. The transaction was accounted for as a business combination of entities under common control with retrospective recast of the previously reported financial information (see Note 3, Acquisitions). In connection with this acquisition, we entered into long-term fee-based water services agreements with a subsidiary of Hess effective January 1, 2019, under which we provide produced water gathering and disposal services to Hess and Hess is obligated to provide us with minimum volumes based on dedicated production. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. The initial term for the water services agreements is 14 years and we have the unilateral right to extend these agreements for one additional 10 year term.

On March 22, 2019, our subsidiary, Hess North Dakota Pipelines LLC acquired the crude oil and gas gathering assets of Summit Midstream Partners’ Tioga Gathering System for cash consideration of approximately $60 million, with the potential for an additional $7 million of contingent payments in future periods subject to certain future performance metrics. In addition, HIP LP separately acquired the water gathering assets of the Tioga System from Summit Midstream Partners for cash consideration of approximately $30 million, with the potential for an additional $3 million of contingent payments in future periods subject to certain future performance metrics. The transaction was accounted for as an asset acquisition.

On April 25, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3833 per common and subordinated unit for the quarter ended March 31, 2019, an increase of 15% compared with the quarter ended March 31, 2018. The distribution was paid on May 14, 2019, to unitholders of record as of the close of business on May 3, 2019.

On July 25, 2019, the board of directors of Hess Midstream Partners’ general partner declared a quarterly cash distribution of $0.3970 per common and subordinated unit for the quarter ended June 30, 2019, an increase of 15% compared with the quarter ended June 30, 2018. The distribution was paid on August 13, 2019, to unitholders of record as of the close of business on August 5, 2019.

In July 2019, the operator, Targa Resources Corp., completed construction of LM4 and introduced first gas into the plant.

ANNEX A

PARTNERSHIP RESTRUCTURING AGREEMENT

dated as of October 3, 2019,

among

HESS MIDSTREAM PARTNERS LP

HESS MIDSTREAM LP

and

THE OTHER PARTIES HERETO

A-i

A-ii

LIST OF EXHIBITS

Exhibit A	–	Form of New HESM Partnership Agreement
Exhibit B	–	Form of Merger Agreement
Exhibit C	–	Form of Amended HESM Partnership Agreement
Exhibit D	–	Form of Third Amended and Restated Agreement of Limited Partnership of HIP
Exhibit E	–	Form of Third Amended and Restated Limited Liability Company Agreement of MLP GP LLC
Exhibit F	–	Form of Fourth Amended and Restated Agreement of Limited Partnership of Agreement of MLP GP LP
Exhibit G	–	Form of Amended and Restated Omnibus Agreement
Exhibit H	–	Form of Amended and Restated Employee Secondment Agreement
Exhibit I	–	Form of Amended and Restated Registration Rights Agreement

A-iii

PARTNERSHIP RESTRUCTURING AGREEMENT

This PARTNERSHIP RESTRUCTURING AGREEMENT, dated as of October 3, 2019 (this “Agreement”), is by and among HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership (“HESM”), HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership and the general partner of HESM (“MLP GP LP”), HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company and the general partner of MLP GP LP (“MLP GP LLC”), HESS INFRASTRUCTURE PARTNERS LP, a Delaware limited partnership (“HIP”), HESS INFRASTRUCTURE PARTNERS GP LLC, a Delaware limited liability company and the general partner of HIP (“HIP GP LLC”), HESS MIDSTREAM LP, a Delaware limited partnership (“New HESM”), HESS MIDSTREAM GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), HESS MIDSTREAM GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP (“New HESM GP LLC”), HESS MIDSTREAM NEW VENTURES II LLC, a Delaware limited liability company (“Merger Sub”), HESS INVESTMENTS NORTH DAKOTA LLC, a Delaware limited liability company (“HINDL”), GIP II BLUE HOLDING PARTNERSHIP, L.P., a Delaware limited partnership (“GIP”), and HESS INFRASTRUCTURE PARTNERS HOLDINGS LLC, a Delaware limited liability company (“HIP Holdings”). Each of the foregoing is sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, pursuant to Section 15.1 of the HESM Partnership Agreement, MLP GP LP, in its capacity as the general partner of HESM, has determined, in connection with the recent enactment of federal income tax legislation, that the HESM Common Units held by Persons who are not Affiliates of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for U.S. federal (and applicable state and local) income tax purposes whose sole asset is limited partner interests in HESM (such exchange, the “Exchange”);

WHEREAS, the Conflicts Committee of the HESM Board has (i) received an opinion of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee, that the consideration to be received by the Public Limited Partners upon the consummation of the transactions contemplated by this Agreement and the Merger Agreement is fair, from a financial point of view, to the Public Limited Partners, (ii) approved this Agreement, the Merger Agreement and the Amended HESM Partnership Agreement and the transactions contemplated hereby and thereby, with such approval constituting “Special Approval” (as such term is defined in the HESM Partnership Agreement) for all purposes of the HESM Partnership Agreement, including Section 7.9(b) thereof, and (iii) recommended to the HESM Board that it approve this Agreement, the Merger Agreement and the Amended HESM Partnership Agreement and the transactions contemplated hereby and thereby;

WHEREAS, the HESM Board has approved this Agreement, the Merger Agreement, the Amended HESM Partnership Agreement and the transactions contemplated hereby and thereby;

WHEREAS, in order to effectuate the transactions described in this Agreement, each of the following actions has been taken prior to the date hereof:

1.    On September 27, 2019, HINDL formed HIP Holdings pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “DLLCA”), contributed $1,000 to HIP Holdings in exchange for a 100% limited liability company interest in HIP Holdings and became the sole member of HIP Holdings, and HIP Holdings has made an election effective as of such date to be taxed as a corporation under the Code.

2.    On September 27, 2019, HIP GP LLC formed New HESM GP LLC pursuant to the DLLCA and contributed $1,000 to New HESM GP LLC in exchange for a 100% limited liability company interest in New HESM GP LLC, and became the sole member of New HESM GP LLC.

3.    On September 27, 2019, HIP GP LLC and New HESM GP LLC formed New HESM GP LP pursuant to the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “DRULPA”) and contributed $1,000 and $0, respectively, to New HESM GP LP in exchange for a 100% limited partner interest and 0% non-economic general partner interest, respectively, in New HESM GP LP, and became the sole limited partner and sole general partner, respectively, of New HESM GP LP.

4.    On September 27, 2019, HIP GP LLC and New HESM GP LP formed New HESM pursuant to the DRULPA and contributed $1,000 and $0, respectively, to New HESM in exchange for a 100% limited partner interest (the “Initial LP Interest”) and 100% non-economic general partner interest, respectively, in New HESM, and became the sole limited partner and sole general partner, respectively, of New HESM, and New HESM has made an election effective as of such date to be taxed as a corporation under the Code.

5.    On September 27, 2019, New HESM formed Merger Sub pursuant to the DLLCA and contributed $1,000 to Merger Sub in exchange for a 100% limited liability company interest in Merger Sub, and became the sole member of Merger Sub.

WHEREAS, the Parties desire to cause the transactions described in Article II to take place as set forth therein and in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning set forth in the HESM Partnership Agreement; provided, that, notwithstanding the foregoing, for purposes of this Agreement, none of the HESM Entities shall be considered an Affiliate of HINDL, GIP or any of their respective Affiliates (other than, for the avoidance of doubt, the HESM Entities).

“Amended HESM Partnership Agreement” has the meaning set forth in Section 2.08.

“Ancillary Agreements” has the meaning set forth in Section 2.09.

“Antitrust Laws” means the HSR Act, including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Applicable Law” or “Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Cause” means, with respect to a director, the occurrence of any of the following:

(a) the willful, intentional and material breach or the habitual and continued neglect by the director of his or her duties;

(b) the director’s willful and intentional violation of any state or federal laws, or the Organizational Documents of HESM; or

(c) the director’s commission of any felony or a crime involving moral turpitude, or the director’s willful and intentional commission of a fraudulent or dishonest act.

“Certificate of Merger” has the meaning set forth in Section 3.03.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined HESM Units” has the meaning set forth in Section 2.06(d).

“Conflicts Committee” means the conflicts committee of the HESM Board.

“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Contributed HIP Interest” has the meaning set forth in Section 2.01.

“Contributed Units” has the meaning set forth in Section 2.06(b).

“Converted HESM Common Units” has the meaning set forth in Section 2.03(a)(ii).

“DLLCA” has the meaning set forth in the recitals hereto.

“DRULPA” has the meaning set forth in the recitals hereto.

“D&O Insurance” has the meaning set forth in Section 6.11.

“Effective Time” has the meaning set forth in Section 3.03.

“Employee Secondment Agreement” means that certain Employee Secondment Agreement, dated as of April 10, 2017 and as amended to date.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of any Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or Release of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Exchange” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” has the meaning set forth in Section 6.11.

“Existing Public HESM Units” has the meaning set forth in Section 2.03(a)(iii).

“Existing Sponsors” means, collectively, HINDL and GIP.

“Financial Statements” has the meaning set forth in Section 4.01(i)(i).

“Financing Transactions” has the meaning set forth in Section 6.08.

“Form S-4” has the meaning set forth in Section 6.02(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“GIP” has the meaning set forth in the preamble hereof.

“GIP Contributed Units” has the meaning set forth in Section 2.06(b).

“GIP HIP Contribution” has the meaning set forth in Section 2.07(a).

“Governmental Authority” means any applicable multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction over a matter.

“Hazardous Substances” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” or a “contaminant” or other terms of similar import, including, to the extent so regulated, classified or characterized, petroleum and its by-products.

“HESM Board” means the board of directors of MLP GP LLC.

“HESM Class A Unit” has the meaning set forth in Section 2.08.

“HESM Class B Unit” has the meaning set forth in Section 2.08.

“HESM Common Unit” means a Common Unit (as such term is defined in the HESM Partnership Agreement).

“HESM Entities” means, collectively, HESM and its Subsidiaries.

“HESM General Partner Interest” means the General Partner Interest (as such term is defined in the HESM Partnership Agreement).

“HESM IDR” means an Incentive Distribution Right (as such term is defined in the HESM Partnership Agreement).

“HESM Interests” has the meaning set forth in Section 4.03(b).

“HESM Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of HESM, dated as of April 10, 2017.

“HESM SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, filed by HESM with, or furnished by HESM to, the SEC from January 1, 2018 until the date of this Agreement.

“HESM Subordinated Unit” means a Subordinated Unit (as such term is defined in the HESM Partnership Agreement).

“HINDL” has the meaning set forth in the preamble hereof.

“HINDL Contributed Units” has the meaning set forth in Section 2.06(a).

“HINDL HIP Contribution” has the meaning set forth in Section 2.07(b).

“HINDL HIP LP Interests” has the meaning set forth in Section 2.07(b).

“HIP Cash Amount” means an amount equal to the sum of the following:

(a) the aggregate cash and cash equivalents of HIP and its wholly owned Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date; minus

(b) the HIP Surplus Amount, if any; plus

(c) the HIP Shortfall Amount, if any.

“HIP Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2015, as amended and restated as of the Amendment Effective Date (as defined in that certain Amendment and Restatement Agreement, dated as of November 10, 2017, among HIP, the guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent), among HIP, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“HIP Entities” means, collectively, HIP, HIP Holdings and each of the Subsidiaries of HIP (other than the HESM Entities).

“HIP GP Interest” means the issued and outstanding non-economic general partner interest in HIP.

“HIP Holdings Interests” has the meaning set forth in Section 2.07(b).

“HIP Indenture” means that certain indenture, dated as of November 22, 2017, by and among HIP, Hess Infrastructure Partners Finance Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“HIP LP Interests” means the issued and outstanding limited partner interests in HIP.

“HIP Material Adverse Effect” means any material adverse change, circumstance, effect or condition that materially impedes the ability of the Existing Sponsors to consummate the transactions contemplated hereby.

“HIP Parties” means, collectively, the Existing Sponsors, HIP and HIP GP LLC.

“HIP Partnership Agreement” has the meaning set forth in Section 2.01.

“HIP Period” means the period commencing on the first day of the calendar quarter in which the Closing occurs through the Business Day immediately preceding the Closing Date.

“HIP Shortfall Amount” means the amount, if any, by which (a) the aggregate amount of capital expenditures made by HIP and its wholly owned Subsidiaries during the HIP Period exceeds (b) the aggregate amount of cash from operations of HIP and its wholly owned Subsidiaries during the HIP Period, excluding any cash from operations attributable to the HESM General Partner Interests and the HESM IDRs during the HIP Period.

“HIP Surplus Amount” means the amount, if any, by which (a) the aggregate amount of cash from operations of HIP and its wholly owned Subsidiaries during the HIP Period, excluding any cash from operations attributable to the HESM General Partner Interests and the HESM IDRs during the HIP Period, exceeds (b) the aggregate amount of capital expenditures made by HIP and its wholly owned Subsidiaries during the HIP Period.

“HIP Water Services” means Hess Water Services Holdings LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial LP Interest” has the meaning set forth in the recitals hereto.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (a) with respect to HESM, those individuals listed on Schedule 1.01(a), (b) with respect to HIP and HIP GP LLC, those individuals listed on Schedule 1.01(b) and (c) with respect to the Existing Sponsors, those individuals listed on Schedule 1.01(c).

“LTIP” means the Hess Midstream Partners LP 2017 Long-Term Incentive Plan.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, effect or condition that, individually or in the aggregate, (i) is materially adverse to the assets, financial condition, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (ii) materially impedes the ability of such Person to consummate any of the transactions contemplated hereby, other than, in the case of clause (i) only, any change, circumstance, effect or condition (a) in the pipeline gathering and transportation or terminaling industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (b) in United States or global economic conditions or financial markets in general or (c) the announcement or pendency of this Agreement, the Transaction Documents or the matters contemplated hereby or thereby; provided, that in the case of clauses (a) and (b), the impact on such Person is not disproportionately adverse as compared to others in the industries referred to in clause (a) of this definition generally.

“Material Contracts” has the meaning set forth in Section 4.01(n)(i).

“Merger” has the meaning set forth in Section 2.03(a)(i).

“Merger Agreement” has the meaning set forth in Section 2.03(a).

“New HESM Board” means the board of directors of New HESM GP LLC.

“New HESM Class A Share” means a Class A Share (as such term is defined in the New HESM Partnership Agreement).

“New HESM Class B Share” means a Class B Share (as such term is defined in the New HESM Partnership Agreement).

“New HESM Partnership Agreement” has the meaning set forth in Section 2.02.

“New HESM Phantom Share” has the meaning set forth in Section 2.03(a)(vi).

“New Long-Term Debt Amount” means an amount in cash equal to $900,000,000.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of April 10, 2017 and as amended to date.

“Operating Partnerships” means, collectively, Hess North Dakota Pipelines Operations LP, Hess TGP Operations LP and Hess North Dakota Export Logistics Operations LP.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of limited partnership and the limited partnership agreement thereof, each as amended, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Permit” means all franchises, grants, authorizations, licenses, permits, easements, certificates of need, variances, exemptions, consents, certificates, approvals and orders.

“Permitted Encumbrances” means any (a) mechanic’s, materialman’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Encumbrances, including all statutory Encumbrances, arising or incurred in the ordinary course of business, in each case, that relate to obligations that are not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established, (b) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established, (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements entered into in the ordinary course of business, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Encumbrances to be released at or prior to the Closing, (g) Encumbrances or other perfections of title, if any, that do not and would not, individually or in the aggregate, materially impair the use, utility or value of the applicable property or otherwise materially impair the present business operations at such location, (h) Encumbrances listed on Schedule 1.01(d), (i) Encumbrances created by this Agreement or any of the other Transaction Documents, in each case, as applicable, or transfer restrictions created by federal or state securities Laws, (j) Encumbrances specifically reflected in the Financial Statements and (k) Encumbrances created pursuant to any refinancing of existing indebtedness of HIP or HESM.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Phantom Units” has the meaning set forth in the LTIP.

“Public Limited Partners” means the limited partners of HESM (other than the Existing Sponsors, the HIP Entities or their respective Affiliates).

“Refinanced HIP Debt Amount” means an amount necessary to repay or discharge all indebtedness outstanding under the HIP Credit Agreement (including with respect to HIP’s revolving credit facility and Term Loan A due 2022) as of the close of business on the Business Day immediately preceding the Closing Date.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of April 10, 2017.

“Release” means any actual spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, dumping, disposing, depositing, dispersing, leaching or migrating into or through the indoor or outdoor environment.

“rights-of-way” has the meaning set forth in Section 4.01(m).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Sponsor Distribution” means an amount equal to (a) the New Long-Term Debt Amount, plus (b) the HIP Cash Amount, less (c) the Refinanced HIP Debt Amount.

“Subsidiaries” has the meaning set forth in the HESM Partnership Agreement.

“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts, unclaimed property and escheat obligations and other charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, penalties, interests and additional amounts imposed by any Governmental Authority.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Governmental Authority with respect to Taxes, including any amendments thereto.

“Termination Date” has the meaning set forth in Section 7.01(e).

“Transaction Documents” means, collectively, this Agreement, the New HESM Partnership Agreement, the Merger Agreement, the Amended HESM Partnership Agreement and the Ancillary Agreements.

“Transaction Litigation” has the meaning set forth in Section 6.06.

“Transactions” has the meaning set forth in Section 3.01.

ARTICLE II.

THE TRANSACTIONS

Each of the following transactions set forth in this Article II shall be completed as of the Effective Time and in the order set forth in this Article II; provided, however, that the transactions contemplated by Section 2.01 and Section 2.02 shall become effective immediately prior to the Effective Time. Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, none of the provisions of this Article II shall be operative or have any effect until the Effective Time (other than the transactions contemplated by Section 2.01 and Section 2.02, which shall take effect immediately prior to the Effective Time).

Section 2.01    HINDL Contribution to HIP Holdings. HINDL hereby contributes, assigns, transfers and delivers all right, title and interest in and to a 0.1% limited partner interest in HIP (the “Contributed HIP Interest”) to HIP Holdings, and HIP Holdings hereby accepts and acquires from HINDL all right, title and interest in and to the Contributed HIP Interest. Notwithstanding any provision of the Second Amended and Restated Agreement of Limited Partnership of HIP, dated as of July 1, 2015 (the “HIP Partnership Agreement”), to the contrary: (a) HIP Holdings shall, by virtue of the contribution of the Contributed HIP Interest, own the Contributed HIP Interest; (b) HIP Holdings is hereby admitted as a limited partner of HIP in respect of the Contributed HIP Interest; and (c) HINDL shall continue as a limited partner of HIP and will retain a 49.9% limited partner interest in HIP.

Section 2.02    Execution of the New HESM Partnership Agreement. HIP GP LLC and New HESM GP LP hereby amend and restate the Agreement of Limited Partnership of New HESM by executing the First Amended and Restated Agreement of Limited Partnership of New HESM in the form attached as Exhibit A (the “New HESM Partnership Agreement”) to provide for, among other things, the recapitalization of New HESM, the creation of the New HESM Class A Shares and New HESM Class B Shares and the admission of the holders of New HESM Class A Shares and New HESM Class B Shares as limited partners of New HESM.

Section 2.03    Merger of Merger Sub with HESM.

(a)    Pursuant to an Agreement and Plan of Merger among Merger Sub, New HESM, HESM, MLP GP LP, HIP GP LLC and New HESM GP LP, in the form attached as Exhibit B (the “Merger Agreement”), the following shall occur at the Effective Time:

(i)    Merger Sub shall merge with and into HESM, with HESM surviving the merger (the “Merger”);

(ii)    the limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into 17,062,655 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units (the “Converted HESM Common Units”), and New HESM, as the holder thereof, shall be admitted as a limited partner of HESM;

(iii)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time (other than any HESM Common Units held by the Existing Sponsors or the HIP Entities as of immediately prior to the Effective Time (the “Existing Public HESM Units”)) shall be converted into the right to receive one validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) New HESM Class A Share;

(iv)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time and held by the Existing Sponsors or the HIP Entities shall remain outstanding;

(v)    each HESM Subordinated Unit issued and outstanding as of immediately prior to the Effective Time shall remain outstanding;

(vi)    each issued and outstanding Phantom Unit as of immediately prior to the Effective Time, whether vested or unvested, shall cease to represent a phantom unit denominated in HESM Common Units and shall be converted into a phantom unit denominated in New HESM Class A Shares (each, a “New HESM Phantom Share”) and the number of New HESM Class A Shares subject to each New HESM Phantom Share shall be equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the Effective Time and each New HESM Phantom Share shall otherwise have and be subject to the same terms and conditions, including distribution equivalent rights, if applicable, as applied to the corresponding Phantom Unit as of immediately prior to the Effective Time;

(vii)    each HESM IDR issued and outstanding as of immediately prior to the Effective Time shall remain outstanding;

(viii)    the HESM General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain outstanding and MLP GP LP shall continue to serve as the general partner of HESM following the Effective Time; and

(ix)    Upon consummation of the Merger (A) New HESM shall own 17,062,655 HESM Common Units; (B) New HESM shall be admitted as a limited partner of HESM in respect of the Converted HESM Common Units; (C) each recipient of New HESM Class A Shares pursuant to Section 2.02(a)(iii) shall be admitted as a limited partner of New HESM in respect of such New HESM Class A Shares upon receipt thereof; (D) HIP GP LLC shall, by virtue of the redemption of the Initial LP Interest pursuant to Section 2.05, cease to be a limited partner of New HESM; (E) New HESM GP LP shall continue to serve as the sole general partner of New HESM; (F) MLP GP LP shall continue to serve as the sole general partner of HESM; and (G) each of New HESM and HESM shall be continued without dissolution.

Section 2.04    Purchase of New HESM Class B Shares. Substantially contemporaneously with the consummation of the Merger, New HESM GP LP hereby purchases, and New HESM hereby issues to New HESM GP LP, 266,416,928 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) New HESM Class B Shares in exchange for, and promptly upon receipt of, the payment by New HESM GP LP of $0.0001 per share to New HESM.

Section 2.05    Redemption of Initial LP Interest. Immediately following the admission of additional limited partners of New HESM in accordance with Section 2.03(a)(ix)(C), and effective upon the delivery by New HESM to HIP GP LLC of payment therefor, New HESM hereby redeems the Initial LP Interest from HIP GP LLC for an amount, in cash, equal to $1,000.

Section 2.06    Contribution of Common Units and HIP GP Interest to New HESM.

(a)    HINDL hereby contributes, assigns, transfers and delivers to HIP GP LLC all right, title and interest in and to 448,999 HESM Subordinated Units (collectively, the “HINDL Contributed Units”), and HIP GP LLC hereby accepts and acquires the HINDL Contributed Units from HINDL.

(b)    GIP hereby contributes, assigns, transfers and delivers to HIP GP LLC all right, title and interest in and to 448,999 HESM Subordinated Units (collectively, the “GIP Contributed Units” and, together with the HINDL Contributed Units, the “Contributed Units”), and HIP GP LLC hereby accepts and acquires the GIP Contributed Units from GIP.

(c)    HIP GP LLC hereby contributes, assigns, transfers and delivers to New HESM GP LP all right, title and interest in and to (i) the Contributed Units and (ii) 100% of the HIP GP Interest, and New HESM GP LP hereby accepts and acquires the Contributed Units and the HIP GP Interest from HIP GP LLC.

(d)    New HESM GP LP hereby contributes, assigns, transfers and delivers to HESM all right, title and interest in and to the HIP GP Interest, and HESM hereby accepts and acquires the HIP GP Interest from New HESM GP LP, in exchange for two validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units (together with the Contributed Units, the “Combined HESM Units”).

(e)    New HESM GP LP hereby contributes, assigns, transfers and delivers to New HESM all right, title and interest in and to the Combined HESM Units, and New HESM hereby accepts and acquires the Combined HESM Units from New HESM GP LP, in exchange for 898,000 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) New HESM Class A Shares.

(f)    Notwithstanding any provision in the HIP Partnership Agreement to the contrary, by virtue of the consummation of the transactions contemplated by this Section 2.06, (i) HESM, by virtue of receiving the contributed HIP GP Interest, is hereby admitted as the general partner of HIP, effective immediately prior to the transactions contemplated by Section 2.06(c) and, immediately following such admission, HIP GP LLC hereby ceases to be a general partner of HIP; (ii) New HESM shall continue to be a limited partner of HESM; (iii) New HESM GP LP is hereby admitted as a limited partner of New HESM; and (iv) each of HESM, New HESM and HIP shall be continued without dissolution.

Section 2.07    Contribution of HIP and HIP Holdings to HESM.

(a)    GIP hereby contributes, assigns, transfers and delivers to HESM all of GIP’s right, title and interest in and to the HIP LP Interests, constituting 50% of the issued and outstanding HIP LP Interests (the “GIP HIP Contribution”), and HESM hereby accepts and acquires the GIP HIP Contribution from GIP, in exchange for (i) 114,876,309 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units and (ii) an amount, in cash, equal to 50% of the Sponsor Distribution.

(b)    HINDL hereby contributes, assigns, transfers and delivers to HESM all of HINDL’s right, title and interest in and to (i) the HIP LP Interests, constituting 49.9% of the issued and outstanding HIP Interests (the “HINDL HIP LP Interests”) and (ii) 100% of the issued and outstanding limited liability company interests in HIP Holdings (the “HIP Holdings Interests” and together with the HINDL HIP LP Interests, the “HINDL HIP Contribution”), and HESM hereby accepts and acquires the HINDL HIP Contribution from HINDL, in exchange for (A) 114,876,309 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units and (B) an amount, in cash, equal to 50% of the Sponsor Distribution.

(c)    Notwithstanding any provision in the HIP Partnership Agreement or of the limited liability company agreement of HIP Holdings, as applicable, to the contrary, by virtue of the consummation of the transactions contemplated by this Section 2.07: (i) HESM shall, by virtue of the contribution of the GIP HIP Contribution and the HINDL HIP Contribution to HESM pursuant to Section 2.07(a) and Section 2.07(b), own, directly or indirectly, all of the issued and outstanding limited partner interests and limited liability company interests of HIP and HIP Holdings, respectively; (ii) HESM is hereby admitted as a limited partner of HIP in respect of the GIP HIP Contribution and the HINDL HIP LP Interests and as a member of HIP Holdings in respect of the HIP Holdings Interests; (iii) immediately following the admission of HESM as a limited partner of HIP, GIP and HINDL shall each cease to be limited partners of HIP; (iv) immediately following the admission of HESM as a member of HIP Holdings, HINDL shall cease to be a member of HIP Holdings; and (v)  each of HIP and HIP Holdings shall be continued without dissolution.

Section 2.08     Execution of Amended HESM Partnership Agreement. MLP GP LP, New HESM and the Existing Sponsors hereby amend and restate the HESM Partnership Agreement by executing the Third Amended and Restated Agreement of Limited Partnership of HESM in the form attached as Exhibit C (the “Amended HESM Partnership Agreement”) to provide for or reflect, among other things, (a) the recapitalization of HESM; (b) the conversion, in connection with such recapitalization, of (i) each HESM Common Unit held by New HESM as of immediately following the Merger into a Class A Unit (each, a “HESM Class A Unit”), (ii) each HESM Common Unit held by the Existing Sponsors or any HIP Entity as of immediately following the Merger into a Class B Unit (each, a “HESM Class B Unit”), (iii) each HESM Subordinated Unit held by New HESM as of immediately following the Merger into a HESM Class A Unit, and (iv) each HESM Subordinated Unit held by the Existing Sponsors or any HIP Entity as of immediately following the Merger into a HESM Class B Unit; and (c) the admission of New HESM as a limited partner of HESM.

Section 2.09    Ancillary Agreements. In connection with the transactions set forth in Section 2.01 through Section 2.08, the applicable Parties agree to, or to cause their applicable Subsidiaries or Affiliates, as applicable, to enter into, amend or amend and restate, in each case as applicable, the following agreements (collectively, the “Ancillary Agreements”).

(a)    HESM and HIP Holdings shall amend and restate the Second Amended and Restated Agreement of Limited Partnership of HIP by executing the Third Amended and Restated Agreement of Limited Partnership of HIP in the form attached as Exhibit D.

(b)    HIP shall amend and restate the Second Amended and Restated Limited Liability Company Agreement of MLP GP LLC by executing the Third Amended and Restated Limited Liability Company Agreement of MLP GP LLC in the form attached at Exhibit E.

(c)    HIP and MLP GP LLC shall amend and restate the Third Amended and Restated Agreement of Limited Partnership of MLP GP LP by executing the Fourth Amended and Restated Agreement of Limited Partnership of MLP GP LP in the form attached as Exhibit F.

(d)    Hess Corporation, HIP, HIP GP LLC, HESM and the other parties thereto shall amend and restate the Omnibus Agreement by executing the Amended and Restated Omnibus Agreement in the form attached as Exhibit G.

(e)    Hess Corporation, Hess Trading Corporation, MLP GP LP and HESM shall amend and restate the Employee Secondment Agreement, by executing the Amended and Restated Employee Secondment Agreement in the form attached as Exhibit H.

(f)    HESM, MLP GP LP, MLP GP LLC, HINDL, GIP, New HESM GP LLC, New HESM GP LP and New HESM shall amend and restate the Registration Rights Agreement by executing the Amended and Restated Registration Rights Agreement in the form attached as Exhibit I.

ARTICLE III.

CLOSING

Section 3.01    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall occur as soon as practicable after the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Article V other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (or remotely via the electronic exchange of executed documents), unless another date or place is mutually agreed upon in writing by the Parties. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

Section 3.02    Closing Deliverables. At the Closing, each of the Parties shall deliver, or cause to be delivered, (a) counterparts of each Transaction Document (other than this Agreement) to which it (or any of its Affiliates) is a party duly executed by such Party and/or its applicable Affiliate, as applicable, and (b) the certificates required to be delivered by such Party pursuant to Section 5.02(c) or Section 5.03(c), in each case, as applicable.

Section 3.03    Effective Time of the Closing. Subject to the provisions of this Agreement and the Merger Agreement, on the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”) evidencing the Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the Merger Agreement. The Transactions shall be effected upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Transactions are effected is herein referred to as the “Effective Time”); provided that the Transactions shall be completed in the order set forth in Article II and the transactions contemplated in Section 2.01 and Section 2.02 shall be effective immediately prior to the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01    Representations and Warranties Concerning HIP GP LLC and the HIP Entities. Except as disclosed in the correspondingly numbered section of the disclosure schedules delivered by HIP and HIP GP LLC to HESM simultaneously with the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection), HIP and HIP GP LLC, jointly and severally, hereby represent and warrant to HESM as follows with respect to the HIP Entities, and HIP GP LLC, as applicable:

(a)    Organization. HIP GP LLC and each HIP Entity is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed and validly existing and in good standing under the Laws of the State of Delaware.

(b)    Authorization. HIP GP LLC and each of the HIP Entities that is a party to a Transaction Document has full corporate, limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform such Transaction Document to which it is a party. The execution, delivery and performance by HIP GP LLC and each of the HIP Entities of the Transaction Documents to which it is a party and the consummation by HIP GP LLC and each such HIP Entity of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, limited partnership or limited liability company action as the case may be. Each Transaction Document executed or to be executed by HIP GP LLC or a HIP Entity has been, or when executed will be, duly executed and delivered by HIP GP LLC or such HIP Entity and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of HIP GP LLC or such HIP Entity, enforceable against HIP GP LLC or such HIP Entity in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c)    No Conflicts or Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which HIP GP LLC or any HIP Entity is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of HIP GP LLC or such HIP Entity; (ii) violate any Law applicable to HIP GP LLC or such HIP Entity; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which HIP GP LLC or any HIP Entity is a party; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of HIP GP LLC or the HIP Entities; or (v) result in the cancellation, modification, revocation or suspension of any Permit of HIP GP LLC or any HIP Entity, except, (A) in the case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to materially impede the ability of HIP GP LLC to consummate any of the transactions contemplated hereby or to have a Material Adverse Effect on the HIP Entities, taken as a whole, and (B) in the case of clause (iv), for the creation or imposition of any Encumbrance pursuant to any refinancing of existing indebtedness of HIP pursuant to Section 6.08.

(d)    Consents and Approvals. Except (i) as would not, individually or in the aggregate, reasonably be expected to materially impede the ability of HIP GP LLC to consummate any of the transactions contemplated hereby or to have a Material Adverse Effect on the HIP Entities, taken as a whole, or (ii) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, any applicable requirements of a national securities exchange, the filing of the Form S-4, any applicable Antitrust Laws and the filing of the Certificate of Merger, neither the execution and delivery by HIP GP LLC or any HIP Entity of this Agreement and the other Transaction Documents to which HIP GP LLC or any HIP Entity is a party, nor the performance by HIP GP LLC or any HIP Entity of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by HIP GP LLC or such HIP Entity.

(e)    Compliance with Laws.

(i)    HIP GP LLC and the HIP Entities are, and since the later of December 31, 2014 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any Applicable Law, except where such non-compliance, default or violation, individually or in the aggregate, has not materially impeded or would not reasonably be expected to materially impede the ability of HIP GP LLC to consummate any of the transactions contemplated hereby and has not had or would not reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole.

(ii)    The HIP Entities are in possession of such Permits necessary for the HIP Entities to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except where the failure to have any such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole. All such Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole. No material suspension or cancellation of any of such Permits is pending or, to the Knowledge of HIP and HIP GP LLC, threatened in writing. The HIP Entities are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole. As of the date of this Agreement and to the Knowledge of HIP and HIP GP LLC, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the HIP Entities under, any Permit held by any of the HIP Entities, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any such Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole. Such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole.

(f)    Capitalization of HIP Entities.

(i)    Schedule 4.01(f) reflects the number of issued and outstanding equity interests of each of the HIP Entities and the record and beneficial owners thereof and the percentage interest held by each such beneficial and record owner thereof, in each case, as of the date of this Agreement, without giving effect to the Transactions. None of the HIP Entities is the record or beneficial owner of any equity interest in any Person not listed on Schedule 4.01(f). The record and beneficial owners set forth in Schedule 4.01(f) are the sole owners of the equity interests set forth therein and own such equity interests free and clear of all Encumbrances (other than (A) transfer restrictions under applicable federal and state securities laws or as set forth in the Organizational Documents of the applicable HIP Entity and (B) Encumbrances arising under the HIP Credit Agreement or incurred in connection with the Financing Transactions), and such equity interests are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights), except as set forth in the Organizational Documents of HIP. As of the date of this Agreement, the issued shares of capital stock or the limited partner or limited liability company interests, as the case may be, of each HIP Entity have been duly authorized and validly issued in accordance with applicable Law and the applicable Organizational Documents and are fully paid and non-assessable (except to the extent such non-assessability is affected by (i) Sections 17-303, 17-607 or 17-804 of the DRULPA with respect to limited partnerships or (ii) Sections 18-607 and 18-804 of the DLLCA with respect to limited liability companies, as applicable). Each limited partner interest and each limited liability company interest, as applicable, of a HIP Entity issued pursuant to this Agreement is, or will be upon issuance, duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability is affected by (A) Sections 17-303, 17-607 or 17-804 of the DRULPA with respect to limited partnerships or (B) Sections 18-607 and 18-804 of the DLLCA with respect to limited liability companies, as applicable).

(ii)    Except as set forth in the Organizational Documents of the HIP Entities or as set forth on Schedule 4.01(f), (A) none of the HIP Entities have issued or are bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any HIP Entity and (B) there are no outstanding obligations of the HIP Entities to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any limited partner interests, shares of capital stock, voting securities or equity interests) of any HIP Entity.

(g)    Title to and Condition of Assets. Each of the HIP Entities has good and valid title to its respective material assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole. The assets of the HIP Entities are sufficient to conduct the operations and business as currently conducted by the HIP Entities, taken as a whole, in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the HIP Entities, taken as a whole, the assets owned or operated by the HIP Entities are, in the aggregate, in good operating condition and repair (normal wear and tear excepted). No HIP Entity (other than HIP Water Services and its Subsidiaries) owns or leases any real property.

(h)    Absence of Litigation.

(i)    There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of HIP and HIP GP LLC, investigation, in each case, pending or, to the Knowledge of HIP and HIP GP LLC, threatened in writing against HIP GP LLC, any HIP Entity or with respect to any of their respective properties or assets relating to the transactions contemplated by Transaction Documents or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to materially impair the ability of any of HIP GP LLC and/or the HIP Entities to perform its obligations and agreements under the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.

(ii)    There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of HIP and HIP GP LLC, investigation, in each case, pending or, to the Knowledge of HIP and HIP GP LLC, threatened in writing against HIP GP LLC, any HIP Entity or with respect to any of their respective properties or assets before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole.

(i)    Financial Matters.

(i)    The HIP Parties have made available to HESM true, complete and correct copies of the audited annual consolidated balance sheets of HIP and its Subsidiaries as of December 31, 2018 and 2017 and the related audited consolidated statements of operations for the years then ended and the unaudited consolidated balance sheet of HIP and its Subsidiaries as of June 30, 2019, and the related unaudited consolidated statements of operations for the three and six months then ended (collectively, the “Financial Statements”). Except as noted in the Financial Statements (including any notes thereto), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of HIP and its Subsidiaries, as applicable, as of such dates and the results of operations of HIP and its Subsidiaries, as applicable, for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments).

(ii)    There are no liabilities or obligations of any of the HIP Entities (whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (A) liabilities or obligations reflected or reserved against in the applicable Financial Statements; (B) liabilities or obligations incurred in the ordinary course of business since June 30, 2019; (C) liabilities or obligations arising under Contracts entered into in the ordinary course of business; (D) liabilities not required to be presented by GAAP in unaudited financial statements; (E) liabilities or obligations under any of the Transaction Documents; and (F) other liabilities or obligations which, in the aggregate, would not be material to the HIP Entities, taken as a whole.

(j)    No Adverse Changes. Since June 30, 2019, there has not been any Material Adverse Effect with respect to the HIP Entities, taken as a whole.

(k)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole, the HIP Entities (i) are, and since such HIP Entity was acquired by HIP has been, in compliance with all applicable Environmental Laws, (ii) are not the subject of any outstanding administrative or judicial order, judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to any of their assets that requires response action, corrective action, or the payment of a fine or penalty, (iii) have not Released, nor, to the Knowledge of HIP and HIP GP LLC, has any other Person Released Hazardous Substances at any real properties currently or formerly owned, leased, or operated by the HIP Entities or at any real properties to which the HIP Entities have sent Hazardous Substances for disposal, in such manner as would reasonably be expected to result in liability to any of the HIP Entities, and (iv) except as otherwise set forth on Schedule 4.01(k), to the Knowledge of HIP and HIP GP LLC, no HIP Entity has agreed to indemnify another Person with respect to, or has assumed or retained by contract or operation of law, any outstanding liability of such Person under Environmental Laws. The HIP Entities have made available to HESM all material environmental or health and safety assessments, investigations, studies, audits, tests, reviews or other similar documents with respect to any liability under any Environmental Law of, or site conditions at any properties owned, leased, or operated by the HIP Entities, that are in the possession of the HIP Entities or Existing Sponsors. In addition to the representations and warranties set forth in Sections 4.01(d), 4.01(e)(ii), 4.01(h), and 4.01(j), the representations and warranties set forth in this Section 4.01(k) are the sole representations and warranties made by HIP and HIP GP LLC with respect to matters related to environmental matters.

(l)    Employee Matters. No HIP Entity (i) has, or has at any time since its formation had, any employees, (ii) is, or has been at any time since its formation, the sponsor of any benefit plan or is currently contributing or has contributed to or has or has had an obligation to contribute to any plan, policy or program providing compensation or other benefits to any Person or (iii) has, or has at any time since its formation had, liability relating to any plan, policy or program providing compensation or other benefits to any Person. No HIP Entity is a party to, or is bound by, any collective bargaining agreement or contract with a labor union.

(m)    Right of Way. The HIP Entities have such rights-of-way from each Person (collectively, “rights-of-way”) as are sufficient to conduct their business in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the HIP Entities, taken as a whole, (i) each of the HIP Entities has fulfilled and performed in all material respects all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and

(ii) to the Knowledge of HIP and HIP GP LLC, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any Applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right. The representations and warranties set forth in this Section 4.01(m) are the sole representations and warranties made by HIP and HIP GP LLC with respect to rights-of-way matters.

(n)    Material Contracts.

(i)    The HIP Parties have made available to HESM a correct and complete copy of each Contact materially affecting each of the HIP Entities and their assets, the loss of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole, (collectively, the “Material Contracts”).

(ii)    Each Material Contract is in full force and effect, and none of the HIP Entities is in breach or default thereunder and, to the Knowledge of HIP and HIP GP LLC, no event has occurred that upon receipt of notice of lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole.

(o)    Conflicts Committee Matters. The projections and budgets provided in writing to the Conflicts Committee (including those provided to any financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review of the Transaction and the Transaction Documents have a reasonable basis and are materially consistent with HIP’s current expectations. All other financial and operational information provided in writing to the Conflicts Committee (including to any financial advisor to the Conflicts Committee) as part of its review of the proposed transaction is derived from and is materially consistent with HIP’s books and records, as applicable. None of the Existing Sponsors, HIP GP LLC or the HIP Entities has intentionally withheld disclosure from the Conflicts Committee or its advisors of any fact that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the HIP Entities, taken as a whole.

(p)    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole:

(i)    All Tax Returns required by applicable Law to be filed by or with respect to each HIP Entity have been timely filed (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete in all material respects.

(ii)    All Taxes owed by or with respect to the HIP Entity that are or have become due have been timely paid in full.

(iii)    All Taxes required to be withheld, collected or deposited by or with respect to the HIP Entities have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Authority.

(iv)    There are no Encumbrances (other than Encumbrances with respect to Taxes that are not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings) on any of the assets of any of the HIP Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(v)    There is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any amount of Taxes of the HIP Entities either claimed or raised by any Governmental Authority in writing.

(vi)    There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes of the HIP Entities.

(vii)    Except for any agreements among the HIP Entities, no HIP Entity is a party to any Tax sharing agreement or Tax indemnity agreement or has any continuing obligations under any such agreements, other than any agreement not primarily related to Taxes.

(viii)    No HIP Entity has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by Contract.

(ix)    No HIP Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(x)    Effective as of their respective dates of formation, each of New HESM and HIP Holdings has properly elected to be classified as an association taxable as a corporation for U.S. federal Tax purposes.

(xi)    Each of HIP Holdings and Hess Infrastructure Partners Finance Corporation is properly treated as a corporation for U.S. federal income Tax purposes. Each other HIP Entity is and has been properly treated as an entity disregarded as separate from its owner or as a partnership for U.S. federal income Tax purposes.

(q)    Brokers and Finders. Except for J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, no investment banker, broker, finder, financial advisor or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of being engaged by HIP GP LLC or any of the HIP Entities.

(r)    Operations and Ownership of HIP Holdings. All of the issued and outstanding limited liability company interests in HIP Holdings are beneficially owned by HINDL. HIP Holdings was formed solely for the purpose of engaging in the transactions contemplated hereby, and HIP Holdings has not incurred, directly or indirectly, any material obligations or conducted any material business other than incident to its formation and as contemplated by this Agreement.

Section 4.02    Representations and Warranties Concerning the Existing Sponsors. Except as disclosed in the correspondingly numbered section of the disclosure schedules delivered by the Existing Sponsors to HESM simultaneously with the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection), each Existing Sponsor, severally and not jointly, hereby represents and warrants to HESM as follows with respect to such Existing Sponsor:

(a)    Organization. Such Existing Sponsor is a limited partnership or limited liability company, respectively, duly formed and validly existing and in good standing under the Laws of the State of Delaware.

(b)    Authorization. Such Existing Sponsor has full power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of each Transaction Document to which it is a party by such Existing Sponsor and the consummation by such Existing Sponsor of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action as the case may be. Each Transaction Document executed or to be executed by such Existing Sponsor has been, or when executed will be, duly executed and delivered by such Existing Sponsor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Existing Sponsor, enforceable against such Existing Sponsor in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c)    No Conflicts or Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Existing Sponsor is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of such Existing Sponsor; (ii) violate any Law applicable to such Existing Sponsor; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which such Existing Sponsor is a party; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of such Existing Sponsor; or (v) result in the cancellation, modification, revocation or suspension of any Permit of such Existing Sponsor, except, in the case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to have a HIP Material Adverse Effect.

(d)    Consents and Approvals. Except (i) as would not, individually or in the aggregate, reasonably be expected to have a HIP Material Adverse Effect with respect to such Existing Sponsor or (ii) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, any applicable requirements of a national securities exchange, the filing of the Form S-4, any applicable Antitrust Laws and the filing of the Certificate of Merger, neither such Existing Sponsor’s execution and delivery of this Agreement and the other Transaction Documents to which such Existing Sponsor is a party, nor the performance by such Existing Sponsor of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by such Existing Sponsor.

(e)    Ownership. Schedule 4.02(e) reflects the number of issued and outstanding equity interests of HESM owned by each of the Existing Sponsors as of the date of this Agreement, without giving effect to the Transactions. Each Existing Sponsor is the sole owner of (i) the number of issued and outstanding equity interests of HESM attributed to such Existing Sponsor on Schedule 4.02(e) and (ii) the number of issued and outstanding equity interests of each of the HIP Entities attributed to such Existing Sponsor on Schedule 4.01(f), in each case, free and clear of all Encumbrances (other than (A) transfer restrictions under applicable federal and state securities laws or as set forth in the Organizational Documents of HESM and (B) Encumbrances arising under the HIP Credit Agreement or incurred in connection with the Financing Transactions).

(f)    Approval of Transaction. MLP GP LP, in its capacity as the general partner of HESM, has determined, in connection with the recent enactment of federal income tax legislation, that the HESM Common Units held by Persons who are not Affiliates of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation for U.S. federal (and applicable state and local) income Tax purposes whose sole asset is Partnership Interests (as defined in the HESM Partnership Agreement) pursuant to Section 15.1 of the HESM Partnership Agreement and that the primary purpose of the Merger is to effectuate the provisions of Section 15.1 of the HESM Partnership Agreement. The HESM Board has approved this Agreement, the Merger Agreement, the Amended HESM Partnership Agreement and the transactions contemplated hereby and thereby.

(g)    Absence of Litigation. There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of such Existing Sponsor, investigation, in each case, pending or, to the Knowledge of such Existing Sponsor, threatened in writing against such Existing Sponsor relating to the transactions contemplated by the Transaction Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of such Existing Sponsor to perform its obligations and agreements under the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.

(h)    Brokers and Finders. Except as set forth on Schedule 4.02(h) with respect to such Existing Sponsor, no investment banker, broker, finder, financial advisor or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of being engaged by such Existing Sponsor.

Section 4.03    Representations and Warranties Concerning the HESM Entities. Except as disclosed (1) in the HESM SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any “risk factor” section of such HESM SEC Reports or any other disclosures in such HESM SEC Reports to the extent they are non-specific or primarily predictive, cautionary or forward looking in nature) or (2) in the correspondingly numbered section of the disclosure schedules delivered by HESM to the HIP Parties simultaneously with the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of such disclosure schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a cross-reference to such other section or subsection), HESM hereby represents and warrants to the HIP Parties as follows:

(a)    Organization. Each HESM Entity is a limited partnership or limited liability company, as the case may be, duly formed and validly existing and in good standing under the Laws of the State of Delaware.

(b)    Capitalization of HESM. As of October 2, 2019, HESM has no partnership or other equity interests outstanding other than (i) 27,345,309 HESM Common Units, (ii) 27,279,654 HESM Subordinated Units, (iii) the HESM IDRs, (iv) the HESM General Partner Interest and (v) the Phantom Units (collectively, the “HESM Interests”). As of the date of this Agreement, all of the HESM Interests (other than the Phantom Units) have been duly authorized and validly issued and are fully paid (to the extent required under the HESM Organizational Documents) and, other than the HESM General Partner Interest, non-assessable (except to the extent such non-assessability is affected by Sections 17-303, 17-607 or 17-804 of the DRULPA). All HESM Common Units to be issued in connection with the Transactions will be duly authorized, validly issued, fully paid and non-assessable (except to the extent specified in Sections 17-303, 17-607 or 17-804 of the DRULPA) upon issuance.

(c)    Capitalization of HESM Entities. As of the date of this Agreement, the limited partner or limited liability company interests, as the case may be, of each HESM Entity have been duly authorized and validly issued and are fully paid and non-assessable (except to the extent such non-assessability is affected by (i) Sections 17-303, 17-607 or 17-804 of the DRULPA with respect to limited partnerships or (ii) Sections 18-607 and 18-804 of the DLLCA with respect to limited liability companies, as applicable). Each limited partner interest and each limited liability company interest, as applicable, of a HESM Entity issued pursuant to this Agreement is, or will be upon issuance, duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability is affected by (A) Sections 17-303, 17-607 or 17-804 of the DRULPA with respect to limited partnerships or (B) Sections 18-607 and 18-804 of the DLLCA with respect to limited liability companies, as applicable).

(d)    Authorization. Each of the HESM Entities that is a party to a Transaction Document has full limited partnership or limited liability company, as applicable, power and authority to execute, deliver and perform such Transaction Document to which it is a party. The execution, delivery and performance by each of the HESM Entities of the Transaction Documents to which it is a party and the consummation by such HESM Entities of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action as the case may be. Each Transaction Document executed or to be executed by a HESM Entity has been, or when executed will be, duly executed and delivered by such HESM Entity and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such HESM Entity, enforceable against such HESM Entity in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(e)    No Conflicts or Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any HESM Entity is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of such HESM Entity; (ii) violate any Law applicable to such HESM Entity; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which any HESM Entity is a party; (iv) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the HESM Entities; or (v) result in the cancellation, modification, revocation or suspension of any Permit of any HESM Entity, except, (A) in the case of clauses (ii) through (v), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the HESM Entities, taken as a whole, and (B) in the case of clause (iv), for the creation or imposition of any Encumbrance pursuant to the refinancing of any existing indebtedness of the HESM Entities pursuant to Section 6.08.

(f)    Consents and Approvals. Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the HESM Entities, taken as a whole, or (ii) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws, any applicable requirements of a national securities exchange, the filing of the Form S-4, any applicable Antitrust Laws and the filing of the Certificate of Merger, neither the execution and delivery by any HESM Entity of this Agreement and the other Transaction Documents to which any HESM Entity is a party, nor the performance by any HESM Entity of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with any Governmental Authority by such HESM Entity.

(g)    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Intrepid Partners, LLC to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the Public Limited Partners upon the consummation of the transactions contemplated by this Agreement and the Merger Agreement is fair, from a financial point of view, to the Public Limited Partners.

(h)    Absence of Litigation. There is no suit, litigation, arbitration, claim, action, audit, proceeding or, to the Knowledge of HESM, investigation, in each case, pending or, to the Knowledge of HESM, threatened in writing against any HESM Entity relating to the transactions contemplated by the Transaction Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of any of the HESM Entities to perform its obligations and agreements under the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(i)    Brokers and Finders. Except for Intrepid Partners, LLC, no investment banker, broker, finder, financial advisor or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the transactions contemplated by the Transaction Documents as a result of being engaged by any HESM Entity or any of their respective Affiliates.

Section 4.04    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY ANY PARTY OR THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR ASSETS, AND EACH OF THE PARTIES SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE

ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT ANY ASSETS ACQUIRED BY VIRTUE OF THE TRANSACTIONS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.

ARTICLE V.

CONDITIONS PRECEDENT

Section 5.01    Conditions to Each Party’s Obligation to Effect the Transactions. The obligations of each of the Parties to effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by Applicable Law, written waiver by each of HESM and HIP on or prior to the Effective Time) of the following conditions:

(a)    No Injunctions or Restraints. No Law, order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Transactions, declaring unlawful the Transactions or causing such Transactions to be rescinded shall be in effect.

(b)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or, to the Knowledge of HIP and HIP GP, threatened by the SEC (unless subsequently withdrawn).

(c)    Regulatory Approval. Any consent or approval of any Governmental Authority required to be obtained pursuant to any applicable Antitrust Law shall have been duly obtained and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, including under any Antitrust Law, shall have occurred.

(d)    Listing. The New HESM Class A Shares issuable pursuant to the Transaction Documents shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 5.02    Conditions to HESM’s Obligation to Effect the Transactions. The obligations of HESM to, and to cause each of its Subsidiaries and Affiliates, as applicable, to, effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by HESM) on or prior to the Effective Time of the following conditions:

(a)    Bring Down of Representations and Warranties. The representations and warranties set forth in (i) Section 4.01 and Section 4.02 (other than those set forth in (A) Section 4.01(b), (B) the first and second sentences of Section 4.01(f), (C) Section 4.01(j), (D) Section 4.01(q), (E) Section 4.01(r), (F) Section 4.02(b), (G) Section 4.02(e) and (H) Section 4.02(h)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not materially impeded or would not reasonably be expected to materially impede the ability of HIP GP LLC to consummate any of the transactions contemplated hereby and have not had or would not reasonably be expected to have a Material Adverse Effect on the HIP Entities, taken as a whole (provided, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect); (ii) the first and second sentences of Section 4.01(f) and in Section 4.02(e) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except for such inaccuracies as would not be material in amount or effect; and (iii) Section 4.01(b), Section 4.01(j), Section 4.01(q), Section 4.01(r), Section 4.02(b) and Section 4.02(h) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)    Performance of Covenants. The Existing Sponsors, HIP GP LLC and the HIP Entities shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by such Persons prior to the Closing Date.

(c)    Closing Certificate. Prior to or at the Closing, HIP GP LLC shall have delivered a certificate of an authorized officer or other authorized person of HIP, dated as of the Closing Date, to the effect that the conditions specified in Section 5.02(a) and Section 5.02(b) are satisfied.

Section 5.03    Conditions to HIP Parties’ Obligation to Effect the Transactions. The obligations of each of the HIP Parties to, and to cause their Affiliates, as applicable, to, effect the Transactions shall be subject to the fulfillment (or, to the extent permitted by Applicable Law, written waiver by HIP) on or prior to the Effective Time of the following conditions:

(a)    Bring Down of Representations and Warranties. The representations and warranties set forth in (i) Section 4.03 (other than those set forth in (A) the first sentence of Section 4.03(b), (B) Section 4.03(d) and (C) Section 4.03(i)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates have not had or would not reasonably be expected to have a Material Adverse Effect on the HESM Entities, taken as a whole, (provided, that for the purposes of the foregoing clause, qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect); (ii) the first sentence of Section 4.03(b) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), except for such inaccuracies as would not be material in amount or effect; and (iii) Section 4.03(d) and Section 4.03(i) are true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that are made on and as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date).

(b)    Performance of Covenants. The HESM Entities shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by the HESM Entities prior to Closing.

(c)    Closing Certificate. Prior to or at the Closing, HESM shall have delivered a certificate of an authorized officer or other authorized person of HESM, dated as of the Closing Date, to the effect that the conditions specified in Section 5.03(a) and Section 5.03(b) are satisfied.

ARTICLE VI.

COVENANTS

Section 6.01    Interim Operations.

(a)    Except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement or (iii) as set forth in Schedule 6.01(b), (iv) as required by any Governing Documents of such entities or (v) as consented to in writing by HESM (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time or the termination hereof, each HIP Entity shall (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it, (C) use commercially reasonable efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the HIP Entities, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

(b)    Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Effective Time or the termination hereof, except (A) as required by applicable Law, (B) as otherwise expressly contemplated by this Agreement or the other Transaction Documents or (C) as set forth in Schedule 6.01(b), none of the HIP Entities shall, without the prior written consent of HESM (which consent will not be unreasonably withheld, delayed or conditioned):

(i)    adopt or propose any change to any of their Organizational Documents as in effect on the date of this Agreement;

(ii)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the HIP Entities, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests;

(iii)    declare, set aside or pay any distributions in respect of any of their equity securities or split, combine or reclassify any of their equity securities, other than cash distributions to their respective equity holders in accordance with their respective Organizational Documents;

(iv)    settle, propose to settle or compromise any action before a Governmental Authority if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 in the aggregate (together with all other settlements or compromises after the date of this Agreement), net of any amounts covered by insurance that the HIP Entities expect to be promptly paid by the applicable insurer, (B) that imposes any material equitable or non-monetary relief, penalty or restriction on any HIP Entity or (C) that would reasonably be expected to affect the rights or defenses available to any HIP Entity in any related or similar claims that, individually or in the aggregate, are material to the HIP Entities, taken as a whole;

(v)    recommend, propose, announce, adopt or vote to adopt a plan of complete or partial dissolution or liquidation, in each case, that would (A) prevent or materially impede or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or (B) adversely affect in a material way the rights of holders of the securities of any Party;

(vi)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel or abandon or otherwise dispose of any of the HIP Entities’ material assets, product lines or businesses, including any equity interests of any of the HIP Entities, except (A) in connection with goods or services provided in the ordinary course of business and sales of obsolete assets, or (B) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in the aggregate;

(vii)    except (w) as set forth in Schedule 6.01(b)(vii), (x) transactions solely between or among the HIP Entities and/or the HESM Entities that will not result in any obligation or liability to any party other than the HIP Entities and/or the HESM Entities, (y) borrowings permitted under the HIP Credit Agreement or (z) in connection with the Financing Transactions, (A) incur, assume or guarantee any indebtedness for borrowed money, (B) issue, assume or guarantee any debt securities, (C) grant any option, warrant or right to purchase any debt securities, or (D) issue any securities convertible into or exchangeable for any debt securities of others, other than any such actions contemplated in (A) through (D), as would not, taken together, result in the incurrence or guarantee of indebtedness or issuance of debt securities with a value in excess of $1,000,000 in the aggregate;

(viii)    make any change to any of their accounting policies or procedures, except as required by changes after the date hereof in accordance with GAAP;

(ix)    (A) change any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any materially amended Tax Return, (E) enter into any written agreement with any Governmental Authority with respect to Taxes, (F) surrender any right to claim a refund for Taxes, (G) consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or (H) take any action or fail to take any action that would reasonably be expected to cause any HIP Entity (other than HIP Holdings and Hess Infrastructure Partners Finance Corporation) to be treated, for U.S. federal income Tax purposes, as a corporation; or

(x)    agree, authorize or commit to do any of the foregoing.

(c)    From the date of this Agreement until the Closing Date, each of HESM Entities and HIP Parties shall promptly notify the other Parties in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article V not being satisfied at the Effective Time, and (ii) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.01(c) shall not limit or otherwise affect the remedies available hereunder to the notified Party.

Section 6.02    Preparation of the S-4.

(a)    Promptly following the date hereof, each of the HIP Parties and the HESM Entities shall cooperate in preparing and shall use its respective reasonable best efforts to cause to be filed with the SEC a mutually acceptable Registration Statement on Form S-4, including a related prospectus (the “Form S-4”), registering the New HESM Class A Shares issuable in connection with the Transactions under the Securities Act. The Form S-4, when it becomes effective, will include all information required to be disclosed by New HESM. Each of the HIP Parties and the HESM Entities shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and/or the Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the Transactions. Each of the HIP Parties and the HESM Entities shall, as reasonably necessary in connection with preparation and filing of the Form S-4, furnish all information concerning itself, its Affiliates and the holders of its equity interests to the other Parties, and each of the HIP Parties and the HESM Entities shall provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4. Each of the HIP Parties and the HESM Entities shall promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of all material correspondence between it and its representatives, on one hand, and the SEC, on the other hand, and all written comments and/or orders with respect to the Form S-4 received from the SEC and advise the other Parties of any oral comments with respect to the Form S-4 received from the SEC. Each of the HIP Parties and the HESM Entities shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Prior to filing any amendment or supplement to the Form S-4 or responding to any comments of the SEC with respect thereto, each of the HIP Parties and the HESM Entities shall cooperate and provide the other Parties a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by any of the HIP Parties or the HESM Entities, as applicable, or any of their respective representatives with respect thereto, and no such amendment or supplement shall be filed without the prior approval of the HIP Parties and HESM (which consent shall not be unreasonably withheld, conditioned or delayed). The HIP Parties shall advise HESM, promptly after any of them receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the New HESM Class A Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, and the HIP Parties and the HESM

Entities shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The HIP Parties and the HESM Entities shall also use their reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the New HESM Class A Shares in connection with the Transactions, and HESM shall furnish all information concerning HESM, its Subsidiaries and the holders of the HESM Common Units as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the date of effectiveness under the Securities Act (with respect to the Form S-4), any HIP Party or any HESM Entity discovers that any information relating to the HIP Parties, the HESM Entities or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to the Form S-4 so that such document would not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable after the other Parties have had a reasonable opportunity to review and comment thereon, and, to the extent required by Applicable Law, disseminated to the holders of HESM Common Units.

(c)    On or prior to the Closing Date, New HESM will file or cause to be filed a registration statement on Form 8-A (or an amendment to HESM’s registration statement on Form 8-A) for the registration of the New HESM Class A Shares under the Exchange Act.

Section 6.03    Regulatory Approvals. Each of HESM and the HIP Parties shall use its reasonable best efforts to file, as promptly as practicable, the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act, the Parties will use their respective reasonable best efforts to respond to such request as promptly as practicable or as otherwise agreed by the Parties, and counsel for the Parties will closely cooperate during the entirety of any such request review process.

Section 6.04    Exchange Listing; Delisting.

(a)    On or prior to the Closing Date, the HIP Parties shall use reasonable best efforts to cause the New HESM Class A Shares to be issued pursuant to the Transaction Documents to be approved for listing on the NYSE, subject to official notice of issuance.

(b)    Prior to the Closing, upon the HIP Parties’ request, HESM shall use reasonable best efforts to cause the delisting of HESM Common Units from the NYSE and the termination of HESM’s registration under the Exchange Act as soon as practicable following the Effective Time.

Section 6.05    Directors and Officers. At or prior to Closing, the HIP Parties shall, and shall cause the New HESM Board to, take all actions necessary so that the individuals set forth on Schedule 6.05(a) shall be the directors of New HESM as of the Effective Time and shall serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 6.06    Litigation. In the event that any unitholder litigation related to the Transaction Documents or the Transactions is brought, or to HESM’s Knowledge, threatened in writing, against HESM and/or the members of the HESM Board prior to the Effective Time (a “Transaction Litigation”), HESM shall promptly notify the HIP Parties of any such Transaction Litigation and shall keep the HIP Parties reasonably informed with respect to the status thereof.

Section 6.07    Efforts. Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Parties shall cooperate and use its commercially reasonable efforts (unless another standard is expressly required under this Agreement) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other Party in doing, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article V. Further, no Party shall take, or cause to be taken, any action or do, or cause to be done, anything that would reasonably be expected to materially impede or delay the Transactions, including the satisfaction of the respective conditions set forth in Article V.

Section 6.08    Financing Transactions. The Parties shall use commercially reasonable efforts prior to the Closing to refinance any or all indebtedness issued by HIP pursuant to the HIP Credit Agreement and HIP Indenture as reasonably requested by HESM (the “Financing Transactions”).

Section 6.09    Indemnification; D&O Insurance.

(a)    From and after the Effective Time, New HESM GP LLC, New HESM GP LP and New HESM shall honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the present and former directors and officers of HESM, MLP GP LP and MLP GP LLC (collectively, the “Indemnified Persons”) as provided in the Organizational Documents of HESM, MLP GP LP and MLP GP LLC and shall ensure that the Organizational Documents of New HESM GP LLC, New HESM GP LP and New HESM (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Organizational Documents of HESM, MLP GP LP and MLP GP LLC as of the date of this Agreement.

(b)    For a period of not less than six years from and after the Effective Time, New HESM GP LLC, New HESM GP LP and New HESM, as applicable, shall, maintain for the benefit of the directors and officers of HESM, MLP GP LP and MLP GP LLC, as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of HESM, MLP GP LP and MLP GP LLC or, if such substantially equivalent insurance coverage is unavailable, the best coverage that is reasonably available; provided, however, that in no event shall the annual cost of the D&O Insurance exceed 300% of the current annual premium paid by HESM, MLP GP LP and MLP GP LLC for such purpose (the “Maximum Amount”); and provided, further, that if the cost of such insurance coverage exceeds such amount, New HESM GP LLC, New HESM GP LP and New HESM shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. If New HESM GP LLC, New HESM GP LP and New HESM so elect, then, in lieu of their obligations under this Section 6.09(b), they may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed the Maximum Amount. For the avoidance of doubt, any insurance and indemnification policy in place for the benefit of directors and officers of HESM, MLP GP LP and MLP GP LLC as of the Closing Date (an “Existing D&O Policy”) shall, at the discretion of New HESM GP LLC, New HESM GP LP and New HESM, constitute the D&O Insurance, provided that such Existing D&O Policy affords the directors and officers of HESM, MLP GP LP and MLP GP LLC with the insurance coverage required to be provided pursuant to this Section 6.09(b).

(c)    The rights of any Indemnified Person under this Section 6.09 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of HESM, MLP GP LP and MLP GP LLC or any of the other HESM Entities, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.09 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives. If New HESM GP LLC, New HESM GP LP or New HESM, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of such entities shall assume the obligations set forth in this Section 6.09

Section 6.10    Tax Treatment. The transactions contemplated by Section 2.03, Section 2.04 and Section 2.06 are intended to qualify for nonrecognition of gain or loss pursuant to Section 351 of the Code. The Parties agree to report such transactions in accordance with the foregoing sentence for all U.S. federal income, and any applicable state and local income or franchise, Tax purposes unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code or applicable state or local income Tax Law. Each Party agrees to take no action, which alone, or in combination with the actions of others, reasonably could be expected to prevent such transactions from qualifying for nonrecognition of gain or loss pursuant to Section 351 of the Code.

Section 6.11    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, the HESM Board shall not, and none of the Existing Sponsors shall cause the HESM Board to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the HESM Board that is a member of the Conflicts Committee, either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of MLP GP LLC governing documents, of any vacancies caused by the resignation, death or incapacity of any such director or the removal of a director for Cause.

Section 6.12    Dividends and Distributions.

(a)    After the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of New HESM and HESM shall coordinate with the other regarding the declaration of any dividends or distributions in respect of HESM Common Units and New HESM Class A Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of HESM Common Units shall not receive, for any quarter, distributions both in respect of HESM Common Units and also dividends in respect of New HESM Class A Shares that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of HESM Common Units, or (ii) only dividends in respect of New HESM Class A Shares that they receive in exchange therefor in the Merger. Notwithstanding the generality of the foregoing, in the event the Closing is reasonably expected to occur prior to the date on which HESM would customarily pay a cash distribution to the holders of HESM Common Units in respect of the most recently ended fiscal quarter, HESM shall use its commercially reasonable efforts (including with respect to the declaration of a record date and a payment date in accordance with all Applicable Laws and securities exchange rules and regulations) to pay a cash distribution to its unitholders in respect of such most recently ended fiscal quarter prior to the Closing.

(b)    After the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) HESM shall cause each of the Operating Partnerships to distribute to its respective equityholders, no later than the 45th calendar day following the end of each fiscal quarter, an amount equal to 100% of its respective cash and cash equivalents as of the end of the immediately preceding fiscal quarter (each, an “LTP Distribution”), with each such LTP Distribution payable to such equityholders pro rata based on their respective economic ownership interests in such Operating Partnership and (ii) except as set forth in this Section 6.12(b), HESM shall not permit any of the Operating Partnerships to make dividends or distributions to their respective equityholders in respect of any period.

Section 6.13    Section 16 Matters. Prior to the Effective Time, the Parties shall take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of HESM or acquisitions of New HESM Class A Shares (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HESM or who will become subject to such reporting requirements with respect to New HESM, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

ARTICLE VII.

TERMINATION; EFFECT OF TERMINATION

Section 7.01    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (it being understood that any termination by HESM pursuant to this Article VII shall not require the approval of the Conflicts Committee):

(a)    by mutual written agreement of HESM and the Existing Sponsors;

(b)    by either HESM or one of the Existing Sponsors if any injunction or other order, decree, decision, determination or judgment permanently restraining, enjoining or otherwise prohibiting consummation of the transactions hereunder shall become final and non-appealable or any or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect;

(c)    by HESM if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the HIP Parties in this Agreement, such that the conditions set forth in Section 5.02(a) or Section 5.02(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by the earlier of (i) Termination Date and (ii) 45 days following receipt by the Existing Sponsors of notice of such breach or failure from HESM; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available if HESM is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 5.03(a) or Section 5.03(b);

(d)    by either of the Existing Sponsors if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the HESM Entities in this Agreement, such that the conditions set forth in Section 5.03(a) or Section 5.03(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by earlier of the Termination Date and (ii) 45 days following receipt by HESM of notice of such breach or failure from any Existing Sponsor; provided that the right to terminate this Agreement pursuant to this Section 7.01(d) shall not be available if any of the Existing Sponsors, HIP GP LLC or the HIP Entities is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 5.02(a) or Section 5.02(b); or

(e)    by either HESM or one of the Existing Sponsors if the Transactions have not been consummated prior to March 31, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(e) shall not be available if the failure of the Party so requesting termination to perform any covenant or obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

Section 7.02    Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, or any Party’s Affiliates, Subsidiaries, directors, officers or employees, shall have any further obligation or any liability of any kind to any Person by reason of this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 8.01 shall not limit the enforceability of any covenant or agreement of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement to the extent that such covenant or agreement contemplates performance after the Effective Time.

Section 8.02    Expenses. In the event that this Agreement is not terminated and the Closing occurs, HESM agrees that it shall be solely responsible for the payment of all costs and expenses incurred by it or any the HIP Entities in connection with the consummation of the transactions contemplated hereby.

Section 8.03    Notices. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)    If to any Party other than the HESM Entities:

Hess Infrastructure Partners GP LLC

c/o Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention:    Chief Financial Officer

Email:          JStein@hess.com

With copies (which shall not constitute notice) to:

GIP II Blue Holding Partnership, L.P.

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas, 30th Floor

New York, NY 10105

Attention:    William Brilliant

Email:          Will.Brilliant@global-infra.com

and

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention:     William N. Finnegan IV

Thomas G. Brandt

Email:            bill.finnegan@lw.com

 thomas.brandt@lw.com

(b)    If to any HESM Entity:

Hess Midstream Partners LP

c/o Hess Corporation

1501 McKinney Street

Houston, TX 77010

Attention:    Jonathan Stein

Email:          JStein@hess.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attention:     William N. Finnegan IV

Thomas G. Brandt

Email:            bill.finnegan@lw.com

 thomas.brandt@lw.com

(c)    If to GIP:

GIP II Blue Holding Partnership, L.P.

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas, 30th Floor

New York, NY 10105

Attention:    William Brilliant

Email:          Will.Brilliant@global-infra.com

(d)    If to HINDL:

Hess Investments North Dakota LLC

c/o Hess Corporation

1185 Avenue of the Americas

40th Floor

New York, New York 10036

Attention:    President

Email:        JStein@hess.com

Section 8.04    Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or other words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.05    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

Section 8.06    No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to, and do not, create rights in any other Person or confer upon any other Person any benefits, rights or remedies, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement. Without limiting the generality of the foregoing, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, in accordance with and subject to the terms of this Agreement, and no other Person has the right to rely upon the representations and warranties, or the right to enforce any covenants, set forth herein. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.09 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.08    Applicable Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (a) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (b) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

Section 8.09    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.10    Amendment or Modification; Waiver. This Agreement may be amended, supplemented or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by HESM or any of its Subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the Conflicts Committee. Any extension or waiver of the obligations herein of any Party shall be valid only if set forth in an instrument in writing referring to this section and executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 8.11    Integration. This Agreement, each of the other Transaction Documents and each of the other instruments referenced herein and therein and in the exhibits attached hereto supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement, each of the other Transaction Documents and such other instruments. This Agreement, each of the other Transaction Documents and each of the other instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or from part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 8.12    Deed; Bill of Sale; Assignment. To the extent required and permitted by Applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein and transferred hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed as of the date first above written.

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LP, its general partner

By:	Hess Midstream Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM PARTNERS GP LLC

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS INFRASTRUCTURE PARTNERS LP

By:	Hess Infrastructure Partners GP LLC, its general partner

By:	/s/ John A. Gatling
Name:	John A. Gatling
Title:	Chief Operating Officer

[Signature page to Partnership Restructuring Agreement]

HESS INFRASTRUCTURE PARTNERS GP LLC

By:	/s/ John A. Gatling
Name:	John A. Gatling
Title:	Chief Operating Officer

HESS MIDSTREAM GP LLC

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM GP LP

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM LP

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM NEW VENTURES II LLC

By:	/s/ John A. Gatling
Name:	John A. Gatling
Title:	Chief Operating Officer

HESS INVESTMENTS NORTH DAKOTA LLC

By:	/s/ Timothy B. Goodell
Name:	Timothy B. Goodell
Title:	President

GIP II BLUE HOLDING PARTNERSHIP, L.P.

By:	/s/ Mark Levitt
Name:	Mark Levitt
Title:	Manager

[Signature page to Partnership Restructuring Agreement]

HESS INFRASTRUCTURE PARTNERS HOLDINGS LLC

By:	/s/ Timothy B. Goodell
Name:	Timothy B. Goodell
Title:	President

[Signature page to Partnership Restructuring Agreement]

EXHIBIT A

FORM OF NEW HESM PARTNERSHIP AGREEMENT

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM LP

A Delaware Limited Partnership

Dated as of

[●]

Page
ARTICLE I DEFINITIONS		Exhibit A-1
Section 1.1	Definitions	Exhibit A-1
Section 1.2	Construction	Exhibit A-11

ARTICLE II ORGANIZATION		Exhibit A-11
Section 2.1	Formation	Exhibit A-11
Section 2.2	Name	Exhibit A-12
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	Exhibit A-12
Section 2.4	Purpose and Business	Exhibit A-12
Section 2.5	Powers	Exhibit A-12
Section 2.6	Term	Exhibit A-12
Section 2.7	Title to Company Assets	Exhibit A-12

ARTICLE III RIGHTS OF LIMITED PARTNERS		Exhibit A-13
Section 3.1	Limitation of Liability	Exhibit A-13
Section 3.2	Management of Business	Exhibit A-13
Section 3.3	Rights of Limited Partners	Exhibit A-13

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF COMPANY INTERESTS; REDEMPTION OF COMPANY INTERESTS		Exhibit A-14
Section 4.1	Certificates	Exhibit A-14
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	Exhibit A-14
Section 4.3	Record Holders	Exhibit A-15
Section 4.4	Transfer Generally	Exhibit A-15
Section 4.5	Registration and Transfer of Limited Partner Interests	Exhibit A-16
Section 4.6	Transfer of the General Partner’s General Partner Interest	Exhibit A-17
Section 4.7	Restrictions on Transfers	Exhibit A-17

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF COMPANY INTERESTS		Exhibit A-18
Section 5.1	Organizational Contributions	Exhibit A-18
Section 5.2	Closing Date Transactions and Contributions	Exhibit A-18
Section 5.3	Interest and Withdrawal	Exhibit A-19
Section 5.4	OpCo Class B Unit Redemptions or Exchanges	Exhibit A-19
Section 5.5	Issuances of Additional Company Interests and Derivative Company Interests	Exhibit A-19
Section 5.6	Limited Preemptive Right	Exhibit A-20
Section 5.7	Splits and Combinations	Exhibit A-20
Section 5.8	Nature of Limited Partner Interests	Exhibit A-21
Section 5.9	Deemed Capital Contributions	Exhibit A-21

ARTICLE VI DISTRIBUTIONS		Exhibit A-21
Section 6.1	Distributions to Record Holders	Exhibit A-21
Section 6.2	Adjustment of Minimum Quarterly Distribution	Exhibit A-22

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		Exhibit A-22
Section 7.1	Management	Exhibit A-22
Section 7.2	Certificate of Limited Partnership	Exhibit A-24
Section 7.3	Restrictions on the General Partner’s Authority	Exhibit A-24
Section 7.4	Reimbursement of and Other Payments to the General Partner	Exhibit A-25
Section 7.5	Outside Activities	Exhibit A-25

Exhibit A-i

Section 7.6	Loans from the General Partner; Loans or Contributions from the Company or Group Members	Exhibit A-26
Section 7.7	Indemnification	Exhibit A-27
Section 7.8	Liability of Indemnitees	Exhibit A-28
Section 7.9	Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties	Exhibit A-29
Section 7.10	Other Matters Concerning the General Partner and Other Indemnitees	Exhibit A-31
Section 7.11	Purchase or Sale of Company Interests	Exhibit A-31
Section 7.12	Registration Rights of the General Partner and its Affiliates	Exhibit A-32
Section 7.13	Reliance by Third Parties	Exhibit A-35
Section 7.14	Replacement of Fiduciary Duties	Exhibit A-35

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		Exhibit A-36
Section 8.1	Records and Accounting	Exhibit A-36
Section 8.2	Fiscal Year	Exhibit A-36
Section 8.3	Reports	Exhibit A-36

ARTICLE IX TAX MATTERS		Exhibit A-37
Section 9.1	Tax Characterizations and Elections	Exhibit A-37
Section 9.2	Withholding	Exhibit A-37

ARTICLE X ADMISSION OF PARTNERS		Exhibit A-37
Section 10.1	Admission of Limited Partners	Exhibit A-37
Section 10.2	Admission of Successor General Partner	Exhibit A-38
Section 10.3	Amendment of Agreement and Certificate of Limited Partnership	Exhibit A-38

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		Exhibit A-38
Section 11.1	Withdrawal of the General Partner	Exhibit A-38
Section 11.2	Removal of the General Partner	Exhibit A-39
Section 11.3	Interest of Departing General Partner and Successor General Partner	Exhibit A-40
Section 11.4	Withdrawal of Limited Partners	Exhibit A-40

ARTICLE XII DISSOLUTION AND LIQUIDATION		Exhibit A-41
Section 12.1	Dissolution	Exhibit A-41
Section 12.2	Continuation of the Business of the Company After Dissolution	Exhibit A-41
Section 12.3	Liquidator	Exhibit A-41
Section 12.4	Liquidation	Exhibit A-42
Section 12.5	Cancellation of Certificate of Limited Partnership	Exhibit A-42
Section 12.6	Return of Contributions	Exhibit A-42
Section 12.7	Waiver of Partition	Exhibit A-42

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		Exhibit A-43
Section 13.1	Amendments to be Adopted Solely by the General Partner	Exhibit A-43
Section 13.2	Amendment Procedures	Exhibit A-44
Section 13.3	Amendment Requirements	Exhibit A-44
Section 13.4	Special Meetings	Exhibit A-45
Section 13.5	Notice of a Meeting	Exhibit A-45
Section 13.6	Record Date	Exhibit A-45
Section 13.7	Postponement and Adjournment	Exhibit A-45
Section 13.8	Waiver of Notice; Approval of Meeting	Exhibit A-46
Section 13.9	Quorum and Voting	Exhibit A-46
Section 13.10	Conduct of a Meeting	Exhibit A-46
Section 13.11	Action Without a Meeting	Exhibit A-47
Section 13.12	Right to Vote and Related Matters	Exhibit A-47
Section 13.13	Class B Shares	Exhibit A-47

Exhibit A-ii

ARTICLE XIV MERGER, CONSOLIDATION OR CONVERSION		Exhibit A-48
Section 14.1	Authority	Exhibit A-48
Section 14.2	Procedure for Merger, Consolidation or Conversion	Exhibit A-48
Section 14.3	Approval by Limited Partners	Exhibit A-49
Section 14.4	Certificate of Merger or Certificate of Conversion	Exhibit A-50
Section 14.5	Effect of Merger, Consolidation Or Conversion	Exhibit A-51

ARTICLE XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS		Exhibit A-51
Section 15.1	Right to Acquire Limited Partner Interests	Exhibit A-51

ARTICLE XVI GENERAL PROVISIONS		Exhibit A-53
Section 16.1	Addresses and Notices; Written Communications	Exhibit A-53
Section 16.2	Further Action	Exhibit A-53
Section 16.3	Binding Effect	Exhibit A-53
Section 16.4	Integration	Exhibit A-53
Section 16.5	Creditors	Exhibit A-53
Section 16.6	Waiver	Exhibit A-53
Section 16.7	Third-Party Beneficiaries	Exhibit A-54
Section 16.8	Counterparts	Exhibit A-54
Section 16.9	Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury	Exhibit A-54
Section 16.10	Invalidity of Provisions	Exhibit A-55
Section 16.11	Consent of Partners	Exhibit A-55
Section 16.12	Facsimile and Email Signatures	Exhibit A-55

Exhibit A-iii

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

HESS MIDSTREAM LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HESS MIDSTREAM LP, dated as of [●], is entered into by and between HESS MIDSTREAM GP LP, a Delaware limited partnership (“GP LP”), as the General Partner, and HESS INFRASTRUCTURE PARTNERS GP LLC, a Delaware limited liability company, as the Organizational Limited Partner (“HIP GP LLC”), together with any other Persons who become Partners in the Company or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

WHEREAS, the General Partner and the Organizational Limited Partner previously organized the Company as a Delaware limited partnership pursuant to the Certificate of Limited Partnership and an Agreement of Limited Partnership dated as of September 27, 2019 (the “Original Agreement”);

WHEREAS, in connection with the transactions (the “Restructuring Transactions”) contemplated by that certain Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Restructuring Agreement”), by and among the Company, the General Partner, HIP, HIP GP LLC, the Operating Company, HINDL, Hess Midstream New Ventures LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and the other parties thereto, (i) the Company, the Operating Company, Merger Sub and certain other parties will enter into an Agreement and Plan of Merger (the “Plan of Merger”) and (ii) the Operating Company will change its name from “Hess Midstream Partners LP” to “Hess Midstream Operations LP”;

WHEREAS, pursuant to the Plan of Merger, (i) Merger Sub will merge with and into the Operating Company (the “Merger”), with the Operating Company surviving the Merger as a subsidiary of the Company, and (ii) all outstanding common units representing limited partner interests in the Operating Company (“Common Units”) not held by HINDL, GIP and the HIP Entities (as defined in the Restructuring Agreement) will be converted into the right to receive Class A Shares in the Company; and

WHEREAS, the General Partner, as the general partner of the Company, has approved and consented to the Restructuring Agreement and each of the Restructuring Transactions, including the Company’s entry into the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the General Partner and the Organizational Limited Partner do hereby amend and restate the Original Agreement as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation, including as a result of voting by directors, managers or persons holding similar positions of another entity, of at least one member to the Board of Directors, and any of such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

Exhibit A-1

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (A) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or (B) available to be borrowed as a Working Capital Borrowing as of the date of determination of Available Cash with respect to such Quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such Quarter is paid); less

(b) the amount of any cash reserves established by the General Partner (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group (including cash reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.1 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such cash reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Class A Shares, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

Exhibit A-2

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the fair market value of any property a Partner contributes to the Company.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Company or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Company.

“Certificate” means a certificate, in such form (including in global form if permitted by applicable rules and regulations of The Depository Trust Company or its permitted successors and assigns) as may be adopted by the General Partner, issued by the Company and evidencing ownership of one or more classes of Company Interests. The initial form of certificate approved by the General Partner for Class A Shares is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” or “claims” (for purposes of Section 7.12(g)) has the meaning given such term in Section 7.12(g)(i).

“Class A Shares” means a Limited Partner Interest having the rights and obligations specified with respect to Class A Shares in this Agreement.

“Class B Shares” means a Limited Partner Interest having the rights and obligations specified with respect to Class B Shares in this Agreement. For the avoidance of doubt, holders of Class B Shares, in their capacity as such, shall not have any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation, dissolution or winding-up of the Company.

“Closing Date” means the first date on which the Class A Shares are issued and delivered by the Company to the Shareholders pursuant to the provisions of the Plan of Merger.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor law thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

Exhibit A-3

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning given such term in the recitals.

“Company” means Hess Midstream LP, a Delaware limited partnership, and any successor thereto.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Interest” means the General Partner Interest and any equity or other interest, including any class or series of equity or other interest, in the Company, which shall include any Limited Partner Interests but shall exclude any Derivative Company Interests.

“Company Register” means a register maintained on behalf of the Company by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Company Interests in which all Record Holders and transfers of such class of Company Interests are registered or otherwise recorded.

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Company Group, other than (i) Class A Shares and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Company and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Class A Shares are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delegation of Control Provisions” means Article XV of the OpCo Partnership Agreement.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Company Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Company Interests.

“Designated Percentage” means:

(a) with respect to any class of Limited Partner Interests other than Class A Shares, a percentage equal to 80%; and

(b) with respect to Class A Shares, a percentage equal to the sum of (i) the GP Percentage as of the Closing Date plus (ii) 3%;

provided, however, that with respect to clause (b), if at any time following the Closing Date:

(i) the GP Percentage is less than 94% but equal to or greater than 87%, then, until the first date that the GP Percentage is less than 87%, the “Designated Percentage” shall be the sum of (A) the lowest GP Percentage as of any date following the Closing Date plus (B) 3%;

Exhibit A-4

(ii) the GP Percentage is less than 87% but equal to or greater than 85%, then, until the first date that the GP Percentage is less than 85%, the “Designated Percentage” shall be 90%;

(iii) the GP Percentage is less than 85% but equal to or greater than 75%, then, until the first date that the GP Percentage is less than 75%, the “Designated Percentage” shall be the sum of (A) the lowest GP Percentage as of any date following the Closing Date plus (ii) 5%; and

(iv) the GP Percentage is less than 75%, then, thereafter, the “Designated Percentage” shall be 80%.

For the avoidance of doubt, the “Designated Percentage” shall be adjusted downward, if applicable, in connection with any decrease in the GP Percentage from time to time but shall not, in any event, be adjusted upward in connection with any increase in the GP Percentage from time to time.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“General Partner” means GP LP and its successors and permitted assigns that are admitted to the Company as general partner of the Company, in its capacity as general partner of the Company (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Company (in its capacity as general partner and without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. For the avoidance of doubt, the General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation, dissolution or winding-up of the Company.

“GIP” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership.

“GP LLC” means Hess Midstream GP LLC, a Delaware limited liability company.

“GP LP” has the meaning given such term in the preamble.

“GP Percentage” means, as of any date of determination, (a) with respect to Class A Shares, the percentage of the total Class A Shares and Class B Shares then Outstanding held by the General Partner and its Affiliates, collectively, and (b) with respect to any other class of Limited Partner Interests, the percentage of the total Limited Partner Interests of such class then Outstanding held by the General Partner and its Affiliates, collectively.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Company Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Company, that is a limited or general partnership, the limited liability company agreement of any Group Member

Exhibit A-5

that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hess” means Hess Corporation, a Delaware corporation.

“HINDL” means Hess Investments North Dakota LLC, a Delaware limited liability company.

“HIP” means Hess Infrastructure Partners LP, a Delaware limited partnership.

“HIP GP LLC” has the meaning given such term in the preamble.

“Holder” means any of the following:

(a) the General Partner who is the Record Holder of Registrable Securities;

(b) any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c) any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Company promptly upon such transfer.

“Indemnified Persons” has the meaning given such term in Section 7.12(g)(i).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any of their respective Affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Company Group’s business and affairs.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner, each Shareholder, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Company.

Exhibit A-6

“Limited Partner Interest” means an equity interest (or, with respect to Class B Shares, a non-economic interest) of a Limited Partner in the Company, which may be evidenced by Class A Shares, Class B Shares or other Company Interests or a combination thereof (but excluding Derivative Company Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Company has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Merger” has the meaning given such term in the recitals.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Merger Sub” has the meaning given such term in the recitals.

“Minimum Quarterly Distribution” means $0.30 per Class A Share per Quarter, subject to adjustment in accordance with Section 6.2.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Company to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of [●], by and among the Company, the General Partner, Hess, the Operating Company and the other parties thereto, as such agreement may be amended, supplemented or restated from time to time.

“OpCo Class A Unit” means a “Class A Unit” as such term is defined in the OpCo Partnership Agreement.

“OpCo Class B Unit” means a “Class B Unit” as such term is defined in the OpCo Partnership Agreement.

“OpCo Incentive Distribution Right” means an “Incentive Distribution Right” as such term is defined in the OpCo Partnership Agreement.

“OpCo Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Company, dated as of [●], as such agreement may be amended, supplemented or restated from time to time.

“OpCo Units” means the OpCo Class A Units and the OpCo Class B Units, collectively.

Exhibit A-7

“Operating Company” means Hess Midstream Partners LP, a Delaware limited partnership to be renamed “Hess Midstream Operations LP” following consummation of the transactions contemplated by the Restructuring Agreement.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Organizational Limited Partner” means HIP GP LLC in its capacity as the organizational limited partner of the Company pursuant to this Agreement.

“Original Agreement” has the meaning given such term in the recitals.

“Outstanding” means, with respect to Company Interests, all Company Interests that are issued by the Company and reflected as outstanding on the Company Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Company Interests of any class, all Company Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Company Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Company Interests shall not, however, be treated as a separate class of Company Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Company Interests of any class directly from the General Partner or its Affiliates (other than the Company), (ii) any Person or Group who acquired 20% or more of the Outstanding Company Interests of any class directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Company Interests issued by the Company with the prior approval of the Board of Directors.

“Partners” means the General Partner and the Limited Partners.

“Percentage Interest” means, as of any date of determination, as to any Shareholder with respect to Shares, the quotient obtained by dividing (i) the number of Shares held by such Shareholder by (ii) the total number of Outstanding Shares. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Plan of Merger” has the meaning given such term in the recitals.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

Exhibit A-8

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the fiscal quarter of the Company in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Company Interests for which a Transfer Agent has been appointed, the Person in whose name a Company Interest of such class is registered on the books of the Transfer Agent as of the Company’s close of business on a particular Business Day or (b) with respect to other classes of Company Interests, the Person in whose name any such other Company Interest is registered in the Company Register as of the Company’s close of business on a particular Business Day.

“Registrable Security” means any Company Interest other than the General Partner Interest and Class B Shares; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security may be disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement of even date herewith among the Company, the General Partner and the other parties thereto, as such agreement may be amended, supplemented or restated from time to time.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Restructuring Agreement” has the meaning given such term in the recitals.

“Restructuring Transactions” has the meaning given such term in the recitals.

“S-4 Registration Statement” means the Registration Statement on Form S-4 (File No. 333-[●]), as it has been amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the Class A Shares received by certain holders of Common Units as contemplated by the Plan of Merger.

“Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement, dated as of [●], by and among the Company, the General Partner, the Operating Company, Hess Trading Corporation, a Delaware corporation, Hess and the other parties thereto, as such agreement may be amended, supplemented or restated from time to time.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

Exhibit A-9

“Share” means a Company Interest that is designated by the General Partner as a “Share” and shall include Class A Shares and Class B Shares but, for the avoidance of doubt, shall not include the General Partner Interest.

“Shareholders” means the Record Holders of Shares.

“Share Majority” means at least a majority of the Outstanding Shares, voting together as a single class.

“Share Settlement” has the meaning given such term in the OpCo Partnership Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Operating Company and each of its Subsidiaries shall be deemed to be a Subsidiary of the Company for purposes of this Agreement.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b)(ii).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Company Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Company Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Company Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Company Interests are listed or admitted to trading (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Company Interests, the General Partner shall act as registrar and transfer agent for such class of Company Interests.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Company Interests are sold to an underwriter on a firm commitment basis for reoffering to the public, (b) an offering of Company Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks and (c) an “at-the-market” offering pursuant to a Registration Statement in which Company Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

Exhibit A-10

“Unit Majority” has the meaning given such term in the OpCo Partnership Agreement.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Company Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. GP LP, as the general partner, and HIP GP LLC, as the initial limited partner, previously formed the Company as a limited partnership pursuant to the provisions of the Delaware Act and the Original Agreement. The General Partner and the Organizational Limited Partner hereby amend and restate the Original Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement and at the time specified in Article II of the Restructuring Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Company Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Company shall be “Hess Midstream LP.” Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Company at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Exhibit A-11

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Company may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Company of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Company of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the original certificate of limited partnership of the Company in accordance with the Delaware Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Company assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Exhibit A-12

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Company by a limited partner of the Company (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Company, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Company’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or Form 8-K or (B) if the Company is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Company’s or the Commission’s website;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Limited Partners, each other Person or Group who acquires an interest in a Company Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

Exhibit A-13

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Company Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Company or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Company or any Indemnitee relating to the affairs of the Company except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF COMPANY INTERESTS;

REDEMPTION OF COMPANY INTERESTS

Section 4.1 Certificates. Record Holders of Company Interests and, where appropriate, Derivative Company Interests, shall be recorded in the Company Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Company Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Company Interests, Company Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Company by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.7(d). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Company Interests, no Certificate for such class of Company Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Company to issue Company Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Company Interests have been duly registered in accordance with the directions of the Company. With respect to any Company Interests that are represented by physical certificates, the General Partner may determine that such Company Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Company Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Company Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

Exhibit A-14

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Company, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Company, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Company, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Shareholders as they appear in the Company Register shall be the official list of Record Holders of the Company Interests for all purposes. The Company and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Company Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Company Interest on the part of any other Person or Group, regardless of whether the Company or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Company Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Company Interests, as between the Company on the one hand, and such other Person on the other hand, such representative Person shall be the Limited Partner with respect to such Company Interest upon becoming the Record Holder in accordance with Section 10.1(a) and have the rights and obligations of a Limited Partner hereunder as and to the extent provided herein, including Section 10.1(b).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Company Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Company Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Company Interest not made in accordance with this Article IV shall be null and void, and the Company shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such

Exhibit A-15

Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Company Register on behalf of the Company.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Company shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Company Register.

(c) Upon the receipt by the General Partner of a duly endorsed Certificate or, in the case of uncertificated Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent of proper transfer instructions from the Record Holder of uncertificated Limited Partner Interests, such transfer shall be recorded in the Company Register.

(d) By acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Company as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Company Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) No holder of Class B Shares may transfer any of its Class B Shares to any Person (other than the Company) without the consent of the General Partner, except that, without the approval of any Partner or any other Person, (i) any such holder may transfer one or more Class B Shares to any Person so long as such holder simultaneously transfers to such Person an equal number of OpCo Class B Units in accordance with the OpCo Partnership Agreement and (ii) the General Partner and its Affiliates may transfer any or all of their respective Class B Shares to (A) any holder of OpCo Class B Units, so long as, following such transfer, such holder holds an equal number of OpCo Class B Units and Class B Shares or (B) HIP GP LLC.

Exhibit A-16

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to June 30, 2027, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Shares (excluding Shares owned by the General Partner and its Affiliates), voting as a single class, or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after June 30, 2027, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Company shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Except as provided in Section 4.7(c), notwithstanding the other provisions of this Article IV, no transfer of any Company Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation. The Company may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Company Interests if it receives an Opinion of Counsel that such restrictions are necessary to preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing in this Agreement shall preclude the settlement of any transactions involving Company Interests entered into through the facilities of any National Securities Exchange on which such Company Interests are listed or admitted to trading.

(d) Each certificate or book entry evidencing Company Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HESS MIDSTREAM LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL

Exhibit A-17

AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HESS MIDSTREAM LP UNDER THE LAWS OF THE STATE OF DELAWARE. THE GENERAL PARTNER OF HESS MIDSTREAM LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HESS MIDSTREAM LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF COMPANY INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Company under the Delaware Act, (i) the General Partner was admitted as the general partner of the Company and issued the General Partner Interest and (ii) HIP GP LLC made an initial Capital Contribution to the Company in the amount of $1,000.00 in exchange for a 100% Limited Partner Interest (the “Initial LP Interest”) in the Company and was admitted as a limited partner of the Company.

Section 5.2 Closing Date Transactions and Contributions.

(a) On the Closing Date and pursuant to the Plan of Merger:

(i) Merger Sub will be merged with and into the Operating Company, with the Operating Company surviving as a subsidiary of the Company;

(ii) the limited liability company interests in Merger Sub will be converted into 17,062,655 common units representing limited partner interests in the Operating Company (which such common units will be subsequently converted into 17,062,655 OpCo Class A Units), and the Company, as the holder thereof, will be admitted as a limited partner of the Operating Company; and

(iii) each Common Unit not held by the Existing Sponsors or the HIP Entities (each as defined in the Restructuring Agreement) will be converted into the right to receive one Class A Share.

(b) On the Closing Date and pursuant to the Restructuring Agreement:

(i) the General Partner will purchase, and the Company shall issue to the General Partner, 266,416,928 Class B Shares (the “Initial Class B Shares”) in exchange for an amount in cash equal to $26,642;

(ii) the Company will redeem the Initial LP Interest from HIP GP LLC for $1,000 immediately following the admission of additional Limited Partners (other than the General Partner), and HIP GP LLC will cease to be a limited partner of the Company; and

(iii) the General Partner will contribute to the Company, as a Capital Contribution, the Combined HESM Common Units (as defined in the Restructuring Agreement) in exchange for 898,000 Class A Shares.

Exhibit A-18

(c) Except for the Capital Contributions made or to be made pursuant to Section 5.2(a) and for Capital Contributions required to be made by or on behalf of a Person acquiring Company Interests or Derivative Company Interests in connection with future issuances in accordance with Section 5.5, no Limited Partner will be required to make any additional Capital Contribution to the Company pursuant to this Agreement.

(d) For the avoidance of doubt, the Company is authorized to issue the Company Interests and to admit the holders thereof as Limited Partners, as contemplated by the Restructuring Agreement and the Plan of Merger.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and liquidation of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4 OpCo Class B Unit Redemptions or Exchanges. To the extent that any holder of OpCo Class B Units and Class B Shares exercises its right pursuant to the OpCo Partnership Agreement to have its OpCo Class B Units redeemed by OpCo in accordance with the OpCo Partnership Agreement, the Company shall pay the Share Settlement in respect of such redeemed OpCo Class B Units in accordance with the OpCo Partnership Agreement. Simultaneous with the payment of the Share Settlement to such holder by OpCo (in the case of a redemption) or the Company (in the case of an election by the Company pursuant to the OpCo Partnership Agreement to effect a direct exchange with such holder), the Company shall cancel for no consideration a number of Class B Shares registered in the name of the redeeming or exchanging holder equal to the number of OpCo Class B Units held by such holder that are redeemed or exchanged in such redemption or exchange transaction.

Section 5.5 Issuances of Additional Company Interests and Derivative Company Interests.

(a) The Company may issue additional Company Interests and Derivative Company Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; provided, however, that the Company shall not issue any Class A Shares unless the Company contributes the net cash proceeds or other consideration received from the issuance of such Class A Shares to the Operating Company in exchange for an equivalent number of OpCo Class A Units. Notwithstanding the foregoing, the Company may issue Class A Shares without complying with the proviso in the preceding sentence (i) pursuant to Section 5.4, (ii) pursuant to employee benefit plans, (iii) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares pursuant to Section 5.7, or (iv) pursuant to the Restructuring Agreement, the Plan of Merger and Section 5.2.

(b) Each additional Company Interest authorized to be issued by the Company pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Interests), as shall be fixed by the General Partner, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Company Interest; (v) whether such Company Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Company Interest; and (viii) the right, if any, of each such Company Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Interest.

Exhibit A-19

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Interests and Derivative Company Interests pursuant to the Restructuring Agreement, the Plan of Merger, Section 5.2 or this Section 5.5, (ii) the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the Company Register as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Company Interests and Derivative Company Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Company Interests or Derivative Company Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Company Interests or Derivative Company Interests or in connection with the conversion of the Combined Interest into Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Shares or other Company Interests are listed or admitted to trading.

(d) No fractional Shares shall be issued by the Company.

(e) If at any time the General Partner, HINDL, GIP or any other Record Holder of one or more Class B Shares does not hold (in each case, collectively with its Affiliates) an equal number of Class B Shares and OpCo Class B Units, the Company shall issue additional Class B Shares to such holder or cancel Class B Shares held by such holder, as applicable, such that the number of Class B Shares directly or indirectly held by such holder and its Affiliates is equal to the number of OpCo Class B Units directly or indirectly held by such holder and its Affiliates. Any determination as to the number of OpCo Class B Units and/or Class B Shares held by any Person shall be made by the General Partner in its reasonable discretion.

Section 5.6 Limited Preemptive Right. Except as provided in this Section 5.6 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Company Interests from the Company whenever, and on the same terms that, the Company issues Company Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Company Interests.

Section 5.7 Splits and Combinations.

(a) Subject to Section 5.7(d), the Company may make a Pro Rata distribution of Company Interests to all Record Holders or may effect a subdivision or combination of Company Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted; provided, however, that the Company may not effect a distribution, subdivision or combination of Company Interests described in this Section 5.7(a) unless (i) the Operating Company also effects an equivalent distribution, subdivision or combination of OpCo Units pursuant to the OpCo Partnership Agreement and (ii) any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares pursuant to this Agreement. Notwithstanding Article XIII of this Agreement, this Section 5.7(a) shall not be amended unless corresponding changes (as determined by the General Partner) are made to the OpCo Partnership Agreement.

(b) Whenever such a distribution, subdivision or combination of Company Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the

Exhibit A-20

number of Company Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Company may issue Certificates or uncertificated Company Interests to the Record Holders of Company Interests as of the applicable Record Date representing the new number of Company Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of Company Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.5(d) and this Section 5.7(d), each fractional Share shall be rounded to the nearest whole Share, with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share.

Section 5.8 Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Company solely by reason of their ownership of such Limited Partner Interests, and (b) no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.

Section 5.9 Deemed Capital Contributions. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Company Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Company for the value of such property, then for tax purposes, (x) such property shall be treated as having been contributed to the Company by such Partner and (y) immediately thereafter the Company shall be treated as having transferred such property to the employee or other service provider.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending [●], an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Company to all Record Holders of Class A Shares, Pro Rata, as of the Record Date selected by the General Partner. Distributions and redemption payments, if any, by the Company shall be subject to the Delaware Act, notwithstanding any other provision of this Agreement.

(b) Except as contemplated by Section 5.7, no distribution shall be made under any circumstances in respect of any Class B Shares or the General Partner Interest.

(c) Notwithstanding Section 6.1(a) (but subject to the last sentence of Section 6.1(a)), in the event of the dissolution and liquidation of the Company, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

Exhibit A-21

(d) Each distribution in respect of a Company Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Company Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2 Adjustment of Minimum Quarterly Distribution. The Minimum Quarterly Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Shares or otherwise) of Shares or other Company Interests in accordance with Section 5.7.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures (including payment of any applicable taxes on behalf of the Company to applicable governmental or other agencies), the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Company Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Company, even if the same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi) the distribution of cash held by the Company;

Exhibit A-22

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Company Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the purchase, sale or other acquisition or disposition of Company Interests, or the issuance of Derivative Company Interests;

(xiv) subject to Section 7.3, the undertaking of any action in connection with the Company’s participation in the management of the Operating Company pursuant to the Delegation of Control Provisions or as an owner of OpCo Class A Units;

(xv) the undertaking of any action in connection with the Company’s participation in the management of any Group Member; and

(xvi) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Company.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Company Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the Company of the Restructuring Agreement, the Plan of Merger, the OpCo Partnership Agreement, the Omnibus Agreement, the Secondment Agreement, the Registration Rights Agreement and all other documents contemplated by any such agreement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the Company is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Restructuring Agreement, the Plan of Merger, the OpCo Partnership Agreement, the Omnibus Agreement, the Secondment Agreement and the Registration Rights Agreement without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Company Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Company of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded under Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Company or the Limited Partners or any other Persons under this Agreement or of any duty existing at law, in equity or otherwise.

Exhibit A-23

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Company as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority.

(a) Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Company’s Subsidiaries) without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

(b) The General Partner shall obtain approval of a Share Majority for (i) any matter for which the approval of a Unit Majority is required pursuant to the Delegation of Control Provisions and (ii) any proposed amendment to, or alteration or repeal of, the Delegation of Control Provisions if such proposed amendment, alteration or repeal would (A) reduce the time for any notice to which the limited partners of the Operating Company would be entitled, or (B) adversely affect the Company or the OpCo Class A Units as compared to other classes of limited partner interests in the Operating Company in any material respect (except as permitted by subsection (g) of Section 13.1 of the OpCo Partnership Agreement); provided, however, that none of the following amendments shall be deemed to adversely affect the Company or the OpCo Class A Units: (1) any amendment that is necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading; (2) any amendment that is necessary or appropriate in connection with action taken by the general partner of the Operating Company (or the Company as “Delegate” pursuant to the Delegation of Control Provisions) pursuant to Section 5.10 of the OpCo Partnership Agreement; or (3) any amendment that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement.

(c) The General Partner shall obtain the prior approval of the Conflicts Committee in accordance with the OpCo Partnership Agreement with respect to any of the following: (i) any approval of the transfer by the general partner of the Operating Company of all or any part of its general partner interest in the Operating Company pursuant to Section 4.6(a)(i) of the OpCo Partnership Agreement; (ii) any approval of the transfer by the general partner of the Operating Company of all or any portion of the OpCo Incentive Distribution Rights pursuant to Section 4.7 of the OpCo Partnership Agreement; (iii) any approval of the delegation of management powers by the general partner of the Operating Company pursuant to Section 7.14(a) of the OpCo Partnership Agreement; and (iv) for so long as there are any OpCo Incentive Distribution Rights issued and outstanding, the adoption of any amendment to Sections 4.6(a)(i), 4.7 and 6.4(b) of the OpCo Partnership Agreement.

Exhibit A-24

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement or the Secondment Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Except as may be otherwise provided in the Omnibus Agreement or the Secondment Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Company Group or for the General Partner in the discharge of its duties to the Company Group), and (ii) all other expenses allocable to the Company Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Company Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.4(b) shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Company by the General Partner in a manner consistent with its or its Affiliates’ past business practices shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Company Interests or Derivative Company Interests), or cause the Company to issue Company Interests or Derivative Company Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the General Partner or any of its Affiliates any Company Interests or Derivative Company Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Company Interests or Derivative Company Interests purchased by the General Partner or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Company Group a management fee to the extent necessary to allow the Company Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Company Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Company (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Company and any other partnership or limited liability company of which the Company is, directly or indirectly, a partner or

Exhibit A-25

member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Company) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Company and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Company. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person (including the General Partner) shall not be liable to the Company, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Shares or other Company Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Shares and/or other Company Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Company or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however,

Exhibit A-26

that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member), except for short term cash management purposes.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Company or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (in their capacities as Limited Partners).

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the

Exhibit A-27

Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

Exhibit A-28

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties.

(a) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Company, any Limited Partner or any other Person who acquires an interest in a Company Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Company. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Company.

(b) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Company, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member

Exhibit A-29

Agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Shares (excluding Shares owned by the General Partner and its Affiliates), voting as a single class. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either clause (i) or clause (ii) of the first sentence of this Section 7.9(b), then any such resolution or course of action shall be governed by Section 7.9(a). Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Shareholder approval or to adopt a resolution or course of action that has not received Special Approval or Shareholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Company or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, or if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Company or by or on behalf of any Person who acquires an interest in a Company Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the conflicts of interest with respect to the Company described in the S-4 Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(c) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Limited Partner, any other Person who acquires an interest in a Company Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Company Interests, or refrains from voting or transferring its Company Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a

Exhibit A-30

corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at its option.

(f) The Limited Partners, any other Person who acquires an interest in a Company Interest and any other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Company as a general partner or member of a Group Member, to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Company, any of its Partners or any other Person who acquires an interest in a Company Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company or any Group Member.

Section 7.11 Purchase Or Sale Of Company Interests. The General Partner may cause the Company to purchase or otherwise acquire Company Interests or Derivative Company Interests. As long as Company Interests are held by any Group Member, such Company Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Company Interests for its own account, subject to the provisions of Articles IV and X.

Exhibit A-31

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Company shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Company shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Company shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Company shall have the exclusive right to select the bookrunning managers. The Company and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Company and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Company and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Company and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration. At any time after the 180th day after the Closing Date, if the Company shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Company Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Company shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Company shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Company within two Business Days of such Holder’s receipt of the notice from the Company. If the Registration Statement for which the Company gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Company and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Company and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Company and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten

Exhibit A-32

Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Company and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Company shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures. In connection with its obligations under this Section 7.12, the Company shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Company will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post- effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to

Exhibit A-33

take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d) Suspension. Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Company, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Company.

(f) Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Company’s compliance with its obligations in this Section 7.12 would be detrimental to the Company because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Company, (y) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under applicable securities laws, then the Company shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Company’s obligation under Section 7.7, the Company shall, to the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

Exhibit A-34

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the General Partner, the General Partner’s officers and directors (or, if the General Partner is a limited partnership, the officers and directors of the general partner of the General Partner) and each Person who controls the Company or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(iii) The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h) Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

(i) Notwithstanding anything in this Agreement to the contrary, for so long as the Registration Rights Agreement is in full force and effect, the defined terms “Holder” and “Selling Holder” shall not include any Person who is a party to, or otherwise bound by, the Registration Rights Agreement.

(j) Notwithstanding anything to the contrary herein, neither the General Partner nor any other Person shall have any registration rights or other rights under this Section 7.12 in respect of Class B Shares.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Company’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Company by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 7.14 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Partner, to any Person who acquires an interest in a Company

Exhibit A-35

Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Company, each of the Partners, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Company, each of the Partners, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including the Company Register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Company shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Company is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Company (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Company’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Company is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Company’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

Exhibit A-36

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Characterizations and Elections. The Company has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(c) effective as of on the date the Company was formed.

Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Company is required to withhold and pay over to any taxing authority any amount resulting from a distribution to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V, pursuant to the Plan of Merger, pursuant to the Restructuring Agreement or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(b) below) (i) shall be admitted to the Company as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest.

(b) With respect to any Limited Partner that holds Shares representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Shares are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Shares at the direction of the Person who is the beneficial owner, and the Company shall be entitled to assume such Limited Partner is so acting without further inquiry.

(c) The name and mailing address of each Record Holder shall be listed in the Company Register maintained for such purpose by the Company or the Transfer Agent. The General Partner shall update the Company Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(d) Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Exhibit A-37

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Company as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Company until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Company Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Company of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Company Register to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Company by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

Exhibit A-38

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Company.

(b) Withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on June 30, 2027 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Shareholders holding at least a majority of the Outstanding Shares (excluding Shares owned by the General Partner and its Affiliates), voting as a single class, and the General Partner delivers to the Company an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner; (ii) at any time after 12:00 midnight, Eastern Time, on June 30, 2027 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Shares. The withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Share Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Shareholders as provided herein or the Company does not receive a Withdrawal Opinion of Counsel, the Company shall be dissolved in accordance with Section 12.1 unless the business of the Company is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless such removal is both (i) for Cause and (ii) approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Share Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Shares to remove the General Partner shall not exist or be exercised unless the Company has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Exhibit A-39

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section 11.1, then the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal of such Departing General Partner, to require such successor General Partner to purchase such Departing General Partner’s General Partner Interest and its or its Affiliates’ general partner interests (or equivalent interests), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of the Departing General Partner’s withdrawal. If the General Partner is removed by the Shareholders pursuant to Section 11.2 or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement and (i) if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, as applicable, or (ii) if the business of the Company is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner, then such successor General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In any event described in the preceding sentences of this Section 11.3(a), the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing General Partner and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Company Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Company arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Company; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Exhibit A-40

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Company shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Company shall not be dissolved and such successor General Partner shall continue the business of the Company. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Company pursuant to Section 10.2;

(b) an election to dissolve the Company by the General Partner that is approved by the holders of a Share Majority;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Company After Dissolution. Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Shareholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Company as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act.

Section 12.3 Liquidator. Upon dissolution of the Company, unless the business of the Company is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Share Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a

Exhibit A-41

Share Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Share Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to all Record Holders of Class A Shares, Pro Rata, and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Limited Partnership and all qualifications of the Company as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Company property.

Exhibit A-42

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Company Interests as compared to other classes of Company Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the General Partner or its (or, if the General Partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Company Interests or Derivative Company Interests issued pursuant to Section 5.5 or (ii) the General Partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of Company Interests or Derivative Company Interests pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership,

Exhibit A-43

joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) an amendment that the General Partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to Section 14.3(d) or Section 14.3(e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Company, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Company’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding Shares constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Shares, or (z) in the case of an increase in the percentage in Section 13.4, not less than a Share Majority.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Company Interests in relation to other classes of Company Interests must be approved by the holders of not less than a majority of the Outstanding Company Interests of the class affected.

Exhibit A-44

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1, no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Company is organized.

(e) Section 7.3(c) shall only be amended with the approval of a Share Majority and the Conflicts Committee.

(f) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Shares of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Shares for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Company to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Company is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be

Exhibit A-45

adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. Except as otherwise provided by this Agreement or required by the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Shares of the class or classes for which a meeting has been called (including Outstanding Shares deemed owned by the General Partner) entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Shares shall be deemed to be Shares present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Shares at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, a majority of the votes cast by the Limited Partners holding Outstanding Shares shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Shares is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Class A Shares are admitted to trading, or applicable law or pursuant to any regulation applicable to the Company or its Company Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Shares, abstentions and broker non-votes shall be counted as votes against such matter). The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of

Exhibit A-46

Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Shares that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Company does not vote all of the Outstanding Shares held by such Limited Partners, the Company shall be deemed to have failed to receive a ballot for the Outstanding Shares that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Company in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Company and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Company so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares.

(b) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Class B Shares. For the avoidance of doubt and notwithstanding anything to the contrary herein, each holder of Class B Shares shall be entitled to receive notice of, be included in any requisite quorum

Exhibit A-47

for, and participate in any and all approvals, votes or other actions of the Limited Partners on a Pro Rata basis as, and treating such Persons for all such purposes as if they are, Shareholders holding Class A Shares. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class shall be required to modify, amend or repeal this Section 13.13 or to adopt, modify, or amend any provision of this Agreement inconsistent with this Section 13.13.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Company and may decline to do so free of any duty or obligation whatsoever to the Company or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Company shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

Exhibit A-48

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Company;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

Exhibit A-49

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act, (ii) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

(e) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is further permitted, without Limited Partner approval, to merge or consolidate the Company with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Share Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Company after the effective date of the merger or consolidation, and (v) the number of Company Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Company Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Exhibit A-50

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Company Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than the Designated Percentage of the total Limited Partner Interests of any class then

Exhibit A-51

Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Company or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. Notwithstanding anything to the contrary herein, for the purposes of this Section 15.1(a), Class A Shares and Class B Shares shall be considered Limited Partner Interests of a single class.

(b) If the General Partner, any Affiliate of the General Partner or the Company elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Company, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at such Record Holder’s address as reflected in the Company Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Company, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Company, as the case may be, on the Company Register, and the General Partner or any Affiliate of the General Partner, or the Company, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender such holder’s Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

Exhibit A-52

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Company Interests at such Record Holder’s address as shown in the Company Register, regardless of any claim of any Person who may have an interest in such Company Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Company Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Company shall be deemed given if received by the General Partner at the principal office of the Company designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Exhibit A-53

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Company, or the rights or powers of, or restrictions on, the Partners or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Company or the General Partner (or, if the General Partner is a limited partnership, of the general partner of the General Partner), or owed by the General Partner, to the Company or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Exhibit A-54

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Transfer Agent on Certificates representing Shares is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Exhibit A-55

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

HESS MIDSTREAM GP LP
By: HESS MIDSTREAM GP LLC, its general partner

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

HESS INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Agreement of

Limited Partnership of Hess Midstream LP]

EXHIBIT A

to the Amended and Restated

Agreement of Limited Partnership of

Hess Midstream LP

Certificate Evidencing Class A Shares

Representing Limited Partner Interests in

Hess Midstream LP

No.	Class A Shares

In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Hess Midstream LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Hess Midstream LP, a Delaware limited partnership (the “Company”), hereby certifies that (the “Holder”) is the registered owner of Class A Shares representing limited partner interests in the Company (the “Class A Shares”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class A Shares are set forth in, and this Certificate and the Class A Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 1501 McKinney Street, Houston, Texas 77010. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HESS MIDSTREAM LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HESS MIDSTREAM LP UNDER THE LAWS OF THE STATE OF DELAWARE. THE GENERAL PARTNER OF HESS MIDSTREAM LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HESS MIDSTREAM LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	HESS MIDSTREAM LP

	By:	HESS MIDSTREAM GP LP, its general partner

	By:	HESS MIDSTREAM GP LLC, its general partner

By:

By:

Countersigned and Registered by:

[                                                                      ]

as Transfer Agent

By:

Authorized Signature

A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common	Custodian (Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

A-3

ASSIGNMENT OF CLASS A SHARES OF

HESS MIDSTREAM LP

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Class A Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                      as its attorney-in-fact with full power of substitution to transfer the same on the books of Hess Midstream LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Class A Shares evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Class A Shares to be transferred is surrendered for registration or transfer.

A-4

EXHIBIT B

FORM OF MERGER AGREEMENT

Exhibit B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October [3], 2019 (this “Agreement”), is entered into by and among Hess Midstream LP, a Delaware limited partnership (“New HESM”), Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream New Ventures II, LLC, a Delaware limited liability company and wholly owned subsidiary of New HESM (“Merger Sub”) Hess Midstream Partners LP, a Delaware limited partnership (“HESM”), Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of HESM (“MLP GP LP”), and Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the limited partner of New HESM (“HIP GP LLC”). Each of the foregoing is sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in that certain Partnership Restructuring Agreement, dated as of October [3], 2019 (the “Partnership Restructuring Agreement”), by and among New HESM, New HESM GP LP, Merger Sub, HESM, MLP GP LP, HIP GP LLC, and the other parties thereto.

RECITALS

WHEREAS, pursuant to Section 15.1 of the HESM Partnership Agreement, MLP GP LP, in its capacity as the general partner of HESM, has determined, in connection with the recent enactment of federal income tax legislation, that the HESM Common Units held by Persons who are not Affiliates of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for U.S. federal (and applicable state and local) income tax purposes whose sole asset is partnership interests in HESM (such exchange, the “Exchange”);

WHEREAS, the Conflicts Committee of the HESM Board has (i) received an opinion of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee, that the consideration to be received by the public holders of HESM Common Units (the “Public Limited Partners”) upon the consummation of the transactions contemplated by the Partnership Restructuring Agreement and this Agreement is fair, from a financial point of view, to the Public Limited Partners, (ii) approved this Agreement and the transactions contemplated hereby, with such approval constituting “Special Approval” (as such term is defined in the HESM Partnership Agreement) for all purposes of the HESM Partnership Agreement, including Section 7.9(b) thereof, and (iii) recommended to the HESM Board that it approve this Agreement and the transactions contemplated hereby;

WHEREAS, the HESM Board has approved this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties are entering into this Agreement in connection with the Partnership Restructuring Agreement and in order to effectuate the Exchange; and

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into HESM pursuant to the provisions of the DRULPA and DLLCA, whereupon HESM shall continue as the surviving entity.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into HESM (the “Merger”), the separate limited liability company existence of Merger Sub will cease and HESM will continue its existence as a Delaware limited partnership under the DRULPA as the surviving entity in the Merger under the name “Hess Midstream Operations LP” (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA and the DRULPA, as applicable.

Exhibit B-1

2.    Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as the Parties may agree in writing), the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as is reasonably satisfactory to the Parties and as may be required by, and in accordance with, the applicable provisions of the DRULPA and the DLLCA. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

3.    Effect of Merger.

(a)    At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the Certificate of Merger, the DRULPA and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, purposes and franchises of HESM and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, duties and penalties of HESM and Merger Sub shall become the debts, liabilities, obligations, restrictions, duties and penalties of the Surviving Entity.

(b)    New HESM GP LP hereby consents to the admission to New HESM, as a limited partner of New HESM, of each holder of HESM Common Units who is issued New HESM Class A Shares in exchange for such holder’s HESM Common Units pursuant to this Agreement.

4.    Organizational Documents.

(a)    Certificate of Limited Partnership. At the Effective Time and in conjunction with the filing of the Certificate of Merger, the certificate of limited partnership of HESM immediately prior to the Effective Time shall, except as amended by the Certificate of Merger, be the certificate of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)    Agreement of Limited Partnership. At the Effective Time and in conjunction with the filing of the Certificate of Merger, the limited partnership agreement of HESM immediately prior to the Effective Time shall be the limited partnership agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

5.    Effect of Merger on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any equity interests of Merger Sub or HESM or any other Person:

(a)    the limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into 17,062,655 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units (the “Converted HESM Common Units”) and New HESM shall be admitted as a limited partner of HESM in respect of the Converted HESM Common Units;

(b)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time (other than any HESM Common Units held by the Existing Sponsors or the HIP Entities as of immediately prior to the Effective Time) (the “Public Unitholder HESM Units”) shall be converted into the right to receive one validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) New HESM Class A Share, and each holder thereof, upon receipt of such New HESM Class A Share, shall be admitted as a limited partner of New HESM;

(c)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time and held by the Existing Sponsors or the HIP Entities shall remain outstanding;

Exhibit B-2

(d)    each HESM Subordinated Unit issued and outstanding as of immediately prior to the Effective Time shall remain outstanding;

(e)    each Phantom Unit issued and outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall cease to represent a phantom unit denominated in HESM Common Units and shall be converted into a phantom unit denominated in New HESM Class A Shares (each, a “New HESM Phantom Share”). The number of New HESM Class A Shares subject to each New HESM Phantom Share shall be equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the Effective Time and each New HESM Phantom Share shall otherwise have and be subject to the same terms and conditions, including distribution equivalent rights, if applicable, as applied to the corresponding Phantom Unit as of immediately prior to the Effective Time;

(f)    each HESM IDR issued and outstanding as of immediately prior to the Effective Time shall remain outstanding; and

(g)    the HESM General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain outstanding and MLP GP LP shall continue to serve as the general partner of HESM following the Effective Time.

6.    Additional Provisions Relating to Phantom Units.

(a)    At the Effective Time, any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each Phantom Unit will carry over and be paid to the holder upon, and subject to, the vesting of the New HESM Phantom Share that corresponds to the Phantom Unit to which such distribution equivalent amounts related.

(b)    At or prior to the Effective Time, HESM and the HESM Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Phantom Units and to give effect to the conversion of the Phantom Units as contemplated pursuant to Section 5(e). HESM shall take all actions necessary to ensure that from and after the Effective Time, neither New HESM nor the Surviving Entity will be required to deliver HESM Common Units or other partnership interests of HESM to any Person pursuant to or in settlement of Phantom Units.

(c)    New HESM shall take all actions that are necessary for the assumption of the Phantom Units pursuant to Section 5(e), including the reservation, registration, issuance and listing of New HESM Class A Shares as necessary to effect the transactions contemplated by Section 5(e).

7.    Delivery of Merger Consideration; Procedures for Surrender.

(a)    Exchange Agent. At or prior to the Effective Time, New HESM shall deposit or cause to be deposited with an exchange agent selected by New HESM with HESM’s prior approval (which approval shall not be unreasonably conditioned, withheld or delayed), to serve as the exchange agent (the “Exchange Agent”) for the benefit of the holders of Public Unitholder HESM Units, an aggregate number of New HESM Class A Shares to be issued to such holders in uncertificated form or book-entry form. In addition, New HESM shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any distributions, if any, to which the holders of Public Unitholder HESM Units may be entitled pursuant to Section 7(c) with both a record and payment date after the Effective Time and prior to the surrender of such Public Unitholder HESM Units pursuant to the terms of this Agreement. Such number of New HESM Class A Shares and the amount of any distributions deposited with the Exchange Agent pursuant to this Section 7(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by New HESM. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

Exhibit B-3

(b)    Procedures for Surrender.

(i)    Promptly after the Effective Time (and in any event within three Business Days thereafter), New HESM shall cause the Exchange Agent to mail to each holder of record of Public Unitholder HESM Units that are represented by (i) a certificate formerly representing any of the Public Unitholder HESM Units (a “Certificate”) or (ii) a book-entry account formerly representing any non-certificated Public Unitholder HESM Units (a “Book- Entry Unit”) not held through The Depositary Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to such Public Unitholder HESM Units shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 7(f)) or transfer of the Book-Entry Unit to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Units), such materials to be in such form and have such other provisions as New HESM desires with approval of HESM (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Units to the Exchange Agent in exchange for the New HESM Class A Shares to be issued in consideration therefor and distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to Book-Entry Units held through DTC, New HESM and HESM shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Public Unitholder HESM Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the New HESM Class A Shares to be issued in consideration therefor and distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(ii)    Upon surrender to the Exchange Agent of Public Unitholder HESM Units that are represented by Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 7(f)) or that are represented by Book-Entry Units, by book-receipt of an “agent’s message” in customary form by the Exchange Agent in connection with the transfer of Book-Entry Units, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Units held through DTC, in accordance with DTC’s customary procedures (it being understood that the holders of Book-Entry Units shall be deemed to have surrendered such units upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) and such other procedures as agreed by New HESM, HESM, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Units shall be entitled to receive in exchange therefor (i) the number of New HESM Class A Shares that such holder is entitled to receive pursuant to Section 5 and (ii) cash in the amount of (after giving effect to any required Tax withholdings as provided in Section 7(g)) any unpaid distributions that such holder has the right to receive pursuant to Section 7(c).

(iii)    No interest will be paid or accrued on any amount payable upon due surrender of Public Unitholder HESM Units and any Certificate or ledger entry relating to Book-Entry Units formerly representing HESM Common Units that have been so surrendered shall be cancelled by the Exchange Agent.

(iv)    In the event of a transfer of ownership of certificated Public Unitholder HESM Units that are not registered in the transfer records of HESM, the proper number of New HESM Class A Shares, together with any cash (after giving effect to any required Tax withholdings as provided in Section 7(g)) to be paid upon due surrender of the Certificate and any distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Public Unitholder HESM Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Units, payment of the New HESM Class A Shares to be issued in consideration therefor and any distributions pursuant to Section 7(c) shall only be

Exhibit B-4

made to the Person in whose name such Book-Entry Units are registered in the unit transfer books of HESM. Until surrendered as contemplated by this Section 7(b)(iv), each Certificate and each Book-Entry Unit shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender thereof, (i) the number of New HESM Class A Shares that such holder is entitled to receive pursuant to Section 5 and (ii) cash in the amount of (after giving effect to any required Tax withholdings as provided in Section 7(g)) any unpaid distributions that such holder has the right to receive pursuant to Section 7(c).

(c)    Distributions. All New HESM Class A Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a distribution is declared by New HESM in respect of the New HESM Class A Shares, the record date for which is at or after the Effective Time, such declaration shall include distributions in respect of all New HESM Class A Shares issuable pursuant to this Agreement. No distributions in respect of the New HESM Class A Shares shall be paid to any holder of any unsurrendered Public Unitholder HESM Units until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 7(f)) or Book-Entry Unit is surrendered for exchange in accordance with this Section 7. Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, there shall be issued and/or paid to the holder of record of the New HESM Class A Shares issued in exchange for Public Unitholder HESM Units in accordance with this Section 7, without interest, (i) at the time of such surrender, the distributions in respect of New HESM Class A Shares with a record date at or after the Effective Time and payment date prior to or on the date of surrender, and (ii) at the appropriate payment date, the distributions payable with respect to such New HESM Class A Shares with a record date at or after the Effective Time but with a payment date subsequent to the date of surrender.

(d)    Transfers. At the Effective Time, HESM shall cause the unit transfer books of the Surviving Entity to be closed immediately, and from and after the Effective Time, there shall be no transfers on the unit transfer books of HESM of the Public Unitholder HESM Units that were outstanding immediately prior to the Effective Time.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any New HESM Class A Shares) that remains unclaimed twelve months after the Effective Time shall be delivered to New HESM and, for the avoidance of doubt, shall remain outstanding in accordance with the terms of the New HESM Partnership Agreement. Any holder of Public Unitholder HESM Units that has not theretofore complied with this Section 7 shall thereafter look only to New HESM for delivery of the New HESM Class A Shares issuable as consideration therefor and payment of any distributions in respect thereof payable and/or issuable pursuant to Section 5 and Section 7(c), in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, New HESM, the Exchange Agent or any other Person shall be liable to any former holder of Public Unitholder HESM Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Unit has not been surrendered prior to the date on which the New HESM Class A Shares issuable as consideration therefor would escheat to or become the property of any Governmental Authority, such New HESM Class A Shares issuable as consideration therefor and the cash, if any, to be paid in respect of such Certificate or Book-Entry Unit pursuant to Section 7(c) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of New HESM, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Public Unitholder HESM Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New HESM, the posting by such Person of a bond in customary amount and upon such terms as may be required by New HESM as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the New HESM Class A Shares issuable as consideration therefor and any unpaid distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Exhibit B-5

(g)    Withholding Rights. Each of New HESM, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in New HESM Class A Shares). To the extent that amounts are so withheld by New HESM, the Surviving Entity or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by New HESM, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Governmental Authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in New HESM Class A Shares, New HESM, the Surviving Entity or the Exchange Agent shall be treated as having sold such New HESM Class A Shares for an amount of cash equal to the fair market value of such New HESM Class A Shares at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Authority.

(h)    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available as a result of or with respect to the Merger or the other transactions contemplated by this Agreement.

8.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Section 10, the issued and outstanding limited partner interests of HESM or securities convertible or exchangeable into or exercisable therefor or the issued and outstanding limited partner interests of New HESM or securities convertible or exchangeable into or exercisable therefor, shall have been changed into a different number of units or securities or a different class by reason of any reclassification, unit split (including a reverse unit split), unit distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units with a record date within such period shall have been declared, then the applicable consideration payable in connection with the Merger pursuant to Section 5 shall be equitably adjusted to provide the holders of limited partner interests of HESM and New HESM the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of any doubt, and notwithstanding anything to the contrary in this Agreement, this Section 8 shall not apply to, and nothing in this Agreement shall prohibit, the issuance of limited partner interests in New HESM for cash or cash equivalents or in connection with the issuance of equity compensation.

9.    Additional Actions. Subject to the terms of this Agreement, the Parties shall take all such reasonable and lawful actions as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated hereby and to comply with the requirements of the DRULPA and the DLLCA. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub, or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and HESM, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and HESM or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

10.    Termination. This Agreement shall be terminated, and the Merger shall be abandoned, at any time prior to the Effective Time upon the termination of the Partnership Restructuring Agreement in accordance with its terms. In the event of such termination and abandonment, this Agreement shall become void and none of the Parties or any of their respective Affiliates, managers, members, partners or officers, as the case may be, shall have any liability with respect to such termination and abandonment except as otherwise provided in the other Transaction Documents.

11.    Amendment and Waiver. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DRULPA and the DLLCA, be supplemented, amended or modified only by the written

Exhibit B-6

agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Any extension or waiver of the obligations herein of any Party shall be valid only if set forth in an instrument in writing referring to this section and executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12.    Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law.

13.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

14.    No Third Party Beneficiaries. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other Person or confer upon any other Person any benefits, rights or remedies (other than with respect to the rights of holders of Phantom Units and Public Unitholder HESM Units to receive the New HESM Phantom Shares and New HESM Class A Shares, respectively, and any distribution equivalent right and distribution attributable to such New HESM Phantom Shares or New HESM Class A Shares to which such Persons are entitled, in each case, after the Closing, pursuant to Sections 5 through 7 and on the other terms and subject to the conditions hereof, it being acknowledged that no claim with respect to any of the foregoing rights may be made unless and until the Closing has occurred), and no Person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

15.    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

17.    Entire Agreement. This Agreement, the Partnership Restructuring Agreement, each of the other Transaction Documents and each of the other instruments referenced herein and therein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter hereof and thereof. This Agreement, the Partnership Restructuring Agreement, each of the other Transaction Documents and each of the other instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

Exhibit B-7

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed as of the date first above written.

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LP, its general partner

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM NEW VENTURES II LLC

By:
Name:
Title:

HESS MIDSTREAM LP

By	HESS MIDSTREAM GP LP, its general partner

By:	HESS MIDSTREAM GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM GP LP

By	HESS MIDSTREAM GP LLC, its general partner

By:
Name:
Title:

HESS INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT C

FORM OF AMENDED HESM PARTNERSHIP AGREEMENT

Exhibit C - 1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM OPERATIONS LP

A Delaware Limited Partnership

Dated as of

[●]

Page
ARTICLE I DEFINITIONS		Exhibit C - 2

Section 1.1	Definitions	Exhibit C - 2
Section 1.2	Construction	Exhibit C - 17

ARTICLE II ORGANIZATION		Exhibit C - 17

Section 2.1	Formation	Exhibit C - 17
Section 2.2	Name	Exhibit C - 18
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	Exhibit C - 18
Section 2.4	Purpose and Business	Exhibit C - 18
Section 2.5	Powers	Exhibit C - 18
Section 2.6	Term	Exhibit C - 18
Section 2.7	Title to Partnership Assets	Exhibit C - 19

ARTICLE III RIGHTS OF LIMITED PARTNERS		Exhibit C - 19

Section 3.1	Limitation of Liability	Exhibit C - 19
Section 3.2	Management of Business	Exhibit C - 19
Section 3.3	Rights of Limited Partners	Exhibit C - 19

ARTICLE IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS		Exhibit C - 20

Section 4.1	Certificates	Exhibit C - 20
Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	Exhibit C - 20
Section 4.3	Limited Partners	Exhibit C - 21
Section 4.4	Record Holders	Exhibit C - 21
Section 4.5	Transfer Generally	Exhibit C - 21
Section 4.6	Transfer of the General Partner’s General Partner Interest	Exhibit C - 22
Section 4.7	Transfer of Incentive Distribution Rights	Exhibit C - 22
Section 4.8	Right of First Offer	Exhibit C - 22

ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS		Exhibit C - 24

Section 5.1	Contributions by Partners	Exhibit C - 24
Section 5.2	Contributions by the General Partner	Exhibit C - 24
Section 5.3	Interest and Withdrawal	Exhibit C - 25
Section 5.4	Capital Accounts	Exhibit C - 25
Section 5.5	Issuances of Additional Partnership Interests and Derivative Partnership Interests	Exhibit C - 27
Section 5.6	Issuance of Class A Units by the Partnership	Exhibit C - 28
Section 5.7	Redemption, Repurchase or Forfeiture of HESM Class A Shares	Exhibit C - 28
Section 5.8	Issuance of HESM Class B Shares	Exhibit C - 28
Section 5.9	Preemptive Right	Exhibit C - 28
Section 5.10	Splits and Combinations	Exhibit C - 28
Section 5.11	Nature of Limited Partner Interests	Exhibit C - 29
Section 5.12	Deemed Capital Contributions	Exhibit C - 29
Section 5.13	Recapitalization	Exhibit C - 29

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		Exhibit C - 30

Section 6.1	Allocations for Capital Account Purposes	Exhibit C - 30
Section 6.2	Allocations for Tax Purposes	Exhibit C - 36
Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	Exhibit C - 37

Section 6.4	Distributions	Exhibit C - 38
Section 6.5	Adjustment of Minimum Quarterly Distribution and Target Distribution Levels	Exhibit C - 39
Section 6.6	Special Provisions Relating to the Holders of Incentive Distribution Rights	Exhibit C - 39

ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS		Exhibit C - 39

Section 7.1	Management	Exhibit C - 39
Section 7.2	Certificate of Limited Partnership	Exhibit C - 41
Section 7.3	Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group	Exhibit C - 41
Section 7.4	Reimbursement of and Other Payments to the General Partner	Exhibit C - 41
Section 7.5	Outside Activities	Exhibit C - 42
Section 7.6	Contracts with Affiliates	Exhibit C - 43
Section 7.7	Indemnification	Exhibit C - 43
Section 7.8	Liability of Indemnitees	Exhibit C - 44
Section 7.9	Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties	Exhibit C - 45
Section 7.10	Other Matters Concerning the General Partner and Other Indemnitees	Exhibit C - 47
Section 7.11	Purchase or Sale of Partnership Interests	Exhibit C - 47
Section 7.12	Reliance by Third Parties	Exhibit C - 47
Section 7.13	Replacement of Fiduciary Duties	Exhibit C - 47
Section 7.14	Delegation of General Partner’s Management Powers	Exhibit C - 48

ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS		Exhibit C - 48

Section 8.1	Records and Accounting	Exhibit C - 48
Section 8.2	Fiscal Year	Exhibit C - 48

ARTICLE IX TAX MATTERS		Exhibit C - 48

Section 9.1	Tax Returns and Information	Exhibit C - 48
Section 9.2	Tax Elections	Exhibit C - 49
Section 9.3	Tax Controversies	Exhibit C - 49
Section 9.4	Withholding; Tax Payments	Exhibit C - 49

ARTICLE X ADMISSION OF PARTNERS		Exhibit C - 50
Section 10.1	Admission of Limited Partners	Exhibit C - 50
Section 10.2	Conditions and Limitations	Exhibit C - 50
Section 10.3	Admission of Successor General Partner	Exhibit C - 50

ARTICLE XI WITHDRAWAL OR REMOVAL OF PARTNERS		Exhibit C - 50

Section 11.1	Withdrawal of the General Partner	Exhibit C - 50
Section 11.2	Removal of the General Partner	Exhibit C - 51
Section 11.3	Withdrawal of Limited Partners	Exhibit C - 51

ARTICLE XII DISSOLUTION AND LIQUIDATION		Exhibit C - 52

Section 12.1	Dissolution	Exhibit C - 52
Section 12.2	Continuation of the Business of the Partnership After Dissolution	Exhibit C - 52
Section 12.3	Liquidator	Exhibit C - 53
Section 12.4	Liquidation	Exhibit C - 53
Section 12.5	Cancellation of Certificate of Limited Partnership	Exhibit C - 53
Section 12.6	Return of Contributions	Exhibit C - 54
Section 12.7	Waiver of Partition	Exhibit C - 54
Section 12.8	Capital Account Restoration	Exhibit C - 54

Exhibit C - ii

ARTICLE XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE		Exhibit C - 54

Section 13.1	Amendments to be Adopted Solely by the General Partner	Exhibit C - 54
Section 13.2	Amendment Procedures	Exhibit C - 55
Section 13.3	Amendment Requirements	Exhibit C - 55
Section 13.4	Special Meetings	Exhibit C - 56
Section 13.5	Notice of a Meeting	Exhibit C - 56
Section 13.6	Record Date	Exhibit C - 56
Section 13.7	Postponement and Adjournment	Exhibit C - 56
Section 13.8	Waiver of Notice; Approval of Meeting	Exhibit C - 57
Section 13.9	Quorum and Voting	Exhibit C - 57
Section 13.10	Conduct of a Meeting	Exhibit C - 57
Section 13.11	Action Without a Meeting	Exhibit C - 58
Section 13.12	Right to Vote and Related Matters	Exhibit C - 58

ARTICLE XIV MERGER, CONSOLIDATION OR CONVERSION		Exhibit C - 59

Section 14.1	Authority	Exhibit C - 59
Section 14.2	Procedure for Merger, Consolidation or Conversion	Exhibit C - 59
Section 14.3	Approval by Limited Partners	Exhibit C - 60
Section 14.4	Certificate of Merger or Certificate of Conversion	Exhibit C - 61
Section 14.5	Effect of Merger, Consolidation or Conversion	Exhibit C - 62

ARTICLE XV DELEGATION OF CONTROL		Exhibit C - 63

Section 15.1	Delegation of Control	Exhibit C - 63
Section 15.2	Continued Responsibility of the General Partner	Exhibit C - 63
Section 15.3	Acceptance of Delegation by the Public Company	Exhibit C - 63
Section 15.4	Approval by the General Partner	Exhibit C - 63
Section 15.5	Use of Affiliates	Exhibit C - 64
Section 15.6	Standards of Performance	Exhibit C - 64
Section 15.7	Resolution of Conflicts of Interest	Exhibit C - 64
Section 15.8	Reliance on Counsel, etc.	Exhibit C - 64
Section 15.9	Reliance by Third Parties	Exhibit C - 64
Section 15.10	Indemnification	Exhibit C - 64
Section 15.11	Damage Limitations	Exhibit C - 65
Section 15.12	Reimbursement	Exhibit C - 65
Section 15.13	Term of Delegation; Covenants of the General Partner	Exhibit C - 65
Section 15.14	Covenants of GP LP	Exhibit C - 65

ARTICLE XVI REDEMPTION AND EXCHANGE RIGHTS		Exhibit C - 65

Section 16.1	Redemption Right of a Limited Partner	Exhibit C - 65
Section 16.2	Contribution by the Public Company	Exhibit C - 67
Section 16.3	Exchange Right of the Public Company	Exhibit C - 68
Section 16.4	Delivery of Registered HESM Class A Shares; Listing; Certificate of the Public Company	Exhibit C - 68
Section 16.5	Effect of Exercise of Redemption or Exchange Right	Exhibit C - 68
Section 16.6	Tax Treatment	Exhibit C - 68

ARTICLE XVII GENERAL PROVISIONS		Exhibit C - 69

Section 17.1	Addresses and Notices; Written Communications	Exhibit C - 69
Section 17.2	Further Action	Exhibit C - 69
Section 17.3	Binding Effect	Exhibit C - 69

Exhibit C - iii

Section 17.4	Integration	Exhibit C - 69
Section 17.5	Creditors	Exhibit C - 69
Section 17.6	Waiver	Exhibit C - 69
Section 17.7	Third-Party Beneficiaries	Exhibit C - 69
Section 17.8	Counterparts	Exhibit C - 70
Section 17.9	Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury	Exhibit C - 70
Section 17.10	Invalidity of Provisions	Exhibit C - 71
Section 17.11	Consent of Partners	Exhibit C - 71
Section 17.12	Facsimile and Email Signatures	Exhibit C - 71

Exhibit A – Form of Certificate for Units

Exhibit B – Limited Partners

Exhibit C – Form of Adoption Agreement

Exhibit C - iv

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

HESS MIDSTREAM OPERATIONS LP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HESS MIDSTREAM OPERATIONS LP (formerly known as Hess Midstream Partners LP), dated as of [●], is entered into by HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership (“GP LP”), as the General Partner, and the Public Company, HINDL, GIP and GP LP, as Limited Partners, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

WHEREAS, the General Partner and the Organizational Limited Partner entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of April 10, 2017 (the “Second Amended and Restated Agreement”);

WHEREAS, pursuant to Section 15.1 of the Second Amended and Restated Agreement, the General Partner determined, in connection with the recent enactment of federal income tax legislation, that Common Units held by Persons who were not Affiliates of GP LP should be exchanged for interests in a newly formed entity taxed as a corporation for U.S. federal (and applicable state and local) income tax purposes whose sole asset is Partnership Interests (such exchange, the “Exchange”);

WHEREAS, in order to effectuate the Exchange, the Partnership entered into that certain Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Restructuring Agreement”), by and among the Partnership, GP LP, HIP, the Public Company, GIP, HINDL, Hess Midstream New Ventures II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Public Company (“Merger Sub”), and the other parties thereto pursuant to which, among other things, (i) Merger Sub merged (the “Merger”) with and into the Partnership, with the Partnership surviving, (ii) each outstanding Common Unit (other than any Common Units held by GIP, HINDL, HIP and certain of their Affiliates) converted into the right to receive one HESM Class A Share, (iii) each outstanding Phantom Unit converted into a phantom unit denominated in HESM Class A Shares and (iv) each outstanding limited liability company interest in Merger Sub converted into the right to receive Common Units;

WHEREAS, in connection with the Merger, the General Partner changed the name of the Partnership from “Hess Midstream Partners LP” to “Hess Midstream Operations LP” and a Certificate of Merger (the “Certificate of Merger”) was filed with the Secretary of State of the State of Delaware to effect the Merger and the change of the Partnership’s name from “Hess Midstream Partners LP” to “Hess Midstream Operations LP”;

WHEREAS, pursuant to the Restructuring Agreement, the General Partner, the Public Company, HINDL and GIP are entering into this Agreement in order to reflect, among other things, (a) the recapitalization of the Partnership, (b) the conversion, in connection with such recapitalization, of (i) each Common Unit held by the Public Company into a Class A Unit, (ii) each Common Unit held by GIP, HINDL, HIP and certain of their Affiliates into a Class B Unit, (iii) each Subordinated Unit held by the Public Company into a Class A Unit, and (iv) each Subordinated Unit held by GIP and HINDL into a Class B Unit, (c) the admission of the Public Company as a Limited Partner and (d) the change in the Partnership’s name; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(k) of the Second Amended and Restated Agreement, that the amendments to the Second Amended and Restated Agreement set forth herein are necessary or appropriate in connection with the Exchange.

Exhibit C - 1

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Second Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event by the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c), including any amount that such Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

Exhibit C - 2

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation, including as a result of voting by directors, managers or persons holding similar positions of another entity, of at least one member to the Board of Directors, and any of such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such Contributed Property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Hess Midstream Operations LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (A) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or

Exhibit C - 3

(B) available to be borrowed as a Working Capital Borrowing as of the date of determination of Available Cash with respect to such Quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such Quarter is paid); less

(b) the sum of (x) if the General Partner so determines, all or any portion of GP Available Cash for such Quarter plus (y) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such cash reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Units with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” (x) shall not include all or any portion of GP Available Cash unless the General Partner so determines and (y) with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Black-Out Period” means any “black-out” or similar period under the Public Company’s policies covering trading in the Public Company’s securities to which the applicable Redeemed Partner is subject, which period restricts the ability of such Redeemed Partner to immediately resell HESM Class A Shares to be delivered to such Redeemed Partner in connection with a Share Settlement.

“Board of Directors” means the board of directors of Hess Midstream GP LLC, the general partner of the general partner of the Public Company.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

Exhibit C - 4

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form as may be adopted by the General Partner, issued by the Partnership and evidencing ownership of one or more classes of Partnership Interests.

“Certificate of Merger” has the meaning given such term in the recitals.

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Change in Control” means any direct or indirect change in control of a Limited Partner (whether through merger, sale of equity interests or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that the following shall not be considered a “Change in Control”: (a) a change in control of an ultimate parent entity of such Limited Partner, including any change in control of the general partner of such ultimate parent entity, as applicable, (b) a change in control of any publicly traded Subsidiary of an ultimate parent entity of such Limited Partner or (c) a change in control of a Limited Partner resulting in ongoing control by an Affiliate of such Limited Partner that is wholly owned, directly or indirectly, by the ultimate parent entity of such Limited Partner. As of the Execution Date, the “ultimate parent entity” of HINDL and HIP Holdings is Hess Corporation and the “ultimate parent entities” of GIP are Global Infrastructure Investors II, LLC and Global Infrastructure Management, LLC. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, (ii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (iii) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (iv) without limiting any

Exhibit C - 5

other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests in such Person having voting rights, whether by contract or otherwise.

“Class A Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Class B Units in this Agreement.

“Closing Date” means [●].

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor law thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to “Common Units” in the Second Amended and Restated Agreement (for the avoidance of doubt, as of the Closing Date and following the conversion of certain of the Subordinated Units into Class A Units and the remainder of the Subordinated Units into Class B Units, in each case, pursuant to Section 5.13 of this Agreement, there shall be no Subordinated Units issued and Outstanding).

“Competitor” means (a) with respect to the Partnership or its Affiliates (other than any Partner or such Partner’s Affiliates), any Person that is engaged in the development or operation of midstream or infrastructure assets in the Bakken Shale area; (b) with respect to Hess or its Affiliates, any Person that is engaged in exploration or production activities for oil and gas, whether within the United States or elsewhere; (c) with respect to GIP or its Affiliates or its or their permitted successors and assigns, any similar investment fund that is engaged in investments in infrastructure assets in the United States or elsewhere; and (d) with respect to the Partnership, the non-transferring Partners and their respective Affiliates, any Person who is (or whose Affiliate is) engaged in the refining business, whether within the United States or elsewhere, where there is potential for a conflict of interest between the businesses of such Person and its Affiliates and the ongoing businesses of (i) the Partnership and its Subsidiaries or (ii) the non-transferring Partner and its Affiliates.

“Conflicts Committee” means the conflicts committee of the Board of Directors.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of April 4, 2017, by and among the Partnership, the General Partner, Hess, HIP, Gathering Opco, Logistics Opco, HTGP Opco, Mentor Holdings and the other entities party thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

Exhibit C - 6

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Direct Exchange” has the meaning given such term in Section 16.3(a).

“Discount” has the meaning given such term in Section 7.4(e).

“Disposed of Adjusted Property” has the meaning given such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” means the Effective Time as defined in the Restructuring Agreement.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Election Notice” has the meaning given such term in Section 16.3(b).

“Exchange” has the meaning given such term in the recitals.

“First Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(C).

“First Target Distribution” means $0.3450 per Unit per Quarter, subject to adjustment in accordance with Section 6.5.

“Gathering Opco” means Hess North Dakota Pipelines Operations LP, a Delaware limited partnership.

“General Partner” means GP LP, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the equity interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. For purposes of determining the Percentage Interest attributable to the General Partner at any point in time, the General Partner Interest shall be deemed to be represented by a specific number of hypothetical limited partner units, and the Percentage Interest attributable to the General Partner Interest shall equal the ratio of the number of such hypothetical limited partner units to the sum of the total number of Units and the number of hypothetical

Exhibit C - 7

limited partner units. As of the Closing Date, the Percentage Interest attributable to the General Partner Interest shall be 0.4%, which for the purposes of this definition equates to 1,114,795 hypothetical limited partner units. In connection with the issuance of additional Limited Partner Interests by the Partnership as described in Section 5.2, (i) if the General Partner makes additional Capital Contributions as contemplated by Section 5.2, the number of hypothetical limited partner units represented by the General Partner Interest shall be increased as necessary to maintain the Percentage Interest attributable to the General Partner Interest at the level it was immediately prior to such issuance and (ii) if the General Partner does not make additional Capital Contributions as contemplated by Section 5.2, the number of hypothetical limited partner units represented by the General Partner Interest shall stay the same, which shall result in a reduction of the Percentage Interest attributable to the General Partner Interest. Notwithstanding the foregoing, the General Partner Interest will not entitle the General Partner, in its capacity as the holder of the General Partner Interest, to share in any GP Items or any GP Available Cash.

“GIP” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership.

“GP Available Cash” means, as of any date of determination, all cash and cash equivalents on hand on such date derived from or attributable to the Partnership’s (or any of its Subsidiaries’) ownership of, or sale or other disposition of, the General Partner Interest or the Incentive Distribution Rights, less the amount of any cash reserves established by the General Partner to:

(a) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group);

(b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(c) provide funds for distributions under Section 6.4 in respect of any one or more of the next four Quarters.

“GP Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s (or any of its Subsidiaries’) ownership of, or sale or other disposition of, the General Partner Interest or the Incentive Distribution Rights.

“GP LLC” means Hess Midstream Partners GP LLC, a Delaware limited liability company.

“GP LP” has the meaning given such term in the preamble.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational

Exhibit C - 8

documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“HESM Class A Share” means a limited partner interest in the Public Company having the rights and obligations specified with respect to “HESM Class A Shares” in the Public Company Agreement.

“HESM Class B Share” means a limited partner interest in the Public Company having the rights and obligations specified with respect to “HESM Class B Shares” in the Public Company Agreement.

“Hess” means Hess Corporation, a Delaware corporation.

“HINDL” means Hess Investments North Dakota LLC, a Delaware limited liability company.

“HIP” means Hess Infrastructure Partners LP, a Delaware limited partnership.

“HTGP Opco” means Hess TGP Operations LP, a Delaware limited partnership.

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). The holder of an Incentive Distribution Right will not be entitled, in its capacity as such holder, to share in any GP Items or any GP Available Cash.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(iii), (iv) and (v).

“Indemnitee” means (a) the General Partner, (b) the Public Company, (c) any Departing General Partner, (d) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (e) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner, the Public Company or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner, the Public Company or any Departing General Partner or any of their respective Affiliates, (f) any Person who is serving on the Board of Directors, (g) any Person who is or was serving at the request of the General Partner, the Public Company or any Departing General Partner or any of their respective Affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (h) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Option (as defined in the IPO Underwriting Agreement)), as described in the IPO Registration Statement.

“Initial Unit Price” means with respect to any class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

Exhibit C - 9

“IPO Closing Date” means April 10, 2017.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated April 4, 2017 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on April 6, 2017.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-198896), as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of April 4, 2017 by and among the IPO Underwriters, the Partnership, the General Partner, GP LLC and HIP providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each of HINDL, GIP, GP LP, the Public Company, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Logistics Opco” means Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership.

“LTIP” means the Hess Midstream Partners LP 2017 Long-Term Incentive Plan.

“Maximum Permitted Delegation” has the meaning given such term in Section 15.1(a).

“Mentor Holdings” means Hess Mentor Storage Holdings LLC, a Delaware limited liability company.

“Merger” has the meaning given such term in the recitals.

“Merger Agreement” has the meaning given such term in Section 14.1.

Exhibit C - 10

“Merger Sub” has the meaning given such term in the recitals.

“Merger Sub Conversion” has the meaning given such term in Section 5.1(b).

“Minimum Quarterly Distribution” means $0.30 per Unit per Quarter, subject to adjustment in accordance with Section 6.5.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 and shall not include any items specially allocated under Sections 6.1(d) and 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Sections 6.1(d) and 6.1(e); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.

“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date

Exhibit C - 11

(“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.

“New HESM GP LP” means Hess Midstream GP LP, a Delaware limited partnership.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Offered Interest” has the meaning given such term in Section 4.8(a).

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of [●], by and among Hess, the Public Company, the Partnership, New HESM GP LP, Hess Infrastructure Partners GP LLC, a Delaware limited liability company, Hess Midstream GP LLC, a Delaware limited liability company, GP LP and GP LLC, as such agreement may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Organizational Limited Partner” means Hess Midstream Holdings LLC, a Delaware limited liability company, in its capacity as the organizational limited partner of the Partnership pursuant to the Second Amended and Restated Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership Register as of the date of determination.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

Exhibit C - 12

“Partnership” means Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP, and any successor thereto.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner, the Percentage Interest attributable to the General Partner as determined pursuant to the definition of “General Partner Interest” above and (b) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the Percentage Interest attributable to the General Partner Interest and the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units and (c) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.5, the percentage calculated in accordance with the method established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” has the meaning set forth in the LTIP.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Proportionate Share” means, with respect to each ROFO Partner that delivers a ROFO Offer that complies with the provisions of Section 4.8(b) with respect to a ROFO Notice, the proportion that such ROFO Partner’s Percentage Interest in the Partnership bears to the total Percentage Interests in the Partnership of all ROFO Partners who delivered ROFO Offers that complied with the provisions of Section 4.8(b) with respect to such ROFO Notice.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Public Company” means Hess Midstream LP, a Delaware limited partnership.

“Public Company Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Public Company, dated of even date herewith, as such agreement may be amended, supplemented or restated from time to time.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

Exhibit C - 13

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means with respect to any class of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Partnership Register as of the Partnership’s close of business on a particular Business Day.

“Redeemed Partner” has the meaning given such term in Section 16.1(a).

“Redeemed Units” has the meaning given such term in Section 16.1(a).

“Redemption” has the meaning given such term in Section 16.1(a).

“Redemption Date” has the meaning given such term in Section 16.1(a).

“Redemption Notice” has the meaning given such term in Section 16.1(a).

“Redemption Notice Date” has the meaning given such term in Section 16.1(a).

“Redemption Right” has the meaning given such term in Section 16.1(a).

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Units as of the end of such period over (ii) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Interest), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (c) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Restricted Unit” means a Unit that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership and (i) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (ii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in the final proviso in the definition of “Outstanding,” Restricted Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Unit, for U.S. federal income tax purposes such Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.

“Restructuring Agreement” has the meaning set forth in the recitals.

Exhibit C - 14

“Restructuring Closing” means the “Closing” as defined in the Restructuring Agreement.

“Retraction Notice” has the meaning given such term in Section 16.1(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“ROFO Notice” has the meaning given such term in Section 4.8(a).

“ROFO Offer” has the meaning given such term in Section 4.8(b).

“ROFO Partner” has the meaning given such term in Section 4.8(a).

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Amended and Restated Agreement” has the meaning given such term in the recitals.

“Second Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(D).

“Second Target Distribution” means $0.3750 per Unit per Quarter, subject to adjustment in accordance with Section 6.5.

“Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement, dated as of [●], by and among the Hess, Hess Trading Corporation, a Delaware corporation, New HESM GP LP, Hess Midstream GP LLC, a Delaware limited liability company, GP LP and GP LLC, as such agreement may be amended, supplemented or restated from time to time.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time, (b) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustment as of that time, and (c) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Share Settlement” means a number of HESM Class A Shares equal to the number of Redeemed Units.

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to “Subordinated Units” in the Second Amended and Restated Agreement (for the avoidance of doubt, as

Exhibit C - 15

of the Closing Date and after giving effect to the conversion of certain of the Subordinated Units to Class A Units and the remainder of the Subordinated Units to Class B Units, in each case, pursuant to Section 5.13 of this Agreement, there shall be no Subordinated Units issued and Outstanding).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $0.4500 per Unit per Quarter, subject to adjustment in accordance with Section 6.5.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.5(a).

“Transferee” has the meaning given such term in Section 4.8(a).

“Transferor” has the meaning given such term in Section 4.8(a).

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Class A Units and Class B Units but shall not include (a) hypothetical limited partner units representing the General Partner Interest or (b) Incentive Distribution Rights.

“Unit Majority” means at least a majority of the Outstanding Units, voting as a single class.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning given such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

Exhibit C - 16

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. GP LLC, as the initial general partner, and Hess, as the initial limited partner, previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. On April 7, 2017, GP LLC, the General Partner, as the substitute general partner, and the Organizational Limited Partner, as a limited partner of the Partnership, amended and restated the original agreement of limited partnership of the Partnership in its entirety by entering into the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “First Amended and Restated Agreement”). On April 10, 2017, in connection with the Partnership’s Initial Public Offering, the General Partner and the Organizational Limited Partner amended and restated the First Amended and Restated Agreement in its entirety by entering into the Second Amended and Restated Agreement. The Partners hereby amend and restate the Second Amended and Restated Agreement in its entirety by entering into this Agreement and at the time specified in Article II of the Restructuring Agreement. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership

Exhibit C - 17

shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership prior to the Effective Time was “Hess Midstream Partners LP.” At the Effective Time, the name of the Partnership was changed to “Hess Midstream Operations LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the original certificate of limited partnership of the Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Exhibit C - 18

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement. For the avoidance of doubt, nothing in this Section 3.2 shall affect the General Partner’s delegation to the Public Company pursuant to Article XV.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense, to obtain from the General Partner:

(i) either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website; and

(ii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

Exhibit C - 19

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles or delivered by email in portable document format (.pdf) or other similar electronic format. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the General Partner, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver in exchange therefor a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

Exhibit C - 20

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners and the General Partner against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Partnership or the General Partner for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

Section 4.3 Limited Partners. The names and addresses of the Limited Partners and number of Units of the Limited Partners are set forth on Exhibit B attached hereto and incorporated herein. Each such Limited Partner hereby continues as a limited partner of the Partnership. The General Partner is hereby authorized to complete or amend Exhibit B from time to time to reflect the admission of Limited Partners, the withdrawal of a Limited Partner, the forfeiture of some or all of the Limited Partner Interests of a Limited Partner, the transfer of any Limited Partner Interests, and the change of address and other information called for by Exhibit B related to any Limited Partner, and to correct, update or amend Exhibit B at any time and from time to time. Such completion, correction or amendment may be made from time to time as and when the General Partner considers it appropriate without the consent of any other Partner or Person.

Section 4.4 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law.

Section 4.5 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

Exhibit C - 21

(b) No Limited Partner may transfer all or any portion of its Limited Partner Interests, other than any transfer made pursuant to Article XVI or a transfer of Units by a Limited Partner to an Affiliate of such Limited Partner, without complying with the terms of this Article IV (including Section 4.8); provided, however, that notwithstanding the generality of the foregoing, (i) no holder of Class A Units may transfer all or any portion of its Class A Units without the approval of a Unit Majority and (ii) no holder of Class B Units may transfer all or any portion of its Class B Units without also transferring an equivalent number of HESM Class B Shares to the transferee in accordance with the terms of the Public Company Agreement. Any transfer or purported transfer of a Limited Partner Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) No Limited Partner may transfer all or any portion of its Limited Partner Interests to a Competitor of the Partnership, any of its Affiliates or any non-transferring Partner(s) without (i) in the event of a transfer to a Competitor of the Partnership or its Affiliates (other than the non-transferring Partner(s)), approval of a Unit Majority and of the non-transferring Partner(s) holding Class B Units and (ii) in the event of a transfer to a Competitor of the non-transferring Partner(s), without the prior written approval of the non-transferring Partner(s) holding Class B Units.

(d) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b) below, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the General Partner with the approval of the Conflicts Committee and a Unit Majority or (ii) is of all, but not less than all, of its General Partner Interest to (A) a wholly owned Affiliate of the Partnership or (B) another Person (other than an individual) or one of such Person’s Affiliates in connection with the merger or consolidation of the Partnership with or into such other Person or the transfer by the Partnership of all or substantially all of its assets to such other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may not transfer any or all of its Incentive Distribution Rights unless such transfer has been approved by the General Partner with the approval of the Conflicts Committee and a Unit Majority; provided, however, that nothing in the foregoing shall be deemed to limit or otherwise restrict the ability of the General Partner, at any time when all of the Incentive Distribution Rights are directly or indirectly owned by the General Partner or the Partnership, to amend this Agreement pursuant to Section 13.1(g) to eliminate or otherwise modify the rights and obligations of the Incentive Distribution Rights for no consideration.

Section 4.8 Right of First Offer. Subject to the provisions of this Section 4.8, any transfer by a Limited Partner of Class B Units or any transfer by a Limited Partner (other than the Public Company) in connection with

Exhibit C - 22

a Change in Control, except for a transfer made pursuant to Article XVI or a transfer to an Affiliate of such Limited Partner, shall be subject to the following procedures.

(a) If a Limited Partner (other than the Public Company) desires to transfer all or a portion of its Class B Units to a Third Party or undergo a Change in Control (such Third Party acquirer, the “Transferee” and such Limited Partner, the “Transferor”), the Transferor shall give to each other Limited Partner holding Class B Units (each, a “ROFO Partner”) and the General Partner written notice (a “ROFO Notice”) setting forth (i) the Transferor’s desire to effect such transfer or undergo such Change in Control, (ii) the Class B Units to be transferred (or, in the case of a Change in Control, the entirety of the Transferor’s Limited Partner Interest) (the “Offered Interest”), and (iii) the cash consideration and other material terms upon which the Transferor proposes to transfer the Offered Interest to the Transferee.

(b) Each ROFO Partner shall have the right, but not the obligation, to elect to make an offer to the Transferor to acquire the entirety of the Offered Interest for the cash consideration and on the other material terms set forth in the ROFO Notice. Any such offer made by a ROFO Partner shall (i) be made in writing, (ii) be made within 45 days after such ROFO Partner’s receipt of the ROFO Notice, and (iii) constitute a binding offer by such ROFO Partner to the Transferor to transfer to such ROFO Partner the entirety of the Offered Interest at the price and upon the terms specified in the ROFO Notice (a “ROFO Offer”). Should only one ROFO Partner deliver a ROFO Offer that complies with the foregoing provisions of this Section 4.8(b), the Transferor shall be deemed to have accepted such ROFO Offer and shall transfer all (but not less than all) of the Offered Interest to such ROFO Partner for the cash consideration and on the other material terms set forth in the ROFO Notice. Should more than one ROFO Partner deliver a ROFO Offer that complies with the foregoing provisions of this Section 4.8(b), the Transferor shall (A) be deemed to have accepted each such ROFO Offer and (B) transfer to each such ROFO Partner such ROFO Partner’s Proportionate Share of the Offered Interest (1) for an amount equal to such ROFO Partner’s Proportionate Share of the cash consideration set forth in the ROFO Notice, and (2) upon the other material terms set forth in the ROFO Notice (with only such changes to such other terms as are necessary to reflect the split of the Offered Interest to more than one ROFO Partner).

(c) Any failure by a ROFO Partner to deliver a ROFO Offer within the 45-day period specified in Section 4.8(b) shall be deemed an election by such ROFO Partner not to attempt to acquire the Offered Interest.

(d) If each ROFO Partner affirmatively elects not to make a ROFO Offer to acquire the Offered Interest and/or is deemed to have elected not to acquire the Offered Interest pursuant to Section 4.8(c), then the Transferor will be free to transfer all (but not less than all) of the Offered Interest to a Transferee or undergo the desired Change in Control, as applicable; provided, that such transfer(s) or Change in Control is consummated (i) within 180 days following the end of the 45-day period that each ROFO Partner had to make a ROFO Offer, and (ii) for consideration (whether cash and/or property) that is greater in value (including the fair market value (as determined in accordance with Section 4.8(e)) of any property taken in lieu of cash) than the cash consideration specified in the applicable ROFO Notice. If the Transferor does not affect such transfer(s) or Change in Control within such 180-day period, the transfer of the Offered Interest (or applicable Change in Control) shall again become subject to the right of first offer set forth in this Section 4.8.

(e) The “fair market value” of any property taken in lieu of cash for purposes of Section 4.8(b) is, as determined by the Transferor, the price at which a willing seller would sell, and a willing buyer would buy, such property, free and clear of all encumbrances, in an arms’ length transaction for cash without time constraints and without being under any compulsion to buy or sell; provided, however, that if any ROFO Partner disputes the Transferor’s determination of such price, then the fair market value of such property will be determined by an independent expert unanimously selected by the ROFO Partner(s) and the Transferor or, if such Partners are unable to agree upon an expert within ten days after the Transferor’s receipt of a dispute notice from a ROFO Partner, then upon the request of either the Transferor or any ROFO Partner, the Houston, Texas office of the American Arbitration Association shall appoint such independent expert, provided that such independent expert shall be a nationally recognized investment banking firm. All communications between any Partner and the

Exhibit C - 23

independent expert shall be conducted in writing, with copies sent simultaneously to each other Partner participating in the independent expert proceeding in the same manner, or at a meeting to which representatives of all Partners participating in the independent expert proceeding have been invited and of which such Partners have been provided at least five Business Days’ notice. Within 30 days after the independent expert’s acceptance of its appointment, the Partners participating in such proceeding shall provide the independent expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data (excluding any information or data protected by attorney-client privilege). Within 30 days of receipt of the above-described materials and after receipt of additional information or data as may be reasonably required by the independent expert, the independent expert shall select the proposal or solution or value which it finds more consistent with the terms of this Agreement. The independent expert may not propose alternate positions or award damages, interest or penalties to any Partners with respect to any matter. The independent expert’s decision shall be final and binding on the Partners. The fees and costs of the independent expert shall be paid by the Partners participating in the proceeding in accordance with their relative respective Percentage Interests in the Partnership.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions by Partners.

(a) Prior to the Closing Date, each Partner has contributed or has been deemed to have contributed to the Partnership the cash or other property (if any) as set forth in the books and records of the Partnership.

(b) On the Closing Date, pursuant to and as described in the Restructuring Agreement, among other things, (i) the Partnership merged with Merger Sub, with the Partnership surviving, (ii) each Common Unit then outstanding (other than Common Units held by the GIP, HINDL, HIP and certain of their Affiliates) was converted into the right to receive one HESM Class A Share, (iii) the limited liability company interests in Merger Sub were converted into the right to receive 17,062,655 Common Units (the “Merger Sub Conversion”), (iv) New HESM GP LP contributed the non-economic general partner interest in HIP to the Partnership in exchange for two Common Units; (v) GIP contributed its 50% limited partner interest in HIP to the Partnership, as a Capital Contribution, in exchange for 114,876,309 Common Units and the right to receive approximately $[●] million1 in cash; (vi) HINDL contributed its 49.9% limited partner interest in HIP and its 100% limited liability company interest HIP Holdings LLC, a Delaware limited liability company, which owns a 0.01% limited partner interest in HIP, to the Partnership, as a Capital Contribution, in exchange for 114,876,309 Common Units and the right to receive approximately $[●] million2 in cash; and (vii) New HESM GP LP contributed 897,998 Subordinated Units, representing all of its Subordinated Units, and two Common Units, representing all of its Common Units, in each case, to the Public Company in exchange for, in the aggregate, 898,000 HESM Class A Shares.

(c) Except for the Capital Contributions made pursuant to Section 5.1(a) and (b), and for Capital Contributions required to be made by or on behalf of a Person acquiring Partnership Interests or Derivative Partnership Interests in connection with future issuances in accordance with Section 5.5, no Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.2 Contributions by the General Partner. Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (a) any Units issued pursuant to the Restructuring Agreement and (b) any Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an

[1]	To insert actual amount of the Sponsor Distribution (as defined in the Restructuring Agreement).
[2]	To insert actual amount of the Sponsor Distribution (as defined in the Restructuring Agreement).

Exhibit C - 24

amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (B) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (ii) the gross amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Units held by such Partner, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar document) of all property owned by (A) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (B) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to

Exhibit C - 25

any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option or the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Unit), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such

Exhibit C - 26

Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Partnership Interests.

(a) Subject to Sections 5.5(d) and 5.6, the Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) subject to Section 6.4(b), the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to Section 5.1 or this Section 5.5, (ii) reflecting admission of such additional Limited Partners in the Partnership Register and Exhibit B as the Record Holders of such Limited Partner Interests and (iii) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

(d) No additional Class A Units shall be issued to the Public Company except in any of the following cases: (i) except with respect to any issuance of Class A Units to the Public Company pursuant to Article XVI, an equivalent number of additional Class B Units are issued to all Limited Partners holding Class B Units in proportion to their respective Percentage Interests; (ii) (A) the additional Class A Units are issued in connection with an issuance of HESM Class A Shares and (B) the Public Company makes a Capital Contribution to the Partnership of the cash proceeds or other consideration received in connection with the issuance of such HESM Class A Shares; (iii) the additional Class A Units are issued to the Public Company in connection with an

Exhibit C - 27

issuance of HESM Class A Shares pursuant to employee benefits plans authorized by the general partner of the Public Company; (iv) the additional Class A Units are issued upon the conversion, redemption or exchange of other securities issued by the Partnership; or (v) the additional Class A Units are issued pursuant to Section 5.6.

(e) No fractional Units shall be issued by the Partnership.

Section 5.6 Issuance of Class A Units by the Partnership. Except as set forth in Section 5.5(d), the Partnership shall not issue any additional Class A Units other than the issuance of Class A Units (a) pursuant to Article XVI, (b) pursuant to employee benefits plans authorized by the General Partner or (c) pursuant to a pro rata distribution (including any split or combination) of Units to all of the Limited Partners. In the event that the Public Company issues any additional HESM Class A Shares and contributes the net cash proceeds or other consideration received from the issuance thereof to the Partnership, or if the Public Company issues any additional HESM Class A Shares in connection with employee benefits plans authorized by the general partner of the Public Company, the Partnership is authorized to, and shall, issue a number of Class A Units equal to the number of HESM Class A Shares so issued without any further act, approval or vote of any Partner or any other Persons.

Section 5.7 Redemption, Repurchase or Forfeiture of HESM Class A Shares. If, at any time, any HESM Class A Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any equity plan, automatically or by means of another arrangement) by the Public Company, then, substantially simultaneous with and conditioned upon such redemption, repurchase or acquisition of HESM Class A Shares, the Partnership shall redeem a number of Class A Units held by the Public Company equal to the number of HESM Class A Shares so redeemed, repurchased or acquired, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Class A Unit as such HESM Class A Shares that are redeemed, repurchased or acquired.

Section 5.8 Issuance of HESM Class B Shares. In the event that the Partnership issues Class B Units to, or cancels, redeems, repurchases or otherwise acquires Class B Units held by, any Person other than the Public Company or the General Partner, the Public Company shall issue a corresponding number of HESM Class B Shares to such Person or cancel a corresponding number of HESM Class B Shares held by such Person such that the number of HESM Class B Shares held by such Person is equal to the number of Class B Units held by such Person.

Section 5.9 Preemptive Right. Except as provided in Section 5.2 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.10 Splits and Combinations.

(a) Subject to Section 5.10(e) and Section 6.5 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted; provided, however, that the Partnership may not effect a subdivision or combination of Partnership Interests described in this Section 5.10(a) unless the Public Company also effects an equivalent subdivision or combination.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the

Exhibit C - 28

number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.10, the number of hypothetical limited partner units representing the General Partner Interest constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the date of payment of such distribution, or the effective date of such subdivision or combination, to maintain such Percentage Interest of the General Partner.

(d) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e) The Partnership shall not issue fractional Units (or fractional hypothetical limited partner units representing the General Partner Interest) upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units (and fractional hypothetical limited partner units representing the General Partner Interest) but for the provisions of Section 5.5(e) and this Section 5.10(e), each fractional Unit (and hypothetical limited partner unit) shall be rounded to the nearest whole Unit (or hypothetical limited partner unit), with fractional Units (or hypothetical limited partner units) equal to or greater than a 0.5 Unit (or hypothetical limited partner unit) being rounded to the next higher Unit (or hypothetical limited partner unit).

Section 5.11 Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Partnership solely by reason of their ownership of such Limited Partner Interests, and (b) no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.

Section 5.12 Deemed Capital Contributions. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then for tax purposes, (x) such property shall be treated as having been contributed to the Partnership by such Partner and (y) immediately thereafter the Partnership shall be treated as having transferred such property to the employee or other service provider.

Section 5.13 Recapitalization. Pursuant to this Agreement and the Restructuring Agreement, as of the Effective Time:

(a) each Common Unit held by the Public Company as of immediately following the Merger is hereby converted into a Class A Unit;

(b) each Common Unit held by GIP, HINDL or any HIP Entity (as defined in the Restructuring Agreement) as of immediately following the Merger is hereby converted into a Class B Unit;

Exhibit C - 29

(c) each Subordinated Unit held by the Public Company as of immediately following the Merger is hereby converted into a Class A Unit; and

(d) each Subordinated Unit held by GIP and HINDL as of immediately following the Merger is hereby converted into a Class B Unit.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below. As set forth in the definition of “Outstanding,” Restricted Units shall not be considered to be Outstanding Units for purposes of this Section 6.1 and references herein to Unitholders holding Units shall be to such Unitholders solely with respect to their Units other than Restricted Units.

(a) Net Income. Net Income for each taxable period (including a pro rata part of all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods;

(ii) Second, to the General Partner and the Unitholders to which Net Loss has been allocated in prior taxable periods pursuant to the first proviso provision of Section 6.1(b)(i), in proportion to the allocations of Net Loss made to them pursuant to the first proviso provision of Section 6.1(b)(i), until the aggregate amount of Net Income allocated pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated pursuant to the first proviso provision of Section 6.1(b)(i) for all previous taxable periods; and

(iii) The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest.

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause the General Partner or any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the General Partner if it has a positive Adjusted Capital Account balance and Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances; provided further, that for purposes of this Section 6.1(b)(i), the determination of whether the General Partner would have a deficit balance in its Adjusted Capital Account shall be made without regard to the General Partner’s obligation to restore a negative balance in its Capital Account pursuant to Section 12.8; and

(ii) The balance, if any, 100% to the General Partner.

Exhibit C - 30

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4(a) and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; provided further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”);

(C) Third, to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash made pursuant to Section 6.4(a)(ii) with respect to such Unit for such period (the sum of subclauses (1), (2) and (3) is hereinafter referred to as the “First Liquidation Target Amount”);

(D) Fourth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (D), until the Capital Account in respect of each Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash made pursuant to Section 6.4(a)(iii) with respect to such Unit for such period (the sum of subclauses (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash made pursuant to Section 6.4(a)(iv) with respect to such Unit for such period; and

Exhibit C - 31

(F) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Unit that is Outstanding prior to such Revaluation Event being equal to fair market value of such Unit, as determined by the General Partner, and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

(B) Second, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the Liquidation Date shall be allocated:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Unit then Outstanding equals the fair market value of such Unit, as determined by the General Partner; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(B) The balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Exhibit C - 32

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the IPO Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100% less the General Partner’s Percentage Interest multiplied by (bb) the sum of the amounts allocated in clause (1) above.

Exhibit C - 33

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the amount by which each such Partner’s share of any Section 704(c) built-in gains exceeds such Partner’s share of Nonrecourse Built-in Gain, and second, among the Partners, Pro Rata; provided, however, that pursuant to Temporary Treasury Regulation Sections 1.707-5T(a)(2)(i), liabilities shall be allocated for the purposes of Treasury Regulation Section 1.707-5 in accordance with the Partners’ interests in the Partnership’s profits, as determined by the General Partner.

(ix) Certain Distributions Subject to Section 734(b). To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

Exhibit C - 34

(x) Economic Uniformity. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the General Partner shall take the Required Allocations into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights, and the General Partner in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership

Exhibit C - 35

Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and such Partner shall be deemed to have contributed such property to the Partnership pursuant to Section 5.13.

(e) Other Special Allocations. All GP Items shall be allocated to the Unitholders, Pro Rata.

(f) Allocations with Respect to Certain Indemnity and Reimbursement Obligations. To the extent that any amounts are withheld from distributions otherwise payable to an Existing Sponsor (as defined in the Omnibus Agreement) pursuant to Section 3.07 of the Omnibus Agreement, items of deduction and loss will be specially allocated to such Existing Sponsor in an amount equal to such withheld amount.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated

Exhibit C - 36

for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)); provided, that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(g) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. Additionally, Distributions of GP Available Cash may be made to the Unitholders from time to time on such date or dates as may be selected by the General Partner in accordance with Section 6.4(b). Distributions and redemption payments, if any, by the Partnership shall be subject to the Delaware Act, notwithstanding any other provision of this Agreement.

Exhibit C - 37

(b) Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions.

(a) Distributions of Available Cash. Available Cash with respect to any Quarter shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.5(b):

(i) First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v).

(b) Distributions of GP Available Cash. GP Available Cash shall be distributed to all Unitholders, Pro Rata.

(c) Withholding of Distributions. Notwithstanding anything contained herein to the contrary, in the event that any Unitholder, in its capacity as an Existing Sponsor (as defined in the Omnibus Agreement), is liable to any member of the Public Company Group (as defined in the Omnibus Agreement) in respect of any reimbursement obligation pursuant to Article III of the Omnibus Agreement, then, in accordance with Section 3.07 of the Omnibus Agreement, the Partnership shall be entitled to withhold from amounts otherwise distributable to such Unitholder pursuant to this Article VI such amounts as the Partnership is so entitled to withhold pursuant to Section 3.07 of the Omnibus Agreement.

Exhibit C - 38

Section 6.5 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. The Minimum Quarterly Distribution and Target Distributions shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.10.

Section 6.6 Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) Subject to Section 7.14, the General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular

Exhibit C - 39

assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiii) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member;

(xiv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership; and

(xv) the undertaking of any action to effectuate the provisions of Section 14.3(f).

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Restructuring Agreement, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Secondment Agreement and the other agreements (A) described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement and (B) related to the Restructuring Agreement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of

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them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement or the Secondment Agreement, the General Partner (or the Delegate) shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Except as may be otherwise provided in the Omnibus Agreement or the Secondment Agreement, the General Partner (or the Delegate) shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner (or the Delegate) in a manner consistent with its or its Affiliates’ past business practices shall be deemed to have been made in good faith.

(c) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state

Exhibit C - 41

franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(d) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(e) In the event that (i) HESM Class A Shares are sold to underwriters in any public offering after the Effective Time, in each case, at a price per HESM Class A Share that is lower than the price per share for which such HESM Class A Shares are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of the Restructuring Closing) (such difference, the “Discount”) and (ii) the proceeds from such public offering are contributed to the Partnership, the Partnership shall reimburse the Public Company for such Discount by treating such Discount as an additional Capital Contribution made by the Public Company to the Partnership, issuing Class A Units in respect of such deemed Capital Contribution in accordance with Section 16.2, and increasing the Public Company’s Capital Account by the amount of such Discount.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the

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doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

Section 7.6 Contracts with Affiliates.

The General Partner (or the Delegate) may itself, or may enter into an agreement with any of its Affiliates to, render services to any Group Member. Any service rendered to a Group Member by the General Partner (or the Delegate) or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership as determined by the General Partner (or the Delegate); provided, however, that the requirements of this Section 7.6 shall be deemed satisfied as to any transaction the terms of which are no less favorable to the Group Member than those generally being provided to or available from unrelated third parties. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of

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Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

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(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties.

(a) Whenever the General Partner (or the Delegate) makes a determination or takes or declines to take any action, or any Affiliate of the General Partner (or the Delegate) causes the General Partner (or the Delegate) to do so, in its capacity as the general partner (or as a delegate of the General Partner) of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(b), the General Partner (or the Delegate), or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever any Affiliate of the General Partner (or the Delegate) makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(b), such Affiliate of the General Partner (or the Delegate) shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner (or the Delegate) and any Affiliate of the General Partner (or the Delegate), and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner (or the Delegate) or any Affiliate of the General Partner (or the Delegate) will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Partnership. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Partnership.

(b) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (or the Delegate) or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner (or the Delegate) or their Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein or of any duty

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stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by a Unit Majority.

(c) Whenever the General Partner (or the Delegate) makes a determination or takes or declines to take any action, or any Affiliate of the General Partner (or the Delegate) causes the General Partner (or the Delegate) to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership (or the delegate of the general partner of the Partnership), whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner (or the Delegate), or the Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner (or the Delegate), or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner (or the Delegate) is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner (or the Delegate) votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner, the Delegate and their respective Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner, the Delegate and their respective Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner, the Delegate or any of their respective Affiliates to enter into such contracts shall, in each case, be at its option.

(e) The Limited Partners, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement hereby authorize the General Partner (and the Delegate), on behalf of the Partnership as a general partner or member of a Group Member (or delegate thereof), to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(f) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner, the Delegate or any of their respective Affiliates (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner or the Delegate) make a determination on behalf of or recommendation to the General Partner (or the Delegate), or cause the General Partner (or the Delegate) to take or omit to take any action, whether in the General Partner’s (or the Delegate’s) capacity as the general partner of the Partnership (or the delegate of the general partner of the Partnership) or in its individual capacity, the standards of care applicable to the General Partner (and the Delegate) shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner (and the Delegate) hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

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Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner (or the Delegate) and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner (or the Delegate) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner (or the Delegate) or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

(c) The General Partner (or the Delegate) shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.13 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner (or the Delegate) or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners,

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each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.14 Delegation of General Partner’s Management Powers.

(a) Pursuant to Section 7.6 and Article XV of this Agreement and in accordance with Section 17-403(c) of the Delaware Act, the General Partner may delegate its management powers to any other Person (the “Delegate”) in accordance with Article XV or as may be approved by the Board of Directors, the Conflicts Committee and a Unit Majority; provided, however, that the making of any such delegation shall not cause the General Partner to cease to be the general partner of the Partnership; and provided further, that the General Partner shall not be relieved of any of its responsibilities or obligations to the Partnership or the Limited Partners as a result of any such delegation. The General Partner shall retain all of its Partnership Interest, Percentage Interest, rights to Incentive Distributions (to the extent the General Partner continues to hold Incentive Distribution Rights), rights to allocations of Net Income, and rights to distributions pursuant to Sections 6.3, 6.4, 6.5 and 12.4.

(b) Notwithstanding anything to the contrary set forth in this Agreement, and except to the extent otherwise provided in Article XV, until such date as any such delegation is terminated, the provisions of this Agreement that apply to the management and control of the Partnership, including, without limitation, Sections 2.7, 7.1, 7.3, 7.4, 7.5, 7.6, 7.9, 7.10, 7.11, 7.12 and 7.13, shall apply to the Delegate to the same extent as such provisions apply to the General Partner.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the provisions of Sections 7.7 and 7.8 of this Agreement shall apply to the Delegate and any Person who is or was a manager, officer or director of the Delegate to the same extent as such provisions apply to the General Partner and any Person who is or was an officer or director of the General Partner.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Partnership Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable

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period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any

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withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Without the consent of any other Person, the General Partner shall have the right to admit as a Limited Partner any Person who acquires a Limited Partner Interest, or any part thereof, from a Limited Partner or from the Partnership. Concurrently with the admission of such Limited Partner, the General Partner shall forthwith (a) amend Exhibit B hereto to reflect the name and address of such new Limited Partner and to eliminate or modify, as applicable, the name and address of the transferring Limited Partner with regard to the transferred Units and (b) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Limited Partner in place of the transferring Limited Partner, or the admission of a Limited Partner, in each case, at the expense, including payment of any professional and filing fees incurred, of such Limited Partner.

(b) Upon receiving Common Units pursuant to the Merger Agreement, the Public Company was admitted as a Limited Partner.

Section 10.2 Conditions and Limitations. The admission of any Person as a Limited Partner shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of an Adoption Agreement in the form attached hereto as Exhibit C or such other written instrument(s) in form and substance satisfactory to the General Partner on behalf of the Partnership.

Section 10.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

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(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership. Notwithstanding anything in this Agreement to the contrary, in no event shall the Maximum Permitted Delegation pursuant to Article XV be deemed an Event of Withdrawal.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless such removal is both (i) for Cause and (ii) approved by the Public Company and the Unitholders holding at least 66 2/3% of the Outstanding Units voting as a single class. Any action by the Public Company and such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Public Company and Unitholders holding a Unit Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to Section 10.3;

(b) an election to dissolve the Partnership by the General Partner that is approved by the Public Company and the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and a failure of the Unitholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the Public Company and the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the Public Company and the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

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Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Unit Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its (or, if the General Partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

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(g) an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.5, (ii) the General Partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.5 or (iii) at any time when all of the Incentive Distribution Rights are directly or indirectly owned by the General Partner or the Partnership, eliminates or modifies the rights and obligations of the Incentive Distribution Rights, provided that any such modification does not adversely affect the rights and obligations of any class or series of Units;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) an amendment that the General Partner determines to be necessary or appropriate in connection with a merger, conveyance, conversion or other transaction or action pursuant to Section 14.3(d), Section 14.3(e) or Section 14.3(f); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced,

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(y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Within a reasonable amount of time after calling, or receiving a call, for a special meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 17.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 17.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice

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to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. Except as otherwise provided by this Agreement or required by applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Units shall be deemed to be Units present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Units at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, a majority of the votes cast by the Limited Partners holding Outstanding Units shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Units is provided by any other provision of this Agreement, or required by applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Units, abstentions and broker non-votes shall be counted as votes against such matter). The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of

Exhibit C - 57

Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.4.

(c) Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

Exhibit C - 58

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

Exhibit C - 59

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

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(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially similar rights and obligations to the rights and obligations that are herein contained.

(e) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is further permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

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Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

Exhibit C - 62

ARTICLE XV

DELEGATION OF CONTROL

Section 15.1 Delegation of Control.

(a) The General Partner hereby irrevocably delegates to the Public Company, to the fullest extent permitted under Delaware law, all of the General Partner’s power and authority to manage and control the business and affairs of the Partnership, and the Public Company shall be deemed to be the Delegate for all purposes of this Agreement (such delegation, the “Maximum Permitted Delegation”), subject to Section 15.13 and Section 15.14, and all provisions in this Article XV are qualified to the extent required in order for all such provisions to be consistent, now and in the future, with the Maximum Permitted Delegation.

(b) If the power and/or authority of the General Partner are modified pursuant to changes in Delaware law or otherwise, then the power and authority delegated to the Public Company shall be modified on the same basis.

(c) Notwithstanding the delegation provided for in Section 15.1(a), GP LP shall not be deemed to have withdrawn as the General Partner or otherwise, and GP LP is retaining all of its Partnership Interests and Percentage Interests and all of its rights to profits, losses, distributions and allocations from the Partnership, and none of the foregoing are hereby being assigned or transferred to the Public Company.

Section 15.2 Continued Responsibility of the General Partner. Notwithstanding the General Partner’s Maximum Permitted Delegation to the Public Company:

(a) the General Partner shall remain responsible to the Partnership for actions taken or omitted to be taken by the Public Company within the scope of such delegation as if the General Partner had itself taken or omitted to take any such actions;

(b) the General Partner’s responsibility to the Partnership is not expanded or limited by this Article XV and shall be in effect to the same extent and on the same terms and conditions as specified elsewhere in this Agreement and under Delaware law;

(c) the General Partner shall be entitled to monitor the Public Company’s performance of managing and controlling the business and affairs of the Partnership pursuant to this Article XV and shall have the right and power to direct the Public Company to take, or to cease from taking, any action that would constitute a breach of this Agreement; and

(d) the General Partner shall have access to the books, records and documents of the Partnership and the Public Company and to any of their officers, directors and employees to monitor the Public Company’s performance managing and controlling the business and affairs of the Partnership pursuant to this Article XV.

Section 15.3 Acceptance of Delegation by the Public Company. The Public Company hereby accepts the Maximum Permitted Delegation and agrees to perform the Maximum Permitted Delegation according to the standards specified in Section 15.6.

Section 15.4 Approval by the General Partner. Without expanding or limiting the scope of the Maximum Permitted Delegation, the taking by the Public Company of the following actions shall require the prior written approval of the General Partner:

(i) amending or proposing an amendment to this Agreement;

(ii) approving any merger, conversion or consolidation involving the Partnership;

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(iii) approving any sale or exchange of all or substantially all of the assets of the Partnership; or

(iv) dissolving or liquidating the Partnership.

Section 15.5 Use of Affiliates.

(a) The Public Company may perform any part of the Maximum Permitted Delegation through one or more of its Affiliates acting as the Public Company’s agent. If the Public Company performs any part of the Maximum Permitted Delegation through any of its Affiliates, (i) any such Affiliate shall perform such part of the Maximum Permitted Delegation as the Public Company’s agent and, as such, the Public Company shall retain ultimate authority over the management and control of the business and affairs of the Partnership, (ii) the Public Company shall remain fully responsible for actions taken or omitted by the Affiliate and (iii) for purposes of this Article XV, the Public Company and all such Affiliates shall be taken together and treated as the Public Company.

(b) Without limiting the generality of Section 15.4, Hess’ provision of services to the Partnership Group pursuant to the Omnibus Agreement and the Secondment Agreement is hereby agreed to and approved.

Section 15.6 Standards of Performance.

(a) In performing the Maximum Permitted Delegation, the Public Company shall be responsible to the Partners and the Partnership to the same extent and according to the same standards as would have been applicable to the General Partner in favor of the Partnership and the Partners had the General Partner continued to exercise the delegated power and authority directly. The Public Company shall owe the same duties and responsibilities, shall receive the same benefits, shall be entitled to the same procedural protections and indemnifications and shall be governed by the same standards that would apply to the General Partner with respect to the Partnership, the Partners and any other Persons party hereto or bound hereby, but for this Article XV.

(b) Without limiting the generality of Section 15.6(a), Sections 7.7, 7.8, 7.9 and 7.10 shall be applicable to the Public Company’s performance of the Maximum Permitted Delegation.

Section 15.7 Resolution of Conflicts of Interest. Without limiting the generality of Section 15.6(a), all potential and actual conflicts of interest that exist or arise between the General Partner, the Public Company and any of their respective Affiliates, on the one hand, and the Partnership, any of its Subsidiaries or any Limited Partner, on the other hand, shall be resolved in accordance with Section 7.9.

Section 15.8 Reliance on Counsel, etc.. Without limiting the generality of Section 15.6(a), the Public Company may rely on Section 7.10 to the same extent as the General Partner, and third parties dealing with the Partnership shall be entitled to assume that the Public Company has the full power and authority of the General Partner in acting for the Partnership.

Section 15.9 Reliance by Third Parties. Without limiting the generality of Section 15.6(a), the Public Company may rely on and shall be entitled to the benefits of Section 7.12 to the same extent as the General Partner, and third parties dealing with the Partnership shall be entitled to assume that the Public Company has the full power and authority of the General Partner in acting for the Partnership.

Section 15.10 Indemnification. Without limiting the generality of Section 15.6(a), the Public Company is and shall be an “Affiliate” of the General Partner and an “Indemnitee” under this Agreement. The Public Company and the officers and directors of the general partner of the Public Company (or, if the general partner of the Public Company is a limited partnership, its general partner) and all other Persons covered thereby shall be entitled to mandatory indemnity and shall be entitled to be held harmless by the Partnership to the extent that the

Exhibit C - 64

General Partner is entitled to indemnity under this Agreement, subject to the conditions provided herein. The General Partner and the other parties specified in this Agreement shall continue to be entitled to the benefits of the indemnity provisions contained herein.

Section 15.11 Damage Limitations. Without limiting the generality of Section 15.6(a), the provisions of Section 7.8 shall be applicable to the Public Company.

Section 15.12 Reimbursement. Without limiting the generality of Section 15.6(a), the Public Company shall be entitled to the benefits of Section 7.4, and the General Partner (and the Public Company, as Delegate) shall continue to be entitled to be reimbursed as provided herein.

Section 15.13 Term of Delegation; Covenants of the General Partner. The Maximum Permitted Delegation commences on the Effective Date and shall continue in effect until the earliest to occur of any of the following, at which time the Maximum Permitted Delegation and the provisions provided in this Article XV, shall terminate as provided below:

(a) the Public Company no longer owns, directly or indirectly, any Partnership Interest and the termination of the Maximum Permitted Delegation shall have been approved by the General Partner and a Unit Majority;

(b) upon the occurrence of an Event of Withdrawal; or

(c) upon the approval of such termination by (i) the General Partner, (ii) the Public Company and (iii) the holders of at least a Unit Majority.

Section 15.14 Covenants of GP LP. GP LP hereby covenants and agrees that, so long as any of the HESM Class A Shares or any Units are owned by any Persons other than the General Partner and its Affiliates, it shall not;

(a) voluntarily withdraw as the General Partner;

(b) transfer its Partnership Interest as a General Partner unless the transferee thereof agrees in writing to be bound by all of the terms and conditions of this Agreement, including this Article XV; or

(c) approve or otherwise allow to be made any amendment to the rights, duties, powers or privileges of the General Partner under this Agreement if such amendment would have a material adverse effect on the Public Company, in its capacity as the Delegate.

ARTICLE XVI

REDEMPTION AND EXCHANGE RIGHTS

Section 16.1 Redemption Right of a Limited Partner.

(a) Each Limited Partner (other than the Public Company) shall be entitled to cause the Partnership to redeem (a “Redemption”) all or any portion of its Class B Units (the “Redemption Right”) at any time. A Limited Partner desiring to exercise its Redemption Right (the “Redeemed Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Public Company (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Class B Units (the “Redeemed Units”) that the Redeemed Partner intends to have the Partnership redeem. The Redemption shall be completed on the date that is ten Business Days following delivery of the applicable Redemption Notice (unless and to the extent that the General Partner in its sole discretion

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agrees in writing to waive such time period) (the date of such completion, the “Redemption Date”); provided, however, that the Partnership, the Public Company and the Redeemed Partner may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned on (i) the closing of an underwritten distribution of HESM Class A Shares that may be issued in connection with such proposed Redemption or (ii) the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of HESM Class A Shares for which the Redeemed Units are redeemable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the HESM Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Unless the Redeemed Partner timely has delivered a Retraction Notice as provided in Section 16.1(b) or has revoked or delayed a Redemption as provided in Section 16.1(c) or the Public Company has elected to effect a Direct Exchange as provided in Section 16.3, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeemed Partner shall transfer and surrender, or cause to be transferred and surrendered, as applicable, the Redeemed Units to the Partnership and a corresponding number of HESM Class B Shares to the Public Company, in each case free and clear of all liens and encumbrances, (B) the Partnership shall (1) cancel the Redeemed Units, (2) transfer to the Redeemed Partner the Share Settlement, and (3) if the Units are certificated, issue to the Redeemed Partner a certificate for a number of Class B Units equal to the difference (if any) between the number of Class B Units evidenced by the certificate surrendered by the Redeemed Partner pursuant to clause (A) of this Section 16.1(a) and the Redeemed Units and (C) the Public Company shall cancel such HESM Class B Shares.

(b) In exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive the Share Settlement from the Partnership. The Redeemed Partner may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Public Company) at any time prior to 5:00 p.m., New York City time, on the last full Business Day immediately preceding the Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Partner’s, the Partnership’s and the Public Company’s rights and obligations under this Section 16.1 arising from the retracted Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 16.1(b), a Redeemed Partner shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the HESM Class A Shares to be registered for such Redeemed Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Commission, or no such resale registration statement has yet become effective; (ii) the Public Company shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Public Company shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Partner to have the resale of its HESM Class A Shares registered at or immediately following the consummation of the Redemption; (iv) the Public Company shall have disclosed to such Redeemed Partner any material non-public information concerning the Public Company, the receipt of which results in such Redeemed Partner being prohibited or restricted from selling HESM Class A Shares at or immediately following the Redemption without disclosure of such information (and the Public Company does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the HESM Class A Shares were to be registered by such Redeemed Partner at or immediately following the Redemption shall have been issued by the Commission; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the HESM Class A Shares are then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Public Company shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement and such failure shall have affected the ability of such Redeemed Partner to consummate the resale of HESM Class A Shares to be received upon such Redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three

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Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Partner seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the general partner of the Public Company) in order to provide such Redeemed Partner with a basis for such delay or revocation. If a Redeemed Partner delays the consummation of a Redemption pursuant to this Section 16.1(c), (A) the Redemption Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Public Company, the Partnership and such Redeemed Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.1(b), the Redeemed Partner may retract its Redemption Notice by giving a Retraction Notice to the Partnership (with a copy to the Public Company) at any time prior to 5:00 p.m., New York City time, on the second Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) The amount of the Share Settlement that a Redeemed Partner is entitled to receive under Section 16.1(b) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or distributions previously paid with respect to HESM Class A Shares; provided, however, that if a Redeemed Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeemed Partner shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Partner transferred and surrendered the Redeemed Units to the Partnership prior to such date. For the avoidance of doubt, in no event shall the number of HESM Class A Shares constituting any “Share Settlement” exceed the number of Redeemed Units redeemed in exchange for such Share Settlement.

(e) In the event of a distribution by the Public Company to all holders of HESM Class A Shares of evidences of its indebtedness, securities, or other assets (including Partnership Interests), but excluding any cash distribution or distribution of any such assets received by the Public Company in respect of its Units, then in exchange for its Redemption Units, a Redeemed Partner shall be entitled to receive, in addition to the Share Settlement, the amount of such security, securities or other property that the Redeemed Partner would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XVI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of HESM Class A Shares in such transaction.

(f) Notwithstanding anything in this Section 16.1 to the contrary, any distribution by the Public Company to a Redeemed Partner pursuant to this Section 16.1 shall be subject to Sections 17-607 and 17-804 of the Delaware Act.

Section 16.2 Contribution by the Public Company. Subject to Section 16.3, in connection with the exercise of a Redeemed Partner’s Redemption Rights under Section 16.1(a), the Public Company shall contribute to the Partnership the applicable Share Settlement. Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 16.1(b) or has delayed a Redemption as provided in Section 16.1(c), or the Public Company has elected to effect a Direct Exchange as provided in Section 16.3, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (a) the Public Company shall make its Capital Contribution to the Partnership (in the form of the Share Settlement) required under this Section 16.2, and (b) the Partnership shall issue to the Public Company a number of Class A Units equal to the number of Redeemed Units surrendered by the Redeemed Partner.

Exhibit C - 67

Section 16.3 Exchange Right of the Public Company.

(a) Notwithstanding anything to the contrary in this Article XVI, the Public Company may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement through a direct exchange of such Redeemed Units and the Share Settlement between the Redeemed Partner and the Public Company (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.3, the Public Company shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Public Company may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange, provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Public Company at any time, provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 16.3, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Public Company had not delivered an Exchange Election Notice.

Section 16.4 Delivery of Registered HESM Class A Shares; Listing; Certificate of the Public Company. The Public Company shall deliver HESM Class A Shares that have been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such HESM Class A Shares; provided, however, that the Public Company shall deliver unregistered HESM Class A Shares to the extent that sufficient registered HESM Class A Shares are not available and shall provide written notice to the applicable Redeemed Partner, no later than three Business Days prior to the applicable Redemption Date, of such delivery of unregistered HESM Class A Shares. The Public Company shall use its commercially reasonable efforts to list the HESM Class A Shares required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each National Securities Exchange upon which the outstanding HESM Class A Shares are listed at the time of such Redemption or Direct Exchange (it being understood that any such HESM Class A Shares may be subject to transfer restrictions under applicable securities Laws). The Public Company covenants that all HESM Class A Shares issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act). The provisions of this Article XVI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Public Company Agreement.

Section 16.5 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Limited Partners and the Redeemed Partner (to the extent of such Redeemed Partner’s remaining interest in the Partnership). No Redemption or Direct Exchange shall relieve such Redeemed Partner of any prior breach of this Agreement.

Section 16.6 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Public Company and the Redeemed Partner for U.S. federal (and applicable state and local) income tax purposes.

Exhibit C - 68

ARTICLE XVII

GENERAL PROVISIONS

Section 17.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at such Record Holder’s address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.1 executed by the General Partner or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Partnership of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 17.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 17.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 17.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this

Exhibit C - 69

Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 17.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 17.9 Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner (or, if the General Partner is a limited partnership, of the general partner of the General Partner), or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Exhibit C - 70

Section 17.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 17.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 17.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Exhibit C - 71

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

HESS MIDSTREAM PARTNERS GP LP

By: Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

LIMITED PARTNERS:

HESS MIDSTREAM LP

By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:
Name:
Title:

GIP II BLUE HOLDING PARTNERS, L.P.

By: GIP Blue Holding GP, LLC, its general partner

By:
Name:
Title:

HESS INVESTMENTS NORTH DAKOTA LLC

By:
Name:
Title:

Signature Page to Third Amended and Restated Agreement of

Limited Partnership of Hess Midstream Operations LP

Exhibit A

to the Third Amended and Restated

Agreement of Limited Partnership of

Hess Midstream Operations LP

Certificate Evidencing [Class A][Class B] Units

Representing Limited Partner Interests in

Hess Midstream Operations LP

No.	[Class A][Class B] Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Hess Midstream Operations LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Hess Midstream Operations LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of [Class A][Class B] Units representing limited partner interests in the Partnership (the “Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the [Class A][Class B] Units are set forth in, and this Certificate and the [Class A][Class B] Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1501 McKinney Street, Houston, Texas 77010. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HESS MIDSTREAM OPERATIONS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HESS MIDSTREAM OPERATIONS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE HESS MIDSTREAM OPERATIONS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF HESS MIDSTREAM OPERATIONS LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF HESS MIDSTREAM OPERATIONS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HESS MIDSTREAM OPERATIONS LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

A-1

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	HESS MIDSTREAM OPERATIONS LP

	By:	HESS MIDSTREAM PARTNERS GP LP, its general partner

By: Hess Midstream Partners GP LLC, its general partner

By:

By:

A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common TEN ENT — as tenants by the entireties JT TEN — as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT TRANSFERS MIN ACT Custodian (Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

A-3

ASSIGNMENT OF [CLASS A][CLASS B] UNITS OF

HESS MIDSTREAM OPERATIONS LP

FOR VALUE RECEIVED,                                                           hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

[Class A][Class B] Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                               as its attorney-in-fact with full power of substitution to transfer the same on the books of Hess Midstream Operations LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the [Class A][Class B] Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the [Class A][Class B] Units to be transferred is surrendered for registration or transfer.

A-4

EXHIBIT B

Limited Partners

Limited Partners	Address	Number of Class A Units	Number of Class B Units	Incentive Distribution Rights
Hess Midstream LP	c/o Hess Corporation 1501 McKinney Street Houston, TX 77010	[●]	—	—

Hess Investments North Dakota LLC	c/o Hess Corporation 1501 McKinney Street Houston, TX 77010	—	[●]	—

GIP II Blue Holding Partnership, L.P.	c/o Global Infrastructure Management, LLC 12 East 49th St., 38th Floor New York, NY 10017	—	[●]	—

Hess Midstream Partners GP LP	c/o Hess Corporation 1501 McKinney Street Houston, TX 77010	—	—	100%

B-1

EXHIBIT C

ADOPTION AGREEMENT

This Adoption Agreement is executed by the undersigned pursuant to the Third Amended and Restated Agreement of Limited Partnership of Hess Midstream Operations LP (the “Partnership”), dated as of [●], as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1.

Acknowledgment. The undersigned acknowledges that [he/she/it] is acquiring [●] Units of the Partnership as a Limited Partner, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2.

Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if [he/she/it] were originally a party thereto.

3.	Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this                day of                 , 20    .

[NAME]

By:
Name:
Title:
Notice Address:

C-1

EXHIBIT D

FORM OF THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF HIP

Exhibit D

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS INFRASTRUCTURE PARTNERS LP

A Delaware Limited Partnership

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as the same may be amended from time to time in accordance herewith, this “Agreement”) of HESS INFRASTRUCTURE PARTNERS LP, a limited partnership organized and existing under the laws of the State of Delaware (the “Partnership”), dated as of [●], 20[●] (the “Execution Date”), is entered into and executed by Hess Midstream Operations LP, a Delaware limited partnership, formerly known as Hess Midstream Partners LP (the “Operating Company”), in its capacity as the general partner of the Partnership and in its capacity as a limited partner of the Partnership, and Hess Infrastructure Partners Holdings LLC, a Delaware limited liability company (“HIP Holdings”), as a limited partner of the Partnership.

WHEREAS, (a) on May 21, 2015 (the “Formation Date”), the Partnership was formed as a Delaware limited partnership named “Hess USA Investment LP” by the filing of a Certificate of Limited Partnership (as amended from time to time, the “Formation Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (as defined herein), (b) on June 1, 2015, Hess Corporation, a Delaware corporation, as the initial limited partner of the Partnership as of the Formation Date, and Hess Infrastructure Partners GP LLC, a Delaware limited liability company (the “Initial GP”), as the initial general partner of the Partnership, entered into the Limited Partnership Agreement of the Partnership (as such agreement may have been amended from time to time, the “Original Agreement”), (c) on June 16, 2015, the Partnership changed its name from “Hess USA Investment LP” to “Hess Infrastructure Partners LP” by the filing of a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware and amending the Original Agreement, (d) on June 18, 2015, (i) Hess Corporation transferred 100% of the issued and outstanding limited partner interests in the Partnership (the “Partner Interests”) to Hess Investments North Dakota LLC, Delaware limited liability company (“Hess”), Hess was admitted as a substitute limited partner of the Partnership, immediately following such admission Hess Corporation ceased to be a limited partner of the Partnership and the Partnership was continued without dissolution, and (ii) immediately following the transactions in the immediately preceding clause (i), Hess transferred all of such Partner Interests to Hess TGP Finance Company LLC, a Delaware limited liability company (“Hess TGP”), Hess TGP was admitted as a substitute limited partner of the Partnership, immediately following such admission Hess ceased to be a limited partner of the Partnership and the Partnership was continued without dissolution, (e) on June 19, 2015, (i) Hess TGP distributed 50% of the issued and outstanding Partner Interests to Hess and Hess was admitted as a limited partner of the Partnership with respect to such Partner Interests, and (ii) Hess, Hess TGP and the Initial GP amended and restated the Original Agreement in its entirety pursuant to that certain Amended and Restated Agreement of Limited Partnership of the Partnership (the “First A&R Agreement”), and (f) on July 1, 2015, (i) Hess TGP transferred all of its Partner Interests to GIP II Blue Holding Partnership, L.P., a Delaware limited partnership (“Investor”), as a result of which Investor became the holder of 50% of the then-issued and outstanding Partner Interests, Investor was admitted as a substitute limited partner of the Partnership, immediately following such admission Hess TGP ceased to be a limited partner of the Partnership and the Partnership was continued without dissolution, and (ii), in furtherance of the transactions contemplated in the foregoing clause (i), the Initial GP, Hess and Investor amended and restated the First A&R Agreement in its entirety and adopted that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Current Agreement”);

HESS INFRASTRUCTURE PARTNERS, LP

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

WHEREAS, Hess, Investor, the Partnership, HIP Holdings and the General Partner are each party to that certain Partnership Restructuring Agreement, dated as of October [3], 2019 (the “Transaction Agreement”), pursuant to which, among other things, (a) Hess contributed 0.1% of the issued and outstanding Partner Interests to HIP Holdings and HIP Holdings was admitted as a limited partner of the Partnership with respect thereto, (b) Hess and Investor collectively contributed 99.9% of the issued and outstanding Partner Interests to the Operating Company and (c) the Initial GP contributed 100% of the issued and outstanding general partner interests in the Partnership (the “GP Interest”) to Hess Midstream GP LP, and Hess Midstream GP LP subsequently contributed the GP Interest to the Operating Company, the Operating Company was admitted as a substitute general partner of the Partnership, immediately following such admission the Initial GP ceased to be the general partner of the Partnership and the Partnership was continued without dissolution; and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated thereby, the Operating Company and HIP Holdings desire to amend and restate the Current Agreement in its entirety as set forth herein.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Execution Date, the Partners (as defined herein) hereby amend and restate the Current Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph.

“Code” has the meaning set forth in Section 5.1.

“Current Agreement” has the meaning set forth in the recitals.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“Execution Date” has the meaning set forth in the introductory paragraph.

“First A&R Agreement” has the meaning set forth in the recitals.

“Formation Certificate” has the meaning set forth in the recitals.

“Formation Date” has the meaning set forth in the recitals.

“General Partner” means the Operating Company, in its capacity as general partner of the Partnership.

“GP Interest” has the meaning set forth in the recitals.

“Hess” has the meaning set forth in the recitals.

“HIP Holdings” has the meaning set forth in the introductory paragraph.

“Initial GP” has the meaning set forth in the recitals.

Exhibit D - 2

“Investor” has the meaning set forth in the recitals.

“Limited Partner” means, each of HIP Holdings and the Operating Company, in each case, in its capacity as a limited partner of the Partnership.

“Original Agreement” has the meaning set forth in the recitals.

“Partner” means the General Partner or any Limited Partner.

“Partner Interest” has the meaning set forth in the recitals.

“Partnership” has the meaning set forth in the introductory paragraph.

“Percentage Interest” means, with respect to any Partner, the percentage of cash or property contributed or deemed to have been contributed by such Partner or such Partner’s predecessors-in-interest to the Partnership as a percentage of all cash and property contributed by all the Partners to the Partnership.

“Transaction Agreement” has the meaning set forth in the recitals.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1    Formation. The Partnership was formed as a Delaware limited partnership by the filing of the Formation Certificate with the Secretary of State of the State of Delaware. The Partners ratify the organization and formation of the Partnership and continue the Partnership, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Current Agreement, which shall have no further force or effect. The rights and liabilities of the Partners shall be as provided in the Delaware Act, except as may be expressly provided otherwise in this Agreement.

2.2    Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Hess Infrastructure Partners LP”.

2.3    Principal Office; Registered Office.

(a)    The principal office of the Partnership shall be at 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate.

(b)    The Partnership’s registered office in the State of Delaware shall be located at the office of the Partnership’s registered agent. The Partnership’s registered agent in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The General Partner may change the Partnership’s registered agent and registered office in the State of Delaware from time to time.

2.4    Term. The Partnership shall continue in existence until the Partnership is dissolved in accordance with Section 8.1.

2.5    Organizational Certificate; Foreign Qualification. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation, and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Formation Certificate and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partner has limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

Exhibit D - 3

2.6    Partnership Interests. The Operating Company holds a 99.9% Percentage Interest, in the form of a Partner Interest, and HIP Holdings holds a 0.1% Percentage Interest, in the form of a Partner Interest. The Operating Company also holds the GP Interest, which GP Interest is a non-economic general partner interest and constitutes a 0.0% Percentage Interest in the Partnership.

ARTICLE III

PURPOSE

The purposes of the Partnership shall be to carry on any lawful business, purpose or activity for which limited partnerships may be formed under the Delaware Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERS

Each Partner has contributed or shall be deemed to have contributed to the Partnership the cash or other property (if any) as set forth in the books and records of the Partnership. No Partner will be required to make any additional capital contribution to the Partnership pursuant to this Agreement.

ARTICLE V

CAPITAL ACCOUNT ALLOCATIONS

5.1    Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

5.2    Allocations. For federal income tax purposes, each item of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

5.3    Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions, or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; no Limited Partner (in its capacity as such) shall have any power to control or manage the Partnership.

Exhibit D - 4

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

Each Limited Partner shall have liability under this Agreement only to the extent of its capital contributions to the Partnership.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1    Dissolution. The Partnership shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a)    at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Delaware Act;

(b)    an event of withdrawal of the General Partner under the Delaware Act, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; and

(c)    the election by the General Partner to dissolve the Partnership.

No other event will cause the Partnership to dissolve.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

10.1    Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

10.2    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.3    Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Exhibit D - 5

10.4    Severability. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

10.5    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

10.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[The remainder of this page was left blank intentionally; the signature page follows]

Exhibit D - 6

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the date first set forth above.

HESS MIDSTREAM OPERATIONS LP

By:	Hess Midstream LP, as delegate of authority of
Hess Midstream Partners GP LP, the general
partner of Hess Midstream Operations LP

By:	Hess Midstream GP LP, as general partner of
Hess Midstream LP

By:	Hess Midstream GP LLC, as general partner of
Hess Midstream GP LP

By:
Name:
Title:

HESS INFRASTRUCTURE PARTNERS HOLDINGS LLC

By:
Name:
Title:

SIGNATURE PAGE

TO

HESS INFRASTRUCTURE PARTNERS LP

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT E

FORM OF THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF MLP GP LLC

Exhibit E

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HESS MIDSTREAM PARTNERS GP LLC

a Delaware limited liability company

[●], 20[●]

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HESS MIDSTREAM PARTNERS GP LLC

a Delaware limited liability company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) of HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (the “Company”), dated as of [●], 20[●] (the “Execution Date”), is entered into and executed by Hess Infrastructure Partners LP, a Delaware limited partnership (the “Member”), as the sole member of the Company. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in Article II.

RECITALS

WHEREAS, on January 15, 2014 (the “Formation Date”), the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (as amended from time to time, the “Formation Certificate”) and the entry into the Limited Liability Company Agreement of the Company (the “Original Agreement”);

WHEREAS, on September 17, 2014, the Original Agreement was amended and restated in its entirety pursuant to that certain First Amended and Restated Limited Liability Company Agreement of the Company (the “First A&R Agreement”) by Hess Midstream Holdings LLC, a Delaware limited liability company, as the initial member of the Company (the “Initial Member”);

WHEREAS, on April 7, 2017, the initial Member distributed and assigned 100% of the limited liability company interests in the Company to the Member, the Member was admitted as a substitute member of the Company, immediately following such admission the Initial Member ceased to be a member of the Company and the Company was continued without dissolution, and, in connection therewith, the First A&R Agreement was amended and restated in its entirety pursuant to that certain Second Amended and Restated Limited Liability Company Agreement of the Company (the “Current Agreement”);

WHEREAS, the Company and the Member are each party to that certain Partnership Restructuring Agreement, dated as of October [3], 2019 (the “Transaction Agreement”), pursuant to which, among other things, 100% of the outstanding partnership interests in the Member were contributed to Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP (the “Operating Company”), and, as a result thereof, the Company became an indirect wholly owned subsidiary of the Operating Company; and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated thereby, the Member desires to amend and restate the Current Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the foregoing, the Member hereby amends and restates the Current Agreement in its entirety as follows:

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1.    Formation of the Company. The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware. A copy of the Formation Certificate is attached hereto as Exhibit A.

Section 1.2.    Name. The name of the Company is “Hess Midstream Partners GP LLC” and all business of the Company shall be conducted under such name or, subject to compliance with applicable law, under any other name approved by the Member.

Section 1.3.    Business; Power. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company formed pursuant to the Act. The Company shall possess and may exercise all of the powers and privileges under the Act or by any other applicable law and may perform all things necessary or incidental to, or connected with or growing out of, those activities in accordance with this Agreement.

Section 1.4.    Principal Office. The Company’s principal office shall be located at 1501 McKinney Street, Houston, Texas 77010. The Company’s principal office, which need not be in Delaware, may be changed with the approval of the Member from time to time. The Company may have such other places of business as the Member may designate.

Section 1.5.    Registered Agent. The Company’s initial registered office in the State of Delaware shall be located at the office of the Company’s initial registered agent. The Company’s initial registered agent in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Member may change the Company’s registered agent and registered office in the State of Delaware from time to time.

Section 1.6.    Qualifications in Other Jurisdictions. The Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar laws as may be required under applicable Law in any jurisdiction in which the Company transacts business. The Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that the Member shall not be required to submit to the personal jurisdiction of any such foreign jurisdiction in connection therewith.

Section 1.7.    Term. The Company commenced on the Formation Date and shall continue until dissolved, wound up and terminated in accordance with the provisions of the Act and this Agreement.

ARTICLE II

DEFINITIONS

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

“Agreement” has the meaning specified in the introductory paragraph.

“Claim” means any claim, dispute, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Company” has the meaning specified in the introductory paragraph.

Exhibit E - 2

“Company Group” means, collectively, (a) the Company, (b) Hess Midstream Partners GP, (c) the Operating Company and (c) each subsidiary of the Company, Hess Midstream Partners GP or the Operating Company.

“Contract” means any written contract or agreement, including an agreement regarding indebtedness, lease, mortgage, deed, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Covered Person” means, in each case, whether or not a person continues to have the applicable status referred to in the following list: a Member; any affiliate of a Member; a Director; any Officer or Representatives; any officer or representative of the any of the Company’s subsidiaries; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member or of any of its respective affiliates; and any Designated Tax Preparer.

“Current Agreement” has the meaning specified in the recitals.

“Designated Tax Preparer” has the meaning specified in the Current Agreement.

“Director” has the meaning specified in the Current Agreement.

“Execution Date” has the meaning specified in the introductory paragraph.

“First A&R Agreement” has the meaning specified in the recitals.

“Fiscal Year” has the meaning specified in Section 5.2.

“Formation Certificate” has the meaning specified in the recitals.

“Formation Date” has the meaning specified in the recitals.

“Hess Midstream Partners GP” means Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of the Operating Company.

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Liquidator” has the meaning specified in Section 8.2(b).

“Member” has the meaning specified in the introductory paragraph.

“Officer” has the meaning specified in the Current Agreement.

“Operating Company” has the meaning specified in the recitals.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Representative” has the meaning specified in Section 6.3.

“Transaction Agreement” has the meaning specified in the recitals.

Exhibit E - 3

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1.    Capital Contributions. The Member shall make such contributions of cash or property from time to time to the Company as the Member may from time to time determine or as may be required by applicable law.

ARTICLE IV

DISTRIBUTIONS

Section 4.1.    Distributions Generally. Subject to the provisions of Section 4.2, the Company shall make distributions to the Member at such times and in such amounts as determined in the sole discretion of the Member.

Section 4.2.    Limitations on Distributions.

(a)    Notwithstanding anything herein contained to the contrary:

(i)    no distribution pursuant to this Agreement shall be made if such distribution would result in a violation of the Act;

(ii)    no distribution shall be made if such distribution would violate the terms of any, to the extent applicable, agreement or any other instrument to which the Company is a party.

(b)    In the event that a distribution is not made as a result of the application of paragraph (a) of this Section 4.2, all amounts so retained by the Company shall continue to be subject to all of the debts and obligations of the Company. The Company shall make such distribution (with accrued interest actually earned thereon) as soon as such distribution would not be prohibited pursuant to this Section 4.2.

ARTICLE V

BOOKS OF ACCOUNT, RECORDS

AND FISCAL YEAR

Section 5.1.    Books and Records. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The Company books and records shall be kept in a manner determined by the Member in its sole discretion to be most beneficial for the Company.

Section 5.2.    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

ARTICLE VI

MANAGEMENT

Section 6.1.    Management of the Company. The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act (it being agreed that all Directors or any other “manager” (as that term is used in the Act) are hereby automatically removed as such and hereby automatically cease to be managers of the Company). The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company.

Exhibit E - 4

Section 6.2.    Designation of Representatives. The Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, a “Representative”) on such terms and conditions as the Member may determine. Any Representative so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate or as are normally associated with such office. Any such Representative may be removed from their office at any time, with or without cause, by the Member.

Section 6.3.    Indemnification.

(a)    To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities actually incurred arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company Group, except that: no Covered Person shall be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Agreement, the Covered Person acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful. Any indemnity under this Section 6.3 shall be provided out of and to the extent of the Company’s assets only (including the proceeds of any insurance policy obtained pursuant to Section 6.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 6.3 or any provision in this Section 6.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

(b)    In no event may a Covered Person subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(c)    A Covered Person shall not be denied indemnification in whole or in part under this Section 6.3 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d)    The provisions of this Section 6.3 are for the benefit of the Covered Persons, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(e)    No amendment, modification or repeal of this Section 6.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Covered Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Covered Person under and in accordance with the provisions of this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 6.3(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.3 ARE INTENDED BY THE PARTIES HERETO TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING A COVERED PERSON FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH COVERED PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.4.    Exculpation.

(a)    No Covered Person shall be liable to the Company, any Member or any other Person bound by this Agreement for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by

Exhibit E - 5

such Covered Person on behalf of any member of the Company Group and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s intentional fraud, bad faith or willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Covered Person’s conduct was unlawful.

(b)    A Covered Person shall be fully protected from liability to the Company, the Members and any other Person bound by this Agreement in relying in good faith upon the records of the Company Group and upon such information, opinions, reports or statements presented to the Company Group by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company Group.

Section 6.5.    Insurance. The Company or its affiliate shall purchase and maintain (or reimburse its affiliates for the cost of), on behalf of the Covered Persons, the Company, its affiliates and such other Persons as the Company may determine from time to time, insurance against any liability that may be asserted against or expense that may be incurred by such Person(s) in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person(s) against such liability under the provisions of this Agreement.

Section 6.6.    Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) reasonably expected to be incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the date such expenses are due to be paid. Notwithstanding the foregoing, (a) the Company shall have no obligation to advance any such amounts until such time as the Company has received a written undertaking by or on behalf of such Covered Person to repay (i) the entirety of such amount if it shall be determined that such Covered Person is not entitled to be indemnified pursuant to Section 6.3, or (ii) any amounts advanced to such Covered Person that are in excess of the expenses such Covered Person is actually required to pay, and (b) any obligation of Company to make such advances under this Section 6.5 shall be provided out of and to the extent of the assets of the Company only (including the proceeds of any insurance policy obtained pursuant to Section 6.4).

Section 6.7.    Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Member and certain of its affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Section 6.3 and Section 6.6 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (b) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Section 6.3 and Section 6.6 (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors, and (c) that, to the fullest extent permitted by applicable law, the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all Claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof; provided, however, that no Covered Person shall be entitled to duplicate recovery pursuant to this Agreement for any Liability or Claim to the extent such Covered Person has received advancement or payment with respect to such Liability or Claim from or on behalf of the Operating Company, Hess Midstream LP, Hess Midstream GP LP or Hess Midstream GP LLC. Except as set forth in the immediately preceding sentence, the Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any Claim for which the Covered Person has sought indemnification from the Company pursuant to Section 6.3 and Section 6.6 shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The

Exhibit E - 6

Company agrees that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 6.7.

Section 6.7.    Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

Section 6.8.    Company Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business. The Member shall be entitled to receive out of Company funds reimbursement of all Company expenses expended by the Member or any of its affiliates.

Section 6.9.    Waiver of Fiduciary Duties. To the maximum extent permitted by applicable law, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Persons to the Company and the Members.

ARTICLE VII

ADDITIONAL MEMBERS

Section 7.1.    Additional Members. The Member may admit additional Persons as members in the Company on such terms and conditions as the Member may determine.

ARTICLE VIII

TERMINATION OF COMPANY; LIQUIDATION AND DISTRIBUTION OF ASSETS

RESIGNATION OF MEMBER

Section 8.1.    Resignation. The Member may resign from the Company at any time.

Section 8.2.    Dissolution of Company.

(a)    The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

(i)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act

(ii)    the Member elects to dissolve the Company; and

(iii)    at any time there are no members of the Company unless the Company is continued without dissolution in accordance with this Agreement or the Act.

(b)    In the event of the dissolution of the Company for any reason, the Member or his successors or assigns (the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate the Company assets. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c)    The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Company in connection with the liquidation and termination of the Company that it would have with respect to the assets and liabilities of the Company during the term of the Company.

(d)    Notwithstanding the foregoing, a Liquidator which is not the Member shall not be deemed the Member in the Company and shall not have any of the economic interests in the Company of the Member.

Exhibit E - 7

Section 8.3.    Distribution in Liquidation. The Company’s assets shall be applied in the following order of priority:

(a)    First, to creditors, including any Member who is a creditor (other than on account of the Member being owed a distribution on account of the Member’s interest as a member of the Company), to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof (including the establishment of reserves)); and

(b)    Second, to the Member.

Section 8.4.    Termination. The Company shall terminate when (i) all property owned by the Company shall have been disposed of and the assets shall have been distributed as provided in Section 8.3 and (ii) the Certificate shall have been cancelled in accordance with the Act.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1.    Amendments. Amendments to this Agreement may be made only if embodied in an instrument signed by the Member.

Section 9.2.    Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Article IX, the Member shall amend the Certificate to reflect such change if they deem such amendment of the Certificate to be necessary or appropriate.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

Section 10.2.    Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 10.3.    Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

Section 10.4.    Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 10.5.    Partial Enforceability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 10.5.    Entire Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

[Signature page follows]

Exhibit E - 8

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date above first written.

Member:

HESS INFRASTRUCTURE PARTNERS LP

By:	Hess Infrastructure Partners Holdings LLC,
its general partner

By:
Name:
Title:

SIGNATURE PAGE

TO

HESS MIDSTREAM PARTNERS GP LLC

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT F

FORM OF FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF MLP GP LP

Exhibit F

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM PARTNERS GP LP

a Delaware limited partnership

[●], 20[●]

THE PARTNER INTERESTS (AS DEFINED HEREIN) EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH PARTNER INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH PARTNER INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF PARTNER INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		Exhibit F -2

Section 1.1	Defined Terms	Exhibit F -2
Section 1.2	References and Rules of Construction	Exhibit F -2

ARTICLE 2 ORGANIZATION		Exhibit F -2

Section 2.1	Formation	Exhibit F -2
Section 2.2	Name	Exhibit F -2
Section 2.3	Term	Exhibit F -2
Section 2.4	Registered Agent	Exhibit F -2
Section 2.5	Principal Office	Exhibit F -3
Section 2.6	Business and Purpose; Power	Exhibit F -3
Section 2.7	Qualifications in Other Jurisdictions	Exhibit F -3
Section 2.8	Title to Partnership Assets	Exhibit F -3

ARTICLE 3 PARTNER INTERESTS		Exhibit F -3

Section 3.1	Initial Partner Interests	Exhibit F -3
Section 3.2	Additional Contributions	Exhibit F -4
Section 3.3	No Interest on or Return of Contributions	Exhibit F -4
Section 3.4	No Resignation or Expulsion	Exhibit F -4
Section 3.5	Transfers of Partner Interests; No Transfers of General Partner Interest	Exhibit F -4

ARTICLE 4 DISTRIBUTIONS		Exhibit F -5

Section 4.1	Distributions	Exhibit F -5
Section 4.2	Limitations on Distributions	Exhibit F -5

ARTICLE 5 MANAGEMENT; INFORMATION		Exhibit F -5

Section 5.1	Management	Exhibit F -5
Section 5.2	Reimbursements and Other Payments to the General Partner	Exhibit F -5
Section 5.3	Books and Records	Exhibit F -6

ARTICLE 6 INDEMNIFICATION		Exhibit F -6

Section 6.1	Indemnification	Exhibit F -6
Section 6.2	Liability of Indemnitees; No Fiduciary Duties	Exhibit F -7

ARTICLE 7 TAX MATTERS		Exhibit F -8

Section 7.1	Tax Returns	Exhibit F -8
Section 7.2	Tax Characterization	Exhibit F -8

ARTICLE 8 DISSOLUTION; WINDING UP AND TERMINATION		Exhibit F -8

Section 8.1	Causes of Dissolution, Winding Up and Termination	Exhibit F -8
Section 8.2	Notice of Dissolution	Exhibit F -9
Section 8.3	Liquidation	Exhibit F -9
Section 8.4	Termination	Exhibit F -9
Section 8.5	Distributions in Kind	Exhibit F -9

ARTICLE 9 GOVERNING LAW; DISPUTE RESOLUTION		Exhibit F -9

Section 9.1	Governing Law; Venue; Waiver of Jury Trial	Exhibit F -9

Exhibit F - i

ARTICLE 10 MISCELLANEOUS		Exhibit F -10

Section 10.1	Counterparts	Exhibit F -10
Section 10.2	Notices	Exhibit F -10
Section 10.3	Waivers; Rights Cumulative	Exhibit F -11
Section 10.4	Entire Agreement	Exhibit F -11
Section 10.5	Amendment	Exhibit F -11
Section 10.6	Parties in Interest	Exhibit F -11
Section 10.7	Binding Effect	Exhibit F -11
Section 10.8	Severability	Exhibit F -11
Section 10.9	Non-Compensatory Damages	Exhibit F -11
Section 10.10	Waiver of Partition of Partnership Property	Exhibit F -12

APPENDICES

Appendix I	Definitions
Appendix II	Partner Schedule

Exhibit F - ii

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM PARTNERS GP LP

a Delaware limited partnership

This FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (as the same may be amended from time to time in accordance herewith, this “Agreement”) of HESS MIDSTREAM PARTNERS GP LP, a limited partnership organized and existing under the laws of the State of Delaware (the “Partnership”), is made and entered into as of [●], 20[●] (the “Execution Date”), by and among Hess Midstream Partners GP LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership (the “General Partner”), and Hess Infrastructure Partners LP, a Delaware limited partnership, in its capacity as the limited partner of the Partnership (the “Limited Partner”).

RECITALS

WHEREAS, on May 21, 2015 (the “Formation Date”), (a) the Partnership was formed as a Delaware limited partnership named “Hess North America LP” by the filing of a Certificate of Limited Partnership (as amended from time to time, the “Formation Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act, (b) on June 1, 2015, the Limited Partner and the General Partner entered into the Limited Partnership Agreement of the Partnership (as such agreement may have been amended from time to time, the “Original Agreement”), (c) on June 16, 2015 the Partnership changed its name from “Hess North America LP” to “Hess Midstream Partners GP LP” by the filing of a Certificate of Amendment to the Formation Certificate with the Secretary of State of the State of Delaware (the “Name Change”) and amending the Original Agreement, (d) on June 19, 2015 the Limited Partner and the General Partner amended and restated the Original Agreement in its entirety pursuant to that certain Amended and Restated Agreement of Limited Partnership of the Partnership (the “A&R Agreement”), (e) on April 7, 2017, the Limited Partner and the General Partner amended and restated the A&R Agreement in its entirety pursuant to that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Second A&R Agreement”), and (f) on April 10, 2017, the Limited Partner and the General Partner amended and restated the Second A&R Agreement in its entirety pursuant to that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Current Agreement”);

WHEREAS, the Partnership, the Limited Partner and the General Partner are each party to that certain Partnership Restructuring Agreement, dated as of October [3], 2019 (the “Transaction Agreement”), pursuant to which, among other things, 100% of the outstanding partnership interests in the Limited Partner were contributed to Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP (the “Operating Company”), and, as a result thereof, the Partnership became an indirect wholly owned subsidiary of the Operating Company; and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated thereby, the General Partner and the Limited Partner desire to amend and restate the Current Agreement in its entirety as set forth herein.

Exhibit F - 1

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Execution Date, the Partners hereby amend and restate the Current Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1    Defined Terms. In addition to the terms defined in the introductory paragraph and the recitals to this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2    References and Rules of Construction. All references in this Agreement to Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. Each accounting term not defined herein shall have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices referred to herein are attached hereto and incorporated by reference herein. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

ARTICLE 2

ORGANIZATION

Section 2.1    Formation. The Partnership was formed as a Delaware limited partnership by the filing of the Formation Certificate with the Secretary of State of the State of Delaware on May 21, 2015. The Partners hereby ratify the organization and formation of the Partnership and continue the Partnership, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Current Agreement. The rights and liabilities of the Partners shall be as provided in the Delaware Act, except as may be expressly provided otherwise in this Agreement. All Partner Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name. The name of the Partnership is “Hess Midstream Partners GP LP” and all business of the Partnership shall be conducted under such name or, subject to compliance with applicable Law, under any other name approved by the General Partner.

Section 2.3    Term. The Partnership commenced on the Formation Date and shall continue until dissolved, wound up and terminated in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4    Registered Agent. The Partnership’s initial registered office in the State of Delaware shall be located at the office of the Partnership’s initial registered agent. The Partnership’s initial registered agent in

Exhibit F - 2

Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The General Partner may change the Partnership’s registered agent and registered office in the State of Delaware from time to time.

Section 2.5    Principal Office. The Partnership’s principal office shall be located at 1501 McKinney Street, Houston, Texas 77010. The Partnership’s principal office, which need not be in Delaware, may be changed by the General Partner from time to time. The Partnership may have such other places of business as the General Partner may from time to time designate by notice to the Limited Partner.

Section 2.6    Business and Purpose; Power. The business and purpose of the Partnership shall be to (a) engage, directly and/or indirectly through its Subsidiaries, in any business and/or activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership pursuant to the Delaware Act and other applicable Law in the jurisdictions in which the Partnership and/or its Subsidiaries engage in such business or activity and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business and/or activity; and (b) do anything necessary or appropriate to effectuate the foregoing, including the making of capital contributions or loans to a Group Member. The Partnership shall have all powers and privileges granted by the Delaware Act, any other Law and/or this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Partnership’s business and purpose as set forth in the foregoing sentence of this Section  2.6.

Section 2.7    Qualifications in Other Jurisdictions. The General Partner shall cause the Partnership to be qualified or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Partnership transacts business. The General Partner shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Partnership to qualify and continue to do business in a jurisdiction in which the Partnership may wish to conduct business. At the request of the General Partner, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and/or terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business; provided that no Partner shall be required to submit to the personal jurisdiction of any such foreign jurisdiction in connection therewith.

Section 2.8    Title to Partnership Assets. Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

ARTICLE 3

PARTNER INTERESTS

Section 3.1    Initial Partner Interests.

(a)    Prior to the date hereof, the General Partner has been admitted as the General Partner of the Partnership, and the Limited Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership.

(b)    Effective as of the Execution Date, the General Partner Interest shall continue to be held by the General Partner, subject to all of the rights, privileges and duties of the General Partner under this Agreement. In accordance with Section 17-401(a) of the Delaware Act, the General Partner, in its capacity as General Partner and as a result of its ownership of the General Partner Interest, shall not have any obligation to make contributions to the capital of the Partnership.

Exhibit F - 3

Section 3.2    Additional Contributions. No Partner is required to make any additional Capital Contributions to the Partnership except as such Partner may expressly agree in writing or as otherwise provided in the Delaware Act.

Section 3.3    No Interest on or Return of Contributions. No Partner shall be entitled to interest on its contributions to the Partnership or to a return thereof, except as otherwise specifically provided for in this Agreement.

Section 3.4    No Resignation or Expulsion.

(a)    A Limited Partner may not take any action to resign, withdraw or retire as a Limited Partner voluntarily, and a Limited Partner may not be expelled or otherwise removed involuntarily as a Limited Partner, prior to the dissolution and winding up of the Partnership, other than as a result of a Transfer of all of such Limited Partner’s Partner Interest. A Limited Partner shall cease to be a Partner only upon the Transfer (but specifically excluding any encumbrance of a Partner Interest, including any pledge of a Partner Interest) of all of such Partner’s Partner Interest and the admission of such assignee as a substitute Limited Partner.

(b)    Without the prior written consent of each Limited Partner, the General Partner shall not have the right to retire or withdraw from the Partnership as General Partner. Upon the occurrence of any event described in Section 17-402 of the Delaware Act with respect to the General Partner (other than a withdrawal of the General Partner following a Transfer of the General Partner Interest in compliance with the terms of this Agreement, including this Article 3), the General Partner shall be deemed to have withdrawn from the Partnership in violation of this Agreement.

Section 3.5    Transfers of Partner Interests; No Transfers of General Partner Interest. Any Limited Partner may Transfer its Partner Interest at any time, provided that such Limited Partner promptly provides written notice of such Transfer to the Partnership and to each other Partner. An assignee of a Limited Partner’s Partner Interest shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Limited Partner Transfers (but specifically excluding any encumbrance of a Partner Interest, including any pledge of a Partner Interest) all of its Partner Interest pursuant to this Section 3.5, such admission shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the assignor Limited Partner shall cease to be a limited partner of the Partnership. The General Partner shall not be entitled to Transfer its General Partner Interest without the prior written consent of all Limited Partners, which consent may be withheld in each Limited Partner’s sole discretion. The assignee of the General Partner Interest shall be admitted to the Partnership as a general partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a General Partner Transfers (but specifically excluding any encumbrance of a General Partner Interest, including any pledge of a General Partner Interest) all of its General Partner Interest pursuant to this Section 3.5, such admission shall be deemed effective immediately prior to the Transfer and, immediately following such admission, the assigning General Partner shall cease to be a general partner of the Partnership, and the parties hereto agree that following such an assigning General Partner ceasing to be a general partner of the Partnership in accordance with this Agreement, any remaining general partners of the Partnership, including a substitute General Partner, are hereby authorized to, and shall, continue the business of the Partnership without dissolution.

Exhibit F - 4

ARTICLE 4

DISTRIBUTIONS

Section 4.1    Distributions.

(a)    Distributions of Partnership Available Cash. Subject to the other provisions of this Agreement, unless otherwise agreed by the Limited Partners, all Partnership Available Cash with respect to any Calendar Quarter shall be distributed to the Limited Partners in accordance with their respective Percentage Interests no later than 45 days following the end of such Calendar Quarter.

(b)    Withholding. Any amount withheld pursuant to the Code or any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Limited Partners shall be treated for all purposes of this Agreement as distributed to the Limited Partners pursuant to this Section 4.1. The General Partner is authorized to withhold from distributions to a Limited Partner and to cause the Partnership to pay over to any Governmental Authority any amount required to be so withheld pursuant to the Code or any other Federal, foreign, State or local Law, and shall treat any withheld amount as having been distributed to such Limited Partner with respect to which such amounts were withheld for all purposes of this Agreement.

Section 4.2    Limitations on Distributions. Notwithstanding anything to the contrary in this Agreement, no distribution shall be made if such distribution would violate the Delaware Act or other applicable Law.

ARTICLE 5

MANAGEMENT; INFORMATION

Section 5.1    Management. The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. For the avoidance of doubt, any rights reserved to the General Partner hereunder may be exercised by the sole member of the General Partner or by the officers or representatives of the General Partner acting in accordance with, and pursuant to, the powers delegated to the sole member or to such officers or representatives by the GP LLC Agreement in accordance with the terms of the GP LLC Agreement. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent, trustee or representative of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent, trustee or other representative of a Group Member, in its capacity as such, shall be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 5.2    Reimbursements and Other Payments to the General Partner.

(a)    Except as provided in this Section 5.2 or elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner of the Partnership.

(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the Partnership in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership or

Exhibit F - 5

otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 5.2 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Article 6.

Section 5.3    Books and Records. The Partnership shall keep (or cause to be kept by the General Partner), at the principal office or other offices determined by the General Partner, books of account and other Partnership records. No Limited Partner shall have the right to request any information concerning the Partnership, other than pursuant to applicable Law, including Section 17-305 of the Delaware Act.

ARTICLE 6

INDEMNIFICATION

Section 6.1    Indemnification.

(a)    To the fullest extent permitted by applicable Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, that no indemnification pursuant to this Section 6.1 shall be made available to any Affiliate of the Partnership (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)    To the fullest extent permitted by applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.1, the Indemnitee is not entitled to be indemnified, upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 6.1.

(c)    The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

Exhibit F - 6

(d)    The Partnership may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Partnership and its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    For purposes of this Section 6.1, the Partnership shall be deemed to have requested an Indemnitee to serve as a fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of this Section 6.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)    The provisions of this Section 6.1 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)    No amendment, modification or repeal of this Section 6.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 6.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF INDEMNIFYING THE INDEMNITEE FOR SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.2    Liability of Indemnitees; No Fiduciary Duties.

(a)    Notwithstanding anything to the contrary set forth in this Agreement, the Operating Company Agreement or any Group Member Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct (including a willful breach of this Agreement) or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b)    The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, to the fullest extent

Exhibit F - 7

permitted by applicable Law, the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)    To the maximum extent permitted by applicable Law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee to the Partnership and the Partners.

(d)    Neither the General Partner nor any other Indemnitee acting in connection with the Partnership’s business or affairs shall be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(e)    Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnitee under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 7

TAX MATTERS

Section 7.1    Tax Returns. The General Partner shall cause to be prepared and timely filed (on behalf of the Partnership) all federal, state and local tax returns required to be filed by the Partnership, as described in the GP LLC Agreement. The Partnership shall bear the costs of the preparation and filing of its returns.

Section 7.2    Tax Characterization. The Partnership and the Partners acknowledge that, for United States federal income tax purposes, the Partnership will be disregarded as an entity separate from the Limited Partner pursuant to Treasury Regulation §301.7701-3.

ARTICLE 8

DISSOLUTION; WINDING UP AND TERMINATION

Section 8.1    Causes of Dissolution, Winding Up and Termination. The Partnership shall be dissolved and its affairs wound up only upon the earlier to occur of the following events:

(a)    a dissolution of the Partnership is approved by the General Partner;

(b)    the entry of a decree of judicial dissolution of the Partnership under the Delaware Act;

(c)    the occurrence of an event of withdrawal (as defined in the Delaware Act) with respect to a General Partner, other than the Bankruptcy of a General Partner; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (c) if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, (ii) if at such time there is no remaining General Partner, if within 120 days after such event of withdrawal, the Limited Partners agree in writing or vote to continue the business of the Partnership and to appoint, effective as of the day of withdrawal, one or more additional General Partners, or (iii) the Partnership is continued without dissolution in a manner permitted by the Delaware Act or this Agreement; or

Exhibit F - 8

(d)    at such time as there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Delaware Act and this Agreement.

The Bankruptcy of a Partner shall not cause such Partner to cease to be a Partner of the Partnership. Subject to Section 8.1(d), the occurrence of any event that terminates the continued partnership of any Limited Partner shall not cause, in and of itself, the Partnership to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Partnership shall be continued without dissolution.

Section 8.2    Notice of Dissolution. Upon the dissolution of the Partnership, the General Partner shall promptly notify each Partner of such dissolution.

Section 8.3    Liquidation. Upon dissolution of the Partnership, the General Partner shall carry out the winding up of the Partnership and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. The Partnership’s assets (including proceeds of liquidation) shall be applied first to the satisfaction of the Partnership’s liabilities (whether by payment or the making of reasonable provision of the payment thereof). Any remaining proceeds shall be distributed to the Limited Partners in accordance with their respective Percentage Interests in the Partnership.

Section 8.4    Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article 8 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 8.5    Distributions in Kind. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed to the Limited Partners as tenants-in-common in the same proportions as such Limited Partners would have been entitled to cash distributions if such assets had been sold for cash by the Limited Partnership at the Fair Market Value of such assets. Notwithstanding the foregoing, the Partners shall have the right to assign their interest to such in kind distribution to any Person.

ARTICLE 9

GOVERNING LAW; DISPUTE RESOLUTION

Section 9.1    Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ANY AND ALL CLAIMS, SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF, IN CONNECTION WITH OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE EXCLUSIVELY BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT THE COURT OF CHANCERY LACKS JURISDICTION, ANY OTHER STATE COURT IN THE STATE OF DELAWARE). EACH PARTY HERETO UNCONDITIONALLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT THE COURT OF CHANCERY LACKS JURISDICTION, ANY OTHER STATE COURT IN THE STATE OF DELAWARE) WITH RESPECT TO ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY

Exhibit F - 9

CLAIM, SUIT, ACTION OR PROCEEDING IN THE COURT OF CHANCERY (OR OTHER STATE COURT) OF THE STATE OF DELAWARE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile or other electronic transmission shall be deemed an original signature hereto.

Section 10.2    Notices. All notices and communications required or permitted to be given hereunder (but excluding service of process) shall be sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate party hereto as follows.

If to the Partnership:

Hess Midstream Partners GP LP

c/o Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention:

Facsimile:

Email:

If to the Limited Partner:

Hess Infrastructure Partners LP

c/o Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention:

Facsimile:

Email:

If to the General Partner:

Hess Midstream Partners GP LLC

c/o Hess Corporation

1501 McKinney Street

Houston, Texas 77010

Attention:

Facsimile:

Email:

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business

Exhibit F - 10

hours, (ii) when received by the addressee via facsimile or electronic mail transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The parties hereto may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Partner and/or the Partnership are to be addressed by giving written notice to the Partnership and the Partners in the manner provided in this Section 10.2.

Section 10.3    Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 10.4    Entire Agreement. THIS AGREEMENT AND EACH OTHER AGREEMENT EXECUTED BY THE PARTIES OR THEIR RESPECTIVE AFFILIATES IN CONNECTION HEREWITH, AND THE EXHIBITS AND APPENDICES HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO PERTAINING TO THE SUBJECT MATTER HEREOF AND THEREOF.

Section 10.5    Amendment. This Agreement may be amended only by a written instrument executed by the General Partner; provided, however, that this Agreement or the Formation Certificate may not be amended without the written approval of any Partner that is adversely affected by such amendment.

Section 10.6    Parties in Interest. Except as provided in Article 6, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto or their respective successors and permitted assigns to any claim, remedy or right of any kind.

Section 10.7    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.9    Non-Compensatory Damages. To the fullest extent permitted by Law, none of the parties hereto shall be entitled to recover from any other party, or any other party’s respective Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind, in each case, arising under or in connection with this Agreement or the transactions contemplated hereby or thereby, except to the extent any such party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, to the fullest extent permitted by Law,

Exhibit F - 11

each party hereto, on behalf of itself and each of its Affiliates, waives any right to recover any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind, in each case, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 10.10    Waiver of Partition of Partnership Property. Each Partner hereby irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any assets of the Partnership.

[Remainder of page intentionally left blank.]

Exhibit F - 12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Execution Date.

GENERAL PARTNER: HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

LIMITED PARTNER: HESS INFRASTRUCTURE PARTNERS LP

By:	Hess Infrastructure Partners Holdings LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM PARTNERS GP LP

APPENDIX I

DEFINITIONS

“A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (a) none of the Partnership or any of its Subsidiaries shall be considered an “Affiliate” of any Partner or such Partner’s Affiliates, (b) the General Partner shall not be considered an “Affiliate” of any Limited Partner, (c) a Person who is a limited partnership and has a common general partner with another Person, directly or indirectly, shall be deemed to be an “Affiliate” of such other Person, and (d) in no event shall any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment (including any holding company of such Person) be deemed to be an “Affiliate” of any Group Member.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 90 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 90 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and New York are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company Group” means the Operating Company and its Subsidiaries.

“Contract” means any written contract or agreement, including an agreement regarding indebtedness, lease, mortgage, deed, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by Contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this

Appendix I - 1

definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by Contract or otherwise.

“Current Agreement” has the meaning set forth in the recitals to this Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. Tit. 6, §§17-101, et. seq.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Fair Market Value” means, with respect to any asset, the price at which a willing seller would sell, and a willing buyer would buy, the asset, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

“Formation Certificate” has the meaning set forth in the recitals to this Agreement.

“Formation Date” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement, and includes any additional or substitute general partner of the Partnership, in each case, in such Person’s capacity as a general partner of the Partnership, but such term does not include any Person who has ceased to be a general partner of the Partnership.

“General Partner Interest” means the management and ownership (if any) interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. For the avoidance of doubt, the General Partner, in its capacity as such, shall not have a Percentage Interest in the Partnership.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GP LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Hess Midstream Partners GP LLC, dated as of the Execution Date, as the same may be amended, modified or supplemented from time to time.

Appendix I - 2

“Group Member” means a member of the Company Group.

“Group Member Agreement” means (a) the certificate of formation and the partnership agreement of any Group Member that is a limited or general partnership, (b) the certificate of formation and the limited liability company agreement of any Group Member that is a limited liability company, (c) the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, and (d) the governing or organizational or similar documents of any other Group Member that is not a limited or general partnership, limited liability company or corporation, in each case, as the foregoing may be amended, supplemented or restated from time to time.

“Indemnitee” means any of (a) the Partners, (b) any Person who is or was an Affiliate of the Partnership (other than any Group Member), (c) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Partnership or any Affiliate of the Partnership (other than any Group Member), (d) any Person who is or was serving at the request of the Partnership or any Affiliate of the Partnership as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Limited Partner” has the meaning set forth in the introductory paragraph of this Agreement, and includes any additional or substitute limited partner of the Partnership, in each case, in such Person’s capacity as a limited partner of the Partnership, but such term does not include any Person who has ceased to be a limited partner of the Partnership.

“Name Change” has the meaning set forth in the recitals to this Agreement.

“Operating Company” means Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP.

“Operating Company Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Hess Midstream Operations LP, dated as of the Execution Date, as it may be further amended, supplemented or restated from time to time, or any successor agreement.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Partner” means any Person executing this Agreement as of the date of this Agreement or any Person hereafter admitted to the Partnership as provided in this Agreement, in each case, as a partner of the Partnership, but such term does not include any Person who has ceased to be a partner in the Partnership.

“Partner Interest” means the ownership interest (including its partnership interest (as such term is defined in Section 17-101(13) of the Delaware Act)) of a Limited Partner in the Partnership (in its capacity as a “limited partner” of the Partnership as such term is defined in Section 17-101(8) of the Delaware Act), including any and all rights and benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner (as the holder of a Partner Interest) set forth in the terms and provisions of this Agreement.

“Partner Schedule” means the schedule of Partners attached hereto as Appendix II and including the Partners’ respective mailing addresses, and, in the case of the Limited Partners, the Partner Interests currently held by each Limited Partner and the current Percentage Interests in the Partnership of each Limited Partner, as such may be amended or supplemented from time to time.

Appendix I - 3

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Available Cash” means, as of any date of determination (being, unless the General Partner decides otherwise, as of the end of business on the last day of each Calendar Quarter), the aggregate cash and cash equivalents of the Partnership on hand as of such time.

“Partnership Group” means the Partnership and its Subsidiaries.

“Percentage Interest” means, at any time of determination, with respect to any Limited Partner, such Limited Partner’s respective percentage interest in the total outstanding Partner Interests as of such time.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Second A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Third Party” means any Person (other than the Partnership) that is not a Partner or an Affiliate of a Partner or any of its Subsidiaries.

“Transaction Documents” means, collectively, (a) the “Transaction Documents” as defined in the Operating Company Agreement and (b) that certain Equity Interest Purchase Agreement, dated as of June 10, 2015, by and among Hess Investments North Dakota LLC (f/k/a Hess Investments North Dakota Limited), Hess TGP Finance Company LLC, GIP II Blue Holding Partnership, L.P., Hess Infrastructure Partners GP LLC and Hess Infrastructure Partners LP, as such purchase agreement may be amended, modified or supplemented from time to time.

“Transfer” means any sale, assignment, or other disposition by a Partner of all or any portion of its Partner Interest or General Partner Interest. It is understood that the term “Transfer” does not include creation of a lien or other encumbrance on, including any pledge of, any Partner Interest or General Partner Interest.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

Appendix I - 4

APPENDIX II

PARTNER SCHEDULE

(as of the Execution Date)

Limited Partner(s)	Percentage Interest	Address
Hess Infrastructure Partners LP	100%	c/o Hess Corporation 1501 McKinney Street Houston, TX 77010

TOTAL:	100%

General Partner	Address
Hess Midstream Partners GP LLC	c/o Hess Corporation 1501 McKinney Street Houston, TX 77010

Appendix II

EXHIBIT G

FORM OF AMENDED AND RESTATED OMNIBUS AGREEMENT

AMENDED AND RESTATED OMNIBUS AGREEMENT

by and among

HESS CORPORATION,

HESS INFRASTRUCTURE PARTNERS GP LLC,

HESS MIDSTREAM LP,

HESS MIDSTREAM GP LP,

HESS MIDSTREAM GP LLC,

HESS MIDSTREAM OPERATIONS LP,

HESS MIDSTREAM PARTNERS GP LP,

HESS MIDSTREAM PARTNERS GP LLC,

and, solely for purposes of Article III hereof,

HESS INVESTMENTS NORTH DAKOTA LLC

and

GIP II BLUE HOLDING PARTNERSHIP, L.P.

Contents

Article I. Defined Terms		Exhibit G-1
Section 1.01	Defined Terms	Exhibit G-1
Section 1.02	Other Defined Terms	Exhibit G-7
Section 1.03	Terms Generally	Exhibit G-7

Article II. Term		Exhibit G-7
Section 2.01	Term and Termination	Exhibit G-7
Section 2.02	Transition Services Upon Termination	Exhibit G-7

Article III. INDEMNITY AND REIMBURSEMENT OBLIGATIONS		Exhibit G-7
Section 3.01	Environmental Losses	Exhibit G-7
Section 3.02	Right of Way and Real Property Loss Reimbursement	Exhibit G-8
Section 3.03	Additional Reimbursement Obligations of the Existing Sponsors	Exhibit G-9
Section 3.04	Additional Indemnification Obligations of HESM	Exhibit G-10
Section 3.05	Indemnification and Reimbursement Procedures	Exhibit G-10
Section 3.06	Limitations on Indemnification and Reimbursement Obligations	Exhibit G-11
Section 3.07	Withholding of Distributions; Sole and Exclusive Source of Recovery	Exhibit G-12

Article IV. Services		Exhibit G-12
Section 4.01	General	Exhibit G-12
Section 4.02	Reimbursement and Allocation	Exhibit G-13
Section 4.03	Services Standard	Exhibit G-14

Article V. License of Name and Mark		Exhibit G-14
Section 5.01	Grant of License	Exhibit G-14
Section 5.02	Ownership and Quality	Exhibit G-14
Section 5.03	Termination	Exhibit G-14

Article VI. Notices		Exhibit G-14
Section 6.01	Notices	Exhibit G-14

Article VII. Limitation of Liability		Exhibit G-15
Section 7.01	No Liability for Consequential Damages	Exhibit G-15

Article VIII. Miscellaneous		Exhibit G-16
Section 8.01	Assignment	Exhibit G-16
Section 8.02	Modification	Exhibit G-16
Section 8.03	Entire Agreement	Exhibit G-16
Section 8.04	Governing Law; Jurisdiction	Exhibit G-16
Section 8.05	Severability	Exhibit G-16
Section 8.06	No Third-Party Beneficiaries	Exhibit G-16
Section 8.07	WAIVER OF JURY TRIAL	Exhibit G-16
Section 8.08	Non-Waiver	Exhibit G-16
Section 8.09	Counterparts; Multiple Originals	Exhibit G-17
Section 8.10	Schedules	Exhibit G-17
Section 8.11	Survival	Exhibit G-17
Section 8.12	Table of Contents; Headings; Subheadings	Exhibit G-17
Section 8.13	Construction	Exhibit G-17
Section 8.14	Business Practices	Exhibit G-17
Section 8.15	Binding Effect	Exhibit G-17

Schedule I      General and Administrative Services

Schedule II    Services Mark-up Percentage

Exhibit G-i

AMENDED AND RESTATED OMNIBUS AGREEMENT

This AMENDED AND RESTATED OMNIBUS AGREEMENT is entered into as of the Effective Date by and among HESS CORPORATION, a Delaware corporation (“Hess”), on behalf of itself and the other Hess Entities (as defined herein), HESS INFRASTRUCTURE PARTNERS GP LLC, a Delaware limited liability company (“HIP GP”), HESS MIDSTREAM LP, a Delaware limited partnership (the “Company”), HESS MIDSTREAM OPERATIONS LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP (“HESM”), HESS MIDSTREAM GP LP, a Delaware limited partnership and the general partner of the Company (the “New HESM GP LP”), HESS MIDSTREAM GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP (“New HESM GP LLC” and, together with New HESM GP LP, the “General Partner”), HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership and the general partner of HESM (the “MLP GP LP”), HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company and the general partner of MLP GP LP (the “MLP GP LLC”), and, solely for purposes of Article III, HESS INVESTMENTS NORTH DAKOTA LLC, a Delaware limited liability company (“HINDL”), and GIP II BLUE HOLDING PARTNERSHIP, L.P., a Delaware limited partnership (“GIP” and, together with HINDL, the “Existing Sponsors”).

Recitals

WHEREAS, certain of the Parties (as defined herein) and certain of their respective Affiliates entered into that certain Omnibus Agreement, dated as of April 10, 2017 (as amended by that certain First Amendment to the Omnibus Agreement, dated March 7, 2019, the “Original Agreement”), to provide for, among other things, (i) certain indemnification obligations of the parties thereto relating to each other, (ii) the provision of services by Hess to certain Public Company Group Members, (iii) the grant of a right of first offer by HIP LP to HESM with respect to certain assets and (iv) the grant of a license by Hess to certain entities to use the “Hess” name and any other trademarks owned by Hess that contain such name;

WHEREAS, certain of the Parties are party to that certain Partnership Restructuring Agreement, dated as of October [3], 2019 (the “Transaction Agreement”), pursuant to which, among other things, the Company will acquire certain equity interests in, and will Control, HESM, and HESM will become the operating company of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, the Parties desire to amend and restate the Original Agreement in its entirety to reflect the agreement of the Parties as to the matters set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I. DEFINED TERMS

Section 1.01 Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

“Affiliate” has the meaning ascribed to that term in the Company Agreement.

“Agreement” means this Amended and Restated Omnibus Agreement, together with all Schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

Exhibit G-1

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” means the assets owned or operated by any member of the Public Company Group as of the Effective Date, including any IPO Assets owned or operated by any of the foregoing as of the Effective Date.

“Business Day” means any Day except for Saturday, Sunday or a legal holiday in Texas.

“Company” has the meaning ascribed to that term in the introductory paragraph.

“Company Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company, dated as of [●], as the same may be amended, supplemented or restated from time to time.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the IPO Effective Date, by and among HIP LP, HIP GP, MLP GP LP, MLP GP LLC, HESM and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

“Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

“Effective Date” means [●].

“Environmental Cap” has the meaning ascribed to that term in Section 3.06(a).

“Environmental Deductible” has the meaning ascribed to that term in Section 3.06(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental

Exhibit G-2

conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substance.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Existing Sponsors” has the meaning ascribed to that term in the introductory paragraph.

“Facilities” means the Tioga Gas Plant, the Tioga Rail Terminal, the Ramberg Terminal Facility, the Gathering Assets, and the Mentor Storage Terminal.

“Gathering Assets” means all assets owned by Gathering Opco and its Subsidiaries as of the IPO Effective Date.

“Gathering Opco” means Hess North Dakota Pipelines Operations LP, a Delaware limited partnership.

“General Partner” has the meaning ascribed to that term in the introductory paragraph.

“GIP” has the meaning ascribed to that term in the introductory paragraph.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“HESM” has the meaning ascribed to that term in the introductory paragraph.

“HESM Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of HESM, dated as of [●], as the same may be amended, supplemented or restated from time to time

“Hess” has the meaning ascribed to that term in the introductory paragraph.

“Hess Entities” means Hess and any Person Controlled, directly or indirectly, by Hess, in each case, other than a Public Company Group Member or HIP GP, collectively; and “Hess Entity” means any of the Hess Entities, individually.

Exhibit G-3

“HINDL” has the meaning ascribed to that term in the introductory paragraph.

“HIP Change of Control” means that the Hess Entities, collectively, cease to own, directly or indirectly, at least 10% of the aggregate issued and outstanding partnership interests of HESM (including through the ownership of Class B Units of HESM and Class A Shares of the Company).

“HIP GP” has the meaning ascribed to that term in the introductory paragraph.

“HIP LP” means Hess Infrastructure Partners, LP, a Delaware limited partnership.

“HIP Subsidiary Assets” means the assets wholly owned, directly or indirectly, by HIP LP as of any time prior the Effective Date.

“HTGP Assets” means all assets owned by HTGP Opco and its Subsidiaries as of the IPO Effective Date.

“HTGP Opco” means Hess TGP Operations LP, a Delaware limited partnership.

“Interest Rate” means the percentage rate per annum which shall be equal to the Prime rate as quoted by Bloomberg which appears on the screen display designated as “PRIME Index” (or such other screen display that may replace it in the future) at or after 5:00pm EST time on the relevant Business Day or, if such day is not a Business Day, on the previous Business Day, plus an additional two percentage points (or if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).

“IPO Assets” means the Facilities, including all pipelines, compression equipment, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other assets, or portions thereof, in each case, indirectly conveyed, contributed or otherwise transferred, or intended to be indirectly conveyed, contributed or otherwise transferred, to HESM or any other Public Company Group Member from HIP LP or any other Non-Public Company Group Member pursuant to the Contribution Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Public Company Group prior to or as of the IPO Effective Date.

“IPO Effective Date” means April 10, 2017.

“Joint Interest Assets” means the HTGP Assets, the Gathering Assets and the Logistics Assets, collectively.

“License” has the meaning ascribed to that term in Section 5.01.

“Limited Partner” has the meaning ascribed to that term in the Company Agreement.

“Logistics Assets” means all assets owned by Logistics Opco and its Subsidiaries as of the IPO Effective Date.

“Logistics Opco” means Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Loss Party” means any applicable Hess Entity, HIP GP or member of the Public Company Group, as the case may be and as applicable, in such Person’s capacity as the Person entitled to reimbursement or indemnification in accordance with Article III.

Exhibit G-4

“Marks” has the meaning ascribed to that term in Section 5.01.

“Name” has the meaning ascribed to that term in Section 5.01.

“New HESM GP LLC” has the meaning ascribed to that term in the introductory paragraph.

“New HESM GP LP” has the meaning ascribed to that term in the introductory paragraph.

“Non-Public Company Group” means, as of any date of determination prior to the Effective Date, HIP LP, HIP GP and each of their respective Subsidiaries as of such date of determination, collectively, but specifically excluding any Person that was, as of such date of determination, a Public Company Group Member.

“Non-Public Company Group Member” means any member of the Non-Public Company Group.

“Notice” has the meaning ascribed to that term in Section 6.01.

“MLP GP LLC” has the meaning ascribed to that term in the introductory paragraph.

“MLP GP LP” has the meaning ascribed to that term in the introductory paragraph.

“Obligated Party” means HESM or the Existing Sponsors, as the case may be and as applicable, in such Person’s capacity as the Person from whom reimbursement or indemnification may be sought in accordance with Article III.

“Original Agreement” has the meaning ascribed to that term in the recitals.

“Party” means Hess, the Company, HIP GP, New HESM GP LP, New HESM GP LLC, MLP GP LP, MLP GP LLC, HESM, HINDL or GIP, individually; and “Parties” means Hess, the Company, HIP GP, New HESM GP LP, New HESM GP LLC, MLP GP LP, MLP GP LLC, HESM, HINDL and GIP, collectively.

“Percentage Interest” has the meaning ascribed to that term in the HESM Partnership Agreement.

“Permit” means any permits, licenses, certificates of authority, authorizations, registrations, identification numbers, certifications, franchises, consents or approvals granted or issued by any Governmental Authority.

“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with Applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of crude oil, natural gas and NGL gathering systems and compression equipment, natural gas processing and fractionation facilities, natural gas storage and transloading facilities, crude oil and NGL terminals or crude oil rail cars, as applicable, in the United States, and (b) the standards applied or followed by Hess or its Affiliates as owners or operators of such assets, or by the Public Company Group or its Affiliates as owners or operators of such assets.

“Public Company Group” means, at any date of determination, (a) the Company, (b) New HESM GP LP, (c) New HESM GP LLC, (d) HESM and (e) the respective Subsidiaries of the Company, New HESM GP LP, New HESM GP LLC and/or HESM, all of the foregoing being treated as a single consolidated entity.

“Public Company Group Member” means any member of the Public Company Group.

Exhibit G-5

“Public Limited Partners” means the limited partners of HESM (other than the Existing Sponsors, the HIP Entities (as each such term is defined in the Transaction Agreement) or their respective Affiliates).

“Registration Statement” means the Registration Statement on Form S-1 filed by HESM with the United States Securities and Exchange Commission (Registration No. 333-198896), as amended.

“Reimbursement Liability” has the meaning ascribed to that term in Section 3.07.

“Reimbursement Sharing Percentage” means, with respect to each Existing Sponsor, fifty percent (50%).

“Retained Assets” means all midstream assets, including pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other related assets, or portions thereof or interests therein, owned by any Non-Public Company Group Member that were not directly or indirectly conveyed, contributed or otherwise transferred to the Public Company Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement, including, for the avoidance of doubt, the HIP Subsidiary Assets, but expressly excluding the Joint Interest Assets.

“Rights of Way” means all permits, licenses, servitudes, easements, fee surface, surface leases and rights of way primarily used or held for use in connection with the ownership or operation of the IPO Assets, other than Permits.

“Secondment Agreement” means that certain Amended and Restated Employee Secondment Agreement, dated as of [●], by and among Hess, Hess Trading Corporation, New HESM GP LP, New HESM GP LLC, and for the limited purposes described therein, MLP GP LP and MLP GP LLC, as the same may be amended, supplemented or restated from time to time.

“Services” has the meaning ascribed to that term in Section 4.01.

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Tariff Agreements” means, as the context requires, any of the following (in each case, as the same may be amended, modified or supplemented from time to time): (a) that certain Amended and Restated Gas Gathering Agreement, effective as of January 1, 2014, by and between Hess North Dakota Pipelines LLC and Hess Trading Corporation; (b) that certain Amended and Restated Gas Processing and Fractionation Agreement, effective as of January 1, 2014, by and between Hess Tioga Gas Plant LLC and Hess Trading Corporation; (c) that certain Amended and Restated Crude Oil Gathering Agreement, effective as of January 1, 2014, by and between Hess North Dakota Pipelines LLC and Hess Trading Corporation; (d) that certain Second Amended and Restated Terminal and Export Services Agreement, effective as of January 1, 2014, by and between Hess North Dakota Export Logistics LLC and Hess Trading Corporation; (e) that certain Storage Services Agreement, effective as of January 1, 2014, by and between Solar Gas Inc. and Hess Mentor Storage LLC; (f) that certain Water Services Agreement (Servicing Locations North of the Missouri River), dated effective as of January 1, 2019, by and between Hess Bakken Investments II, LLC and Hess Water Services LLC; and (g) that certain Water Services Agreement (Servicing Locations South of the Missouri River), dated effective as of January 1, 2019, by and between Hess Bakken Investments II, LLC and Hess Water Services LLC.

“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

“Transaction Agreement” has the meaning ascribed to that term in the Recitals.

Exhibit G-6

Section 1.02 Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03 Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof. All references to Articles, Sections, subsections and other divisions and Schedules shall be deemed to be references to Articles, Sections, subsections and other divisions of, and Schedules to, this Agreement unless the context requires otherwise.

ARTICLE II. TERM

Section 2.01 Term and Termination. This Agreement shall commence on the Effective Date and shall continue in effect until the earlier of (a) the date this Agreement is terminated by a written agreement executed by each of the Parties other than HINDL and GIP, and (b) upon the delivery of written notice from either Hess, HIP GP or the Company at any time following the occurrence of a HIP Change of Control. Any termination pursuant to this Section 2.01 shall be effective on the earlier of (i) 90 days following the applicable (A) agreement of the Parties pursuant to Section 2.01(a), or (B) Party’s receipt of such written Notice pursuant to Section 2.01(b), as applicable, and (ii) the Parties entering into a transition services agreement pursuant to Section 2.02. Notwithstanding the foregoing, the Parties’ indemnification and reimbursement obligations, as applicable, under Article III shall, to the fullest extent permitted by Applicable Law, survive the termination of this Agreement in accordance with their respective terms.

Section 2.02 Transition Services Upon Termination. Should a notice of termination of this Agreement be delivered pursuant to Section 2.01, then the Parties shall, during the pendency of such termination, use their commercially reasonable efforts to agree upon a transition services agreement.

ARTICLE III. INDEMNITY AND REIMBURSEMENT OBLIGATIONS

Section 3.01 Environmental Losses.

(a)

Subject to Section 3.01(b) and Section 3.06(a), the Existing Sponsors shall, severally and not jointly, based on their respective Reimbursement Sharing Percentages, reimburse the Public Company Group for any Losses suffered or incurred by the Public Company Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the IPO Assets;

(ii)

any event, condition or matter associated with or arising from the ownership or operation of the IPO Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the IPO Assets at non-IPO Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

Exhibit G-7

(iii)

any environmental event, condition or matter associated with or arising from (A) the Retained Assets, other than the HIP Subsidiary Assets, prior to the Effective Date or (B) the HIP Subsidiary Assets prior to the Effective Date but only during the period prior to the Effective Date in which the applicable HIP Subsidiary Assets were wholly owned, directly or indirectly, by HIP LP.

(b)	Notwithstanding anything contained herein to the contrary, the Existing Sponsors will be obligated to reimburse the Public Company Group only if and to the extent that:

(i)

with respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii), such violation, event, condition or environmental matter occurred before the IPO Effective Date under then-applicable Environmental Laws; and

(ii)

with respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii) or Section 3.01(a)(iii), the Existing Sponsors are notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the IPO Effective Date.

(c)

HESM shall indemnify, defend and hold harmless each of the Hess Entities and HIP GP from and against any Losses suffered or incurred by the Hess Entities or HIP GP, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii)

any event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(c)(i) or such event, condition or environmental matter included under Section 3.01(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Public Company Group is entitled to reimbursement from the Existing Sponsors under this Article III. Notwithstanding anything herein to the contrary, none of HESM or any other member of the Public Company Group shall have any obligation to indemnify, defend, hold harmless or reimburse any other Person for any Losses suffered or incurred by reason of or arising out of events and conditions associated with the Retained Assets (including any of the matters set forth in this Section 3.02(c) to the extent they refer to the Retained Assets), for periods prior to the IPO Effective Date.

Section 3.02 Right of Way and Real Property Loss Reimbursement. The Existing Sponsors shall, severally and not jointly, based on their respective Reimbursement Sharing Percentages, reimburse the Public Company Group for any Losses suffered or incurred by the Public Company Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)

the failure of the applicable Non-Public Company Group Member to be the owner of valid and indefeasible Rights of Way, fee ownership or leasehold interests in and to the lands, in each case, on which any of the IPO Assets conveyed or contributed to the applicable Public Company Group Member on the IPO Effective Date were located as of the IPO Effective Date, in each case, to the extent and only to the extent that such failure renders the Public Company Group liable to a third party or unable to use or operate the IPO Assets in substantially the same manner that the IPO Assets were used and operated by the applicable Non-Public

Exhibit G-8

Company Group Member immediately prior to the IPO Effective Date as described in the Registration Statement;

(b)

the failure of the applicable Non-Public Company Group Member to have all consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.02 to cross the roads, waterways, railroads and other areas upon which any such pipeline was located as of the IPO Effective Date, in each case, to the extent and only to the extent that such failure renders the Public Company Group liable to a third party or unable to use or operate the IPO Assets in substantially the same manner that the IPO Assets were used and operated by the applicable Non-Public Company Group Member immediately prior to the IPO Effective Date as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in clause (a) or (b) of this Section 3.02 that does not allow any IPO Asset to be operated in accordance with Prudent Industry Practice;

in each case, to the extent that the Existing Sponsors are notified in writing of any of the foregoing prior to the fifth anniversary of the IPO Effective Date. Notwithstanding anything in this Section 3.02 to the contrary, to the extent that such Right of Way, fee ownership or leasehold interest can be acquired and the cost and expense of such acquisition is recovered by an increase to the fees payable to the Public Company Group under the Tariff Agreements, no reimbursement shall be owed under this Section 3.02.

Section 3.03 Additional Reimbursement Obligations of the Existing Sponsors. In addition to and not in limitation of the reimbursement obligations of the Existing Sponsors pursuant to under Section 3.01(a) and Section 3.02, the Existing Sponsors shall, severally and not jointly, based on their respective Reimbursement Sharing Percentages, reimburse the Public Company Group for any Losses suffered or incurred by the Public Company Group by reason of or arising out of any of the following:

(a)

(i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the IPO Assets and occurring before the IPO Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, Covered Property Losses, which are provided for under Section 3.02, and current liabilities incurred in the ordinary course of business that were accrued but not paid prior to the IPO Effective Date);

(b)

any litigation matters attributable to the ownership or operation of (i) the IPO Assets prior to the IPO Effective Date, including any such legal actions against any of the Hess Entities or any Non-Public Company Group Member that were pending as of the IPO Effective Date and (ii) the HIP Subsidiary Assets prior to the Effective Date but only during the period prior to the Effective Date in which the applicable HIP Subsidiary Assets were wholly owned, directly or indirectly, by HIP LP, including any such legal actions against any of the Hess Entities or any Non-Public Company Group Member that were pending as of the Effective Date;

(c)

events and conditions associated with (i) the Retained Assets, other than the HIP Subsidiary Assets, prior to the Effective Date or (ii) the HIP Subsidiary Assets prior to the Effective Date but only during the period prior to the Effective Date in which such HIP Subsidiary Assets were wholly owned, directly or indirectly, by HIP LP, provided that if the cost and expense of curing such events and conditions is recovered by an increase to the fees payable to the Public Company Group under the Tariff Agreements, the reimbursement owed under this Section 3.03 shall be reduced to the extent of such recovery;

(d)

all federal, state and local Tax liabilities attributable to the ownership or operation of (i) the IPO Assets prior to the IPO Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law) and (ii) the HIP Subsidiary Assets prior to the Effective Date but only during the period prior to the Effective Date in which the applicable HIP Subsidiary Assets were wholly owned, directly or indirectly, by HIP LP, and any such Tax liabilities of any of the Hess Entities or Non-Public Company Group Members that may have resulted from the consummation of the formation transactions for the Public Company Group that occurred on or prior to the IPO Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

Exhibit G-9

(e)

the failure of any Public Company Group Member to have on the IPO Effective Date any consent, license, permit or approval necessary to allow such Public Company Group Member to own or operate the IPO Assets in substantially the same manner described in the Registration Statement;

in each case, to the extent that the Existing Sponsors are notified in writing of any such Loss prior to the fifth anniversary of the IPO Effective Date.

Section 3.04 Additional Indemnification Obligations of HESM. In addition to and not in limitation of the indemnification provided under Section 3.01(d) or in the Company Agreement or the HESM Partnership Agreement, HESM shall indemnify, defend, and hold harmless the Hess Entities and HIP GP from and against any Losses suffered or incurred by the Hess Entities or HIP GP by reason of or arising out of events and conditions associated with the ownership or operation of (a) the IPO Assets and occurring after the IPO Effective Date or (b) any other Assets and occurring after the Effective Date (in each of clauses (a) and (b), other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Company Agreement or the HESM Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Company Agreement or the HESM Partnership Agreement, as applicable.

Section 3.05 Indemnification and Reimbursement Procedures.

(a)

The Loss Party agrees that within a reasonable period of time after it becomes aware of facts that may give rise to a claim for reimbursement or indemnification under this Article III, it will provide notice thereof in writing to the Obligated Party, specifying the nature of and specific basis for such claim.

(b)

The Obligated Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Loss Party that are covered by the reimbursement or indemnification obligations, as applicable, under this Article III, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided that no such settlement shall be entered into without the consent of the Loss Party unless it includes a full and unconditional release of the Loss Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Loss Party, which consent shall not be unreasonably delayed or withheld.

(c)

The Loss Party agrees to cooperate in good faith and in a commercially reasonable manner with the Obligated Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the reimbursement or indemnification obligations, as applicable, under this Article III for which a request for reimbursement or indemnification, as applicable, is made, including the prompt furnishing to the Obligated Party of any correspondence or other notice relating thereto that the Loss Party may receive, permitting the name of the Loss Party to be utilized in connection with such defense or counterclaims, the making available to the Obligated Party of any files, records or other information of the Loss Party that the Obligated Party considers relevant to such defense or counterclaims, the making available to the Obligated Party of any employees of the Loss Party and the granting to the Obligated Party of reasonable access rights to the properties and facilities of the Loss Party; provided that in connection therewith the Obligated Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Loss Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Loss Party pursuant to this Section 3.05(c). In no event shall the obligation of the Loss Party to cooperate with the Obligated Party as set forth in the immediately preceding sentence be construed as imposing upon the Loss Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the reimbursement or indemnification obligations, as applicable, set forth in this Article III; provided, however, that the Loss Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Obligated Party agrees to keep any such counsel engaged by the Loss Party

Exhibit G-10

informed as to the status of any such defense, but the Obligated Party shall have the right to retain sole control over such defense and counterclaims.

(d)

In determining the amount of any loss, cost, damage or expense for which the Loss Party is entitled to reimbursement or indemnification, as applicable, under this Agreement, the gross reimbursable amount will be reduced by (i) any insurance proceeds realized by the Loss Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Loss Party as a result of such claim and (ii) all amounts recovered by the Loss Party under contractual indemnities from third Persons.

(e)

With respect to Covered Environmental Losses, HIP GP shall have the sole right and authority to manage any remediation required by Applicable Law, and, upon reasonable request from HIP GP, HESM will, and will cause each other Public Company Group Member to, cooperate with HIP GP and its contractors or subcontractors to facilitate such remediation.

Section 3.06 Limitations on Indemnification and Reimbursement Obligations.

(a)

Subject to Section 3.06(d) and Section 3.07, with respect to Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii), the Existing Sponsors, collectively, shall not be obligated to reimburse any Public Company Group Member unless the applicable Covered Environmental Loss exceeds $100,000 (the “Environmental Deductible”), at which time the Existing Sponsors, severally, and not jointly, based on their respective Reimbursement Sharing Percentages, shall be obligated to reimburse such Public Company Group Member for the amount of all Covered Environmental Losses incurred by such Public Company Group Member; provided, however, that to the extent any cure or remediation of any environmental matter is required under Section 3.01(a)(i) or Section 3.01(a)(ii) and subject in all cases to the other limitations set forth in this Section 3.06 and Section 3.07, the Existing Sponsors will be obligated to reimburse the Public Company Group only to the extent of any cure or remediation that is required by Applicable Law (after giving effect to the Environmental Deductible); provided further, that in no event shall the Existing Sponsors be obligated to reimburse the Public Company Group for any Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii) in excess of an amount equal to: (i) $4,500,000 divided by (ii) the percentage (expressed as a decimal) of HESM owned, directly or indirectly, by the Public Limited Partners (the “Environmental Cap”).

(b)

Subject to Section 3.06(d) and Section 3.07, with respect to Covered Property Losses under Section 3.02, the Existing Sponsors, collectively, shall not be obligated to reimburse any Public Company Group Member unless the applicable Covered Property Loss exceeds $50,000 (the “Property Deductible”), at which time the Existing Sponsors, severally, and not jointly, based on their respective Reimbursement Sharing Percentages, shall be obligated to reimburse such Public Company Group Member for the amount of all Covered Property Losses incurred by such Public Company Group Member; provided, however, that to the extent the Public Company Group attempts to cure any matter for which it is entitled to reimbursement under Section 3.02, then, the Existing Sponsors, collectively, will be obligated to reimburse the Public Company Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible) subject to the other limitations set forth in this Section 3.06 and Section 3.07.

(c)

For the avoidance of doubt, there is no deductible with respect to the reimbursement or indemnification obligations of any Obligated Party under any portion of this Article III other than as described in this Section 3.06, and there is no monetary cap on the amount of any reimbursement or indemnification to be provided by any Obligated Party under this Article III other than as described in this Section 3.06.

Exhibit G-11

(d)

Notwithstanding the foregoing or anything contained in this Agreement to the contrary, but subject in all cases to Section 3.06(a) and (b) and Section 3.07, in no event shall any member of the Public Company Group be entitled to reimbursement in respect of any Loss in an amount in excess of the following:

(i)	if such Loss is incurred by the Public Company Group in respect of any of the Joint Interest Assets:

(A)

with respect to any Loss suffered or incurred by the Public Company Group when the Company owns less than a 20% Percentage Interest, 100% of the amount of such Loss (after giving effect to any applicable deductible and monetary cap); and

(B)

with respect to any Loss suffered or incurred by the Public Company Group when the Company owns at least a 20% Percentage Interest, 100% of the amount of such Loss (after giving effect to any applicable deductible and monetary cap) multiplied by a fraction, the numerator of which is 20% and the denominator of which is the Company’s Percentage Interest as of the date the applicable Reimbursement Liability with respect to such Loss was withheld by HESM pursuant to Section 3.07; and

(ii)

if such Loss is incurred by the Public Company Group in respect of any Assets other than the Joint Interest Assets or pursuant to Section 3.03, 100% of the amount of such Loss (after giving effect to any applicable deductible and monetary cap).

Notwithstanding the foregoing, the provisions of Sections 3.06(d)(i) and (ii) shall not apply to the Existing Sponsors’ obligations to reimburse the Public Company Group for any Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii), which for the avoidance of doubt shall continue to be subject to the Environmental Cap.

Section 3.07 Withholding of Distributions; Sole and Exclusive Source of Recovery. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, BUT WITHOUT LIMITATION TO THE LIMITATIONS ON LIABILITY SET FORTH IN SECTION 3.06, IN THE EVENT THAT ANY EXISTING SPONSOR IS LIABLE TO ANY PUBLIC COMPANY GROUP MEMBER IN RESPECT OF ANY REIMBURSEMENT OBLIGATION OF THE EXISTING SPONSORS SET FORTH IN THIS ARTICLE III (A “REIMBURSEMENT LIABILITY”), HESM SHALL HAVE THE RIGHT TO WITHHOLD FROM AMOUNTS OTHERWISE DISTRIBUTABLE TO EACH EXISTING SPONSOR PURSUANT TO THE HESM PARTNERSHIP AGREEMENT AN AGGREGATE AMOUNT EQUAL TO SUCH EXISTING SPONSOR’S RESPECTIVE REIMBURSEMENT SHARING PERCENTAGE OF SUCH REIMBURSEMENT LIABILITY. HESM’S RIGHT TO WITHHOLD DISTRIBUTIONS FROM THE EXISTING SPONSORS PURSUANT TO THIS SECTION 3.07 SHALL BE THE PUBLIC COMPANY GROUP’S SOLE AND EXCLUSIVE SOURCE OF RECOVERY WITH RESPECT TO ANY REIMBURSEMENT LIABILITY OF THE EXISTING SPONSORS, AND, EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, NO PUBLIC COMPANY GROUP MEMBER SHALL HAVE ANY RIGHT TO RECOVER ANY AMOUNTS IN RESPECT OF ANY REIMBURSEMENT LIABILITIES FROM ANY EXISTING SPONSOR.

ARTICLE IV. SERVICES

Section 4.01 General. Hess agrees to provide to New HESM GP LLC, for the Public Company Group’s benefit, the general and administrative services that Hess and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets and any other assets held from and after the Effective Date by any Public Company Group Member, which include the services set forth on Schedule I (the “Services”). Hess may subcontract with Affiliates or third parties for the provision of such Services to New HESM GP LLC (for and on behalf of the Public Company Group). New HESM GP LLC may terminate any specific general and administrative service upon 30 days’ prior written Notice to Hess.

Exhibit G-12

Section 4.02 Reimbursement and Allocation

(a)

As consideration for Hess’s provision of the Services, HESM will, or New HESM GP LLC will cause another Subsidiary of HESM to, reimburse Hess for all reasonable direct and indirect costs and expenses incurred by Hess in connection with the provision of the Services, including the following:

(i)

total costs, plus the relevant percentage mark-up set forth in Schedule II, of each employee of, and each contractor, subcontractor, or other outside personnel engaged by, Hess to the extent, but only to the extent, such employees and outside personnel perform Services for the Public Company Group’s benefit;

(ii)	any expenses incurred or payments made by Hess on behalf of the Public Company Group for insurance coverage with respect to the Assets or the business of the Public Company Group;

(iii)

all expenses and expenditures incurred by Hess on behalf of the Public Company Group as a result of the Company becoming and continuing as a publicly traded entity, including costs associated with annual, quarterly or current reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and distribution, legal fees, independent director compensation and director and officer liability insurance premiums; and

(iv)

any other out-of-pocket costs and expenses incurred by Hess in providing the Services, as well as any other out-of-pocket costs and expenses incurred on behalf of the Public Company Group. For the avoidance of doubt, HESM shall, or New HESM GP LLC shall, or shall cause another Subsidiary of HESM to, reimburse Hess for all tax costs and expenses incurred or payments made by Hess on behalf of the Public Company Group, including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time with respect to the ownership and operation of the Assets or with respect to the Services provided by Hess to the Public Company Group pursuant to Section 4.01.

To the extent any of the costs and expenses identified in this Section 4.02 are reimbursed on an allocation basis, such allocation shall be determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

(b)

Within 20 days following the end of each month during the term of this Agreement, Hess shall send to New HESM GP LLC an invoice (in a form mutually agreed by the Parties) of the amounts due and payable by HESM or its applicable Subsidiary (for and on behalf of the Public Company Group) for such month, including any adjustments due pursuant to the terms of this Section 4.02(b) by HESM or its applicable Subsidiary (for and on behalf of the Public Company Group). HESM shall, or HESM GP LLC shall cause another subsidiary of HESM to, pay such invoice by the later of (i) 30 days of receipt and (ii) the last Business Day of the month in which such invoice was received, except for any amounts that are being disputed in good faith by New HESM GP LLC (on behalf of the Public Company Group). If Hess determines that the amount reflected on any invoice previously sent to, and paid by, HESM (or its Subsidiary, as applicable) did not accurately state the amounts owed by HESM or such Subsidiary (for and on behalf of the Public Company Group) under this Article IV, Hess shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent they relate to a month in the same calendar quarter as such invoice relates; provided further that Hess and New HESM GP LLC (on behalf of the Public Company Group) shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated on each invoice and computed in such detail as is mutually agreed by Hess and New HESM GP LLC (on behalf of the Public Company Group). For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by HESM or its Subsidiaries or any other Public Company Group Member. Any amounts that New HESM GP LLC has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from HESM or its Subsidiaries (for and on behalf of the Public Company Group) to Hess shall be paid in full within ten days of such determination, together with interest thereon at the Interest

Exhibit G-13

Rate from the date due under the original invoice until the date of payment. Until such time as a HIP Change of Control has occurred, HESM, its Subsidiaries and Hess may settle the financial obligations of HESM and its Subsidiaries to Hess hereunder through Hess’s normal interaffiliate settlement processes.

(c)

For the avoidance of doubt, the Services provided by Hess pursuant to this Article IV will be in addition to, and not in duplication of, the functions performed by the employees seconded to the Public Company Group under the Secondment Agreement, and Hess shall not be entitled to reimbursement under this Agreement for any costs or expenses for which Hess is entitled to payment or reimbursements or which are intended to be covered by the Secondment Fee under the Secondment Agreement.

Section 4.03 Services Standard. Hess shall perform the Services using at least the same level of care, quality, timeliness, skill and adherence to applicable industry standards as Hess does in providing similar services to its own Affiliates.

ARTICLE V. LICENSE OF NAME AND MARK

Section 5.01 Grant of License. Upon the terms and conditions set forth in this Article V, Hess hereby grants and conveys to each of the Persons currently or hereafter comprising a part of the Public Company Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Hess” (the “Name”) and any other trademarks or tradenames owned by Hess that contain the Name (collectively, the “Marks”).

Section 5.02 Ownership and Quality. The Company agrees that ownership of the Name and/or the Marks and, in each case, the goodwill relating thereto shall remain vested in Hess both during the term of this License and thereafter, and the Company further agrees, and agrees to cause the other Public Company Group Members, never to challenge, contest or question the validity of Hess’s ownership of the Name and/or the Marks or any registration thereof by Hess. In connection with the use of the Name and/or the Marks, the Company and any other Public Company Group Members shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Company, on behalf of itself and the other Public Company Group Members, acknowledge that the use of the Name and/or the Marks shall not create any right, title or interest in or to the Name and/or the Marks, and all use of the Name and/or the Marks by the Company or any other Public Company Group Members, shall inure to the benefit of Hess. The Company agrees, and agrees to cause the other Public Company Group Members, to use the Name and/or the Marks in accordance with such quality standards established by Hess and communicated to the Company from time to time, it being understood that the products and services offered by the Public Company Group Members immediately before the Effective Date are of a quality that is acceptable to Hess and justifies the License.

Section 5.03 Termination. The License shall terminate upon any termination of this Agreement. The License shall terminate, with respect to any Person that no longer qualifies as a Public Company Group Member, as of the time such Person no longer qualifies as a Public Company Group Member. In the event of a termination of the License as described in this Section 5.03, as promptly as practicable, but in any event within 60 days after any such termination, any such Person that no longer qualifies as a Public Company Group Member shall eliminate the Name and the Marks, including any and all variants thereof, from its assets, legal name and any of its other properties and, except with respect to such grace period for eliminating existing usage set forth in this Section 5.03, shall cease the use of the Name and the Marks.

ARTICLE VI. NOTICES

Section 6.01 Notices. All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be considered a “Notice” and shall be deemed sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic

Exhibit G-14

mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such Party shown below:

If to the General Partner or any other Public Company Group Member:	If to Hess or any of the Hess Entities:

Hess Midstream GP LP 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

With a copy to:	With a copy to:

Hess Midstream GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

If to HIP GP:

Hess Infrastructure Partners GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:

Any Notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Party are to be addressed by giving written notice to the other Parties in the manner provided in this Section 6.01.

ARTICLE VII. LIMITATION OF LIABILITY

Section 7.01 No Liability for Consequential Damages. Except as provided in Article VII, in no event shall a Party be liable to another Party for any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

Exhibit G-15

ARTICLE VIII. MISCELLANEOUS

Section 8.01 Assignment. No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party. Notwithstanding the foregoing, Hess may delegate any of its duties and obligations hereunder to any Hess Entity; provided, however, that no such delegation shall relieve Hess of any of its duties or obligations under this Agreement.

Section 8.02 Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

Section 8.03 Entire Agreement. This Agreement, together with all Schedules attached hereto and the Secondment Agreement (with respect to certain employee reimbursement matters), constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement and the Secondment Agreement (with respect to certain employee reimbursement matters).

Section 8.04 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

Section 8.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.06 No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or the successor or permitted assignee of a Party. No Limited Partner shall have any right, separate and apart from the Company, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 8.07 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

Section 8.08 Non-Waiver. The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or

Exhibit G-16

requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 8.09 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 8.10 Schedules. Each of the schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein. If there is any conflict between this Agreement and any schedule, the provisions of the schedule shall control.

Section 8.11 Survival. Any reimbursement and indemnification obligations hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of Article III.

Section 8.12 Table of Contents; Headings; Subheadings. The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.14 Business Practices. Hess shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Public Company Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Public Company Group as being complete and accurate in any further recording and reporting made by the Public Company Group for whatever purposes. Hess shall notify the Company if Hess discovers any errors in such billings, reports, or settlement documents.

Section 8.15 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

[Signature pages follow.]

Exhibit G-17

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM GP LLC

By:
Name:
Title:

HESS MIDSTREAM GP LP

By:	Hess Midstream GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM LP

By:	Hess Midstream GP LP, its general partner

By: Hess Midstream GP LLC, its general partner
By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM OPERATIONS LP

By:	Hess Midstream Partners GP LP, its general partner

By: Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS INFRASTRUCTURE PARTNERS GP LLC

By:
Name:
Title:

Solely for purposes of Article III hereof:

HESS INVESTMENTS NORTH DAKOTA LLC

By:
Name:
Title:

GIP II BLUE HOLDING PARTNERSHIP, L.P.

By:
Name:
Title:

Signature page to HESM Omnibus Agreement

Schedule I

Services

Services to be provided pursuant to Section 4.01:

Administrative Services:

(a)	Accounting Services, including without limitation:

(i)	Accounting Governance

(ii)	Corporate Accounting

(iii)	Financial Accounting and Reporting

(iv)	Internal and External Reporting

(v)	Operations Accounting

(vi)	Performing periodic reconciliation of book inventory with actual inventory, perform periodic material balance of inputs and outputs, and quantify loss and shrinkage.

(vii)

Payment of damages in accordance with this Agreement occurring as a result of, or settlement of, Claims made in connection with the Public Company Group Assets and Hess’s operation, maintenance and repair activities.

(viii)	Arranging for payment of any third-party fees in regard to operation of the Public Company Group Assets.

(ix)

Maintaining fixed asset records of the Public Company Group Assets, including, but not limited to, any other pipeline systems or terminals that Hess may agree to operate upon request of New HESM GP LLC.

(x)	Preparing and/or assisting in the preparation of capital project (AFE) documents for approval by New HESM GP LLC.

(b)	Corporate Aviation and Travel Services

(c)	Foreign Trade Zone Reporting and Accounting (if applicable)

(d)	Governmental Affairs

(e)	Group Accounting and Reporting

(f)	Environmental, Health and Safety Services, including without limitation:

(i)

Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Public Company Group Assets, in each case as may be required by prudent industry practices or under Applicable Law.

(ii)

Maintaining compliance with all federal, state and local environmental, health and safety laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental laws and/or prudent business practices.

(iii)

Manage all disposal and storage of all wastes (including hazardous substances and wastewater) generated or used by the operator in accordance with the rules and regulations of any applicable Governmental Authority and Applicable Law.

(g)	Internal Audit

(h)	Legal Services

(i)	Tax Services, including:

(i)	Federal income tax services

(ii)	State and local income tax services

(iii)	Indirect tax services (including services with respect to ad valorem or transactional taxes)

(j)	Office Services

(k)	Records Management

(l)	Real Estate Management

(m)	Corporate Risk Services

(n)	Insurance Services, including Claims Management

(o)	Treasury and Banking Services

(p)	Corporate Communications and Investor Relations

(q)	Management Reporting and Analysis

HR Services:

(a)	Human Resources Services

Data Processing and IT Services:

(a)	Data Processing and Information Technology Services

Procurement Services:

(a)	Purchasing / Supply Chain Management

Management Services:

None as of the Effective Date

Schedule I-2

Schedule II

SERVICES MARK-UP PERCENTAGE

Service	Mark-Up Percentage
Administrative Services	7.70%
HR Services	4.21%
Data Processing and IT Services	6.35%
Procurement Services	3.12%
Management Services	12.74%

For the avoidance of doubt, no markup percentage shall be applied to costs related to work performed by third-party contractors engaged directly by the General Partner or any other Public Company Group Member, even if Hess or one of its Affiliates assists in the procurement of such work on behalf of the General Partner or any other Public Company Group Member.

Schedule II-1

EXHIBIT H

FORM OF AMENDED AND RESTATED EMPLOYEE SECONDMENT AGREEMENT

AMENDED AND RESTATED EMPLOYEE SECONDMENT AGREEMENT

This Amended and Restated Employee Secondment Agreement (this “Agreement”), dated as of [ ● ] (the “Effective Date”), is entered into by and among HESS CORPORATION, a Delaware corporation (“Hess Corp.”), HESS TRADING CORPORATION, a Delaware corporation (“HTC,” and together with Hess Corp., “Hess”), HESS MIDSTREAM GP LP, a Delaware limited partnership (“New HESM GP LP”), HESS MIDSTREAM GP LLC, a Delaware limited liability company (the “Company”, and together with New HESM GP LP, the “General Partner”), and, for the limited purposes set forth in Section 6.5, HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership (“MLP GP LP”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (“MLP GP LLC”). Each of the foregoing parties is sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the New HESM GP LP is the sole general partner of Hess Midstream LP, a Delaware limited partnership (“New HESM”), and MLP GP LP is the general partner of Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP (“HESM”);

WHEREAS, Hess Corp., HTC, MLP GP LP and MLP GP LLC entered into that certain Employee Secondment Agreement, dated as of April 10, 2017 (the “Original Agreement”), pursuant to which, among other things, Hess agreed to second to MLP GP LLC and MLP GP LP certain personnel employed or contracted by Hess;

WHEREAS, the Company, New HESM GP LP, New HESM, MLP GP LLC, MLP GP LP and HESM are parties to that certain Partnership Restructuring Agreement, dated October [3], 2019 (the “Transaction Agreement”), pursuant to which, among other things, New HESM will acquire equity interests in and will, following consummation of the transactions contemplated thereby, control HESM; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, the Parties desire to amend and restate the Original Agreement in order for Hess to second certain personnel to the Company for the benefit of New HESM and HESM on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hess, the General Partner and, for the limited purposes set forth in Section 6.5, MLP GP LP and MLP GP LLC, hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, (a) the terms defined in this Agreement will have the meanings so specified, and (b) capitalized terms not defined in this Agreement will have the meanings ascribed to those terms on Exhibit A to this Agreement.

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article, Section, Exhibit,

Exhibit H-1

Schedule, subsection and other division means such Article, Section, subsection or other division of, and Exhibit and Schedule to, this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition, unless, in each case, the context requires otherwise; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

1.3 Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

1.4 Titles and Headings. Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

SECONDMENT

2.1 Seconded Employees. Subject to the terms of this Agreement, Hess agrees to second the Seconded Employees to the General Partner, and the General Partner agrees to accept the Secondment of the Seconded Employees for the purpose of performing job functions related to the Assets and any other assets held from and after the Effective Date by any member of the Public Company Group, including those job functions set forth on Exhibit B (the “Employee Functions”). The Seconded Employees will remain at all times the employees of Hess, and will also be co-employees of the General Partner during the Period of Secondment. The Seconded Employees shall, at all times during the Period of Secondment while performing any Employee Function hereunder, work under the direction, supervision and control of the General Partner or the applicable member of the Public Company Group. Seconded Employees shall have no authority or apparent authority to act on behalf of Hess during the Period of Secondment. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Seconded Employees but then later ceased to be Seconded Employees, which rights and obligations accrued during the Period of Secondment, will survive the removal of such individual from the group of Seconded Employees to the extent necessary to enforce such rights and obligations.

2.2 Period of Secondment. Hess will second the Seconded Employees to the General Partner starting on the Effective Date and continuing, during the period (and only during the period) that the Seconded Employees are performing functions for the General Partner, until the earliest of:

(a) the end of the term of this Agreement;

(b) such end date set forth for any Seconded Employees as may be mutually agreed in writing by the Parties (as applicable, the “End Date”);

(c) a withdrawal, departure, resignation or termination of such Seconded Employees under Section 2.3; and

(d) a termination of Secondment of such Seconded Employees under Section 2.4.

The period of time that any Seconded Employee is provided by Hess to the General Partner is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction by the General Partner of the Seconded Employee’s day-to-day activities. Notwithstanding anything herein to the contrary, the Parties acknowledge that

Exhibit H-2

the Seconded Employees may also perform functions for Hess in connection with its own operations and that the Parties intend that the Seconded Employees shall be seconded to the General Partner only during those times that the Seconded Employees are performing functions for the General Partner hereunder.

2.3 Withdrawal, Departure or Resignation.

(a) Hess will use reasonable efforts to prevent any early withdrawal, departure or resignation of any Seconded Employee prior to the End Date for such Seconded Employee’s Period of Secondment. If any Seconded Employee tenders his or her resignation to Hess as an employee of Hess, Hess will promptly notify the General Partner. During the Period of Secondment of any Seconded Employee, Hess will not voluntarily withdraw or terminate any Seconded Employee except with the written consent of the General Partner, such consent not to be unreasonably withheld. Upon the termination of its employment with Hess, a Seconded Employee will cease performing services for the General Partner or the applicable member of the Public Company Group.

(b) Hess will indemnify, defend and hold harmless the General Partner, the other members of the Public Company Group and their respective directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of employment of a Seconded Employee by Hess without the prior written consent of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE MEMBERS OF THE PUBLIC COMPANY GROUP, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any member of the Public Company Group.

2.4 Termination of Secondment.

(a) The General Partner will have the right to terminate the Secondment of any Seconded Employee for any reason at any time. Upon the termination of the Secondment of any Seconded Employee, such Seconded Employee will cease performing services for the General Partner or the applicable member of the Public Company Group.

(b) Upon the termination by Hess of any Seconded Employee’s Period of Secondment without the prior written consent of the General Partner, Hess will be solely liable for any costs or expenses associated with the termination of such Seconded Employee’s Secondment, except as otherwise specifically set forth in this Agreement. Hess will indemnify, defend and hold harmless the General Partner, the other members of the Public Company Group and their respective directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of the Secondment of a Seconded Employee by Hess without the prior written consent of the General Partner, EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE MEMBERS OF THE PUBLIC COMPANY GROUP, except to the extent that such Losses arise out of or result from the sole negligence, gross negligence or willful misconduct of any member of the Public Company Group.

2.5 Supervision.

(a) During the Period of Secondment, the General Partner will serve as the employer directly controlling the Seconded Employees providing Employee Functions and will retain the exclusive right, solely to the extent it relates to the Period of Secondment, to:

(i) be ultimately and fully responsible for the daily work assignments of the Seconded Employees during those times that the Seconded Employees are performing functions for the General Partner hereunder, including supervision of their the day-to-day work activities and ensuring that such Seconded Employee’s performance is consistent with the purposes stated in Section 2.1 and the job functions associated with the Employee Functions;

Exhibit H-3

(ii) to handle any performance issues of Seconded Employees;

(iii) set the hours of work and the holidays and vacation schedules for Seconded Employees; and

(iv) have the right to determine training that will be received by the Seconded Employees.

(b) Notwithstanding the foregoing, Hess shall be responsible for administering the payment of each Seconded Employee’s wages and benefits, all withholding obligations to federal, state and local tax and insurance authorities, and all other costs and expenses associated with Seconded Employees, including workers’ compensation expenses.

(c) In the course and scope of performing any Seconded Employee job functions, the Seconded Employees will be integrated into the organization of the General Partner, will report into the General Partner’s management structure, and will be under the direct management and supervision of the Company, in its capacity as the general partner of New HESM GP LP, in its capacity as the general partner of New HESM, respectively.

2.6 Seconded Employee Qualifications; Approval. Hess will provide such suitably qualified and experienced Seconded Employees as Hess is able to make available to the General Partner, and the General Partner will have the right to approve such Seconded Employees. All Seconded Employees identified as of the Effective Date have been approved and accepted by the General Partner as suitable for performing job functions related to the Employee Functions.

2.7 Workers’ Compensation Insurance. At all times, Hess will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees, as required by applicable state and federal workers’ compensation and similar laws.

2.8 Benefit Plans. Neither the General Partner nor any other member of the Public Company Group shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to the General Partner’s reimbursement obligations hereunder, Hess shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Seconded Employees will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as may be amended from time to time. Hess and its ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time. During the Period of Secondment, neither the General Partner nor any other member of the Public Company Group shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3

SECONDMENT FEE

3.1 Secondment Fee.

(a) The General Partner shall cause HESM or one of its Subsidiaries, on behalf of the Public Company Group, to pay to Hess a monthly fee that will reflect the costs incurred by Hess with respect to its employment of the Seconded Employees (the “Secondment Fee”). The Parties acknowledge and agree that the Secondment Fee is intended to cover the total cost of employing the Seconded Employees during the Period of Secondment (the “Total Services Costs”) to the extent such Total Services Costs are attributable to the provision of the Employee Functions. Hess shall determine in good faith the percentage of the Total Services Costs that are attributable to the provision of the Employee Functions by the Seconded Employees to the General Partner based on Hess’s then-current corporate transfer pricing policies, as generally applied in a non-discriminatory manner.

(b) For the avoidance of doubt, the Secondment Fee shall not include any costs associated with equity-based compensation granted by Hess or the General Partner to the Seconded Employees; provided, however, that to the

Exhibit H-4

extent the General Partner grants any awards under any incentive compensation plan of any member of the Public Company Group in effect from time to time, such awards shall be at the Public Company Group’s sole expense and the General Partner shall cause HESM or one of its Subsidiaries, on behalf of the Public Company Group, to reimburse Hess for any expenses Hess may incur with respect to such awards.

(c) The Parties acknowledge and agree that the Secondment Fee may change from time to time, as determined by Hess in good faith, to accurately reflect the degree and extent of the Employee Functions provided to the General Partner by the Seconded Employees or to reflect any change in the cost of employing the Seconded Employees. On or prior to January 1 of each calendar year during the term of this Agreement, Hess will provide the General Partner with an estimate of the Secondment Fee for each month in the succeeding calendar year, and the actual amount of such Secondment Fee will be invoiced to the General Partner in accordance with Section 3.1(d).

(d) Within 20 days following the end of each month during the Period of Secondment, Hess shall send to the General Partner an invoice (in a form mutually agreed by the Parties) of the amounts due for such month setting forth the applicable portion of the Secondment Fee payable for such month and any amounts reimbursable under this Agreement. The General Partner shall cause HESM or one of its Subsidiaries, on behalf of the Public Company Group, to pay such invoice by the later of (i) 30 days of receipt and (ii) the last Business Day of the month in which the General Partner received such invoice, except for any amounts that are being disputed in good faith by the General Partner. If Hess determines that the amount reflected on any invoice previously sent to the General Partner, and paid by or on behalf of the Public Company Group did not accurately state the amounts owed by the Public Company Group under this Section 3.1, Hess shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent that they relate to a month in the same calendar quarter as such invoice relates; provided further that Hess and the General Partner shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated and computed in such detail as is mutually agreed by Hess and the General Partner. For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by the Public Company Group. Any amounts that the General Partner has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the Public Company Group to Hess shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment. For so long as Hess Corp. and its Affiliates collectively own, directly or indirectly, at least 10% of the aggregate issued and outstanding partnership interests of HESM (including through the ownership of Class B Units of HESM and Class A Shares of New HESM), the General Partner and Hess may settle the Public Company Group’s financial obligations to Hess hereunder through Hess’s normal interaffiliate settlement processes.

3.2 Cancellation or Reduction of Services. The General Partner may terminate or reduce the level of any of the Employee Functions on 30 days’ prior written notice to Hess. In the event the General Partner terminates the Employee Functions, the General Partner shall cause HESM or one of its Subsidiaries, on behalf of the Public Company Group, to pay Hess the applicable monthly portion of the Secondment Fee for the last month (or portion thereof) in which it received Employee Functions. Upon payment thereof, the Public Company Group shall have no further payment obligation to Hess under this Agreement.

3.3 Reimbursements for Other Costs and Expenses. This Agreement does not address the reimbursement of any costs or expenses associated with any services provided by Hess and its Affiliates other than the Employee Functions. For the avoidance of doubt, any amounts payable by the Public Company Group under this Agreement shall be in addition to, and not in duplication of, any amounts payable by the General Partner or any other member of the Public Company Group under the Omnibus Agreement.

Exhibit H-5

ARTICLE 4

ALLOCATION; RECORDS

4.1 Allocation; Records. Hess will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs that are included in the calculation of the Secondment Fee. The General Partner and its representatives will have the right to audit such records and such other records as the General Partner may reasonably require in connection with its verification of the Secondment Fee during regular business hours and on reasonable prior notice.

4.2 Agent. The costs and expenses included in the Secondment Fee remain the primary legal responsibility of the General Partner, on behalf of the Public Company Group, as the co-employer of the Seconded Employees during the Period of Secondment. Hess agrees to act as agent for the General Partner in paying such amounts to the employees temporarily assigned under this Secondment Agreement. Hess agrees to indemnify and hold the General Partner harmless from any and all Losses incurred by the General Partner or any other member of the Public Company Group that are related to Hess’s failure to carry out its duties as agent for the payment of such amounts as set forth above.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. Subject to Section 3.2 and Section 5.2, this Agreement shall have a term beginning on the Effective Date and shall terminate on [ ● ]1 (the “Initial Term”); provided, however, that this Agreement may be extended by the General Partner for one renewal term of ten years (the “Renewal Term”). To commence the Renewal Term, the General Partner shall provide written notice to Hess of the General Partner’s intent to renew this Agreement no less than 90 days prior to the end of the Initial Term.

5.2 Termination. The Parties may terminate this Agreement prior to the end of the Initial Term (or Renewal Term, as applicable) as follows:

(a) If any Party is in default under this Agreement, the non-defaulting Party may, as its sole option, (1) terminate this Agreement immediately upon written Notice to the defaulting Party; provided that if the General Partner is the terminating Party, such termination shall be effective on the earlier of (x) 90 days following Hess’ receipt of such written Notice, and (y) the Parties entering into a transition services agreement pursuant to Section 5.3, (2) withhold any payments due to the defaulting Party under this Agreement or (3) pursue any other remedy at law or in equity. For purposes of this Section 5.2(a), a Party shall be in default under this Agreement if:

(i) such Party materially breaches any provision of this Agreement and such breach is not cured within 15 Business Days after written Notice thereof (which written Notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) such Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) The General Partner may terminate this Agreement at any time upon 30 days’ prior written Notice to Hess; provided that such termination shall be effective on the earlier of (i) 90 days following Hess’ receipt of

[1]	NTD: To be the 10th anniversary of the Effective Date

Exhibit H-6

such written Notice, and (ii) the Parties entering into a transition services agreement pursuant to Section 5.3, and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

(c) At any time, should Hess Corp. and its Affiliates cease to collectively own, directly or indirectly, at least 10% of the aggregate issued and outstanding partnership interests of HESM (including through the ownership of Class B Units of HESM and Class A Shares of New HESM), then any Party may terminate this Agreement upon written Notice to the other Parties and such termination shall be effective on the earlier of (i) 90 days following the applicable Party’s receipt of such written Notice, and (ii) the Parties entering into a transition services agreement pursuant to Section 5.3.

5.3 Transition Services Upon Termination. Should a notice of termination of this Agreement be delivered pursuant to Section 5.2 (other than any such termination notice delivered by Hess pursuant to Section 5.2(a) due to a Company default), then the Parties shall, during the pendency of such termination, use their commercially reasonable efforts to agree upon a transition services agreement.

ARTICLE 6

GENERAL PROVISIONS

6.1 Accuracy of Recitals. The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

6.2 Notices. All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such party shown below:

If to the General Partner: Hess Midstream GP LP 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email: With a copy to: Hess Midstream GP LLC 1501 McKinney Street Houston, TX 77010 Attn: Fax: Email:	If to Hess: Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email: With a copy to: Hess Corporation 1185 Avenue of the Americas New York, NY 10036 Attn: Fax: Email:

Any notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic mail transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee

Exhibit H-7

after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Party are to be addressed by giving written notice to the other Parties in the manner provided in this Section 6.2.

6.3 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

6.4 Modifications. This Agreement may be amended or modified only by a written instrument executed by each of the Parties other than MLP GP LP and MLP GP LLC. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

6.5 Release of MLP GP LLC and MLP GP LP. Each of the Parties hereby agrees that (a) all of the respective rights of MLP GP LLC and MLP GP LP under the Original Agreement are hereby terminated; (b) all of the obligations of any of the other Parties under the Original Agreement to MLP GP LLC and MLP GP LP, as applicable, are hereby terminated; and (c) such other Parties are released from any further liabilities or obligations under the Original Agreement other than liabilities or obligations of such other Party (including the obligation to pay amounts payable under Article 3 of the Original Agreement) that have accrued prior to such termination, to the extent such liabilities and obligations have not otherwise been assumed by or become liabilities and obligations of the other Parties, as applicable, prior to the Effective Date.

6.6 No Third Party Beneficiaries. No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, the Seconded Employees. In furtherance but not in limitation of the foregoing: (a) nothing in this Agreement shall be deemed to provide any Seconded Employee with a right to continued Secondment or employment and (b) nothing in this Agreement shall be deemed to constitute an amendment to any Benefit Plan or limit in any way the right of Hess and its ERISA Affiliates to amend, modify or terminate, in whole or in part, any Benefit Plan which may be in effect from time to time.

6.7 Relationship of the Parties. Nothing in this Agreement will constitute the members of the Public Company Group, Hess or its Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

6.8 Assignment. Neither Party will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder. Unless written consent is not required under this Section 6.8, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.

6.9 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

6.10 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

6.11 Time of the Essence. Time is of the essence in the performance of this Agreement.

6.12 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the

Exhibit H-8

Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

6.13 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

6.14 Delay or Partial Exercise Not Waiver. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

6.15 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

6.16 Waiver. To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.

6.17 Incorporation of Exhibits by References. Each of the Exhibits to this Agreement is hereby incorporated by reference herein as if it were set out in full in the text of this Agreement.

[Signature pages follow.]

Exhibit H-9

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

HESS CORPORATION

By:
Name:
Title:

HESS TRADING CORPORATION

By:
Name:
Title:

HESS MIDSTREAM GP LLC

By:
Name:
Title:

HESS MIDSTREAM GP LP

By:	Hess Midstream GP LLC, its general partner

By:
Name:
Title:

Solely for the limited purposes of Section 6.5:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

Signature Page to Amended and Restated Employee Secondment Agreement

EXHIBIT A

Definitions

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (a) no member of the Public Company Group shall be deemed to be an “Affiliate” of Hess nor shall Hess be deemed to be an “Affiliate” of any member of the Public Company Group, (b) a Person who is a limited partnership and has a common general partner with another Person, directly or indirectly, shall be deemed to be an “Affiliate” of such other Person, and (c) no member of the Public Company Group shall be deemed to be an “Affiliate” of any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person, nor shall any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person be deemed to be an “Affiliate” of any member of the Public Company Group.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” means the assets owned or operated by any member of the Public Company Group.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by Hess or any of its ERISA Affiliates, or under which either Hess or any of its ERISA Affiliates may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means any day except for Saturday, Sunday or a legal holiday in Texas.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Employee Functions” has the meaning set forth in Section 2.1.

“End Date” has the meaning set forth in Section 2.2(b).

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with an Operator under Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended, or Section 4001(b)(1) of ERISA.

“General Partner” has the meaning set forth in the Preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hess” has the meaning set forth in the Preamble to this Agreement.

“Hess Corp.” has the meaning set forth in the Preamble to this Agreement.

“HIP GP” means Hess Infrastructure Partners GP LLC, a Delaware limited liability company.

“HTC” has the meaning set forth in the Preamble to this Agreement.

“Initial Term” has the meaning set forth in Section 5.1.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional two percentage points (or, if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).

“Loss” or “Losses” means any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.

“New HESM” has the meaning set forth in the Preamble to this Agreement.

“New HESM GP LP” has the meaning set forth in the Preamble to this Agreement.

“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of the date hereof, by and among Hess Corp., New HESM GP LP and New HESM GP LLC, and the other parties thereto, as such may be amended, supplemented or restated from time to time.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Period of Secondment” has the meaning set forth in Section 2.2.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Public Company Group” means, at any date of determination, (a) New HESM, (b) the Company, (c) New HESM GP LP, (d) HESM and (e) the respective Subsidiaries of New HESM, the Company, New HESM GP LP and/or HESM, all of the foregoing being treated as a single consolidated entity.

“Renewal Term” has the meaning set forth in Section 5.1.

“Seconded Employees” means those employees of Hess and its Affiliates who are engaged in providing the Employee Functions to the General Partner from time to time.

“Secondment” means each assignment of any Seconded Employee to the General Partner from Hess in accordance with the terms of this Agreement.

“Secondment Fee” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Total Services Costs” has the meaning set forth in Section 3.1(a).

EXHIBIT B

Employee Functions

The Employee Functions to be provided by the Seconded Employees of Hess Corp. include, but are not limited to, the following functions with respect to the Assets and/or the businesses of the Public Company Group:

•	Executive Oversight (including select positions involving legal, tax and management of key controls and processes);

•	Business Development;

•	Corporate Development (including Treasurer, Controller and Corporate Secretary functions);

•	Unitholder and Investor Relations;

•	Communications and Public Relations; and

•

Such other operational, commercial and business functions that are necessary to develop and execute the business strategy of the Public Company Group including, without limitation, expansion of existing facilities; acquisition of new facilities, customers or key suppliers; and determine key investment decisions and structures.

The Employee Functions to be provided by the Seconded Employees of HTC include, and are limited to, the following functions with respect to the Assets and/or the businesses of the Public Company Group:

•	Coordination of scheduling of rail tank cars with railroad owners and related suppliers, service providers and customers.

EXHIBIT I

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [●] (the “Effective Date”) by and among Hess Midstream LP, a Delaware limited partnership (the “Company”), Hess Midstream GP LP, a Delaware limited partnership (“New HESM GP LP”), Hess Midstream GP LLC, a Delaware limited liability company (“New HESM GP LLC”), Hess Investments North Dakota LLC, a Delaware limited liability company (“Hess”), and GIP II Blue Holding Partnership, L.P., a Delaware limited partnership (“GIP”). Hess and GIP are collectively referred to herein as the “Sponsors” and individually as a “Sponsor.” The Company, New HESM GP LP, New HESM GP LLC and the Sponsors are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on April 10, 2017, Hess Midstream Operations LP, a Delaware limited partnership formerly known as Hess Midstream Partners LP (“HESM”), Hess Midstream Partners GP LP, a Delaware limited partnership, and Hess Midstream Partners GP LLC, a Delaware limited liability company, and the Sponsors entered into that certain Registration Rights Agreement (the “Original Agreement”) pursuant to which HESM provided the Sponsors with certain registration rights with respect to certain equity interests of HESM;

WHEREAS, the Parties and certain of their respective Affiliates are party to that certain Partnership Restructuring Agreement, dated as of October [3], 2019, pursuant to which (a) New HESM will acquire equity interests in and will, following the consummation of the transactions contemplated thereby, control HESM and HESM will become the operating company of New HESM, and (b) the Sponsors will hold HESM Class B Units (as defined herein) that are exchangeable for Class A Shares (as defined herein); and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety to provide each Sponsor with certain registration rights with respect to the Class A Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, (a) a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person, and (b) with respect to any investment fund or similar vehicle, (i) any Person who Controls, is Controlled by, or is under common Control with, such investment fund or similar vehicle and (ii) if such investment fund or similar vehicle is a partnership, a Person who has a common general partner with such investment fund or similar vehicle.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York or the State of Texas shall not be regarded as a Business Day.

“claim” has the meaning set forth in Section 5(a).

“Class A Shares” has the meaning set forth in the Company Agreement.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

Exhibit I-1

“Company” has the meaning set forth in the preamble.

“Company Agreement” means the Amended and Restated Agreement of Limited Partnership of the Company, dated as of [●], as the same may be amended, supplemented or restated from time to time.

“Company Securities” means any class or series of equity interest in the Company.

“Control” and its derivatives mean (a) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; (b) with respect to a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation; (c) with respect to a partnership (whether general or limited), ownership, directly or indirectly, of more than 50% of the general partner interests of such partnership; or (d) with respect to any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights in such entity, whether by contract or otherwise.

“Demand Eligible Holder” has the meaning set forth in Section 2(a)(ii).

“Demand Notice” has the meaning set forth in Section 2(a)(i).

“Demand Registration” has the meaning set forth in Section 2(a)(i).

“Effective Date” has the meaning set forth in the preamble.

“Effectiveness Period” has the meaning set forth in Section 2(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means New HESM GP LP and its successor and permitted assigns that are admitted to the Company as general partner of the Company, in its capacity as the general partner of the Company (except as the context otherwise requires).

“GIP” has the meaning set forth in the preamble.

“HESM” has the meaning set forth in the preamble.

“HESM Agreement” means the Third Amended and Restated Agreement of Limited Partnership of HESM, dated as of [●], as the same may be amended, supplemented or restated from time to time.

“HESM Class B Units” means the “Class B Units” as defined in the HESM Agreement.

“Hess” has the meaning set forth in the preamble.

“Holder” means (a) any Sponsor who holds Registrable Securities, (b) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 7(e) hereof or (c) the General Partner, if the General Partner is a holder of Registrable Securities.

“Indemnified Persons” has the meaning set forth in Section 5.

“Initiating Holder” has the meaning set forth in Section 2(a)(i).

“New HESM GP LLC” has the meaning set forth in the preamble.

“New HESM GP LP” has the meaning set forth in the preamble.

Exhibit I-2

“Original Agreement” has the meaning set forth in the recitals.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means an individual or group, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Eligible Holder” has the meaning set forth in Section 2(b)(i).

“Piggyback Notice” has the meaning set forth in Section 2(b)(i).

“Piggyback Registration” has the meaning set forth in Section 2(b)(i).

“Piggyback Request” has the meaning set forth in Section 2(b)(i).

“Pro Rata” means, with respect to Holders who have requested to include Registrable Securities in a Registration Statement, apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Demand Notice relating to such request.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (a) the aggregate number of Class A Shares issuable or issued to a Holder in a Share Settlement in connection with the redemption or exchange of HESM Class B Units owned by a Sponsor in accordance with the terms of the HESM Agreement (and, for the avoidance of doubt, each Sponsor shall be deemed to hold the Registrable Securities so issuable in respect of the HESM Class B Units owned by such Sponsor); (b) any securities of New HESM or any successor to New HESM issued or issuable with respect to the securities referred to in clause (a) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (c) any other Class A Shares held by the Sponsors from time to time; provided, however, that Registrable Securities shall not include any Company Securities for which Rule 144 of the Securities Act or another exemption from registration is available to enable the holder of such Company Securities to dispose of the number of Company Securities it desires to sell at the time and price it desires to do so without registration under the Securities Act or other similar applicable law (and without any limitation on volume, timing, recipients or intended method or methods of distribution, including through the use of an underwriter, that would not be applicable with a Registration Statement).

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

Exhibit I-3

“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel and advisors for any Selling Holder.

“Selling Holder” means any Holder selling any Registrable Securities in any offering made pursuant to a Registration Statement hereunder.

“Share Settlement” has the meaning given to such term in the HESM Agreement.

“Shelf Registration Statement” means a Registration Statement made pursuant to Rule 415 of the Securities Act.

“Sponsors” has the meaning set forth in the preamble.

“Stand-Off Period” has the meaning set forth in Section 7(f).

“Suspension Period” has the meaning set forth in Section 2(a).

“Trading Day” means a day during which trading in the Class A Shares on the Trading Market generally occurs.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Documents” means, collectively, this Agreement, the Company Agreement, the HESM Agreement, the Transaction Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Underwritten Offering” means an offering pursuant to a Registration Statement in which Company Securities are sold to an underwriter on a firm commitment basis for reoffering to the public.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to

Exhibit I-4

this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

2. Registration.

(a) Demand Registration.

(i) At any time after the Effective Date, any Holder that holds Registrable Securities (the “Initiating Holder”) shall have the option and right, exercisable by delivering a written notice to the Company (a “Demand Notice”), to require the Company to, pursuant to the terms and subject to the limitations set forth in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms set forth in the Demand Notice (a “Demand Registration”). Upon receipt of a Demand Notice from any Initiating Holder (the “Initiating Holder”), the Company shall file with the Commission as promptly as reasonably practicable a Registration Statement providing for the offer and sale of the Registrable Securities identified in such Demand Notice, which Registration Statement may, at the option of the Initiating Holder, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice. The Company shall have the right to elect that any Demand Registration be made pursuant to a Shelf Registration Statement. The Company shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein for not less than six months following such Registration Statement’s effective date or such shorter period when all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”); provided, however, that the Company shall not be required to effect the registration of Registrable Securities pursuant to this Section 2(a) unless at least an aggregate of 1,500,000 Registrable Securities (as adjusted to reflect splits, combinations, dividends and recapitalizations) are offered or the Registrable Securities are offered at an aggregate proposed offering price of not less than $30 million. In the event the Company receives a Demand Notice from one or more Holders request that satisfies the conditions set forth in the immediately preceding sentence, the Company shall retain such underwriters and bookrunning managers as are mutually agreed by the Company and the Selling Holders in order to permit such Selling Holders to offer and sell the Registrable Securities set forth in the Demand Notice through an Underwritten Offering. The Company and such Selling Holders shall enter into an underwriting agreement in customary form and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions set forth in the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement or as the General Partner may determine is reasonably necessary to effect such Underwritten Offering. Any Holder may withdraw from such Underwritten Offering by notice to the Company and the managing underwriter, provided such notice is delivered prior to the launch of such Underwritten Offering.

(ii) Within five (5) Trading Days of the Company’s receipt of a Demand Notice, the Company shall give written notice of such Demand Notice to all Holders eligible to participate in the Demand

Exhibit I-5

Registration pursuant to this Section 2(a) (the “Demand Eligible Holders”). and shall, subject to the limitations of this Section 2(a), as promptly as is reasonably practicable, file a Registration Statement covering all of the Registrable Securities that the Demand Eligible Holders shall in writing request (such request to be given to the Company within five (5) Trading Days of receipt of such notice of the Demand Notice given by the Company pursuant to this Section 2(a)(ii)) to be included in such Demand Registration as directed by the Initiating Holder in the Demand Notice.

(iii) Subject to the other limitations contained in this Agreement, the Company is not obligated hereunder to effect more than (A) one (1) Demand Registration on Form S-1 (or any equivalent or successor form under the Securities Act) in any twelve (12) month period and (B) two (2) Demand Registrations on Form S-3 (or any equivalent or successor form under the Securities Act) in any twelve (12) month period.

(iv) Notwithstanding any other provision of this Section 2(a), the Company shall not be required to effect a registration or file a Registration Statement pursuant to this Section 2(a), and may suspend the use of an effective Registration Statement: (A) during the period starting with the date that is sixty (60) days prior to the General Partner’s good faith estimate of the date of filing of, and ending on the date that is ninety (90) days after the effective date of, a Company-initiated registration that is approved by the board of directors of the General Partner, provided that the Company is actively employing commercially reasonable efforts to cause such registration statement to become effective; (B) for a period of up to ninety (90) days after the date a Demand Notice is received by the Company pursuant to this Section 2(a) if the General Partner determines that the Company’s compliance with its obligations under this Agreement would be detrimental to the Company because such registration would be reasonably likely to (x) materially interfere with a significant acquisition, financing, merger, reorganization or other similar transaction involving the Company or otherwise have a material adverse effect on the Company, (y) require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) render the Company unable to comply with requirements under applicable securities laws (any such period, a “Suspension Period”); provided, however, that in no event shall the Company postpone or defer any Demand Registration pursuant to this Section 2(a)(iv) for more than an aggregate of one hundred and eighty (180) days in any twelve (12) month period.

(v) Notwithstanding any other provision of this Section 2(a), in the event that the managing underwriter of an Underwritten Offering advises the Company and the Demand Eligible Holders in writing that, in such managing underwriter’s opinion, the inclusion of all or some Registrable Securities of Demand Eligible Holders in a subject Registration Statement would have a material adverse effect on the timing or success of the Underwritten Offering (including the price received for the securities to be offered in such Underwritten Offering), the total number of Registrable Securities of each Demand Eligible Holder that shall be included in such Underwritten Offering shall be reduced on a Pro Rata basis until the total number of Registrable Securities offered in such Underwritten Offering will not, in the opinion of the managing underwriter, have such a material adverse effect. Any Registrable Securities excluded or withdrawn from such Underwritten Offering shall be withdrawn from the registration.

(vi) The Company may include in any such Demand Registration other Company Securities for sale for its own account or for the account of any other Person; provided that if the managing underwriter for the offering determines that the number of Company Securities proposed to be offered in such offering would have a material adverse effect on the timing or success of such offering (including the price received for the securities to be offered in such offering), then the Registrable Securities to be sold by the Demand Eligible Holders shall be included in such registration before any Company Securities proposed to be sold for the account of the Company or any other Person. Any such Registrable Securities to be offered in such offering shall be allocated among the Demand Eligible Holders on a Pro Rata basis.

Exhibit I-6

(vii) Subject to the limitations contained in this Agreement, the Company shall effect any Demand Registration on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Demand Registration shall be effected on another appropriate form for such purpose pursuant to the Securities Act) and if the Company becomes, and is at the time of its receipt of a Demand Notice, a WKSI, the Demand Registration for any offering and selling of Registrable Securities through a firm commitment underwriting shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to the Company); provided, however, that if at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(viii) Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(a), the Company shall, (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities laws of such states as the Demand Eligible Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be necessary or appropriate or reasonably requested by the Demand Eligible Holders to enable such Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(ix) In the event a Holder transfers Registrable Securities included on a Registration Statement in accordance with Section 7(e), and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Company shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement.

(x) The Company shall use commercially reasonable efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use commercially reasonable efforts to remain eligible to use Form S-3, including by timely filing all reports with the Commission and meeting the other requirements of the Exchange Act.

(xi) Whenever an Underwritten Offering has been initiated, each Holder participating in such Underwritten Offering shall, if applicable, cause such Registrable Securities to be redeemed or exchanged for Class A Shares in accordance with the terms of the HESM Agreement before or substantially concurrently with the sale of such Registrable Securities.

(b) Piggyback Registration.

(i) At any time after the Effective Date, if the Company shall propose at any time to file a Registration Statement, other than pursuant to a Demand Registration, for an offering of Company Securities for cash (other than an offering relating to an employee benefit plan or dividend reinvestment plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Company shall promptly notify all Holders eligible to participate in such offering (each a “Piggyback Eligible Holder”) of such proposal reasonably in advance of (and in any event at least five (5) Business Days before) the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity

Exhibit I-7

to include for registration in such Registration Statement the number of Registrable Securities as they may request (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to include in such Registration Statement such number of Registrable Securities held by any Holder as each Holder shall request in a written notice (a “Piggyback Request”) to the Company within two Business Days of such Holder’s receipt of such Piggyback Request from the Company. If a Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of Company Securities, all upon the terms and conditions set forth herein.

(ii) If the Registration Statement under which the Company gives notice under this Section 2(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned upon such Piggyback Eligible Holder’s participation in such underwriting and the inclusion of such Piggyback Eligible Holder’s Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Company and the Holder in writing that, in such managing underwriter’s opinion, the inclusion of all or some Registrable Securities of Piggyback Eligible Holders would have a material adverse effect on the timing or success of the Underwritten Offering (including the price received for the securities to be offered in such Underwritten Offering), the amount of Registrable Securities of each Selling Holder that shall be included in such Underwritten Offering shall be reduced on a Pro Rata basis until the total number of Registrable Securities offered in such Underwritten Offering will not, in the opinion of the managing underwriter, have such a material adverse effect. In connection with any such Underwritten Offering, the Company and the Selling Holders involved shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering by the Company and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement or as the General Partner may determine is reasonably necessary to effect such Underwritten Offering. Any Holder may irrevocably withdraw from such Underwritten Offering by delivering written notice to the Company and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering; provided further that, if such withdrawal results in the termination of such Underwritten Offering, such Holder shall reimburse the Company for any costs reasonably incurred by the Company with respect to such Underwritten Offering. The Company shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 2(b) prior to the effective date of the Registration Statement or the pricing date of the applicable Underwritten Offering, as applicable. For any Piggyback Eligible Holder that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, subsidiaries, parents and Affiliates of such Piggyback Eligible Holder, or the estates and family members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Piggyback Eligible Holder,” and any Pro Rata reduction with respect to such “Piggyback Eligible Holder” shall be based upon the aggregate amount of securities carrying registration rights owned by all entities and individuals included in such “Piggyback Eligible Holder,” as defined in this sentence.

(iii) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(b) prior to the Effective Date of such Registration Statement whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4 hereof.

Exhibit I-8

(c) Any Demand Notice or Piggyback Request shall (i) specify the Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder’s present intent to offer such Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action as may reasonably be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(d) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(e) The Company has not entered into and, unless agreed in writing by each of the Sponsors, on or after the date of this Agreement will not enter into, any agreement which (a) is inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (b) other than as set forth in this Agreement or in the Company Agreement, would allow any holder of Company Securities to include Company Securities in any Registration Statement filed by the Company on a basis that is superior or more favorable in any material respect to the rights granted to the Holders hereunder.

3. Registration Procedures.

The procedures to be followed by the Company and each Holder that elects to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Company and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) The Company will furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Company will not have any obligation to provide any document pursuant to clauses (i) or (ii) above that is available on the Commission’s website.

(b) Each Selling Holder will provide to the Company such information regarding such Selling Holder that is reasonably requested by the Company for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder or as the General Partner otherwise deems necessary or appropriate in order for the Company to fulfill its obligations under this Agreement. Such Selling Holder will promptly notify the Company of any change in any such information provided by such Selling Holder.

(c) If applicable, the Company will use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process or taxation in any jurisdiction where it is not then so subject.

Exhibit I-9

(d) The Company will promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto.

(e) The Company will immediately notify each Selling Holder and each applicable underwriter, and each Selling Holder will immediately notify the Company, at any time when a prospectus is required to be delivered under the Securities Act, when the Company or such Selling Holder, as applicable, becomes aware of (i) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus contained therein, in the light of the circumstances under which a statement is made) and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; provided, however, that no notice by the Company shall be required pursuant to this clause (iii) in the event that the Company either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) The Company and each Selling Holder will enter into customary agreements and take such other actions as are reasonably requested by, as applicable, the General Partner, the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are reasonable and customary in such securities offerings.

(g) The Company will use commercially reasonable efforts to, as promptly as reasonably practicable, (i) prepare and file with the Commission such amendments, including post- effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling Holders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company.

(h) If any Registrable Securities are certificated or if otherwise agreed by the Company, the Company will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing

Exhibit I-10

Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(i) In the event such Holders seek to complete an underwritten offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Company will make available upon reasonable notice at the Company’s principal place of business or such other reasonable place for inspection by the managing underwriter or managing underwriters such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(j) In connection with any registration of Registrable Securities pursuant to this Agreement, the Company will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(k) The Company will use commercially reasonable efforts to avoid the issuance of, or, if issued, to obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

4. Registration Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Company, all Registration Expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Agreement shall be paid by the Company; provided, however, that any Selling Expenses related to a Registration Statement or an Underwritten Offering that includes Registrable Securities pursuant to this Agreement shall be paid by the Selling Holders. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Company Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

Exhibit I-11

5. Indemnification.

(a) If requested by a Holder, the Company shall indemnify and hold harmless each underwriter, if any, engaged in connection with any registration referred to in Section 2 and provide representations, covenants, opinions and other assurances to any underwriter in form and substance reasonably satisfactory to such underwriter and the Company. Further, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 5 individually as a “claim” and collectively as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such claim (x) arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof or (y) is attributable to a claim arising from offers or sales of Registrable Securities that are made by a Selling Holder during a period that the Selling Holder knows is a Suspension Period.

(b) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, the General Partner, the General Partner’s officers and directors and each Person who controls the Company or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(c) The provisions of this Section 5 shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Agreement may have pursuant to law, equity, contract or otherwise. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

6. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

7. Miscellaneous.

(a) Remedies. In the event of a breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including

Exhibit I-12

recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(e), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this Section 7(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. The Company shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 7(d) prior to 5:00 p.m. (Eastern Standard Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company, New HESM GP LP or New HESM GP LLC:	c/o Hess Midstream GP LLC 1185 Avenue of the Americas, 40th Floor New York, New York 10036 Attention: General Counsel Telephone: 212-536-8004 Facsimile: 212-536-8241 Email: TGoodell@hess.com

With a copy (which shall not constitute notice) to:	Hess Midstream LP c/o Hess Midstream GP LLC 1501 McKinney Street Houston, Texas 77010 Attention: Chief Financial Officer Telephone: 713-496-8252 Facsimile: 713-496-8028 Email: JStein@hess.com

Exhibit I-13

If to GIP:

GIP II Blue Holding Partnership, L.P.

c/o Global Infrastructure Management, LLC

1345 Avenue of the Americas, 30th Floor
New York, New York 10105

Attention: William Brilliant

Telephone: (212) 315-8180

Facsimile: (646) 282-1580

Email: will.brilliant@global-infra.com

With a copy (which shall not constitute notice) to:

GIP II Blue Holding Partnership, L.P.

c/o Global Infrastructure Management UK LLP

5 Wilton Road, Sixth Floor

London SW1V 1AN

United Kingdom

Attention: Joseph Blum, General Counsel

Telephone: +44 207 798 0430

Facsimile: +44 207 798 0530

Email: joe.blum@global-infra.com

If to Hess:	Hess Investments North Dakota LLC
c/o Hess Corporation
1185 Avenue of the Americas, 40th Floor
New York, New York 10036
Attention: General Counsel
Telephone: 212-536-8004
Facsimile: 212-536-8241
Email: TGoodell@hess.com

With a copy (which shall not constitute notice) to:	Hess Investments North Dakota LLC
c/o Hess Corporation
1501 McKinney Street
Houston, Texas 77010
Attention: Chief Financial Officer
Telephone: 713-496-8252
Facsimile: 713-496-8028
Email: JStein@hess.com

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 7(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Company and each of the Sponsors. Notwithstanding anything in the foregoing to the contrary, the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to (i) any of its Affiliates or (ii) a transferee of Registrable Securities in which the amount of securities transferred represents 7.5% or more of the total number of Registrable Securities on the Effective Date; provided (x) the Company is, within a reasonable time after such assignment, furnished with written notice of the name and address of such assignee and the Registrable Securities with respect to which such registration rights are being

Exhibit I-14

assigned and (y) such assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Company may not assign its respective rights or obligations hereunder without the prior written consent of each of the Sponsors.

(f) “Market Stand-Off” Agreement. In connection with any underwritten offering of Company Securities, each Holder that, together with its Affiliates, holds five percent (5%) or more of the Company’s voting securities (each, a “5% Holder”) hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Company Securities held by such Holder (other than those included in such offering) for a period specified by the representative of the underwriters of Company Securities not to exceed ninety (90) days following the closing date of the offering of Company Securities (the “Stand-Off Period”); provided that all officers and directors of the General Partner and each Holder that, together with its Affiliates, holds at least five percent (5%) of the Company’s voting securities enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such Stand-Off Period. Each 5% Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Company Securities, each Holder shall provide, within three (3) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company Securities pursuant to a Registration Statement. The obligations described in this Section 7(f) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to Class A Shares (or other securities) subject to the foregoing restriction until the end of the Stand-Off Period.

(g) Specific Performance. Damages in the event of breach of Section 5 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

(h) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(j) Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from and thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the fullest extent permitted by applicable law, in such federal court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Exhibit I-15

(k) Waiver of Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Sections 7(i) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Entire Agreement. This Agreement, together with each of the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written that may have been made or entered into by or among any of the Parties or any of their respective affiliates relating to the transactions contemplated hereby.

(o) Headings; Section References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

Exhibit I-16

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HESS MIDSTREAM LP
By: Hess Midstream GP LP, its general partner
By: Hess Midstream GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM GP LP
By: Hess Midstream GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM GP LLC

By:
Name:
Title:

HESS INVESTMENTS NORTH DAKOTA LLC

By:
Name:
Title:

GIP II BLUE HOLDING PARTNERSHIP, L.P.
By: GIP BLUE HOLDING GP, LLC,
its general partner

By:
Name:
Title:

Signature Page to Amended and Restated Registration Rights Agreement

ANNEX B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2019 (this “Agreement”), is entered into by and among Hess Midstream LP, a Delaware limited partnership (“New HESM”), Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream New Ventures II, LLC, a Delaware limited liability company and wholly owned subsidiary of New HESM (“Merger Sub”), Hess Midstream Partners LP, a Delaware limited partnership (“HESM”), Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of HESM (“MLP GP LP”), and Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the limited partner of New HESM (“HIP GP LLC”). Each of the foregoing is sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the respective meanings given to such terms in that certain Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Partnership Restructuring Agreement”), by and among New HESM, New HESM GP LP, Merger Sub, HESM, MLP GP LP, HIP GP LLC, and the other parties thereto.

RECITALS

WHEREAS, pursuant to Section 15.1 of the HESM Partnership Agreement, MLP GP LP, in its capacity as the general partner of HESM, has determined, in connection with the recent enactment of federal income tax legislation, that the HESM Common Units held by Persons who are not Affiliates of MLP GP LP should be converted into or exchanged for interests in a newly formed entity taxed as a corporation for U.S. federal (and applicable state and local) income tax purposes (such exchange, the “Exchange”);

WHEREAS, the Conflicts Committee of the HESM Board has (i) received an opinion of Intrepid Partners, LLC, the financial advisor to the Conflicts Committee, that the consideration to be received by the public holders of HESM Common Units (the “Public Limited Partners”) upon the consummation of the transactions contemplated by the Partnership Restructuring Agreement and this Agreement is fair, from a financial point of view, to the Public Limited Partners, (ii) approved this Agreement and the transactions contemplated hereby, with such approval constituting “Special Approval” (as such term is defined in the HESM Partnership Agreement) for all purposes of the HESM Partnership Agreement, including Section 7.9 thereof, and (iii) recommended to the HESM Board that it approve this Agreement and the transactions contemplated hereby;

WHEREAS, the HESM Board has approved this Agreement and the transactions contemplated hereby;

WHEREAS, the Parties are entering into this Agreement in connection with the Partnership Restructuring Agreement and in order to effectuate the Exchange; and

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into HESM pursuant to the provisions of the DRULPA and DLLCA, whereupon HESM shall continue as the surviving entity.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into HESM (the “Merger”), the separate limited liability company existence of Merger Sub will cease and HESM will continue its existence as a Delaware limited partnership under the DRULPA as the surviving entity in the Merger under the name “Hess Midstream Operations LP” (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DLLCA and the DRULPA, as applicable.

2.    Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as the Parties may agree in writing), the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as is reasonably satisfactory to the Parties and as may be required by, and in accordance with, the applicable provisions of the DRULPA and the DLLCA. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

3.    Effect of Merger.

(a)    At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the Certificate of Merger, the DRULPA and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, purposes and franchises of HESM and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, duties and penalties of HESM and Merger Sub shall become the debts, liabilities, obligations, restrictions, duties and penalties of the Surviving Entity.

(b)    New HESM GP LP hereby consents to the admission to New HESM, as a limited partner of New HESM, of each holder of HESM Common Units who is issued New HESM Class A Shares in exchange for such holder’s HESM Common Units pursuant to this Agreement.

4.    Organizational Documents.

(a)    Certificate of Limited Partnership. At the Effective Time and in conjunction with the filing of the Certificate of Merger, the certificate of limited partnership of HESM immediately prior to the Effective Time shall, except as amended by the Certificate of Merger, be the certificate of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)    Agreement of Limited Partnership. At the Effective Time and in conjunction with the filing of the Certificate of Merger, the limited partnership agreement of HESM immediately prior to the Effective Time shall be the limited partnership agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Law.

5.    Effect of Merger on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any equity interests of Merger Sub or HESM or any other Person:

(a)    the limited liability company interests in Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into 17,062,655 validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) HESM Common Units (the “Converted HESM Common Units”) and New HESM shall be admitted as a limited partner of HESM in respect of the Converted HESM Common Units;

(b)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time (other than any HESM Common Units held by the Existing Sponsors or the HIP Entities as of immediately prior to the Effective Time) (the “Public Unitholder HESM Units”) shall be converted into the right to receive one validly issued, fully paid and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) New HESM Class A Share, and each holder thereof, upon receipt of such New HESM Class A Share, shall be admitted as a limited partner of New HESM;

(c)    each HESM Common Unit issued and outstanding as of immediately prior to the Effective Time and held by the Existing Sponsors or the HIP Entities shall remain outstanding;

(d)    each HESM Subordinated Unit issued and outstanding as of immediately prior to the Effective Time shall remain outstanding;

(e)    each Phantom Unit issued and outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall cease to represent a phantom unit denominated in HESM Common Units and shall be converted into a phantom unit denominated in New HESM Class A Shares (each, a “New HESM Phantom Share”). The number of New HESM Class A Shares subject to each New HESM Phantom Share shall be equal to the number of HESM Common Units subject to such Phantom Unit immediately prior to the Effective Time and each New HESM Phantom Share shall otherwise have and be subject to the same terms and conditions, including distribution equivalent rights, if applicable, as applied to the corresponding Phantom Unit as of immediately prior to the Effective Time;

(f)    each HESM IDR issued and outstanding as of immediately prior to the Effective Time shall remain outstanding; and

(g)    the HESM General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain outstanding and MLP GP LP shall continue to serve as the general partner of HESM following the Effective Time.

6.    Additional Provisions Relating to Phantom Units.

(a)    At the Effective Time, any then-accumulated distribution equivalent amounts payable pursuant to distribution equivalent rights with respect to each Phantom Unit will carry over and be paid to the holder upon, and subject to, the vesting of the New HESM Phantom Share that corresponds to the Phantom Unit to which such distribution equivalent amounts related.

(b)    At or prior to the Effective Time, HESM and the HESM Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Phantom Units and to give effect to the conversion of the Phantom Units as contemplated pursuant to Section 5(e). HESM shall take all actions necessary to ensure that from and after the Effective Time, neither New HESM nor the Surviving Entity will be required to deliver HESM Common Units or other partnership interests of HESM to any Person pursuant to or in settlement of Phantom Units.

(c)    New HESM shall take all actions that are necessary for the assumption of the Phantom Units pursuant to Section 5(e), including the reservation, registration, issuance and listing of New HESM Class A Shares as necessary to effect the transactions contemplated by Section 5(e).

7.    Delivery of Merger Consideration; Procedures for Surrender.

(a)    Exchange Agent. At or prior to the Effective Time, New HESM shall deposit or cause to be deposited with an exchange agent selected by New HESM with HESM’s prior approval (which approval shall not be unreasonably conditioned, withheld or delayed), to serve as the exchange agent (the “Exchange Agent”) for the benefit of the holders of Public Unitholder HESM Units, an aggregate number of New HESM Class A Shares to be issued to such holders in uncertificated form or book-entry form. In addition, New HESM shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any distributions, if any, to which the holders of Public Unitholder HESM Units may be entitled pursuant to Section 7(c) with both a record and payment date after the Effective Time and prior to the surrender of such Public Unitholder HESM Units pursuant to the terms of this Agreement. Such number of New HESM Class A Shares and the amount of any distributions deposited with the Exchange Agent pursuant to this Section 7(a) are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by New HESM. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)    Procedures for Surrender.

(i)    Promptly after the Effective Time (and in any event within three Business Days thereafter), New HESM shall cause the Exchange Agent to mail to each holder of record of Public Unitholder HESM Units that are represented by (i) a certificate formerly representing any of the Public Unitholder HESM Units (a “Certificate”) or (ii) a book-entry account formerly representing any non-certificated Public Unitholder HESM Units (a “Book- Entry Unit”) not held through The Depositary Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to such Public Unitholder HESM Units shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 7(f)) or transfer of the Book-Entry Unit to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Units), such materials to be in such form and have such other provisions as New HESM desires with approval of HESM (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (B) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Units to the Exchange Agent in exchange for the New HESM Class A Shares to be issued in consideration therefor and distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. With respect to Book-Entry Units held through DTC, New HESM and HESM shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 11:30 a.m. (New York Time) on the Closing Date, on the first Business Day after the Closing Date), upon surrender of Public Unitholder HESM Units held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the New HESM Class A Shares to be issued in consideration therefor and distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(ii)    Upon surrender to the Exchange Agent of Public Unitholder HESM Units that are represented by Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 7(f)) or that are represented by Book-Entry Units, by book-receipt of an “agent’s message” in customary form by the Exchange Agent in connection with the transfer of Book-Entry Units, in accordance with the terms of the Letter of Transmittal and accompanying instructions or, with respect to Book-Entry Units held through DTC, in accordance with DTC’s customary procedures (it being understood that the holders of Book-Entry Units shall be deemed to have surrendered such units upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) and such other procedures as agreed by New HESM, HESM, the Exchange Agent and DTC, the holder of such Certificate or Book-Entry Units shall be entitled to receive in exchange therefor (i) the number of New HESM Class A Shares that such holder is entitled to receive pursuant to Section 5 and (ii) cash in the amount of (after giving effect to any required Tax withholdings as provided in Section 7(g)) any unpaid distributions that such holder has the right to receive pursuant to Section 7(c).

(iii)    No interest will be paid or accrued on any amount payable upon due surrender of Public Unitholder HESM Units and any Certificate or ledger entry relating to Book-Entry Units formerly representing HESM Common Units that have been so surrendered shall be cancelled by the Exchange Agent.

(iv)    In the event of a transfer of ownership of certificated Public Unitholder HESM Units that are not registered in the transfer records of HESM, the proper number of New HESM Class A Shares, together with any cash (after giving effect to any required Tax withholdings as provided in Section 7(g)) to be paid upon due surrender of the Certificate and any distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Public Unitholder HESM Units is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable unit transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Units, payment of the New HESM Class A Shares to be issued in consideration therefor and any distributions pursuant to Section 7(c) shall only be made to the Person in whose name such Book-Entry Units are registered in the unit transfer books of HESM. Until surrendered as contemplated by this Section 7(b)(iv), each Certificate and each Book-Entry Unit shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender thereof, (i) the number of New HESM Class A Shares that such holder is entitled to receive pursuant to Section 5 and (ii) cash in the amount of (after giving effect to any required Tax withholdings as provided in Section 7(g)) any unpaid distributions that such holder has the right to receive pursuant to Section 7(c).

(c)    Distributions. All New HESM Class A Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a distribution is declared by New HESM in respect of the New HESM Class A Shares, the record date for which is at or after the Effective Time, such declaration shall include distributions in respect of all New HESM Class A Shares issuable pursuant to this Agreement. No distributions in respect of the New HESM Class A Shares shall be paid to any holder of any unsurrendered Public Unitholder HESM Units until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 7(f)) or Book-Entry Unit is surrendered for exchange in accordance with this Section 7. Subject to the effect of escheat, Tax or other applicable Laws, following such surrender, there shall be issued and/or paid to the holder of record of the New HESM Class A Shares issued in exchange for Public Unitholder HESM Units in accordance with this Section 7, without interest, (i) at the time of such surrender, the distributions in respect of New HESM Class A Shares with a record date at or after the Effective Time and payment date prior to or on the date of surrender, and (ii) at the appropriate payment date, the distributions payable with respect to such New HESM Class A Shares with a record date at or after the Effective Time but with a payment date subsequent to the date of surrender.

(d)    Transfers. At the Effective Time, HESM shall cause the unit transfer books of the Surviving Entity to be closed immediately, and from and after the Effective Time, there shall be no transfers on the unit transfer books of HESM of the Public Unitholder HESM Units that were outstanding immediately prior to the Effective Time.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any New HESM Class A Shares) that remains unclaimed twelve months after the Effective Time shall be delivered to New HESM and, for the avoidance of doubt, shall remain outstanding in accordance with the terms of the New HESM Partnership Agreement. Any holder of Public Unitholder HESM Units that has not theretofore complied with this Section 7 shall thereafter look only to New HESM for delivery of the New HESM Class A Shares issuable as consideration therefor and payment of any distributions in respect thereof payable and/or issuable pursuant to Section 5 and Section 7(c), in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, New HESM, the Exchange Agent or any other Person shall be liable to any former holder of Public Unitholder HESM Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Unit has not been surrendered prior to the date on which the New HESM Class A Shares issuable as consideration therefor would escheat to or become the property of any Governmental Authority, such New HESM Class A Shares issuable as consideration therefor and the cash, if any, to be paid in respect of such Certificate or Book-Entry Unit pursuant to Section 7(c) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of New HESM, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Public Unitholder HESM Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New HESM, the posting by such Person of a bond in customary amount and upon such terms as may be required by New HESM as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the New HESM Class A Shares issuable as consideration therefor and any unpaid distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(g)    Withholding Rights. Each of New HESM, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in New HESM Class A Shares). To the extent that amounts are so withheld by New HESM, the Surviving Entity or the Exchange Agent, as the case may be, such withheld amounts (a) shall be timely remitted by New HESM, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Governmental Authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in New HESM Class A Shares, New HESM, the Surviving Entity or the Exchange Agent shall be treated as having sold such New HESM Class A Shares for an amount of cash equal to the fair market value of such New HESM Class A Shares at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Authority.

(h)    No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available as a result of or with respect to the Merger or the other transactions contemplated by this Agreement.

8.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Section 10, the issued and outstanding limited partner interests of HESM or securities convertible or exchangeable into or exercisable therefor or the issued and outstanding limited partner interests of New HESM or securities convertible or exchangeable into or exercisable therefor, shall have been changed into a different number of units or securities or a different class by reason of any reclassification, unit split (including a reverse unit split), unit distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a distribution paid in units with a record date within such period shall have been declared, then the applicable consideration payable in connection with the Merger pursuant to Section 5 shall be equitably adjusted to provide the holders of limited partner interests of HESM and New HESM the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of any doubt, and notwithstanding anything to the contrary in this Agreement, this Section 8 shall not apply to, and nothing in this Agreement shall prohibit, the issuance of limited partner interests in New HESM for cash or cash equivalents or in connection with the issuance of equity compensation.

9.    Additional Actions. Subject to the terms of this Agreement, the Parties shall take all such reasonable and lawful actions as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated hereby and to comply with the requirements of the DRULPA and the DLLCA. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub, or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and HESM, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and HESM or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

10.    Termination. This Agreement shall be terminated, and the Merger shall be abandoned, at any time prior to the Effective Time upon the termination of the Partnership Restructuring Agreement in accordance with its terms. In the event of such termination and abandonment, this Agreement shall become void and none of the Parties or any of their respective Affiliates, managers, members, partners or officers, as the case may be, shall have any liability with respect to such termination and abandonment except as otherwise provided in the other Transaction Documents.

11.    Amendment and Waiver. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DRULPA and the DLLCA, be supplemented, amended or modified only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Any extension or waiver of the obligations herein of any Party shall be valid only if set forth in an instrument in writing referring to this section and executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12.    Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the principles of conflicts of law.

13.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

14.    No Third Party Beneficiaries. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other Person or confer upon any other Person any benefits, rights or remedies (other than with respect to the rights of holders of Phantom Units and Public Unitholder HESM Units to receive the New HESM Phantom Shares and New HESM Class A Shares, respectively, and any distribution equivalent right and distribution attributable to such New HESM Phantom Shares or New HESM Class A Shares to which such Persons are entitled, in each case, after the Closing, pursuant to Sections 5 through 7 and on the other terms and subject to the conditions hereof, it being acknowledged that no claim with respect to any of the foregoing rights may be made unless and until the Closing has occurred), and no Person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

15.    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

17.    Entire Agreement. This Agreement, the Partnership Restructuring Agreement, each of the other Transaction Documents and each of the other instruments referenced herein and therein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter hereof and thereof. This Agreement, the Partnership Restructuring Agreement, each of the other Transaction Documents and each of the other instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed as of the date first above written.

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LP, its general partner

By:	Hess Midstream Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM NEW VENTURES II, LLC

By:	/s/ John A. Gatling
Name:	John A. Gatling
Title:	President

HESS MIDSTREAM LP

By	HESS MIDSTREAM GP LP, its general partner

By:	HESS MIDSTREAM GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS MIDSTREAM GP LP

By	HESS MIDSTREAM GP LLC, its general partner

By:	/s/ Jonathan C. Stein
Name:	Jonathan C. Stein
Title:	Chief Financial Officer

HESS INFRASTRUCTURE PARTNERS GP LLC

By:	/s/ John A. Gatling
Name:	John A. Gatling
Title:	Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX C

1201 Louisiana Street, Suite 600 Houston, TX 77002 713.292.0863 540 Madison Avenue, 25th Floor New York, NY 10022 212.388.5020 www.intrepidfp.com

October 3, 2019

The Conflicts Committee of the Board of Directors

Hess Midstream Partners GP LLC

1501 McKinney Street

Houston, TX 77010

Members of the Committee:

We understand that Hess Midstream Partners LP (“HESM”), Hess Midstream Partners GP LLC (the “General Partner”), the general partner of Hess Midstream Partners GP LP, the general partner of HESM, Hess Investments North Dakota LLC (“HINDL”), GIP II Blue Holding Partnership, L.P. (“GIP” and, together with HINDL, the “Sponsors”) and certain other parties propose to enter into a Partnership Restructuring Agreement (the “Restructuring Agreement”), and that HESM, Hess Midstream LP (“New HESM”), a newly formed limited partnership which will elect to be taxed as a corporation for federal income tax purposes, Hess Midstream New Ventures LLC (“Merger Sub”), a newly formed and wholly owned subsidiary of New HESM, and certain other parties propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which agreements the following transactions (the “Restructuring Transactions”) will occur: (i) Merger Sub will be merged with and into HESM, with HESM as the surviving entity; (ii) common units representing limited partner interests in HESM (the “HESM Common Units”) currently held by common unitholders of HESM unaffiliated with the Sponsors (the “Public Unitholders”) will convert into the right to receive Class A common shares representing limited partner interests in New HESM (the “New HESM Class A Shares”) that will, upon completion of the Restructuring Transactions, represent a 95.00% economic interest in New HESM (representing a 6.00% indirect economic interest in HESM) and a 6.00% voting interest in New HESM (such aggregate New HESM Class A Shares to be received by the Public Unitholders, the “Restructuring Consideration”); (iii) New HESM will receive HESM Common Units that will, upon completion of the Restructuring Transactions, represent a 6.32% economic and voting interest in HESM; (iv) the Sponsors, through Hess Infrastructure Partners GP LLC (“HIP GP LLC”), the general partner of Hess Infrastructure Partners LP (“HIP”), will contribute to New HESM (A) their non-economic general partner interests in HIP and (B) a portion of their limited partner interests in HESM in exchange for New HESM Class A Shares representing a 5.00% economic interest in New HESM (representing a 0.32% indirect economic interest in HESM) and 0.32% voting interest in New HESM; (v) the Sponsors will contribute their limited partner interests in HIP, which owns an 80.00% economic interest in the midstream operating subsidiaries of HESM and a 100.00% economic interest in Hess Water Services Holdings LLC (“Water Services”) and certain other subsidiaries, to HESM in exchange for 229,752,618 HESM Common Units and $549 million in cash (to be paid by HESM from new long-term debt of $900 million); (vi) the Sponsors, indirectly, will receive non-economic Class B shares representing limited partner interests in New HESM and 93.68% of the voting interest in New HESM (which, including the New HESM Class A Shares held indirectly by the Sponsors, represents 94.00% of the voting interest in New HESM); and (vii) (A) the Second Amended and Restated Agreement of Limited Partnership of HESM (as amended and restated in connection with the Restructuring Transactions, the “HESM Partnership Agreement”) and (B) the Agreement of Limited Partnership of New HESM (as amended and restated in connection with the Restructuring Transactions, the “New HESM Partnership Agreement” and, together with the Restructuring Agreement, Merger Agreement and

HESM Partnership Agreement, the “Transaction Agreements”) shall be amended and restated to reflect the Restructuring Transactions, including the elimination of the economic impact of the incentive distribution rights and the 2.00% general partner interest in HESM. The terms and conditions of the Restructuring Transactions are set forth in more detail in the Transaction Agreements.

The Conflicts Committee (the “Committee”) of the Board of Directors of the General Partner (the “Board of Directors”) has asked us whether, in our opinion, as of the date hereof, the Restructuring Consideration to be received by the Public Unitholders upon the consummation of the Restructuring Transactions, is fair, from a financial point of view, to the Public Unitholders.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed the Second Amended and Restated Agreement of Limited Partnership of HESM and drafts of the Restructuring Agreement, Merger Agreement, Amended and Restated Omnibus Agreement, HESM Partnership Agreement and New HESM Partnership Agreement (each dated October 2, 2019);

(ii)	reviewed certain presentations and restructuring proposals to the Committee from the Sponsors and certain counter proposals from the Committee;

(iii)

reviewed certain publicly available information relating to HESM that we deemed relevant, including HESM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q for the three months ended March 31, 2019 and June 30, 2019 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission;

(iv)	reviewed internal analysis and detailed transaction steps of the Restructuring Transactions prepared by management of the General Partner (“Management”) and the Sponsors;

(v)

reviewed HESM’s business plan with Management and the Sponsors, including a detailed review of (i) Hess Corporation’s (“Hess”) upstream position and development plans with respect to the Bakken Shale, (ii) HESM’s systems and operations, (iii) HESM’s commercial contract structure, and (iv) Water Services’ business and operations;

(vi)	reviewed certain non-public projected financial and tax data and related assumptions of HESM and New HESM as prepared and furnished to us by Management and the Sponsors;

(vii)

discussed past and current operations and operational projections of HESM and New HESM with Management and the Sponsors (including their views on the risks and uncertainties of achieving the projections set forth in the forecasts provided);

(viii)	conducted certain sensitivity analyses on Management’s financial projections and discussed such analyses with the Committee;

(ix)	conducted due diligence with Management and the Sponsors on the cost of service / rate redetermination model for contractual arrangements between HESM and Hess, as provided by the Sponsors;

(x)	reviewed a taxation model provided by Management and discussed the expected entity level tax impact of the Restructuring Transactions on New HESM with tax counsel to the Committee;

(xi)	discussed the strategic rationale for, and potential benefits of, the proposed Restructuring Transactions with the Committee;

(xii)	performed discounted cash flow analyses based on forecasts and other data provided by Management;

(xiii)

reviewed and analyzed publicly available historical and current financial information, debt trading data, unit and stock price data and broker research estimates with respect to certain public companies with operations and assets that we considered comparable to HESM and New HESM;

(xiv)	reviewed and analyzed trading liquidity metrics, trading performance, valuation metrics and investor base considerations across midstream entities with various corporate structures; and

(xv)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of Management and the Sponsors that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial and tax forecasts, projections and business plans provided to us of HESM, New HESM, Hess and Water Services, we have relied, with your consent, upon the assurances of Management and the Sponsors that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Management and the Sponsors as to the future performance of HESM and New HESM, under the assumptions reflected therein. We express no view as to financial and tax forecasts or any judgments, estimates or assumptions on which they are based.

We have relied, with your consent, upon the assessments of Management and the Sponsors as to (i) the potential impact on HESM and New HESM of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of HESM and New HESM of the proposed Restructuring Transactions, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of HESM and New HESM. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of HESM or Water Services and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Restructuring Agreement and Merger Agreement are true and correct, and that each party will perform all of the undertakings and agreements required to be performed by it under the Restructuring Agreement and Merger Agreement without any waiver or modification of any material terms or conditions contained therein. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases, including under the HESM Partnership Agreement and any agreement or contract to which HESM is a party will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Restructuring Transactions or materially reduce the benefits of the Restructuring Transactions to HESM. We have assumed that the business of each of HESM and the other parties to the Restructuring Transactions will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that HESM and the Committee have relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Restructuring Transactions.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Restructuring Consideration to be received by the Public Unitholders upon the consummation of the Restructuring Transactions, is fair, from a financial point of view, to the Public Unitholders. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Restructuring Transactions or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Restructuring Transactions and the undertakings of HESM, New HESM or the Sponsors. Our opinion does not address the relative merits of the Restructuring Transactions as compared to any other transaction or business strategy in which HESM might engage or the merits of the underlying decision by the Board of Directors to engage in the Restructuring Transactions and enter into the Transaction Agreements. We express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Restructuring or class of such persons, relative to the Restructuring Consideration or otherwise. Further, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to alternative transaction(s).

Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

In addition, we express no opinion as to the prices at which (i) the HESM Common Units will trade at any time following the announcement of the Restructuring Transactions or (ii) the New HESM Class A Shares will trade at any time following the consummation of the Restructuring Transactions. Our opinion should not be viewed as providing any assurance that the market value of the New HESM Class A Shares to be held by the unitholders of HESM after the consummation of the Restructuring Transactions will be in excess of the market value of the HESM Common Units owned by such unitholders at any time prior to announcement or consummation of the Restructuring Transactions.

We have acted exclusively as financial advisor to the Committee in connection with an evaluation of the Restructuring Transactions and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent (and payable) upon the public announcement of the Restructuring Transactions and the consummation of the Restructuring Transactions. HESM has agreed to reimburse certain of our expenses and the General Partner and HESM have agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to GIP and its affiliates, for which we have received compensation, including, having acted as financial advisor to Global Infrastructure Management, LLC in 2017 and 2018. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity of HESM and/or New HESM. Additionally, in the future, we may provide certain investment banking services to the Sponsors, the General Partner, HESM, New HESM and/or their affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Committee (in its capacity as such) in connection with its evaluation of the Restructuring Transactions, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Committee (including any equity holders, creditors, bondholders or other constituencies of the General Partner, HESM or HIP), and (iii) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever except with our prior written approval in each instance, or as required by applicable law, stock exchange requirement or compulsory legal process.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Restructuring Consideration to be received by the Public Unitholders upon the consummation of the Restructuring Transactions, is fair, from a financial point of view, to the Public Unitholders.

Very truly yours,

Intrepid Partners, LLC

/s/ Christopher F. Winchenbaugh
Christopher F. Winchenbaugh Chairman of the Fairness Opinion Committee of Intrepid Partners, LLC